Form 10KSB, Exhibit 13
period 1995-12-31
FIRST KEYSTONE CORP
filed 1996-03-29
CIK 737875

EXHIBIT 13



                         ANNUAL REPORT TO SHAREHOLDERS
                    FOR FISCAL YEAR ENDED DECEMBER 31, 1995

<LOGO>


                                                 1995
                                                ANNUAL
                                                REPORT




                                                FIRST
                                               KEYSTONE
                                             CORPORATION

The Corporation

First Keystone Corporation is a bank holding company incorporated under the Pennsylvania Business Corporation Laws. Its assets consists primarily of the assets of its wholly-owned subsidiary, The First National Bank of Berwick.

The First National Bank of Berwick serves an area of approximately 300 square miles in Columbia and Lower Luzerne Counties. The Bank engages in general banking business and also provides fiduciary services.





Corporation's Annual Report and
Form 10-KSB

A copy of the Corporation's Annual Report and Form 10-KSB, as filed with the Securities and Exchange Commission, will be furnished upon request. Address requests to:

J. Gerald Bazewicz, President
First Keystone Corporation
P. O. Box 287
Berwick, PA   18603-0287
Telephone:  (717) 752-3671





Annual Meeting

The Annual Meeting of shareholders will be held on April 16, 1996, at 9:00 a.m. The location will be at the Main Office of The First National Bank of Berwick, located at 111 West Front Street, Berwick, Pennsylvania.





Contents

 2      Financial Data

 3      President's Letter

 4      Consolidated Balance
        Sheets

 5      Consolidated Statements of
        Income

 6      Consolidated Statements of
        Stockholders' Equity

 7      Consolidated Statements of
        Cash Flows

 8      Notes to Consolidated
        Financial Statements

23      Report of Independent
        Certified Public
        Accountants

24      Management's Discussion
        and Analysis

38      Directors and Officers

40      Office Locations


SUMMARY OF SELECTED FINANCIAL DATA


(Amounts in thousands,
  except per share)         1995       1994       1993       1992       1991


Summary of Operations
Interest income          $ 16,637    $ 13,731   $ 13,734   $ 14,010  $ 13,729
Interest expense            8,271       6,353      6,519      7,438     8,115
    Net interest
   income                   8,366       7,378      7,215      6,572     5,614
Provision for loan
   losses                     372          31        518        711       360
Investment securities
   gains (losses)               5         180         70        100       136
Net income               $  3,486    $  3,115   $  3,101   $  2,324  $  1,935


Per Common Share
Net income               $   4.31    $   3.85   $   3.84   $   2.89  $   2.41
Cash dividends               1.18        1.10        .95        .85       .78


Balance Sheet Data
Assets                   $226,033    $206,864   $201,270   $187,795  $165,232
Investment securities      88,125      79,946     86,054     73,755    63,489
Net loans                 126,046     116,383    106,500    101,864    93,489
Deposits                  187,320     172,280    165,731    162,897   144,423
Stockholders' equity       25,399      20,788     18,577     16,210    14,417


Performance Ratios
Return on average
   assets                   1.58%       1.54%      1.58%      1.31%     1.25%
Return on average
   equity                  15.24%      15.34%     17.56%     14.68%    13.71%
Dividend payout ratio      27.36%      28.55%     24.79%     29.61%    32.49%
Average equity to
   average assets
   ratio                   10.36%      10.05%      9.02%      8.93%     9.18%


2  First Keystone Corporation

To Our Shareholders


   First Keystone Corporation, and its principal subsidiary, The First National Bank of Berwick, have completed another record year in 1995. In fact, 1995 represents the thirteenth consecutive year of record earnings for your company.

   Net income for 1995 was $3,486,193, or $4.31 per share, an increase of 11.9% over net income of $3,114,593, or $3.85 per share reported in 1994. Earnings were positively affected in 1995 by increased net interest income as a result of our improved net interest margin. Our return on average assets was 1.58% in 1995 and our return on average equity was 15.24%. This earnings performance level continues to compare very favorably with our peer financial institutions and ranks First Keystone among the most profitable in its peer group.

   Another area of financial strength is our equity capital. Total stockholders' equity increased to $25,399,461 as of year-end 1995. Average stockholders' equity to average assets increased to 10.36% in 1995 as compared to 10.05% in 1994. Our strong equity base provides an excellent foundation for future growth and continued improved shareholder value. During 1995 total assets and total deposits also reached new record levels. As of December 31, 1995, total assets were $226,033,263, an increase of 9.3% over 1994. Total deposits increased to $187,320,087 as of year-end 1995, an increase of 8.7% over 1994.

   Our strong earnings performance, sound balance sheet, and excellent capital position afforded an opportunity for our Board of Directors to increase the cash dividend paid per share to $1.18 in 1995 from $1.10 in 1994, an increase of 7.3%. In addition, in January 1996, a 10% stock dividend was declared payable in mid February 1996.

   Our increased net interest income in 1995 was made possible largely through our efforts to increase our outstanding loans. Total loans net of unearned interest increased to $127,957,535, an increase of 8.3% over 1994. Loan quality remains excellent with past-dues at manageable levels and non-accruals and restructured loans less than industry averages. We feel our reserve, or allowance for loan losses, which increased by $213,719 in 1995 to $2,015,236, or 1.57% of loans is sufficient against potential future problem loans. Additional details on our loan portfolio and other related financial information may be found in the Management's Discussion and Analysis section of this annual report.

   During 1995 we celebrated the first anniversary of our Mifflinville office. Results continue to be very encouraging as the office's customer base, asset level, and deposits increase. In 1995, we opened the first drive-up ATM in the Berwick market at the corner of Market Street and Second Street. This ATM has had very strong usage to date. Through our technology based products - check imaging and "TouchPhone", a telephone banking service we continue to provide our customers with some of the latest in state of the art banking services. Finally, in the fourth
quarter of 1995 we introduced Performance Plus   our guarantee of quality
service. In fact, for any bank error The First National Bank of Berwick will pay $10.00 for the inconvenience caused.

   Regretfully, since our last annual meeting, Arthur E. Arndt, Jr., our corporate secretary and a member of our Board of Directors since 1976, died. Mr. Arndt's support and guidance will be missed. We are happy to welcome John Arndt as a new member of our Board of Directors. His energy and dedication should prove invaluable.

   In 1996, the economy is expected to perform positively. The possibility of the economy stumbling into recession seems increasingly remote.
However, economic growth is expected to be quite slow in 1996. To date, interest rate reductions have done little to spur increased economic growth. Further interest rate reductions are likely as we move through 1996.

   Thank you to our Board of Directors for its guidance and our Officers and employees for their continued dedication to providing quality customer service. Finally, thanks to our customers and shareholders for their loyalty, continued support and confidence.




/s/ J. Gerald Bazewicz
J. Gerald Bazewicz, President

                                                     1995 Annual Report  3


FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 and 1994


                                                           1995      1994

ASSETS
Cash and due from banks                           $  4,656,866   $  4,811,770
Interest-bearing deposits in other banks             1,962,946        484,519
Investment securities available for sale
  carried at estimated fair value                   64,703,806     52,153,036
Investment securities held to maturity,
  estimated fair value 1995 $23,439,296;
  1994 $26,908,978                                  23,421,484     27,792,891
Mortgages held for resale                              103,900       -
Loans, net of unearned income                      127,957,535    118,184,120
Allowance for loan losses                               (2,015,236)                    (1,801,517)

    Net loans                                     $125,942,299   $116,382,603
Premises and equipment                               3,066,001      3,029,329
Other real estate owned                                -              235,000
Accrued interest receivable                          1,875,368      1,272,519
Other assets                                              300,593                         702,339

     TOTAL ASSETS                                 $   226,033,263            $        206,864,006



LIABILITIES

Deposits:
    Non-interest bearing                          $ 17,621,563   $ 16,682,464
    Interest bearing                                   169,698,524                    155,597,311

     Total Deposits                               $187,320,087   $172,279,775
Short-term borrowings                                4,358,601      5,484,614
Long-term borrowings                                 7,000,000      7,500,000
Accrued interest and other expenses                  1,180,110        781,727
Other liabilities                                         775,004                          29,819

     TOTAL LIABILITIES                            $   200,633,802            $        186,075,935



STOCKHOLDERS' EQUITY

Preferred stock, par value $10.00
    per share; authorized
    500,000 shares; no shares issued              $    -         $   -
Common stock, par value $2.00 per
    share; authorized 3,000,000 shares;
    issued 808,429 shares 1995 and 1994              1,616,858      1,616,858
Surplus                                              3,829,266      3,829,266
Retained earnings                                   17,888,934     15,356,687
Unrealized gain (loss) on investment
   securities available for sale,
   net of taxes                                         2,064,403                        (14,740)


     TOTAL STOCKHOLDERS' EQUITY                   $    25,399,461            $         20,788,071


     TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                      $   226,033,263            $        206,864,006



The accompanying notes are an integral part of these consolidated financial statements.


4  First Keystone Corporation


FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, and 1993



                                                 1995                  1994


INTEREST INCOME
Interest and fees on loans:
    Taxable                                   $10,569,702          $ 9,179,252
    Tax exempt                                    290,578              195,199
Interest and dividends on investment
   securities:
    Taxable interest                            3,887,673            2,894,880
    Tax exempt interest                         1,631,495            1,306,861
    Dividends                                     107,443               94,953
Interest on federal funds sold                      -                    -
Interest on deposits in banks                     149,793               60,176

      TOTAL INTEREST INCOME                   $16,636,684          $13,731,321

INTEREST EXPENSE
Interest on deposits                          $ 7,450,453          $ 5,736,505
Interest on short-term borrowings                 236,928              215,721
Interest on long-term borrowings                  583,469              400,907

      TOTAL INTEREST EXPENSE                  $ 8,270,850          $ 6,353,133

      NET INTEREST INCOME                     $ 8,365,834          $ 7,378,188
      PROVISION FOR LOAN LOSSES                   372,448               31,233

      NET INTEREST INCOME AFTER
         PROVISION
           FOR LOAN LOSSES                    $ 7,993,386          $ 7,346,955

NON-INTEREST INCOME
    Fiduciary activities income               $   349,809          $   294,831
    Service charges and fees                      572,535              472,922
    Other operating income                         41,825               43,755
    Investment securities gains
       - net                                        4,841              180,284

      TOTAL NON-INTEREST INCOME               $   969,010          $   991,792

NON-INTEREST EXPENSE
    Salaries and wages                        $ 1,659,468          $ 1,534,129
    Pensions and other employee
       benefits                                   603,182              587,775
    Occupancy expense, net                        292,731              273,746
    Furniture and equipment expense               456,013              401,378
    FDIC insurance                                199,953              377,154
    Other operating expense                     1,345,098            1,133,909

      TOTAL NON-INTEREST EXPENSE              $ 4,556,445          $ 4,308,091

Income before income taxes and
    cumulative effect of a
    change in accounting principle            $ 4,405,951          $ 4,030,656
Income tax expense                                919,758              916,063

Income before cumulative effect of
    a change in accounting principle          $ 3,486,193          $ 3,114,593
Cumulative effect of a change in
    accounting principle
    relating to income taxes                       -                           -

NET INCOME                                    $ 3,486,193          $ 3,114,593

PER SHARE DATA
    Income before cumulative
       effect of a change in
       accounting principle                   $      4.31          $      3.85
    Cumulative effect of a change in
       accounting principle                          -                    -

    Net income                                $      4.31          $      3.85

    Cash dividends                            $      1.18          $      1.10
    Weighted average shares outstanding           808,429              808,429

The accompanying notes are an integral part if these consolidated financial statements.



                                                 1993


INTEREST INCOME
Interest and fees on loans:
    Taxable                                   $ 8,766,286
    Tax exempt                                    187,494
Interest and dividends on investment
    securities:
    Taxable interest                            3,184,410
    Tax exempt interest                         1,419,401
    Dividends                                      85,980
Interest on federal funds sold                     16,358
Interest on deposits in banks                      74,030

      TOTAL INTEREST INCOME                   $13,733,959

INTEREST EXPENSE
Interest on deposits                          $ 6,123,214
Interest on short-term borrowings                 156,643
Interest on long-term borrowings                  238,714

      TOTAL INTEREST EXPENSE                  $ 6,518,571

      NET INTEREST INCOME                     $ 7,215,388
      PROVISION FOR LOAN LOSSES                   518,242

      NET INTEREST INCOME AFTER
         PROVISION
           FOR LOAN LOSSES                    $ 6,697,146

NON-INTEREST INCOME
    Fiduciary activities income               $   349,968
    Service charges and fees                      438,682
    Other operating income                         38,910
    Investment securities gains
       - net                                       69,906

      TOTAL NON-INTEREST INCOME               $   897,466

NON-INTEREST EXPENSE
    Salaries and wages                        $ 1,427,655
    Pensions and other employee
       benefits                                   567,557
    Occupancy expense, net                        253,946
    Furniture and equipment expense               371,386
    FDIC insurance                                373,532
    Other operating expense                     1,119,042

      TOTAL NON-INTEREST EXPENSE              $ 4,113,118

Income before income taxes and
    cumulative effect of a
    change in accounting principle            $ 3,481,494
Income tax expense                                697,750

Income before cumulative effect of
    a change in accounting principle          $ 2,783,744
Cumulative effect of a change in
    accounting principle
    relating to income taxes                      317,433

NET INCOME                                    $ 3,101,177

PER SHARE DATA
    Income before cumulative
       effect of a change in
       accounting principle                   $      3.45
    Cumulative effect of a change in
       accounting principle                           .39

    Net income                                $      3.84

    Cash dividends                            $       .95
    Weighted average shares outstanding           806,971

The accompanying notes are an integral part if these consolidated financial statements.

                                                      1995 Annual Report  5


FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, and 1993


                                       Common                       Retained
                                        Stock        Surplus        Earnings


BALANCE at DECEMBER 31, 1992        $1,470,000      $1,590,225    $13,169,221


Net Income                          $    -          $    -        $ 3,101,177
Cash dividends -
     $.95 per share                      -               -           (768,657)
10% stock dividend                     146,858       2,221,227     (2,368,085)
Dividends paid in lieu of
     fractional shares                   -               -             (2,290)
Treasury stock purchased -
     3,475 shares                        -               -              -
Sale of treasury stock -
     4,196 shares resulting
     in a gain of $17,814                -              17,814          -

BALANCE at DECEMBER 31, 1993        $1,616,858      $3,829,266    $13,131,366


Cumulative effect as of
     January 1, 1994, relating
     to change in accounting
     principle applicable to
     investment securities
     available for sale,
     net of taxes                   $    -          $    -        $     -
Net Income                               -               -        $ 3,114,593
Cash dividends -
     $1.10 per share                     -               -           (889,272)
Change in unrealized gain
     (loss) on investment
     securities available for
     sale, net of taxes                  -               -              -

BALANCE at DECEMBER 31, 1994        $1,616,858      $3,829,266    $15,356,687


Net Income                          $    -          $    -        $ 3,486,193
Cash Dividends -
     $1.18 per share                     -               -           (953,946)
Change in unrealized gain
     (loss) on investment
     securities available for
     sale, net of taxes                  -               -              -

BALANCE at DECEMBER 31, 1995        $1,616,858      $3,829,266    $17,888,934


The accompanying notes are an integral part of these consolidated financial statements.


                                                       Net
                                                   Unrealized
                                                   Gain (Loss)
                                                  On Investment
                                                   Securities
                                      Treasury      Available
                                        Stock       For Sale          Total


BALANCE at DECEMBER 31, 1992        $  (19,336)     $   -         $16,210,110


Net Income                          $    -          $   -         $ 3,101,177
Cash dividends -
     $.95 per share                      -              -            (768,657)
10% stock dividend                       -              -               -
Dividends paid in lieu of
     fractional shares                   -              -              (2,290)
Treasury stock purchased -
     3,475 shares                      (98,169)         -             (98,169)
Sale of treasury stock -
     4,196 shares resulting
     in a gain of $17,814              117,505          -             135,319

BALANCE at DECEMBER 31, 1993        $    -          $   -         $18,577,490


Cumulative effect as of
     January 1, 1994, relating
     to change in accounting
     principle applicable to
     investment securities
     available for sale,
     net of taxes                   $    -          $2,175,724    $ 2,175,724
Net Income                               -               -          3,114,593
Cash dividends -
     $1.10 per share                     -               -           (889,272)
Change in unrealized gain
     (loss) on investment
     securities available for
     sale, net of taxes                  -          (2,190,464)    (2,190,464)

BALANCE at DECEMBER 31, 1994        $    -          $  (14,740)   $20,788,071


Net Income                          $    -          $    -        $ 3,486,193
Cash Dividends -
     $1.18 per share                     -               -           (953,946)
Change in unrealized gain
     (loss) on investment
     securities available for
     sale, net of taxes                  -           2,079,143      2,079,143

BALANCE at DECEMBER 31, 1995        $    -          $2,064,403    $25,399,461



The accompanying notes are an integral part of these consolidated financial statements.


6  First Keystone Corporation


FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 and 1993


                                                   1995                1994


OPERATING ACTIVITIES
Net income                                    $  3,486,193       $  3,114,593
Adjustments to reconcile net income
    to net cash  provided by
    operating activities:
      Provision for loan losses                    372,448             31,233
      Depreciation                                 311,636            295,327
      Premium amortization on
         investment securities                     254,510            315,008
      Discount accretion on
         investment securities                    (141,052)           (43,119)
      Deferred income taxes (benefit)              (29,421)            88,542
      Cumulative effect of a change
         in accounting principle
         relating to income taxes                   -                  -
     Gain on sales of investment
         securities                                 (4,841)          (180,284)
     Gain on sale of premises and
         equipment                                  (2,342)            -
      (Gain) loss on sale of other
         real estate owned                          37,155             (3,730)
      (Increase) decrease in accrued
         interest receivable                      (602,849)            28,256
      (Increase) decrease in other
         assets - net                              100,671            (70,258)
      Increase (decrease) in accrued
         interest and other expenses               398,383            (43,889)
      Increase (decrease) in other
         liabilities - net                          (7,395)           (61,521)


      NET CASH PROVIDED BY OPERATING
         ACTIVITIES                           $  4,173,096       $  3,470,158

INVESTING ACTIVITIES
Purchases of investment securities
    available for sale                        $(36,711,805)      $(19,799,911)
Proceeds from sales of investment
    securities available for sale               22,461,737         19,505,870
Proceeds from maturities and
    redemptions
    of investment securities available
    for sale                                     6,424,757          5,757,254
Purchases of investment securities
    held to maturity                            (5,608,356)        (4,345,463)
Proceeds from sale of investment
    securities                                      -                  -
Proceeds from maturities and redemption
    of investment securities held to
    maturity                                     8,307,905          4,889,106
Net increase in loans                          (10,218,544)       (10,148,833)
Proceeds from sales of loans                       182,500             -
Proceeds from sale of premises and
    equipment                                        3,000             -
Purchases of premises and equipment               (348,965)          (591,525)
Proceeds from sale of other real
    estate owned                                   197,845              8,730

      NET CASH USED IN INVESTING
         ACTIVITIES                           $(15,309,926)      $ (4,724,772)

FINANCING ACTIVITIES
Net increase in deposits                      $ 15,040,312       $  6,549,062
Net increase (decrease) in short-term
    borrowings                                  (1,126,013)        (4,559,871)
Proceeds from long-term borrowings               1,000,000          3,500,000
Repayment of long-term borrowings               (1,500,000)        (2,000,000)
Proceeds from sale of treasury stock                -                  -
Acquisition of treasury stock                       -                  -
Cash dividends paid                               (953,946)          (889,272)

      NET CASH PROVIDED BY FINANCING
         ACTIVITIES                           $ 12,460,353       $  2,599,919
Increase (decrease) in cash and
    cash equivalents                          $  1,323,523       $  1,345,305
Cash and cash equivalents at beginning
    of year                                      5,296,289          3,950,984

      CASH AND CASH EQUIVALENTS AT
         END OF YEAR                          $  6,619,812       $  5,296,289


The accompany notes are an integral part of these consolidated financial statements.



                                                   1993


OPERATING ACTIVITIES
Net income                                    $  3,101,177
Adjustments to reconcile net income
    to net cash  provided by
    operating activities:
      Provision for loan losses                    518,242
      Depreciation                                 274,409
      Premium amortization on
         investment securities                     359,238
      Discount accretion on
         investment securities                     (44,406)
      Deferred income taxes (benefit)             (183,468)
      Cumulative effect of a change
         in accounting principle
         relating to income taxes                 (317,433)
      Gain on sales of investment
         securities                                (69,906)
      Gain on sale of premises and
         equipment                                  -
      (Gain) loss on sale of other
         real estate owned                         (19,244)
      (Increase) decrease in accrued
         interest receivable                        27,523
      (Increase) decrease in other
         assets - net                               13,463
      Increase (decrease) in accrued
         interest and other expenses               136,126
      Increase (decrease) in other
         liabilities - net                          56,822

      NET CASH PROVIDED BY OPERATING
         ACTIVITIES                           $  3,852,543

INVESTING ACTIVITIES
Purchases of investment securities
    available for sale                        $     -
Proceeds from sales of investment
    securities available for sale                   -
Proceeds from maturities and
    redemptions
    of investment securities available
    for sale                                        -
Purchases of investment securities
    held to maturity                           (36,224,417)
Proceeds from sale of investment
    securities                                   6,793,500
Proceeds from maturities and redemption
    of investment securities held to
    maturity                                    16,886,579
Net increase in loans                           (5,154,017)
Proceeds from sales of loans                        -
Proceeds from sale of premises and
    equipment                                       -
Purchases of premises and equipment               (290,269)
Proceeds from sale of other real
    estate owned                                   121,300

      NET CASH USED IN INVESTING
         ACTIVITIES                           $(17,867,324)

FINANCING ACTIVITIES
Net increase in deposits                      $  2,833,335
Net increase (decrease) in short-term
    borrowings                                   5,105,014
Proceeds from long-term borrowings               3,000,000
Repayment of long-term borrowings                   -
Proceeds from sale of treasury stock               135,319
Acquisition of treasury stock                      (98,169)
Cash dividends paid                               (770,947)

      NET CASH PROVIDED BY FINANCING
         ACTIVITIES                           $ 10,204,552
Increase (decrease) in cash and
    cash equivalents                          $ (3,810,229)
Cash and cash equivalents at beginning
    of year                                      7,761,213

      CASH AND CASH EQUIVALENTS AT
         END OF YEAR                          $  3,950,984


The accompanying notes are an integral part of these consolidated financial statements.


                                                      1995 Annual Report  7

FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements for Years Ended December 31, 1995, 1994, and 1993

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accounting and reporting policies of First Keystone Corporation and Subsidiaries (the "Corporation") conform to generally accepted accounting principles and to general practices within the banking industry. The more significant policies follow:

Principles of Consolidation
     The consolidated financial statements include the accounts of First Keystone Corporation and its wholly-owned subsidiaries, The First National Bank of Berwick and FKC Realty Corporation. All significant inter-company balances and transactions have been eliminated in consolidation.

Nature of Operations
     The Corporation provides full banking services, including trust services, through its subsidiary, The First National Bank of Berwick, to individuals and corporate customers. The Bank has six offices covering an area of approximately 300 square miles in Columbia and Lower Luzerne Counties. The Corporation and its banking subsidiary are subject to regulation of the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Philadelphia.

Use of Estimates
     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Investment Securities
     The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as required January 1, 1994. As a result of adopting Statement No. 115, the Corporation classified investment securities into two categories:
those to be held to maturity and those available for sale. In accordance with the Statement, prior period consolidated financial statements have not been restated to reflect the change in accounting principle. The cumulative effect, as of January 1, 1994, of adopting Statement No. 115 increased Stockholders' Equity in the amount of $2,175,724 (net of deferred income tax of $1,147,985) to reflect the net unrealized gain on investment securities classified as available for sale.
     The classification of investment securities into categories held to maturity or available for sale is initially determined at the date the security is purchased and is reevaluated at each balance sheet date. Debt securities are classified as held to maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities held to maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.
     Debt securities not classified as held to maturity and equity securities are included in the available for sale category and are carried at fair value. The amount of any unrealized gain or loss is reported as a separate component of Stockholders' Equity net of the effect of deferred income tax. Management's decision to sell available for sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.
     On November 15, 1995, the Financial Accounting Standards Board (FASB) published a special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." The report included a provision that allowed banks a one-time opportunity to reclassify (at fair value) held-to-maturity securities without calling into question their intent to hold other debt securities to maturity in the future. The reclassifications had to be made in conjunction with implementation of the supplemental guidance by December 31, 1995. The Corporation did not make any reclassifications as allowed under this special provision.
     The cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed security, over the estimated life of the security. Such amortization and accretion, as well as interest and dividends is included in interest from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.

Mortgages Held for Resale
     Mortgages held for resale are valued at the lower of cost or market.

8  First Keystone Corporation

Loans
     Loans are stated at their outstanding unpaid principal balances, net of any deferred fees or costs, unearned income and the allowance for loan losses. Interest on installment loans is recognized as income over the term of each loan, generally, by the "actuarial method". Interest on other loans is primarily recognized based upon the principal amount outstanding. Loan origination fees and certain direct loan origination costs have been deferred and the net amount amortized using the interest method over the contractual life of the related loans as an interest yield adjustment.

Non-Accrual Loans - Generally, a loan (including a loan impaired under Statement of Financial Accounting Standards No. 114) is classified as non-accrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Potential problem loans are identified by management as a part of its loan review process.
     Income recognition is in accordance with Statement of Financial Accounting Standards No. 118. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgement as to collectibility of principal.

Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
    As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No.114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under the new standards, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allows the continued use of existing methods for income recognition on impaired loans and amends disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans. The allowance for loan losses is maintained at a level estimated by management to be adequate to absorb potential loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Premises and Equipment
     Premises and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Maintenance and minor repairs are charged to operations as incurred. The cost and accumulated depreciation of the premises and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.

Other Real Estate Owned
     Other real estate owned is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with Statement No. 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Other real estate owned is recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Income and expenses from operations of other real estate owned and changes in the valuation allowance are included in loss on other real estate owned.

Advertising Costs
     Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $107,541, $114,124 and $100,742 for 1995, 1994, and
1993, respectively.

                                                      1995 Annual Report  9

Contributions (Charitable)
     The Corporation adopted Statement of Financial Accounting Standard No. 116 "Accounting for Contributions Received and Contributions Made." Under this Statement, the entire amount of contributions in the form of unconditional promises to pay (bona fide pledges) must be accrued and reflected as a contribution expense in the year of the pledge. The measurement of the accrual required is based on the present value of future cash flows using a current market discount rate. A prospective change is permitted, however, the Corporation has elected not to reflect the cumulative effect of the change due to implementing Statement No. 116 at January 1, 1995, since the amount at that date was not significant. Charitable Pledges Payable at December 31, 1995, calculated as required under Statement No. 116 are $13,100.

Income Taxes
     The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" as required on January 1, 1993. As permitted by Statement No. 109, prior year's consolidated financial statements have not been restated to reflect the change in accounting method. The cumulative effect as of January 1, 1993, of adopting Statement No. 109 increased consolidated net income by $317,433, or $.39 per share.
     Under this Statement deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax bases of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period. Further, the Statement requires that a valuation allowance be provided in an amount sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. Previously, deferred income taxes were accounted for using the deferred method.

Per Share Data
     Net income and cash dividends per share are based upon weighted average number of shares outstanding during each period. All data with respect to weighted average number of shares outstanding, net income and cash dividends was retroactively adjusted to reflect the stock dividends.

Cash Flow Information
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from other banks, interest bearing deposits in other banks, and federal funds sold. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis. Federal funds are also included as a cash equivalent since they are generally purchased and sold for one-day periods.
     Interest paid on deposits and other borrowings was $7,994,087, $6,287,219, and $6,547,994 in 1995, 1994, and 1993, respectively. Cash payments for income taxes were $902,567, $760,056, and $889,939 for 1995, 1994, and 1993, respectively. During 1994, the Corporation transferred $256,530 from loans to other real estate owned.

Derivative Financial Instruments
     The Corporation has no derivative financial instruments requiring disclosure under Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

Trust Assets and Income
     Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Fiduciary activities income is recognized on a cash basis and is not materially different than if it were reported on an accrual basis.


Note 2.  CHANGES IN ACCOUNTING STANDARDS
     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The Statement requires that long-lived assets and certain identifiable intangibles are classified into two categories for the purpose of accounting for an impairment of assets: those to be held and used and those to be disposed of. Assets to be held and used must be reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets. An impairment loss must be recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset so determined. The Corporation intends to adopt Statement No. 121, as required, in its fiscal year beginning January 1, 1996. Implementation of this Statement is not expected to have a material effect on the consolidated financial condition or results of operations of the Corporation.

10  First Keystone Corporation

Note 3. RESTRICTED CASH BALANCES
     Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all member depository institutions. The Bank subsidiary was required to have a reserve of $1,508,000 at December 31, 1995, which requirement was satisfied by vault cash on that date.
     The Bank subsidiary also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing and charge card processing. Balances maintained for this purpose were $373,721 at December 31, 1995.


Note 4.  INVESTMENT SECURITIES
     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available For Sale" or "Held to Maturity" were as follows at December 31, 1995, and 1994:


                                     Available For Sale Securities

                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized       Fair
                             Cost         Gains       Losses         Value

December 31, 1995:
U.S. Treasury
     Securities          $ 4,947,272   $  228,353   $   -       $ 5,175,625
Obligations of U.S.
     Government
     Corporations and
     Agencies:
     Mortgage-backed      16,266,958      121,160     136,491    16,251,627
     Other                 5,999,434      106,816       -         6,106,250
Obligations of state
     and political
     subdivisions         29,477,870    2,641,955      14,516    32,105,309
Corporate debt
     securities:
     Mortgage-backed       2,849,219        -          41,281     2,807,938
     Other                    92,033           93        -           92,126
Equity securities          1,918,523      246,408        -        2,164,931

Total                    $61,551,309   $3,344,785   $ 192,288   $64,703,806





                                      Held to Maturity Securities

                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized       Fair
                             Cost         Gains       Losses         Value

December 31, 1995:
Obligations of U.S.
   Government
   Corporations and
   Agencies,
   Mortgage-backed       $20,130,568   $   60,767   $ 124,139   $20,067,196
Obligations of state
   and political
   subdivisions            3,290,916       84,205       3,021     3,372,100

Total                    $23,421,484   $  144,972   $ 127,160   $23,439,296





                                     Available For Sale Securities

                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized       Fair
                             Cost         Gains       Losses         Value

December 31, 1994:
U.S. Treasury
   securities            $ 3,883,692   $   37,390   $   39,137  $ 3,881,945
Obligations of U.S.
   Government
   Corporations and
   Agencies,
   Mortgage-backed        28,136,404       11,482      957,773   27,190,113
Obligations of state
   and political
   subdivisions           14,088,634      882,642        -       14,971,276
Corporate debt
   securities:
   Mortgage-backed         4,084,961       11,644       67,788    4,028,817
   Other                     247,068       -             2,930      244,138
Equity securities          1,721,998      139,873       25,124    1,836,747

Total                    $52,162,757  $ 1,083,031   $1,092,752  $52,153,036


                                                     1995 Annual Report  11


                                      Held to Maturity Securities

                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized       Fair
                             Cost         Gains       Losses         Value


December 31, 1994:
U.S. Treasury
   securities            $ 1,700,877   $    -       $  13,627   $ 1,687,250
Obligations of U.S.
   Government
   Corporations and
   Agencies,
   Mortgage-backed        23,893,903        3,238     809,468    23,087,673
Obligations of state
   and political
   subdivisions            2,198,111       27,640      91,696     2,134,055

Total                    $27,792,891   $   30,878   $ 914,791   $26,908,978




     Securities available for sale with an aggregate fair value of $9,269,723 in 1995; $8,064,139 in 1994 and securities held to maturity with an aggregate unamortized cost of $20,129,586 in 1995; $19,439,083 in 1994 respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $17,378,996 in 1995 and $13,536,022 in 1994 as required by law.
     The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 1995. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                             December 31, 1995

                                              U.S. Government     Obligations
                                  U.S.           Agency &          of State
                                Treasury        Corporation       & Political
                               Securities       Obligations    Subdivisions <F1>

Available For Sale:
Within 1 Year                  $    -           $     -           $     -
1 - 5 Years:
   Amortized cost               3,915,520           965,466             -
   Estimated fair value         4,111,250           970,064             -
   Weighted average yield          7.0013            6.3271             -
5 - 10 Years:
   Amortized cost               1,031,752         5,658,383           486,160
   Estimated Fair value         1,064,375         5,742,821           551,910
   Weighted average yield          6.0487            7.5576           11.2412
After 10 Years:
   Amortized cost                   -            15,642,543        28,991,710
   Estimated fair value             -            15,644,992        31,553,399
   Weighted average yield           -                7.4013            9.2529

Total:
   Amortized cost              $4,947,272       $22,266,392       $29,477,870
   Estimated fair value        $5,175,625       $22,357,877       $32,105,309
   Weighted average yield         6.8026%           7.3944%           9.2857%




                                             December 31, 1995

                                    Other                          Marketable
                                    Debt             Other           Equity
                                 Securities     Securities <F2>  Securities <F2>

Available For Sale:
Within 1 Year                  $    -            $    -           $     -
1 - 5 Years:
   Amortized cost                  92,034             -                 -
   Estimated fair value            92,127             -                 -
   Weighted average yield          5.8085             -                 -
5 - 10 Years:
   Amortized cost                   -                 -                 -
   Estimated Fair value             -                 -                 -
   Weighted average yield           -                 -                 -
After 10 Years:
   Amortized cost               2,849,218         1,209,851           708,672
   Estimated fair value         2,807,937         1,209,850           955,081
   Weighted average yield          7.1461            6.7751            3.3124

Total:
   Amortized cost              $2,941,252        $1,209,851          $708,672
   Estimated fair value        $2,900,064        $1,209,850          $955,081
   Weighted average yield         7.1042%           6.7751%           3.3124%

_______________________

<F1>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F2>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.


12  First Keystone Corporation


                                             December 31, 1995

                                              U.S. Government     Obligations
                                  U.S.           Agency &          of State
                                Treasury        Corporation       & Political
                               Securities       Obligations    Subdivisions <F1>

Held To Maturity:
Within 1 Year                  $   -            $   -              $    -
1 - 5 Years:
   Amortized cost                  -                -                  97,405
   Estimated fair value            -                -                 102,961
   Weighted average yield          -                -                  9.8638
5 - 10 Years:
   Amortized cost                  -                -                 702,076
   Estimated Fair value            -                -                 701,785
   Weighted average yield          -                -                  6.9019
After 10 Years:
   Amortized cost                  -             20,130,568         2,491,435
   Estimated fair value            -             20,067,196         2,567,354
   Weighted average yield          -                 7.7913            8.3667

Total:
   Amortized cost              $   -            $20,130,568        $3,290,916
   Estimated fair value        $   -            $20,067,196        $3,372,100
   Weighted average yield          -                7.7913%           8.0985%




                                             December 31, 1995

                                    Other                          Marketable
                                    Debt             Other           Equity
                                 Securities     Securities <F2>  Securities <F2>

Held To Maturity:
Within 1 Year                  $   -             $   -             $   -
1 - 5 Years:
   Amortized cost                  -                 -                 -
   Estimated fair value            -                 -                 -
   Weighted average yield          -                 -                 -
5 - 10 Years:
   Amortized cost                  -                 -                 -
   Estimated Fair value            -                 -                 -
   Weighted average yield          -                 -                 -
After 10 Years:
   Amortized cost                  -                 -                 -
   Estimated fair value            -                 -                 -
   Weighted average yield          -                 -                 -

Total:
   Amortized cost              $   -             $   -             $   -
   Estimated fair value        $   -             $   -             $   -
   Weighted average yield      $   -             $   -             $   -

_______________________

<F1>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F2>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.



     There were no aggregate investments with a single issuer which exceeded ten percent of consolidated shareholders' equity at December 31, 1995. The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in debt and equity securities during 1995, 1994 and 1993 were $22,461,737, $19,505,870 and $6,793,500, respectively. Gross gains realized on these sales were $350,410, $332,506, and $97,864, respectively. Gross losses on these sales were $345,569, $152,222, and $27,958, respectively. Net unrealized gains (losses) on securities available for sale included as a separate component of consolidated stockholders' equity net of tax was $2,064,403 and ($14,740) in 1995 and 1994 respectively.


Note 5.  LOANS
     Major classifications of loans at December 31, 1995 and 1994 consisted of:


                                                     1995           1994

Commercial, Financial, and Agricultural          $ 19,437,137   $ 16,284,630
Tax exempt                                          3,602,088      3,754,344
Real estate mortgage                               87,180,772     82,515,832
Consumer                                           21,806,779     19,370,010


Gross loans                                      $132,026,776   $121,924,816
Less: Unearned discount                             3,752,652      3,368,307
      Unamortized loan fees net of costs              316,589        372,389

Loans, net of unearned income                    $127,957,535   $118,184,120




                                                    1995 Annual Report  13

     Changes in the allowance for loan losses for the years ended December 31, 1995, 1994, and 1993, were as follows:


                                       1995           1994            1993

Balance, January 1                  $1,801,517    $1,844,196       $1,365,697
Provision charged to
   operations                          372,448        31,233          518,242
Loans charged off                     (185,643)     (181,666)        (148,878)
Recoveries                              26,914       107,754          109,135

Balance, December 31                $2,015,236    $1,801,517       $1,844,196



     At December 31, 1995, the recorded investment in loans that are considered to be impaired under Statement No. 114 was $556,533, which were all non-accrual loans. The related allowance for loan losses for the impaired loans utilizing standards provided in Statement No. 114 is $242,319. No additional charge to operations is required since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance under Statement No. 114 as well as any other potential loan losses. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $601,061. For the year ended December 31, 1995, the Corporation recognized interest income on those impaired loans of $2,700 using the cash basis method of income recognition.
     At December 31, 1994, the Corporation had non-accrual loans of $619,732 that would be considered impaired under Statement No. 114. The Corporation recorded $3,555 of interest income on these loans in 1994.
     Interest income in the amount of $53,224 in 1995 and $61,108 in 1994 would have been recorded on non-accrual loans had they performed according to their contractual terms.
     At December 31, 1995, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


Note 6.  PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31, 1995 and 1994 follows:


                                                1995               1994

Land                                        $  840,288          $  835,421
Buildings and improvements                   2,386,788           2,351,528
Equipment                                    2,850,527           2,616,528

                                            $6,077,603          $5,803,477
Less:  Accumulated depreciation              3,011,602           2,774,148

Total                                       $3,066,001          $3,029,329



     Depreciation amounted to $311,636 for 1995, $295,327 for 1994, and $274,409 for 1993.


Note 7.  DEPOSITS
     Major classifications of deposits at December 31, 1995 and 1994 consisted of:


                                                                 1995      1994


Demand - non-interest bearing               $ 17,621,563     $ 16,682,464
Demand - interest bearing                     37,617,465       32,867,640
Savings                                       42,333,211       46,727,932
Time, $100,000 and over                       17,683,648       14,863,170
Other time                                    72,064,200       61,138,569

Total deposits                              $187,320,087     $172,279,775



14  First Keystone Corporation

     The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 1995:


                                           CERTIFICATES        OTHER TIME
                                            OF DEPOSIT          DEPOSITS

Three months or less                       $ 6,110,785          $855,000
Over three to six months                     4,776,630                 0
Over six to twelve months                    2,906,737                 0
Over twelve months                           3,034,496                 0

Total                                      $16,828,648          $855,000



     Interest expense related to time deposits of $100,000 or more was $1,156,943 in 1995, $589,750 in 1994, and $782,364 in 1993.


Note 8.  SHORT-TERM BORROWINGS
     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. Federal discount window borrowings generally cannot extend beyond 14 days and are normally overnight borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 1995, and 1994:


                                                      1995

                                                              Maximum
                                  Ending         Average     Month End  Average
                                  Balance        Balance      Balance    Rate

Federal funds purchased and
   securities sold under
   agreements to repurchase     $3,199,824    $3,994,116   $4,311,556    4.49%
Federal Reserve Bank
   discount window                   -             -            -          -
Federal Home Loan Bank           1,000,000       286,466    1,000,000    6.19%
U.S. Treasury tax and
   loan notes                      158,777       722,108    2,171,398    5.51%

Total                           $4,358,601    $5,002,690   $7,482,954    5.71%




                                                      1994

                                                              Maximum
                                  Ending         Average     Month End  Average
                                  Balance        Balance      Balance    Rate

Federal funds purchased and
     securities sold under
     agreements to repurchase     $4,825,928    $4,288,450   $ 9,315,073    3.32%
Federal Reserve Bank
     discount window                   -             1,233         -        4.66%
Federal Home Loan Bank                 -         1,344,000     7,530,000    3.74%
U.S. Treasury tax and
     loan notes                      658,686       596,389     1,215,773    3.81%

Total                             $5,484,614    $6,230,072   $18,060,846    3.75%




Note 9.  LONG-TERM BORROWINGS
     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Bank subsidiary which consist principally of first mortgage loans.
     A schedule of long-term borrowings by maturity as of December 31, 1995, and 1994 follows:


       Maturity      Interest Rate      1995             1994

      02/14/1995        5.60%            -               500,000
      07/11/1995        5.94%            -             1,000,000
      08/08/1996        7.40%        1,000,000             -
      10/27/1996        7.36%        1,000,000         1,000,000
      05/18/1997        6.90%        2,000,000         2,000,000
      10/27/1997        7.65%        1,000,000         1,000,000
      11/01/1998        5.56%        1,000,000         1,000,000
      05/18/2002        7.77%        1,000,000         1,000,000

                                    $7,000,000        $7,500,000



                                                    1995 Annual Report  15

Note 10.  INCOME TAXES
     The current and deferred components of the income tax provision (benefit) consisted of the following:


                                      1995          1994           1993

Federal
  Current                          $947,026       $815,005      $880,197
  Deferred (benefit)                (28,711)        88,584      (183,506)

                                   $918,315       $903,589      $696,691

State
  Current (benefit)                $  2,153       $ 12,516      $  1,021
  Deferred (benefit)                   (710)           (42)           38

                                   $  1,443       $ 12,474      $  1,059

Total provision for income taxes   $919,758       $916,063      $697,750



     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:


                                         1995                     1994

                                   Amount       Rate        Amount       Rate

Provision at statutory rate      $1,498,023     34.0%     $1,370,423     34.0%
Tax exempt income                  (653,505)   (14.8)       (510,700)   (12.7)
Dividend received exclusion          (6,433)     (.2)         (6,085)     (.2)
Non-deductible expenses              83,110      1.9          54,552      1.4
Other, net                           (2,880)     (.1)         (4,601)     (.1)

Applicable federal income
   tax and rate                  $  918,315     20.8%     $  903,589     22.4%


                                         1993

                                   Amount       Rate


Provision at statutory rate      $1,183,708     34.0%
Tax exempt income                  (546,344)   (15.7)
Dividend received exclusion          (4,104)     (.1)
Non-deductible expenses              61,222      1.8
Other, net                            2,209      -

Applicable federal income
     tax and rate                $  696,691     20.0%




     Income taxes attributable to realized security gains were $1,646 in 1995, $61,297 in 1994, and $23,768 in 1993.
     Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 as more fully explained in Note 1 to Consolidated Financial Statements, which required the Corporation to change its method of accounting for income taxes. Statement No. 109 was adopted on a prospective basis and amounts presented for prior years were not required to be reflected or restated. Application of Statement No. 109 resulted in a cumulative tax benefit of $317,433 recorded as of January 1, 1993.
     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset included in other assets in these consolidated financial statements. The components of the net deferred tax assets at December 31, 1995, 1994, and 1993 are as follows:


                                           1995           1994         1993

Deferred Tax Assets:
    Loan loss Reserve                 $   538,276     $ 465,612    $ 480,123
    Loan origination fees and
       costs                                -             9,059      147,690
    Non-accrual loan interest               -             -           14,645
    Contributions                           4,454         -             -

       Total                          $   542,730     $ 474,671    $ 642,458

Deferred Tax Liabilities:
     Loan origination fees and
       costs                          $   (30,176)    $    -       $    -
     Accretion                            (11,622)       (3,358)      (2,020)
     Unrealized investment
       securities gains (loss
       in 1994) <F1>                   (1,088,095)       (5,018)        -
     Depreciation                        (165,418)     (165,220)    (163,943)

       Total                          $(1,295,311)    $(173,596)   $(165,963)

     Net Deferred Tax Asset
       (Liability)                    $  (752,581)    $ 301,075    $ 476,495

____________________________

<F1>
The net deferred tax liability on unrealized investment securities losses for 1994 results from deferred federal and state tax on parent company unrealized securities gains being greater than deferred federal tax on Bank unrealized losses.


     It is anticipated that all tax assets are to be realized, accordingly no valuation allowance has been provided.

16 First Keystone Corporation

Note 11.  EMPLOYEE BENEFIT PLANS
     The Corporation maintains a 401K Profit Sharing Plan. The Plan agreement provides that the Corporation will match employee deferrals to the Plan not to exceed 3% of their respective eligible compensations. Additionally, the Corporation may make a discretionary contribution annually to the Plan, which when combined with the employee's deferral and Corporation's matching contributions, cannot exceed 15% of total eligible compensation.
     Contributions reflected as expense in the accompanying consolidated financial statements under the current plan are as follows:


                                           1995        1994         1993

Matching Contribution                    $ 46,306   $ 41,564     $ 38,050
Discretionary Contribution                195,291    169,347      158,156

     Total Expense                       $241,597   $210,911     $196,206




Note 12.  LEASE COMMITMENTS
     At December 31, 1995, the Corporation was leasing two branch bank buildings. The lease agreement on the Nescopeck branch bank office was renewed June 1, 1995, for a five-year period and provides, among other items, renewal options and the payment of other expenses in addition to a base annual rental of $9,600. The lease agreement on the Scott Township branch bank office, dated May 31, 1988, is an eight-year lease requiring an annual rental of $21,800 for each of the first three years and an annual rental of $25,800 for each of the remaining five years increased annually for inflation. The lease provides for a renewal option and the payment of other normal operating expenses.
     On November 15, 1995, the Corporation renewed their Scott Township lease for an additional five-year period. Total rent expense on the two branch bank buildings for the years ended December 31, 1995, 1994 and 1993 was $45,997, $34,347 and $31,793, respectively.


     Minimum future non-cancelable rental payments for the branch buildings as of December 31, 1995, for each of the next five years are:


               1996                        $ 41,745
               1997                          43,378
               1998                          44,837
               1999                          45,824
               2000                          40,540
               Thereafter                    15,195

               Total                       $231,519




Note 13.  LEGAL MATTERS
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the consolidated financial statements. Management does not believe the outcome of these actions and proceedings will have a material adverse effect on the consolidated financial position of the Corporation.


Note 14.  RELATED PARTY TRANSACTIONS
     Certain directors and executive officers of First Keystone Corporation and its subsidiaries and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 1995 and 1994. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.
     A summary of the activity on the related party loans, comprised of 7 directors and 3 executive officers, consists of the following for the years ended December 31, 1995, 1994, and 1993:


                                     1995           1994            1993

Balance at January 1              $3,410,457     $2,813,715      $2,266,352
New loan advances                  1,513,122      1,593,607       1,942,870
Repayments                        (1,833,549)      (996,865)     (1,395,507)

Balance at December 31            $3,090,030     $3,410,457      $2,813,715



                                                    1995 Annual Report  17

Note 15.  REGULATORY MATTERS
     Dividends are paid by the Corporation to stockholders from its assets which are mainly provided by the Bank.
     National banking laws place certain restrictions on the amount of dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 1996, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $4,646,920 plus additional amounts equal to the net income earned in 1996 for the period January 1, 1996, through the date of declaration, less any dividends which may have already been paid in 1996.
     Federal regulations provide standards which require that U.S. banking organizations meet certain minimum capital ratios as a measure of capital adequacy. In general, the standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a "risk-adjusted" basis, certain off-balance sheet activities such as loan commitments and letters of credit.
     The Federal Standards provide specific guidelines which classify Capital into two Tiers, referred to as Tier 1 and Tier 2. Under these guidelines the Bank's Tier 1 Capital consists of common stockholders' equity and Tier 2 Capital consists of Tier 1 Capital plus the lesser of the allowance for loan losses, or 1.25% of gross risk-weighted assets. Total qualifying Capital consist of the total of Tier 1 Capital plus Tier 2 Capital with Tier 2 Capital being limited to 100% of Tier 1 Capital. At December 31, 1995, the Corporation exceeded all minimum Capital requirements as reflected in the following table:


                                              Calculated        Minimum
                                                Ratios         Standard
Ratios

Risk Based Ratios:
Tier 1 Capital to Risk-Weighted Assets          17.40%          4.00%
Total Qualifying Capital to Risk-Weighted
    Assets                                      18.65%          8.00%



Note 16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
     The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.
The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1995, and 1994 were as follows:


                                                  1995            1994

Financial instruments whose contract
   amount represent credit risk:
  Commitments to extend credit                $10,036,866     $ 8,594,652
  Standby letters of credit                   $ 1,824,649     $ 3,176,364


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary. However, at December 31, 1995, all standby letters of credit are generally unsecured.

18 First Keystone Corporation

     The Corporation grants commercial, agribusiness and residential loans to customers within the state. It is management's opinion that the loan portfolio was balanced and diversified at December 31, 1995, to the extent necessary to avoid any significant concentration of credit risk.


Note 17.  STOCKHOLDERS' EQUITY
     On December 14, 1993, the Board of Directors declared a 10% stock dividend paid December 31, 1993, to stockholders of record December 14, 1993. The stock dividend was valued based on the market price of the Corporation on December 14, 1993. All data with respect to shares, net income and cash dividends per share, and weighted average number of shares outstanding was retroactively adjusted to reflect the stock dividends.
     On January 4, 1996, the Board of Directors declared a 10% Stock Dividend paid February 16, 1996, to Shareholders of Record January 4, 1996. The stock dividend was valued based on the market price of $37.00 per share on January 4, 1996. A total of 80,718 shares were issued as a result of this stock dividend with a total value of $2,991,188, including cash in lieu of fractional shares.


Note 18.  LIQUIDATION OF SUBSIDIARY
     On December 29, 1995, FKC Realty, Inc., a wholly owned realty subsidiary of the Corporation, was liquidated. Transfer of assets in liquidation were at book value to the Corporation and bank subsidiary. No gain or loss is recognized in these consolidated financial statements.


Note 19.  FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards Board Statement No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     Cash and Other Short-Term Instruments
     Cash and due from banks, interest bearing deposits with other banks and Federal Funds sold have carrying values which are a reasonable estimate of fair value. Accordingly, fair values regarding these instruments are provided by reference to carrying values reflected on the Consolidated Balance Sheet.

     Investment Securities
     The fair value of investment securities which include mortgage backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, thus fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

     Loans
     Fair values are estimated for categories of loans with similar financial characteristics. Loans were segregated by type such as commercial, tax exempt, real estate mortgages and consumer. For estimation purposes each loan category was further segmented into fixed and adjustable rate interest terms and also into performing and non-performing classifications.
     The fair value of each category of performing loans is calculated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                                                    1995 Annual Report  19

     Fair value for non-performing loans is based on managements' estimate of future cash flows discounted using a rate commensurate with the risk associated with the estimated future cash flows. The assumptions used by management are judgmentally determined using specific borrower information.

     Deposits
     Under Statement No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money Market Accounts is equal to the amount payable on demand at December 31, 1995, and 1994.
     Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Short-Term Borrowings
     The carrying amounts of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

     Long-Term Borrowings
     The fair values of long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments.

     Commitments to Extend Credit and Stand-By Letters of Credit
     Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.
     At December 31, 1995 and 1994, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:

                                                             1995

                                                Carrying         Estimated
                                                 Amount         Fair Value


    FINANCIAL ASSETS:
     Cash and short-term investments        $  6,619,812      $  6,619,812
     Investment securities                    88,125,290        88,143,102
     Loans:
       Commercial, Financial and
          Agricultural                      $ 19,788,350      $ 19,736,649
       Tax exempt                              3,602,088         3,701,060
       Real estate mortgage                   87,285,848        89,045,448
       Consumer                               21,454,389        21,453,257

       Gross loans                          $132,130,675      $133,936,414
       Less:  Unearned discount                3,752,652           -
              Unamortized loan fees
                net of costs                     316,589           -

       Loans net of unearned income         $128,061,434      $133,936,414
       Less allowance for losses               2,015,235           -

                Net Loans                   $126,046,199      $133,936,414


    FINANCIAL LIABILITIES:
     Deposits:
       Demand - non-interest bearing        $ 17,621,563      $ 17,621,563
       Demand - interest bearing              37,617,465        37,617,465
       Savings                                42,333,211        42,333,211
       Time - $100,000 and over               17,683,648        17,878,115
       Other time                             72,064,200        72,855,962

         Total Deposits                     $187,320,087      $188,306,316


     Short-term borrowings                  $  4,358,601      $  4,358,601
     Long-term borrowings                      7,000,000         7,219,928

    OFF-BALANCE SHEET ASSETS
       (LIABILITIES):
     Commitments to extend credit            $10,036,866
     Standby letters of credit                 1,824,649


                                                             1994

                                               Carrying          Estimated
                                                Amount          Fair Value


    FINANCIAL ASSETS:
     Cash and short-term investments        $  5,296,289      $  5,296,289
     Investment securities                    79,945,927        79,062,014
     Loans:
       Commercial, Financial and
         Agricultural                       $ 16,284,630      $ 16,358,696
       Tax exempt                              3,754,344         3,891,234
       Real estate mortgage                   82,515,832        82,413,099
       Consumer                               19,370,010        19,660,198

       Gross loans                          $121,924,816      $122,323,227
       Less:  Unearned discount                3,368,307           -
              Unamortized loan fees
                net of costs                     372,389           -

       Loans net of unearned income         $118,184,120      $122,323,227
       Less allowance for losses               1,801,517           -

              Net Loans                     $116,382,603      $122,323,227


    FINANCIAL LIABILITIES:
     Deposits:
       Demand - non-interest bearing        $ 16,682,464      $ 16,682,464
       Demand - interest bearing              32,867,640        32,867,640
       Savings                                46,727,932        46,727,932
       Time - $100,000 and over               14,863,170        14,701,949
       Other time                             61,138,569        59,754,550

          Total Deposits                    $172,279,775      $170,734,535


     Short-term borrowings                  $  5,484,614      $  5,484,614
     Long-term borrowings                      7,500,000         7,261,496

    OFF-BALANCE SHEET ASSETS
       (LIABILITIES):
     Commitments to extend credit                             $  8,594,652
     Standby letters of credit                                   3,176,364


20 First Keystone Corporation

Note 20.  PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information for First Keystone Corporation (parent company only) was as follows:


BALANCE SHEETS                                           December 31

                                                   1995            1994

ASSETS
  Cash in subsidiary bank                      $   445,312     $   598,522
  Investment in subsidiaries at equity:
    Subsidiary bank                             24,060,533      19,560,128
    Other subsidiary                                -               10,116
  Investment in other equity securities            955,082         691,847
  Receivables from subsidiaries                     54,681           1,356
  Prepayments and other assets                      82,394          82,149

    TOTAL ASSETS                               $25,598,002     $20,944,118

LIABILITIES
  Payable to subsidiaries                      $     -         $    56,093
  Accrued expenses and other liabilities           198,541          99,954

    TOTAL LIABILITIES                          $   198,541     $   156,047

STOCKHOLDERS' EQUITY
  Preferred stock                              $    -          $    -
  Common stock                                   1,616,858       1,616,858
  Surplus                                        3,829,266       3,829,266
  Retained earnings                             17,888,934      15,356,687
  Unrealized gain (loss) on investment
     securities available for sale               2,064,403
(14,740)

    TOTAL STOCKHOLDERS' EQUITY                 $25,399,461     $20,788,071

    TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                                  $25,598,002     $20,944,118






INCOME STATEMENTS                             Year Ended December 31

                                               1995               1994

INCOME
Dividends from bank subsidiary              $  953,945         $ 889,272
Dividends - other                               26,553            25,370
Securities gains                                21,760            99,616
Interest                                        15,372            15,473

 TOTAL INCOME                               $1,017,630        $1,029,731
Operating Expenses                              27,102            22,840

Income Before Taxes and Equity in
 Undistributed Net Income of
    Subsidiaries                            $  990,528        $1,006,891
Income tax expense                               7,305            41,855

Income Before Equity in Undistributed
 Net Income of Subsidiaries                 $  983,223        $  965,036
Equity in undistributed income of
    subsidiaries                             2,502,970         2,149,557


 NET INCOME                                 $3,486,193        $3,114,593




INCOME STATEMENTS                             Year Ended December 31

                                               1993

INCOME
Dividends from bank subsidiary              $  791,576
Dividends - other                               17,085
Securities gains                               -
Interest                                        20,056

 TOTAL INCOME                               $  828,717
Operating Expenses                              21,320

Income Before Taxes and Equity in
 Undistributed Net Income of
    Subsidiaries                            $  807,397
Income tax expense                               1,625

Income Before Equity in Undistributed
 Net Income of Subsidiaries                 $  805,772
Equity in undistributed income of
    subsidiaries                             2,295,405


 NET INCOME                                 $3,101,177



                                                    1995 Annual Report  21


STATEMENTS OF CASH FLOWS                      Year Ended December 31

                                                1995             1994

OPERATING ACTIVITIES
Net income                                   $3,486,193       $3,114,593
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Securities gains                              (21,760)         (99,616)
  Equity in undistributed net income
    of subsidiaries                          (2,502,970)      (2,149,557)
  (Increase) decrease in receivables
    from subsidiaries                           (53,325)             (22)
  (Increase) decrease in prepaid
    expenses and other assets                      (245)         (65,556)
  Increase (decrease) in advances
    payable to subsidiaries                     (56,093)          42,804
  Increase (decrease) in accrued
    expenses                                     45,900           52,616

  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                               $  897,700       $  895,262


INVESTING ACTIVITIES
Purchase of equity securities                $ (166,253)      $ (254,565)
Sale of equity securities                        56,438          272,442
Dissolution of non-bank subsidiary               12,851            -

 NET CASH PROVIDED (USED) IN
   INVESTING ACTIVITIES                      $  (96,964)      $   17,877


FINANCING ACTIVITIES
Proceeds from sale of treasury stock         $    -           $    -
Acquisition of treasury stock                     -                -
Cash dividends paid                            (953,946)        (768,657)
Dividends paid in lieu of
 fractional shares                                -                -

 NET CASH PROVIDED (USED) BY
   FINANCING ACTIVITIES                      $ (953,946)      $ (889,272)


 INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                          $ (153,210)      $   23,867
 CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                            598,522          574,655

 CASH AND CASH EQUIVALENTS AT END
   OF YEAR                                   $  445,312       $  598,522




STATEMENTS OF CASH FLOWS                      Year Ended December 31

                                                1993

OPERATING ACTIVITIES
Net income                                   $3,101,177
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Securities gains                                -
  Equity in undistributed net income
    of subsidiaries                          (2,295,405)
  (Increase) decrease in receivables
    from subsidiaries                              (425)
  (Increase) decrease in prepaid
    expenses and other assets                    (9,333)
  Increase (decrease) in advances
    payable to subsidiaries                      (7,229)
  Increase (decrease) in accrued
    expenses                                     (1,124)

  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                               $  787,661


INVESTING ACTIVITIES
Purchase of equity securities                $ (102,000)
Sale of equity securities                         -
Dissolution of non-bank subsidiary                -

 NET CASH PROVIDED (USED) IN
   INVESTING ACTIVITIES                      $ (102,000)


FINANCING ACTIVITIES
Proceeds from sale of treasury stock         $  135,319
Acquisition of treasury stock                   (98,169)
Cash dividends paid                            (768,657)
Dividends paid in lieu of
 fractional shares                               (2,290)

 NET CASH PROVIDED (USED) BY
   FINANCING ACTIVITIES                      $ (733,797)


 INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                          $  (48,136)
 CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                            622,791

 CASH AND CASH EQUIVALENTS AT END
   OF YEAR                                   $  574,655



22  First Keystone Corporation

Report of Independent Certified Public Accountants


Board of Directors and Stockholders of First Keystone Corporation:

     We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the Consolidated Financial Statements, the Corporation changed its method of accounting for impaired loans and contributions in 1995, investments in debt and equity securities in 1994 and income taxes in 1993.





                              /s/ J. H. Williams & Co., LLP
                              J. H. Williams & Co., LLP





Kingston, Pennsylvania
January 9, 1996

                                                    1995 Annual Report  23

                      Management's Discussion and Analysis


MANAGEMENT'S STATEMENT OF RESPONSIBILITY


To Our Stockholders:

    The management of First Keystone Corporation is responsible for the fairness and integrity of the consolidated financial statements as presented in this annual report. Therefore, all financial statements were prepared to conform with generally accepted accounting principles and in accordance with guidelines established by the accounting profession, Securities and Exchange Commission, and regulatory authorities of bank holding companies.

    Management has designed internal accounting systems and controls to provide reasonable assurance that financial data is presented fairly. The monitoring of these systems is accomplished by an internal auditing program directed by our outside independent auditors, J. H. Williams & Co., LLP. Additionally, the Audit Committee of the Board of Directors, which is composed of outside directors and senior management meets periodically with the auditors.

    In addition, the Corporation and its subsidiaries are examined periodically by various regulatory authorities. Management reviews all reports from internal and external sources and takes appropriate action.




                         /s/ J. Gerald Bazewicz
                         J. Gerald Bazewicz, President & CEO


                         /s/ David R. Saracino
                         David R. Saracino, Treasurer & Assistant Secretary





Berwick, Pennsylvania
March 5, 1996

24  First Keystone Corporation

Management's Discussion and Analysis




                  Management's Discussion and Analysis of the
                 Results of Operations and Financial Condition



PURPOSE
    The purpose of the Management Discussion and Analysis of First Keystone Corporation, a bank holding company (the Corporation), and its wholly owned subsidiary, The First National Bank of Berwick (the Bank), is to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data contained herein.

RESULTS OF OPERATIONS
    First Keystone Corporation realized record earnings in 1995 with reported net income of $3,486,193. The net income for 1995 marked the 13th consecutive year that earnings and earnings per share have increased. Earnings per share for 1995 were $4.31 as compared to $3.85 and $3.84 in 1994 and 1993, respectively. Included in 1993 results was a $317,433, or $.39 per share non-recurring Federal income tax benefit due to the adoption of Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". The Corporation's return on average assets improved to 1.58% in 1995 from 1.54% in 1994 and 1.42% before the extraordinary item in 1993. Likewise, the Corporation's return on average equity remained strong at 15.24% in 1995 from 15.34% in 1994 and 15.76% (before the extraordinary item) in 1993. After recording the extraordinary item in 1993, return on average assets was 1.58% and return on average equity was 17.56%.
    Average earning assets increased $18,141,634, or 9.3% during 1995, while average interest bearing liabilities grew $13,960,264, or 8.4%. The average yield on earning assets and interest paying liabilities increased in 1995 after declining in each of the preceding two years. The Corporation's net interest income on a fully taxable equivalent basis increased $1,204,017, or 14.8% in 1995.

NET INTEREST INCOME
    The major source of operating income for the Corporation is net interest income, defined as interest income less interest expense. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earnings assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits. Table 1 indicates the amount of net interest income in each of the past-three years and the increase or decrease in each of the components. With a higher interest rate environment prevalent in 1995 over 1994, interest income and interest expense both increased after declining in 1994. With interest income increasing more than interest expense, net interest income on a fully tax equivalent basis increased $1,204,000, or 14.8% in 1995 after increasing $109,000, or 1.4% in 1994.



Table 1 - Net Interest Income


(Amounts in thousands)                                     1995/1994
                                                      Increase/(Decrease)

                                           1995     Amount     %       1994

Interest Income                          $16,637    $2,906   21.2    $13,731
Interest Expense                           8,271     1,918   30.2      6,353

Net Interest Income                        8,366       988   13.4      7,378
Tax Equivalent Adjustment                    990       216   27.9        774

Net Interest Income (fully
    tax equivalent)                      $ 9,356    $1,204   14.8    $ 8,152



(Amounts in thousands)                                     1994/1993

                                                      Increase/(Decrease)
                                           1994     Amount     %       1993

Interest Income                          $13,731    $ (3)    (0.0)   $13,734
Interest Expense                           6,353    (166)    (2.5)     6,519

Net Interest Income                        7,378     163      2.3      7,215
Tax Equivalent Adjustment                    774     (54)    (6.5)       828

Net Interest Income (fully
    tax equivalent)                      $ 8,152    $109      1.4    $ 8,043




    Table 2 on the following page illustrates why the increase in net interest income during 1995 was substantially higher than 1994. The yield on earning assets was 8.27% in 1995, 7.44% in 1994, and 7.71% in 1993. The yield on earning assets increased 83 basis points in 1995 after falling 27 basis points in 1994. At the same time, the rate on interest bearing liabilities increased to 4.60% after dropping to 3.83% in 1994 from 3.99% in 1993. Therefore, the rate on interest bearing liabilities increased 77 basis points in 1995 after dropping 16 basis points in 1994. This had the effect of increasing our net interest margin to 4.39% in 1995 from 4.18% in 1994 and 4.26% in 1993. The continued maintenance of an adequate net interest margin is a primary concern being addressed by management on an ongoing basis.

                                                    1995 Annual Report  25

Management's Discussion and Analysis



Table 2   Distribution of Assets, Liabilities and Stockholders' Equity

                                                        1995

                                     Avg. Balance         Revenue/     Yield/
                                                           Expense      Rate

Interest Earning Assets
Loans:
Commercial <F1>                      $ 20,081,671      $ 1,810,582      9.02%
Real Estate <F1>                       84,960,257        7,367,400      8.67%
Installment Loans,
  Net<F1><F2>                          17,105,408        1,880,933     11.00%
Fees on Loans                                   0          (48,943)        0%

    Total Loans
      (Including Fees) <F3>          $122,147,336      $11,009,972      9.01%

Investment Securities:
Taxable                              $ 62,270,253      $ 3,995,116      6.42%
Tax Exempt1                            26,120,515        2,471,962      9.46%

    Total Investment Securities      $ 88,390,768      $ 6,467,078      7.32%

Other Short-Term Investments:
Interest Bearing Deposits
  in Banks                           $  2,559,912      $   149,793      5.85%
Federal Funds Sold                              0                0         0%

    Total Other Short-Term
      Investments                       2,559,912          149,793      5.85%

    Total Interest-Earning
      Assets                         $213,098,016      $17,626,843      8.27%

Non-Interest Earning Assets:
Cash and Due From Banks              $  4,138,600
Allowance for Loan Losses              (1,823,528)
Premises and Equipment                  3,034,903
Other Real Estate Owned                    71,370
Other Assets                            2,328,407

    Total Non-Interest Earning
      Assets                            7,749,752

    Total Assets                     $220,847,768

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                      $ 79,045,538      $ 2,502,194      3.17%
Time Deposits                          87,133,168        4,948,259      5.68%
Short-Term Borrowings                   1,008,574           57,590      5.71%
Long-Term Borrowings                    8,478,003          583,469      6.88%
Securities Sold U/A to
  Repurchase                            3,994,576          179,338      4.49%

    Total Interest-Bearing
      Liabilities                    $179,659,859      $ 8,270,850      4.60%

Non-Interest Bearing
  Liabilities:
Demand Deposits                      $ 16,910,070
Other Liabilities                       1,408,712
Stockholders' Equity                   22,869,127

    Total Liabilities/
      Stockholders' Equity           $220,847,768

    Net Interest Income                                $ 9,355,993

Margin Analysis:
Interest Income/Earning Assets                                          8.27%
Interest Expense/Earning
  Assets                                                                3.88%
Net Interest Income/Earning
  Assets                                                                4.39%


26  First Keystone Corporation



Management's Discussion and Analysis


                                                        1994

                                     Avg. Balance         Revenue/     Yield/
                                                           Expense      Rate

Interest Earning Assets
Loans:
Commercial <F1>                      $ 16,285,410      $ 1,303,728      8.01%
Real Estate <F1>                       81,252,856        6,585,333      8.10%
Installment Loans,
  Net<F1><F2>                          14,118,826        1,572,414     11.14%
Fees on Loans                                   0           13,533         0%

    Total Loans
      (Including Fees) <F3>          $111,657,092      $ 9,475,008      8.49%

Investment Securities:
Taxable                              $ 61,558,049      $ 2,989,833      4.86%
Tax Exempt1                            20,539,131        1,980,092      9.64%

    Total Investment Securities      $ 82,097,180      $ 4,969,925      6.05%

Other Short-Term Investments:
Interest Bearing Deposits
  in Banks                           $  1,202,110      $    60,176      5.01%
Federal Funds Sold                              0                0         0%

    Total Other Short-Term
      Investments                       1,202,110           60,176      5.01%

    Total Interest-Earning
      Assets                         $194,956,382      $14,505,109      7.44%

Non-Interest Earning Assets:
Cash and Due From Banks              $  4,270,589
Allowance for Loan Losses              (1,826,250)
Premises and Equipment                  2,886,072
Other Real Estate Owned                    89,064
Other Assets                            1,671,304

    Total Non-Interest Earning
      Assets                            7,090,779

    Total Assets                     $202,047,161

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                      $ 82,791,038      $ 2,506,883      3.03%
Time Deposits                          70,016,841        3,229,622      4.61%
Short-Term Borrowings                   1,941,622           77,837      4.01%
Long-Term Borrowings                    6,661,644          400,907      6.02%
Securities Sold U/A to
  Repurchase                            4,288,450          137,884      3.22%

    Total Interest-Bearing
      Liabilities                    $165,699,595      $ 6,353,133      3.83%

Non-Interest Bearing
  Liabilities:
Demand Deposits                      $ 15,136,451
Other Liabilities                         907,310
Stockholders' Equity                   20,303,805

    Total Liabilities/
      Stockholders' Equity           $202,047,161

    Net Interest Income                                $ 8,151,976

Margin Analysis:
Interest Income/Earning Assets                                          7.44%
Interest Expense/Earning
  Assets                                                                3.26%
Net Interest Income/Earning
  Assets                                                                4.18%



                                                        1993

                                     Avg. Balance         Revenue/     Yield/
                                                           Expense      Rate

Interest Earning Assets
Loans:
Commercial <F1>                      $ 15,077,530      $   984,470      6.53%
Real Estate <F1>                       76,055,443        6,318,523      8.31%
Installment Loans,
  Net <F1><F2>                         14,340,159        1,697,218     11.84%
Fees on Loans                                   0           50,157         0%

    Total Loans
      (Including Fees) <F3>          $105,473,132      $ 9,050,368      8.58%

Investment Securities:
Taxable                              $ 59,617,782      $ 3,270,390      5.49%
Tax Exempt1                            20,732,564        2,150,608     10.37%

    Total Investment Securities      $ 80,350,346      $ 5,420,998      6.75%

Other Short-Term Investments:
Interest Bearing Deposits
  in Banks                           $  2,384,787      $    74,030      3.10%
Federal Funds Sold                        561,740           16,358      2.91%

    Total Other Short-Term
      Investments                       2,946,527           90,388      3.07%

    Total Interest-Earning
      Assets                         $188,770,005      $14,561,754      7.71%

Non-Interest Earning Assets:
Cash and Due From Banks              $  4,022,936
Allowance for Loan Losses              (1,525,186)
Premises and Equipment                  2,617,477
Other Real Estate Owned                    64,672
Other Assets                            1,899,787

    Total Non-Interest Earning
      Assets                            7,079,686

    Total Assets                     $195,849,691

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                      $ 82,746,295      $ 2,679,583      3.24%
Time Deposits                          72,298,169        3,443,631      4.76%
Short-Term Borrowings                     942,167           26,971      2.86%
Long-Term Borrowings                    3,528,767          238,714      6.76%
Securities Sold U/A to
  Repurchase                            4,029,255          129,672      3.22%

    Total Interest-Bearing
      Liabilities                    $163,544,653      $ 6,518,571      3.99%

Non-Interest Bearing
  Liabilities:
Demand Deposits                      $ 13,697,043
Other Liabilities                         942,693
Stockholders' Equity                   17,665,302

    Total Liabilities/
      Stockholders' Equity           $195,849,691

    Net Interest Income                                $ 8,043,183


Margin Analysis:
Interest Income/Earning Assets                                          7.71%
Interest Expense/Earning
  Assets                                                                3.45%
Net Interest Income/Earning
  Assets                                                                4.26%
______________________

<F1>
Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.
<F2>
Installment loans are stated net of unearned interest.
<F3>
Average loan balances include non-accrual loans. Interest income on non-accrual loans is not included.


                                                    1995 Annual Report  27

Management's Discussion and Analysis



    Table 3 analyzes the changes attributable to the volume and rate components of net interest income on a fully tax equivalent basis. In 1995, the increase in net interest income of $1,204,000 resulted from change in volume of $790,000and an increase of $414,000 due to changes in rate. In 1994, there was an increase in net interest income of $109,000 due to changes in volume of $422,000 and a decrease of $313,000 due to changes in rate.


Table 3 - Changes in Income and Expense, 1995 and 1994


(Amounts in thousands)                          1995 COMPARED TO 1994

                                        VOLUME          RATE            NET

Interest Income:
Loans, Net                              $  890         $  645         $1,535
Taxable Investment Securities               34            971          1,005
Tax-Exempt Investment Securities           538            (46)           492
Other Short-Term Investments                68             22             90

    Total Interest Income               $1,530         $1,592         $3,122

Interest Expense:
Savings, Now, and Money Markets         $ (113)        $  108         $   (5)
Time Deposits                              790            929          1,719
Short-Term Borrowings                      (37)            17            (20)
Long-Term Borrowings                       109             73            182
Securities Sold U/A to Repurchase           (9)            51             42

    Total Interest Expense              $  740         $1,178         $1,918

    Net Interest Income                 $  790         $  414         $1,204



(Amounts in thousands)                          1994 COMPARED TO 1993

                                        VOLUME          RATE            NET

Interest Income:
Loans, Net                              $  531         $ (106)        $  425
Taxable Investment Securities              106           (387)          (281)
Tax-Exempt Investment Securities           (20)          (150)          (170)
Other Short-Term Investments               (54)            23            (31)

    Total Interest Income               $  563         $ (620)        $  (57)

Interest Expense:
Savings, Now, and Money Markets         $    1         $ (174)        $ (173)
Time Deposits                             (109)          (105)          (214)
Short-Term Borrowings                       29             22             51
Long-Term Borrowings                       212            (50)           162
Securities Sold U/A to Repurchase            8              0              8

    Total Interest Expense              $  141         $ (307)        $ (166)

    Net Interest Income                 $  422         $ (313)        $  109

________________________

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.
Balance on non-accrual loans are included for computational purposes. Interest income on non-accrual loans is not included.
Interest income exempt from federal tax was $1,922,073 in 1995; $1,502,060 in 1994; and $1,606,895 in 1993. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.



NON INTEREST INCOME
    Total non-interest income decreased $22,000, or 2.2% in 1995 as compared to an increase of $94,000, or 10.5% in 1994 as illustrated in Table 5. The overall increase in 1994 has been effected greatly by gains in securities which amounted to $180,000 in 1994 as compared to $5,000 in 1995.
    Excluding investment securities gains, non-interest income in 1995 increased $153,000, or 18.8% compared to 1994 when non-interest income decreased $16,000, or 1.9%. Income from fiduciary activities, which consists of fees generated by our Trust Department, increased in 1995 to approximately the same level as 1993 following a decline in 1994. Increased fee income from a larger overall number of accounts in 1995 was the primary reason for the increase in fees from fiduciary activities of $55,000, or 18.6%. Assets under management by our Trust Department continue to increase as illustrated in Table 4.


Table 4 - Assets Under Management by Trust Department


(Amounts in thousands)      1995       1994       1993       1992       1991

Individual Trusts         $83,886    $72,027    $70,300    $71,113     $67,775
Corporate Trusts            7,676      3,569      3,887      4,066       4,325

Total Trust Department    $91,562    $75,596    $74,187    $75,179     $72,100



28  First Keystone Corporation

Management's Discussion and Analysis


    Service charges and fees increased $100,000, or 21.1% in 1995 compared to an increase of $34,000, or 7.8% in 1994. The increase in 1995 service charges and fees was due primarily to an increasing customer base and some pricing changes. Other operating income decreased $2,000, or 4.5% in 1995 compared with an increase of $5,000, or 12.6% in 1994. The pricing changes, which were effective the first quarter of 1995, should help continue to increase service charges and other operating income at least marginally in 1996. Finally, we keep abreast of regulations which may enable our bank or holding company to provide other products or services which may increase our non-interest income.


Table 5 - Non-Interest Income


(Amounts in thousands)                              1995/1994

                                               Increase/(Decrease)

                                       1995      Amount      %       1994

Fiduciary Activities                   $350     $  55      18.6      $295
Service Charges and Fees                573       100      21.1       473
Other Operating Income                   42        (2)     (4.5)       44

 Subtotal                              $965     $ 153      18.8      $812
Investment Securities Gains               5      (175)    (97.2)      180

 Total                                 $970     $ (22)     (2.2)     $992




(Amounts in thousands)                              1994/1993

                                               Increase/(Decrease)

                                       1994      Amount      %       1993

Fiduciary Activities                   $295     $ (55)    (15.7)     $350
Service Charges and Fees                473        34       7.8       439
Other Operating Income                   44         5      12.6        39

 Subtotal                              $812     $ (16)     (1.9)     $828
Investment Securities Gains             180       110     157.9        70

 Total                                 $992     $  94      10.5      $898



PROVISION FOR LOAN LOSSES
    The provision for loan losses for the year-ended December 31, 1995, was $372,448 compared to $31,233 and $518,242 for the years ended December 31, 1994, and 1993, respectively. The provision for possible loan losses was increased in 1995 to cushion us against possible increased charge-offs.
Net charge-offs totaled $158,000 in 1995 as compared to $73,000 for 1994 and $40,000 in 1993. Despite increased net charge-offs, our ratios in the loan loss area indicate stable asset quality. Non-performing assets, consisting of non-performing loans and other real estate owned, were $557,000, $855,000, and $1,436,000 at December 31, 1995, 1994, and 1993,
respectively, representing .44%, .73%, and 1.35%, respectively, of outstanding loans and other real estate owned.
    The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.57% at December 31, 1995, 1.52% at December 31, 1994, and 1.70% at December 31, 1993. The allowance for loan losses as a percentage of non-performing assets remains strong at 361.8% and 210.7% at year-end 1995 and 1994, respectively.

NON-INTEREST EXPENSES
    Total non-interest expense increased by $248,000, or 5.8% in 1995 compared to an increase of $195,000, or 4.7% in 1994 as illustrated in Table 6. Expenses associated with employees (salaries and employee benefits) continue to be the largest category of non-interest expense. Salaries and employee benefits amounted to 49.7% of total non-interest expense in 1995 (49.3% in 1994 and 48.5% in 1993). Salaries and employee benefits increased $141,000, or 6.6% in 1995 and $127,000, or 6.4% in
1994.  The increases in
1995 and 1994 were due to an increased number of employees plus normal salary adjustments and increased benefit costs. Full-time equivalent employees were 89 at December 31, 1995, compared to 87 in 1994 and 84 at end year 1993. Based upon our total deposits and total assets, our number of employees compares favorably against peer financial institutions.
    Net occupancy expense increased $18,000, or 6.6% in 1995 as compared to an increase of $20,000, or 7.9% in 1994. The increases in 1995 and 1994 relate primarily to increases in building maintenance and repair, higher real estate taxes and rent expense. Furniture and equipment expense increased $55,000, or 13.7% in 1995 compared to an increase of $30,000, or 8.1% in 1994 from 1993. The increase in 1995 relates directly to higher depreciation associated with computer processing equipment and related equipment put into service in the third quarter of 1994.
    With the substantial reduction in FDIC insurance premiums in the past year, the actual deposit insurance expense decreased $177,000, or 46.9% in 1995 after an increase of $3,000, or 0.8% in 1994. The FDIC Board reduced Bank Insurance Fund premiums in 1995 after the fund became adequately capitalized.
    Other operating expenses increased $211,000, or 18.6% in 1995 after just a $15,000 increase, or 1.3% in 1994. The increase in 1995 is from increases in professional fees, postage, printing supplies, insurance, marketing, and advertising.
    Our overall non-interest expense at slightly over 2% of average assets places us among the leaders of our peer financial institutions in controlling non-interest expense.

                                                    1995 Annual Report  29

Management's Discussion and Analysis



Table 6 - Non-Interest Expense


(Amounts in thousands)                              1995/1994

                                               Increase/(Decrease)

                                      1995      Amount       %       1994

Salaries and Employee Benefits       $2,263      $141       6.6    $2,122
Net Occupancy Expense                   292        18       6.6       274
Furniture and Equipment Expense         456        55      13.7       401
FDIC Insurance                          200      (177)    (46.9)      377
Other Operating Expenses              1,345       211      18.6     1,134

 Total                               $4,556      $248       5.8    $4,308



(Amounts in thousands)                              1994/1993

                                               Increase/(Decrease)

                                      1994      Amount       %       1993

Salaries and Employee Benefits       $2,122      $127       6.4    $1,995
Net Occupancy Expense                   274        20       7.9       254
Furniture and Equipment Expense         401        30       8.1       371
FDIC Insurance                          377         3       0.8       374
Other Operating Expenses              1,134        15       1.3     1,119

 Total                               $4,308      $195       4.7    $4,113



NCOME TAXES
    Effective tax planning has helped produce favorable net income in each of the past three years. In 1995, net income before taxes increased $375,295. In 1994, income before income taxes and cumulative effect of a change in accounting principle increased $549,162 over 1993, while our income tax liability increased $3,695 and $218,313 in 1995 and 1994, respectively. The effective total income tax rate was 20.8% in 1995, 22.4% in 1994, and 20.0% in 1993. The increase in our tax liability rate in 1994 was due primarily to the limited availability of both tax-free loans and tax-free investments at attractive interest rates.
    Effective January 1, 1993, First Keystone Corporation adopted the provisions of SFAS 109 (See Note 1 of the Notes to Consolidated Financial Statements for Years Ended December 31, 1994, 1993, and 1992). In connection with this adoption, the Bank changed its method of accounting for income taxes from the deferred method to the liability method.
Finally, with the Tax Reform Act of 1986, as tax-free loans continue to mature and future opportunities for tax-free loans and investments become less attractive, an increasing effective tax rate is anticipated.


ANALYSIS OF FINANCIAL CONDITION

ASSETS
    Total assets increased to $226,033,263, an increase of 9.3% over year-end 1994. Total deposits increased to $187,320,087, or 8.7%. Assets at December 31, 1994, were up 2.8% to $206,864,006, while total deposits were up 4.0% to $172,279,775 compared to 1993. Annual growth rate in assets increased in 1995 after slowing in 1994 and 1993. The increase in assets in 1995 came primarily from our increased growth in deposits. The low interest rate environment and competition from not only other commercial banks, thrifts and credit unions, but also mutual funds and brokerage houses, limited deposit growth in 1994 and 1993. This trend eased somewhat in 1995 with higher interest rates spurring deposit growth, especially in certificates of deposit.
    The Corporation used borrowed funds to support asset growth not provided by deposit growth. Deposit growth in 1995 was $15,040,312 as compared to 1994 with $6,549,062 in deposit growth and $2,883,335 in 1993. With conventional deposit growth increasing in 1995 and 1994 over 1993, the Corporation reduced its short-term borrowings and long-term borrowings to $11,358,601 in 1995 as compared to $12,984,614 in 1994 and $16,044,485 in
1993.
    The Corporation continues to maintain and manage its asset growth. Our strong equity capital position has put us in a position where we can leverage our asset growth. Depending upon interest rates in 1996, the Corporation may borrow additional funds to leverage its balance sheet if net income can be incrementally increased without increasing interest rate risk. The capital ratios, as illustrated in Table 12 - Capital Ratios for the Corporation and the Bank, continue to exceed all minimum capital ratio requirements.

EARNING ASSETS
    Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, the Corporation maximizes income.
The earning asset ratio equaled 96.5% as of December 31, 1995, compared to 96.0% at December 31, 1994, as of December 31, 1993, earnings asset ratio was 96.6%. This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels.
    The primary earning assets are loans and investment securities. Loans, as illustrated in Table 7 - Loans Outstanding, have steadily increased. Total loans, net of unearned income, increased $9,773,000, or 8.3% in 1995 as compared to $9,840,000, or 9.1% in 1994 and $5,114,000, or 5.0% in 1993.
The loan portfolio is well diversified, and increases in the portfolio have primarily been from real estate loans and commercial loans. In addition, consumer loans increased in both 1995 and 1994 after declining the previous two years.

30 First Keystone Corporation

Management's Discussion and Analysis




Table 7 - Loans Outstanding, Net of Unearned Income


(Amounts in thousands)                                 December 31,

                                              1995          1994         1993

Commercial, financial and
  agricultural:
    Commercial secured by real estate       $ 28,744    $ 30,127      $ 30,097
    Commercial - other                        19,437      16,285        14,005
Tax exempt                                     3,602       3,754         2,717
Real estate (primarily residential
  mortgage loans)                             58,438      52,389        47,867
Consumer loans                                21,807      19,370        17,156

Total Gross Loans                           $132,028    $121,925      $111,842
    Less: Unearned income and
        unamortized loan fees net
        of costs                               4,070       3,741         3,498

Total Loans, net of unearned income         $127,958    $118,184      $108,344




(Amounts in thousands)                                 December 31,

                                              1992          1991


Commercial, financial and
  agricultural:
    Commercial secured by real estate      $ 26,296      $ 21,292
    Commercial - other                       14,340        13,627
Tax exempt                                    3,063         2,849
Real estate (primarily residential
  mortgage loans)                            44,293        39,503
Consumer loans                               19,247        21,577

Total Gross Loans                          $107,239      $ 98,848
    Less: Unearned income and
        unamortized loan fees net
        of costs                              4,009         4,393

Total Loans, net of unearned income        $103,230      $ 94,455




    The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Total investment securities as illustrated in Table 8, increased $8.2 million in 1995 after decreasing $6.1 million in 1994. Deposit growth not used to fund loans in 1995 provided a source of funds for an increase in investment securities available for sale. The investment portfolio includes short-term investments, U.S. Treasury Securities, U.S. Government Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes equity securities consisting of common stock investments in other bank holding companies and commercial banks.



Table 8 - Carrying Value of Investment Securities


(Amounts in thousands)                         December 31,

                                                  1995

                                         Available       Held to
                                         for Sale       Maturity

U.S. Treasury                            $ 5,176        $     0
U. S. Government Corporations
  and Agencies                            22,358         20,130
State and Municipal                       32,105          3,291
Other Securities                           2,900              0
Equity Securities                          2,165              0

Total Investment Securities              $64,704        $23,421




(Amounts in thousands)                               December 31,

                                                  1994                  1993

                                         Available       Held to
                                         for Sale       Maturity

U.S. Treasury                            $ 3,882        $ 1,701        $ 1,704
U. S. Government Corporations
  and Agencies                            21,190         23,894         54,613
State and Municipal                       14,971          2,198         22,708
Other Securities                           4,273              0          6,534
Equity Securities                          1,837              0            495

Total Investment Securities              $52,153        $27,793        $86,054





ALLOWANCE FOR LOAN LOSSES
    Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority. Management feels, considering the conservative portfolio composition, which is largely composed of small retail loans (mortgages and installments) with minimal classified assets, low delinquencies, and favorable loss history, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 9 contains an analysis of our Allowance for Loan Losses indicating charge-offs and recoveries by the year. In 1995, net charge-offs as a percentage of average loans were .13% compared to .07% in 1994 and .04% in 1993. Recoveries on charge-offs of $27,000 in 1995 after $108,000 in 1994 and $109,000 in 1993 was the primary reason for the increase in net charge-offs as a percentage of loans in 1995. With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.65% in 1995, 1.61% in 1994, and 1.75% in 1993.

                                                   1995 Annual Report  31

Management's Discussion and Analysis




Table 9 - Analysis of Allowance for Loan Losses


(Amounts in thousands)                             Years Ended December 31,

                                                1995        1994        1993

Balance at beginning of period                 $1,802      $1,844      $1,366
    Charge-offs:
      Commercial, financial, and
        agricultural                               18          80          54
      Real estate - mortgage                      118          29           9
      Installment loans to individuals             50          72          86

                                               $  186      $  181      $  149
    Recoveries:
      Commercial, financial, and
        agricultural                           $    6      $   81      $    0
      Real estate - mortgage                        2           6           3
      Installment loans to individuals             19          21         106

                                               $   27      $  108      $  109

Net charge-offs                                $  159      $   73      $   40
Additions charged to operations                   372          31         518

Balance at end of period                       $2,015      $1,802      $1,844

Ratio of net charge-offs during the
    period to average loans
    outstanding during the period                .13%        .07%        .04%
Allowance for loan losses to average
    loans outstanding during the period         1.65%       1.61%       1.75%



(Amounts in thousands)                             Years Ended December 31,

                                                1992        1991

Balance at beginning of period                 $  966      $  690
    Charge-offs:
      Commercial, financial, and
      agricultural                                142          17
      Real estate - mortgage                       84           0
      Installment loans to individuals            110          91

                                               $  336      $  108
    Recoveries:
      Commercial, financial, and
        agricultural                           $    3      $   15
      Real estate - mortgage                        0           0
      Installment loans to individuals             22           9

                                               $   25      $   24

Net charge-offs                                $  311      $   84
Additions charged to operations                   711         360

Balance at end of period                       $1,366      $  966


Ratio of net charge-offs during the
  period to average loans outstanding
  during the period                              .31%        .09%
Allowance for loan losses to average
  loans outstanding during the period           1.38%       1.06%



    The Bank's actual provision for loan losses and its allowance for loan losses are based upon an active loan review procedure. A loan review is conducted quarterly to assess loan quality, analyze delinquencies, identify and evaluate potential problem loans (classified loans), and review general economic conditions. The quarterly review includes a determination of the adequacy of the Bank's loan loss reserves.
    The allowance for loan losses was allocated to specific categories as illustrated in Table 10.



Table 10 - Allocation of Allowance for Loan Losses


(Amounts in thousands)                          December 31,

                           1995    % <F1>     1994    % <F1>     1993   % <F1>

Commercial, financial,
   and agricultural       $  344    17.4     $  253    15.2    $  262     13.4
Real estate - mortgage       663    66.1        985    68.9     1,077     71.3
Installments to
 individuals                 443    16.5        153    15.9       174     15.3
Unallocated                  565     N/A        411     N/A       331      N/A

                          $2,015   100.0     $1,802   100.0    $1,844    100.0





(Amounts in thousands)                          December 31,

                           1992    % <F1>     1991    % <F1>

Commercial, financial,
   and agricultural       $  386    14.5     $  214    14.4
Real estate - mortgage       418    67.6        327    67.4
Installments to
 individuals                 135    17.9        153    18.2
Unallocated                  427     N/A        272     N/A

                          $1,366   100.0     $  966   100.0

______________________

<F1>
Percentage of loans in each category to total loans.



NON-PERFORMING ASSETS
    Table 11 reflects non-performing assets for the past five years. Non-accrual loans are generally delinquent on which principal or interest is past-due, approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non-accrual status, any unpaid interest is charged against income. Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Other real estate owned represents property acquired through foreclosure, or considered to be an in-substance foreclosure.
    The total of non-performing assets has declined after increasing rather substantially in 1993. The decline in non-performing assets in 1994 relates primarily to one commercial loan which was brought current and put back on accrual. The

32  First Keystone Corporation

Management's Discussion and Analysis




further reduction in non-performing assets in 1995 relates primarily to the sale of other real estate owned. In 1995, this other real estate owned was sold and the deficiency of $37,000 was charged to expense. The current level of non-performing assets is considered manageable. In addition, loans which are past-due 90 days or more as to interest or principal and still accruing has remained relatively stable.
    With a full-time loan review officer, loan quality is monitored closely, and we actively attempt to work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 11, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
    Should the economic climate no longer continue to improve or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses. In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.
    Interest income received on non-performing loans in 1995 and 1994 was $2,700 and $3,555, respectively. Interest income, which would have been recorded on these loans under the original terms was $53,224 and $61,108, respectively. At December 31, 1995, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.
    A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 1995, 1994, and 1993, management is of the opinion that there were no loan concentrations exceeding 10% of total loans.



Table 11 - Non-Performing Assets


(Amounts in thousands)                               December 31,

    1995                                 1994   1993      1992     1991

Non-accrual and restructured loans      $557    $620     $1,431    $346   $259
Other real estate held                     0     235          5     107    378

 Total non-performing assets            $557    $855     $1,436    $453   $637

As a percentage of period-end
  loans and other real estate held      .44%    .73%      1.35%    .44%   .68%
Loans past-due 90 or more days and
  still accruing                          68      49         27      92    212



DEPOSITS AND OTHER BORROWED FUNDS
    Deposit growth amounted to $15,040,312, or an 8.7% increase when comparing December 31, 1995, to December 31, 1994. This increase compares to deposit increases of 4.0% in 1994 and 1.7% in 1993.
    First Keystone's subsidiary bank, like many other commercial banks, experienced increased deposit growth in 1995 after slow deposit growth in both 1994 and 1993. Low interest rates and intense competition for depositors' funds can be attributed to the slow deposit growth. Increasing interest rates resulted in an increased emphasis and demand for certificates of deposits in the fourth quarter of 1994 into much of 1995.
    During 1995, the Corporation experienced an increase in both non-interest bearing demand deposits and interest bearing demand deposits. Certificates of deposit under $100,000 increased significantly in 1995. Also, time deposits of $100,000 or more increased slightly in 1995. Short-term borrowings and long-term borrowings from the Federal Home Loan Bank were reduced in 1995 by $1,626,013.

CAPITAL STRENGTH
    Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gain or loss on investment securities available for sale increased or decreased shareholders' equity or capital beginning in 1994. The net increase in capital was $4,611,390 in 1995, $2,210,501 during 1994 and $2,367,380 in 1993.
    Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 15.24% for 1995, 15.34% for 1994, and 17.56% for 1993. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.
    Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 12 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 10.22% at December 31, 1995, and 10.14% as of December 31, 1994.

                                                   1995 Annual Report  33

Management's Discussion and Analysis




    Effective December 31, 1992, new federal regulatory guidelines measuring risk-based capital were effective. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. The following table indicates required and actual ratios as of December 31, 1995, for the Corporation and the Bank.



Table 12 - Capital Ratios

                                                             December 31, 1995

                                                          Corporation   Bank

Risk-Based Capital:
    Tier I risk-based capital ratio                         17.40%     16.64%
    Total risk-based capital ratio (Tier 1 and Tier 2)      18.65%     17.89%
Leverage Ratio:
    Tier I capital to average assets                        10.22%      9.74%


                                                             December 31, 1994

                                                          Corporation   Bank

Risk-Based Capital:
    Tier I risk-based capital ratio                         16.94%     16.08%
    Total risk-based capital ratio (Tier 1 and Tier 2)      18.19%     17.33%
Leverage Ratio:
    Tier I capital to average assets                        10.14%      9.61%



ASSET LIABILITY MANAGEMENT

LIQUIDITY
    The primary strategies of asset liability management focus on liquidity and interest rate sensitivity. Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short-term investments, federal funds sold, and cash and due from banks. Additionally, maturing loans and repayment of loans are another source of asset liquidity.
    Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short-term borrowings provide funds to meet liquidity.
    Management feels its current liquidity position is satisfactory given the factors that the Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short-term investments and maturing investments represent additional sources of liquidity. Finally, short-term borrowings are readily accessible at the Federal Reserve Bank discount window, Atlantic Central Bankers Bank, or the Federal Home Loan Bank.


Table 13 - Loan Maturities and Interest Sensitivity <F1>


(Amounts in thousands)                         December 31, 1995

                                  One year    One thru     Over five
                                   or less   five years      years      Total

Commercial, Financial and
  Agricultural
    Fixed interest rate           $ 2,759      $ 5,302      $   0      $ 8,061
    Variable interest rate         38,741       11,403          0       50,144

       Total                      $41,500      $16,705      $   0      $58,205

Real Estate Construction
    Fixed interest rate           $     0      $     0      $   0      $     0
    Variable interest rate        $     0      $     0      $   0      $     0
__________________________

<F1>
Excludes residential mortgages and consumer loans.



34  First Keystone Corporation

Management's Discussion and Analysis




INTEREST RATE SENSITIVITY
    The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed regularly by management. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising interest rate environment. Conversely, if the balance sheet has more liabilities repricing than assets, the balance sheet is liability sensitive or negatively gaped. In this current changing environment, management continues to monitor sensitivity so we do not become overexposed in a rising interest rate environment.
    Limitations of gap analysis as illustrated in Table 14 include: a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate gaps reflect the Corporation's position on a single day (December 31, 1995 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.
    Another way management reviews its interest sensitivity position is through dynamic income simulation. A dynamic income simulation model is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects managements assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.
    In Table 14 the Corporation has elected to incorporate interest bearing demand deposits and savings deposits as rate sensitive in the three months or less time frame. The result is a negative gap in that time frame of $48,783,000. As discussed previously, a negative gap will decrease net interest income should interest rates increase. Despite the Corporation's negative gap position, the impact of a rapid rise in interest rates as occurred in 1994, did not have a significant effect on our net interest income. Accordingly, even though there are some inherent limitations to gap analysis and dynamic income simulation, the Corporation believes that the tools used to manage its interest rate sensitivity provide an appropriate reflection of interest rate risk exposure.


Table 14 - Interest Rate Sensitivity Analysis


(Amounts in thousands)                             December 31, 1995

                                        3 Months        3 - 12          1 - 5
                                         or Less        Months          Years

Rate Sensitive Assets:
    Cash and cash equivalent            $  2,067       $      0       $      0
    Loans                                 38,049         28,482         43,066
    Investments                           14,644         15,733          5,242


    Total Rate Sensitive Assets         $ 54,760       $ 44,215       $ 48,308

Rate Sensitive Liabilities:
    Deposits:
         Interest-bearing demand        $ 37,617       $      0       $      0
         Savings                          42,333              0              0
         Time                             19,456         37,935         32,358
    Short-term borrowings                  4,137            222              0
    Long-term borrowings                       0          2,000          4,000

    Total Rate Sensitive Liabilities    $103,543       $ 40,157       $ 36,358

Interest Rate Sensitivity:
    Current period                      $(48,783)      $  4,058       $ 11,950
    Cumulative gap                       (48,783)       (44,725)       (32,775)
Cumulative gap to total assets           (21.58%)       (19.79%)       (14.50%)



(Amounts in thousands)                             December 31, 1995

                                          Over
                                         5 Years         Total

Rate Sensitive Assets:
    Cash and cash equivalent            $      0      $  2,067
    Loans                                 18,361       127,958
    Investments                           52,506        88,125

    Total Rate Sensitive Assets         $ 70,867      $218,150

Rate Sensitive Liabilities:
    Deposits:
         Interest-bearing demand        $      0      $ 37,617
         Savings                               0        42,333
         Time                                  0        89,749
    Short-term borrowings                      0         4,359
    Long-term borrowings                   1,000         7,000

    Total Rate Sensitive Liabilities    $  1,000      $181,058

Interest Rate Sensitivity:
    Current period                      $ 69,867      $ 37,092
    Cumulative gap                        37,092
Cumulative gap to total assets            16.41%



                                                    1995 Annual Report  35

Management's Discussion and Analysis



EFFECT OF INFLATION
    Although inflation was not significant in 1995, the potential for increased inflation must be kept in mind.
    The impact of inflation on a financial institution can be difficult to measure. Inflation affects asset growth due to inflated borrowing requests, which in turn requires a bank to increase its equity capital to maintain an appropriate capital base. Additionally, overall increases in inflation tend to increase medium to long-term interest rates and consequently reduce the market value of investment securities, residential mortgage loans, and other fixed-rate, long-term assets. Management believes that it can cope with the impact of inflation by managing the mix of interest rate sensitive assets and liabilities in order to reduce the impact of changing interest rates on net interest income. Also, inflation has a direct impact on non-interest income and expense. Management attempts to offset the effect of inflation by reviewing the prices of its products and services regularly, and by controlling overhead expenses. Management believes inflation is another risk associated with the business of providing financial services. Continuing effective management practices will be a key, as with other risks to future success. Planning, monitoring, and revising our short-range and long-range plans will provide results needed to attain our goals.

FORWARD OUTLOOK
    Management and the Board of Directors of the Corporation continually evaluate its operating procedures and practices. Additionally, bank regulators often make observations and recommendations regarding such procedures and practices as a result of their examinations. Those observations and recommendations are promptly considered by management and actions are taken as warranted. Financial indicators indicate a slowing economic environment in 1996. We are optimistic that the improved loan growth experienced in 1995 should continue well into 1996. Although it is anticipated that the majority of the loan growth in 1996 will be in the residential mortgage area as interest rates decline, any deposit increases in excess of loan demand will be primarily directed to the investment securities portfolio. We will continue to give careful attention to the pricing of loans and deposits, such that our net interest margin is not adversely affected.
    Increasing non-interest income and controlling non-interest expense in 1996 and beyond will continue to be a priority.
    Finally, the Corporation, as part of its strategic plan, will continue to investigate expansion. The Corporation will explore market possibilities for future branch locations. We will maintain a delivery system and practices which maximize convenience and offer comprehensive user-friendly service to the market.


MARKET PRICE/DIVIDEND HISTORY

    First Keystone Corporation's common stock is traded in the local over-the-counter market. This over-the-counter market does not include a specific "market maker"; however, at various times, a number of brokerage companies may provide "bid" and "asked" quotations as to the price of the corporation's stock. The following have indicated that they are market makers in our stock: Ryan, Beck and Company, 80 Main Street, West Orange, NJ 07052; and Janney Montgomery Scott, Inc., 1801 Market Street, Philadelphia, PA 19103. The table below reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated. All amounts are restated to reflect a 10% stock dividend paid December 31, 1993. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.



Table 15 - Market Price/Dividend History

                                        1995

                            Common Stock        Dividends
                              High/Low            Paid

First Quarter              $35.00/$35.00          $.290
Second Quarter             $35.00/$35.00           .290
Third Quarter              $37.00/$35.00           .290
Fourth Quarter             $37.00/$37.00           .310


                                        1994

                            Common Stock        Dividends
                              High/Low            Paid

First Quarter              $32.25/$32.25          $.270
Second Quarter             $35.00/$27.00           .270
Third Quarter              $35.00/$35.00           .270
Fourth Quarter             $35.00/$35.00           .290


                                        1994

                            Common Stock        Dividends
                              High/Low            Paid

First Quarter              $29.32/$29.09          $.227
Second Quarter             $29.32/$25.68           .227
Third Quarter              $29.32/$29.32           .227
Fourth Quarter             $32.25/$32.25           .270


36  First Keystone Corporation

Management's Discussion and Analysis





Table 16 - Quarterly Results of Operations (Unaudited)


(Amounts in thousands, except per share)

                                              Three Months Ended

1995                           March 31    June 30   September 30   December 31

Interest income                 $3,839     $4,084      $4,297         $4,417
Interest expense                 1,861      2,041       2,196          2,174

Net interest income             $1,978     $2,043      $2,101         $2,243
Provision for loan
   losses                           12         62          43            255
Other non-interest
   income                          172        228         229            340
Non-interest expense             1,229      1,182       1,037          1,108

Income before income
   taxes and cumulative
   effect of accounting
   change                         $909     $1,027      $1,250         $1,220
Income taxes                       192        218         271            239

Net income                      $  717     $  809      $  979         $  981

Per share                       $  .89     $ 1.00      $ 1.21         $ 1.21



(Amounts in thousands, except per share)

                                              Three Months Ended

1994                           March 31    June 30   September 30   December 31

Interest income                 $3,346     $3,315      $3,442         $3,628
Interest expense                 1,516      1,527       1,592          1,718

Net interest income             $1,830     $1,788      $1,850         $1,910
Provision for loan
   losses                            2          1           3             25
Other non-interest
   income                          224        202         203            363
Non-interest expense             1,087      1,106       1,058          1,057

Income before income
   taxes and cumulative
   effect of accounting
   change                       $  965     $  883      $  992         $1,191
Income taxes                       202        176         227            311

Net income                      $  763     $  707      $  765         $  880

Per share                       $  .94     $  .87      $  .95         $ 1.09


                                                    1995 Annual Report  37

                           FIRST KEYSTONE CORPORATION



DIRECTORS*

John Arndt
Owner, Arndt Insurance Agency
J. Gerald Bazewicz
President and Chief Executive Officer of the
   Corporation and the Bank
Budd L. Beyer
Investor; Retired President, Sunshine Textile
   Services, Inc.
Robert E. Bull
Chairman; Attorney, Bull, Bull & Knecht
John L. Coates
President, Tri-County Hardware, Inc.
Dudley P. Cooley
Financial Consultant; Former Comptroller,
   Wise Foods, Borden, Inc.
Frederick E. Crispin, Jr.
Financial Consultant, F. E. Crispin and Associates
Stanley E. Oberrender
Owner, Suntex
F. Stuart Straub
Retired President of the Corporation and the Bank
Robert J. Wise
Investor


OFFICERS

Robert E. Bull
Chairman
J. Gerald Bazewicz
President and Chief Executive Officer
David R. Saracino
Treasurer and Assistant Secretary
John L. Coates
Secretary


*Also Directors of The First National Bank of Berwick




                       THE FIRST NATIONAL BANK OF BERWICK



OFFICERS

Robert E. Bull
Chairman of the Board
J. Gerald Bazewicz
President and Chief Executive Officer
since January 1987
with the Bank since February 1973
25 years in banking
David R. Saracino
Vice President, Cashier and
   Assistant Secretary
since January 1987
with the Bank since February 1972
23 years in banking
Leslie W. Bodle
Vice President and Trust Officer
since October 1985
with the Bank since October 1985
30 years in banking
Sally A. Rishkofski
Assistant Vice President and Community
   Office Manager, Scott Township Office
since January 1989
with the Bank since February 1964
35 years in banking

38  First Keystone Corporation

                       THE FIRST NATIONAL BANK OF BERWICK



OFFICERS (continued)

Robert D. McWilliams
Assistant Vice President and Loan
   Administration Manager
since March 1989
with the Bank since September 1973
22 years in banking
Barbara J. Robbins
Assistant Vice President and EDP Manager since April 1990
with the Bank since June 1970
25 years in banking
Timothy K. Kishbach
Assistant Vice President and Senior Loan Officer since April 1993 with the Bank since September 1989
8 years in banking
Linda K. Yerges
Assistant Vice President and Human
   Resources Manager
since April 1993
with the Bank since January 1973
22 years in banking
Gabriel D. Alessi
Assistant Vice President and
   Mortgage Officer
since May 1995
with the Bank since May 1995
22 years in banking
Judith A. Gizenski
Trust Officer
since August 1991
with the Bank since June 1976
19 years in banking
Marlene L. Eckrote
Assistant Trust Officer
since July 1979
with the Bank since September 1972
23 years in banking
Evelyn M. Bower
Assistant Cashier and Loan Review Officer since June 1993
with the Bank since March 1978
19 years in banking
John J. Petruzella
Assistant Cashier and Community Office
   Manager, Freas Avenue Office
since December 1988
with the Bank since August 1978
17 years in banking
Carmie A. Cleaver
Assistant Cashier and Community Office
   Manager, Main Office
since January 1989
with the Bank since May 1972
23 years in banking
J. Steven Shuman
Assistant Cashier and Security Officer
since April 1990
with the Bank since December 1975
20 years in banking
Kevin L. Miller
Assistant Cashier and Assistant EDP Manager since April 1991 with the Bank since November 1982
13 years in banking
Diane C. A. Rosler
Assistant Cashier and Accounting Manager since April 1994
with the Bank since July 1990
5 years in banking
Douglas E. Klinger
Assistant Cashier and Commercial
   Loan Officer
since April 1995
with the Bank since August 1993
2 years in banking
Richard L. Holloway
Assistant Cashier and Community Office
   Manager, Nescopeck Office
since April 1994
with the Bank since September 1983
12 years in banking
Tina M. Gray
Assistant Cashier and Community Office
   Manager, Salem Office
since April 1995
with the Bank since June 1984
 21 years in banking
John L. Coates
Secretary

                                                    1995 Annual Report  39

                       THE FIRST NATIONAL BANK OF BERWICK


     *MAIN OFFICE                            *NESCOPECK OFFICE
     111 West Front Street                   West Third Street
     Berwick, Pennsylvania                   Nescopeck, Pennsylvania
     752-3671                                759-2767




     *SALEM OFFICE                           *FREAS AVENUE OFFICE
     400 Fowler Avenue                       701 Freas Avenue
     Berwick, Pennsylvania                   Berwick, Pennsylvania
     759-2628                                752-1244




     *SCOTT TOWNSHIP OFFICE                  *MIFFLINVILLE OFFICE
     Central Road and Route 11               Third and Race Streets
     Bloomsburg, Pennsylvania                Mifflinville, Pennsylvania
     784-0354                                752-5750







                                 *MAC Locations
                                24 Hour Banking
                                    also at:
                            Berwick Hospital Center
                  701 East 16th Street, Berwick, Pennsylvania
                                      and
                            Sheetz Convenience Store
                       Route 11, Bloomsburg, Pennsylvania



                       <FIRST KEYSTONE CORPORATION LOGO>


                        A First Keystone Community Bank



                                          <PICTURE OF EQUAL HOUSING HOUSE>
MEMBER FDIC                                         Equal Housing
                                                        Lender

40  First Keystone Corporation