Form 10KSB, Exhibit 13
period 1996-12-31
FIRST KEYSTONE CORP
filed 1997-03-28
CIK 737875

EXHIBIT 13



              EXCERPT FROM ANNUAL REPORT TO SHAREHOLDERS
                FOR FISCAL YEAR ENDED DECEMBER 31, 1996


FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 and 1995



                                                    1996            1995

ASSETS
Cash and due from banks                           $  5,147,438    $  4,656,866
Interest-bearing deposits
  in other banks                                        32,093       1,962,946
Investment securities available for
  sale carried at estimated fair value              81,145,934      64,703,806
Investment securities held to maturity,
  estimated fair value
  1996 $19,954,360; 1995 $23,439,296                20,079,559      23,421,484
Loans, net of unearned income                      133,260,961     128,061,435
Allowance for loan losses                          (2,266,983)     (2,015,236)

 Net loans                                        $130,993,978    $126,046,199
Premises and equipment                               2,881,176       3,066,001
Other real estate owned                                 46,184           -
Accrued interest receivable                          1,958,882       1,875,368
Other assets                                           271,906         300,593

  TOTAL ASSETS                                    $242,557,150    $226,033,263



LIABILITIES

Deposits:
 Non-interest bearing                             $ 17,804,634    $ 17,621,563
 Interest bearing                                  180,741,149     169,698,524

  Total Deposits                                  $198,545,783    $187,320,087
Short-term borrowings                                5,121,367       4,358,601
Long-term borrowings                                10,000,000       7,000,000
Accrued interest and other expenses                  1,128,034       1,180,110
Other liabilities                                      288,971         775,004

  TOTAL LIABILITIES                               $215,084,155    $200,633,802



STOCKHOLDERS' EQUITY

Preferred stock, par value $10.00
  per share; authorized
  500,000 shares; no shares issued                $      -        $      -
Common stock, par value $2.00 per
  share; authorized 3,000,000 shares;
  issued 889,147 shares 1996 and
  808,429 shares 1995                                1,778,294       1,616,858
Surplus                                              6,654,396       3,829,266
Retained earnings                                   17,889,923      17,888,934
Unrealized gain (loss) on investment
  securities available for sale,
  net of taxes                                       1,150,382       2,064,403


  TOTAL STOCKHOLDERS' EQUITY                      $ 27,472,995    $ 25,399,461


  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                          $242,557,150    $226,033,263




The accompanying notes are an integral part of these consolidated financial statements.


4  First Keystone Corporation


FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, and 1994



                                                  1996             1995

INTEREST INCOME
Interest and fees on loans:

 Taxable                                         $11,193,303      $10,569,702
 Tax exempt                                          212,206          290,578
Interest and dividends on investment
  securities:
 Taxable interest                                  3,856,431        3,887,673
 Tax exempt interest                               2,317,029        1,631,495
 Dividends                                           115,054          107,443
Interest on deposits in banks                         91,782          149,793
  TOTAL INTEREST INCOME                          $17,785,805      $16,636,684


INTEREST EXPENSE
Interest on deposits                             $ 7,864,665      $ 7,450,453
Interest on short-term borrowings                    261,458          236,928
Interest on long-term borrowings                     541,243          583,469

  TOTAL INTEREST EXPENSE                         $ 8,667,366      $ 8,270,850
  NET INTEREST INCOME                            $ 9,118,439      $ 8,365,834
  PROVISION FOR LOAN LOSSES                          516,584          372,448
  NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                    $ 8,601,855      $ 7,993,386

NON-INTEREST INCOME
 Fiduciary activities income                     $   424,740      $   349,809
 Service charges and fees                            616,487          572,535
 Other operating income                               48,936           41,825
 Investment securities gains
   (losses) - net                                   (37,729)            4,841
  TOTAL NON-INTEREST INCOME                      $ 1,052,434      $   969,010

NON-INTEREST EXPENSE
 Salaries and employee benefits                  $ 2,448,234      $ 2,262,650
 Occupancy expense, net                              281,222          292,731
 Furniture and equipment expense                     467,973          456,013
 FDIC insurance                                        2,000          199,953
 Other operating expense                           1,341,236        1,345,098

  TOTAL NON-INTEREST EXPENSE                     $ 4,540,665      $ 4,556,445


Income before income taxes                       $ 5,113,624      $ 4,405,951
Income tax expense                                   983,339          919,758


NET INCOME                                       $ 4,130,285      $ 3,486,193

PER SHARE DATA
 Net income                                      $      4.70      $      3.97
 Cash dividends                                  $      1.29      $      1.09
 Weighted average shares outstanding                 879,002          879,002



The accompanying notes are an integral part if these consolidated financial statements.



                                                  1993

INTEREST INCOME
Interest and fees on loans:
 Taxable                                         $ 9,179,252
 Tax exempt                                          195,199
Interest and dividends on investment
  securities:
 Taxable interest                                  2,894,880
 Tax exempt interest                               1,306,861
 Dividends                                            94,953
Interest on deposits in banks                         60,176

  TOTAL INTEREST INCOME                          $13,731,321

INTEREST EXPENSE
Interest on deposits                             $ 5,736,505
Interest on short-term borrowings                    215,721
Interest on long-term borrowings                     400,907

  TOTAL INTEREST EXPENSE                         $ 6,353,133

  NET INTEREST INCOME                            $ 7,378,188
  PROVISION FOR LOAN LOSSES                           31,233

  NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                    $ 7,346,955

NON-INTEREST INCOME
 Fiduciary activities income                     $   294,831
 Service charges and fees                            472,922
 Other operating income                               43,755
 Investment securities gains
   (losses) - net                                    180,284

  TOTAL NON-INTEREST INCOME                      $   991,792

NON-INTEREST EXPENSE
 Salaries and employee benefits                  $ 2,121,904
 Occupancy expense, net                              273,746
 Furniture and equipment expense                     401,378
 FDIC insurance                                      377,154
 Other operating expense                           1,133,909

  TOTAL NON-INTEREST EXPENSE                     $ 4,308,091

Income before income taxes                       $ 4,030,656
Income tax expense                                   916,063


NET INCOME                                       $ 3,114,593

PER SHARE DATA
 Net income                                      $      3.54
 Cash dividends                                  $      1.01
 Weighted average shares outstanding                 879,002


The accompanying notes are an integral part if these consolidated financial statements.

                                                1996 Annual Report  5


FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, and 1994


                                       Common                       Retained
                                        Stock       Surplus          Earnings

BALANCE at DECEMBER 31, 1993          $1,616,858     $3,829,266    $13,131,366

Cumulative effect as of
  January 1, 1994, relating
  to change in accounting
  principle applicable
  to investment securities
  available for sale,
  net of taxes                        $    -         $    -        $     -
Net Income                                 -              -          3,114,593
Cash dividends -
  $1.01 per share                          -              -           (889,272)
Change in unrealized gain
  (loss) on investment
  securities available for
  sale, net of taxes                       -              -              -

BALANCE at DECEMBER 31, 1994          $1,616,858     $3,829,266    $15,356,687




                                                      Net
                                                    Unrealized
                                                  Gain (Loss)
                                                 On Investment
                                                    Securities
                                      Treasury      Available
                                        Stock        For Sale        Total

BALANCE at DECEMBER 31, 1993          $    -         $    -        $18,577,490

Cumulative effect as of
  January 1, 1994, relating
  to change in accounting
  principle applicable
  to investment securities
  available for sale,
  net of taxes                        $    -         $2,175,724     $2,175,724
Net Income                                 -              -          3,114,593
Cash dividends -
  $1.01 per share                          -              -           (889,272)
Change in unrealized gain
  (loss) on investment
  securities available for
  sale, net of taxes                       -         (2,190,464)    (2,190,464)

BALANCE at DECEMBER 31, 1994          $    -         $  (14,740)   $20,788,071






                                       Common                       Retained
                                        Stock       Surplus          Earnings



Net Income                            $    -         $    -        $ 3,486,193
Cash Dividends -
  $1.09 per share                          -              -           (953,946)
Change in unrealized gain
  (loss) on investment
  securities available for
  sale, net of taxes                       -              -             -

BALANCE at DECEMBER 31, 1995          $1,616,858     $3,829,266    $17,888,934




                                                      Net
                                                    Unrealized
                                                  Gain (Loss)
                                                 On Investment
                                                    Securities
                                      Treasury      Available
                                        Stock        For Sale        Total

Net Income                            $    -         $    -        $ 3,486,193
Cash Dividends -
  $1.09 per share                          -              -           (953,946)
Change in unrealized gain
  (loss) on investment
  securities available for
  sale, net of taxes                       -          2,079,143      2,079,143

BALANCE at DECEMBER 31, 1995          $    -         $2,064,403    $25,399,461




                                       Common                       Retained
                                        Stock       Surplus          Earnings



Net Income                            $    -         $    -        $ 4,130,285
10% Stock Dividend                       161,436      2,825,130     (2,986,566)
Dividends paid in lieu of
  fractional shares                        -              -             (4,622)
Cash Dividends -
  $1.29 per share                          -              -         (1,138,108)
Change in unrealized gain
(loss) on investment
securities available for
  sale, net of taxes                       -              -              -

BALANCE AT DECEMBER 31, 1996          $1,778,294     $6,654,396    $17,889,923




                                                      Net
                                                    Unrealized
                                                  Gain (Loss)
                                                 On Investment
                                                    Securities
                                      Treasury      Available
                                        Stock        For Sale        Total

Net Income                            $    -         $    -        $ 4,130,285
10% Stock Dividend                         -              -             -
Dividends paid in lieu of
  fractional shares                        -              -             (4,622)
Cash Dividends -
  $1.29 per share                          -              -         (1,138,108)
Change in unrealized gain
(loss) on investment
securities available for
  sale, net of taxes                       -           (914,021)      (914,021)

BALANCE AT DECEMBER 31, 1996          $1,778,294     $6,654,396    $17,889,923




The accompanying notes are an integral part of these consolidated financial statements.



6  First Keystone Corporation


FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 and 1994


                                                   1995              1994


OPERATING ACTIVITIES
Net income                                        $  4,130,285    $  3,486,193
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Provision for loan losses                            516,584         372,448
  Depreciation                                         299,274         311,636
  Premium amortization on investment
    securities                                         158,011         254,510
  Discount accretion on investment
    securities                                         (86,481)       (141,052)
  Deferred income taxes (benefit)                      (32,241)        (29,421)
  (Gain) loss on sales of investment
    securities                                          37,729          (4,841)
  Gain on sale of premises and
    equipment                                             (804)         (2,342)
  (Gain) loss on sale of other real
    estate owned                                        -               37,155
  (Increase) decrease in accrued
    interest receivable                                (83,514)       (602,849)
  (Increase) decrease in other
    assets - net                                        28,687         100,671
  Increase (decrease) in accrued
    interest and other expenses                        (52,076)        398,383
  Decrease in other liabilities - net                     (301)         (7,395)

  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                                    $  4,915,153    $  4,173,096


INVESTING ACTIVITIES
Purchases of investment securities
  available for sale                              $(40,909,754)   $(36,711,805)
Proceeds from sales of investment
  securities available for sale                     20,076,003      22,461,737
Proceeds from maturities and
  redemptions of investment
 securities available for sale                       3,998,416       6,424,757
Purchases of investment securities
  held to maturity                                    (996,170)     (5,608,356)
Proceeds from maturities and
  redemption of investment securities
  held to maturity                                   3,254,532       8,307,905
Net increase in loans                               (5,575,547)    (10,218,544)
Proceeds from sales of loans                            65,000         182,500
Proceeds from sale of premises
  and equipment                                          1,200           3,000
Purchases of premises and equipment                   (114,846)       (348,965)
Proceeds from sale of other real
  estate owned                                          -              197,845
  NET CASH USED IN INVESTING
    ACTIVITIES                                    $(20,201,166)   $(15,309,926)

FINANCING ACTIVITIES
Net increase in deposits                          $ 11,225,696    $ 15,040,312
Net increase (decrease) in
  short-term borrowings                                762,766      (1,126,013)
Proceeds from long-term borrowings                  12,000,000       1,000,000
Repayment of long-term borrowings                   (9,000,000)     (1,500,000)
Cash dividends paid                                 (1,138,108)       (953,946)
Dividends paid in lieu of fractional
  shares                                                (4,622)         -

  NET CASH PROVIDED BY FINANCING
    ACTIVITIES                                    $ 13,845,732    $ 12,460,353


Increase (decrease) in cash and cash
  equivalents                                     $ (1,440,281)   $  1,323,523
Cash and cash equivalents at
  beginning of year                                  6,619,812       5,296,289

  CASH AND CASH EQUIVALENTS AT
    END OF YEAR                                   $  5,179,531    $  6,619,812



The accompany notes are an integral part of these consolidated financial statements.




                                                      1993



OPERATING ACTIVITIES
Net income                                         $  3,114,593
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Provision for loan losses                              31,233
  Depreciation                                          295,327
  Premium amortization on
    investment securities                               315,008
  Discount accretion on investment
    securities                                          (43,119)
  Deferred income taxes (benefit)                        88,542
  (Gain) loss on sales of
    investment securities                              (180,284)
  Gain on sale of premises and
    equipment                                            -
  (Gain) loss on sale of other real
    estate owned                                         (3,730)
  (Increase) decrease in accrued
    interest receivable                                  28,256
  (Increase) decrease in other
    assets - net                                        (70,258)
  Increase (decrease) in accrued
    interest and other expenses                         (43,889)
  Decrease in other liabilities - net                   (61,521)

  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                                     $  3,470,158

INVESTING ACTIVITIES
Purchases of investment securities
  available for sale                               $(19,799,911)
Proceeds from sales of investment
  securities available for sale                      19,505,870
Proceeds from maturities and
  redemptions of investment
 securities available for sale                        5,757,254
Purchases of investment securities
  held to maturity                                   (4,345,463)
Proceeds from maturities and
  redemption of investment
  securities held to maturity                         4,889,106
Net increase in loans                               (10,148,833)
Proceeds from sales of loans                             -
Proceeds from sale of premises and
  equipment                                              -
Purchases of premises and equipment                    (591,525)
Proceeds from sale of other real
  estate owned                                            8,730

  NET CASH USED IN INVESTING
    ACTIVITIES                                     $ (4,724,772)


FINANCING ACTIVITIES
Net increase in deposits                           $  6,549,062
Net increase (decrease) in
  short-term borrowings                              (4,559,871)
Proceeds from long-term borrowings                    3,500,000
Repayment of long-term borrowings                    (2,000,000)
Cash dividends paid                                    (889,272)
Dividends paid in lieu of
  fractional shares                                      -

  NET CASH PROVIDED BY FINANCING
    ACTIVITIES                                     $  2,599,919


Increase (decrease) in cash and
  cash equivalents                                 $  1,345,305
Cash and cash equivalents at
  beginning of year                                   3,950,984

  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                                 $  5,296,289




The accompanying notes are an integral part of these consolidated financial statements.

                                                1996 Annual Report  7

FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements for Years Ended December 31, 1996, 1995, and 1994

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accounting and reporting policies of First Keystone
Corporation and Subsidiary (the "Corporation") conform to generally accepted accounting principles and to general practices within the banking industry. The more significant policies follow:

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

Investment Securities
     The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as required January 1, 1994. As a result of adopting Statement No. 115, the Corporation classified investment securities into two categories: those to be held to maturity and those available for sale. In accordance with the Statement, prior period consolidated financial statements have not been restated to reflect the change in accounting principle. The cumulative effect, as of January 1, 1994, of adopting Statement No. 115 increased Stockholders' Equity in the amount of $2,175,724 (net of deferred income tax of $1,147,985) to reflect the net unrealized gain on investment securities classified as available for sale.
     In November 1995, the Financial Accounting Standards Board (FASB) published a special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." The report included a provision that allowed banks a one-time opportunity to reclassify (at fair value) held-to-maturity securities without calling into question their intent to hold other debt securities to maturity in the future. The reclassifications had to be made in conjunction with implementation of the supplemental guidance by December 31, 1995. The Corporation did not make any reclassifications as allowed under this special provision.
     The classification of investment securities into categories held to maturity or available for sale is initially determined at the date the security is purchased and is reevaluated at each balance sheet date. Debt securities are classified as held to maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities held to maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.
     Debt securities not classified as held to maturity and equity securities are included in the available for sale category and are carried at fair value. The amount of any unrealized gain or loss is reported as a separate component of Stockholders' Equity net of the effect of deferred income tax. Management's decision to sell available for sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.
     The cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed security, over the estimated life of the security. Such amortization and accretion, as well as interest and dividends is included in interest from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.


8 First Keystone Corporation

Loans
     Loans are stated at their outstanding unpaid principal balances, net of any deferred fees or costs, unearned income and the allowance for loan losses. Interest on installment loans is recognized as income over the term of each loan, generally, by the "actuarial method". Interest on other loans is primarily recognized based upon the principal amount outstanding. Loan origination fees and certain direct loan origination costs have been deferred and the net amount amortized using the interest method over the contractual life of the related loans as an interest yield adjustment.
     Mortgage loans held for resale are carried at the lower of cost or market. These loans are sold without recourse to the Corporation.

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

Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
     As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No.114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under the new standards, the allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allows the continued use of existing methods for income recognition on impaired loans and amends disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans.
     The allowance for loan losses is maintained at a level estimated by management to be adequate to absorb potential loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Premises and Equipment
     Premises and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Maintenance and minor repairs are charged to operations as incurred. The cost and accumulated depreciation of the premises and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.
     As of January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."
The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets. An impairment loss must be recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset so determined. Implementation of this Statement by the Corporation did not result in any impairment losses.


                                             1996 Annual Report 9

Other Real Estate Owned
     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Advertising Costs
     Advertising costs are expensed as the costs are incurred.
Advertising expenses amounted to $119,579, $107,541, and $114,124 for 1996, 1995, and 1994, respectively.

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

Income Taxes
     The provision for income taxes is based on the results of operations, adjusted primarily for tax exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax bases of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period. Further, the Statement requires that a valuation allowance be provided in an amount sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Per Share Data
     Net income and cash dividends per share are based upon weighted average number of shares outstanding during each period. All data with respect to weighted average number of shares outstanding, net income and cash dividends was retroactively adjusted to reflect the stock dividends.

Cash Flow Information
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.
     Interest paid on deposits and other borrowings was $8,682,349, $7,994,087 and $6,287,219 in 1996, 1995 and 1994, respectively. Cash payments for income taxes were $1,125,251, $902,567 and $760,056 for 1996, 1995 and 1994, respectively. The Corporation transferred loans to other real estate owned in the amounts of $46,184 in 1996 and $256,530 in 1994.

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

Reporting Format
     Certain amounts in the financial statements of prior periods have been reclassified to conform with presentation used in the 1996 financial statements. Such reclassifications have no effect on the Corporation's consolidated financial condition or net income.


10 First Keystone Corporation

NOTE 2.  RESTRICTED CASH BALANCES
     Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all member depository institutions. The Bank subsidiary was required to have aggregate cash reserves of $1,949,000 and $1,508,000 at December 31, 1996, and 1995,
respectively.
     The Bank subsidiary also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing and charge card processing. Balances maintained for this purpose were $1,032,133 at December 31, 1996.


NOTE 3.  INVESTMENT SECURITIES
     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available For Sale" or "Held to Maturity" were as follows at December 31, 1996, and 1995:



                                     Available For Sale Securities

                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value

December 31, 1996:
U.S. Treasury
  securities               $ 3,294,242   $   46,430    $   -      $ 3,340,672
Obligations of U.S.
  Government
  Corporations and
  Agencies:
  Mortgage-backed           18,874,935         -         62,810    18,812,125
  Other                     17,748,918         -        221,778    17,527,140
Obligations of state
  and political
  subdivisions              35,971,566    1,630,009        -       37,601,575
Corporate debt
  securities:
  Mortgage-backed            1,292,934         -         27,116     1,265,818
  Other                              0         -           -                0
Equity securities            2,178,352      420,252        -        2,598,604

Total                      $79,360,947   $2,096,691    $311,704   $81,145,934






                                      Held to Maturity Securities

                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value

December 31, 1996:
Obligations of U.S.
  Government
  Corporations and
  Agencies,
  Mortgage-backed          $16,786,482     $   -       $173,419   $16,613,063
Obligations of state
  and political
  subdivisions               3,293,077      48,220         -        3,341,297

Total                      $20,079,559     $48,220     $173,419   $19,954,360





                                     Available For Sale Securities

                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value

December 31, 1995:
U.S. Treasury
  Securities               $ 4,947,272   $  228,353    $   -      $ 5,175,625
Obligations of U.S.
  Government
  Corporations and
  Agencies:
  Mortgage-backed           16,266,958      121,160     136,491    16,251,627
  Other                      5,999,434      106,816        -        6,106,250
Obligations of state
  and political
  subdivisions              29,477,870    2,641,955      14,516    32,105,309
Corporate debt
  securities:
  Mortgage-backed            2,849,219        -          41,281     2,807,938
  Other                         92,033           93           0        92,126
Equity securities            1,918,523      246,408           0     2,164,931

Total                      $61,551,309   $3,344,785    $192,288   $64,703,806




                                                 1996 Annual Report 11


                                      Held to Maturity Securities

                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value

December 31, 1995:
Obligations of U.S.
  Government
  Corporations and
  Agencies,
  Mortgage-backed          $20,130,568    $ 60,767     $124,139   $20,067,196
Obligations of state
  and political
  subdivisions               3,290,916      84,205        3,021     3,372,100

Total                      $23,421,484    $144,972     $127,160   $23,439,296





                                             December 31, 1996

                                               U.S. Government     Obligations
                                   U.S.             Agency &        of State
                                  Treasury        Corporation     & Political
                                 Securities      Obligations      Subdivisions
                                                                      <F1>

Available For Sale:
Within 1 Year                      $    -          $    -         $      -
1 - 5 Years:
  Amortized cost                    3,294,242           -                -
  Estimated fair value              3,340,672           -                -
  Weighted average yield                6.89%           -                -
5 - 10 Years:
  Amortized cost                        -           11,818,162        485,916

  Estimated Fair value                  -           11,788,996        538,971
  Weighted average yield                -                7.29%         11.69%
After 10 Years:
  Amortized cost                        -           24,805,692     35,485,650
  Estimated fair value                  -           24,550,269     37,062,605
  Weighted average yield                -                7.33%          9.30%

Total:
  Amortized cost                   $3,294,242      $36,623,854    $35,971,566
  Estimated fair value             $3,340,672      $36,339,265    $37,601,575
  Weighted average yield                6.89%            7.32%          9.33%



                                             December 31, 1996

                                    Other                           Marketable
                                   Debt             Other             Equity
                                 Securities    Securities <F2>     Securities
                                                                      <F2>

Available For Sale:
Within 1 Year                      $    -            $    -          $    -
1 - 5 Years:
  Amortized cost                        -                 -               -
  Estimated fair value                  -                 -               -
  Weighted average yield                -                 -               -
5 - 10 Years:
  Amortized cost                        -                 -               -
  Estimated Fair value                  -                 -               -
  Weighted average yield                -                 -               -
After 10 Years:
  Amortized cost                    1,292,934         1,428,050         750,302
  Estimated fair value              1,265,818         1,428,050       1,170,554
  Weighted average yield                6.18%             6.28%           3.31%

Total:
  Amortized cost                   $1,292,934        $1,428,050      $  750,302
  Estimated fair value             $1,265,818        $1,428,050      $1,170,554
  Weighted average yield                6.18%             6.28%           3.31%
_______________________

<F1>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F2>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.


12  First Keystone Corporation


                                             December 31, 1996

                                               U.S. Government     Obligations
                                   U.S.             Agency &        of State
                                  Treasury        Corporation     & Political
                                 Securities      Obligations      Subdivisions
                                                                      <F1>

Held To Maturity:
Within 1 Year                      $    -          $    -          $     -
1 - 5 Years:
  Amortized cost                        -               -             303,011
  Estimated fair value                  -               -             306,802
  Weighted average yield                -               -               8.34%
5 - 10 Years:
  Amortized cost                        -               -             498,125
  Estimated Fair value                  -               -             498,190
  Weighted average yield                -               -               7.27%
After 10 Years:
  Amortized cost                        -           16,786,482      2,491,941
  Estimated fair value                  -           16,613,063      2,536,305
  Weighted average yield                -                6.62%          8.84%

Total:
  Amortized cost                    $   -          $16,786,482     $3,293,077
  Estimated fair value              $   -          $16,613,063     $3,341,297
  Weighted average yield                -                6.62%          8.56%




                                             December 31, 1996

                                    Other                           Marketable
                                   Debt             Other             Equity
                                 Securities    Securities <F2>     Securities
                                                                      <F2>

Held To Maturity:
Within 1 Year                      $    -            $    -          $    -
1 - 5 Years:
  Amortized cost                        -                 -               -
  Estimated fair value                  -                 -               -
  Weighted average yield                -                 -               -
5 - 10 Years:
  Amortized cost                        -                 -               -
  Estimated Fair value                  -                 -               -
  Weighted average yield                -                 -               -
After 10 Years:
  Amortized cost                        -                 -               -
  Estimated fair value                  -                 -               -
  Weighted average yield                -                 -               -

Total:
  Amortized cost                   $    -            $    -          $    -
  Estimated fair value             $1,265,818        $1,428,050      $1,170,554
  Weighted average yield                6.18%             6.28%           3.31%

_______________________

<F1>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F2>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.


     There were no aggregate investments with a single issuer which exceeded ten percent of consolidated shareholders' equity at December 31, 1996. The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in debt and equity securities during 1996, 1995 and 1994 were $20,076,003, $22,461,737, and
$19,505,870, respectively. Gross gains realized on these sales were $414,239, $350,410 and $332,506, respectively. Gross losses on these sales were $451,968, $345,569 and $152,222, respectively. Net unrealized gains (losses) on securities available for sale included as a separate component of consolidated stockholders' equity net of tax was $1,150,382 and $2,064,403 in 1996 and 1995, respectively.


NOTE 4.  LOANS
     Major classifications of loans at December 31, 1996 and 1995 consisted of:



                                                   1996              1995

Commercial, Financial, and Agricultural           $ 13,573,843     $ 17,563,201
Tax exempt                                           2,263,116        3,602,088
Real estate mortgage                                98,248,599       87,284,672
Consumer                                            23,026,816       23,680,715
Gross loans                                       $137,112,374     $132,130,676
Less:  Unearned discount                             3,544,417        3,752,652
  Unamortized loan fees net of costs                   306,996          316,589

Loans, net of unearned income                     $133,260,961     $128,061,435



     Mortgage loans held for sale included in loans were $1,126,213 and $103,900 at December 31, 1996, and 1995, respectively.


                                             1996 Annual Report  13

     Changes in the allowance for loan losses for the years ended
December 31, 1996, 1995, and 1994, were as follows:


                                      1996           1995            1994

Balance, January 1                   $2,015,236     $1,801,517     $1,844,196
Provision charged to
  operations                            516,584        372,448         31,233
Loans charged off                      (302,480)      (185,643)      (181,666)
Recoveries                               37,643         26,914        107,754

Balance, December 31                 $2,266,983     $2,015,236     $1,801,517



Non-accrual loans at December 31, 1996, 1995 and 1994 were approximately $267,445, $556,533 and $619,732, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:


                                            1996          1995         1994

Gross interest due under terms              $46,924      $53,224      $61,108
Amount included in income                     3,048        2,700        3,555

Interest income not recognized              $43,876      $50,524      $57,553




     At December 31, 1996 and 1995 the recorded investment in loans that are considered to be impaired as defined by Statement No. 114 was $108,749 and $242,319, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by Statement No. 114 along with any other potential losses. The average recorded investment in impaired loans during the year ended December 31, 1996 and 1995 was approximately $126,641 and $237,090, respectively.
     At December 31, 1996, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


Note 5.  PREMISES AND EQUIPMENT
  A summary of premises and equipment at December 31, 1996 and 1995 follows:

                                               1996                1995

Land                                          $  840,288          $  840,288
Buildings and improvements                     2,386,788           2,386,788
Equipment                                      2,953,482           2,850,527

                                              $6,180,558          $6,077,603
Less:  Accumulated depreciation                3,299,382           3,011,602

Total                                         $2,881,176          $3,066,001



     Depreciation amounted to $299,274 for 1996, $311,636 for 1995, and $295,327 for 1994.


Note 6.  DEPOSITS
  Major classifications of deposits at December 31, 1996 and 1995 consisted of:

                                                                    1996     1995

Demand - non-interest bearing                    $ 17,804,634     $ 17,621,563
Demand - interest bearing                          42,838,638       37,617,465
Savings                                            40,405,703       42,333,211
Time, $100,000 and over                            21,053,285       17,683,648
Other time                                         76,443,523       72,064,200

Total deposits                                   $198,545,783     $187,320,087




14  First Keystone Corporation

  The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 1996:


                                              CERTIFICATES       OTHER TIME
                                               OF DEPOSIT          DEPOSITS

Three months or less                            $ 7,348,723        $5,247,000
Over three to six months                          2,424,960            -
Over six to twelve months                         3,238,845            -
Over twelve months                                2,793,757            -

Total                                           $15,806,285        $5,247,000



     Interest expense related to time deposits of $100,000 or more was $1,066,135 in 1996, $1,156,943 in 1995, and $589,750 in 1994.


Note 7.  SHORT-TERM BORROWINGS
     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 1996, and 1995:


                                                           1996

                                                            Maximum
                                                             Month
                                    Ending       Average       End     Average
                                    Balance     Balance     Balance     Rate

Federal funds purchased and
  securities sold under
  agreements to repurchase          $3,388,466   $3,767,724   $ 4,095,918 4.28%
Federal Home Loan Bank                 500,000    1,088,209     5,775,000 6.52%
U.S. Treasury tax and
  loan notes                         1,232,901      570,705     1,506,241 5.11%

Total                               $5,121,367   $5,426,638   $11,377,159 6.03%



                                                           1995

                                                            Maximum
                                                             Month
                                    Ending       Average       End     Average
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




NOTE 8.  LONG-TERM BORROWINGS
     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Bank subsidiary which consist principally of first mortgage loans.
     A schedule of long-term borrowings by maturity as of December 31, 1996, and 1995 follows:



        Maturity         Interest Rate       1996               1995

    08/08/1996               7.40%           $     -           $1,000,000
    10/27/1996               7.36%                 -            1,000,000
    01/28/1997               5.50%             1,000,000            -
    04/28/1997               5.80%             1,000,000            -
    05/18/1997               6.90%             2,000,000        2,000,000
    10/27/1997               7.65%             1,000,000        1,000,000
    11/04/1997               5.73%             2,000,000            -
    11/01/1998               5.56%             1,000,000        1,000,000
    12/27/2001               4.97%             1,000,000            -
    05/18/2002               7.77%             1,000,000        1,000,000
                                             $10,000,000       $7,000,000



                                              1996 Annual Report  15

NOTE 9.  INCOME TAXES
     The current and deferred components of the income tax provision (benefit) consisted of the following:


                                       1996          1995          1994

Federal
  Current                            $1,013,777      $947,026     $815,005
  Deferred (benefit)                    (32,241)      (28,711)      88,584

                                     $  981,536      $918,315     $903,589
State
  Current (benefit)                      $1,803        $2,153     $ 12,516
  Deferred (benefit)                      -              (710)         (42)

                                     $    1,803      $  1,443     $ 12,474
Total provision for
  income taxes                       $  983,339      $919,758     $916,063



     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:

                                        1996                     1995

                                   Amount    Rate            Amount   Rate

Provision at statutory rate        $1,738,632     34.0%     $1,498,023    34.0%
Tax exempt income                    (859,940)   (16.8)       (653,505)  (14.8)
Dividend received exclusion            (8,565)     (.2)         (6,433)    (.2)
Non-deductible expenses               112,022      2.2          83,110     1.9
Other, net                               (613)     -            (2,880)    (.1)

Applicable federal income
   tax and rate                    $  981,536     19.2%     $  918,315    20.8%


                                        1994

                                   Amount    Rate


Provision at statutory rate        $1,370,423     34.0%
Tax exempt income                   (510,700)   (12.7)
Dividend received exclusion           (6,085)     (.2)
Non-deductible expenses                54,552      1.4
Other, net                            (4,601)     (.1)

Applicable federal income
  tax and rate                     $  903,589     22.4%




     Income tax (benefit) attributable to realized security losses was ($12,828) in 1996. Income tax expense attributable to realized security gains was $1,646 in 1995 and $61,297 in 1994.
     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset included in other assets in these consolidated financial statements. The components of the net deferred tax assets at December 31, 1996, 1995, and 1994 are as follows:


                                        1996           1995           1994

Deferred Tax Assets:
  Loan loss Reserve                     $ 623,870     $   538,276    $ 465,612
  Loan origination fees
    and costs                               -               -            9,059
  Contributions                             -               4,454        -
    Total                               $ 623,870     $   542,730    $ 474,671

Deferred Tax Liabilities:
  Loan origination fees
    and costs                           $ (64,371)    $   (30,176)   $   -
  Accretion                               (24,302)        (11,622)      (3,358)
  Unrealized investment
    securities gains
    (loss in 1994 <F1>                   (634,604)     (1,088,095)      (5,018)
  Depreciation                           (167,442)       (165,418)    (165,220)

    Total                               $(890,719)    $(1,295,311)   $(173,596)

  Net Deferred Tax Asset
    (Liability)                         $(266,849)    $  (752,581)   $ 301,075

____________________________

<F1>
The net deferred tax liability on unrealized investment securities losses for 1994 results from deferred federal and state tax on parent company unrealized securities gains being greater than deferred federal tax on Bank unrealized losses.


     It is anticipated that all tax assets are to be realized, accordingly no valuation allowance has been provided.


16 First Keystone Corporation

Note 10.  EMPLOYEE BENEFIT PLANS
     The Corporation maintains a 401K Profit Sharing Plan. The Plan agreement provides that the Corporation will match employee deferrals to the Plan not to exceed 3% of their respective eligible compensations. Additionally, the Corporation may make a discretionary contribution annually to the Plan, which when combined with the employee's deferral and Corporation's matching contributions, cannot exceed 15% of total eligible compensation.
     Contributions reflected as expense in the accompanying consolidated financial statements under the current plan are as follows:



                                             1996         1995        1994

Matching Contribution                         $ 52,892   $ 46,306     $ 41,564
Discretionary Contribution                     138,818    195,291      169,347

   Total Expense                              $191,710   $241,597     $210,911




Note 11.  LEASE COMMITMENTS
     At December 31, 1996, the Corporation was leasing two branch bank buildings. The lease agreement on the Nescopeck branch bank office was renewed June 1, 1995, for a five-year period and provides, among other items, renewal options and the payment of other expenses in addition to a base annual rental of $9,600. The lease agreement on the Scott Township branch bank office, dated May 31, 1988, is an eight-year lease requiring an annual rental of $21,800 for each of the first three years and an annual rental of $25,800 for each of the remaining five years increased annually for inflation. The lease provides for a renewal option and the payment of other normal operating expenses.
     On November 15, 1995, the Corporation renewed their Scott Township lease for an additional five-year period. Total rent expense on the two branch bank buildings for the years ended December 31, 1996, 1995 and 1994 was $48,180, $45,997 and $34,347, respectively.
     Minimum future non-cancelable rental payments for the branch buildings as of December 31, 1996, for each of the next five years are:


                    1997                          $ 43,678
                    1998                            44,837
                    1999                            45,824
                    2000                            40,540
                    2001                            15,452
                    Thereafter                        -

                    Total                         $190,331


NOTE 12.  LEGAL MATTERS
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the consolidated financial statements. Management does not believe the outcome of these actions and proceedings will have a material adverse effect on the consolidated financial position of the Corporation.


NOTE 13.  RELATED PARTY TRANSACTIONS
     Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 1996, 1995 and 1994. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.
     A summary of the activity on the related party loans, comprised of 5 directors and 3 executive officers, consists of the following for the years ended December 31, 1996, 1995, and 1994:



                                    1996           1995             1994

Balance at January 1                  $3,090,030     $3,410,457    $2,813,715
New loan advances                        224,885      1,513,122     1,593,607
Repayments                              (760,970)    (1,833,549)     (996,865)

Balance at December 31                $2,553,945     $3,090,030    $3,410,457



                                               1996 Annual Report  17

Note 14.  REGULATORY MATTERS
     Dividends are paid by the Corporation to stockholders from its assets which are mainly provided by the Bank.
     National banking laws place certain restrictions on the amount of dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 1997, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $5,457,319 plus additional amounts equal to the net income earned in 1997 for the period January 1, 1997, through the date of declaration, less any dividends which may have already been paid in 1997.
     Federal regulations provide standards which require that U.S. banking organizations meet certain minimum capital ratios as a measure of capital adequacy. In general, the standards require banks and bank holding companies to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a "risk-adjusted" basis, certain off-balance sheet activities such as loan commitments and letters of credit.
     The Federal Standards provide specific guidelines which classify Capital into two Tiers, referred to as Tier 1 and Tier 2. Under these guidelines the Bank's Tier 1 Capital consists of common stockholders' equity and Tier 2 Capital consists of Tier 1 Capital plus the lesser of the allowance for loan losses, or 1.25% of gross risk-weighted assets. Total qualifying Capital consist of the total of Tier 1 Capital plus Tier 2 Capital with Tier 2 Capital being limited to 100% of Tier 1 Capital. At December 31, 1996, the Corporation exceeded all minimum Capital requirements as reflected in the following table:



                                                                  Minimum
                                                 Calculated        Standard
                                                   Ratios           Ratios

Risk Based Ratios:
Tier 1 Capital to Risk-Weighted Asset                  19.29%          4.00%
Total Qualifying Capital to Risk-Weighted
     Assets                                            20.55%          8.00%



Note 15.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
          CONCENTRATIONS OF CREDIT RISK
     The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.
The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1996, and 1995 were as follows:



                                                    1996            1995

Financial instruments whose contract
   amount represent credit risk:
  Commitments to extend credit                     $17,675,879     $10,036,866
  Standby letters of credit                        $ 1,331,233     $ 1,824,649



     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary. However, at December 31, 1996, all standby letters of credit are generally unsecured.


18 First Keystone Corporation

     The Corporation grants commercial, agribusiness and residential loans to customers within the state. It is management's opinion that the loan portfolio was balanced and diversified at December 31, 1996, to the extent necessary to avoid any significant concentration of credit risk.


Note 16.  STOCKHOLDERS' EQUITY
     On January 4, 1996, the Board of Directors declared a 10% Stock Dividend paid February 16, 1996, to Shareholders of Record January 4, 1996. The stock dividend was valued based on the market price of $37.00 per share on January 4, 1996. A total of 80,718 shares were issued as a result of this stock dividend with a total value of $2,991,188, including cash in lieu of fractional shares.
     All data with respect to shares, net income and cash dividends per share, and weighted average number of shares outstanding was retroactively adjusted to reflect the stock dividends.


NOTE 17.  FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards Board Statement No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     Cash and Due From Banks, Short-Term Investments, Accrued Interest Receivable and Accrued Interest Payable
          The fair values are equal to the current carrying values.

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

     Deposits
          Under Statement No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money Market Accounts is equal to the amount payable on demand at December 31, 1996, and 1995.
          Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.


                                                1996 Annual Report 19

     Short-Term and Long-Term Borrowings
          The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments.

     Commitments to Extend Credit and Stand-By Letters of Credit
          Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.
          At December 31, 1996 and 1995, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:

                                                               1996

                                                   Carrying        Estimated
                                                    Amount         Fair Value

    FINANCIAL ASSETS:
     Cash and due from banks                     $  5,147,438      $  5,147,438
     Short-term investments                            32,093            32,093
     Investment securities                        101,225,493       100,100,281
     Net loans                                    130,933,978       132,207,197
     Accrued interest receivable                    1,958,882         1,958,882


    FINANCIAL LIABILITIES:
     Deposits                                     198,545,783       198,681,259
     Short-term borrowings                          5,121,367         5,122,376
     Long-term borrowings                          10,000,000        10,041,133
     Accrued interest payable                         900,396           900,396


    OFF-BALANCE SHEET FINANCIAL
      INSTRUMENTS:
     Commitments to extend credit                                    17,675,879
     Standby letters of credit                                        1,331,233



                                                               1995

                                                   Carrying        Estimated
                                                    Amount         Fair Value

    FINANCIAL ASSETS:
     Cash and due from banks                     $  4,656,866      $  4,658,866
     Short-term investments                         1,962,946         1,962,946
     Investment securities                         88,125,290        88,143,102
     Net loans                                    126,046,199       133,936,414
     Accrued interest receivable                    1,875,368         1,875,368


    FINANCIAL LIABILITIES:
     Deposits                                     187,320,087       188,306,316
     Short-term borrowings                          4,358,601         4,358,601
     Long-term borrowings                           7,000,000         7,219,928
     Accrued interest payable                         915,379           915,379


    OFF-BALANCE SHEET FINANCIAL
      INSTRUMENTS:
     Commitments to extend credit                                    10,036,866
     Standby letters of credit                                        1,824,649



20 First Keystone Corporation

Note 18.  PARENT COMPANY FINANCIAL INFORMATION
  Condensed financial information for First Keystone Corporation
(parent company only) was as follows:


BALANCE SHEETS                                              December 31

                                                     1996             1995

ASSETS
  Cash in subsidiary bank                           $   468,854     $   445,312
  Investment in subsidiary bank                      26,000,323      24,060,533
  Investment in other equity securities               1,170,554         955,082
  Receivables from subsidiary bank                        -              54,681
  Prepayments and other assets                           11,400          82,394

    TOTAL ASSETS                                    $27,651,131     $25,598,002


LIABILITIES
  Payable to subsidiary bank                        $     6,745     $    -
  Accrued expenses and other liabilities                171,391         198,541

    TOTAL LIABILITIES                               $   178,136     $   198,541


STOCKHOLDERS' EQUITY
  Preferred stock                                   $    -          $    -
  Common stock                                        1,778,294       1,616,858
  Surplus                                             6,654,396       3,829,266
  Retained earnings                                  17,889,923      17,888,934
  Unrealized gain (loss) on investment
    securities available for sale                     1,150,382       2,064,403

    TOTAL STOCKHOLDERS' EQUITY                      $27,472,995     $25,399,461


    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                                        $27,651,131     $25,598,002






INCOME STATEMENTS                                 Year Ended December 31

                                            1996          1995        1994

INCOME
  Dividends from subsidiary bank           $1,138,110    $  953,945  $  889,272
  Dividends - other                            34,818        26,553      25,370
  Securities gains                             -             21,760      99,616
  Interest                                     28,810        15,372      15,473

   TOTAL INCOME                            $1,201,738    $1,017,630  $1,029,731

Operating Expenses                             21,212        27,102      22,840

  Income Before Taxes and Equity
   in Undistributed Net Income
   of Subsidiary                           $1,180,526    $  990,528  $1,006,891
  Income tax expense                            7,325         7,305      41,855

  Income Before Equity in
   Undistributed Net Income of
   Subsidiary                              $1,173,201    $  983,223  $  965,036
  Equity in undistributed income
   of Subsidiary                            2,957,084     2,502,970   2,149,557


   NET INCOME                              $4,130,285    $3,486,193  $3,114,593



                                               1996 Annual Report  21


STATEMENTS OF CASH FLOWS                       Year Ended December 31

                                          1996         1995           1994

Net income                               $ 4,130,285   $3,486,193    $3,114,593
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Securities gains                          -           (21,760)      (99,616)
    Equity in undistributed
      net income of Subsidiary            (2,957,084)  (2,502,970)   (2,149,557)
    (Increase) decrease in
      receivables from
      Subsidiary                              54,681      (53,325)          (22)
    (Increase) decrease in
      prepaid expenses and
      other assets                            70,994         (245)      (65,556)
    Increase (decrease) in
      advances payable to
      Subsidiary                               6,745      (56,093)       42,804
    Increase (decrease) in
      accrued expenses                       (97,721)      45,900        52,616

    NET CASH PROVIDED BY
      OPERATING ACTIVITIES               $ 1,207,900   $  897,700    $  895,262


INVESTING ACTIVITIES
Purchase of equity securities            $   (41,628)  $ (166,253)   $ (254,565)
Sale of equity securities                     -            56,438       272,442
Dissolution of non-bank
  subsidiary                                  -            12,851        -

  NET CASH PROVIDED (USED)
    IN INVESTING ACTIVITIES              $   (41,628)  $  (96,964)   $   17,877


FINANCING ACTIVITIES
Cash dividends paid                      $(1,138,108)  $ (953,946)   $ (889,272)
Dividends paid in lieu of
  fractional shares                           (4,622)      -             -

  NET CASH PROVIDED (USED)
    BY FINANCING ACTIVITIES              $(1,142,730)  $ (953,946)   $ (889,272)


  INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS            $    23,542   $ (153,210)   $   23,867
  CASH AND CASH EQUIVALENTS
    AT BEGINNING OF YEAR                     445,312      598,522       574,655

  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                       $   468,854   $  445,312    $  598,522



22  First Keystone Corporation

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders of First Keystone Corporation:

     We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the Consolidated Financial Statements, the Corporation changed its method of accounting for impaired loans and contributions in 1995 and investments in debt and equity securities in 1994.






                           /s/ J. H. Williams & Co., LLP
                           J. H. Williams & Co., LLP









Kingston, Pennsylvania
January 9, 1997

                                               1996 Annual Report  23

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

RESULTS OF OPERATIONS
     First Keystone Corporation realized record earnings in 1996 with reported net income of $4,130,285. The net income for 1996 marked the 14th consecutive year that earnings and earnings per share have increased. Earnings per share for 1996 were $4.70 as compared to $3.97 and $3.54 in 1995 and 1994, respectively. The Corporation's return on average assets improved to 1.75% in 1996 from 1.58% in 1995 and 1.54% in 1994. Likewise, the Corporation's return on average equity remained strong at 15.98% in 1996, an increase from 15.24% in 1995 and 15.34% in 1994.
     Average earning assets increased $14,621,113, or 6.9% during 1996, while average interest bearing liabilities grew $11,744,524, or 6.5%. The average yield on earning assets increased to 8.38% in 1996 from 8.27% in 1995 while the rate paid on interest bearing liabilities decreased to 4.53% in 1996 from 4.60% in 1995. As a result, the Corporation's net interest income on a fully taxable equivalent basis increased 11.4% in 1996.

NET INTEREST INCOME
     The major source of operating income for the Corporation is net interest income, defined as interest income less interest expense.
The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earnings assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits. Table 1 indicates the amount of net interest income in each of the past-three years and the increase or decrease in each of the components. With interest income increasing more than interest expense, net interest income on a fully tax equivalent basis increased $1,065,000 in 1996 after increasing $1,204,000, or 14.8% in 1995.
     Table 2 on the following page provides a breakdown of average balances with corresponding revenues and expense resulting in average yield or rates paid. The yield on earning assets was 8.38% in 1996, 8.27% in 1995, and 7.44% in



Table 1 - Net Interest Income


(Amounts in thousands)                                  1996/1995
                                                  Increase/(Decrease)

                                           1996      Amount   %        1995

Interest Income                            $17,786    $1,149    6.9    $16,637
Interest Expense                             8,667       396    4.8      8,271

Net Interest Income                          9,119       753    9.0      8,366
Tax Equivalent Adjustment                    1,302       312   31.5        990

Net Interest Income (fully
 tax equivalent)                           $10,421    $1,065   11.4    $ 9,356



(Amounts in thousands)                                 1995/1994

                                                 Increase/(Decrease)
                                          1995      Amount     %       1994

Interest Income                           $16,637    $2,906    21.2    $13,731
Interest Expense                            8,271     1,918    30.2      6,353

Net Interest Income                         8,366       988    13.4      7,378
Tax Equivalent Adjustment                     990       216    27.9        774

Net Interest Income (fully
 tax equivalent)                          $ 9,356    $1,204    14.8    $ 8,152




1994. The yield on earning assets increased 11 basis points in 1996 after increasing 83 basis points in 1995. At the same time, the rate paid on interest bearing liabilities decreased to 4.53% after increasing to 4.60% in 1995 from 3.83% in 1994. Therefore, the rate on interest bearing liabilities decreased 7 basis points in 1996 after increasing 77 basis points in 1995. This had the effect of increasing our net interest margin to 4.58% in 1996 from 4.39% in 1995 and 4.18% in 1994. The continued maintenance of an adequate net interest margin is a primary concern being addressed by management on an ongoing basis.

                                               1996 Annual Report  25

Management's Discussion and Analysis



Table 2   Distribution of Assets, Liabilities and Stockholders' Equity


                                                       1996

                                     Avg. Balance         Revenue/    Yield/
                                                          Expense      Rate

Interest Earning Assets:
Loans:
Commercial <F1>                        $ 15,770,100      $ 1,542,429     9.78%
Real Estate <F1>                         93,136,506        8,008,957     8.60%
Installment Loans,
  Net <F1><F2>                           19,832,168        1,986,279    10.02%
Fees on Loans                                     0          (22,838)       0%

  Total Loans
    (Including Fees) <F3>              $128,738,774      $11,514,827     8.94%

Investment Securities:
Taxable                                $ 58,566,185      $ 3,971,485     6.78%
Tax Exempt <F1>                          38,724,074        3,510,650     9.07%
  Total Investment Securities          $ 97,290,259      $ 7,482,135     7.69%

Other Short-Term Investments:
Interest Bearing Deposits
  in Banks                             $  1,690,096      $    91,782     5.43%
Federal Funds Sold                                0                0        0%

 Total Other Short-Term
    Investments                           1,690,096           91,782     5.43%

 Total Interest-Earning
   Assets                              $227,719,129      $19,088,744     8.38%


Non-Interest Earning Assets:
Cash and Due From Banks                $  4,589,473
Allowance for Loan Losses                (1,956,549)
Premises and Equipment                    2,957,176
Other Real Estate Owned                      51,253
Other Assets                              2,245,001

 Total Non-Interest Earning
   Assets                                 7,886,354

 Total Assets                          $235,605,483


Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                        $ 84,434,401      $ 2,601,722     3.08%
Time Deposits                            93,521,485        5,262,943     5.63%
Short-Term Borrowings                     1,658,914          100,183     6.04%
Long-Term Borrowings                      8,021,858          541,243     6.75%
Securities Sold U/A to
  Repurchase                              3,767,725          161,275     4.28%

 Total Interest-Bearing
   Liabilities                         $191,404,383      $ 8,667,366     4.53%


Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 16,664,535
Other Liabilities                         1,506,985
Stockholders' Equity                     26,029,580

 Total Liabilities/
   Stockholders' Equity                $235,605,483


 Net Interest Income                                     $10,421,378

Margin Analysis:
Interest Income/Earning
  Assets                                                                 8.38%
Interest Expense/Earning
  Assets                                                                 3.81%
Net Interest Income/
  Earning Assets                                                         4.58%


26 First Keystone Corporation

Management's Discussion and Analysis


                                                       1995

                                     Avg. Balance         Revenue/    Yield/
                                                          Expense      Rate

Interest Earning Assets
Loans:
Commercial <F1>                        $ 20,081,671      $ 1,810,582     9.02%
Real Estate <F1>                         84,960,257        7,367,400     8.67%
Installment Loans,
  Net <F1><F2>                           17,105,408        1,880,933    11.00%
Fees on Loans                                     0          (48,943)       0%

 Total Loans
   (Including Fees) <F3>               $122,147,336      $11,009,972     9.01%

Investment Securities:
Taxable                                $ 62,270,253      $ 3,995,116     6.42%
Tax Exempt <F1>                          26,120,515        2,471,962     9.46%

 Total Investment Securities           $ 88,390,768      $ 6,467,078     7.32%

Other Short-Term Investments:
Interest Bearing Deposits
  in Banks                             $  2,559,912      $   149,793     5.85%
Federal Funds Sold                                0                0        0%

 Total Other Short-Term
   Investments                            2,559,912          149,793     5.85%

 Total Interest-Earning
   Assets                              $213,098,016      $17,626,843     8.27%

Non-Interest Earning Assets:
Cash and Due From Banks                $  4,138,600
Allowance for Loan Losses                (1,823,528)
Premises and Equipment                    3,034,903
Other Real Estate Owned                      71,370
Other Assets                              2,328,407

 Total Non-Interest Earning
   Assets                                 7,749,752

 Total Assets                          $220,847,768

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                        $ 79,045,538      $ 2,502,194     3.17%
Time Deposits                            87,133,168        4,948,259     5.68%
Short-Term Borrowings                     1,008,574           57,590     5.71%
Long-Term Borrowings                      8,478,003          583,469     6.88%
Securities Sold U/A to
  Repurchase                              3,994,576          179,338     4.49%

 Total Interest-Bearing
   Liabilities                         $179,659,859      $ 8,270,850     4.60%

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 16,910,070
Other Liabilities                         1,408,712
Stockholders' Equity                     22,869,127

 Total Liabilities/
   Stockholders' Equity                $220,847,768

 Net Interest Income                                     $ 9,355,993

Margin Analysis:
Interest Income/Earning Assets                                           8.27%
Interest Expense/Earning
  Assets                                                                 3.88%
Net Interest Income/Earning
  Assets                                                                 4.39%



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

______________________

<F1>
Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.
<F2>
Installment loans are stated net of unearned interest.
<F3>
Average loan balances include non-accrual loans.  Interest income on non-accrual loans is not included.


                                               1996 Annual Report  27

Management's Discussion and Analysis




     Table 3 analyzes the changes attributable to the volume and rate components of net interest income on a fully tax equivalent basis. In 1996, the increase in net interest income of $1,065,000 resulted from change in volume of $969,000 and an increase of $96,000 due to changes in rate. In 1995, there was an increase in net interest income of $1,204,000 due to changes in volume of $790,000 and an increase of $414,000 due to changes in rate.



Table 3 - Changes in Income and Expense, 1996 and 1995


(Amounts in thousands)                          1996 COMPARED TO 1995

                                        VOLUME          RATE           NET

Interest Income:
Loans, Net                                $  594          $ (89)       $  505
Taxable Investment Securities               (238)           214           (24)
Tax-Exempt Investment Securities           1,193           (154)        1,039
Other Short-Term Investments                 (51)            (7)          (58)

 Total Interest Income                    $1,498          $ (36)       $1,462

Interest Expense:
Savings, Now, and Money Markets           $  170          $ (71)       $   99
Time Deposits                                363            (48)          315
Short-Term Borrowings                         37              6            43
Long-Term Borrowings                         (31)           (11)          (42)
Securities Sold U/A to Repurchase            (10)            (8)          (18)

 Total Interest Expense                   $  529          $(132)       $  397

 Net Interest Income                      $  969          $  96        $1,065




                                                1995 COMPARED TO 1994

                                        VOLUME         RATE            NET

Interest Income:
Loans, Net                                $  890         $  645        $1,535
Taxable Investment Securities                 34            971         1,005
Tax-Exempt Investment Securities             538            (46)          492
Other Short-Term Investments                  68             22            90

 Total Interest Income                    $1,530         $1,592        $3,122

Interest Expense:
Savings, Now, and Money Markets           $ (113)        $  108        $   (5)
Time Deposits                                790            929         1,719
Short-Term Borrowings                        (37)            17           (20)
Long-Term Borrowings                         109             73           182
Securities Sold U/A to Repurchase             (9)            51            42

 Total Interest Expense                   $  740         $1,178        $1,918

 Net Interest Income                      $  790         $  414        $1,204

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




NON INTEREST INCOME
     Total non-interest income increased $82,000, or 8.5% in 1996 as compared to a decrease of $22,000, or 2.2% in 1995 as illustrated in Table 5.
     Excluding investment securities gains, non-interest income in 1996 increased $125,000, or 13.0% compared to 1995 when non-interest income increased $153,000, or 18.8%.
Income from fiduciary activities, which consists of fees generated by our Trust Department, increased in 1996 by $75,000 after increasing $55,000 in 1995. Increased income from fiduciary activities was due to a larger overall number of accounts in 1996. Also, in 1996 more accounts were moved to a quarterly fee assessment as opposed to annual. Assets under management by our Trust Department continue to increase as illustrated in Table 4.


Table 4 - Assets Under Management by Trust Department


(Amounts in thousands)      1996       1995        1994      1993      1992

Individual Trusts           $ 91,256    $83,886    $72,027   $70,300    $71,113
Corporate Trusts              10,004      7,676      3,569     3,887      4,066

Total Trust
  Department                $101,260    $91,562    $75,596   $74,187    $75,179



28  First Keystone Corporation

Management's Discussion and Analysis


     Service charges and fees, our largest generator of non-interest income, increased $43,000, or 7.5% in 1996 compared to an increase of $100,000, or 21.1% in 1995. Other operating income increased $7,000, or 16.7% in 1996 compared with a decrease of $2,000, or 4.5% in 1995.
     The table below illustrates the change in non-interest income by category for the years ended December 31, 1996, 1995, and 1994.



Table 5 - Non-Interest Income


(Amounts in thousands)                                 1996/1995

                                                 Increase/(Decrease)

                                          1996      Amount      %       1995

Fiduciary Activities                      $  425      $ 75      21.4      $350
Service Charges and Fees                     616        43       7.5       573
Other Operating Income                        49         7      16.7        42

 Subtotal                                 $1,090      $125      13.0      $965
Investment Securities Gains                  (38)      (43)   (860.0)        5

 Total                                    $1,052      $ 82       8.5      $970





                                                      1995/1994

                                                 Increase/(Decrease)

                                          1995      Amount      %       1994

Fiduciary Activities                        $350     $  55      18.6      $295
Service Charges and Fees                     573       100      21.1       473
Other Operating Income                        42        (2)     (4.5)       44

 Subtotal                                   $965     $ 153      18.8      $812
Investment Securities Gains                    5      (175)    (97.2)      180

 Total                                      $970     $ (22)     (2.2)     $992




PROVISION FOR LOAN LOSSES
     The provision for loan losses for the year-ended December 31, 1996, was $516,584 compared to $372,448 and $31,233 for the years ended December 31, 1995, and 1994, respectively. The provision for possible loan losses was increased in 1996 to cushion us against possible increased charge-offs. Net charge-offs totaled $265,000 in 1996 as compared to $159,000 for 1995 and $73,000 in 1994. Despite increased net charge-offs, our manageable losses and reduced non-performing assets indicate good overall asset quality. Non-performing assets, consisting of non-performing loans and foreclosed assets, were $351,000, $557,000, and $855,000 at December 31, 1996, 1995, and 1994,
respectively, representing .26%, .44%, and .73%, respectively, of loans net of unearned income and foreclosed assets.
     The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.70% at December 31, 1996, 1.57% at December
31, 1995, and 1.52% at December 31, 1994. The allowance for loan losses as a percentage of non-performing assets remains strong at 645.9%, 361.8%, and 210.8% at year-end 1996, 1995, and 1994, respectively.
     Loans past-due 90 or more days and still accruing did increase to $263,000 in 1996 from $68,000 and $49,000 in 1995 and 1994, respectively. With the increase in our allowance for loan losses and our continued collection efforts, the increase in loans past-due 90 or more days does not represent a concern.

NON-INTEREST EXPENSES
     Total non-interest expense decreased by $15,000, or 0.3% in 1996 compared to an increase of $248,000, or 5.8% in 1995 as illustrated in Table 6. Expenses associated with employees (salaries and employee benefits) continue to be the largest category of non-interest expense. Salaries and employee benefits amounted to 53.9% of total non-interest expense in 1996 (49.7% in 1995 and 49.3% in 1994). Salaries and employee benefits increased $185,000, or 8.2% in 1996 and $141,000, or 6.6% in 1995. The increases in 1996 and 1995 were due to an increased number of employees plus normal salary adjustments and increased benefit costs. Full-time equivalent employees were 91 at December 31, 1996, compared to 89 in 1995 and 87 at end year 1994. Based upon our total deposits and total assets, our number of employees compares favorably against peer financial institutions.
     Net occupancy expense decreased $11,000, or 3.8% in 1996 as compared to an increase of $18,000, or 6.6% in 1995. The decrease in 1996 relates primarily to a reduction in depreciation expense. Furniture and equipment expense increased $12,000, or 2.6% in 1996 compared to an increase of $35,000, or 13.7% in 1995. The increases in 1996 and 1995 relate directly to higher depreciation associated with computer processing equipment and related equipment put into service in the third quarter of 1994.
     Due to the restructuring of the payment of FDIC premiums, the Corporation paid the minimum annual assessment rate of $2,000 in 1996 as a result of our well capitalized status. This represented a decrease of $198,000 in FDIC insurance expense from 1995.
     Other operating expenses decreased $3,000, or 0.2% in 1996 from a $211,000 increase, or 18.6% in 1995. A leveling-off of the other operating expenses took place in 1996 after higher expenses associated with professional fees, postage, printing supplies, insurance, marketing, and advertising in 1995.
     Our overall non-interest expense of less than 2% of average assets in 1996, places us among the leaders of our peer financial institutions in controlling non-interest expense.


                                               1996 Annual Report  29

Management's Discussion and Analysis



Table 6 - Non-Interest Expense


(Amounts in thousands)                                 1996/1995

                                                 Increase/(Decrease)

                                         1996       Amount      %       1995

Salaries and Employee Benefits            $2,448     $ 185       8.2    $2,263
Net Occupancy Expense                        281       (11)     (3.8)      292
Furniture and Equipment Expense              468        12       2.6       456
FDIC Insurance                                 2      (198)    (99.0)      200
Other Operating Expenses                   1,342        (3)     (0.2)    1,345

 Total                                    $4,541     $ (15)     (0.3)   $4,556




                                                      1995/1994

                                                 Increase/(Decrease)

                                         1995       Amount      %       1994

Salaries and Employee Benefits            $2,263      $141       6.6    $2,122
Net Occupancy Expense                        292        18       6.6       274
Furniture and Equipment Expense              456        55      13.7       401
FDIC Insurance                               200      (177)    (46.9)      377
Other Operating Expenses                   1,345       211      18.6     1,134

 Total                                    $4,556      $248       5.8    $4,308




INCOME TAXES
     Effective tax planning has helped produce favorable net income in each of the past three years. In 1996, net income before taxes increased $707,673. In 1995, income before income taxes increased $375,295 over 1994, while our income tax liability increased $63,581 and $3,695 in 1996 and 1995, respectively. The effective total income tax rate was 19.2% in 1996, 20.8% in 1995, and 22.4% in 1994. The
decrease in our tax liability rate in 1996 and 1995 was due primarily to the increased purchase of municipal (tax-free investments) securities at attractive interest rates.


ANALYSIS OF FINANCIAL CONDITION

ASSETS
     Total assets increased to $242,557,150, an increase of 7.3% over year-end 1995. Total deposits increased to $198,545,783, or 6.0%. Assets at December 31, 1995, were up 9.3% to $226,033,263, while total deposits were up 8.7% to $187,320,087 compared to 1994.
     The Corporation used borrowed funds to support asset growth not provided by deposit growth. Deposit growth in 1996 was $11,225,696 as compared to 1995 deposit growth of $15,040,312. With conventional deposit growth decreasing in 1996, as compared to 1995, the Corporation increased its short-term borrowings and long-term borrowings to $15,121,367 in 1996 as compared to $11,358,601 in 1995.
     The Corporation continues to maintain and manage its asset growth. Our strong equity capital position has put us in a position where we can leverage our asset growth. Depending upon interest rates in 1997, the Corporation may borrow additional funds to leverage its balance sheet if net income can be incrementally increased without increasing interest rate risk. The capital ratios, as illustrated in
Table 12   Capital Ratios for the Corporation and the Bank, continue
to exceed all minimum capital ratio requirements.

EARNING ASSETS
     Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, the Corporation maximizes income. The earning asset ratio equaled 96.7% as of December 31, 1996, compared to 96.5% at December 31, 1995, and 96.5% as of December 31, 1994. This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels.
     The primary earning assets are loans and investment securities.
Loans, as illustrated in Table 7   Loans Outstanding, have steadily
increased. Total loans, net of unearned income, increased $5,200,000, or 4.1% in 1996 as compared to $9,877,000, or 8.4% in 1995 and
$9,840,000, or 9.1% in 1994. The loan portfolio is well diversified, and increases in the portfolio have primarily been from real estate loans and commercial loans secured by real estate. In addition, consumer loans remained stable in 1996 after a large increase in 1995.


30 First Keystone Corporation

Management's Discussion and Analysis




Table 7 - Loans Outstanding, Net of Unearned Income


(Amounts in thousands)                                  December 31,

                                                1996      1995        1994

Commercial, financial and
  agricultural:
   Commercial secured by real estate           $ 33,103    $ 28,846    $ 30,127
   Commercial - other                            13,574      17,563      16,285
Tax exempt                                        2,263       3,602       3,754
Real estate (primarily residential
  mortgage loans)                                65,145      58,438      52,389
Consumer loans                                   23,027      23,681      19,370

Total Gross Loans                              $127,112    $132,130    $121,925
   Less: Unearned income and
       unamortized loan fees net
       of costs                                   3,851       4,069       3,741

Total Loans, net of unearned income            $133,261    $128,061    $118,184




                                                    December 31,

                                              1993         1992

Commercial, financial and
  agricultural:
 Commercial secured by real estate           $ 30,097      $ 26,296
 Commercial - other                            14,005        14,340
Tax exempt                                      2,717         3,063
Real estate (primarily residential
  mortgage loans)                              47,867        44,293
Consumer loans                                 17,156        19,247

Total Gross Loans                            $111,842      $107,239
 Less: Unearned income and
     unamortized loan fees net
     of costs                                   3,498         4,009

Total Loans, net of unearned income          $108,344      $103,230




     The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities increased $16,442,000 to $81,146,000 in 1996, while held to maturity securities decreased $3,341,000 to $20,080,000, as illustrated in Table 8. The vast majority of investment security purchases in 1996 were allocated as available for sale. This provides the Corporation with increased flexibility should there be a need or desire to liquidate an investment security. Deposit growth not used to fund loans in 1996 provided the primary source of funds for the increase in investment securities available for sale. The investment portfolio includes short-term investments, U.S. Treasury Securities, U.S. Government Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes equity securities consisting of common stock investments in other bank holding companies and commercial banks.



Table 8 - Carrying Value of Investment Securities


(Amounts in thousands)                         December 31,

                                                  1996

                                        Available       Held to
                                          for Sale      Maturity

U.S. Treasury                              $ 3,341        $     0
U. S. Government Corporations
  and Agencies                              36,339         16,787
State and Municipal                         37,602          3,293
Other Securities                             1,266              0
Equity Securities                            2,598              0

Total Investment Securities                $81,146        $20,080




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




                                                December 31,

                                                  1994

                                        Available       Held to
                                          for Sale      Maturity

U.S. Treasury                              $ 3,882        $ 1,701
U. S. Government Corporations
  and Agencies                              27,190         23,894
State and Municipal                         14,971          2,198
Other Securities                             4,273              0
Equity Securities                            1,837              0

Total Investment Securities                $52,153        $27,793





ALLOWANCE FOR LOAN LOSSES
     Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority. Management feels, considering the conservative portfolio composition, which is largely composed of small retail loans (mortgages and installments) with minimal classified assets, low delinquencies, and favorable loss history, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 9 contains an analysis of our Allowance for Loan Losses indicating charge-offs and recoveries by the year. In 1996, net charge-offs as a percentage of average loans were
 .21% compared to .13% in 1995 and .07% in 1994. Net charge-offs amounted to $265,000 in 1996 after $159,000 and $73,000 in 1995 and
1994, respectively. The increase in net charge-offs in 1996 resulted largely from the loss associated

                                               1996 Annual Report  31

Management's Discussion and Analysis



with one commercial loan where the borrower declared bankruptcy.
With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.76% in 1996, 1.65% in 1995, and 1.61% in 1994.



Table 9 - Analysis of Allowance for Loan Losses


(Amounts in thousands)                             Years Ended December 31,

                                                  1996       1995       1994

Balance at beginning of period                     $2,015      $1,802    $1,844
   Charge-offs:
     Commercial, financial, and
       agricultural                                   214          18        80
     Real estate - mortgage                             0         118        29
     Installment loans to individuals                  88          50        72

                                                   $  302      $  186    $  181
   Recoveries:
     Commercial, financial, and
       agricultural                                $   12      $    6    $   81
     Real estate - mortgage                             8           2         6
     Installment loans to individuals                  17          19        21

                                                   $   37      $   27    $  108

Net charge-offs                                    $  265      $  159    $   73
Additions charged to operations                       517         372        31

Balance at end of period                           $2,267      $2,015    $1,802

Ratio of net charge-offs during the
   period to average loans
   outstanding during the period                     .21%        .13%      .07%
Allowance for loan losses to average
   loans outstanding during the period              1.76%       1.65%     1.61%



                                                 Years Ended December 31,

                                                1993       1992

Balance at beginning of period                     $1,366      $  966
   Charge-offs:
     Commercial, financial, and
     agricultural                                      54         142
     Real estate - mortgage                             9          84
     Installment loans to individuals                  86         110

                                                   $  149      $  336
   Recoveries:
     Commercial, financial, and
       agricultural                                $    0      $    3
     Real estate - mortgage                             3           0
     Installment loans to individuals                 106          22

                                                   $  109      $   25

Net charge-offs                                    $   40      $  311
Additions charged to operations                       518         711

Balance at end of period                           $1,844      $1,366


Ratio of net charge-offs during the
  period to average loans outstanding
  during the period                                  .04%        .31%
Allowance for loan losses to average
  loans outstanding during the period               1.75%       1.38%



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



Table 10 - Allocation of Allowance for Loan Losses


(Amounts in thousands)                         December 31,

                                1996        % <F1>      1995       % <F1>

Commercial, financial,
   and agricultural               $  303       10.7      $  344       17.4
Real estate - mortgage             1,088       72.5         663       66.1
Installments to
  individuals                        203       16.8         443       16.5
Unallocated                          673        N/A         565        N/A

                                  $2,267      100.0      $2,015      100.0




                                               December 31,

                                1994        % <F1>      1993       % <F1>

Commercial, financial,
   and agricultural               $  253       15.2      $  262       13.4
Real estate - mortgage               985       68.9       1,077       71.3
Installments to
  individuals                        153       15.9         174       15.3
Unallocated                          411        N/A         331        N/A

                                  $1,802      100.0      $1,844      100.0







                                               December 31,

                                1992        % <F1>

Commercial, financial,
   and agricultural               $  386       14.5
Real estate - mortgage               418       67.6
Installments to
  individuals                        135       17.9
Unallocated                          427        N/A

                                  $1,366      100.0

______________________

<F1>
Percentage of loans in each category to total loans.



NON-PERFORMING ASSETS
     Table 11 reflects non-performing assets for the past five years. Non-accrual loans are generally delinquent on which principal or interest is past-due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non-accrual status, any unpaid interest is charged against income. Restructured loans are


32  First Keystone Corporation

Management's Discussion and Analysis



loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Other real estate owned represents property acquired through foreclosure, or considered to be an in-substance foreclosure.
     The total of non-performing assets has declined annually after increasing rather substantially in 1993. The decline in non-performing assets in 1994 relates primarily to one commercial loan which was brought current and put back on accrual. The further reduction in non-performing assets in 1995 relates primarily to the sale of other real estate owned. The current level of non-performing assets of $351,000 and loans past-due 90 days or more are considered manageable. Loans which are past-due 90 days or more as to interest or principal and still accruing did increase to $263,000 in 1996 after being relatively stable in the preceding years.
     With a full-time loan review officer, loan quality is monitored closely, and we actively attempt to work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 11, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
     Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.
     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.
     Interest income received on non-performing loans in 1996 and 1995 was $3,048 and $2,700, respectively. Interest income, which would have been recorded on these loans under the original terms in 1996 and 1995 was $46,924 and $53,224, respectively. At December 31, 1996, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.
     A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans.
As of December 31, 1996, 1995, and 1994, management is of the opinion that there were no loan concentrations exceeding 10% of total loans.



Table 11 - Non-Performing Assets


(Amounts in thousands)                               December 31,

                                          1996   1995    1994    1993    1992

Non-accrual and restructured loans          $267   $557    $620   $1,431   $346
Foreclosed assets                             84      0     235        5    107

  Total non-performing assets               $351   $557    $855   $1,436   $453

Non-performing assets to period-
  end loans and foreclosed
  assets                                    .26%   .44%    .73%    1.35%   .44%
Loans past-due 90 or more days and
  still accruing                            $263    $68     $49      $27    $92



DEPOSITS AND OTHER BORROWED FUNDS
     Deposit growth amounted to $11,225,696, or a 6.0% increase when comparing December 31, 1996, to December 31, 1995. This increase compares to deposit increases of 8.7% in 1995 and 4.0% in 1994.
     First Keystone's subsidiary bank, like many other commercial banks, experienced reduced deposit growth in 1996 after increased deposit growth in 1995. Low interest rates and intense competition for depositors' funds can be attributed to the slower deposit growth.
     During 1996, the Corporation experienced the vast majority of its deposits growth in interest bearing deposits. In particular, interest bearing demand deposits increased in 1996. Also, certificates of deposit under $100,000 and time deposits of $100,000 or more increased in 1996. Short-term borrowings and long-term borrowings were increased in 1996 by $3,762,766.

CAPITAL STRENGTH
     Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains on investment securities available for sale increased shareholders' equity or capital in both 1996 and 1995. The net increase in capital was $2,073,534 in 1996 and $4,611,390 in 1995. The unrealized gain on investment securities available-for-sale net of taxes fell to $1,150,382 in 1996 from $2,064,403 in 1995.
     Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 15.98% for 1996, 15.24% for 1995, and 15.34% for 1994. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.

                                               1996 Annual Report  33

Management's Discussion and Analysis



     Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 12 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 10.87% at December 31, 1996, and 10.22% as of December 31, 1995.
     The risk-based capital ratios also increased from 1995 to 1996 for both the Corporation and the Bank. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. The following table indicates capital ratios as of December 31, 1996, and December 31, 1995, for the Corporation and the Bank.



Table 12 - Capital Ratios

                                                          December 31, 1996

                                                         Corporation  Bank

Risk-Based Capital:
   Tier I risk-based capital ratio                           19.29%      18.83%
   Total risk-based capital ratio
     (Tier 1 and Tier 2)                                     20.55%      20.08%
Leverage Ratio:
   Tier I capital to average assets                          10.87%      10.42%


                                                          December 31, 1995

                                                         Corporation  Bank

Risk-Based Capital:
   Tier I risk-based capital ratio                           17.40%      16.64%
   Total risk-based capital ratio
     (Tier 1 and Tier 2)                                     18.65%      17.89%
Leverage Ratio:
   Tier I capital to average assets                          10.22%       9.74%




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



Table 13 - Loan Maturities and Interest Sensitivity <F1>


(Amounts in thousands)                        December 31, 1995

                                     One year   One thru    Over five
                                     or less   five years    years    Total

Commercial, Financial and
  Agricultural
    Fixed interest rate               $ 4,266      $ 4,336    $1,073    $ 9,675
    Variable interest rate             33,476        8,504         0     41,980

       Total                          $37,742      $12,840    $1,073    $51,655

Real Estate Construction
    Fixed interest rate               $     0      $     0    $    0    $     0
    Variable interest rate            $     0      $     0    $    0    $     0
__________________________

<F1>
Excludes residential mortgages and consumer loans.



34  First Keystone Corporation

Management's Discussion and Analysis



INTEREST RATE SENSITIVITY
     The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed regularly by management. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net income in a rising interest rate environment. Conversely, if the balance sheet has more liabilities repricing than assets, the balance sheet is liability sensitive or negatively gaped. In our current sensitivity position, management continues to monitor sensitivity so we do not become overexposed in a rising interest rate environment.
     Limitations of gap analysis as illustrated in Table 14 include:
a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate gaps reflect the Corporation's position on a single day (December 31, 1996 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.
     Another way management reviews its interest sensitivity position is through dynamic income simulation. A dynamic income simulation model is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects managements assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.
     In Table 14 the Corporation has elected to incorporate interest bearing demand deposits and savings deposits as rate sensitive in the three months or less time frame. The result is a negative gap in that time frame of $67,646,000. However, much of our interest bearing demand deposits and savings deposits are considered core deposits and are not rate sensitive. As discussed previously, a negative gap will decrease net interest income should interest rates increase. Despite the Corporation's negative gap position, the impact of a rapid rise in interest rates as occurred in 1994, did not have a significant effect on our net interest income. Accordingly, even though there are some inherent limitations to gap analysis and dynamic income simulation, the Corporation believes that the tools used to manage its interest rate sensitivity provide an appropriate reflection of interest rate risk exposure.


Table 14 - Interest Rate Sensitivity Analysis


(Amounts in thousands)                             December 31, 1996

                                           3 Months       3 - 12       1 - 5
                                           or Less        Months       Years

Rate Sensitive Assets:
   Cash and cash equivalent                 $     32      $     0      $     0
   Loans                                      33,489       28,862       44,918
   Investments                                16,138       11,488       12,926

   Total Rate Sensitive Assets              $ 49,659      $40,350      $57,844


Rate Sensitive Liabilities:
   Deposits:
   Deposits:
      Interest-bearing demand/
        savings                             $ 83,607      $     0      $     0
        Time                                  27,577       40,204       29,353
   Short-term borrowings                       5,121            0            0
   Long-term borrowings                        1,000        7,000        1,000

   Total Rate Sensitive
     Liabilities                            $117,305      $47,204      $30,353


Interest Rate Sensitivity:
   Current period                           $(67,646)     $(6,854)     $27,491
   Cumulative gap                            (67,646)     (74,500)     (47,009)
Cumulative gap to total assets               (27.89%)     (30.71%)     (19.38%)



                                                  December 31, 1996

                                            Over
                                           5 Years        Total

Rate Sensitive Assets:
   Cash and cash equivalent                  $     0      $     32
   Loans                                      25,992       133,261
   Investments                                60,674       101,226

   Total Rate Sensitive Assets               $86,666      $234,519


Rate Sensitive Liabilities:
   Deposits:
   Deposits:
      Interest-bearing demand/
        savings                              $     0      $ 83,607
      Time                                         0        97,134
   Short-term borrowings                           0         5,121
   Long-term borrowings                        1,000        10,000

   Total Rate Sensitive
     Liabilities                             $ 1,000      $195,862


Interest Rate Sensitivity:
   Current period                            $85,666      $ 38,657
   Cumulative gap                             38,657
Cumulative gap to total assets                15.94%



                                               1996 Annual Report  35

Management's Discussion and Analysis



EFFECT OF INFLATION
     Although inflation was not significant in 1996, the potential for increased inflation must be kept in mind.
     The impact of inflation on a financial institution can be difficult to measure. Inflation affects asset growth due to inflated borrowing requests, which in turn requires a bank to increase its equity capital to maintain an appropriate capital base.
Additionally, overall increases in inflation tend to increase medium to long-term interest rates and consequently reduce the market value of investment securities, residential mortgage loans, and other fixed-rate, long-term assets. Management believes that it can cope with the impact of inflation by managing the mix of interest rate sensitive assets and liabilities in order to reduce the impact of changing interest rates on net interest income. Also, inflation has a direct impact on non-interest income and expense. Management attempts to offset the effect of inflation by reviewing the prices of its products and services regularly, and by controlling overhead expenses. Management believes inflation is another risk associated with the business of providing financial services. Continuing effective management practices will be a key, as with other risks to future success. Planning, monitoring, and revising our short-range and long-range plans will provide results needed to attain our goals.

FORWARD OUTLOOK
     Management and the Board of Directors of the Corporation continually evaluate its operating procedures and practices. Additionally, bank regulators often make observations and recommendations regarding such procedures and practices as a result of their examinations. Those observations and recommendations are promptly considered by management and actions are taken as warranted. Financial indicators are mixed on whether continued economic expansion will take place in 1997. We are optimistic that loan growth will
continue  in 1997.   Although it is anticipated that the majority of
the loan growth in 1997 will be in the residential mortgage area and home equity loans, any deposit increases in excess of loan demand will be primarily directed to the investment securities portfolio. We will continue to give careful attention to the pricing of loans and deposits, such that our net interest margin is not adversely affected.
     Increasing non-interest income and controlling non-interest expense in 1997 and beyond will continue to be a priority.
     Finally, the Corporation, as part of its strategic plan, will continue to investigate expansion. The Corporation will explore market possibilities for future branch locations. We will maintain a delivery system and practices which maximize convenience and offer comprehensive user-friendly service to the market.


MARKET PRICE/DIVIDEND HISTORY

     First Keystone Corporation's common stock is traded in the local over-the-counter market. This over-the-counter market does not include a specific "market maker"; however, at various times, a number of brokerage companies may provide "bid" and "asked" quotations as to the price of the corporation's stock. The following have indicated that they are market makers in our stock: Ryan, Beck and Company, 80 Main Street, West Orange, NJ 07052; and Janney Montgomery Scott, Inc., 1801 Market Street, Philadelphia, PA 19103. The table below reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated. All amounts are restated to reflect a 10% stock dividend paid February 16, 1996.
These prices do not necessarily reflect any dealer or retail markup, markdown or commission.




Table 15 - Market Price/Dividend History


                                          1996

                               Common Stock       Dividends
                                 High/Low            Paid

First Quarter                $37.00/$33.64              $.31
Second Quarter               $37.00/$37.00               .31
Third Quarter                $37.00/$37.00               .31
Fourth Quarter               $37.00/$37.00               .36

                                          1995

                               Common Stock       Dividends
                                 High/Low            Paid

First Quarter                $31.82/$31.82              $.27
Second Quarter               $31.82/$31.82               .27
Third Quarter                $33.64/$31.82               .27
Fourth Quarter               $33.64/$33.64               .28


                                          1994

                               Common Stock       Dividends
                                 High/Low            Paid

First Quarter                $29.32/$29.32              $.24
Second Quarter               $31.82/$24.55               .25
Third Quarter                $31.82/$31.82               .25
Fourth Quarter               $31.82/$31.82               .27



36  First Keystone Corporation

Management's Discussion and Analysis




Table 16 - Quarterly Results of Operations (Unaudited)



(Amounts in thousands, except per share)

                                               Three Months Ended

1996                             March      June        September     December
                                 31           30          30           31

Interest income                    $4,253      $4,390      $4,542       $4,601
Interest expense                    2,129       2,152       2,158        2,228

Net interest income                $2,124      $2,238      $2,384       $2,373
Provision for loan
  losses                               25          65          45          382
Other non-interest
  income                              240         275         262          275
Non-interest expense                1,155       1,081       1,095        1,210

Income before income
  taxes and cumulative
  effect of accounting
  change                           $1,184      $1,367      $1,506       $1,056
Income taxes                          216         274         314          179

Net income                         $  968      $1,093      $1,192       $  877


Per share <F1>                      $1.10       $1.24       $1.36        $1.00




(Amounts in thousands, except per share)

                                               Three Months Ended

1995                             March      June        September     December
                                 31           30          30           31

Interest income                    $3,839      $4,084      $4,297       $4,417
Interest expense                    1,861       2,041       2,196        2,174

Net interest income                $1,978      $2,043      $2,101       $2,243
Provision for loan
   losses                              12          62          43          255
Other non-interest
   income                             172         228         229          340
Non-interest expense                1,229       1,182       1,037        1,108

Income before income
   taxes and cumulative
   effect of accounting
   change                          $  909      $1,027      $1,250       $1,220
Income taxes                          192         218         271          239

Net income                         $  717      $  809      $  979       $  981


Per share <F1>                     $  .82      $  .92      $ 1.11       $ 1.12

<F1>
Adjusted for 10% stock dividend paid in 1996.



                                               1996 Annual Report  37