Form 10-K, Exhibit 13
period 1997-12-31
FIRST KEYSTONE CORP
filed 1998-03-31
CIK 737875

EXHIBIT 13



                  EXCERPT FROM ANNUAL REPORT TO SHAREHOLDERS
                   FOR FISCAL YEAR ENDED DECEMBER 31, 1997


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 and 1996



                                                     1997         1996

ASSETS

Cash and due from banks                      $  6,400,261    $  5,147,438
Interest-bearing deposits
  in other banks                                7,083,684          32,093
Investment securities available
  for sale                                     81,650,689      81,145,934
Investment securities held to
  maturity (estimated fair value
 1997 $16,833,038; 1996 $19,954,360)           16,808,625      20,079,559
Loans, net of unearned income                 152,150,843     133,260,961
Allowance for loan losses                      (2,371,194)     (2,266,983)

 Net loans                                   $149,779,649    $130,993,978
Premises and equipment                          3,435,689       2,881,176
Other real estate owned                                 0          46,184
Accrued interest receivable                     1,997,936       1,958,882
Other assets                                     242,053          271,906

  TOTAL ASSETS                               $267,398,586    $242,557,150




LIABILITIES

Deposits:
 Non-interest bearing                        $ 18,397,819    $ 17,804,634
 Interest bearing                             199,249,365     180,741,149

  Total Deposits                             $217,647,184    $198,545,783
Short-term borrowings                           6,102,160       5,121,367
Long-term borrowings                            9,000,000      10,000,000
Accrued interest and other expenses             1,521,832       1,128,034
Other liabilities                               1,309,343         288,971

  TOTAL LIABILITIES                          $235,580,519    $215,084,155




STOCKHOLDERS' EQUITY

Preferred stock, par value
  $10.00 per share; authorized
  500,000 shares; no shares issued           $      -        $     -
Common stock, par value $2.00 per
  share; authorized 3,000,000
  shares; issued 977,909 shares
  1997 and 889,147 shares 1996                  1,955,818       1,778,294
Surplus                                         9,761,066       6,654,396
Retained earnings                              17,873,418      17,889,923
Net unrealized securities gains,
  net of tax                                    2,227,765       1,150,382


  TOTAL STOCKHOLDERS' EQUITY                 $ 31,818,067    $ 27,472,995

  TOTAL LIABILITIES
     AND STOCKHOLDERS' EQUITY                $267,398,586    $242,557,150





The accompanying notes are an integral part of these consolidated financial statements.




   4                     First Keystone Corporation



FIRST KEYSTONE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, and 1995



                                                1997             1996

INTEREST INCOME
Loans, including fees:
  Taxable                                   $12,785,688      $11,193,303
  Tax exempt                                    137,869          212,206
Interest and dividends on
  investment securities:
  Taxable                                     3,727,915        3,856,431
  Tax exempt                                  2,288,362        2,317,029
  Dividends                                     140,973          115,054
Deposits in banks                               264,015           91,782

  Total interest income                     $19,344,822      $17,785,805


INTEREST EXPENSE
Deposits                                    $ 8,437,271      $ 7,864,665
Short-term borrowings                           230,071          261,458
Long-term borrowings                            713,710          541,243

    Total interest expense                  $ 9,381,052      $ 8,667,366

    Net interest income                     $ 9,963,770      $ 9,118,439
Provision for loan losses                       325,000          516,584

    Net interest income after
      provision for loan losses             $ 9,638,770      $ 8,601,855


NON-INTEREST INCOME
  Trust Department                             $456,880         $424,740
  Service charges and fees                      669,252          616,487
  Other                                          33,855           48,936
  Gain on sale of mortgage loans                 34,107            -
  Investment securities gains
    (losses) - net                               67,957          (37,729)

    Total non-interest income               $ 1,262,051      $ 1,052,434


NON-INTEREST EXPENSE
  Salaries and employee benefits            $ 2,626,752      $ 2,448,234
  Occupancy, net                                331,962          281,222
  Furniture and equipment                       487,683          467,973
  FDIC insurance                                 24,795            2,000
  Other                                       1,461,953        1,341,236

    Total non-interest expense              $ 4,933,145      $ 4,540,665

Income before income taxes                  $ 5,967,676      $ 5,113,624
Income tax expense                            1,307,436          983,339


    NET INCOME                              $ 4,660,240      $ 4,130,285


PER SHARE DATA
  Net income                                $      1.59      $      1.41
 Cash dividends                             $       .47      $       .39
 Weighted average shares
    outstanding <F1>                          2,933,727        2,933,727






                                             1995

INTEREST INCOME
Loans, including fees:
  Taxable                                   $10,569,702
  Tax exempt                                    290,578
Interest and dividends on
  investment securities:
  Taxable                                     3,887,673
  Tax exempt                                  1,631,495
  Dividends                                     107,443
Deposits in banks                               149,793

    Total interest income                   $16,636,684


INTEREST EXPENSE
Deposits                                    $ 7,450,453
Short-term borrowings                           236,928
Long-term borrowings                            583,469

    Total interest expense                  $ 8,270,850

    Net interest income                     $ 8,365,834
Provision for loan losses                       372,448

  Net interest income after
     provision for loan losses              $ 7,993,386


NON-INTEREST INCOME
  Trust Department                          $   349,809
  Service charges and fees                      572,535
  Other                                          41,825
  Gain on sale of mortgage loans                  -
  Investment securities gains
    (losses) - net                                4,841

  Total non-interest income                 $   969,010


NON-INTEREST EXPENSE
  Salaries and employee benefits            $ 2,262,650
  Occupancy, net                                292,731
  Furniture and equipment                       456,013
  FDIC insurance                                199,953
  Other                                       1,345,098

    Total non-interest expense              $ 4,556,445


Income before income taxes                  $ 4,405,951
Income tax expense                              919,758


    NET INCOME                              $ 3,486,193


PER SHARE DATA
  Net income                                $      1.19
  Cash dividends                            $       .33
  Weighted average shares
    outstanding <F1>                          2,933,727


<F1>
Reflects adjustment for stock dividends more fully described in Note 1.


The accompanying notes are an integral part of these consolidated financial statements.



                         1997 Annual Report                           5



FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, and 1995


                                    Common                       Retained
                                     Stock        Surplus        Earnings

BALANCE AT DECEMBER 31, 1994     $1,616,858     $3,829,266    $15,356,687



Net Income                       $    -         $    -        $ 3,486,193
Cash Dividends -
  $.33 per share <F1>                 -              -           (953,946)
Change in unrealized gain
  on securities, net of tax           -              -              -

BALANCE AT DECEMBER 31, 1995     $1,616,858     $3,829,266    $17,888,934




                                                    Net
                                                Unrealized
                                                Gain (Loss)
                                               On Investment
                                                Securities
                                   Treasury      Available
                                     Stock       For Sale          Total

BALANCE AT DECEMBER 31, 1994     $   -          $  (14,740)   $20,788,071



Net Income                       $   -          $    -        $ 3,486,193
Cash Dividends -
  $.33 per share <F1>                -               -           (953,946)
Change in unrealized gain
  on securities, net of tax          -           2,079,143      2,079,143

BALANCE AT DECEMBER 31, 1995     $   -          $2,064,403    $25,399,461




                                    Common                       Retained
                                     Stock        Surplus        Earnings

Net Income                       $    -         $    -        $ 4,130,285
10% Stock Dividend                  161,436      2,825,130     (2,986,566)
Dividends paid in lieu of
  fractional shares                   -              -             (4,622)
Cash Dividends -
  $.39 per share <F1>                 -              -         (1,138,108)
Change in unrealized gain
  on securities, net of tax           -              -              -

BALANCE AT DECEMBER 31, 1996     $1,778,294     $6,654,396    $17,889,923




                                                    Net
                                                Unrealized
                                                Gain (Loss)
                                               On Investment
                                                Securities
                                   Treasury      Available
                                     Stock       For Sale          Total

Net Income                       $   -          $    -        $ 4,130,285
10% Stock Dividend                   -               -              -
Dividends paid in lieu
  of fractional shares               -               -             (4,622)
Cash Dividends -
  $.39 per share <F1>                -               -         (1,138,108)
Change in unrealized gain
  on securities, net of tax          -            (914,021)      (914,021)

BALANCE AT DECEMBER 31, 1996     $   -          $1,150,382    $27,472,995




                                    Common                       Retained
                                     Stock        Surplus        Earnings

Net Income                       $    -         $    -        $ 4,660,240
10% Stock Dividend                  177,524      3,106,670     (3,284,194)
Dividends paid in lieu
  of fractional shares                -              -             (5,650)
Cash Dividends -
  $.47 per share <F1>                 -              -         (1,386,901)
Change in unrealized gain
  on securities, net of tax           -              -              -

BALANCE AT DECEMBER 31, 1997     $1,955,818     $9,761,066    $17,873,418





                                                    Net
                                                Unrealized
                                                Gain (Loss)
                                               On Investment
                                                Securities
                                   Treasury      Available
                                     Stock       For Sale          Total


Net Income                       $   -          $     -       $ 4,660,240
10% Stock Dividend                   -                -             -
Dividends paid in lieu
  of fractional shares               -                -            (5,650)
Cash Dividends -
  $.47 per share <F1>                -                -        (1,386,901)
Change in unrealized gain
  on securities, net of tax          -           1,077,383      1,077,383

BALANCE AT DECEMBER 31, 1997     $   -          $2,227,765    $31,818,067



<F1>
Reflects adjustment for stock dividends more fully described in Note 1.


The accompanying notes are an integral part of these consolidated financial statements.


   6                     First Keystone Corporation


   <PAGE



FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 and 1995


                                                 1997             1996



OPERATING ACTIVITIES
Net income                                   $  4,660,240    $  4,130,285
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Provision for loan losses                     325,000         516,584
    Depreciation                                  304,134         299,274
    Premium amortization on investment
     securities                                   132,361         158,011
    Discount accretion on investment
      securities                                 (131,988)        (86,481)
    Deferred income taxes (benefit)                18,645         (32,241)
    Gain on sale of mortgage loans                (34,107)          -
    Proceeds from sale of mortgage loans          765,019          65,000
    Originations of mortgage loans held
      for resale                               (1,675,406)     (1,087,313)
    (Gain) loss on sales of investment
      securities                                  (67,958)         37,729
    Gain on sale of premises and
      equipment                                       (67)           (804)
    (Gain) loss on sale of other real
      estate owned                                   (816)          -
    (Increase) decrease in accrued
      interest receivable                         (39,054)        (83,514)
    (Increase) decrease in other
      assets - net                                 65,704          28,687
    Increase (decrease) in accrued
      interest and other expenses                 393,798         (52,076)
    Increase (decrease) in other
      liabilities - net                           406,418            (301)

    NET CASH PROVIDED BY OPERATING
      ACTIVITIES                             $  5,121,923    $  3,892,840


INVESTING ACTIVITIES
Proceeds from sales of investment
  securities available for sale              $ 18,369,369    $ 20,076,003
Proceeds from maturities and
  redemptions of investment
  securities available for sale                 5,119,885       3,998,416
Purchases of investment securities
  available for sale                          (21,757,280)    (40,909,754)
Purchases of investment securities
  held to maturity                                 -             (996,170)
Proceeds from maturities and
  redemption of investment securities
  held to maturity                              2,774,482       3,254,532
Net increase in loans                         (18,202,028)     (4,488,234)
Proceeds from sale of premises
  and equipment                                     2,001           1,200
Purchases of premises and equipment              (860,581)       (114,846)
Proceeds from sale of other real
  estate owned                                     47,000           -

    NET CASH USED IN INVESTING
      ACTIVITIES                             $(14,507,152)   $(19,178,853)

FINANCING ACTIVITIES
Net increase in deposits                     $ 19,101,401    $ 11,225,696
Net increase (decrease) in
  short-term borrowings                           980,793         762,766
Proceeds from long-term borrowings             12,000,000      12,000,000
Repayment of long-term borrowings             (13,000,000)     (9,000,000)
Cash dividends paid                            (1,386,901)     (1,138,108)
Dividends paid in lieu of
  fractional shares                                (5,650)         (4,622)

    NET CASH PROVIDED BY FINANCING
      ACTIVITIES                             $ 17,689,643    $ 13,845,732


Increase (decrease) in cash and
  cash equivalents                           $  8,304,414    $ (1,440,281)
Cash and cash equivalents at
  beginning of year                             5,179,531       6,619,812

  CASH AND CASH EQUIVALENTS AT
     END OF YEAR                             $ 13,483,945    $  5,179,531




The accompanying notes are an integral part of these consolidated financial statements.




                                                    1995


OPERATING ACTIVITIES
Net income                                    $  3,486,193
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Provision for loan losses                      372,448
    Depreciation                                   311,636
    Premium amortization on investment
      securities                                   254,510
    Discount accretion on investment
      securities                                  (141,052)
    Deferred income taxes (benefit)                (29,421)
    Gain on sale of mortgage loans                   -
    Proceeds from sale of mortgage loans           182,500
    Originations of mortgage loans held
      for resale                                  (286,400)
    (Gain) loss on sales of investment
      securities                                    (4,841)
    Gain on sale of premises and equipment          (2,342)
    (Gain) loss on sale of other real
      estate owned                                  37,155
    (Increase) decrease in accrued
      interest receivable                         (602,849)
    (Increase) decrease in other
      assets - net                                 100,671
    Increase (decrease) in accrued
      interest and other expenses                  398,383
    Increase (decrease) in other
      liabilities - net                             (7,395)

    NET CASH PROVIDED BY OPERATING
      ACTIVITIES                              $  4,069,196

INVESTING ACTIVITIES
Proceeds from sales of investment
  securities available for sale               $ 22,461,737
Proceeds from maturities and
  redemptions of investment
 securities available for sale                   6,424,757
Purchases of investment securities
  available for sale                           (36,711,805)
Purchases of investment securities
  held to maturity                              (5,608,356)
Proceeds from maturities and
  redemption of investment securities
  held to maturity                               8,307,905
Net increase in loans                           (9,932,144)
Proceeds from sale of premises
  and equipment                                      3,000
Purchases of premises and equipment               (348,965)
Proceeds from sale of other real
  estate owned                                     197,845

  NET CASH USED IN INVESTING
     ACTIVITIES                               $(15,206,026)

FINANCING ACTIVITIES
Net increase in deposits                       $15,040,312
Net increase (decrease) in
  short-term borrowings                         (1,126,013)
Proceeds from long-term borrowings               1,000,000
Repayment of long-term borrowings               (1,500,000)
Cash dividends paid                               (953,946)
Dividends paid in lieu of
  fractional shares                                  -
  NET CASH PROVIDED BY FINANCING
     ACTIVITIES                               $ 12,460,353

Increase (decrease) in cash and
  cash equivalents                            $  1,323,523
Cash and cash equivalents at
  beginning of year                              5,296,289

  CASH AND CASH EQUIVALENTS AT
     END OF YEAR                              $  6,619,812



The accompanying notes are an integral part of these consolidated financial statements.




                       1997 Annual Report                           7

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements for Years Ended December 31, 1997, 1996, and 1995

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accounting policies of First Keystone Corporation and Subsidiary (the "Corporation") are in accordance with generally accepted accounting principles and conform to common practices within the banking industry. The more significant policies follow:

Principles of Consolidation
     The consolidated financial statements include the accounts of First Keystone Corporation and its wholly-owned Subsidiary, The First National Bank of Berwick. All significant inter-company balances and transactions have been eliminated in consolidation. On December 29, 1995, FKC Realty, Inc., a wholly owned realty subsidiary of the Corporation, was liquidated. Transfer of assets in liquidation were at book value to the Corporation and bank subsidiary. No gain or loss is recognized in these consolidated financial statements.

Nature of Operations
     The Corporation provides full banking services, including trust services, through its subsidiary, The First National Bank of Berwick, to individuals and corporate customers. The Bank has seven full service offices and nine ATMs in Columbia and Lower Luzerne Counties. The Corporation and its banking subsidiary are subject to regulation of the Office of the Comptroller of the Currency, The Federal Deposit Insurance Corporation, and the Federal Reserve Bank of Philadelphia.

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

Investment Securities
     The Corporation classifies its investment securities as either "Held to Maturity" or "Available for Sale" at the time of purchase. Debt securities are classified as held to maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities held to maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.
     Debt securities not classified as held to maturity and equity securities are included in the available for sale category and are carried at fair value. The amount of any unrealized gain or loss is reported as a separate component of Stockholders' Equity net of the effect of deferred income tax. Management's decision to sell available for sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.
     The cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends is included in interest from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.

Loans
     Loans are stated at their outstanding unpaid principal balances, net of deferred fees or costs, unearned income and the allowance for loan losses. Interest on installment loans is recognized as income over the term of each loan, generally, by the "actuarial method". Interest on all other loans is primarily recognized based upon the principal amount outstanding. Loan origination fees and certain direct loan origination costs have been deferred and the net amount amortized using the interest method over the contractual life of the related loans as an interest yield adjustment.
     Mortgage loans held for resale are carried at the lower of cost or market. These loans are sold without recourse to the Corporation.


8                      First Keystone Corporation

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

Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
     As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No.114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under these standards, the allowance for loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. Statement No. 118 allows the continued use of existing methods for income recognition on impaired loans and amends disclosure requirements to require information about the recorded investment in certain impaired loans and related income recognition on those loans.
     The allowance for loan losses is maintained at a level estimated by management to be adequate to absorb potential loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

Mortgage Servicing Rights
     In accordance with Statement of Financial Accounting Standards No. 125, the Corporation records a separate asset or liability representing the right of obligation, respectively, to service mortgage loans for others. A servicing asset is determined by allocating the loans' previous carrying amount between the servicing asset and the loans that were sold, based on their relative fair values at the date of sale. Servicing liabilities are recorded at their fair value as a reduction of the sale proceeds. Servicing assets and liabilities are amortized in proportion to, and over the period of, estimated net servicing income. In addition, the mortgage servicing rights must be periodically evaluated for impairment based on their fair value.

Other Real Estate Owned
     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenues derived from and costs to maintain the assets and subsequent gains and losses on sales are included in other non-interest income and expense.

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


                       1997 Annual Report                           9

Per Share Data
     Net income and cash dividends per share is calculated by dividing net income and dividends by the weighted average number of shares outstanding during each year presented adjusted retroactively for stock splits and dividends. Adjustments resulted from the following: a 10% stock dividend distributed on February 6, 1996, to shareholder of record January 4, 1996, a 10% stock dividend distributed May 16, 1997, to shareholders of record May 2, 1997, and an event subsequent to December 31, 1997, in that on January 27, 1998, the Board of Directors approved a 3 for 1 stock split issued in the form of a 200% stock dividend to be distributed March 2, 1998, to shareholders of record on February 10, 1998.

Cash Flow Information
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.
     Interest paid on deposits and other borrowings was $9,275,057, $8,682,349, and $7,994,087 in 1997, 1996 and 1995, respectively. Cash payments for income taxes were $1,257,115, $1,125,251, and $902,567 for 1997, 1996, and 1995, respectively. The Corporation transferred loans to other real estate owned in the amounts of $46,184 in 1996.

Derivative Financial Instruments
     The Corporation has no derivative financial instruments requiring disclosure under Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

Trust Assets and Income
     Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is recognized on a cash basis and is not materially different than if it were reported on an accrual basis.

Transfers and Servicing of Financial Assets and Extinguishment of
Liabilities
     In June 1996, The Financial Accounting Standards Board (FASB) issued Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities." This Statement provides new accounting and reporting standards for sales, securitizations and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions and extinquishments of liabilities.
     Implementation of certain transfer provisions of FASB 125 was delayed by FASB 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement 125." For repurchase agreements, dollar roll, securities lending and similar transactions, the FASB 125 transfer provisions and related disclosures are effective for those transactions occurring after December 31, 1997, and adoption f this segment of the standard is not expected to have a material impact on the consolidated financial statements.
     For securitizations, servicing of assets and extinquishments of liabilities the FASB 125 provisions are effective for transactions occurring after December 31, 1996, and were implemented by the Corporation where applicable with no material impact on these consolidated financial statements.

Reporting Comprehensive Income
     In June 1997, The Financial Accounting Standards Board (FASB) issued Statement 130 "Reporting Comprehensive Income." FASB 130 establishes standards for reporting and display of comprehensive income and its components (income, expenses, gains and losses) in a full set of general-purpose financial statements. FASB 130 is effective for fiscal years beginning after December 15, 1997. The Corporation has determined that the impact of adopting the standard will not be material to the financial position or results of operations.

Reporting Format
     Certain amounts in the financial statements of prior periods have been reclassified to conform with presentation used in the 1996 financial statements. Such reclassifications have no effect on the Corporation's consolidated financial condition or net income.


NOTE 2.  RESTRICTED CASH BALANCES
     Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all member depository institutions. The Corporation's banking subsidiary was required to have aggregate cash reserves of $3,105,000 and $1,949,000 at December 31, 1997, and 1996, respectively.
     The Corporation's banking subsidiary also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing and charge card processing. Balances maintained for this purpose were $1,284,001 at December 31, 1997.


10                     First Keystone Corporation

NOTE 3.  INVESTMENT SECURITIES
     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available For Sale" or "Held to Maturity" were as follows at December 31, 1997, and 1996:


                                  Available For Sale Securities

                                       Gross        Gross       Estimated
                        Amortized   Unrealized   Unrealized       Fair
                          Cost         Gains       Losses         Value

December 31, 1997:
U.S. Treasury
  securities          $10,321,983   $  119,830     $  -      $10,441,813
Obligations of U.S.
  Government
  Corporations
  and Agencies:
  Mortgage-backed      17,196,705      237,966      32,030    17,402,641
  Other                16,754,705      120,138      25,000    16,849,843
Obligations of state
  and political
  subdivisions         31,782,785    2,213,179        -       33,995,964
Equity securities       2,136,832      823,596        -        2,960,428

Total                 $78,193,010   $3,514,709     $57,030   $81,650,689





                                   Held to Maturity Securities

                                       Gross        Gross       Estimated
                        Amortized   Unrealized   Unrealized       Fair
                          Cost         Gains       Losses         Value

December 31, 1997:
Obligations of U.S.
  Government
  Corporations
  and Agencies,
  Mortgage-backed     $13,611,707     $  -         $66,466   $13,545,241
Obligations of state
  and political
  subdivisions          3,196,918      90,879         -        3,287,797

Total                 $16,808,625     $90,879      $66,466   $16,833,038





                                  Available For Sale Securities

                                       Gross        Gross       Estimated
                        Amortized   Unrealized   Unrealized       Fair
                          Cost         Gains       Losses         Value

December 31, 1996:
U.S. Treasury
  securities          $ 3,294,242   $   46,430    $   -      $ 3,340,672
Obligations of U.S.
  Government
  Corporations and
  Agencies:
  Mortgage-backed      18,874,935        -          62,810    18,812,125
  Other                17,748,918        -         221,778    17,527,140
Obligations of state
  and political
  subdivisions         35,971,566    1,630,009        -       37,601,575
Corporate debt
  securities,
  Mortgage-backed       1,292,934        -          27,116     1,265,818
Equity securities       2,178,352      420,252        -        2,598,604

Total                 $79,360,947   $2,096,691    $311,704   $81,145,934





                                   Held to Maturity Securities

                                       Gross        Gross       Estimated
                        Amortized   Unrealized   Unrealized       Fair
                          Cost         Gains       Losses         Value

December 31, 1996:
Obligations of U.S.
  Government
  Corporations and
  Agencies,
  Mortgage-backed     $16,786,482     $  -        $173,419   $16,613,063
Obligations of state
  and political
  subdivisions          3,293,077      48,220        -         3,341,297

Total                 $20,079,559     $48,220     $173,419   $19,954,360




                       1997 Annual Report                           11

     Securities available for sale with an aggregate fair value of $29,864,796 in 1997; $23,005,146 in 1996 and securities held to maturity with an aggregate unamortized cost of $13,611,707 in 1997; $16,786,482 in 1996, respectively, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $35,175,394 in 1997 and $25,362,784 in 1996 as required by law.
     The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 1997. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                          December 31, 1997

                                             U.S. Government    Obligations
                                 U.S.           Agency &         of State
                               Treasury        Corporation      & Political
                              Securities       Obligations     Subdivisions
                                                                    <F1>

Available For Sale:
Within 1 Year:
  Amortized Cost              $ 1,992,647     $    -         $     -
  Estimated Fair Value          1,997,813          -               -
  Weighted average yield            6.54%          -               -
1 - 5 Years:
  Amortized cost                8,329,336       3,010,728      2,340,163
  Estimated fair value          8,444,000       3,024,688      2,581,550
  Weighted average yield            6.45%           6.49%         10.95%
5 - 10 Years:
  Amortized cost                   -            7,792,321        485,672
  Estimated Fair value             -            7,868,682        536,065
  Weighted average yield           -                7.31%         11.70%
After 10 Years:
  Amortized cost                   -           23,148,361     28,956,950
  Estimated fair value             -           23,359,114     30,878,349
  Weighted average yield           -                7.28%          9.01%
Total:
  Amortized cost              $10,321,983     $33,951,410    $31,782,785
  Estimated fair value         10,441,813      34,252,484     33,995,964
  Weighted average yield            6.47%           7.28%          9.20%



                                          December 31, 1997

                                                       Marketable
                                        Other            Equity
                                   Securties <F2>      Securities
                                                           <F2>

Available For Sale:
  Amortized Cost                     $   -              $  -
  Estimated Fair Value                   -                 -
  Weighted average yield                 -                 -
1 - 5 Years:
  Amortized cost                         -                 -
  Estimated fair value                   -                 -
  Weighted average yield                 -                 -
5 - 10 Years:
  Amortized cost                         -                 -
  Estimated Fair value                   -                 -
  Weighted average yield                 -                 -
After 10 Years:
  Amortized cost                      1,387,150            749,682
  Estimated fair value                1,387,150          1,573,278
  Weighted average yield                  6.29%              5.33%
Total:
  Amortized cost                     $1,387,150         $  749,682
  Estimated fair value                1,387,150          1,573,278
  Weighted average yield                  6.29%              5.33%
_______________________

<F1>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F2>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.



  12                     First Keystone Corporation


                                          December 31, 1997

                                             U.S. Government    Obligations
                                 U.S.           Agency &         of State
                               Treasury        Corporation      & Political
                              Securities       Obligations     Subdivisions
                                                                    <F1>

Held To Maturity:
Within 1 Year:
  Amortized Cost              $   -           $    -          $     -
  Estimated fair value            -                -                -
  Weighted average yield          -                -                -
1 - 5 Years:
  Amortized cost                  -                -             205,000
  Estimated fair value            -                -             205,267
  Weighted average yield          -                -               7.42%
5 - 10 Years:
  Amortized cost                  -                -             779,173
  Estimated Fair value            -                -             782,188
  Weighted average yield          -                -               7.74%
After 10 Years:
  Amortized cost                  -            13,611,707      2,212,745
  Estimated fair value            -            13,545,241      2,300,342
  Weighted average yield          -                 6.76%          8.87%

Total:
  Amortized cost              $   -           $13,611,707     $3,196,918
  Estimated fair value            -            13,545,241      3,287,797
  Weighted average yield          -                 6.76%          8.50%




                                          December 31, 1997

                                                       Marketable
                                        Other            Equity
                                   Securties <F2>      Securities
                                                           <F2>

Held To Maturity:
Within 1 Year:
  Amortized Cost                     $   -              $   -
  Estimated fair value                   -                  -
  Weighted average yield                 -                  -
1 - 5 Years:
  Amortized cost                         -                  -
  Estimated fair value                   -                  -
  Weighted average yield                 -                  -
5 - 10 Years:
  Amortized cost                         -                  -
  Estimated Fair value                   -                  -
  Weighted average yield                 -                  -
After 10 Years:
  Amortized cost                         -                  -
  Estimated fair value                   -                  -
  Weighted average yield                 -                  -

Total:
  Amortized cost                     $   -              $   -
  Estimated fair value                   -                  -
  Weighted average yield                 -                  -

_______________________

<F1>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F2>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.


     There were no aggregate investments with a single issuer (excluding U.S. Government and its agencies) which exceeded ten percent of consolidated shareholders' equity at December 31, 1997.
The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in debt and equity securities during 1997, 1996 and 1995 were $18,369,369, $20,076,003, and
$22,461,737, respectively. Gross gains realized on these sales were $309,956, $414,239, and $350,410, respectively. Gross losses on these sales were $241,999, $451,968, and $345,569, respectively. Net unrealized gains on securities available for sale included as a separate component of consolidated stockholders' equity net of tax was $2,227,765, $1,150,382, and $2,064,403 in 1997, 1996, and 1995,
respectively.


NOTE 4.  LOANS
     Major classifications of loans at December 31, 1997 and 1996 consisted of:



                                                 1997             1996

Commercial, Financial, and Agricultural      $ 17,240,808     $ 13,573,843
Tax exempt                                      2,565,607        2,263,116
Real estate mortgage                          114,467,096       98,248,599
Consumer                                       22,009,000       23,026,816
Gross loans                                  $156,282,511     $137,112,374
Less:  Unearned discount                        3,864,710        3,544,417
   Unamortized loan fees net of costs             266,958          306,996

Loans, net of unearned income                $152,150,843     $133,260,961




                       1997 Annual Report                           13

     Mortgage loans held for sale included in loans were $2,070,707 and $1,126,213 at December 31, 1997, and 1996, respectively.

     Changes in the allowance for loan losses for the years ended
December 31, 1997, 1996, and 1995, were as follows:


                                    1997           1996           1995

Balance, January 1              $2,266,983     $2,015,236     $1,801,517
Provision charged to
  operations                       325,000        516,584        372,448
Loans charged off                 (271,406)      (302,480)      (185,643)
Recoveries                          50,617         37,643         26,914

Balance, December 31            $2,371,194     $2,266,983     $2,015,236




     Non-accrual loans at December 31, 1997, 1996 and 1995 were approximately $320,700, $267,445, and $556,533, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:



                                         1997         1996         1995

Gross interest due under terms         $30,027      $46,924      $53,224
Amount included in income                7,006        3,048        2,700

Interest income not recognized         $23,021      $43,876      $50,524




     At December 31, 1997 and 1996 the recorded investment in loans that are considered to be impaired as defined by Statement No. 114 was $45,531 and $108,749, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by Statement No. 114 along with any other potential losses. The average recorded investment in impaired loans during the year ended December 31, 1997 and 1996 was approximately $84,901 and $126,641, respectively.
     At December 31, 1997, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


NOTE 5.  PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31, 1997 and 1996 follows:


                                             1997               1996

Land                                     $  876,526          $  840,288
Buildings and improvements                2,773,148           2,386,788
Equipment                                 3,389,465           2,953,482

                                         $7,039,139          $6,180,558
Less: Accumulated depreciation            3,603,450           3,299,382

Total                                    $3,435,689          $2,881,176




     Depreciation amounted to $304,134 for 1997, $299,274 for 1996, and $311,636 for 1995.


NOTE 6.  MORTGAGE SERVICING RIGHTS
     The Corporation's banking subsidiary entered into mortgage servicing in 1997. Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Financial Condition. The unpaid principal balances of mortgage loans serviced for others was $704,673 at December 31, 1997.
     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, was approximately $777 at December 31, 1997.
     Mortgage servicing rights of $7,048 were capitalized in 1997. Amortization of mortgage servicing rights was $16 in 1997.


14                     First Keystone Corporation

     Changes in the balances of servicing assets for the year ended December 31, 1997, are as follows:


                                                Servicing Assets

     Balance at January 1, 1997                    $    0
     Servicing asset additions                      7,048
     Amortization                                      16

     Balance at December 31, 1997                  $7,032



     There was no valuation allowance on servicing assets as of December 31, 1997. Additionally, there were no unrecognized servicing assets or liabilities, or, servicing assets or liabilities for which it is not practicable to estimate fair value. Mortgage servicing rights in the Consolidated Balance Sheet are included in other assets at December 31, 1997.


NOTE 7.  DEPOSITS
     Major classifications of deposits at December 31, 1997 and 1996 consisted of:


                                                                 1997      1996


Demand - non-interest bearing               $ 18,397,819     $ 17,804,634
Demand - interest bearing                     51,654,338       42,838,638
Savings                                       41,651,109       40,405,703
Time, $100,000 and over                       25,245,346       21,053,285
Other time                                    80,698,572       76,443,523

Total deposits                              $217,647,184     $198,545,783





     The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 1997:



                  1998                $21,489,432
                  1999                  2,586,625
                  2000                  1,005,293
                  2001                    163,996

                                      $25,245,346




     Interest expense related to time deposits of $100,000 or more was $1,241,486 in 1997, $1,066,135 in 1996, and $1,156,943 in 1995.


NOTE 8.  SHORT-TERM BORROWINGS
     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 1997, and 1996:




                                                        1997

                                                          Maximum
                                                           Month
                                 Ending       Average       End     Average
                                 Balance      Balance     Balance     Rate


Federal funds purchased
  and securities sold
  under agreements
  to repurchase                $4,602,160   $3,992,063   $4,728,459  4.15%
Federal Home Loan Bank                  0      456,411    2,275,000  6.50%
U.S. Treasury tax and
  loan notes                    1,500,000      663,378    1,888,686  5.19%

Total                          $6,102,160   $5,111,852   $8,892,145  5.75%





                                                        1996

                                                          Maximum
                                                           Month
                                 Ending       Average       End     Average
                                 Balance      Balance     Balance    Rate

Federal funds purchased
  and securities sold
  under agreements
  to repurchase               $3,388,466   $3,767,724   $ 4,095,918  4.28%
Federal Home Loan Bank           500,000    1,088,209     5,775,000  6.52%
U.S. Treasury tax and
  loan notes                   1,232,901      570,705     1,506,241  5.11%

Total                         $5,121,367   $5,426,638   $11,377,159  6.03%




                       1997 Annual Report                           15

NOTE 9.  LONG-TERM BORROWINGS
     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Corporation's banking subsidiary which consist principally of first mortgage loans.
     A schedule of long-term borrowings by maturity as of December 31, 1997, and 1996 follows:



                                        1997             1996

  Due 1997, 5.50% to 5.73%          $    -          $ 7,000,000
  Due 1998, 5.56%                    1,000,000        1,000,000
  Due 1999, 6.38%                    1,000,000          -
  Due 2000, 6.73%                    2,000,000          -
  Due 2001, 4.97% to 5.80%           1,000,000        1,000,000
  Due 2002, 5.48% to 7.77%           4,000,000        1,000,000

                                    $9,000,000      $10,000,000




NOTE 10.  INCOME TAXES
     The current and deferred components of the income tax provision (benefit) consisted of the following:

                                     1997         1996          1995

Federal
  Current                       $1,278,515    $1,013,777     $947,026
  Deferred (benefit)                18,645       (32,241)     (28,711)

                                $1,297,160    $  981,536     $918,315
State
  Current (benefit)             $   10,276    $    1,803     $  2,153
  Deferred (benefit)                 -             -             (710)

                                $   10,276    $    1,803     $  1,443
Total provision for
  income taxes                  $1,307,436    $  983,339     $919,758





     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:



                                                        1997


                                                Amount          Rate

Provision at statutory rate                   $2,029,010        34.0%
Tax exempt income                               (824,918)      (13.8)
Non-deductible expenses                          106,425         1.8
Other, net                                       (13,357)        (.3)

Applicable federal income tax and rate        $1,297,160        21.7%





                                                        1996

                                                Amount          Rate

Provision at statutory rate                   $1,738,632        34.0%
Tax exempt income                               (859,940)      (16.8)
Non-deductible expenses                          112,022         2.2
Other, net                                        (9,178)        (.2)

Applicable federal income tax and rate        $  981,536        19.2%




                                                        1995

                                                Amount          Rate

Provision at statutory rate                   $1,498,023        34.0%
Tax exempt income                               (653,505)      (14.8)
Non-deductible expenses                           83,110         1.9
Other, net                                        (9,313)        (.3)

Applicable federal income tax and rate        $  918,315        20.8%





     Total federal income tax (benefit) attributable to realized security gains and losses was $29,888 in 1997, ($12,828) in 1996, and $2,833 in 1995.
     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax liability included in other liabilities in these consolidated financial statements. The components of the net deferred tax liability at December 31, 1997, 1996, and 1995, are as follows:


16                     First Keystone Corporation


                                      1997           1996          1995

Deferred Tax Assets:
  Loan loss Reserve             $   659,302     $ 623,870     $   538,276
  Deferred Compensation              20,432         -               -
  Contributions                       -             -               4,454
    Total                       $   679,734     $ 623,870     $   542,730

Deferred Tax Liabilities:
  Loan origination fees
    and costs                   $  (118,427)    $ (64,371)    $   (30,176)
  Accretion                         (41,836)      (24,302)        (11,622)
  Unrealized investment
    securities gains             (1,229,914)     (634,604)     (1,088,095)
  Depreciation                     (170,361)     (167,442)       (165,418)
    Total                       $(1,560,538)    $(890,719)    $(1,295,311)

  Net Deferred Tax
    Asset (Liability)           $  (880,804)    $(266,849)    $  (752,581)





     It is anticipated that all deferred tax assets are to be realized, accordingly no valuation allowance has been provided.


NOTE 11. EMPLOYEE BENEFIT PLANS AND DEFERRED COMPENSATION AGREEMENTS The Corporation maintains a 401K Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Under the savings feature, the Corporation contributes 100% of the employee contribution up to 3% of compensation which amounted to $59,395, $52,892, and $46,306 in 1997, 1996, and
1995, respectively. Under the profit sharing feature, contributions at the discretion of the Board of Directors, funded currently, amounted to $151,574, $138,818, and $195,291 in 1997, 1996, and 1995,
respectively.
     The Bank also has non-qualified deferred compensation agreements with three of its officers. These agreements are essentially unsecured promises by the Bank to make monthly payments to the officers over a twenty year period. Payments begin based upon
specific criteria   generally, when the officer retires.  To account
for the cost of payments yet to be made in the future, the Bank recognizes an accrued liability in years prior to when payments begin based on the present value of those future payments. The Bank's accrued liability for these deferred compensation agreements as of December 31, 1997 and 1996, was $60,093 and $0, respectively.


NOTE 12.  LEASE COMMITMENTS AND CONTINGENCIES
     The Corporation's banking subsidiary leases two branch bank buildings under operating leases. Rent expense for the year ended December 31, 1997, 1996, and 1995 was $49,905, $48,180, and $45,997,
respectively. The lease commitments, including a new lease entered into in January 1998 for additional office space adjoining the main bank building with a base annual rental by $30,000 adjusted annually for inflation, is: 1998 - $74,725, 1999 - $77,087, 2000 - $72,577,
and 2001 - $18,130.
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the Consolidated Financial Statements. Management does not believe the outcome of these actions and proceedings will have a material effect on the consolidated financial position of the Corporation.


NOTE 13.  RELATED PARTY TRANSACTIONS
     Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 1997, 1996 and 1995. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.
     A summary of the activity on the related party loans, comprised of 5 directors and 4 executive officers, consists of the following for the years ended December 31, 1997, 1996, and 1995:



                                  1997          1996         1995

Balance at January 1             $2,553,945     $3,090,030    $3,410,457
Additions                           284,044        224,885     1,513,122
Deductions                         (757,026)      (760,970)   (1,833,549)

Balance at December 31           $2,080,963     $2,553,945    $3,090,030




                       1997 Annual Report                           17

NOTE 14.  REGULATORY MATTERS
     Dividends are paid by the Corporation to shareholders from its assets which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 1998, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $6,141,195 plus additional amounts equal to the net income earned in 1998 for the period January 1, 1998, through the date of declaration, less any dividends which may have already been paid in 1998. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.
     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory
and possibly additional discretionary   actions by regulators that,
if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of Total and Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).
     As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risked-Based, and Tier I Leverage Ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


(Amounts in thousands)                             Actual

                                           Amount           Ratio

As of December 31, 1997:
   Total Capital
     (to Risk Weighted Assets)             $30,073         21.01%
   Tier I Capital
     (to Risk Weighted Assets)              28,277         19.75%
   Tier I Capital
     (to Average Assets)                    28,277         10.79%

As of December 31, 1996:
   Total Capital
     (to Risk Weighted Assets)             $26,741         20.45%
   Tier I Capital
     (to Risk Weighted Assets)              25,099         19.29%
   Tier I Capital
     (to Average Assets)                    25,099         10.42%




                                                 For Capital
(Amounts in thousands)                        Adequacy Purposes

                                           Amount           Ratio

As of December 31, 1997:
   Total Capital
     (to Risk Weighted Assets)             $11,450          8.00%
   Tier I Capital
     (to Risk Weighted Assets)               5,727          4.00%
   Tier I Capital
     (to Average Assets)                    10,483          4.00%

As of December 31, 1996:
   Total Capital
     (to Risk Weighted Assets)             $10,461          8.00%
   Tier I Capital
     (to Risk Weighted Assets)               5,204          4.00%
   Tier I Capital
     (to Average Assets)                     9,635          4.00%



                                                 To Be Well
                                              Capitalized Under
                                              Prompt Corrective
(Amounts in thousands)                        Action Provisions

                                           Amount           Ratio

As of December 31, 1997:
   Total Capital
     (to Risk Weighted Assets)             $14,314         10.00%
   Tier I Capital
     (to Risk Weighted Assets)               8,590          6.00%
   Tier I Capital
     (to Average Assets)                    13,103          5.00%

As of December 31, 1996:
   Total Capital
     (to Risk Weighted Assets)             $31,076         10.00%
   Tier I Capital
     (to Risk Weighted Assets)               7,807          6.00%
   Tier I Capital
     (to Average Assets)                    12,044          5.00%



     The Corporation's capital ratios are not materially different from those of the Bank.


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


18                     First Keystone Corporation

The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1997, and 1996 were as follows:




                                                  1997            1996

Financial instruments whose contract
  amounts represent credit risk:
  Commitments to extend credit                $15,524,491     $17,675,879
  Standby letters of credit                   $   522,080     $ 1,331,233



     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary. However, at December 31, 1997, all standby letters of credit are generally unsecured.
     The Corporation grants commercial, agribusiness and residential loans to customers within the state. It is management's opinion that the loan portfolio was balanced and diversified at December 31, 1997, to the extent necessary to avoid any significant concentration of credit risk.

NOTE 16.  STOCKHOLDERS' EQUITY
     On January 4, 1996, the Board of Directors declared a 10% stock dividend paid February 16, 1996, to shareholders of record January 4, 1996. A total of 80,718 shares were issued as a result of this stock dividend with a total value transferred from retained earnings of $2,991,188, including cash in lieu of fractional shares.
     On April 15, 1997, the Board of Directors declared a 10% stock dividend paid May 16, 1997, to shareholders of record May 2, 1997. A total of 88,762 shares were issued as a result of this stock dividend with a total value transferred from retained earnings of $3,289,844, including cash in lieu of fractional shares.
     On January 27, 1998, the Board of Directors approved a 3 for 1 stock split issued in the form of a 200% stock dividend to be paid March 2, 1998, to shareholders of record February 10, 1998. It is expected that 1,955,818 shares will be issued as a result of this transaction.
     All data with respect to shares, net income and cash dividends per share, and weighted average number of shares outstanding was retroactively adjusted to reflect the additional shares issued.


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

Cash and Due From Banks, Short-Term Investments, Accrued Interest
Receivable and Accrued Interest Payable
     The fair values are equal to the current carrying values.


                       1997 Annual Report                           19

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

Deposits
     Under Statement No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money Market Accounts is equal to the amount payable on demand at December 31, 1997, and 1996.
     Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term and Long-Term Borrowings
     The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments.

Commitments to Extend Credit and Stand-By Letters of Credit
     Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.
     At December 31, 1997 and 1996, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:




                                                             1997

                                                Carrying         Estimated
                                                 Amount         Fair Value

FINANCIAL ASSETS:
  Cash and due from banks                   $  6,400,261      $  6,400,261
  Short-term investments                       7,083,684         7,083,684
  Investment securities                       98,459,314        98,483,727
  Net loans                                  149,779,649       151,403,927
  Accrued interest receivable                  1,997,936         1,997,936

FINANCIAL LIABILITIES:
  Deposits                                   217,647,184       218,366,085
  Short-term borrowings                        6,102,160         6,104,781
  Long-term borrowings                         9,000,000         9,042,986
  Accrued interest payable                       991,403           991,403

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
  Commitments to extend credit                                  15,524,491
  Standby letters of credit                                        522,080



                                                             1996

                                                Carrying         Estimated
                                                 Amount         Fair Value

FINANCIAL ASSETS:
  Cash and due from banks                   $  5,147,438      $  5,147,438
  Short-term investments                          32,093            32,093
  Investment securities                      101,225,493       100,100,294
  Net loans                                  130,933,978       132,207,197
  Accrued interest receivable                  1,958,882         1,958,882

FINANCIAL LIABILITIES:
  Deposits                                   198,545,783       198,681,259
  Short-term borrowings                        5,121,367         5,122,376
  Long-term borrowings                        10,000,000        10,041,133
  Accrued interest payable                       900,396           900,396

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
  Commitments to extend credit                                  17,675,879
  Standby letters of credit                                      1,331,233



20                     First Keystone Corporation

NOTE 18.  PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information for First Keystone Corporation (parent company only) was as follows:



BALANCE SHEETS
                                                         December 31

                                                   1997            1996

ASSETS
  Cash in subsidiary bank                      $   593,598     $   468,854
  Investment in subsidiary bank                 30,022,204      26,000,323
  Investment in other equity securities          1,573,278       1,170,554
  Prepayments and other assets                       -              11,400

    TOTAL ASSETS                               $32,189,080     $27,651,131


LIABILITIES
  Payable to subsidiary bank                   $     3,742     $     6,745
  Accrued expenses and other liabilities           367,271         171,391

    TOTAL LIABILITIES                          $   371,013     $   178,136


STOCKHOLDERS' EQUITY
  Preferred stock                              $     -         $     -
  Common stock                                   1,955,818       1,778,294
  Surplus                                        9,761,066       6,654,396
  Retained earnings                             17,873,418      17,889,923
  Net unrealized securities gains                2,227,765       1,150,382

    TOTAL STOCKHOLDERS' EQUITY                 $31,818,067     $27,472,995


    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                     $32,189,080     $27,651,131





INCOME STATEMENTS
                                              Year Ended December 31

                                          1997          1996        1995

INCOME
  Dividends from subsidiary bank      $1,386,901    $1,138,110  $  953,945
  Dividends - other                       40,173        34,818      26,553
  Securities gains                       103,145         -          21,760
  Interest                                16,650        28,810      15,372

   TOTAL INCOME                       $1,546,869    $1,201,738  $1,017,630

Operating Expenses                        28,984        21,212      27,102

  Income Before Taxes and
    Equity in Undistributed
    Net Income of Subsidiary          $1,517,885    $1,180,526  $  990,528
  Income tax expense                      41,756         7,325       7,305
  Income Before Equity in
    Undistributed Net Income
    of Subsidiary                     $1,476,129    $1,173,201  $  983,223
  Equity in undistributed
    income of Subsidiary               3,184,111     2,957,084   2,502,970


   NET INCOME                         $4,660,240    $4,130,285  $3,486,193





                          1997 Annual Report                          21



STATEMENTS OF CASH FLOWS
                                            Year Ended December 31

                                        1997         1996          1995

OPERATING ACTIVITIES
Net income                         $ 4,660,240   $ 4,130,285    $3,486,193
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Securities gains                  (103,145)        -           (21,760)
    Equity in undistributed
      net income of
      Subsidiary                    (3,184,111)   (2,957,084)   (2,502,970)
    (Increase) decrease in
      receivables from
      Subsidiary                         -            54,681       (53,325)
    (Increase) decrease in
      prepaid expenses and
      other assets                      11,400        70,994          (245)
    Increase (decrease) in
      advances payable to
      Subsidiary                        (3,003)        6,745       (56,093)
    Increase (decrease) in
      accrued expenses and
      other liabilities                 32,149       (97,721)       45,900

    NET CASH PROVIDED BY
      OPERATING ACTIVITIES         $ 1,413,530   $ 1,207,900    $  897,700



INVESTING ACTIVITIES
Purchase of equity securities      $   (59,431)  $   (41,628)   $ (166,253)
Sale of equity securities              163,196         -            56,438
Dissolution of non-bank
  subsidiary                             -             -            12,851

  NET CASH PROVIDED (USED)
    IN INVESTING ACTIVITIES        $   103,765   $   (41,628)   $  (96,964)


FINANCING ACTIVITIES
Cash dividends paid                $(1,386,901)  $(1,138,108)   $ (953,946)
Dividends paid in lieu of
   fractional shares                    (5,650)       (4,622)        -

   NET CASH PROVIDED (USED)
     BY FINANCING ACTIVITIES       $(1,392,551)  $(1,142,730)   $ (953,946)


   Increase (Decrease) in
     Cash and Cash
     Equivalents                   $   124,744   $    23,542    $ (153,210)
   Cash and Cash Equivalents
     at Beginning of Year              468,854       445,312       598,522

   CASH AND CASH EQUIVALENTS
    AT END OF YEAR                 $   593,598   $   468,854    $  445,312






22                     First Keystone Corporation

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders of First Keystone Corporation:

     We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                /s/ J. H. Williams & Co., LLP
                                J. H. Williams & Co., LLP





Kingston, Pennsylvania
January 9, 1998


                       1997 Annual Report                           23

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

RESULTS OF OPERATIONS
     First Keystone Corporation realized record earnings in 1997 with reported net income of $4,660,240. The net income for 1997 marked the 15th consecutive year that earnings and earnings per share have increased. Earnings per share for 1997 were $1.59 as compared to $1.41 and $1.19 in 1996 and 1995, respectively (adjusted for a 10% stock dividend paid in May 1997 and a 3 for 1 stock split in the form of a 200% stock dividend paid in March 1998). The Corporation's return on average assets improved to 1.83% in 1997 from 1.75% in 1996 and 1.58% in 1995. Likewise, the Corporation's return on average equity remained strong at 15.92% in 1997, compared to 15.98% in 1996 and 15.24% in 1995.
     Average earning assets increased $18,347,624, or 8.1% during 1997, while average interest bearing liabilities grew $14,504,523, or 7.6%. The average yield on earning assets decreased to 8.37% in 1997 from 8.38% in 1996 while the rate paid on interest bearing liabilities increased to 4.56% in 1997 from 4.53% in 1996. As a result, the Corporation's net interest income on a fully taxable equivalent basis increased 7.6% in 1997 after increasing 11.4% in 1996.

NET INTEREST INCOME
     The major source of operating income for the Corporation is net interest income, defined as interest income less interest expense.
The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earnings assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits. Table 1 indicates the amount of net interest income in each of the past-three years and the increase or decrease in each of the components. With interest income increasing more than interest expense, net interest income on a fully tax equivalent basis increased $793,000 in 1997 as compared to an increase of $1,065,000 in 1996.
     Table 2 on the following page provides a breakdown of average balances with corresponding revenues and expense resulting in average yield or rates paid. The yield on earning assets was 8.37% in 1997, 8.38% in 1996, and 8.27% in 1995. The rate paid on interest bearing liabilities increased to 4.56% after decreasing to 4.53% in 1996 from 4.60% in 1995. A 1 basis point decline in the yield on earning assets, together with a 3 basis increase on the rate paid on interest bearing liabilities in 1997 put slight pressure on the net interest margin. The effect was a decrease in our net interest margin to 4.56% in 1997 as compared to 4.58% in 1996 and 4.39% in 1995. The continued maintenance of an adequate net interest margin is a primary concern being addressed by management on an ongoing basis.



Table 1 - Net Interest Income



(Amounts in thousands)                              1997/1996
                                                Increase/(Decrease)

                                        1997     Amount     %       1996

Interest Income                       $19,345    $1,559    8.8    $17,786
Interest Expense                        9,381       714    8.2      8,667

Net Interest Income                     9,964       845    9.3      9,119
Tax Equivalent Adjustment               1,250       (52)  (4.0)     1,302

Net Interest Income (fully
  tax equivalent)                     $11,214    $  793    7.6    $10,421





                                                     1996/1995
                                                Increase/(Decrease)

                                        1996     Amount     %       1995

Interest Income                       $17,786    $1,149    6.9    $16,637
Interest Expense                        8,667       396    4.8      8,271

Net Interest Income                     9,119       753    9.0      8,366
Tax Equivalent Adjustment               1,302       312   31.5        990

Net Interest Income (fully
  tax equivalent)                     $10,421    $1,065   11.4    $ 9,356



                       1997 Annual Report                           25

Management's Discussion and Analysis



Table 2   Distribution of Assets, Liabilities and Stockholders' Equity


                                                     1997

                                  Avg. Balance        Revenue/     Yield/
                                                       Expense      Rate

Interest Earning Assets:
Loans:
Commercial<F1>                    $ 18,047,317      $ 1,534,446     8.50%
Real Estate<F1>                    109,683,131        9,412,077     8.58%
Installment Loans,
  Net<F1><F2>                       17,344,819        2,124,094    12.25%
Fees on Loans                                0          (76,037)       0%

  Total Loans
   (Including Fees)<F3>           $145,075,267      $12,994,580     8.96%

Investment Securities:
Taxable                           $ 57,852,149      $ 3,868,888     6.69%
Tax Exempt<F1>                      38,362,932        3,467,215     9.04%
  Total Investment Securities     $ 96,215,081      $ 7,336,103     7.62%
Interest Bearing Deposits
    in Banks                         4,776,405          264,015     5.53%

  Total Interest-Earning
    Assets                        $246,066,753      $20,594,698     8.37%


Non-Interest Earning Assets:
Cash and Due From Banks           $  5,378,688
Allowance for Loan Losses           (2,295,089)
Premises and Equipment               3,161,431
Other Real Estate Owned                 47,946
Other Assets                         2,240,113

  Total Non-Interest Earning
    Assets                           8,533,089

  Total Assets                    $254,599,842


Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                   $ 89,137,426      $ 2,853,898     3.20%
Time Deposits                      100,012,779        5,583,373     5.58%
Short-Term Borrowings                1,119,789           64,408     5.75%
Long-Term Borrowings                11,646,849          713,710     6.13%
Securities Sold U/A to
  Repurchase                         3,992,063          165,663     4.15%

  Total Interest-Bearing
    Liabilities                   $205,908,906      $ 9,381,052     4.56%

Non-Interest Bearing
  Liabilities:
Demand Deposits                   $ 17,712,235
Other Liabilities                    1,712,920
Stockholders' Equity                29,265,781

  Total Liabilities/
    Stockholders' Equity          $254,599,842


  Net Interest Income
    Tax Equivalent                                  $11,213,646

Margin Analysis:
Interest Income/Earning
  Assets                                                            8.37%
Interest Expense/Earning
  Assets                                                            3.81%
Net Interest Income/
  Earning Assets                                                    4.56%


   26                     First Keystone Corporation




   Management's Discussion and Analysis




                                                     1996

                                  Avg. Balance        Revenue/     Yield/
                                                       Expense      Rate

Interest Earning Assets:
Loans:
Commercial <F1>                   $ 15,770,100      $ 1,542,429     9.78%
Real Estate <F1>                    93,136,506        8,008,957     8.60%
Installment Loans,
  Net <F1><F2>                      19,832,168        1,986,279    10.02%
Fees on Loans                                0          (22,838)       0%

  Total Loans
    (Including Fees) <F3>         $128,738,774      $11,514,827     8.94%

Investment Securities:
Taxable                           $ 58,566,185      $ 3,971,485     6.78%
Tax Exempt <F1>                     38,724,074        3,510,650     9.07%
  Total Investment Securities     $ 97,290,259      $ 7,482,135     7.69%
Interest Bearing Deposits
  in Banks                           1,690,096           91,782     5.43%
  Total Interest - Earning
    Assets                        $227,719,129      $19,088,744     8.38%


Non-Interest Earning Assets:
Cash and Due From Banks           $  4,589,473
Allowance for Loan Losses           (1,956,549)
Premises and Equipment               2,957,176
Other Real Estate Owned                 51,253
Other Assets                         2,245,001

 Total Non-Interest Earning
   Assets                            7,886,354

 Total Assets                     $235,605,483


Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                   $ 84,434,401      $ 2,601,722     3.08%
Time Deposits                       93,521,485        5,262,943     5.63%
Short-Term Borrowings                1,658,914          100,183     6.04%
Long-Term Borrowings                 8,021,858          541,243     6.75%
Securities Sold U/A to
  Repurchase                         3,767,725          161,275     4.28%

 Total Interest-Bearing
   Liabilities                    $191,404,383      $ 8,667,366     4.53%


Non-Interest Bearing
  Liabilities:
Demand Deposits                   $ 16,664,535
Other Liabilities                    1,506,985
Stockholders' Equity                26,029,580

 Total Liabilities/
   Stockholders' Equity           $235,605,483


 Net Interest Income                                $10,421,378

Margin Analysis:
Interest Income/Earning
  Assets                                                            8.38%
Interest Expense/Earning
  Assets                                                            3.81%
Net Interest Income/
  Earning Assets                                                    4.58%



                                                     1995

                                  Avg. Balance        Revenue/     Yield/
                                                       Expense      Rate

Interest Earning Assets
Loans:
Commercial <F1>                   $ 20,081,671      $ 1,810,582     9.02%
Real Estate <F1>                    84,960,257        7,367,400     8.67%
Installment Loans,
  Net <F1><F2>                      17,105,408        1,880,933    11.00%
Fees on Loans                                0          (48,943)       0%

 Total Loans
   (Including Fees) <F3>          $122,147,336      $11,009,972     9.01%

Investment Securities:
Taxable                           $ 62,270,253      $ 3,995,116     6.42%
Tax Exempt <F1>                     26,120,515        2,471,962     9.46%

 Total Investment Securities      $ 88,390,768      $ 6,467,078     7.32%

Interest Bearing Deposits
  in Banks                           2,559,912          149,793     5.85%
 Total Interest-Earning
   Assets                         $213,098,016      $17,626,843     8.27%

Non-Interest Earning Assets:
Cash and Due From Banks           $  4,138,600
Allowance for Loan Losses           (1,823,528)
Premises and Equipment               3,034,903
Other Real Estate Owned                 71,370
Other Assets                         2,328,407

 Total Non-Interest Earning
   Assets                            7,749,752

 Total Assets                     $220,847,768

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                   $ 79,045,538      $ 2,502,194     3.17%
Time Deposits                       87,133,168        4,948,259     5.68%
Short-Term Borrowings                1,008,574           57,590     5.71%
Long-Term Borrowings                 8,478,003          583,469     6.88%
Securities Sold U/A to
  Repurchase                         3,994,576          179,338     4.49%

 Total Interest-Bearing
   Liabilities                    $179,659,859      $ 8,270,850     4.60%

Non-Interest Bearing
  Liabilities:
Demand Deposits                   $ 16,910,070
Other Liabilities                    1,408,712
Stockholders' Equity                22,869,127

 Total Liabilities/
   Stockholders' Equity           $220,847,768

 Net Interest Income                                $ 9,355,993

Margin Analysis:
Interest Income/Earning Assets                                      8.27%
Interest Expense/Earning
  Assets                                                            3.88%
Net Interest Income/Earning
  Assets                                                            4.39%

______________________

<F1>
Tax-exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%.
<F2>
Installment loans are stated net of unearned interest.
<F3>
Average loan balances include non-accrual loans. Interest income on non-accrual loans is not included.




                       1997 Annual Report                           27

Management's Discussion and Analysis



     Table 3 analyzes the changes attributable to the volume and rate components of net interest income on a fully tax equivalent basis. In 1997, the increase in net interest income of $793,000 resulted from a change in volume of $816,000 and a decrease of $23,000 due to changes in rate. In 1996, there was an increase in net interest income of $1,065,000 due to changes in volume of $969,000 and an increase of $96,000 due to changes in rate.


Table 3 - Changes in Income and Expense, 1997 and 1996



(Amounts in thousands)                       1997 COMPARED TO 1996

                                     VOLUME           RATE          NET

Interest Income:
Loans, Net                           $1,461          $  19        $1,480
Taxable Investment Securities           (49)           (54)         (103)
Tax-Exempt Investment Securities        (33)           (11)          (44)
Other Short-Term Investments            168              5           173

 Total Interest Income               $1,547          $ (41)       $1,506

Interest Expense:
Savings, Now, and Money Markets      $  145          $ 107        $  252
Time Deposits                           365            (45)          320
Short-Term Borrowings                   (33)            (3)          (36)
Long-Term Borrowings                    245            (72)          173
Securities Sold U/A to Repurchase         9             (5)            4

 Total Interest Expense              $  731            (18)       $  713

 Net Interest Income                 $  816          $ (23)       $  793





(Amounts in thousands)                       1996 COMPARED TO 1995

                                     VOLUME           RATE          NET

Interest Income:
Loans, Net                           $  594          $ (89)       $  505
Taxable Investment Securities          (238)           214           (24)
Tax-Exempt Investment Securities      1,193           (154)        1,039
Other Short-Term Investments            (51)            (7)          (58)

 Total Interest Income               $1,498          $ (36)       $1,462

Interest Expense:
Savings, Now, and Money Markets      $  170          $ (71)       $   99
Time Deposits                           363            (48)          315
Short-Term Borrowings                    37              6            43
Long-Term Borrowings                    (31)           (11)          (42)
Securities Sold U/A to Repurchase       (10)            (8)          (18)

 Total Interest Expense              $  529          $(132)       $  397

 Net Interest Income                 $  969          $  96        $1,065


________________________
The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.
Balance on non-accrual loans are included for computational purposes.
Interest income on non-accrual loans is not included.
Interest income exempt from federal tax was $2,426,231 in 1997, $2,529,235 in 1996 and $1,922,073 in 1995.  Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.



NON INTEREST INCOME
     Total non-interest income increased $210,000, or 20.0% in 1997 as compared to an increase of $82,000, or 8.5% in 1996 as illustrated in Table 5.
     Excluding investment securities gains, non-interest income in 1997 increased $104,000, or 9.5% as compared to 1996 when non-interest income increased by $125,000, or 13.0%. Income from the trust department which consists of fees generated from individual and corporate accounts, increased in 1997 by $32,000 after increasing by $75,000 in 1996. Increased income from the trust department was due to a larger overall number of accounts in 1997. Also, in 1997 more accounts were moved to a quarterly fee assessment as opposed to annual. Assets under management by our Trust Department continue to increase as illustrated in Table 4.



Table 4 - Assets Under Management by Trust Department


(Amounts in thousands)    1997       1996       1995      1994      1993

Individual Trusts      $109,788    $ 91,256   $83,886   $72,027    $70,300
Corporate Trusts          9,535      10,004     7,676     3,569      3,887

Total Trust
  Department           $119,323    $101,260   $91,562   $75,596    $74,187



28                     First Keystone Corporation

Management's Discussion and Analysis



     Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non-interest income in 1997. Service charges increased by $53,000, or 8.6% in 1997 compared to an increase of $43,000, or 7.5% in 1996. Other income decreased by $15,000, or 30.6% in 1997 compared with an increase of $7,000, or 16.7% in 1996. In 1997 for the first time, a gain on the sale of mortgage loans of $34,000 was recognized. It is anticipated that some mortgages will continue to be originated for sale in the secondary market. The servicing of those mortgages will provide additional fee income.
     The table below illustrates the change in non-interest income by category for the years ended December 31, 1997, 1996, and 1995.



Table 5 - Non-Interest Income


(Amounts in thousands)                              1997/1996

                                               Increase/(Decrease)

                                       1997      Amount      %       1996
Trust Department                     $  457      $ 32       7.5    $  425
Service Charges and Fees                669        53       8.6       616
Other                                    34       (15)    (30.6)       49
Gain on Sale of Mortgages                34        34         0         0

 Subtotal                            $1,194       104       9.5    $1,090
Investment Securities Gains              68       106     278.9       (38)

 Total                               $1,262      $210      20.0    $1,052








                                                    1996/1995

                                               Increase/(Decrease)

                                       1996      Amount      %       1995

Trust Department                     $  425      $ 75      21.4      $350
Service Charges and Fees                616        43       7.5       573
Other                                    49         7      16.7        42
Gain on Sale of Mortgages                 0         0         0         0

 Subtotal                            $1,090      $125      13.0      $965
Investment Securities Gains             (38)      (43)   (860.0)        5

 Total                               $1,052      $ 82       8.5      $970




PROVISION FOR LOAN LOSSES
     The provision for loan losses for the year-ended December 31, 1997, was $325,000 compared to $516,584 and $372,448 for the years ended December 31, 1996, and 1995, respectively. The provision for possible loan losses declined in 1997 primarily because net charge-offs fell in 1997 as compared to 1996. Net charge-offs totaled $221,000 in 1997, $265,000 in 1996, and $159,000 in 1995,
respectfully. Our manageable net charge-offs and reduced non-performing assets indicate good overall asset quality. Non-performing assets, consisting of non-performing loans and foreclosed assets, were $350,000, $351,000, and $557,000 at December 31, 1997, 1996, and 1995,
respectively, representing .23%, .26%, and .44%, respectively, of loans net of unearned income and foreclosed assets.
     The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.56% at December 31, 1997, 1.70% at December 31, 1996, and 1.57% at December 31, 1995. The allowance for loan losses as a percentage of non-performing assets and loans past-due 90 or more days remain strong at 345.7%, 369.2%, and 322.4% at year-end 1997, 1996, and 1995, respectively.
     Loans past-due 90 or more days and still accruing interest increased to $336,000 in 1997 from $263,000 and $68,000 in 1996 and
1995, respectively. With the increase in our allowance for loan losses and our continued collection efforts, the increase in loans past-due 90 or more days does not represent a concern.

NON-INTEREST EXPENSES
     Total non-interest expense increased by $392,000, or 8.6% in 1997 compared to a decrease of $15,000, or 0.3% in 1996 as illustrated in Table 6. Expenses associated with employees (salaries and employee benefits) continue to be the largest category of non-interest expense. Salaries and employee benefits amounted to 53.3% of total non-interest expense in 1997 and 53.9% in 1996. Salaries and employee benefits increased $179,000, or 7.3% in 1997 and $185,000, or 8.2% in
1996. The increases in 1997 and 1996 were due to an increased number of employees plus normal salary adjustments and increased benefit costs. Full-time equivalent employees totaled 98 at December 31, 1997, compared to 91 in 1996 and 89 at year-end 1995. Based upon our total deposits and total assets, our number of employees compares favorably against peer financial institutions.
     Net occupancy expense increased $51,000, or 18.1% in 1997 as compared to a decrease of $11,000, or 3.8% in 1996. The increase in 1997 relates primarily to the opening of a new branch office. Furniture and equipment expense increased $20,000, or 4.3% in 1997 compared to an increase of $12,000, or 2.6% in 1996. The increases in 1997 and 1996 relate directly to higher depreciation associated with computer processing and related equipment.


                       1997 Annual Report                           29

Management's Discussion and Analysis




     Due to the reestablishment of the payment of FDIC premiums, the Corporation paid $25,000 in 1997 after paying the minimum annual assessment rate of $2,000 in 1996. This represented an increase of $23,000 in FDIC insurance expense from 1996.
     Other operating expenses increased by $119,000, or 8.9% in 1997 after a $3,000 decrease, or 0.2% in 1996. The increase in other operating expenses in 1997 was because of higher expenses associated with professional fees, postage, printing supplies, insurance, marketing, and advertising over 1996.
     Our overall non-interest expense of less than 2% of average assets in 1997 and 1996, places us among the leaders of our peer financial institutions in controlling non-interest expense.




Table 6 - Non-Interest Expense


(Amounts in thousands)                              1997/1996

                                               Increase/(Decrease)

                                      1997      Amount       %       1996

Salaries and Employee Benefits       $2,627     $179        7.3    $2,448
Occupancy, Net                          332       51       18.1       281
Furniture and Equipment                 488       20        4.3       468
FDIC Insurance                           25       23     1150.0         2
Other                                 1,461      119        8.9     1,342

   Total                             $4,933     $392        8.6    $4,541




                                                    1996/1995

                                               Increase/(Decrease)

                                      1996      Amount       %       1995

Salaries and Employee Benefits       $2,448     $ 185       8.2    $2,263
Net Occupancy Expense                   281       (11)     (3.8)      292
Furniture and Equipment Expense         468        12       2.6       456
FDIC Insurance                            2      (198)    (99.0)      200
Other Operating Expenses              1,342        (3)     (0.2)    1,345

 Total                               $4,541     $ (15)     (0.3)   $4,556




INCOME TAXES
     Effective tax planning has helped produce favorable net income in each of the past three years. In 1997, net income before taxes increased $854,052. In 1996, income before income taxes increased $707,673 over 1995, while our income tax liability increased $324,097 and $63,581 in 1997 and 1996, respectively. The effective total income tax rate was 21.9% in 1997, 19.2% in 1996, and 20.8% in 1995.
The increase in our tax liability rate in 1997 was due primarily to the limited purchases of municipal (tax-free investments) securities at attractive interest rates.


ANALYSIS OF FINANCIAL CONDITION

ASSETS
     Total assets increased to $267,398,586, an increase of 10.2% over year-end 1996. Total deposits increased to $217,647,184, or 9.6%. Assets at December 31, 1996, were up 7.3% to $242,557,150, while total deposits were up 6.0% to $198,545,783 compared to 1995.
     The Corporation has used borrowed funds in previous years to support asset growth not provided by deposit growth. Deposit growth in 1997 was $19,101,401 as compared to 1996 deposit growth of $11,225,696. With conventional deposit growth increasing in 1997, as compared to 1996, the Corporation's short-term borrowings and long-term borrowings remained stable at $15,102,160 in 1997 as compared to $15,121,367 in 1996. Borrowings were not reduced in 1997 because of strong loan demand which is discussed under Earning Assets and illustrated in Table 7 - Loans Outstanding, Net of Unearned Income.
     The Corporation continues to maintain and manage its asset growth. Our strong equity capital position has put us in a position where we can leverage our asset growth. Depending upon interest rates in 1998, the Corporation may borrow additional funds to leverage its balance sheet if net income can be incrementally increased without incurring an excessive amount of interest rate risk. The capital ratios, as illustrated in Table 12 - Capital Ratios for the Corporation and the Bank, continue to exceed all minimum capital ratio requirements.

EARNING ASSETS
     Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, the Corporation maximizes income. The earning asset ratio equaled 96.4% as of December 31, 1997, compared to 96.7% at December 31, 1996, and 96.5% as of December 31, 1995. This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels.
     The primary earning assets are loans and investment securities. Loans, as illustrated in Table 7 - Loans Outstanding, have steadily increased. Total loans, net of unearned income, increased $18,890,000, or 14.2% in 1997 to a level of $152,151,000. This compares to an increase in loans of $5,200,000, or 4.1% in 1996 and $9,877,000, or 8.4% in 1995. The loan portfolio is well diversified, and increases in the portfolio have primarily been from real estate loans and commercial loans secured by real estate. A pool of


30                      First Keystone Corporation

Management's Discussion and Analysis


residential mortgage loans was sold in the secondary market during 1997. The Corporation will continue to originate and market residential mortgage loans which conform to secondary market requirements. The Corporation derives ongoing income from the servicing of mortgages.



Table 7 - Loans Outstanding, Net of Unearned Income


(Amounts in thousands)                               December 31,

                                             1997       1996        1995

Commercial, financial and
  agricultural:
  Commercial secured by real estate       $ 41,566    $ 33,103    $ 28,846
  Commercial - other                        17,241      13,574      17,563
Tax exempt                                   2,566       2,263       3,602
Real estate (primarily residential
  mortgage loans)                           72,901      65,145      58,438
Consumer loans                              22,009      23,027      23,681

Total Gross Loans                         $156,283    $137,112    $132,130
  Less: Unearned income and
     unamortized loan fees
     net of costs                            4,132       3,851       4,069

Total Loans, net of unearned income       $152,151    $133,261    $128,061




                                                December 31,

                                           1994          1993

Commercial, financial and
  agricultural:
  Commercial secured by real estate     $ 30,127      $ 30,097
  Commercial - other                      16,285        14,005
Tax exempt                                 3,754         2,717
Real estate (primarily residential
  mortgage loans)                         52,389        47,867
Consumer loans                            19,370        17,156

Total Gross Loans                       $121,925      $111,842
  Less: Unearned income and
    unamortized loan fees
    net of costs                           3,741         3,498

Total Loans, net of unearned income     $118,184      $108,344




     The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities increased $505,000 to $81,651,000 in 1997, while held to maturity securities decreased $3,271,000 to $16,809,000, as illustrated in Table 8. The vast majority of investment security purchases are allocated as available for sale. This provides the Corporation with increased flexibility should there be a need or desire to liquidate an investment security. The investment portfolio includes short-term investments, U.S. Treasury Securities, U.S. Government Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes equity securities consisting of common stock investments in other bank holding companies and commercial banks.
     During 1997, interest bearing deposits in other banks increased to $7,083,684 from $32,093 in 1996, as funds were kept short-term for liquidity purposes and to fund additional loan commitments.



Table 8 - Carrying Value of Investment Securities


(Amounts in thousands)                      December 31,


                                               1997

                                      Available       Held to
                                      for Sale       Maturity

U.S. Treasury                         $10,442        $     0
U. S. Government Corporations
     and Agencies                      34,253         13,612
State and Municipal                    33,996          3,197
Other Securities                            0              0
Equity Securities                       2,960              0

Total Investment Securities           $81,651        $16,809





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


                       1997 Annual Report                           31

Management's Discussion and Analysis


is adequate to cover foreseeable future losses. Table 9 contains an analysis of our Allowance for Loan Losses indicating charge-offs and recoveries by the year. In 1997, net charge-offs as a percentage of average loans were .15% compared to .21% in 1996 and .13% in 1995.
Net charge-offs amounted to $221,000 in 1997 as compared to $265,000 and $159,000 in 1996 and 1995, respectively. The increased number of bankruptcy filings in 1997 and 1996 largely account for the increased net charge-offs. With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.63% in 1997, 1.76% in 1996, and 1.65% in 1995.



Table 9 - Analysis of Allowance for Loan Losses


(Amounts in thousands)                          Years Ended December 31,

                                               1997        1996      1995


Balance at beginning of period                $2,267      $2,015    $1,802
  Charge-offs:
    Commercial, financial, and
    agricultural                                 107         214        18
     Real estate - mortgage                       54           0       118
     Installment loans to individuals            111          88        50

                                                 272         302       186
  Recoveries:
    Commercial, financial, and
    agricultural                                   7          12         6
    Real estate - mortgage                        17           8         2
    Installment loans to individuals              27          17        19

                                                  51          37        27

Net charge-offs                                  221         265       159
Additions charged to operations                  325         517       372

Balance at end of period                      $2,371      $2,267    $2,015


Ratio of net charge-offs during the
   period to average loans
   outstanding during the period                .15%        .21%      .13%
Allowance for loan losses to average
   loans outstanding during the period         1.63%       1.76%     1.65%



(Amounts in thousands)                       Years Ended December 31,

                                             1994        1993

Balance at beginning of period                $1,844      $1,366
  Charge-offs:
    Commercial, financial, and
    agricultural                                  80          54
     Real estate - mortgage                       29           9
     Installment loans to individuals             72          86

                                                 181         149
  Recoveries:
    Commercial, financial, and
    agricultural                                  81           0
     Real estate - mortgage                        6           3
     Installment loans to individuals             21         106

                                                 108         109

Net charge-offs                                   73          40
Additions charged to operations                   31         518

Balance at end of period                      $1,802      $1,844


Ratio of net charge-offs during the
  period to average loans
  outstanding during the period                 .07%        .04%
Allowance for loan losses to average
  loans outstanding during the period          1.61%       1.75%



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


Table 10 - Allocation of Allowance for Loan Losses


                                            December 31,

                              1997       % <F1>

Commercial, financial,
   and agricultural          $  271       12.1
Real estate - mortgage        1,135       73.9
Installments to
   individuals                  241       14.0
Unallocated                     724        N/A

                             $2,371      100.0




                                            December 31,

                              1996       % <F1>       1995      % <F1>

Commercial, financial,
   and agricultural          $  303       10.7      $  344       17.4
Real estate - mortgage        1,088       72.5         663       66.1
Installments to
  individuals                   203       16.8         443       16.5
Unallocated                     673        N/A         565        N/A

                             $2,267      100.0      $2,015      100.0




                                            December 31,

                              1994       % <F1>       1993      % <F1>

Commercial, financial,
   and agricultural          $  253       15.2      $  262       13.4
Real estate - mortgage          985       68.9       1,077       71.3
Installments to
  individuals                   153       15.9         174       15.3
Unallocated                     411        N/A         331        N/A

                             $1,802      100.0      $1,844      100.0


______________________

<F1>
Percentage of loans in each category to total loans.



32                      First Keystone Corporation

Management's Discussion and Analysis


NON-PERFORMING ASSETS
     Table 11 reflects non-performing assets for the past five years. Non-accrual loans are generally delinquent on which principal or interest is past-due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non-accrual status, any unpaid interest is charged against income. Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Other real estate owned/foreclosed assets represents property acquired through foreclosure, or considered to be an in-substance foreclosure.
     The total of non-performing assets has declined annually after peaking in 1993. The current level of non-performing assets of $350,000 and loans past-due 90 days or more are considered manageable. Loans which are past-due 90 days or more as to interest or principal and still accruing did increase to $336,000 in 1997 from $263,000 in 1996.
     With a full-time loan review officer, loan quality is monitored closely, and we actively attempt to work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 11, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
     Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.
     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.
     Interest income received on non-performing loans in 1997 and 1996 was $7,006 and $3,048, respectively. Interest income, which would have been recorded on these loans under the original terms in 1997 and 1996 was $30,027 and $46,924, respectively. At December 31, 1997, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.
     A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 1997, 1996, and 1995, management is of the opinion that there were no loan concentrations exceeding 10% of total loans. There is a concentration of real estate mortgage loans in the loan portfolio. Real estate mortgages comprise 73.2% of the loan portfolio as of December 31, 1997, up from 71.7% in 1996. Real estate mortgages consist of both residential and commercial real estate loans. The real estate loan portfolio is well diversified in terms of borrowers and collateral. Also, the real estate loan portfolio has a mix of both fixed rate and adjustable rate mortgages. The real estate loans are concentrated primarily in our marketing area and are subject to risks associated with the local economy.


Table 11 - Non-Performing Assets


(Amounts in thousands)                            December 31,


                                       1997    1996   1995    1994    1993

Non-accrual and restructured loans     $321   $267    $557   $620   $1,431
Other real estate/
  foreclosed assets                      29     84       0    235        5

  Total non-performing assets          $350   $351    $557   $855   $1,436


Non-performing assets to
  period-end loans and
  foreclosed assets                    .23%   .26%    .44%   .73%    1.35%
Loans past-due 90 or more
  days and still accruing              $336   $263     $68    $49      $27



DEPOSITS AND OTHER BORROWED FUNDS
     Deposit growth amounted to $19,101,401, or a 9.6% increase when comparing December 31, 1997, to December 31, 1996. This increase compares to deposit increases of 6.0% in 1996 and 8.7% in 1995.
     First Keystone's subsidiary bank, opened its seventh full service office in Hanover Township, Wilkes-Barre, Pennsylvania, in the fourth quarter of 1997. This office helped account for some of the deposit growth in 1997. We expect the office to not only provide a basis for deposits, but also be an active lender in the area.
     During 1997, the Corporation experienced a vast majority of its deposit growth in interest bearing deposits. In particular, interest bearing demand deposits increased in 1997. Also, certificates of deposit under $100,000 and time deposits of $100,000 or more both increased in 1997. Short-term borrowings and long-term borrowings remained relatively stable in 1997, while declining only $19,207 after increasing $3,762,766 in 1996.


                       1997 Annual Report                           33

Management's Discussion and Analysis



CAPITAL STRENGTH
     Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains on investment securities available for sale increased shareholders' equity or capital in both 1997 and 1996. The net increase in capital was $4,345,072 in 1997 and $2,073,534 in 1996. The unrealized gain on investment securities available-for-sale net of taxes which increased to $2,227,765 in 1997, accounts for part of the net increase in capital in 1997.
     Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 15.92% for 1997, 15.98% for 1996, and 15.24% for 1995. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.
     Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 12 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 11.23% at December 31, 1997, and 10.87% as of December 31, 1996.
     The risk-based capital ratios also increased in 1997 from 1996 for both the Corporation and the Bank. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. The following table indicates capital ratios as of December 31, 1997, and December 31, 1996, for the Corporation and the Bank.


Table 12 - Capital Ratios


                                                       December 31, 1997

                                                      Corporation   Bank

Risk-Based Capital:
   Tier I risk-based capital ratio                      19.43%      19.75%
   Total risk-based capital ratio
     (Tier 1 and Tier 2)                                20.68%      21.01%
Leverage Ratio:
   Tier I capital to average assets                     11.23%      10.79%



                                                       December 31, 1996

                                                      Corporation   Bank

Risk-Based Capital:
   Tier I risk-based capital ratio                      19.29%      18.83%
   Total risk-based capital ratio
     (Tier 1 and Tier 2)                                20.55%      20.08%
Leverage Ratio:
   Tier I capital to average assets                     10.87%      10.42%





LIQUIDITY MANAGEMENT

     Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Corporation, are met.
     Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short-term investments, federal funds sold, and cash and due from banks. Additionally, maturing loans and repayment of loans are another source of asset liquidity.
     Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short-term borrowings provide funds to meet liquidity.
     Management feels its current liquidity position is satisfactory given the factors that the Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short-term investments and maturing investments represent additional sources of liquidity. Finally, short-term borrowings are readily accessible at the Federal Reserve Bank discount window, Atlantic Central Bankers Bank, or the Federal Home Loan Bank.
     Finally, the Corporation does have access to funds on a short-term basis from the Federal Reserve Bank discount window. Fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. The Corporation has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances, both short-term and long-term, are available to help address any liquidity needs.


34                     First Keystone Corporation

Management's Discussion and Analysis



Table 13 - Loan Maturities and Interest Sensitivity <F1>


(Amounts in thousands)                      December 31, 1997

                                 One year   One thru     Over five
                                  or less  five years      years    Total

Commercial, Financial and
   Agricultural
   Fixed interest rate           $ 2,707      $ 7,025    $6,598    $16,330
   Variable interest rate         30,379       14,107     1,632     46,118

     Total                       $33,086      $21,132    $8,230    $62,448

Real Estate Construction
   Fixed interest rate           $     0      $     0    $    0    $     0
   Variable interest rate        $     0      $     0    $    0    $     0
__________________________

<F1>
Excludes residential mortgages and consumer loans.



MARKET RISK MANAGEMENT
     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. First Keystone Corporation's market risk is composed primarily of interest rate risk.
     Increases in the level of interest rates also may adversely affect the fair value of the Corporation's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Corporation's interest-earning assets, which could adversely affect the Corporation's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Corporation's stockholders' equity, if retained. Under The Financial Accounting Standards Board (FASB) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Corporation's stockholders' equity. As of December 31, 1997, the Corporation's securities portfolio included $81,650,689 in securities classified as available for sale. Accordingly, with the magnitude of the Corporation's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Corporation. The Corporation does not own any trading assets.
     The Bank's Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by ALCO are reviewed by the Corporation's Board of Directors.
     Table 14 presents an analysis of the changes in net-interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Board of Directors. The earnings simulation model projects net-interest income would increase by approximately 7.6% if rates fell gradually by two percentage points over one year. It projects a decrease of approximately 7.8% in net-interest income if rates rise gradually by two percentage points over one year. While this does indicate a liability sensitive risk position, both of these forecasts are within the one year policy guidelines of 10%.
     The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year-end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 39.4%. Additionally, net present value is projected to decrease by 36.1% if rates increase immediately by 200 basis points, both within policy limits restricting these amounts to 50%.
     The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.


                       1997 Annual Report                           35

Management's Discussion and Analysis



Table 14 - Effect of Change in Interest Rates


                                          Projected            ALCO
                                           Change           Guidelines

Effect on Net Interest
  Income
1-year Net Income
   simulation Projection
  -200 bp Ramp vs Stable Rate                7.6%             (10%)
  +200 bp Ramp vs Stable Rate               (7.8%)            (10%)

Effect on Net Present Value
  of Balance Sheet
Static Net Present Value Change
  -200 bp Shock vs Stable Rate              39.4%             (50%)
  +200 bp Shock vs Stable Rate             (36.1%)            (50%)




ASSET/LIABILITY MANAGEMENT
     The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed regularly by management. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net-interest income in a rising interest rate environment. Conversely, if the balance sheet has more liabilities repricing than assets, the balance sheet is liability sensitive or negatively gapped. In our current sensitivity position, management continues to monitor sensitivity so we do not become overexposed in a rising interest rate environment.
     Limitations of gap analysis as illustrated in Table 15 include:
a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate gaps reflect the Corporation's position on a single day (December 31, 1997 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.
     Another way management reviews its interest sensitivity position is through dynamic income simulation. A dynamic income simulation model is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.
     In Table 15, the Corporation has elected to incorporate interest bearing demand deposits and savings deposits as rate sensitive in the three months or less time frame. The result is a negative gap in that time frame of $61,964,000. However, much of our interest bearing demand deposits and savings deposits are considered core deposits and are not rate sensitive, especially in the three months or less time frame. Accordingly, the Corporation feels it is only slightly negatively gapped with exposure to an increase in interest rates limited within policy guidelines. As discussed previously, a negative gap will decrease net interest income should interest rates rise. Despite the Corporation's negative gap position, the impact of a rapid rise in interest rates as occurred in 1994, did not have a significant effect on our net interest income. Accordingly, even though there are some inherent limitations to gap analysis and dynamic income simulation, the Corporation believes that the tools used to manage its interest rate sensitivity provide an appropriate reflection of interest rate risk exposure.


36                     First Keystone Corporation

Management's Discussion and Analysis




Table 15 - Interest Rate Sensitivity Analysis



(Amounts in thousands)                          December 31, 1997

                                       3 Months       3 - 12        1 - 5
                                        or Less       Months        Years

Rate Sensitive Assets:
   Cash and cash equivalent            $  7,084     $      0      $     0
   Loans                                 38,122       25,694       51,955
   Investments                           21,062       10,405       26,121

   Total Rate Sensitive Assets         $ 66,268     $ 36,099      $78,076


Rate Sensitive Liabilities:
   Deposits:
     Interest-bearing demand
       /savings                        $ 93,317     $      0      $     0
     Time                                29,215       46,429       29,943
   Short-term borrowings                  5,700          402            0
   Long-term borrowings                       0        1,000        8,000

   Total Rate Sensitive
      Liabilities                      $128,232     $ 47,831      $37,943


Interest Rate Sensitivity:
   Current period                      $(61,964)    $(11,732)     $40,133
   Cumulative gap                       (61,964)     (73,696)     (33,563)
Cumulative gap to total assets          (23.17%)     (27.56%)     (12.55%)



                                                December 31, 1997

                                         Over
                                        5 Years        Total
Rate Sensitive Assets:
   Cash and cash equivalent             $     0     $  7,084
   Loans                                 36,380      152,151
   Investments                           39,298       96,886

   Total Rate Sensitive Assets          $75,678     $256,121


Rate Sensitive Liabilities:
   Deposits:
     Interest-bearing demand
       /savings                         $     0     $ 93,317
     Time                                     0      105,587
   Short-term borrowings                      0        6,102
   Long-term borrowings                       0        9,000

   Total Rate Sensitive
     Liabilities                        $     0     $214,006

Interest Rate Sensitivity:
   Current period                       $75,678     $ 42,115
   Cumulative gap                        42,115
Cumulative gap to total assets           15.75%




EFFECT OF INFLATION
     Although inflation was not significant in 1997, the potential for increased inflation must be kept in mind.
     The impact of inflation on a financial institution can be difficult to measure. Inflation affects asset growth due to inflated borrowing requests, which in turn requires a bank to increase its equity capital to maintain an appropriate capital base. Additionally, overall increases in inflation tend to increase medium to long-term interest rates and consequently reduce the market value of investment securities, residential mortgage loans, and other fixed-rate, long-term assets. Management believes that it can cope with the impact of inflation by managing the mix of interest rate sensitive assets and liabilities in order to reduce the impact of changing interest rates on net interest income. Also, inflation has a direct impact on non-interest income and expense. Management attempts to offset the effect of inflation by reviewing the prices of its products and services regularly, and by controlling overhead expenses. Management believes inflation is another risk associated with the business of providing financial services. Continuing effective management practices will be a key, as with other risks to future success. Planning, monitoring, and revising our short-range and long-range plans will provide results needed to attain our goals.

FORWARD OUTLOOK AND YEAR 2000
     Management and the Board of Directors of the Corporation continually evaluate its operating procedures and practices. Additionally, bank regulators often make observations and recommendations regarding such procedures and practices as a result of their examinations. Those observations and recommendations are promptly considered by management and actions are taken as warranted. Financial indicators are mixed on whether continued economic expansion will take place in 1998. We are optimistic that loan growth will continue in 1998. Although it is anticipated that the majority of the loan growth in 1998 will be in the residential mortgage area and home equity loans, any deposit increases in excess of loan demand will be primarily directed to the investment securities portfolio. We will continue to give careful attention to the pricing of loans and deposits, such that our net interest margin is not adversely affected.
     Increasing non-interest income and controlling non-interest expense in 1998 and beyond will continue to be a priority. The Corporation, as part of its strategic plan, will continue to investigate expansion. The Corporation will explore market possibilities for future branch locations. We will maintain a delivery system and practices which maximize convenience and offer comprehensive user-friendly service to the market.


                       1997 Annual Report                           37

Management's Discussion and Analysis


     First Keystone Corporation is in the process of becoming Year 2000 compliant. The expenses for maintenance or modification of software associated with the Year 2000 will be expensed as incurred. The costs of new software will be capitalized and amortized over the software's useful life. The cost of becoming 2000 compliant is not material. The amount expensed in 1997 was immaterial and the Corporation does not expect the amounts required to be expensed in 1998 and 1999 to have a material effect on its financial position or results of operation. However, failures of third parties or other companies, on which the Corporation systems rely to be 2000 compliant could have an adverse effect on the Corporation's systems.


MARKET PRICE/DIVIDEND HISTORY

     First Keystone Corporation's common stock is quoted on the Over The Counter (OTC) Bulletin Board under the symbol "FKYS." The following have indicated that they are market makers in our stock:
Ryan, Beck and Company, 150 Monument Road, Suite 106, Bala Cynwyd, PA 19004 (800-223-8969); Janney Montgomery Scott, Inc., 1801 Market Street, Philadelphia, PA 19103 (800-526-6397); and Hopper Soliday & Co., 1703 Oregon Pike, Lancaster, PA 17601 (800-646-8647). The table below reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated. All amounts are restated to reflect a 10% stock dividend paid in February 1996, May 1997, and a 3 for 1 split in the form of a 200% dividend paid in March 1998. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.



Table 16 - Market Price/Dividend History <F1>

                                        1997

                            Common Stock        Dividends
                              High/Low            Paid

First Quarter                $11.21/$10.74         $.106
Second Quarter               $14.33/$10.92          .117
Third Quarter                $14.33/$14.33          .117
Fourth Quarter               $19.08/$16.63          .133



                                        1996

                            Common Stock        Dividends
                              High/Low             Paid

First Quarter                $11.21/$10.19         $.094
Second Quarter               $11.21/$11.21          .094
Third Quarter                $11.21/$11.21          .094
Fourth Quarter               $11.21/$11.21          .106



                                        1995

                            Common Stock        Dividends
                              High/Low            Paid

First Quarter                $ 9.64/$ 9.64         $.081
Second Quarter               $ 9.64/$ 9.64          .081
Third Quarter                $10.19/$ 9.64          .081
Fourth Quarter               $10.19/$10.19          .085


<F1>
Reflects adjustment for stock dividends more fully described in Note 1.



38                     First Keystone Corporation

Management's Discussion and Analysis




Table 17 - Quarterly Results of Operations (Unaudited)


(Amounts in thousands, except per share)


                                            Three Months Ended

1997                          March       June       September    December
                               31          30           30           31

Interest income               $4,608      $4,745      $4,948       $5,044
Interest expense               2,237       2,276       2,417        2,451

Net interest income           $2,371      $2,469      $2,531       $2,593
Provision for loan
  losses                          50         100          50          125
Other non-interest
  income                         291         273         286          412
Non-interest expense           1,215       1,186       1,223        1,309

Income before income
  taxes                       $1,397      $1,456      $1,544       $1,570
Income taxes                     274         309         359          365

Net income                    $1,123      $1,147      $1,185       $1,205


Per share <F1>                $  .38      $  .39      $  .40       $  .41









                                            Three Months Ended


1996                          March       June       September    December
                               31          30           30           31

Interest income               $4,253      $4,390      $4,542       $4,601
Interest expense               2,129       2,152       2,158        2,228

Net interest income           $2,124      $2,238      $2,384       $2,373
Provision for loan
  losses                          25          65          45          382
Other non-interest
  income                         240         275         262          275
Non-interest expense           1,155       1,081       1,095        1,210

Income before income
  taxes                       $1,184      $1,367      $1,506       $1,056
Income taxes                     216         274         314          179

Net income                    $  968      $1,093      $1,192       $  877


Per share <F1>                $  .33      $  .37      $  .41       $  .30


<F1>
Reflects adjustment for stock dividends more fully described in Note 1.



                       1997 Annual Report                           39



