Form 10-K, Exhibit 13
period 1998-12-31
FIRST KEYSTONE CORP
filed 1999-04-01
CIK 737875

EXHIBIT 13



                  EXCERPT FROM ANNUAL REPORT TO SHAREHOLDERS
                   FOR FISCAL YEAR ENDED DECEMBER 31, 1998


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 and 1997

___________________________________________________________________________

                                                  1998            1997
___________________________________________________________________________
ASSETS

Cash and due from banks                      $  7,033,112    $  6,400,261
Interest-bearing deposits
  in other banks                                   22,489       7,083,684
Investment securities Available-
  for-Sale                                    116,700,864      81,650,689
Investment securities Held-to-
  Maturity (estimated fair value
  1998 $14,015,044; 1997 $16,833,038)          13,984,681      16,808,625
Loans, net of unearned income                 161,532,639     152,150,843
Allowance for loan losses                      (2,421,042)     (2,371,194)
                                             ____________    ____________
  Net loans                                  $159,111,597    $149,779,649
Premises and equipment                          3,757,565       3,435,689
Accrued interest receivable                     2,133,030       1,997,936
Other assets                                      285,143         242,053
                                             ____________    ____________
  TOTAL ASSETS                               $303,028,481    $267,398,586


LIABILITIES

Deposits:
  Non-interest bearing                       $ 22,749,074    $ 18,397,819
  Interest bearing                            224,342,445     199,249,365
                                             ____________    ____________
    Total Deposits                           $247,091,519    $217,647,184
Short-term borrowings                           6,633,646       6,102,160
Long-term borrowings                           13,000,000       9,000,000
Accrued interest and other expenses             1,521,029       1,521,832
Other liabilities                               1,029,138       1,309,343
                                             ____________    ____________
    TOTAL LIABILITIES                        $269,275,332    $235,580,519


STOCKHOLDERS' EQUITY

Preferred stock, par value $10.00
  per share; authorized
  500,000 shares; no shares issued           $      -        $     -
Common stock, par value $2.00 per
  share; authorized 10,000,000
  shares 1998 and 3,000,000 shares
  1997; issued 2,933,727 shares
  1998 and 977,909 shares 1997                  5,867,454       1,955,818
Surplus                                         9,761,066       9,761,066
Retained earnings                              17,123,122      17,873,418
Accumulated other comprehensive
  income                                        2,192,528       2,227,765
Treasury stock at cost
  (35,134 shares)                              (1,191,021)         -
                                             ____________    ____________
    TOTAL STOCKHOLDERS' EQUITY               $ 33,753,149    $ 31,818,067

    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                   $303,028,481    $267,398,586


The accompanying notes are an integral part of these consolidated financial statements.



4                        First Keystone Corporation


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996

___________________________________________________________________________

                                                1998             1997
___________________________________________________________________________


INTEREST INCOME

Interest and fees on loans                  $13,412,619      $12,923,557
Interest and dividends on
  investment securities:
  Taxable                                     4,301,941        3,727,915
  Tax-exempt                                  2,562,325        2,288,362
  Dividends                                     179,521          140,973
Deposits in banks                               246,822          264,015
                                            ___________      ___________
    Total interest income                   $20,703,228      $19,344,822

INTEREST EXPENSE
Deposits                                    $ 9,208,368      $ 8,437,271
Short-term borrowings                           303,467          230,071
Long-term borrowings                            817,313          713,710
                                            ___________      ___________
    Total interest expense                  $10,329,148      $ 9,381,052
    Net interest income                      10,374,080        9,963,770
Provision for loan losses                       275,000          325,000
    Net interest income after
      provision for loan losses             $10,099,080      $ 9,638,770

NON-INTEREST INCOME
  Trust Department                          $   524,835      $   456,880
  Service charges and fees                      749,705          669,252
  Gain on sale of loans                         126,409           34,107
  Investment securities gains
    (losses) - net                              178,634           67,957
 Other                                           48,555           33,855
                                            ___________      ___________
    Total non-interest income               $ 1,628,138      $ 1,262,051

NON-INTEREST EXPENSE
  Salaries and employee benefits            $ 2,887,862      $ 2,626,752
  Occupancy, net                                403,242          331,962
  Furniture and equipment                       516,186          487,683
  Other                                       1,727,790        1,486,748
                                            ___________      ___________
  Total non-interest expense                $ 5,535,080      $ 4,933,145

Income before income taxes                  $ 6,192,138      $ 5,967,676
Income tax expense                            1,304,606        1,307,436
                                            ___________      ___________
    NET INCOME                              $ 4,887,532      $ 4,660,240

PER SHARE DATA
  Net income                                $      1.67      $      1.59
  Cash dividends                            $       .59      $       .47
  Weighted average shares
    outstanding                               2,925,695        2,933,727


___________________________________________________________________________

                                               1996
___________________________________________________________________________
INTEREST INCOME

Interest and fees on loans                  $11,405,509
Interest and dividends on
  investment securities:
  Taxable                                     3,856,431
  Tax-exempt                                  2,317,029
  Dividends                                     115,054
Deposits in banks                                91,782
                                            ___________
    Total interest income                   $17,785,805

INTEREST EXPENSE
Deposits                                    $ 7,864,665
Short-term borrowings                           261,458
Long-term borrowings                            541,243
                                            ___________
    Total interest expense                  $ 8,667,366
    Net interest income                       9,118,439
Provision for loan losses                       516,584
    Net interest income after
      provision for loan losses             $ 8,601,855

NON-INTEREST INCOME
  Trust Department                          $   424,740
  Service charges and fees                      616,487
  Gain on sale of loans                     $    -
  Investment securities gains
    (losses) - net                             (37,729)
  Other                                          48,936
    Total non-interest income               $ 1,052,434

NON-INTEREST EXPENSE
  Salaries and employee benefits            $ 2,448,234
  Occupancy, net                                281,222
  Furniture and equipment                       467,973
  Other                                       1,343,236
                                            ___________
    Total non-interest expense              $ 4,540,665

Income before income taxes                  $ 5,113,624
Income tax expense                              983,339
                                            ___________
    NET INCOME                              $ 4,130,285

PER SHARE DATA
  Net income                                $      1.41
  Cash dividends                            $       .39
  Weighted average shares
    outstanding                               2,933,727


The accompanying notes are an integral part of these consolidated financial statements.



                          1998 Annual Report                   5


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996

___________________________________________________________________________
                                    Common                   Comprehensive
                                     Stock      Surplus         Income
___________________________________________________________________________

Balance At December 31, 1995     $1,616,858     $3,829,266

Comprehensive Income:
  Net income                                                   $4,130,285
  Other comprehensive income,
    net of tax:
    Unrealized gains (losses)
      on investment securities
      of $(938,922), net of
      reclassification
      adjustment for (losses)
      included in net income
      of $(24,901)                                               (914,021)
                                                               __________
  Comprehensive income                                         $3,216,264
10% stock dividend                  161,436      2,825,130
Dividends paid in lieu of
  fractional shares
Cash dividends - $.39
  per share
Balance At December 31, 1996     $1,778,294     $6,654,396

Comprehensive Income:
  Net income                                                   $4,660,240
  Other comprehensive
    income, net of tax:
      Unrealized gains on
        investment securities
        of $1,115,453, net of
        reclassification
        adjustment for gains
        included in net
        income of $38,070                                       1,077,383
                                                               __________
  Comprehensive income                                         $5,737,623
10% stock dividend                  177,524      3,106,670
Dividends  paid in lieu of
  fractional shares
Cash dividends - $.47
  per share
Balance At December 31, 1997     $1,955,818     $9,761,066

Comprehensive Income:
  Net income                                                   $4,887,532
  Other comprehensive income,
    net of tax:
    Unrealized gains (losses)
      on investment securities
      of $74,935, net of
      reclassification
      adjustment for gains
      included in net
      income of $110,172                                          (35,237)
                                                               __________
  Comprehensive income                                         $4,852,295
3 for 1 stock split in the
  form of a 200% stock
  dividend                        3,911,636
Cash dividends - $.59
  per share
Acquisition of 35,134
  shares of treasury stock
Balance At December 31, 1998     $5,867,454     $9,761,066




___________________________________________________________________________
                                               Accumulated
                                                  Other
                                 Retained     Comprehensive    Treasury
                                 Earnings        Income          Stock
___________________________________________________________________________

Balance At December 31, 1995   $17,888,934     $2,064,403     $    -

Comprehensive Income:
  Net income                   $ 4,130,285
  Other comprehensive
    income net of tax:
    Unrealized gains (losses)
      on investment
      securities of
      $(938,922), net of
      reclassification
      adjustment for (losses)
      included in net income
      of $(24,901)                               (914,021)
  Comprehensive income                          3,216,264
10% stock dividend              (2,986,566)
Dividends paid in lieu of
  fractional shares                                (4,622)
Cash dividends - $.39
  per share                                    (1,138,108)
Balance At December 31, 1996   $17,889,923     $1,150,382    $     -

Comprehensive Income:
  Net income                   $ 4,660,240
  Other comprehensive income,
    net of tax:
    Unrealized gains on
      investment securities
      of $1,115,453, net of
      reclassification
      adjustment for gains
      included in net
      income of $38,070                         1,077,383
  Comprehensive income
10% stock dividend              (3,284,194)
Dividends paid in lieu of
  fractional shares                 (5,650)
Cash dividends - $.47
  per share                     (1,386,901)
Balance At December 31, 1997   $17,873,418     $2,227,765    $     -

Comprehensive Income:
  Net income                   $ 4,887,532
  Other comprehensive income,
    net of tax:
    Unrealized gains (losses)
     on investment securities
     of $74,935, net of
     reclassification
     adjustment for gains
     included in net
     income of $110,172                           (35,237)
  Comprehensive income
3 for 1 stock split in the
  form of a 200% stock
  dividend                      (3,911,636)
Cash dividends - $.59
  per share                     (1,726,192)
Acquisition of 35,134 shares
  of treasury stock                                            (1,191,021)
Balance At December 31, 1998   $17,123,122     $2,192,528     $(1,191,021)



___________________________________________________________________________

                                        Total
___________________________________________________________________________

Balance At December 31, 1995         $25,399,461

Comprehensive Income:
  Net income                         $ 4,130,285
  Other comprehensive income,
    net of tax:
    Unrealized gains (losses)
      on investment securities
      of $(938,922), net of
      reclassification
      adjustment for (losses)
      included in net
      income of $(24,901)               (914,021)
  Comprehensive income
10% stock dividend                        -
Dividends  paid in lieu of
  fractional shares                       (4,622)
Cash dividends - $.39
  per share                           (1,138,108)
Balance At December 31, 1996         $27,472,995

Comprehensive Income:
  Net income                         $ 4,660,240
  Other comprehensive income,
    net of tax:
    Unrealized gains on
      investment securities
      of $1,115,453, net
      of reclassification
      adjustment for gains
      included in net
      income of $38,070                1,077,383
  Comprehensive income
10% stock dividend                        -
Dividends paid in lieu of
  fractional shares                       (5,650)
Cash dividends - $.47
  per share                           (1,386,901)
Balance At December 31, 1997         $31,818,067

Comprehensive Income:
  Net income                         $ 4,887,532
  Other comprehensive income,
    net of tax:
    Unrealized gains (losses)
      on investment securities
      of $74,935, net of
      reclassification
      adjustment for gains
      included in net
      income of $110,172                 (35,237)
  Comprehensive income
3 for 1 stock split in the
  form of a 200% stock dividend           -
Cash dividends - $.59 per share       (1,726,192)
Acquisition of 35,134 shares
  of treasury stock                   (1,191,021)
Balance At December 31, 1998         $33,753,149


The accompanying notes are an integral part of these consolidated financial statements.



   6                        First Keystone Corporation


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 and 1996


___________________________________________________________________________

                                                 1998             1997
___________________________________________________________________________

OPERATING ACTIVITIES
Net income                                   $  4,887,532    $  4,660,240
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Provision for loan losses                     275,000         325,000
    Depreciation                                  345,566         304,134
    Premium amortization on investment
     securities                                   260,911         132,361
    Discount accretion on investment
     securities                                  (143,293)       (131,988)
    Deferred income taxes (benefit)                 1,586          18,645
    Gain on sale of loans                        (126,409)        (34,107)
    Proceeds from sale of loans                 5,751,429         765,019
    Originations of loans held
     for resale                                (7,506,624)     (1,675,406)
    (Gain) loss on sales of
     investment securities                       (178,634)        (67,958)
    Gain on sale of premises and
     equipment                                    (12,157)            (67)
    (Gain) on sale of other real
     estate owned                                    -               (816)
    (Increase) in accrued interest
     receivable                                  (135,094)        (39,054)
    (Increase) decrease in other
     assets - net                                 (43,090)         65,704
    Increase (decrease) in accrued
     interest and other expenses                     (803)        393,798
    Increase (decrease) in other
     liabilities - net                           (272,171)        406,418
                                             ____________    ____________
    NET CASH PROVIDED BY OPERATING
     ACTIVITIES                              $  3,103,749    $  5,121,923
                                             ____________    ____________

INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale              $  9,799,220    $ 18,369,369
Proceeds from maturities and
  redemptions of investment
  securities Available-for-Sale                15,869,144       5,119,885
Purchases of investment securities
  Available-for-Sale                          (60,639,364)    (21,757,280)
Purchases of investment securities
  Held-to-Maturity                               (676,524)         -
Proceeds from maturities and
  redemption of investment
 securities Held-to-Maturity                    3,437,452       2,774,482
Net increase in loans                          (7,725,344)    (18,202,028)
Proceeds from sale of premises
  and equipment                                    22,042           2,001
Purchases of premises and equipment              (677,327)       (860,581)
Proceeds from sale of other real
  estate owned                                     -               47,000
                                             ____________    ____________
    NET CASH USED IN INVESTING
     ACTIVITIES                              $(40,590,701)   $(14,507,152)
                                             ____________    ____________

FINANCING ACTIVITIES
Net increase in deposits                     $ 29,444,335    $ 19,101,401
Net increase in short-term
  borrowings                                      531,486         980,793
Proceeds from long-term borrowings              7,000,000      12,000,000
Repayment of long-term borrowings              (3,000,000)    (13,000,000)
Acquisition of Treasury Stock                  (1,191,021)         -
Cash dividends paid                            (1,726,192)     (1,386,901)
Dividends paid in lieu of
  fractional shares                                -               (5,650)
                                             ____________    ____________
    NET CASH PROVIDED BY
     FINANCING ACTIVITIES                    $ 31,058,608    $ 17,689,643
                                             ____________    ____________

Increase (decrease) in cash
  and cash equivalents                       $ (6,428,344)   $  8,304,414
Cash and cash equivalents
  at beginning of year                         13,483,945       5,179,531
                                             ____________    ____________
    CASH AND CASH EQUIVALENTS
     AT END OF YEAR                          $  7,055,601    $ 13,483,945




___________________________________________________________________________

                                                 1996
___________________________________________________________________________

OPERATING ACTIVITIES
Net income                                     $4,130,285
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Provision for loan losses                     516,584
    Depreciation                                  299,274
    Premium amortization on investment
     securities                                   158,011
    Discount accretion on investment
     securities                                   (86,481)
    Deferred income taxes (benefit)               (32,241)
    Gain on sale of loans                           -
    Proceeds from sale of loans                    65,000
    Originations of loans held for
     resale                                    (1,087,313)
    (Gain) loss on sales of
     investment securities                         37,729
    Gain on sale of premises and
     equipment                                       (804)
    (Gain) on sale of other real
     estate owned                                    -
    (Increase) in accrued interest
     receivable                                   (83,514)
    (Increase) decrease in other
     assets - net                                  28,687
    Increase (decrease) in accrued
     interest and other expenses                  (52,076)
    Increase (decrease) in other
     liabilities - net                               (301)
                                             ____________
    NET CASH PROVIDED BY OPERATING
     ACTIVITIES                              $  3,892,840
                                             ____________
INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale              $ 20,076,003
Proceeds from maturities and
  redemptions of investment
  securities Available-for-Sale                 3,998,416
Purchases of investment securities
  Available-for-Sale                          (40,909,754)
Purchases of investment securities
  Held-to-Maturity                               (996,170)
Proceeds from maturities and
  redemption of investment
 securities Held-to-Maturity                    3,254,532
Net increase in loans                          (4,488,234)
Proceeds from sale of premises
  and equipment                                     1,200
Purchases of premises and equipment              (114,846)
Proceeds from sale of other real
  estate owned                                      -
                                             ____________

    NET CASH USED IN INVESTING
     ACTIVITIES                              $(19,178,853)
                                             ____________
FINANCING ACTIVITIES
Net increase in deposits                     $ 11,225,696
Net increase in short-term
  borrowings                                      762,766
Proceeds from long-term borrowings             12,000,000
Repayment of long-term borrowings              (9,000,000)
Acquisition of Treasury Stock                       -
Cash dividends paid                            (1,138,108)
Dividends paid in lieu of
  fractional shares                                (4,622)
                                             ____________
    NET CASH PROVIDED BY
     FINANCING ACTIVITIES                    $ 13,845,732
                                             ____________

Increase (decrease) in cash
  and cash equivalents                       $ (1,440,281)
Cash and cash equivalents at
  beginning of year                             6,619,812
                                             ____________
    CASH AND CASH EQUIVALENTS
     AT END OF YEAR                          $  5,179,531



The accompanying notes are an integral part of these consolidated financial statements


                       1998 Annual Report                   7

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements for Years Ended December 31, 1998, 1997 and 1996

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accounting policies of First Keystone Corporation and Subsidiary (the "Corporation") are in accordance with generally accepted accounting principles and conform to common practices within the banking industry. The more significant policies follow:

Principles of Consolidation
     The consolidated financial statements include the accounts of First Keystone Corporation and its wholly-owned Subsidiary, The First National Bank of Berwick. All significant inter-company balances and transactions have been eliminated in consolidation.

Nature of Operations
     The Corporation, headquartered in Berwick, Pennsylvania, provides a full range of banking, trust and related services through its wholly owned Bank subsidiary and is subject to competition from other financial institutions in connection with these services. The Bank serves a customer base which includes individuals, businesses, public and institutional customers primarily located in the Northeast Region of Pennsylvania. The Bank has eight full service offices and 11 ATMs located in Columbia, Luzerne and Montour Counties. The Corporation and its subsidiary must also adhere to certain federal banking laws and regulations and are subject to periodic examinations made by various federal agencies.
     First Keystone Corporation has a commercial banking operation and trust department as its major lines of business. The commercial banking operation includes a commercial services and retail services area. Commercial services includes lending and related financial services to small and medium sized corporations and other business entities. The retail services includes sales and distribution (direct lending, deposit gathering, and retail mortgage lending) primarily to individuals. The trust department includes investment management, estate planning, employee benefit administration, and personal trust services which produce fee based income. The business units are identified by the products or services offered by the business unit and the channel through which the product or service is delivered. The accounting policies of the individual business units are the same as those of the Corporation.

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

Investment Securities
     The Corporation classifies its investment securities as either "Held-to-Maturity" or "Available-for-Sale" at the time of purchase. Debt securities are classified as held to maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities Held-to-Maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.
     Debt securities not classified as Held-to-Maturity and equity securities are included in the Available-for-Sale category and are carried at fair value. The amount of any unrealized gain or loss, net of the effect of deferred income taxes, is reported as other comprehensive income in the Statement of Stockholders' Equity. Management's decision to sell available for sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.
     The cost of debt securities classified as Held-to-Maturity or Available-for-Sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends is included in interest income from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.

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


8                        First Keystone Corporation

Non-Accrual Loans - Generally, a loan is classified as non-accrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal. These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgement as to collectibility of principal.

Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
     A principal factor in estimating the allowance for loan losses is the measurement of impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flows using the loans effective interest rate or the fair value of the collateral for certain collateral dependent loans.
     The allowance for loan losses is maintained at a level estimated by management to be adequate to absorb potential loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

Mortgage Servicing Rights
     The Corporation originates and sells real estate loans to investors in the secondary mortgage market. After the sale the Corporation retains the right to service certain loans. When originated mortgage loans are sold and servicing is retained, a servicing asset is capitalized based on relative fair value to the date of sale. Servicing assets are amortized as an offset to other fees in proportion to, and over the period of, estimated net servicing income. The unamortized cost is included in other assets in the accompanying balance sheet. In addition, the servicing rights are periodically evaluated for impairment based on their relative fair value.

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

Income Taxes
     The provision for income taxes is based on the results of operations, adjusted primarily for tax-exempt income. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. Deferred tax assets and liabilities are determined based on the differences between the consolidated financial statement and income tax bases of assets and liabilities measured by using the enacted tax rates and laws expected to be in effect when the timing differences are expected to reverse. Deferred tax expense or benefit is based on the difference between deferred tax asset or liability from period to period.

Per Share Data
     Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, requires dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding at the end of each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. The Corporation's dilutive securities are limited to stock options which currently have no effect on earnings per share.


                       1998 Annual Report                   9

     Historical shares outstanding and per share data have been adjusted retroactively for stock splits and dividends.

Cash Flow Information
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.
     Interest paid on deposits and other borrowings was $10,355,156, $9,275,057 and $8,682,349 in 1998, 1997 and 1996, respectively. Cash payments for income taxes were $1,314,645, $1,257,115 and $1,125,251 for 1998, 1997 and 1996, respectively. The Corporation transferred loans to other real estate owned in the amounts of $46,184 in 1996.

Derivative Financial Instruments
     The Corporation has no derivative financial instruments requiring disclosure under Statement of Financial Accounting Standards (SFAS) No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

Trust Assets and Income
     Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is recognized on a cash basis and is not materially different than if it were reported on an accrual basis.

New Accounting Standards
     Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", is effective and has been implemented for the year ended December 31, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components. The adoption of SFAS 130 did not have a material effect on the Corporation's financial condition or results of operations.
     Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", provides accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, for certain serviced borrowings and collateral transactions, and for extinguishment of liabilities. As a result of SFAS 127, provisions of SFAS 125 became fully effective in 1998 and has not had a significant impact on the Corporation's financial condition or results of operations.
     Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information", became effective for 1998 and establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Corporation adopted the provision of this Statement for 1998. The disclosure requirements had no impact on the financial position or results of operations.
     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", becomes effective for years beginning after June 15, 1999. SFAS 133 requires fair value accounting for all stand-alone derivatives and many derivatives embedded in other instruments and contracts. Since the Corporation does not enter into transactions involving derivatives described in the standard and does not engage in hedging activities, the standard is not expected to have a significant impact on the Corporation's financial condition or results of operations.

Reporting Format
     Certain amounts in the financial statements of prior periods have been reclassified to conform with presentation used in the 1998 financial statements. Such reclassifications have no effect on the Corporation's consolidated financial condition or net income.


NOTE 2 RESTRICTED CASH BALANCES
     Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all member depository institutions. The Corporation's banking subsidiary was required to have aggregate cash reserves of $2,471,000 and $3,105,000 at December 31, 1998, and 1997, respectively.
     The Corporation's banking subsidiary also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing and charge card processing. Balances maintained for this purpose were $2,330,554 at December 31, 1998.


10                       First Keystone Corporation

NOTE 3  INVESTMENT SECURITIES
     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-For-Sale" or "Held-to-Maturity" were as follows at December 31, 1998 and 1997:


                                  Available-for-Sale Securities
                        _________________________________________________
                                       Gross        Gross       Estimated
                        Amortized   Unrealized   Unrealized       Fair
                          Cost         Gains       Losses         Value
                        _________   __________    _________     ________
December 31, 1998:
U.S. Treasury
  securities         $  7,347,041   $  139,115    $   -     $  7,486,156
Obligations of U.S.
  Government
  Corporations
  and Agencies:
  Mortgage-backed      37,317,890      273,585     107,209    37,484,266
  Other                15,006,590      143,098       1,563    15,148,125
Obligations of state
  and political
  subdivisions         50,312,521    2,390,785     333,998    52,369,308
Equity securities       3,304,003      940,948      31,942     4,213,009
                     ____________   __________    ________  ____________
Total                $113,288,045   $3,887,531    $474,712  $116,700,864



                                   Held-to-Maturity Securities
                        ________________________________________________
                                       Gross        Gross       Estimated
                        Amortized   Unrealized   Unrealized       Fair
                          Cost         Gains       Losses         Value
                        ________    __________    _________     ________
December 31, 1998:
Obligations of U.S.
  Government
  Corporations
  and Agencies:
  Mortgage-backed     $10,593,592    $ 48,459     $111,820   $10,530,231
Obligations of state
  and political
  subdivisions          3,391,089      93,724        -         3,484,813
                      ___________    ________     ________   ___________
Total                 $13,984,681    $142,183     $111,820   $14,015,044




                                  Available-for-Sale Securities
                        ________________________________________________
                                       Gross        Gross       Estimated
                        Amortized   Unrealized   Unrealized       Fair
                          Cost         Gains       Losses         Value

December 31, 1997:
U.S. Treasury
  securities          $10,321,983   $  119,830     $  -      $10,441,813
Obligations of U.S.
  Government
  Corporations
  and Agencies:
  Mortgage-backed      17,196,705      237,966      32,030    17,402,641
  Other                16,754,705      120,138      25,000    16,849,843
Obligations of state
  and political
  subdivisions         31,782,785    2,213,179        -       33,995,964
Equity securities       2,136,832      823,596        -        2,960,428
                      ___________   __________     _______   ___________
Total                 $78,193,010   $3,514,709     $57,030   $81,650,689





                                   Held-to-Maturity Securities
                        ________________________________________________
                                       Gross        Gross       Estimated
                        Amortized   Unrealized   Unrealized       Fair
                          Cost         Gains       Losses         Value
                        _________    _________    ________      ________
December 31, 1997:
Obligations of U.S.
  Government
  Corporations
  and Agencies,
  Mortgage-backed     $13,611,707     $  -         $66,466   $13,545,241
Obligations of state
  and political
  subdivisions          3,196,918      90,879         -        3,287,797
                      ___________     _______      _______   ___________
Total                 $16,808,625     $90,879      $66,466   $16,833,038




                       1998 Annual Report                   11

     Securities Available-for-Sale with an aggregate fair value of $42,346,853 in 1998; $29,864,796 in 1997 and securities Held-to-
Maturity with an aggregate unamortized cost of $8,878,530 in 1998 and $13,611,707 in 1997, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $21,062,344 in 1998 and $35,175,394 in 1997 as required by law.
     The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 1998. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.




                                            December 31, 1998
                                ________________________________________
                                             U.S. Government    Obligations
                                 U.S.           Agency &         of State
                               Treasury        Corporation      & Political
                              Securities       Obligations     Subdivisions
                                                  <F2>              <F1>
                                _______        __________       __________
Available-For-Sale:
Within 1 Year:
  Amortized Cost               $3,013,365     $    -         $      -
  Estimated Fair Value          3,040,625          -                -
  Weighted average yield            6.18%          -                -
1 - 5 Years:
  Amortized cost                4,333,676       4,314,838      3,903,316
  Estimated fair value          4,445,531       4,346,956      4,269,332
  Weighted average yield            6.40%           6.48%         10.72%
5 - 10 Years:
  Amortized cost                  -            12,561,299      1,929,351
  Estimated Fair value            -            12,652,514      2,101,141
  Weighted average yield          -                 6.78%         10.50%
After 10 Years:
  Amortized cost                  -            35,448,343     44,479,854
  Estimated fair value            -            35,632,921     45,998,835
  Weighted average yield          -                 6.97%          9.81%
Total:
  Amortized cost               $7,347,041     $52,324,480    $50,312,521
  Estimated fair value          7,486,156      52,632,391     52,369,308
  Weighted average yield            6.31%           6.88%          9.91%




                                          December 31, 1998
                                  ________________________________
                                                       Marketable
                                        Other            Equity
                                     Securities        Securities
                                        <F3>              <F2>
                                      ________         __________
Available-For-Sale:
Within 1 Year:
  Amortized Cost                     $   -              $  -
  Estimated Fair Value                   -                 -
  Weighted average yield                 -                 -
1 - 5 Years:
  Amortized cost                         -                 -
  Estimated fair value                   -                 -
  Weighted average yield                 -                 -
5 - 10 Years:
  Amortized cost                         -                 -
  Estimated Fair value                   -                 -
  Weighted average yield                 -                 -
After 10 Years:
  Amortized cost                      2,416,000            888,003
  Estimated fair value                2,416,000          1,797,009
  Weighted average yield                  6.42%              4.90%
Total:
  Amortized cost                     $2,416,000         $  888,003
  Estimated fair value                2,416,000          1,797,009
  Weighted average yield                  6.42%              4.90%

_______________________

<F1>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F2>
Mortgage-backed securities are allocated for maturity reporting at their original maturity date.
<F3>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.



   12                        First Keystone Corporation


                                          December 31, 1998

                                             U.S. Government    Obligations
                                 U.S.           Agency &         of State
                               Treasury        Corporation      & Political
                              Securities       Obligations     Subdivisions
                                                  <F2>              <F1>
                              __________        _________       __________
Held-To-Maturity:
Within 1 Year:
  Amortized Cost              $   -           $   -           $    -
  Estimated fair value            -               -                -
  Weighted average yield          -               -                -
1 - 5 Years:
  Amortized cost                  -               -                -
  Estimated fair value            -               -                -
  Weighted average yield          -               -                -
5 - 10 Years:
  Amortized cost                  -               -              750,000
  Estimated Fair value            -               -              759,545
  Weighted average yield          -               -                7.39%
After 10 Years:
  Amortized cost                  -            10,593,592      2,641,089
  Estimated fair value            -            10,530,231      2,725,268
  Weighted average yield          -                 6.50%          8.02%
                              __________      ___________     __________
Total:
  Amortized cost              $   -           $10,593,592     $3,391,089
  Estimated fair value            -            10,530,231      3,484,813
  Weighted average yield          -                 6.50%          7.88%




                                          December 31, 1998
                                   _______________________________
                                                       Marketable
                                        Other            Equity
                                     Securities        Securities
                                        <F3>               <F2>
                                      _________         ________
Held-To-Maturity:
Within 1 Year:
  Amortized Cost                     $   -              $   -
  Estimated fair value                   -                  -
  Weighted average yield                 -                  -
1 - 5 Years:
  Amortized cost                         -                  -
  Estimated fair value                   -                  -
  Weighted average yield                 -                  -
5 - 10 Years:
  Amortized cost                         -                  -
  Estimated Fair value                   -                  -
  Weighted average yield                 -                  -
After 10 Years:
  Amortized cost                         -                  -
  Estimated fair value                   -                  -
  Weighted average yield                 -                  -
                                     __________         __________
Total:
  Amortized cost                     $   -              $   -
  Estimated fair value                   -                  -
  Weighted average yield                 -                  -

_______________________

<F1>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F2>
Mortgage-backed securities are allocated for maturity reporting at their original maturity date.
<F3>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.



     FHLB stock has no stated maturity; however, it must be owned as long as the Bank remains a member of the FHLB System. The Bank does not anticipate that it will discontinue its membership and therefore, the investment in the amount of $1,938,800 and $1,027,300 in 1998 and 1997, respectively are classified as other securities.
     There were no aggregate investments with a single issuer (excluding U.S. Government and its agencies) which exceeded ten percent of consolidated shareholders' equity at December 31, 1998. The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in debt and equity securities during 1998, 1997 and 1996 were $9,799,220, $18,369,369 and
$20,076,003, respectively. Gross gains realized on these sales were $219,310, $309,956 and $414,239, respectively. Gross losses on these sales were $40,676, $241,999 and $451,968, respectively. Net unrealized gains on securities Available-for-Sale net of tax, reported as Other Comprehensive Income in the Consolidated Statement of Stockholders' Equity, was $2,192,528, $2,227,765 and $1,150,382, in
1998, 1997 and 1996, respectively.


                       1998 Annual Report                   13

NOTE 4  LOANS
     Major classifications of loans at December 31, 1998 and 1997 consisted of:


                                                 1998             1997
                                               ________          _______
Commercial, Financial, and Agricultural      $ 16,579,315     $ 17,240,808
Tax-exempt                                      2,253,539        2,565,607
Real estate mortgage                          121,223,412      114,467,096
Consumer                                       26,205,802       22,009,000
                                             ____________     ____________
Gross loans                                  $166,262,068     $156,282,511
Less: Unearned discount                         4,603,479        3,864,710
  Unamortized loan fees, net of costs             125,950          266,958
                                             ____________     ____________
Loans, net of unearned income                $161,532,639     $152,150,843


     Mortgage loans held for sale included in loans were $3,952,310 and $2,070,707 at December 31, 1998, and 1997, respectively.

     Changes in the allowance for loan losses for the years ended
December 31, 1998, 1997 and 1996, were as follows:


                                     1998            1997           1996
                                    _______         ______         ______
Balance, January 1              $2,371,194     $2,266,983     $2,015,236
Provision charged to
  operations                       275,000        325,000        516,584
Loans charged off                 (269,218)      (271,406)      (302,480)
Recoveries                          44,066         50,617         37,643
                                __________     __________     __________
Balance, December 31            $2,421,042     $2,371,194     $2,266,983



     Non-accrual loans at December 31, 1998, 1997 and 1996 were
$854,295, $320,700 and $267,445, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:



                                         1998         1997         1996
                                        ______       ______       ______
Gross interest due under terms         $96,425      $30,027      $46,924
Amount included in income                5,610        7,006        3,048
                                       _______      _______      _______
Interest income not recognized         $90,815      $23,021      $43,876



     At December 31, 1998 and 1997 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $75,068 and $45,531, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the year ended December 31, 1998 and 1997 was approximately $85,015 and $84,901, respectively.
     At December 31, 1998, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


NOTE 5  PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31, 1998 and 1997 follows:


                                             1998               1997
                                            ______             ______
Land                                     $  876,526          $  876,526
Buildings and improvements                2,798,369           2,773,148
Equipment                                 3,548,426           3,389,465
                                         __________          __________
                                         $7,223,321          $7,039,139
Less: Accumulated depreciation            3,465,756           3,603,450
                                         __________          __________
Total                                    $3,757,565          $3,435,689



     Depreciation amounted to $345,566 for 1998, $304,134 for 1997 and $299,274 for 1996.


14                       First Keystone Corporation

NOTE 6  MORTGAGE SERVICING RIGHTS
     The Corporation's banking subsidiary entered into mortgage servicing in 1997. Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Financial Condition. The unpaid principal balances of mortgage loans serviced for others was $6,276,477 and $704,673 at December 31, 1998 and 1997.
     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, was approximately $3,089 and $777 at December 31, 1998 and 1997.
     Mortgage servicing rights of $56,251 and $7,048 were capitalized in 1998 and 1997. Amortization of mortgage servicing rights was $1,671 in 1998 and $16 in 1997.

     Changes in the balances of servicing assets for the year ended December 31, 1998, are as follows:

                                          1998          1997
                                         ______        ______
Balance at January 1                     $ 7,032        $    0
Servicing asset additions                 56,251         7,048
Amortization                              (1,671)          (16)
                                         _______        ______
Balance at December 31                   $61,612        $7,032


     There was no valuation allowance on servicing assets as of December 31, 1998 and 1997. Additionally, there were no unrecognized servicing assets or liabilities for which it is not practicable to estimate fair value. Mortgage servicing rights in the Consolidated Balance Sheet are included in other assets at December 31, 1998 and 1997.


NOTE 7  DEPOSITS
     Major classifications of deposits at December 31, 1998 and 1997 consisted of:


                                                 1998            1997
                                                ______          ______
Demand - non-interest bearing               $ 22,749,074     $ 18,397,819
Demand - interest bearing                     61,897,838       51,654,338
Savings                                       45,217,418       41,651,109
Time, $100,000 and over                       27,344,905       25,245,346
Other time                                    89,882,284       80,698,572
                                            ____________     ____________
Total deposits                              $247,091,519     $217,647,184



     The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 1998:


                  1999                $23,906,518
                  2000                  2,376,370
                  2001                    272,878
                  2002                     -
                  2003                    789,139
                                      ___________
                                      $27,344,905


     Interest expense related to time deposits of $100,000 or more was $1,339,212 in 1998, $1,241,486 in 1997 and $1,066,135 in 1996.


NOTE 8  SHORT-TERM BORROWINGS
     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 1998, and 1997:


                       1998 Annual Report                   15



                                                        1998
                                                     _____________________________
                                                          Maximum
                                 Ending       Average    Month End  Average
                                 Balance      Balance     Balance     Rate

                                 ______       ______      ______    ______
Federal funds purchased
  and securities sold
  under agreements
  to repurchase               $6,409,222   $6,158,768   $ 7,149,313  4.19%
Federal Home Loan Bank                 0      196,000     2,300,000  5.10%
U.S. Treasury tax and
  loan notes                     224,424      653,372     1,704,698  5.38%
                              __________   __________   ___________  ____
Total                         $6,633,646   $7,008,140   $11,154,011  5.32%



                                                        1997
                                                     _____________________________________
                                                          Maximum
                                 Ending       Average    Month End  Average
                                 Balance      Balance     Balance    Rate
                                 ______       ______      ______    ______
Federal funds purchased
  and securities sold
  under agreements
  to repurchase               $4,602,160   $3,992,063    $4,728,459  4.15%
Federal Home Loan Bank                 0      456,411     2,275,000  6.50%
U.S. Treasury tax and
  loan notes                   1,500,000      663,378     1,888,686  5.19%
                              __________   __________    __________  ____
Total                         $6,102,160   $5,111,852    $8,892,145  5.75%



NOTE 9  LONG-TERM BORROWINGS
     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Corporation's banking subsidiary which consist principally of first mortgage loans.
     A schedule of long-term borrowings by maturity as of December 31, 1998 and 1997 follows:


                                        1998             1997
                                       ______           ______
Due 1998, 5.56%                    $    -            $1,000,000
Due 1999, 6.38%                      1,000,000        1,000,000
Due 2000, 5.76% to 6.73%             2,000,000        2,000,000
Due 2001, 4.97% to 5.80%                -             1,000,000
Due 2002, 5.48% to 7.77%             3,000,000        4,000,000
Due 2005, 5.55%                      2,000,000           -
Due 2008, 5.02% to 5.48%             5,000,000           -
                                   ___________       __________
                                   $13,000,000       $9,000,000



NOTE 10  INCOME TAXES
     The current and deferred components of the income tax provision (benefit) consisted of the following:

                                     1998         1997          1996
                                    ______       ______        ______
Federal
  Current                       $1,291,313    $1,278,515   $1,013,777
  Deferred (benefit)                 1,586        18,645      (32,241)
                                __________    __________   __________
                                $1,292,899    $1,297,160   $  981,536
                                __________    __________   __________
State
  Current                       $   11,707    $   10,276   $    1,803
  Deferred (benefit)                 -             -             -
                                $   11,707    $   10,276   $    1,803
                                __________    __________   __________
Total provision for income
  taxes                         $1,304,606    $1,307,436   $  983,339



     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:



                                                        1998
                                                    ____________
                                                Amount          Rate
                                                ______          ____
Provision at statutory rate                   $2,105,327        34.0%
Tax-exempt income                               (929,748)      (15.0)
Non-deductible expenses                          125,925         2.0
Other, net                                        (8,605)        (.1)
                                              __________        ____
Applicable federal income tax and rate        $1,292,899        20.9%




                                                        1997
                                                    ____________
                                                Amount          Rate
                                                ______          ____
Provision at statutory rate                   $2,029,010        34.0%
Tax-exempt income                               (824,918)      (13.8)
Non-deductible expenses                          106,425         1.8
Other, net                                       (13,357)        (.3)
                                              __________        ____
Applicable federal income tax and rate        $1,297,160        21.7%



                                                        1996
                                                    ____________
                                                Amount          Rate
                                                 _____          ____
Provision at statutory rate                   $1,738,632        34.0%
Tax-exempt income                               (859,940)      (16.8)
Non-deductible expenses                          112,022         2.2
Other, net                                        (9,178)        (.2)
                                              __________       _____
Applicable federal income tax and rate        $  981,536        19.2%



16                       First Keystone Corporation

     Total federal income tax (benefit) attributable to realized security gains and losses was $60,746 in 1998, $23,105 in 1997 and ($12,828) in 1996.
   The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax liability included in other liabilities in these consolidated financial statements. The components of the net deferred tax liability at December 31, 1998, 1997 and 1996, are as follows:


                                      1998           1997          1996
                                     ______         ______        ______
Deferred Tax Assets:
  Loan loss Reserve             $   676,251     $   659,302     $ 623,870
  Deferred Compensation              44,307          20,432         -
  Contributions                      11,240            -            -
                                ___________     ___________     _________
    Total                       $   731,798     $   679,734     $ 623,870
Deferred Tax Liabilities:
  Loan origination fees
     and costs                  $  (171,850)    $  (118,427)    $ (64,371)
  Mortgage servicing rights            (576)          -             -
  Accretion                         (21,883)        (41,836)      (24,302)
  Unrealized investment
    securities gains             (1,220,294)     (1,229,914)     (634,604)
  Depreciation                     (189,964)       (170,361)     (167,442)
                                ___________     ___________     _________
    Total                       $(1,604,567)    $(1,560,538)    $(890,719)
  Net Deferred Tax Asset
    (Liability)                 $  (872,769)    $  (880,804)    $(266,849)



     It is anticipated that all deferred tax assets are to be realized, accordingly no valuation allowance has been provided.


NOTE 11 EMPLOYEE BENEFIT PLANS AND DEFERRED COMPENSATION AGREEMENTS The Corporation maintains a 401K Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Under the savings feature, the Corporation contributes 100% of the employee contribution up to 3% of compensation which amounted to $67,377, $59,395, and $52,892 in 1998, 1997 and
1996, respectively. Under the profit sharing feature, contributions at the discretion of the Board of Directors, funded currently, amounted to $167,497, $151,574, and $138,818 in 1998, 1997 and 1996,
respectively.
     The Bank also has non-qualified deferred compensation agreements with three of its officers. These agreements are essentially unsecured promises by the Bank to make monthly payments to the officers over a twenty year period. Payments begin based upon specific criteria generally, when the officer retires. To account for the cost of payments yet to be made in the future, the Bank recognizes an accrued liability in years prior to when payments begin based on the present value of those future payments. The Bank's accrued liability for these deferred compensation agreements as of December 31, 1998 and 1997, was $70,222 and $60,093, respectively.


NOTE 12  LEASE COMMITMENTS AND CONTINGENCIES
     The Corporation's banking subsidiary leases three branch banking facilities, as well as the operations center adjoining the main bank office, under operating leases. Rent expense for the year ended December 31, 1998, 1997 and 1996 was $82,804, $49,905 and $48,180,
respectively. The lease commitments, including a new banking facility opened in 1998 with a base annual rental of $25,000 are: 1999 - $105,148, 2000 - $97,526, 2001 - $41,190, 2002 - $25,000 and 2003 -
$20,833.
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the Consolidated Financial Statements. Management does not believe the outcome of these actions and proceedings will have a material effect on the consolidated financial position of the Corporation.


NOTE 13  RELATED PARTY TRANSACTIONS
     Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 1998, 1997 and 1996. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.


                       1998 Annual Report                   17

     A summary of the activity on the related party loans, comprised of 6 directors and 4 executive officers, consists of the following for the years ended December 31, 1998, 1997 and 1996:


                                  1998          1997         1996
                                 ______        ______       ______
Balance at January 1             $2,080,963     $2,553,945    $3,090,030
Additions                           738,176        284,044       224,885
Deductions                         (786,805)      (757,026)     (760,970)
                                 __________     __________    __________
Balance at December 31           $2,032,334     $2,080,963    $2,553,945



NOTE 14  REGULATORY MATTERS
     Dividends are paid by the Corporation to shareholders from its assets which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 1999, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $4,628,579 plus additional amounts equal to the net income earned in 1999 for the period January 1, 1999, through the date of declaration, less any dividends which may have already been paid in 1999. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.
     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of Total and Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).
     As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risked-Based, and Tier I Leverage Ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.


(Amounts in thousands)                             Actual
                                                   _______
                                           Amount           Ratio
                                           ______           _____
As of December 31, 1998:
   Total Capital
     (to Risk Weighted Assets)             $34,080         20.17%
   Tier I Capital
     (to Risk Weighted Assets)              31,554         18.92%
   Tier I Capital
     (to Average Assets)                    31,554          9.95%

As of December 31, 1997:
   Total Capital
     (to Risk Weighted Assets)             $30,073         21.01%
   Tier I Capital
     (to Risk Weighted Assets)              28,277         19.75%
   Tier I Capital
     (to Average Assets)                    28,277         10.79%



                                                 For Capital
(Amounts in thousands)                        Adequacy Purposes
                                              _________________
                                           Amount           Ratio
                                           _______          _____
As of December 31, 1998:
   Total Capital
     (to Risk Weighted Assets)             $13,557          8.00%
   Tier I Capital
     (to Risk Weighted Assets)               6,779          4.00%
   Tier I Capital
     (to Average Assets)                    11,371          4.00%

As of December 31, 1997:
   Total Capital
     (to Risk Weighted Assets)             $11,450          8.00%
   Tier I Capital
     (to Risk Weighted Assets)               5,727          4.00%
   Tier I Capital
     (to Average Assets)                    10,483          4.00%



                                                 To Be Well
                                              Capitalized Under
                                              Prompt Corrective
(Amounts in thousands)                        Action Provisions
                                              __________________
                                           Amount           Ratio
                                           ______           _____
As of December 31, 1998:
   Total Capital
     (to Risk Weighted Assets)             $16,947         10.00%
   Tier I Capital
     (to Risk Weighted Assets)              10,168          6.00%
   Tier I Capital
     (to Average Assets)                    14,214          5.00%

As of December 31, 1997:
   Total Capital
     (to Risk Weighted Assets)             $14,314         10.00%
   Tier I Capital
     (to Risk Weighted Assets)               8,590          6.00%
   Tier I Capital
     (to Average Assets)                    13,103          5.00%




     The Corporation's capital ratios are not materially different from those of the Bank.


18                       First Keystone Corporation

NOTE 15 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1998, and 1997 were as follows:



                                                  1998            1997
                                                  ____            ____
Financial instruments whose contract
  amounts represent credit risk:
  Commitments to extend credit                $17,230,239     $15,524,491
  Standby letters of credit                   $   937,438     $   522,080





     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary. However, at December 31, 1998, all standby letters of credit are generally unsecured.
     The Corporation grants commercial, agribusiness and residential loans to customers within the state. It is management's opinion that the loan portfolio was balanced and diversified at December 31, 1998, to the extent necessary to avoid any significant concentration of credit risk.


NOTE 16  STOCKHOLDERS' EQUITY
     On January 4, 1996, the Board of Directors declared a 10% stock dividend paid February 16, 1996, to shareholders of record January 4, 1996. A total of 80,718 shares were issued as a result of this stock dividend with a total value transferred from retained earnings of $2,991,188, including cash in lieu of fractional shares.
     On April 15, 1997, the Board of Directors declared a 10% stock dividend paid May 16, 1997, to shareholders of record May 2, 1997. A total of 88,762 shares were issued as a result of this stock dividend with a total value transferred from retained earnings of $3,289,844, including cash in lieu of fractional shares.
     On January 27, 1998, the Board of Directors approved a 3 for 1 stock split issued in the form of a 200% stock dividend to be paid March 2, 1998, to shareholders of record February 10, 1998. A total of 1,955,818 shares were issued resulting in a transfer from retained earnings in the amount of $3,911,636 at par value.
     On February 10, 1998, the Board of Directors adopted a stock incentive plan and reserved 100,000 shares of common stock for issuance under the plan for certain employees of the Bank. Under the Plan, options are granted at fair market value and the time period during which any option granted may be exercised may not commence before six months or continue beyond the expiration of ten years after the option is awarded.
     On September 28, 1998, 11,000 options were granted to 22 employees of the Bank. The fair market value per share at the grant date was $33.50 per share.
     All data with respect to shares, net income and cash dividends per share, and weighted average number of shares outstanding was retroactively adjusted to reflect the additional shares issued.


                       1998 Annual Report                   19

NOTE 17  FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

   CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS, ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE
       The fair values are equal to the current carrying values.

   INVESTMENT SECURITIES
       The fair value of investment securities which include mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

   LOANS
       Fair values are estimated for categories of loans with similar financial characteristics. Loans were segregated by type such as commercial, tax-exempt, real estate mortgages and consumer. For estimation purposes each loan category was further segmented into fixed and adjustable rate interest terms and also into performing and non-performing classifications.
       The fair value of each category of performing loans is calculated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
       Fair value for non-performing loans is based on managements' estimate of future cash flows discounted using a rate commensurate with the risk associated with the estimated future cash flows. The assumptions used by management are judgmentally determined using specific borrower information.

   DEPOSITS
       Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money
  Market Accounts is equal to the amount payable on demand at December 31, 1998, and 1997.
       Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   SHORT-TERM AND LONG-TERM BORROWINGS
       The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments.


20                       First Keystone Corporation

   COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
       Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.
       At December 31, 1998 and 1997, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:




                                                             1998
                                                          _______________________
                                                Carrying         Estimated
                                                 Amount         Fair Value
                                                 ______         ___________
FINANCIAL ASSETS:
Cash and due from banks                     $  7,033,112      $  7,033,112
Short-term investments                            22,489            22,489
Investment securities                        130,685,545       130,715,919
Net loans                                    159,111,597       161,783,048
Accrued interest receivable                    2,133,030         2,133,030

FINANCIAL LIABILITIES:
Deposits                                     247,091,519       247,738,736
Short-term borrowings                          6,633,646         6,635,422
Long-term borrowings                          13,000,000        13,240,392
Accrued interest payable                         974,367           986,399

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
Commitments to extend credit                                    17,230,239
Standby letters of credit                                          937,438




                                                             1997
                                                          _______________________
                                                Carrying         Estimated
                                                 Amount         Fair Value
                                                  _____         __________
FINANCIAL ASSETS:
Cash and due from banks                     $  6,400,261      $  6,400,261
Short-term investments                         7,083,684         7,083,684
Investment securities                         98,459,314        98,483,727
Net loans                                    149,779,649       151,403,927
Accrued interest receivable                    1,997,936         1,997,936

FINANCIAL LIABILITIES:
Deposits                                     217,647,184       218,366,085
Short-term borrowings                          6,102,160         6,104,781
Long-term borrowings                           9,000,000         9,042,986
Accrued interest payable                         991,403           991,403

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
Commitments to extend credit                                    15,524,491
Standby letters of credit                                          522,080




                       1998 Annual Report                   21

NOTE 18  PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information for First Keystone Corporation (parent company only) was as follows:


BALANCE SHEETS
                                                         December 31
                                                     __________________
                                                   1998             1997
                                                   ____            ____
ASSETS
  Cash in subsidiary bank                         $994,725        $593,598
  Investment in subsidiary bank                 31,380,695      30,022,204
  Investment in other equity securities          1,797,009       1,573,278
                                               ___________     ___________
    TOTAL ASSETS                               $34,172,429     $32,189,080

LIABILITIES
  Payable to subsidiary bank                       $32,294          $3,742
  Accrued expenses and other liabilities           386,986         367,271
                                               ___________      __________
    TOTAL LIABILITIES                             $419,280        $371,013
                                               ___________      __________

STOCKHOLDERS' EQUITY
  Preferred stock                              $    -           $   -
  Common stock                                   5,867,454       1,955,818
  Surplus                                        9,761,066       9,761,066
  Retained earnings                             17,123,122      17,873,418
  Accumulated other comprehensive income         2,192,528       2,227,765
  Treasury stock, at cost                       (1,191,021)         -
                                               ___________     ___________
    TOTAL STOCKHOLDERS' EQUITY                 $33,753,149     $31,818,067
                                               ___________     ___________

    TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                                  $34,172,429     $32,189,080






INCOME STATEMENTS
                                              Year Ended December 31
                                          ______________________________
                                          1998          1997        1996
                                          ____          ____        ____
INCOME
  Dividends from subsidiary bank      $3,344,449    $1,386,901  $1,138,110
  Dividends - other                       41,423        40,173      34,818
  Securities gains                       117,203       103,145      -
  Interest                                24,560        16,650      28,810
                                      __________    __________  __________
    TOTAL INCOME                      $3,527,635    $1,546,869  $1,201,738

Operating Expenses                        36,999        28,984      21,212
                                      __________    __________  __________
    Income Before Taxes and
      Equity in Undistributed
      Net Income of Subsidiary        $3,490,636    $1,517,885  $1,180,526
  Income tax expense                      47,572        41,756       7,325
                                      __________    __________  __________
  Income Before Equity in
    Undistributed Net Income
    of Subsidiary                     $3,443,064    $1,476,129  $1,173,201
  Equity in undistributed
    income of Subsidiary               1,444,468     3,184,111   2,957,084
                                      __________    __________  __________

    NET INCOME                        $4,887,532    $4,660,240  $4,130,285




   22                       First Keystone Corporation


STATEMENTS OF CASH FLOWS
                                            Year Ended December 31
                                         _____________________________
                                        1998         1997          1996
                                        ____         ____          ____

OPERATING ACTIVITIES
Net income                        $ 4,887,532   $ 4,660,240    $ 4,130,285
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Securities gains                   (117,202)     (103,145)        -
  Equity in undistributed
    net income of Subsidiary       (1,444,468)   (3,184,111)    (2,957,084)
  Decrease in receivables
    from Subsidiary                     -             -             54,681
  Decrease in prepaid expenses
    and other assets                    -            11,400         70,994
  Increase (decrease) in
    advances payable to
    Subsidiary                         28,552        (3,003)         6,745
  Increase (decrease) in
    accrued expenses and
    other liabilities                 (14,955)      32,149         (97,721)
                                  ___________   ___________    ___________
  NET CASH PROVIDED BY
    OPERATING ACTIVITIES          $ 3,339,459   $ 1,413,530    $ 1,207,900
                                  ___________   ___________    ___________

INVESTING ACTIVITIES
Purchase of equity securities     $  (201,023)  $   (59,431)   $   (41,628)
Sale of equity securities             179,904       163,196          -
  NET CASH PROVIDED (USED)
    IN INVESTING ACTIVITIES       $   (21,119)  $   103,765    $   (41,628)

FINANCING ACTIVITIES
Acquisition of treasury stock     $(1,191,021)  $     -        $     -
Cash dividends paid                (1,726,192)   (1,386,901)    (1,138,108)
Dividends paid in lieu of
  fractional shares                    -             (5,650)        (4,622)
                                  ___________   ___________    ___________
  NET CASH (USED) BY
    FINANCING ACTIVITIES          $(2,917,213)  $(1,392,551)   $(1,142,730)
                                  ___________   ___________    ___________

  Increase in Cash and Cash
    Equivalents                   $   401,127   $   124,744    $    23,542
  Cash and Cash Equivalents
    at Beginning of Year              593,598       468,854        445,312
                                  ___________   ___________    ___________
  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                $   994,725   $   593,598    $   468,854



                       1998 Annual Report                   23

Management's Discussion and Analysis
___________________________________________________________________


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

RESULTS OF OPERATIONS
Year Ended December 31, 1998 Versus Year Ended
December 31, 1997
     Net income increased to $4,887,532 for the year ended December 31, 1998, as compared to $4,660,240 for the prior year. The net income for 1998 marked the 16th consecutive year that earnings and earnings per share have increased. Earnings per share, both basic and diluted, for 1998 were $1.67 as compared to $1.59 in 1997 (adjusted for a 10% stock dividend paid in May 1997 and a 3 for 1 stock split in the form of a 200% stock dividend paid in March 1998). The Corporation's return on average assets declined to 1.72% in 1998 from 1.83% in 1997. Likewise, the return on average equity declined to 14.68% in 1998 from 15.92% in 1997. The increase in net income in 1998 did not keep pace with the increase in average assets and average equity.
     Net interest income, as indicated below in Table 1, increased by $410,000 to $10,374,000 for the year ended December 31, 1998, primarily due to the growth in average earning assets. The Corporation's net interest income on a fully taxable equivalent basis increased 5.1% in 1998 to $569,000.

Year Ended December 31, 1997 Versus Year Ended
December 31, 1996
     Net income increased to $4,660,240 for the year ended December 31, 1997, as compared to $4,130,285 in 1996. Earnings per share, both basic and diluted, for 1997 was $1.59 as compared to $1.41 in 1996. The Corporation's return on average assets and return on average equity was 1.83% and 15.92%, respectively in 1997, as compared to 1.75% and 15.98%, respectively in 1996.
     Net interest income increased by $845,000 to $9,964,000 for the year ended 1997. The Corporation's net interest income on a fully taxable equivalent basis increased 7.6% in 1997 to $793,000 as indicated in Table 1.

NET INTEREST INCOME
     The major source of operating income for the Corporation is net interest income, defined as interest income less interest expense. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earnings assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits.
     Table 2 on the following page provides a summary of average balances with corresponding interest income and interest expense, as well as average yield and rate information for the periods presented.



Table 1 - Net Interest Income


(Amounts in thousands)                               1998/1997
                                              ______________________
                                                Increase/(Decrease)
                                          ______________________________
                                        1998     Amount     %       1997
                                        ____     ______    ___      ____
Interest Income                       $20,703    $1,358    7.0    $19,345
Interest Expense                       10,329       948   10.1      9,381
                                      _______    ______           _______
Net Interest Income                    10,374       410    4.1      9,964
Tax Equivalent Adjustment               1,409       159   12.7      1,250
                                      _______    ______           _______
Net Interest Income
 (fully tax equivalent)               $11,783    $  569    5.1    $11,214



(Amounts in thousands)                              1997/1996
                                                Increase/(Decrease)

                                        1997     Amount     %       1996

Interest Income                       $19,345    $1,559    8.8    $17,786
Interest Expense                        9,381       714    8.2      8,667

Net Interest Income                     9,964       845    9.3      9,119
Tax Equivalent Adjustment               1,250       (52)  (4.0)     1,302

Net Interest Income
  (fully tax equivalent)              $11,214    $  793    7.6    $10,421




     The yield on earning assets was 8.07% in 1998, 8.37% in 1997, and 8.38% in 1996. The rate paid on interest bearing liabilities decreased to 4.50% after increasing to 4.56% in 1997 from 4.53% in 1996. A 30 basis point decline in the yield on earning assets, together with just a 6 basis decrease on the rate paid on interest bearing liabilities in 1998 put additional pressure on the net interest margin. The effect was a decrease in our net interest margin to 4.30% in 1998 as compared to 4.56% in 1997 and 4.58% in 1996. The continued maintenance of an adequate net interest margin is a primary concern being addressed by management on an ongoing basis.


                       1998 Annual Report                   25

Management's Discussion and Analysis
_____________________________________________________________________



Table 2 - Distribution of Assets, Liabilities and Stockholders' Equity

                                                     1998
                                      ___________________________________
                                  Avg. Balance         Revenue      Yield
                                                      /Expense      /Rate
                                   ___________         _______      _____
Interest Earning Assets:
Loans:
Commercial<F1>                    $ 18,349,551      $ 1,645,311     8.97%
Real Estate<F1>                    116,452,691        9,986,605     8.58%
Installment Loans,
  Net<F1><F2>                       18,989,332        1,861,608     9.80%
Fees on Loans                                0            7,819        0%
                                  ____________      ___________     ____
  Total Loans (Including
     Fees)<F3>                    $153,791,574      $13,501,343     8.78%

Investment Securities:
Taxable                           $ 70,371,073      $ 4,481,462     6.37%
Tax Exempt<F1>                      45,379,362        3,882,311     8.56%
                                  ____________      ___________
  Total Investment Securities     $115,750,435        8,363,773     7.23%
Interest Bearing Deposits
  in Banks                           4,486,588          246,822     5.50%
                                  ____________      ___________
  Total Interest-Earning
    Assets                        $274,028,597      $22,111,938     8.07%

Non-Interest Earning Assets:
Cash and Due From Banks           $  6,586,890
Allowance for Loan Losses           (2,374,338)
Premises and Equipment               3,531,253
Other Real Estate Owned                 14,533
Other Assets                         2,387,914
                                  ____________

  Total Non-Interest Earning
    Assets                          10,146,252
  Total Assets                    $284,174,849

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                   $100,617,034       $3,248,282     3.23%
Time Deposits                      108,004,662        5,960,085     5.52%
Short-Term Borrowings                  849,372           45,149     5.32%
Long-Term Borrowings                13,871,969          817,313     5.89%
Securities Sold U/A to
  Repurchase                         6,158,768          258,319     4.19%

  Total Interest-Bearing
    Liabilities                   $229,501,805      $10,329,148     4.50%

Non-Interest Bearing
  Liabilities:
Demand Deposits                    $18,970,283
Other Liabilities                    2,401,369
Stockholders' Equity                33,301,392
                                  ____________
  Total Liabilities/
    Stockholders' Equity          $284,174,849

  Net Interest Income Tax
    Equivalent                                      $11,782,790

Margin Analysis:
Interest Income/Earning
  Assets                                                            8.07%
Interest Expense/Earning
  Assets                                                            3.77%
Net Interest Income/
 Earning Assets                                                     4.30%


   26                       First Keystone Corporation




   Management's Discussion and Analysis
   ___________________________________________________________________




                                                     1997
                                      ___________________________________
                                  Avg. Balance        Revenue/     Yield/
                                                       Expense      Rate
                                   __________          _______      ____
Interest Earning Assets:
Loans:
Commercial<F1>                    $ 18,047,317      $ 1,534,446     8.50%
Real Estate<F1>                    109,683,131        9,412,077     8.58%
Installment Loans,
  Net<F1><F2>                       17,344,819        2,124,094    12.25%
Fees on Loans                                0          (76,037)       0%
                                  ____________      ___________
  Total Loans
   (Including Fees)<F3>           $145,075,267      $12,994,580     8.96%

Investment Securities:
Taxable                           $ 57,852,149      $ 3,868,888     6.69%
Tax Exempt<F1>                      38,362,932        3,467,215     9.04%
  Total Investment Securities     $ 96,215,081      $ 7,336,103     7.62%
Interest Bearing Deposits
    in Banks                         4,776,405          264,015     5.53%
                                  ____________      ___________
  Total Interest-Earning
    Assets                        $246,066,753      $20,594,698     8.37%
                                  ____________      ___________

Non-Interest Earning Assets:
Cash and Due From Banks           $  5,378,688
Allowance for Loan Losses           (2,295,089)
Premises and Equipment               3,161,431
Other Real Estate Owned                 47,946
Other Assets                         2,240,113
                                  ____________
  Total Non-Interest Earning
    Assets                           8,533,089
                                  ____________
  Total Assets                    $254,599,842

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                   $ 89,137,426      $ 2,853,898     3.20%
Time Deposits                      100,012,779        5,583,373     5.58%
Short-Term Borrowings                1,119,789           64,408     5.75%
Long-Term Borrowings                11,646,849          713,710     6.13%
Securities Sold U/A to
  Repurchase                         3,992,063          165,663     4.15%
                                  ____________      ___________
  Total Interest-Bearing
    Liabilities                   $205,908,906      $ 9,381,052     4.56%
                                  ____________      ___________
Non-Interest Bearing
  Liabilities:
Demand Deposits                   $ 17,712,235
Other Liabilities                    1,712,920
Stockholders' Equity                29,265,781
                                  ____________
  Total Liabilities/
    Stockholders' Equity          $254,599,842

  Net Interest Income
    Tax Equivalent                                  $11,213,646

Margin Analysis:
Interest Income/Earning
  Assets                                                            8.37%
Interest Expense/Earning
  Assets                                                            3.81%
Net Interest Income/
  Earning Assets                                                    4.56%




                                                     1996
                                      ___________________________________
                                  Avg. Balance        Revenue/     Yield/
                                                       Expense      Rate
                                  ____________         _______      ____
Interest Earning Assets:
Loans:
Commercial <F1>                   $ 15,770,100      $ 1,542,429     9.78%
Real Estate <F1>                    93,136,506        8,008,957     8.60%
Installment Loans,
  Net <F1><F2>                      19,832,168        1,986,279    10.02%
Fees on Loans                                0          (22,838)       0%
                                  ____________      ___________    _____
  Total Loans
    (Including Fees) <F3>         $128,738,774      $11,514,827     8.94%

Investment Securities:
Taxable                           $ 58,566,185      $ 3,971,485     6.78%
Tax Exempt <F1>                     38,724,074        3,510,650     9.07%
  Total Investment Securities     $ 97,290,259      $ 7,482,135     7.69%
Interest Bearing Deposits
  in Banks                           1,690,096           91,782     5.43%
  Total Interest - Earning
    Assets                        $227,719,129      $19,088,744     8.38%
                                  ____________      ___________

Non-Interest Earning Assets:
Cash and Due From Banks           $  4,589,473
Allowance for Loan Losses           (1,956,549)
Premises and Equipment               2,957,176
Other Real Estate Owned                 51,253
Other Assets                         2,245,001
                                  ____________
 Total Non-Interest Earning
   Assets                            7,886,354
                                  ____________
 Total Assets                     $235,605,483

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                   $ 84,434,401      $ 2,601,722     3.08%
Time Deposits                       93,521,485        5,262,943     5.63%
Short-Term Borrowings                1,658,914          100,183     6.04%
Long-Term Borrowings                 8,021,858          541,243     6.75%
Securities Sold U/A to
  Repurchase                         3,767,725          161,275     4.28%
                                  ____________      ___________
 Total Interest-Bearing
   Liabilities                    $191,404,383      $ 8,667,366     4.53%


Non-Interest Bearing
  Liabilities:
Demand Deposits                   $ 16,664,535
Other Liabilities                    1,506,985
Stockholders' Equity                26,029,580
                                  ____________
 Total Liabilities/
   Stockholders' Equity           $235,605,483

 Net Interest Income Tax
     Equivalent                                     $10,421,378

Margin Analysis:
Interest Income/Earning
  Assets                                                            8.38%
Interest Expense/Earning
  Assets                                                            3.81%
Net Interest Income/
  Earning Assets                                                    4.58%

______________________

<F1>
Tax-exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%.
<F2>
Installment loans are stated net of unearned interest.
<F3>
Average loan balances include non-accrual loans. Interest income on non-accrual loans is not included.




                       1998 Annual Report                   27

Management's Discussion and Analysis
___________________________________________________________________


     Table 3 sets forth certain information regarding changes in interest income and interest expense for the periods indicated for each category of interest earning assets and interest bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (changes in average rate multiplied by prior average volume); and, (iii) changes in rate and volume (changes in average volume multiplied by change in average rate).
     In 1998, the increase in net interest income of $569,000 resulted from a change in volume of $1,212,000 and a decrease of $643,000 due to changes in rate. In 1997, there was an increase in net interest income of $793,000 due to changes in volume of $816,000 and a decrease of $23,000 due to changes in rate.


Table 3 - Changes in Income and Expense, 1998 and 1997


(Amounts in thousands)                       1998 COMPARED TO 1997
                                       ________________________________
                                     VOLUME           RATE          NET
                                     ______           ____          ___
Interest Income:
Loans, Net                           $  781          $(274)       $  507
Taxable Investment Securities           837           (225)          612
Tax-Exempt Investment Securities        634           (219)          415
Other Short-Term Investments            (16)            (1)          (17)
                                     ______          _____        ______
 Total Interest Income               $2,236          $(719)       $1,517
Interest Expense:
Savings, Now, and Money Markets      $  367            $27        $  394
Time Deposits                           446            (69)          377
Short-Term Borrowings                   (15)            (4)          (19)
Long-Term Borrowings                    136            (33)          103
Securities Sold U/A to Repurchase        90              3            93
                                     ______          _____        ______
 Total Interest Expense              $1,024          $ (76)       $  948
                                     ______          _____        ______
 Net Interest Income                 $1,212          $(643)       $  569



(Amounts in thousands)                       1997 COMPARED TO 1996
                                       ________________________________
                                     VOLUME           RATE          NET
                                     ______           ____          ___
Interest Income:
Loans, Net                           $1,461          $  19        $1,480
Taxable Investment Securities           (49)           (54)         (103)
Tax-Exempt Investment Securities        (33)           (11)          (44)
Other Short-Term Investments            168              5           173
                                     ______          _____        ______
 Total Interest Income               $1,547          $ (41)       $1,506

Interest Expense:
Savings, Now, and Money Markets      $  145          $ 107        $  252
Time Deposits                           365            (45)          320
Short-Term Borrowings                   (33)            (3)          (36)
Long-Term Borrowings                    245            (72)          173
Securities Sold U/A to Repurchase         9             (5)            4
                                     ______           ____        ______
 Total Interest Expense              $  731            (18)       $  713
                                     ______          _____        ______
 Net Interest Income                 $  816          $ (23)       $  793

________________________

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.
Balance on non-accrual loans are included for computational purposes.
Interest income on non-accrual loans is not included.
Interest income exempt from federal tax was $2,735,553 in 1998, $2,426,231 in 1997, and $2,529,235 in 1996. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.





PROVISION FOR LOAN LOSSES
     For the year ended December 31, 1998, the provision for loan losses was $275,000 as compared to $325,000 as of December 31, 1997, a decrease of 15.4%. The Corporation's provision for loan losses for the year ended December 31, 1997, was down $191,584 over 1996. The provision was decreased the past two years since the loan growth experienced by the Corporation has not resulted in significant increase in delinquencies or charge-offs. Net charge-offs by the Corporation for the fiscal year end December 31, 1998, 1997, and 1996, were $225,000, $221,000, and $265,000, respectively.
     The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.50% as of December 31, 1998, 1.56% as of December 31, 1997, and 1.70% as of December 31, 1996.
     On a quarterly basis, the Corporation's Board of Directors and management performs a detailed analysis of the adequacy of the allowance for loan losses. This analysis includes an evaluation of credit risk concentration, delinquency trends, past loss experience, current economic conditions, composition of the loan portfolio, classified loans and other relevant factors.
     The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as conditions warrant. Although the Corporation believes that the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio, there can be no assurance that future losses will not exceed the estimated amounts or that additional provisions will not be required in the future.


28                       First Keystone Corporation

Management's Discussion and Analysis
___________________________________________________________________


     The Bank is subject to periodic regulatory examination by the Office of the Comptroller of the Currency (OCC). As part of the examination, the OCC will assess the adequacy of the bank's allowance for loan losses and may include factors not considered by the Bank. In the event that an OCC examination results in a conclusion that the Bank's allowance for loan losses is not adequate, the Bank may be required to increase its provision for loan losses.

NON-INTEREST INCOME
     Non-interest income is derived primarily from trust department revenue, service charges and fees, other miscellaneous revenue and the gain on the sale of mortgage loans. In addition, investment security gains further increase non-interest income, while investment security losses reduce non-interest income.
     For the year ended December 31, 1998, non-interest income increased $367,000, or 29.1% as compared to an increase of $210,000 for the year ended December 31, 1997. Table 4 provides the major categories of non-interest income and each respective change.
     Excluding investment security gains, non-interest income in 1998 increased $256,000, or 21.4%. This compares to an increase of $104,000, or 9.5% in 1997 before investment security gains. Income from the trust department, which consists of fees generated from individual and corporate accounts, increased in 1998 by $68,000 after increasing by $32,000 in 1997. Increased income from the trust department was due primarily to increasing market value of accounts.
     Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non-interest income in 1998 and 1997. Service charges and fees increased by $81,000, or 12.1% in 1998 compared to an increase of $53,000, or 8.6% in 1997. Other income increased by $15,000, or 44.41% in 1998 compared to a decrease of $15,000, or a 30.6% reduction in 1997. The gain on sale of mortgages provided $126,000 in 1998, an increase of $92,000 over 1997. In 1997, we recognized our first gain on the sale of mortgage loans as we originated mortgages for sale in the secondary market. Since the Corporation continues to service the mortgages which are sold, this provides a source for continued non-interest income.


Table 4 - Non-Interest Income


(Amounts in thousands)                              1998/1997
                                           __________________________
                                               Increase/(Decrease)
                                               ___________________
                                       1998      Amount      %       1997
                                       ____       _____     __       ____
Trust Department                       $525       $68      14.9    $  457
Service Charges and Fees                750        81      12.1       669
Other                                    49        15      44.1        34
Gain on Sale of Mortgages               126        92     270.6        34
                                     ______      ____              ______
  Subtotal                            1,450      $256      21.4    $1,194
Investment Securities Gains             179       111     163.2        68
                                     ______      ____              ______
  Total                              $1,629      $367      29.1    $1,262



(Amounts in thousands)                              1997/1996
                                        ________________________________
                                               Increase/(Decrease)
                                               __________________
                                       1997      Amount      %       1996
                                       ____       _____     __       ____
Trust Department                     $  457      $ 32       7.5    $  425
Service Charges and Fees                669        53       8.6       616
Other                                    34       (15)    (30.6)       49
Gain on Sale of Mortgages                34        34         0         0
                                     ______      ____     _____    ______
 Subtotal                            $1,194       104       9.5    $1,090
Investment Securities Gains              68       106     278.9       (38)
                                     ______      ____     _____    ______
 Total                               $1,262      $210      20.0    $1,052




NON-INTEREST EXPENSES
     Non-interest expense consists of salaries and benefits, occupancy, furniture and equipment, and other miscellaneous expenses. Table 5 provides the yearly non-interest expense by category, along with the change, amount and percentage.
     Total non-interest expense increased by $601,000, or 12.2% in 1998 compared to an increase of $393,000, or 8.6% in 1997. Expenses associated with employees (salaries and employee benefits) continue to be the largest non-interest expenditure. Salaries and employee benefits amounted to 52.2% of total non-interest expense in 1998 and 53.3% in 1997. Salaries and employee benefits increased $261,000, or 9.9% in 1998 and $179,000, or 7.3% in 1997. The increase in both years were due to an increased number of employees, plus normal salary adjustments and increased benefit costs. Full time equivalent employees total 105 as of December 31, 1998, compared to 98 in 1997, and 91 in 1996.
     Net occupancy expense increased $71,000, or 21.4% in 1998 as compared to $51,000, or 18.1% in 1997. The increases in occupancy in both 1998 and 1997 relate primarily to the opening of one new full service branch office in each year. Furniture and equipment expense increased $28,000, or 5.7% in 1998 compared to an increase of $20,000, or 4.3% in 1997. Other operating expenses increased $241,000, or 16.2% in 1998 as compared to an increase of $143,000, or 10.6% in 1997.
     The overall level of non-interest expense continues to be low, relative to our peers. In fact, our total non-interest expense was less than 2% of average assets in both 1998 and 1997. Non-interest expense as a percentage of average assets under 2% places us among the leaders in our peer financial institution categories in controlling non-interest expense.


                         1998 Annual Report                  29

Management's Discussion and Analysis
___________________________________________________________________



Table 5 - Non-Interest Expense



(Amounts in thousands)                              1998/1997
                                          ____________________________
                                               Increase/(Decrease)
                                               __________________
                                      1998      Amount       %       1997
                                      ____      ______    ______     ____
Salaries and Employee Benefits       $2,888     $261        9.9    $2,627
Occupancy, Net                          403       71       21.4       332
Furniture and Equipment                 516       28        5.7       488
Other                                 1,728      241       16.2     1,487
                                     ______     ____               ______
  Total                              $5,535     $601       12.2    $4,934



(Amounts in thousands)                              1997/1996
                                        ________________________________
                                               Increase/(Decrease)

                                      1997      Amount       %       1996
                                      ____       _____      __       ____
Salaries and Employee Benefits       $2,627     $179        7.3    $2,448
Occupancy, Net                          332       51       18.1       281
Furniture and Equipment                 488       20        4.3       468
Other                                 1,487      143       10.6     1,344

   Total                             $4,934     $393        8.6    $4,541




INCOME TAX EXPENSE
     Income tax expense for the year ended December 31, 1998, was $1,304,606 as compared to $1,307,436 and $983,339 for the years ended December 31, 1997, and December 31, 1996, respectively. In 1998, our income tax expense decreased even though income before taxes increased $224,462. An increase in tax exempt interest, derived from both our tax-free loans and municipal investment securities in 1998, resulted in a lower income tax liability. The effective income tax rate was 20.9% in 1998, 21.7% in 1997, and 19.2% in 1996. The limited availability of municipal investments at attractive interest rates may result in a higher effective tax rate in future years.


FINANCIAL CONDITION

GENERAL
      Total assets increased to $303,028,481, at year-end 1998, an increase of 13.3% over year-end 1997. As of December 31, 1998, total deposits amounted to $247,091,519, up 13.5%over 1997. Assets as of December 31, 1997, were $267,398,586, an increase of 10.2% over 1996, while total deposits as of year-end 1997 amounted to $217,647,184, an increase of 9.6% over 1996.
     The increase in assets primarily reflects the deployment of proceeds from deposits into loans and investment securities. The Corporation continues to maintain and manage its asset growth. Our strong equity capital position provides us an opportunity to leverage our asset growth. Borrowings did increase in 1998 by $4,531,486. The Corporation may borrow additional funds to leverage its balance sheet in 1999 if net income can be incrementally increased without incurring an excessive amount of interest rate risk.

EARNING ASSETS
     Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, the Corporation maximizes income. The earning asset ratio equaled 96.4% as of December 31, 1998, compared to 96.4% as of December 31, 1997, and 96.7% at December 1, 1996. This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels. The primary earning assets are loans and investment securities.

LOANS
     Total loans, net of unearned income, increased to $161,533,000 as of December 31, 1998, as compared to $152,151,000 as of December 31, 1997. Table 6 provides data relating to the composition of the Corporation's loan portfolio on the dates indicated. Total loans, net of unearned income increased $9,382,000, or 6.2% in 1998 compared to an increase of $18,890,000, or 14.2% in 1997 and $5,200,000, or 4.1%
in 1996.
     The loan portfolio is well diversified and increases in the portfolio the last two years have been primarily from real estate loans and commercial loans secured by real estate. Also, in 1998 consumer loans increased to a new record level. In 1998, approximately $5,600,000 of residential mortgage loans were sold in the secondary market. The Corporation will continue to originate and market long-term fixed rate residential mortgage loans which conform to secondary market requirements. The Corporation derives ongoing income from the servicing of mortgages sold in the secondary market.
     The noted loan growth was achieved without a significant percentage increase in delinquencies or charge-offs. The Corporation internally underwrites each of its loans to comply with prescribed policies and approval levels established by its Board of Directors.


30                       First Keystone Corporation

Management's Discussion and Analysis
___________________________________________________________________


Table 6 - Loans Outstanding, Net of Unearned Income



(Amounts in thousands)                               December 31,
                                              ___________________________
                                             1998       1997        1996
                                             ____       ____        ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate       $ 43,366    $ 41,566    $ 33,103
  Commercial - other                        16,579      17,241      13,574
Tax exempt                                   2,254       2,566       2,263
Real estate (primarily residential
  mortgage loans)                           77,858      72,901      65,145
Consumer loans                              26,205     22,009       23,027
                                          ________    ________    ________
Total Gross Loans                         $166,262    $156,283    $137,112
  Less: Unearned income and
    unamortized loan fees net
    of costs                                 4,729       4,132       3,851
                                          ________    ________    ________
Total Loans, net of unearned income       $161,533    $152,151    $133,261



(Amounts in thousands)                          December 31,
                                              _________________
                                           1995          1994
                                           ____          ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate     $ 28,846      $ 30,127
  Commercial - other                      17,563        16,285
Tax exempt                                 3,602         3,754
Real estate (primarily residential
  mortgage loans)                         58,438        52,389
Consumer loans                            23,681        19,370
                                        ________      ________
Total Gross Loans                       $132,130      $121,925
  Less: Unearned income and
    unamortized loan fees
    net of costs                           4,069         3,741
                                        ________      ________
Total Loans, net of unearned income     $128,061      $118,184




INVESTMENT SECURITIES
     The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities increased to $116,701,000 in 1998, a 42.9% increase over 1997. Held-to-maturity securities declined $2,824,000, or a 16.8% decrease over 1997. Table 7 provides data on the carrying value of our investment portfolio on the dates indicated. The vast majority of investment security purchases are allocated as available for sale. This provides the Corporation with increased flexibility should there be a need or desire to liquidate an investment security. The investment portfolio includes short-term investments, U.S. Treasury Securities, U.S. Government Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes equity securities consisting primarily of common stock investments in other bank holding companies and commercial banks.
 During 1998, interest bearing deposits in other banks decreased to $22,489 from $7,083,684 in 1997, as more funds were invested in marketable securities to maximize income while still addressing liquidity needs.



Table 7 - Carrying Value of Investment Securities


(Amounts in thousands)                      December 31,
                                         __________________
                                                1998
                                         __________________
                                      Available       Held to
                                      for Sale       Maturity
                                      ________       ________
U.S. Treasury                        $  7,486        $     0
U. S. Government Corporations
     and Agencies                      52,633         10,594
State and Municipal                    52,369          3,391
Other Securities                            0              0
Equity Securities                       4,213              0
                                     ________        _______
Total Investment Securities          $116,701        $13,985



(Amounts in thousands)                      December 31,
                                         __________________
                                               1997
                                        ___________________
                                      Available       Held to
                                      for Sale       Maturity
                                      ________       ________
U.S. Treasury                         $10,442        $     0
U. S. Government Corporations
     and Agencies                      34,253         13,612
State and Municipal                    33,996          3,197
Other Securities                            0              0
Equity Securities                       2,960              0
                                      _______        _______
Total Investment Securities           $81,651        $16,809



                                            December 31,
                                         ___________________
                                               1996
                                        ___________________
                                      Available       Held to
                                      for Sale       Maturity
                                       _______       ________
U.S. Treasury                         $ 3,341        $     0
U. S. Government Corporations
  and Agencies                         36,339         16,787
State and Municipal                    37,602          3,293
Other Securities                        1,266              0
Equity Securities                       2,598              0

Total Investment Securities           $81,146        $20,080




                       1998 Annual Report                   31

Management's Discussion and Analysis
___________________________________________________________________


ALLOWANCE FOR LOAN LOSSES
     Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority. Management feels, considering the conservative portfolio composition, which is largely composed of small retail loans (mortgages and installments) with minimal classified assets, low delinquencies, and favorable loss history, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 8 contains an analysis of our Allowance for Loan Losses indicating charge-offs and recoveries by the year. In 1998, net charge-offs as a percentage of average loans were
 .15% compared to .15% in 1997 and .21% in 1996. Net charge-offs amounted to $225,000 in 1998 as compared to $221,000 and $265,000 in 1997 and 1996, respectively.
     It is the policy of management and the Corporation's Board of Directors to provide for losses on both identified and unidentified losses inherent in its loan portfolio. A provision for loan losses is charged to operations based upon an evaluation of the potential losses in the loan portfolio. This evaluation takes into account such factors as portfolio concentrations, delinquency, trends, trends of non-accrual and classified loans, economic conditions, and other relevant factors.
     The loan review process which is conducted quarterly, is an integral part of our evaluation of the loan portfolio. A detailed quarterly analysis to determine the adequacy of the Corporation's allowance for loan losses is reviewed by our Board of Directors.
     With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.57% in 1998, 1.63% in 1997, and 1.76% in 1996.



Table 8 - Analysis of Allowance for Loan Losses


(Amounts in thousands)                          Years Ended December 31,
                                                 ______________________
                                               1998        1997      1996
                                               ____        ____      ____
Balance at beginning of period                $2,371      $2,267    $2,015
  Charge-offs:
    Commercial, financial, and
      agricultural                                66         107       214
    Real estate - mortgage                        42          54         0
    Installment loans to individuals             161         111        88
                                               _____       _____     _____
                                                 269         272       302
  Recoveries:
    Commercial, financial, and
      agricultural                                 0           7        12
    Real estate - mortgage                         8          17         8
    Installment loans to individuals              36          27        17
                                                  44          51        37

Net charge-offs                                  225         221       265
Additions charged to operations                  275         325       517
                                              ______      ______    ______
Balance at end of period                      $2,421      $2,371    $2,267

Ratio of net charge-offs
  during the period to average
  loans outstanding during the period           .15%        .15%      .21%
Allowance for loan losses to average
  loans outstanding during the period          1.57%       1.63%     1.76%



(Amounts in thousands)                       Years Ended December 31,
                                              ______________________
                                             1995        1994
                                             ____        ____
Balance at beginning of period                $1,802      $1,844
  Charge-offs:
    Commercial, financial, and
      agricultural                                18          80
    Real estate - mortgage                       118          29
    Installment loans to individuals              50          72
                                              ______      ______
                                                 186         181
  Recoveries:
    Commercial, financial, and
      agricultural                                 6          81
    Real estate - mortgage                         2           6
    Installment loans to individuals              19          21
                                              ______      ______
                                                  27         108

Net charge-offs                                  159          73
Additions charged to operations                  372          31
                                              ______      ______
Balance at end of period                      $2,015      $1,802

Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                 .13%        .07%
Allowance for loan losses to average
  loans outstanding during the period          1.65%       1.61%




32                       First Keystone Corporation

Management's Discussion and Analysis
___________________________________________________________________


     Table 9 sets forth the allocation of the Bank's allowance for loan losses by loan category and the percentage of loans in each category to total loans receivable at the dates indicated. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category, since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.




Table 9 - Allocation of Allowance for Loan Losses


(Amounts in thousands)                      December 31,
                               _______________________________________
                              1998        %<F1>       1997      % <F1>
                              ____        ____        ____       ____
Commercial, financial,
   and agricultural          $  253         9.8     $  271       12.1
Real estate - mortgage        1,237        74.3      1,135       73.9
Installments to
   individuals                  319        15.9        241       14.0
Unallocated                     612         N/A        724        N/A
                             ______      ______     ______      _____
                             $2,421      100.00     $2,371      100.0



                                            December 31,
                                _____________________________________
                              1996       % <F1>       1995      % <F1>
                              ____        ____        ____       ____
Commercial, financial,
   and agricultural          $  303       10.7      $  344       17.4
Real estate - mortgage        1,088       72.5         663       66.1
Installments to
  individuals                   203       16.8         443       16.5
Unallocated                     673        N/A         565        N/A
                             ______      _____      ______      _____
                             $2,267      100.0      $2,015      100.0



                                            December 31,
                               _______________________________________
                              1994       % <F1>
                              ____        ____
Commercial, financial,
   and agricultural          $  253       15.2
Real estate - mortgage          985       68.9
Installments to
  individuals                   153       15.9
Unallocated                     411        N/A
                             ______      _____
                             $1,802      100.0

______________________

<F1>
Percentage of loans in each category to total loans.



NON-PERFORMING ASSETS
     The recent growth experienced by the Corporation has not resulted in a corresponding percentage increase in delinquencies and non-performing loans. Table 10 details the Corporation's non-performing assets at the dates indicated.
     Non-accrual loans are generally delinquent on which principal or interest is past-due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non-accrual status, any unpaid interest is charged against income. Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Other real estate owned/foreclosed assets represents property acquired through foreclosure, or considered to be an in-substance foreclosure.
     The total of non-performing assets did increase to $881,000 as of December 31, 1998, as compared to $686,000 as of December 31, 1997. Some of the loans at year-end 1997, which were past-due 90 days or more and still accruing, were put on non-accrual in 1998. Even though our total non-performing assets did increase in 1998, our allowance for loan losses to total non-performing assets remains very strong at 274.8%.
     With a full-time loan review officer, loan quality is monitored closely, and we actively attempt to work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 10, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
     Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.
     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.
     Interest income received on non-performing loans in 1998 and 1997 was $5,610 and $7,006, respectively. Interest income, which would have been recorded on these loans under the original terms in 1998 and 1997 was $96,425 and $30,027, respectively. At December 31, 1998, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.
     A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 1998, 1997, and 1996, management is of the opinion that there were no loan concentrations exceeding 10% of total loans. There is a concentration of real estate mortgage loans in the loan portfolio. Real estate mortgages comprise 72.9% of the loan portfolio as of December 31, 1998, down slightly from 73.2% in 1997.


                       1998 Annual Report                    33

Management's Discussion and Analysis
___________________________________________________________________


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



Table 10 - Non-Performing Assets


(Amounts in thousands)                            December 31,
                                      ____________________________________
                                       1998    1997   1996    1995    1994
                                       ____    ____   ____    ____    ____

Non-accrual and restructured loans     $854   $321    $267   $557     $620
Other real estate/
  foreclosed assets                       0     29      84      0      235
Loans past-due 90 days or more
  and still accruing                     27    336     263     68       49
                                       ____   ____    ____   ____     ____
  Total non-performing assets          $881   $686    $614   $625     $904

Non-performing assets to
  period-end loans and
  foreclosed assets                    .55%   .45%    .46%   .48%     .76%
Total non-performing assets
  to total assets                      .29%   .26%    .25%   .28%     .44%
Total allowance for loan losses
  to total non-performing assets     274.8% 345.7%  369.2% 322.4%   199.3%




DEPOSITS AND OTHER BORROWED FUNDS
     Consumer and commercial retail deposits are attracted primarily by First Keystone's subsidiary bank's eight full service office locations. The Bank offers a broad selection of deposit products and continually evaluates its interest rates and fees on deposit products. The Bank regularly reviews competing financial institutions and takes in account prevailing market interest rates and other economic factors.
     Deposit growth amounted to $29,444,335, or a 13.5% increase when comparing December 31, 1998, to December 31, 1997. This increase compares to deposit increases of 9.6% in 1997 and 6.0% in 1996.
     During 1998, the Corporation experienced deposit growth in both non-interest bearing and interest bearing deposits. Non-interest bearing deposits amounted to $22,749,074 as of December 31, 1998, an increase of $4,351,255, or 23.7% over 1997. Interest bearing deposits amounted to $224,342,445 as of December 31, 1998, an increase of $25,093,080, or 12.6% over 1997. In the area of interest bearing deposits, transaction type of core deposit (interest checking, savings, and money market) accounts increased as well as certificates of deposit.
     The Corporation utilizes borrowing from the Federal Home Loan Bank (FHLB) and collateralized repurchase agreements as a tool to augment deposits in funding asset growth. Total borrowings were $19,633,646 as of December 31, 1998, compared to $15,102,160 on
December 31, 1997. The increase in borrowings in 1998 were utilized to fund loan growth and increase in our investment portfolio. In connection with FHLB borrowings and repurchase agreements, the Corporation maintains certain eligible assets as collateral.

CAPITAL STRENGTH
     Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains on investment securities available for sale increased shareholders' equity or capital in both 1998 and 1997. The net increase in capital was $1,935,082 in 1998 and $4,345,072 in 1997. The accumulated other comprehensive income decreased slightly to $2,192,528 in 1998. Another factor for the smaller increase in equity capital in 1998 relates to our stock repurchase plan. The Corporation's Board of Directors approved repurchasing up to 100,000 shares of common stock. As of December 31, 1998, the Corporation had repurchased 35,134 shares at a cost of $1,191,021.
     Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 14.68% for 1998, 15.92% for 1997, and 15.98% for 1996. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.
     Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 11 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 10.50% at December 31, 1998, and 11.23% as of December 31, 1997.
     The risk-based capital ratios also decreased in 1998 from 1997 for both the Corporation and the Bank. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. The following table indicates capital ratios as of December 31, 1998, and December 31, 1997, for the Corporation and the Bank.


34                       First Keystone Corporation

Management's Discussion and Analysis
___________________________________________________________________



Table 11 - Capital Ratios


                                                       December 31, 1998
                                                       _________________
                                                      Corporation   Bank
                                                      ___________   ____
Risk-Based Capital:
  Tier I risk-based capital ratio                       18.62%      18.92%
  Total risk-based capital ratio
    (Tier 1 and Tier 2)                                 20.11%      20.17%
Leverage Ratio:
  Tier I capital to average assets                      10.50%       9.95%



                                                       December 31, 1997
                                                       _________________
                                                      Corporation   Bank
                                                      __________    ____
Risk-Based Capital:
   Tier I risk-based capital ratio                      19.43%      19.75%
   Total risk-based capital ratio
     (Tier 1 and Tier 2)                                20.68%      21.01%
Leverage Ratio:
   Tier I capital to average assets                     11.23%      10.79%




LIQUIDITY MANAGEMENT

     Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Corporation, are met.
     Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short-term investments, federal funds sold, and cash and due from banks. Additionally, maturing loans and repayment of loans are another source of asset liquidity.
     Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short-term borrowings provide funds to meet liquidity.
     Management feels its current liquidity position is satisfactory given the factors that the Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short-term investments and maturing investments represent additional sources of liquidity. Finally, short-term borrowings are readily accessible at the Federal Reserve Bank discount window, Atlantic Central Bankers Bank, or the Federal Home Loan Bank.
     Finally, while the Corporation does not have access to funds on a short-term basis from the Federal Reserve Bank discount window, the Bank can utilize the discount window. Also, Fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. The Corporation has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances, both short-term and long-term, are available to help address any liquidity needs.



Table 12 - Loan Maturities and Interest Sensitivity<F1>


(Amounts in thousands)                      December 31, 1998
                                        _______________________________
                                 One year   One thru     Over five
                                  or less  five years      years    Total

Commercial, Financial and
  Agricultural
Fixed interest rate              $ 5,573      $ 7,088    $6,955    $19,616
  Variable interest rate          32,270       15,150       689     48,109
                                 _______      _______    ______    _______
    Total                        $37,843      $22,238    $7,644    $67,725
Real Estate Construction
  Fixed interest rate            $   100      $   961    $    0    $ 1,061
  Variable interest rate         $   125      $     0    $    0    $   125
__________________________

<F1>
Excludes residential mortgages and consumer loans.




FORWARD LOOKING STATEMENTS
     The sections that follow, Market Risk Management, Asset/Liability Management, and Year 2000 Compliance contain certain forward looking statements. These forward looking statements involve significant risks and uncertainties, including changes in economic and financial market conditions. The Corporation's ability to execute its business plans, including its plan to address the Year 2000 issue, and the ability of third parties to effectively address their Year 2000 issues are significant risks. Although First Keystone Corporation believes that the expectations reflected in such forward looking statements are reasonable, actual results may differ materially.


                       1998 Annual Report                   35

Management's Discussion and Analysis
___________________________________________________________________


MARKET RISK MANAGEMENT
     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. First Keystone Corporation's market risk is composed primarily of interest rate risk.
     Increases in the level of interest rates also may adversely affect the fair value of the Corporation's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Corporation's interest-earning assets, which could adversely affect the Corporation's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Corporation's stockholders' equity, if retained. Under The Financial Accounting Standards Board (FASB) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Corporation's stockholders' equity. As of December 31, 1998, the Corporation's securities portfolio included $116,700,864 in securities classified as available for sale. Accordingly, with the magnitude of the Corporation's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Corporation. The Corporation does not own any trading assets.
     The Bank's Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by ALCO are reviewed by the Corporation's Board of Directors.
     Table 13 presents an analysis of the changes in net-interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Board of Directors. The earnings simulation model projects net-interest income would increase by approximately 2.4% if rates fell gradually by two percentage points over one year. The model projects a decrease of approximately 2.4% in net-interest income if rates rise gradually by two percentage points over one year. While this does indicate a liability sensitive risk position, both of these forecasts are within the one year policy guidelines.
     The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year-end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 42.2%. Additionally, net present value is projected to decrease by 38.7% if rates increase immediately by 200 basis points, both within policy limits restricting these amounts to 50%.
     The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.


Table 13 - Effect of Change in Interest Rates


                                          Projected            ALCO
                                           Change           Guidelines
                                           ______            _________
Effect on Net Interest Income
1-year Net Income simulation
  Projection
   200 bp Ramp vs Stable Rate                2.4%             (10%)
  +200 bp Ramp vs Stable Rate               (2.4%)            (10%)

Effect on Net Present Value of
  Balance Sheet
Static Net Present Value Change
   200 bp Shock vs Stable Rate              42.2%             (50%)
  +200 bp Shock vs Stable Rate             (38.7%)            (50%)




ASSET/LIABILITY MANAGEMENT
     The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. The traditional maturity "gap" analysis, which reflects the volume difference between interest rate sensitive assets and liabilities during a given time period, is reviewed regularly by management. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would


36                       First Keystone Corporation

Management's Discussion and Analysis
___________________________________________________________________


contribute positively to net-interest income in a rising interest rate environment. Conversely, if the balance sheet has more liabilities repricing than assets, the balance sheet is liability sensitive or negatively gapped. In our current sensitivity position, management continues to monitor sensitivity so we do not become overexposed in a rising interest rate environment.
     Limitations of gap analysis as illustrated in Table 14 include:
a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate gaps reflect the Corporation's position on a single day (December 31, 1998 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.
     Another way management reviews its interest sensitivity position is through dynamic income simulation. A dynamic income simulation model is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.
     Also in Table 14, the Corporation has elected to incorporate some interest bearing demand deposits and savings deposits as rate sensitive in the three months or less time frame. The result is a negative gap in that time frame of $33,862,000. However, much of our interest bearing demand deposits and savings deposits are considered core deposits and are not rate sensitive, especially in the three months or less time frame. Accordingly, the Corporation feels it is only slightly negatively gapped with exposure to an increase in interest rates limited within policy guidelines. As discussed previously, a negative gap will decrease net interest income should interest rates rise. Despite the Corporation's negative gap position, the impact of a rapid rise in interest rates as occurred in 1994, did not have a significant effect on our net interest income. Accordingly, even though there are some inherent limitations to gap analysis and dynamic income simulation, the Corporation believes that the tools used to manage its interest rate sensitivity provide an appropriate reflection of interest rate risk exposure.




Table 14 - Interest Rate Sensitivity Analysis



(Amounts in thousands)                          December 31, 1998
                                          _____________________________
                                       3 Months       3 - 12        1 - 5
                                        or Less       Months        Years
                                        ______        ______        _____
Rate Sensitive Assets:
  Cash and cash equivalent             $     22     $      0     $      0
  Loans                                  32,975       26,342       57,710
  Investments                            19,599        9,460       60,559
                                       ________      _______     ________
  Total Rate Sensitive Assets          $ 52,596     $ 35,802     $118,269

Rate Sensitive Liabilities:
  Deposits:
    Interest-bearing demand/
      savings                          $ 52,035     $    327     $      0
    Time                                 28,282       59,472       29,100
  Short-term borrowings                   6,141          492            0
  Long-term borrowings                        0        1,000        5,000
                                       ________     ________     ________
  Total Rate Sensitive
    Liabilities                        $ 86,458     $ 61,291     $ 34,100

Interest Rate Sensitivity:
  Current period                       $(33,862)    $(25,489)    $ 84,169
  Cumulative gap                        (33,862)     (59,351)      24,818
Cumulative gap to total assets          (11.17%)     (19.59%)       8.19%



(Amounts in thousands)                          December 31, 1998
                                          _____________________________
                                         Over
                                        5 Years        Total
                                        ______         _____
Rate Sensitive Assets:
  Cash and cash equivalent              $     0     $     22
  Loans                                  44,506      161,533
  Investments                            41,068      130,686
                                        _______     ________
  Total Rate Sensitive Assets           $85,574     $292,241

Rate Sensitive Liabilities:
  Deposits:
    Interest-bearing demand/
      savings                           $55,119     $107,481
    Time                                      8      116,862
  Short-term borrowings                       0        6,633
  Long-term borrowings                    7,000       13,000
                                        _______     ________
  Total Rate Sensitive
    Liabilities                         $62,127     $243,976

Interest Rate Sensitivity:
  Current period                        $23,447     $ 48,265
  Cumulative gap                         48,265
Cumulative gap to total assets           15.93%




                       1998 Annual Report                   37

Management's Discussion and Analysis
___________________________________________________________________


YEAR 2000 COMPLIANCE
     Management initiated the process of preparing its computer systems and applications for the Year 2000 in 1997. The process involves identifying and remediating date recognition problems in computer systems and software and other operating equipment that could be caused by the date change from December 31, 1999, to January 1, 2000.
     Management has completed its assessment of all business processes that could be affected by the Year 2000 issue. Each business process assessment included a review of the information systems used in that process, including related hardware and software, the involvement of any third parties, and any affected operating equipment. To date, approximately 75% of the mission critical systems determined to be critical for supporting the core services offered by First Keystone Corporation have been remediated, unit tested, and returned to production. Management expects to complete the remediation and testing of all affected systems within the critical business processes by the end of the second quarter of 1999.
     The Corporation anticipates that its total Year 2000 project cost will not exceed $100,000. This estimated project cost is based upon currently available information and includes expenses paid to date. The expenses for maintenance or modification of software associated with the Year 2000 will be expensed as incurred. The costs of new software will be capitalized and amortized over the software's useful life. The aforementioned Year 2000 project cost estimate also may change as the Corporation progresses in its Year 2000 program and obtains additional information associated with and conducts further testing concerning third parties. At this time, no significant projects have been delayed as a result of the Corporation's Year 2000 effort.
     Financial institution regulators have intensively focused upon Year 2000 exposures, issuing guidance concerning the responsibilities of senior management and directors. Year 2000 testing and certification is being addressed as a key safety and soundness issue in conjunction with regulatory examinations. In May 1997, the Federal Financial Institutions Examination Council ("FFIEC") issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding Year 2000 project management awareness. The FFIEC has highly prioritized Year 2000 compliance in order to avoid major disruptions to the operations of financial institutions and the country's financial systems when the new century begins. The FFIEC statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the Year 2000 issue.
     Management believes it has an effective plan in place to resolve the Year 2000 issue in a timely manner and, thus far, activities have tracked in accordance with the original plan. Management is in the process of modifying its existing business continuity plans and is also developing contingency plans to address potential risks in the event of Year 2000 failures, including non-compliance by third parties. Despite First Keystone Corporation's efforts to date to remediate affected systems and develop contingency plans for potential risks, management has not yet completed all activities associated with resolving its Year 2000 issues. In addition, non-compliance by third parties (including loan customers) and disruptions to the economy in general resulting from Year 2000 issues could also have a negative impact of undeterminable magnitude on First Keystone Corporation.


38                       First Keystone Corporation

Management's Discussion and Analysis
___________________________________________________________________


MARKET PRICE/DIVIDEND HISTORY

     First Keystone Corporation's common stock is quoted on the Over The Counter (OTC) Bulletin Board under the symbol "FKYS." The table below reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated. All amounts are restated to reflect a 10% stock dividend paid in February 1996, May 1997, and a 3 for 1 split in the form of a 200% dividend paid in March 1998. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.




Table 15 - Market Price/Dividend History<F1>


                                        1998
                             __________________________
                            Common Stock        Dividends
                              High/Low            Paid
                               _______            ____
First Quarter                $30.25/$19.08          $.14
Second Quarter               $32.50/$29.50           .14
Third Quarter                $36.13/$32.00           .14
Fourth Quarter               $34.38/$32.50           .17


                                        1997
                             __________________________
                            Common Stock        Dividends
                              High/Low            Paid
                               _______            ____
First Quarter                $11.21/$10.74          $.106
Second Quarter               $14.33/$10.92           .117
Third Quarter                $14.33/$14.33           .117
Fourth Quarter               $19.08/$16.63           .133



                                        1996
                             __________________________
                            Common Stock        Dividends
                              High/Low             Paid
                               _______            ____
First Quarter                $11.21/$10.19           $.094
Second Quarter               $11.21/$11.21            .094
Third Quarter                $11.21/$11.21            .094
Fourth Quarter               $11.21/$11.21            .106


<F1>
Reflects adjustment for stock dividends more fully described in Note 1.



     The following brokerage firms make a market in First Keystone Corporation stock:


Janney Montgomery Scott, Inc.        1801 Market Street
                                     Philadelphia, PA  19103
                                     (800) 526-6397


Hopper Soliday and Co.               1703 Oregon Pike
                                     Lancaster, PA  17601
                                     (800) 646-8647


Ryan, Beck and Company               150 Monument Road
                                     Suite 106
                                     Bala Cynwyd, PA  19004
                                     (800) 223-8969


                       1998 Annual Report                   39

Management's Discussion and Analysis
___________________________________________________________________



Table 16 - Quarterly Results of Operations (Unaudited)


(Amounts in thousands, except per share)


                                            Three Months Ended
                                   _____________________________________
1998                          March       June       September    December
                               31          30           30           31
                              _____       ____       ________      _______
Interest income               $4,952      $5,183      $5,226       $5,342
Interest expense               2,446       2,531       2,613        2,739
                              ______      ______      ______       ______
Net interest income           $2,506      $2,652      $2,613       $2,603
Provision for loan
 losses                           50          75          50          100
Other non-interest
 income                          352         324         427          525
Non-interest expense           1,351       1,308       1,379        1,497
                              ______      ______      ______       ______
Income before income
 taxes                        $1,457      $1,593      $1,611       $1,531
Income taxes                     316         345         342          302
                              ______      ______      ______       ______
Net income                    $1,141      $1,248      $1,269       $1,229

Per share<F1>                 $  .39      $  .43      $  .43       $  .42



(Amounts in thousands, except per share)


                                            Three Months Ended
                                  _______________________________________
1997                          March       June       September    December
                               31          30           30           31
                              ____        ____       ________      _______
Interest income               $4,608      $4,745      $4,948       $5,044
Interest expense               2,237       2,276       2,417        2,451
                              ______      ______      ______       ______
Net interest income           $2,371      $2,469      $2,531       $2,593
Provision for loan
  losses                          50         100          50          125
Other non-interest
  income                         291         273         286          412
Non-interest expense           1,215       1,186       1,223        1,309
                              ______      ______      ______       ______
Income before income
  taxes                       $1,397      $1,456      $1,544       $1,570
Income taxes                     274         309         359          365
                              ______      ______      ______       ______
Net income                    $1,123      $1,147      $1,185       $1,205

Per share <F1>                $  .38      $  .39      $  .40       $  .41


<F1>
Reflects adjustment for stock dividends more fully described in Note 1.




40                       First Keystone Corporation