Form 10-K, Exhibit 13
period 1999-12-31
FIRST KEYSTONE CORP
filed 2000-03-29
CIK 737875

EXHIBIT 13



              EXCERPT FROM ANNUAL REPORT TO SHAREHOLDERS
                FOR FISCAL YEAR ENDED DECEMBER 31, 1999

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 and 1998

___________________________________________________________________________

                                                    1999            1998
___________________________________________________________________________


ASSETS

Cash and due from banks                           $  6,883,976    $  7,033,112
Interest-bearing deposits
   in other banks                                       80,157          22,489
Investment securities Available-
   for-Sale                                        123,467,820     116,700,864
Investment securities Held-to-
   Maturity (estimated fair value 1999
   - $11,335,286; 1998 - $14,015,044)               11,562,998      13,984,681
Loans, net of unearned income                      185,230,902     161,532,639
Allowance for loan losses                           (2,599,550)     (2,421,042)
                                                  ____________    ____________
   Net loans                                      $182,631,352    $159,111,597
                                                  ____________    ____________
Premises and equipment, net                          3,881,011       3,757,565
Other Real Estate Owned                                 84,900        -
Accrued interest receivable                          2,238,835       2,133,030
Other assets                                         2,684,738         285,143
                                                  ____________    ____________
      TOTAL ASSETS                                $333,515,787    $303,028,481


LIABILITIES

Deposits:
   Non-interest bearing                           $ 20,919,398    $ 22,749,074
 Interest bearing                                  223,760,786     224,342,445
                                                  ____________    ____________
      Total Deposits                              $244,680,184    $247,091,519
Short-term borrowings                               31,594,327       6,633,646
Long-term borrowings                                26,000,000      13,000,000
Accrued interest and other expenses                  1,831,865       1,521,029
Other liabilities                                       51,892       1,029,138
                                                  ____________    ____________
      TOTAL LIABILITIES                           $304,158,268    $269,275,332
                                                  ____________    ____________


STOCKHOLDERS' EQUITY

Preferred stock, par value $10.00
   per share; authorized and
   unissued 500,000 shares                        $     -         $     -
Common stock, par value $2.00 per
   share; authorized 10,000,000
   shares; issued 2,933,727 shares                   5,867,454       5,867,454
Surplus                                              9,761,066       9,761,066
Retained earnings                                   20,285,218      17,123,122
Accumulated other comprehensive
   income (loss)                                    (3,459,538)      2,192,528
Treasury stock at cost 100,000
   shares 1999; 35,134 shares 1998                  (3,096,681)     (1,191,021)
                                                  ____________    ____________

      TOTAL STOCKHOLDERS' EQUITY                  $ 29,357,519    $ 33,753,149
                                                  ____________    ____________
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                      $333,515,787    $303,028,481


The accompanying notes are an integral part of these consolidated financial statements.



4    FIRST KEYSTONE CORPORATION  (bullet)  Annual Report 1999



FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 and 1997

___________________________________________________________________________

                                                  1999             1998
___________________________________________________________________________

INTEREST INCOME

Interest and fees on loans                       $14,567,163      $13,412,619
Interest and dividends on
   investment securities:
   Taxable                                         5,098,399        4,301,941
   Tax-exempt                                      3,087,924        2,562,325
   Dividends                                         252,460          179,521
Deposits in banks                                    166,666          246,822
                                                 ___________      ___________
      Total interest income                      $23,172,612      $20,703,228
                                                 ___________      ___________
INTEREST EXPENSE
Deposits                                         $ 9,496,065      $ 9,208,368
Short-term borrowings                              1,383,099          303,467
Long-term borrowings                               1,009,031          817,313
                                                 ___________      ___________
      Total interest expense                     $11,888,195      $10,329,148
                                                 ___________      ___________
      Net interest income                        $11,284,417      $10,374,080
Provision for loan losses                            325,000          275,000
                                                 ___________       __________
      Net interest income after
        provision for loan losses                $10,959,417      $10,099,080
                                                 ___________      ___________
NON-INTEREST INCOME
   Trust Department                              $   577,152      $   524,835
   Service charges and fees                          940,144          749,705
   Gain on sale of loans                              34,820          126,409
   Investment securities gains
      (losses) - net                                 123,738          178,634
   Other                                              38,731           48,555
                                                 ___________      ___________
      Total non-interest income                  $ 1,714,585      $ 1,628,138
                                                 ___________      ___________
NON-INTEREST EXPENSE
   Salaries and employee benefits                $ 3,453,167      $ 2,887,862
   Occupancy, net                                    401,120          403,242
   Furniture and equipment                           550,620          516,186
   Other                                           1,905,064        1,727,790
                                                 ___________      ___________
      Total non-interest expense                 $ 6,309,971      $ 5,535,080

Income before income taxes                       $ 6,364,031      $ 6,192,138
Income tax expense                                 1,203,966        1,304,606
                                                 ___________      ___________
      NET INCOME                                 $ 5,160,065      $ 4,887,532

PER SHARE DATA
   Net income                                    $      1.80      $      1.67
   Cash dividends                                $       .70       $      .59
   Weighted average shares
     outstanding                                   2,862,890        2,925,695



___________________________________________________________________________

                                                  1997
___________________________________________________________________________

INTEREST INCOME

Interest and fees on loans                       $12,923,557
Interest and dividends on
   investment securities:
   Taxable                                         3,727,915
   Tax-exempt                                      2,288,362
   Dividends                                         140,973
Deposits in banks                                    264,015
                                                 ___________
      Total interest income                      $19,344,822
                                                 ___________
INTEREST EXPENSE
Deposits                                         $ 8,437,271
Short-term borrowings                                230,071
Long-term borrowings                                 713,710
                                                 ___________
      Total interest expense                     $ 9,381,052
                                                 ___________
      Net interest income                        $ 9,963,770
Provision for loan losses                            325,000
                                                 ___________
      Net interest income after
         provision for loan losses               $ 9,638,770
                                                 ___________
NON-INTEREST INCOME
   Trust Department                              $   456,880
   Service charges and fees                          669,252
   Gain on sale of loans                              34,107
   Investment securities gains
      (losses) - net                                  67,957
   Other                                              33,855
                                                 ___________
      Total non-interest income                  $ 1,262,051

NON-INTEREST EXPENSE
   Salaries and employee benefits                $ 2,626,752
   Occupancy, net                                    331,962
   Furniture and equipment                           487,683
   Other                                           1,486,748
                                                  __________
      Total non-interest expense                 $ 4,933,145

Income before income taxes                       $ 5,967,676
Income tax expense                                 1,307,436
                                                 ___________
      NET INCOME                                 $ 4,660,240

PER SHARE DATA
   Net income                                    $      1.59
   Cash dividends                                $       .47
   Weighted average shares
     outstanding                                   2,933,727


The accompanying notes are an integral part of these consolidated financial statements.



FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 and 1997

___________________________________________________________________________
                                       Common                   Comprehensive
                                        Stock     Surplus      Income (Loss)
___________________________________________________________________________

Balance At December 31, 1996          $1,778,294     $6,654,396

Comprehensive Income:
  Net income                                                        $4,660,240
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                                          1,077,383
                                                                    __________
  Total comprehensive income                                        $5,737,623
10% stock dividend                       177,524      3,106,670
Dividends paid in lieu of
  fractional shares
Cash dividends - $.47
  per share
Balance At December 31, 1997          $1,955,818     $9,761,066


Comprehensive Income:
  Net income                                                        $4,887,532
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                                            (35,237)
                                                                    __________
  Total comprehensive income                                        $4,852,295
3 for 1 stock split in the
  form of a 200% stock
  dividend                             3,911,636
Cash dividends - $.59
  per share
Acquisition of 35,134
  shares of treasury stock
Balance At December 31, 1998          $5,867,454     $9,761,066

Comprehensive Income:
  Net income                                                        $5,160,065
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                                         (5,652,066)
                                                                    __________
  Total comprehensive
    income (loss)                                                   $ (492,001)
Cash dividends - $.70
  per share
Acquisition of 64,866
  shares of treasury stock
Balance At December 31, 1999          $5,867,454     $9,761,066




___________________________________________________________________________
                                                 Accumulated
                                                    Other
                                    Retained     Comprehensive    Treasury
                                    Earnings     Income (Loss)      Stock
___________________________________________________________________________

Balance At December 31, 1996        $17,889,923     $1,150,382     $    -

Comprehensive Income:
  Net income                         $4,660,240
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                          1,077,383
  Total comprehensive income
10% stock dividend                   (3,284,194)
Dividends paid in lieu of
  fractional shares                      (5,650)
Cash dividends - $.47
  per share                          (1,386,901)
                                    ___________     __________     ___________
Balance At December 31, 1997        $17,873,418     $2,227,765     $    -

Comprehensive Income:
  Net income                         $4,887,532
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                             (35,237)
  Total comprehensive income
3 for 1 stock split in the
  form of a 200% stock
  dividend                           (3,911,636)
Cash dividends - $.59
  per share                          (1,726,192)
Acquisition of 35,134
  shares of treasury stock                                          (1,191,021)
                                    ___________     __________     ___________
Balance At December 31, 1998        $17,123,122     $2,192,528     $(1,191,021)

Comprehensive Income:
  Net income                         $5,160,065
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                         (5,652,066)
  Total comprehensive
    income (loss)
Cash dividends - $.70
  per share                          (1,997,969)
Acquisition of 64,866
  shares of treasury stock                                          (1,905,660)
                                    ___________     __________     ___________
Balance At December 31, 1999        $20,285,218    $(3,459,538)    $(3,096,681)


___________________________________________________________________________

                                           Total
___________________________________________________________________________

Balance At December 31, 1996              $27,472,995

Comprehensive Income:
  Net income                              $ 4,660,240
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                 1,077,383
  Total comprehensive income
10% stock dividend                             -
Dividends paid in lieu of
  fractional shares                            (5,650)
Cash dividends - $.47
  per share                                (1,386,901)
                                          ___________
Balance At December 31, 1997              $31,818,067

Comprehensive Income:
  Net income                               $4,887,532
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                   (35,237)
  Total comprehensive income
3 for 1 stock split in the
  form of a 200% stock
  dividend                                     -
Cash dividends - $.59
  per share                                (1,726,192)
Acquisition of 35,134
  shares of treasury stock                 (1,191,021)
                                          ___________
Balance At December 31, 1998              $33,753,149

Comprehensive Income:
  Net income                               $5,160,065
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                (5,652,066)
  Total comprehensive
    income (loss)
Cash dividends - $.70
  per share                                (1,997,969)
Acquisition of 64,866
  shares of treasury stock                 (1,905,660)
                                          ___________
Balance At December 31, 1999              $29,357,519



The accompanying notes are an integral part of these consolidated financial statements.



   6   FIRST KEYSTONE CORPORATION  (BULLET)   Annual Report 1999


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 and 1997

___________________________________________________________________________

                                                   1999              1998
___________________________________________________________________________

OPERATING ACTIVITIES
Net income                                        $  5,160,065    $  4,887,532
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Provision for loan losses                          325,000         275,000
    Depreciation and amortization                      389,368         345,566
    Premium amortization on investment
      securities                                       233,671         260,911
    Discount accretion on investment
      securities                                      (242,116)       (143,293)
    Deferred income taxes (benefit)                    (13,451)          1,586
    Gain on sale of loans                              (34,820)       (126,409)
    Proceeds from sale of loans                      5,686,033       5,751,429
    Originations of loans held for resale           (8,147,429)     (7,506,624)
    (Gain) loss on sales of investment
      securities                                      (123,738)       (178,634)
    Gain on sale of premises and
      equipment                                          -             (12,157)
    (Gain) loss on sale of other real
      estate owned                                      20,285           -
    (Increase) in accrued interest
      receivable                                      (105,805)       (135,094)
    (Increase) decrease in other
      assets - net                                    (328,740)        (43,090)
    Increase (decrease) in accrued
      interest and other expenses                      310,836            (803)
    Increase (decrease) in other
      liabilities - net                               (104,477)       (272,171)
                                                  ____________    ____________
    NET CASH PROVIDED BY OPERATING
      ACTIVITIES                                  $  3,024,682    $  3,103,749

INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale                   $ 42,527,853    $  9,799,220
Proceeds from maturities and
  redemptions of investment
  securities Available-for-Sale                     16,454,598      15,869,144
Purchases of investment securities
  Available-for-Sale                               (71,777,779)    (60,639,364)
Purchases of investment securities
  Held-to-Maturity                                     -              (676,524)
Proceeds from maturities and
  redemption of investment
  securities Held-to-Maturity                          -             3,437,452
Net increase in loans                              (21,696,625)     (7,725,344)
Proceeds from sale of premises
  and equipment                                        -                22,042
Purchases of premises and equipment                   (512,814)       (677,327)
Proceeds from sale of other real
  estate owned                                         242,900          -
                                                  ____________    ____________
    NET CASH USED IN INVESTING
      ACTIVITIES                                  $(34,761,867)   $(40,590,701)

FINANCING ACTIVITIES
Net increase (decrease) in deposits               $ (2,411,335)   $ 29,444,335
Net increase in short-term
  borrowings                                        24,960,681         531,486
Proceeds from long-term borrowings                  20,000,000       7,000,000
Repayment of long-term borrowings                   (7,000,000)     (3,000,000)
Acquisition of Treasury Stock                       (1,905,660)     (1,191,021)
Cash dividends paid                                 (1,997,969)     (1,726,192)
Dividends paid in lieu of fractional
  shares                                               -               -
                                                  ____________    ____________
    NET CASH PROVIDED BY FINANCING
      ACTIVITIES                                  $ 31,645,717    $ 31,058,608

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                $    (91,468)   $ (6,428,344)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                  7,055,601      13,483,945
                                                  ____________    ____________
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                              $  6,964,133    $  7,055,601



___________________________________________________________________________

                                                   1997
___________________________________________________________________________

OPERATING ACTIVITIES
Net income                                        $  4,660,240
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Provision for loan losses                          325,000
    Depreciation and amortization                      304,134
    Premium amortization on
      investment securities                            132,361
    Discount accretion on investment
      securities                                      (131,989)
    Deferred income taxes (benefit)                     18,645
    Gain on sale of loans                              (34,107)
    Proceeds from sale of loans                        765,019
    Originations of loans held for
      resale                                        (1,675,406)
    (Gain) loss on sales of investment
     securities                                        (67,957)
    Gain on sale of premises and
      equipment                                            (67)
    (Gain) loss on sale of other real
      estate owned                                        (816)
    (Increase) in accrued interest
      receivable                                       (39,054)
    (Increase) decrease in other
      assets - net                                      65,704
    Increase (decrease) in accrued
      interest and other expenses                      393,798
    Increase (decrease) in other
      liabilities - net                                406,418
                                                  ____________
    NET CASH PROVIDED BY OPERATING
      ACTIVITIES                                  $  5,121,923

INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale                   $ 18,369,369
Proceeds from maturities and
  redemptions of investment
  securities Available-for-Sale                      5,119,885
Purchases of investment securities
  Available-for-Sale                               (21,757,280)
Purchases of investment securities
  Held-to-Maturity                                     -
Proceeds from maturities and
  redemption of investment
  securities Held-to-Maturity                        2,774,482
Net increase in loans                              (18,202,028)
Proceeds from sale of premises
  and equipment                                          2,001
Purchases of premises and equipment                   (860,581)
Proceeds from sale of other real
  estate owned                                          47,000
                                                  ____________
    NET CASH USED IN INVESTING
      ACTIVITIES                                  $(14,507,152)

FINANCING ACTIVITIES
Net increase (decrease) in deposits               $ 19,101,401
Net increase in short-term borrowings                  980,793
Proceeds from long-term borrowings                  12,000,000
Repayment of long-term borrowings                  (13,000,000)
Acquisition of Treasury Stock                          -
Cash dividends paid                                 (1,386,901)
Dividends paid in lieu of
  fractional shares                                     (5,650)
                                                  ____________
    NET CASH PROVIDED BY FINANCING
      ACTIVITIES                                  $ 17,689,643

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                $  8,304,414
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                  5,179,531
    CASH AND CASH EQUIVALENTS
                                                  ____________
      AT END OF YEAR                              $ 13,483,945

The accompanying notes are an integral part of these consolidated financial statements


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements for Years Ended December 31, 1999, 1998 and 1997

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accounting policies of First Keystone Corporation and Subsidiary (the "Corporation") are in accordance with generally accepted accounting principles and conform to common practices within the banking industry. The more significant policies follow:

Principles of Consolidation
     The consolidated financial statements include the accounts of First Keystone Corporation and its wholly-owned Subsidiary, The First National Bank of Berwick (the "Bank"). All significant inter-company balances and transactions have been eliminated in consolidation.

Nature of Operations
     The Corporation, headquartered in Berwick, Pennsylvania, provides a full range of banking, trust and related services through its wholly owned Bank subsidiary and is subject to competition from other financial institutions in connection with these services. The Bank serves a customer base which includes individuals, businesses, public and institutional customers primarily located in the Northeast Region of Pennsylvania. The Bank has nine full service offices and 12 ATMs located in Columbia, Luzerne and Montour Counties. The Corporation and its subsidiary must also adhere to certain federal banking laws and regulations and are subject to periodic examinations made by various federal agencies.
     The Corporation has a commercial banking operation and trust department as its major lines of business. The commercial banking operation includes a commercial services and retail services area constituted over 90% of the Corporation's revenue and profit for the years ended December 31, 1999, 1998, and 1997, and was the only reportable segment. Commercial services includes lending and related financial services to small and medium sized corporations and other business entities. The retail services includes sales and distribution (direct lending, deposit gathering, and retail mortgage lending) primarily to individuals. The trust department includes investment management, estate planning, employee benefit administration, and personal trust services which produce fee based income. The business units are identified by the products or services offered by the business unit and the channel through which the product or service is delivered. The accounting policies of the individual business units are the same as those of the Corporation.

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

Investment Securities
     The Corporation classifies its investment securities as either "Held-to-Maturity" or "Available-for-Sale" at the time of purchase. Debt securities are classified as held-to-maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities Held-to-Maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.
     Debt securities not classified as Held-to-Maturity and equity securities are included in the Available-for-Sale category and are carried at fair value. The amount of any unrealized gain or loss, net of the effect of deferred income taxes, is reported as other comprehensive income in the Consolidated Statement of Stockholders' Equity. Management's decision to sell available-for-sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.
     The cost of debt securities classified as Held-to-Maturity or Available-for-Sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends is included in interest income from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.


8   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

Loans
     Loans are stated at their outstanding unpaid principal balances, net of deferred fees or costs, unearned income and the allowance for loan losses. Interest on installment loans is recognized as income over the term of each loan, generally, by the "actuarial method". Interest on all other loans is primarily recognized based upon the principal amount outstanding. Loan origination fees and certain direct loan origination costs have been deferred with the net amount amortized using the interest method over the contractual life of the related loans as an interest yield adjustment.
     Mortgage loans held for resale are carried at the lower of cost or market on an aggregate basis. These loans are sold without recourse to the Corporation.

Non-Accrual Loans - Generally, a loan is classified as non-accrual and the accrual of interest on such a loan is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan currently is performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Certain non-accrual loans may continue to perform, that is, payments are still being received. Generally, the payments are applied to principal.
These loans remain under constant scrutiny and if performance continues, interest income may be recorded on a cash basis based on management's judgement as to collectibility of principal.

Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance.
     A principal factor in estimating the allowance for loan losses is the measurement of impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Under current accounting standards, the allowance for loan losses related to impaired loans is based on discounted cash flows using the effective interest rate of the loan or the fair value of the collateral for certain collateral dependent loans.
     The allowance for loan losses is maintained at a level estimated by management to be adequate to absorb potential loan losses. Management's periodic evaluation of the adequacy of the allowance for loan losses is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

Mortgage Servicing Rights
     The Corporation originates and sells real estate loans to investors in the secondary mortgage market. After the sale, the Corporation retains the right to service certain loans. When originated mortgage loans are sold and servicing is retained, a servicing asset is capitalized based on relative fair value at the date of sale. Servicing assets are amortized as an offset to other fees in proportion to, and over the period of, estimated net servicing income. The unamortized cost is included in other assets in the accompanying consolidated balance sheet. The servicing rights are periodically evaluated for impairment based on their relative fair value.

Other Real Estate Owned
     Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value on the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenues derived from and costs to maintain the assets and subsequent gains and losses on sales are included in other non-interest income and expense.

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

Per Share Data
     Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, requires dual presentation of basic and fully diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding at the end of each period. Fully diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. The Corporation's dilutive securities are limited to stock options which currently have no effect on earnings per share since the market price per share historically has not been greater than the lowest stock option exercise price.
     Per share data has been adjusted retroactively for stock splits and stock dividends.

Cash Flow Information
     For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.
     Interest paid on deposits and other borrowings was $11,665,446, $10,355,156 and $9,275,057 in 1999, 1998 and 1997, respectively. Cash payments for income taxes were $1,327,420, $1,314,645 and $1,257,115 for 1999, 1998 and 1997, respectively. The Corporation transferred loans to other real estate owned in the amounts of $348,085 in 1999.

Trust Assets and Income
     Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is recognized on a cash basis and is not materially different than if it were reported on an accrual basis.

New Accounting Standards
     Statement of Financial Accounting Standards (SFAS) No. 133 (as amended by SFAS No. 137), "Accounting for Derivative Instruments and Hedging Activities", becomes effective for financial reporting periods beginning after June 15, 2000. SFAS 133 requires fair value accounting for all stand-alone derivatives and many derivatives embedded in other instruments and contracts. Since the Corporation does not enter into transactions involving derivatives described in the standard and does not engage in hedging activities, the standard is not expected to have a significant impact on the Corporation's consolidated financial condition or results of operations.

Reporting Format
     Certain amounts in the consolidated financial statements of prior periods have been reclassified to conform with presentation used in the 1999 consolidated financial statements. Such reclassifications have no effect on the Corporation's consolidated financial condition or net income.


NOTE 2 RESTRICTED CASH BALANCES
     Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all member depository institutions. The Corporation's banking subsidiary was required to have aggregate cash reserves of $333,000 and $2,471,000 at December 31, 1999, and 1998, respectively.
     The Corporation's banking subsidiary also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing and charge card processing. Balances maintained for this purpose were $708,567 at December 31, 1999.


10   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

NOTE 3  INVESTMENT SECURITIES
     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-For-Sale" or "Held-to-Maturity" were as follows at December 31, 1999 and 1998:


                                     Available-for-Sale Securities
                           _________________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           _________   __________   _________       ________
December 31, 1999:
Obligations of U.S.
  Government
  Corporations
  and Agencies:
    Mortgage-backed       $ 42,398,524    $  10,874   $1,849,700 $ 40,559,698
  Other                     22,004,537       -           831,100   21,173,437
Obligations of
  state and
  political
  subdivisions              57,763,990      447,062    3,670,341   54,540,711
Equity securities            6,470,328      808,279       84,633    7,193,974
                          ____________   __________   __________ ____________
Total                     $128,637,379   $1,266,215   $6,435,774 $123,467,820




                                      Held-to-Maturity Securities
                           _________________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           _________   __________   _________       ________
December 31, 1999:
Obligations of U.S.
  Government
  Corporations
  and Agencies:
  Mortgage-backed          $ 8,169,734     $ 8,253     $228,506   $ 7,949,481
Obligations of
  state and
  political
  subdivisions               3,393,264      24,414       31,873     3,385,805
                           ___________     _______     ________   ___________
Total                      $11,562,998     $32,667     $260,379   $11,335,286




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






                                      Held-to-Maturity Securities
                              __________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           ________     __________   _________     ________
December 31, 1998:
Obligations of
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


     Securities Available-for-Sale with an aggregate fair value of $48,426,229 in 1999; $42,346,853 in 1998; and securities Held-to-Maturity with an aggregate unamortized cost of $11,121,179 in 1999 and $8,878,530 in 1998, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase and other balances of $20,861,741 in 1999 and $21,062,344 in 1998 as required by law.
     The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 1999. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.




  December 31, 1999
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                     Obligations <F1>    Subdivisions <F2>
                                       _____________       ______________
Available-For-Sale:
Within 1 Year:
 Amortized Cost                           $    -              $   750,000
 Estimated Fair Value                          -                  768,975
 Weighted average yield                        -                   11.08%
1 - 5 Years:
 Amortized cost                            11,006,513           2,055,335
 Estimated fair value                      10,792,500           2,157,416
 Weighted average yield                         6.15%              11.22%
5 - 10 Years:
 Amortized cost                             9,318,725           1,043,900
 Estimated Fair value                       8,854,890           1,000,950
 Weighted average yield                         6.57%              11.21%
After 10 Years:
 Amortized cost                            44,077,823          53,914,755
 Estimated fair value                      42,085,745          50,613,370
 Weighted average yield                         6.75%               8.50%
                                          ___________         ___________
Total:
 Amortized cost                           $64,403,061         $57,763,990
 Estimated fair value                      61,733,135          54,540,711
 Weighted average yield                         6.62%               9.03%





                                             December 31, 1999
                                       ____________________________
                                                          Marketable
                                           Other            Equity
                                      Securities <F3>  Securities <F3>
                                       ____________      ___________
Available-For-Sale:
Within 1 Year:
  Amortized Cost                          $    -             $    -
  Estimated Fair Value                         -                  -
  Weighted average yield                       -                  -
1 - 5 Years:
  Amortized cost                               -                  -
  Estimated fair value                         -                  -
  Weighted average yield                       -                  -
5 - 10 Years:
  Amortized cost                               -                  -
  Estimated Fair value                         -                  -
  Weighted average yield                       -                  -
After 10 Years:
  Amortized cost                           5,477,200            993,128
  Estimated fair value                     5,477,200          1,716,774
  Weighted average yield                       6.59%              4.66%
                                          __________         __________
Total:
  Amortized cost                          $5,477,200         $  993,128
  Estimated fair value                     5,477,200          1,716,774
  Weighted average yield                       6.59%              4.66%

_______________________

<F1>Mortgage-backed securities are allocated for maturity reporting at their original maturity date.
<F2>Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F3>Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.



12   FIRST KEYSTONE CORPORATION   (BULLET)  Annual Report 1999


                                             December 31, 1999

                                      U.S. Government    Obligations
                                         Agency &           of State
                                        Corporation      & Political
                                     Obligations <F1> Subdivisions <F2>
                                      ______________    _______________
Held-To-Maturity:
Within 1 Year:
  Amortized Cost                          $   -              $   -
  Estimated fair value                        -                  -
  Weighted average yield                      -                  -
1 - 5 Years:
  Amortized cost                              -                  -
  Estimated fair value                        -                  -
  Weighted average yield                      -                  -
5 - 10 Years:
  Amortized cost                              -               1,484,668
  Estimated Fair value                        -               1,480,870
  Weighted average yield                      -                   8.00%
After 10 Years:
  Amortized cost                           8,169,734          1,908,596
  Estimated fair value                     7,949,481          1,904,935
  Weighted average yield                       6.04%              8.55%
                                          __________         __________
Total:
  Amortized cost                          $8,169,734         $3,393,264
  Estimated fair value                     7,949,481          3,385,805
  Weighted average yield                       6.04%              8.31%



                                             December 31, 1999
                                      ______________________________
                                                          Marketable
                                           Other            Equity
                                      Securities <F3>  Securities <F3>
                                       ____________       ____________
Held-To-Maturity:
Within 1 Year:
  Amortized Cost                          $   -              $   -
  Estimated fair value                        -                  -
  Weighted average yield                      -                  -
1 - 5 Years:
  Amortized cost                              -                  -
  Estimated fair value                        -                  -
  Weighted average yield                      -                  -
5 - 10 Years:
  Amortized cost                              -                  -
  Estimated Fair value                        -                  -
  Weighted average yield                      -                  -
After 10 Years:
  Amortized cost                              -                  -
  Estimated fair value                        -                  -
  Weighted average yield                      -                  -
                                          ________           ________
Total:
  Amortized cost                          $   -              $   -
  Estimated fair value                        -                  -
  Weighted average yield                      -                  -

_______________________

<F1>Mortgage-backed securities are allocated for maturity reporting at their original maturity date.
<F2>Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F3>Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.



     FHLB stock has no stated maturity; however, it must be owned as long as the Bank remains a member of the FHLB System. The Bank does not anticipate that it will discontinue its membership and therefore, the investment in the amount of $5,000,000 and $1,938,800 in 1999 and 1998, respectively are classified as other securities.
     There were no aggregate investments with a single issuer (excluding the U.S. Government and its agencies) which exceeded ten percent of consolidated shareholders' equity at December 31, 1999. The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in debt and equity securities during 1999, 1998 and 1997 were $42,527,853, $9,799,220, and
$18,369,369, respectively. Gross gains realized on these sales were $645,549, $219,310 and $309,956, respectively. Gross losses on these sales were $521,811, $40,676 and $241,999, respectively.

NOTE 4  LOANS
     Major classifications of loans at December 31, 1999 and 1998 consisted of:


                                                   1999              1998
                                                   _______          _______
Commercial, Financial, and Agricultural           $ 17,863,635     $ 16,579,315
Tax-exempt                                           4,133,085        2,253,539
Real estate mortgage                               138,613,253      121,223,412
Consumer                                            30,594,972       26,205,802
                                                  ____________     ____________
Gross loans                                       $191,204,945     $166,262,068
Less:  Unearned discount                             5,892,301        4,603,479
  Unamortized loan fees, net of costs                   81,742          125,950
                                                  ____________     ____________
Loans, net of unearned income                     $185,230,902     $161,532,639


     Mortgage loans held for sale included in loans were $6,448,526 and $3,952,310 at December 31, 1999 and 1998, respectively.
     Changes in the allowance for loan losses for the years ended
December 31, 1999, 1998 and 1997, were as follows:



                                      1999           1998            1997
                                      ______         ______          ______
Balance, January 1                   $2,421,042     $2,371,194     $2,266,983
Provision charged to
  operations                            325,000        275,000        325,000
Loans charged off                      (258,743)      (269,218)      (271,406)
Recoveries                              112,251         44,066         50,617
                                     __________     __________     __________
Balance, December 31                 $2,599,550     $2,421,042     $2,371,194




     Non-accrual loans at December 31, 1999, 1998 and 1997 were
$617,763, $854,295, and $320,700, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:


                                           1999         1998          1997
                                           ____          ____         ____
Gross interest due under terms              $68,569      $96,425      $30,027
Amount included in income                     6,380        5,610        7,006
                                            _______      _______      _______
Interest income not recognized              $62,189      $90,815      $23,021



     At December 31, 1999 and 1998 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $55,889 and $75,068, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the year ended December 31, 1999 and 1998 was approximately $69,283 and $85,015, respectively.
     At December 31, 1999, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


NOTE 5  MORTGAGE SERVICING RIGHTS
     The Corporation's banking subsidiary entered into mortgage servicing in 1997. Mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others was $10,781,607 and $6,276,477 at December 31, 1999 and 1998.
     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $4,536 and $3,089 at December 31, 1999 and 1998.
     Changes in the balances of servicing assets for the years ended December 31, 1999, 1998 and 1997 were as follows:


14   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

                                      1999            1998           1997
                                      ____            ____           ____
Balance at January 1                  $ 61,612        $ 7,032         $    0
Servicing asset additions               51,412         56,251          7,048
Amortization                            (8,025)        (1,671)           (16)
                                      ________        _______         ______
Balance at December 31                $104,999        $61,612         $7,032



     There was no valuation allowance on servicing assets as of December 31, 1999 and 1998. Additionally, there were no unrecognized servicing assets or liabilities for which it is not practicable to estimate fair value. Mortgage servicing rights in the Consolidated Balance Sheet are included in other assets at December 31, 1999 and 1998.


NOTE 6  PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31, 1999 and 1998 follows:

                                                1999               1998
                                               ____                ____
Land                                          $  876,526          $  876,526
Buildings and improvements                     2,811,246           2,798,369
Equipment                                      4,048,362           3,548,426
                                              __________          __________
                                              $7,736,134          $7,223,321
Less: Accumulated depreciation                 3,855,123           3,465,756
                                              __________          __________
Total                                         $3,881,011          $3,757,565


     Depreciation amounted to $389,368 for 1999, $345,566 for 1998 and $304,134 for 1997.


NOTE 7  DEPOSITS
     Major classifications of deposits at December 31, 1999 and 1998 consisted of:


                                                   1999             1998
                                                   ______           ______
Demand - non-interest bearing                    $ 20,919,398     $ 22,749,074
Demand - interest bearing                          47,630,009       61,897,838
Savings                                            44,099,703       45,217,418
Time, $100,000 and over                            29,849,603       27,344,905
Other time                                        102,181,471       89,882,284
                                                 ____________     ____________
Total deposits                                   $244,680,184     $247,091,519



     The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 1999:


                  2000                       $24,980,149
                  2001                         2,868,785
                  2002                           100,000
                  2003                           784,278
                  2004                           261,391
                                             ___________
                                             $28,994,603


     Interest expense related to time deposits of $100,000 or more was $1,573,586 in 1999, $1,339,212 in 1998 and $1,241,486 in 1997.


NOTE 8  SHORT-TERM BORROWINGS
     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 1999, and 1998:


                                                      1999
                                         ________________________________
                                                            Maximum
                                   Ending      Average      Month End Average
                                   Balance      Balance     Balance      Rate
                                   _______      _______     _______     ____
Federal funds purchased
  and securities sold
  under agreements
  to repurchase                   $ 7,803,238  $22,974,939   $35,369,195  5.36%
Federal Home Loan Bank             22,250,000    4,695,648    22,250,000  5.47%
U.S. Treasury tax and
  loan notes                        1,541,089      636,757     1,733,122  4.91%
                                  ___________  ___________   ___________  ____
Total                             $31,594,327  $28,307,344   $59,352,317  5.41%



                                                           1998
                                        ________________________________
                                                            Maximum
                                    Ending       Average    Month End Average
                                    Balance     Balance     Balance      Rate
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                       $6,409,222   $6,158,768   $ 7,149,313  4.19%
Federal Home Loan Bank                      0      196,000     2,300,000  5.10%
U.S. Treasury tax and
  loan notes                          224,424      653,372     1,704,698  5.38%
                                   __________   __________   ___________  ____
Total                              $6,633,646   $7,008,140   $11,154,011  5.32%



NOTE 9  LONG-TERM BORROWINGS
     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Corporation's banking subsidiary which consist principally of first mortgage loans.
     A schedule of long-term borrowings by maturity as of December 31, 1999 and 1998 follows:


                                           1999              1998
                                           ____              ____

Due 1999, 6.38%                           $    -           $ 1,000,000
Due 2000, 5.76% to 6.73%                    8,250,000        2,000,000
Due 2002, 5.48% to 7.77%                    2,000,000        3,000,000
Due 2004, 5.60%                             3,000,000           -
Due 2005, 5.55%                             2,000,000        2,000,000
Due 2008, 5.02% to 5.48%                    5,000,000        5,000,000
Due 2009, 5.30%                             2,000,000           -
Due 2014, 5.41%                             3,750,000           -
                                          ___________      ___________
                                          $26,000,000      $13,000,000



NOTE 10  INCOME TAXES
     The current and deferred components of the income tax provision (benefit) consisted of the following:


                                    1999          1998         1997
                                    ______        ______       ______
Federal
  Current                            $1,213,194    $1,291,313   $1,278,515
  Deferred (benefit)                    (13,451)        1,586       18,645
                                     __________    __________   __________
                                     $1,199,743    $1,292,899   $1,297,160
State
  Current                            $    4,223    $   11,707   $   10,276
  Deferred (benefit)                     -             -            -
                                     __________    __________   __________
                                     $    4,223    $   11,707   $   10,276
                                     __________    __________   __________
Total provision for
  income taxes                       $1,203,966    $1,304,606   $1,307,436



16   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:


                                                          1999
                                                   Amount          Rate
                                                   ______          ____
Provision at statutory rate                        $2,163,771        34.0%
Tax-exempt income                                  (1,098,282)      (17.2)
Non-deductible expenses                               146,791         2.3
Other, net                                            (12,537)        (.2)
                                                   __________        ____
Applicable federal income tax and rate             $1,199,743        18.9


         >
                                                          1998
                                                   Amount          Rate
                                                   ______          ____
Provision at statutory rate                        $2,105,327        34.0%
Tax-exempt income                                    (929,748)      (15.0)
Non-deductible expenses                               125,925         2.0
Other, net                                             (8,605)        (.1)
                                                   __________        ____
Applicable federal income tax and rate             $1,292,899        20.9


                                                          1997
                                                   Amount          Rate
                                                   ______          ____
Provision at statutory rate                        $2,029,010        34.0%
Tax-exempt income                                    (824,918)      (13.8)
Non-deductible expenses                               106,425         1.8
Other, net                                            (13,357)        (.3)
                                                   __________        ____
Applicable federal income tax and rate             $1,297,160        21.7%


     Total federal income tax attributable to realized security gains and losses was $42,071 in 1999, $60,736 in 1998, and $23,105 in 1997.
     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset (liability) included in other assets or other liabilities in these consolidated financial statements. The components of the net deferred tax asset (liability) at December 31, 1999, 1998 and 1997, are as follows:



                                        1999           1998           1997
                                        ____           ____           ____

Deferred Tax Assets:
  Loan loss reserve                  $  736,943     $   676,251    $   659,302
  Deferred compensation                  71,846          44,307         20,432
  Contributions                           8,710          11,240         -
  Unrealized investment
    securities losses                 1,709,880          -              -
                                     __________     ___________    ___________
    Total                            $2,527,379     $   731,798    $   679,734
Deferred Tax Liabilities:
  Loan origination fees
    and costs                        $ (205,733)    $  (171,850)   $  (118,427)
  Mortgage servicing rights              (1,962)           (576)        -
  Accretion                             (23,055)        (21,883)       (41,836)
  Unrealized investment
    securities gains                     -           (1,220,294)    (1,229,914)
  Depreciation                         (225,773)       (189,964)      (170,361)
                                     __________     ___________    ___________
      Total                          $ (456,523)    $(1,604,567)   $(1,560,538)
                                     __________     ___________    ___________
  Net Deferred Tax Asset
    (Liability)                      $2,070,856     $  (872,769)   $  (880,804)



     It is anticipated that all deferred tax assets are to be realized and accordingly, no valuation allowance has been provided.


NOTE 11 EMPLOYEE BENEFIT PLANS AND DEFERRED COMPENSATION AGREEMENTS The Corporation maintains a 401K Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Under the savings feature, the Corporation contributes 100% of the employee contribution up to 3% of compensation which amounted to $75,725, $67,377 and $59,395 in 1999, 1998 and 1997,
respectively. Under the profit sharing feature, contributions, at the discretion of the Board of Directors are funded currently and amounted to $193,481, $167,497 and $151,574 in 1999, 1998 and 1997,
respectively.
     The Bank also has non-qualified deferred compensation agreements with three of its officers. These agreements are essentially unsecured promises by the Bank to make monthly payments to the officers over a twenty year period. Payments begin based upon specific criteria - generally, when the officer retires. To account for the cost of payments yet to be made in the future, the Bank recognizes an accrued liability in years prior to when payments begin based on the present value of those future payments. The Bank's accrued liability for these deferred compensation agreements as of December 31, 1999 and 1998, was $211,311 and $130,315, respectively. The related expense for these plans amounted to $80,996, $70,222 and $60,093 in 1999, 1998 and 1997,
respectively.

NOTE 12  LEASE COMMITMENTS AND CONTINGENCIES
     The Corporation's banking subsidiary leases four branch banking facilities, as well as the operations center adjoining the main bank office, under operating leases. Rent expense for the year ended December 31, 1999, 1998 and 1997 was $109,228, $82,804 and $49,905,
respectively. The lease commitments, including a new banking facility opened in 1999 with a base annual rental of $30,000 are: 2000 - $126,927, 2001 - $74,526, 2002 - $55,000, 2003 - $50,833 and 2004 -
$17,500.
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the Consolidated Financial Statements. Management does not believe the outcome of these actions and proceedings will have a material effect on the consolidated financial position of the Corporation.


NOTE 13  RELATED PARTY TRANSACTIONS
     Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 1999, 1998 and 1997. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.
     A summary of the activity on the related party loans, comprised of 6 directors and 4 executive officers, consists of the following for the years ended December 31, 1999, 1998 and 1997:


                                     1999            1998           1997
                                     ____            ____           ____
Balance at January 1                  $2,032,334     $2,080,963    $2,553,945
Additions                                456,766        738,176       284,044
Deductions                              (780,777)      (786,805)     (757,026)
                                      __________     __________    __________
Balance at December 31                $1,708,323     $2,032,334    $2,080,963




NOTE 14  REGULATORY MATTERS
     Dividends are paid by the Corporation to shareholders which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 2000, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $3,320,652 plus additional amounts equal to the net income earned in 2000 for the period January 1, 2000, through the date of declaration, less any dividends which may have already been paid in 2000. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.
     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 1999 and 1998, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of Total and Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).


18   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

     As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risked-Based, and Tier I Leverage Ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank's category.




(Amounts in thousands)                                Actual
                                                       ______
                                               Amount         Ratio
                                               ______         _____
As of December 31, 1999:
   Total Capital
     (to Risk Weighted Assets)                  $33,920         18.25%
   Tier I Capital
     (to Risk Weighted Assets)                   31,604         17.01%
   Tier I Capital
     (to Average Assets)                         31,604          9.71%


As of December 31, 1998:
   Total Capital
     (to Risk Weighted Assets)                  $34,080         20.17%
   Tier I Capital
     (to Risk Weighted Assets)                   31,554         18.92%
   Tier I Capital
     (to Average Assets)                         31,554          9.95%



                                                   For Capital
(Amounts in thousands)                           Adequacy Purposes
                                                 _________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 1999:
   Total Capital
     (to Risk Weighted Assets)                  $14,865          8.00%
   Tier I Capital
     (to Risk Weighted Assets)                    7,433          4.00%
   Tier I Capital
     (to Average Assets)                         13,016          4.00%


As of December 31, 1998:
   Total Capital
     (to Risk Weighted Assets)                  $13,557          8.00%
   Tier I Capital
     (to Risk Weighted Assets)                    6,779          4.00%
   Tier I Capital
     (to Average Assets)                         11,371          4.00%




                                                     To Be Well
                                                 Capitalized Under
                                                 Prompt Corrective
(Amounts in thousands)                           Action Provisions
                                                 _________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 1999:
   Total Capital
     (to Risk Weighted Assets)                  $18,581         10.00%
   Tier I Capital
     (to Risk Weighted Assets)                   11,149          6.00%
   Tier I Capital
     (to Average Assets)                         16,270          5.00%


As of December 31, 1998:
   Total Capital
     (to Risk Weighted Assets)                  $16,947         10.00%
   Tier I Capital
     (to Risk Weighted Assets)                   10,168          6.00%
   Tier I Capital
     (to Average Assets)                         14,214          5.00%



     The Corporation's capital ratios are not materially different from those of the Bank.


NOTE 15 FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.
     The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 1999, and 1998 were as follows:


                                                    1999            1998
                                                    ____            ____
Financial instruments whose contract
   amounts represent credit risk:
   Commitments to extend credit                    $17,348,615     $17,230,239
   Standby letters of credit                       $   632,654     $   937,438


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary.
     The Corporation grants commercial, agribusiness and residential loans to customers within the state. It is management's opinion that the loan portfolio was balanced and diversified at December 31, 1999, to the extent necessary to avoid any significant concentration of credit risk.


NOTE 16  COMPREHENSIVE INCOME
     The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principals generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale investment securities, along with net income comprise comprehensive income that is reported as a component of consolidated stockholders' equity. The adoption of SFAS No. 130 had no effect on the Corporation's consolidated net income or stockholders' equity.
     The components of other comprehensive income and related tax effects are as follows:


                                            Years Ended December 31,
                                           _______________________
                                       1999          1998          1997
                                       ____          ____          ____
Unrealized holding gains
  (losses) on available-for-
  sale investment securities         $(8,458,502)    $133,777     $1,740,650
Less reclassification
  adjustment for gains
  realized in income                     123,738      178,634         67,957
                                     ___________     ________     __________
Net unrealized gains (losses)        $(8,582,240)    $(44,857)    $1,672,693
Tax effects                            2,930,174        9,620       (595,310)
                                     ___________     ________     __________
Net of tax amount                    $(5,652,066)    $(35,237)    $1,077,383




NOTE 17  STOCKHOLDERS' EQUITY
     On April 15, 1997, the Board of Directors declared a 10% stock dividend paid May 16, 1997, to shareholders of record May 2, 1997. A total of 88,762 shares were issued as a result of this stock dividend with a total value transferred from retained earnings of $3,289,844, including cash in lieu of fractional shares.
     On January 27, 1998, the Board of Directors approved a 3 for 1 stock split issued in the form of a 200% stock dividend to be paid March 2, 1998, to shareholders of record February 10, 1998. A total of 1,955,818 shares were issued resulting in a transfer from retained earnings in the amount of $3,911,636 at par value.
     On February 10, 1998, the Board of Directors adopted a stock incentive plan and reserved 100,000 shares of common stock for issuance under the plan for certain employees of the Bank. Under the Plan, options are granted at fair market value and the time period during which any option granted may be exercised may not commence before six months or continue beyond the expiration of ten years after the option is awarded.
     A summary of the stock incentive plan awards and activity were are follows:


                                          Number
                          Exercise        of          Options     Options
Grant Date                  Price      Employees      Awarded    Exercised
                            _____      _________      ______      ________
September 22, 1998       $33.50         22         11,000         0
September 28, 1999       $26.25         25         12,000         0



20   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

     All data with respect to shares, net income and cash dividends per share, and weighted average number of shares outstanding was retroactively adjusted to reflect the additional shares issued.


NOTE 18  FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND DUE FROM BANKS, SHORT-TERM INVESTMENTS, ACCRUED INTEREST
RECEIVABLE AND ACCRUED INTEREST PAYABLE
     The fair values are equal to the current carrying values.

INVESTMENT SECURITIES
     Fair values have been individually determined based on currently quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

DEPOSITS
     Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money Market Accounts is equal to the amount payable on demand at December 31, 1999, and 1998.
     Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

SHORT-TERM AND LONG-TERM BORROWINGS
     The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
     Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.
     At December 31, 1999 and 1998, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:


                                                               1999
                                                   ________________________
                                                   Carrying        Estimated
                                                    Amount         Fair Value
                                                    ______         __________
FINANCIAL ASSETS:
Cash and due from banks                          $  6,883,976      $  6,883,976
Short-term investments                                 80,157            80,157
Investment securities                             135,030,818       134,803,106
Net loans                                         182,631,352       181,374,636
Accrued interest receivable                         2,238,835         2,238,835

FINANCIAL LIABILITIES:
Deposits                                          244,680,184       244,140,095
Short-term borrowings                              31,594,327        31,593,182
Long-term borrowings                               26,000,000        25,404,360
Accrued interest payable                            1,203,132         1,203,132

OFF-BALANCE SHEET FINANCIAL
INSTRUMENTS:
Commitments to extend credit                                         17,348,615
Standby letters of credit                                               632,654


                                                               1998
                                                   ________________________
                                                   Carrying        Estimated
                                                    Amount         Fair Value
                                                    ______         __________
FINANCIAL ASSETS:
Cash and due from banks                          $  7,033,112      $  7,033,112
Short-term investments                                 22,489            22,489
Investment securities                             130,685,545       130,715,908
Net loans                                         159,111,597       161,783,048
Accrued interest receivable                         2,133,030         2,133,030

FINANCIAL LIABILITIES:
Deposits                                          247,091,519       247,738,736
Short-term borrowings                               6,633,646         6,635,422
Long-term borrowings                               13,000,000        13,240,392
Accrued interest payable                              974,367           986,399

OFF-BALANCE SHEET FINANCIAL
INSTRUMENTS:
Commitments to extend credit                                         17,230,239
Standby letters of credit                                               937,438



22   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

NOTE 19  PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information for First Keystone Corporation (parent company only) was as follows:



BALANCE SHEETS
                                                           December 31
                                                       __________________
                                                      1999            1998
                                                     ____             ____
ASSETS
  Cash in subsidiary bank                          $   228,926     $   994,725
  Investment in subsidiary bank                     27,714,846      31,380,695
  Investment in other equity securities              1,716,916       1,797,009
  Prepayments and other assets                          92,983          -
                                                   ___________     ___________
    TOTAL ASSETS                                   $29,753,671     $34,172,429

LIABILITIES
  Payable to subsidiary bank                           $99,742         $32,294
  Accrued expenses and other liabilities               296,410         386,986
                                                   ___________     ___________
    TOTAL LIABILITIES                              $   396,152     $   419,280

STOCKHOLDERS' EQUITY
  Preferred stock                                  $    -          $    -
  Common stock                                       5,867,454       5,867,454
  Surplus                                            9,761,066       9,761,066
  Retained earnings                                 20,285,218      17,123,122
  Accumulated other comprehensive
    income (loss)                                   (3,459,538)      2,192,528
  Treasury stock, at cost                           (3,096,681)     (1,191,021)
                                                   ___________     ___________
    TOTAL STOCKHOLDERS' EQUITY                     $29,357,519     $33,753,149
                                                   ___________     ___________
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                         $29,753,671     $34,172,429






STATEMENTS OF INCOME
                                                 Year Ended December 31
                                               ___________________________
                                            1999          1998        1997
                                            ____          ____        ____
INCOME
  Dividends from subsidiary bank           $3,227,100    $3,344,449  $1,386,901
  Dividends - other                            45,243        41,423      40,173
  Securities gains                             51,000       117,203     103,145
  Interest                                     12,772        24,560      16,650
                                           __________    __________  __________
    TOTAL INCOME                           $3,336,115    $3,527,635  $1,546,869

Operating Expenses                             35,075        36,999      28,984
                                           __________    __________  __________
  Income Before Taxes and
    Equity in Undistributed
    Net Income of Subsidiary               $3,301,040    $3,490,636  $1,517,885
  Income tax expense                           17,159        47,572      41,756
                                           __________    __________  __________
  Income Before Equity
    in Undistributed Net
    Income of Subsidiary                   $3,283,881    $3,443,064  $1,476,129
  Equity in undistributed
    income of Subsidiary                    1,876,184     1,444,468   3,184,111
                                           __________    __________  __________
    NET INCOME                             $5,160,065    $4,887,532  $4,660,240



STATEMENTS OF CASH FLOWS
                                               Year Ended December 31
                                            ____________________________
                                          1999         1998           1997
                                          ____         ____           ____
OPERATING ACTIVITIES
Net income                             $ 5,160,065   $ 4,887,532    $ 4,660,240
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Securities gains                         (51,000)     (117,202)      (103,145)
  Equity in undistributed
    net income of Subsidiary            (1,876,184)   (1,444,468)    (3,184,111)
  Increase (decrease) in
    prepaid expenses and
    other assets                           (92,983)         -            11,400
  Increase (decrease) in
    advances payable to
    Subsidiary                              67,448        28,552         (3,003)
  Increase (decrease) in
    accrued expenses and
    other liabilities                      (15,390)      (14,955)        32,149
                                       ___________   ___________    ___________
  NET CASH PROVIDED BY
    OPERATING ACTIVITIES               $ 3,191,956   $ 3,339,459    $ 1,413,530

INVESTING ACTIVITIES
Purchase of equity securities          $  (142,626)  $  (201,023)   $   (59,431)
Proceeds from sale of equity
  securities                                88,500       179,904        163,196
                                       ___________   ___________    ___________
  NET CASH PROVIDED (USED)
    IN INVESTING ACTIVITIES            $   (54,126)  $   (21,119)   $   103,765

FINANCING ACTIVITIES
Acquisition of treasury stock          $(1,905,660)  $(1,191,021)   $    -
Cash dividends paid                     (1,997,969)   (1,726,192)    (1,386,901)
Dividends paid in lieu of
  fractional shares                         -             -              (5,650)
                                       ___________   ___________    ___________
  NET CASH (USED) BY
    FINANCING ACTIVITIES               $(3,903,629)  $(2,917,213)   $(1,392,551)

  INCREASE (DECREASE) IN
    CASH AND CASH
    EQUIVALENTS                        $  (765,799)  $   401,127    $   124,744
  CASH AND CASH EQUIVALENTS
    AT BEGINNING OF YEAR                   994,725       593,598        468,854
                                       ___________   ___________    ___________
  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                     $   228,926   $   994,725    $   593,598



24   FIRST KEYSTONE CORPORATION (BULLET)  Annual Report 1999

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

RESULTS OF OPERATIONS
Year Ended December 31, 1999 Versus Year Ended December 31, 1998

     Net income increased to $5,160,065 for the year ended December 31, 1999, as compared to $4,887,532 for the prior year. The net income for 1999 marked the 17th consecutive year that earnings and earnings per share have increased. Earnings per share, both basic and diluted, for 1999 were $1.80 as compared to $1.67 in 1998. The Corporation's return on average assets declined to 1.58% in 1999 from 1.72% in 1998. However, the return on average equity increased to 16.12% in 1999 from 14.68% in 1998. Return on equity increased since net income increased 5.6% and equity capital fell in 1999. The reduction in equity capital was a result of our stock repurchase plan and a loss on accumulated other comprehensive income representing the accumulated after tax loss on our available-for-sale securities.
     Net interest income, as indicated below in Table 1, increased by $910,000 to $11,284,000 for the year ended December 31, 1999, primarily due to the growth in average earning assets. The Corporation's net interest income on a fully taxable equivalent basis increased $1,175,000, or 10.0% in 1999 to $12,958,000.

Year Ended December 31, 1998 Versus Year Ended December 31, 1997

     Net income increased to $4,887,532 for the year ended December 31, 1998, as compared to $4,660,240 in 1997. Earnings per share, both basic and diluted, for 1998 was $1.67 as compared to $1.59 in 1997. The Corporation's return on average assets and return on average equity was 1.72% and 14.68%, respectively in 1998, as compared to 1.83% and 15.92%, respectively in 1997.
     Net interest income increased by $410,000 to $10,374,000 for the year ended 1998. The Corporation's net interest income on a fully taxable equivalent basis increased 5.1% in 1998 or $569,000 as indicated in Table 1 to $11,783,000.

NET INTEREST INCOME
     The major source of operating income for the Corporation is net interest income, defined as interest income less interest expense. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earnings assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits.
      Table 2 on the following page provides a summary of average outstanding balances of earning assets and interest bearing liabilities with the associated interest income and expense as well as average rates earned and paid as of year-end 1999, 1998, and 1997.


Table 1 - Net Interest Income



(Amounts in thousands)                                  1999/1998
                                             _____________________________
                                                  Increase/(Decrease)
                                                    __________________
                                           1999      Amount   %        1998
                                           ____      ______  ___      ____
Interest Income                            $23,172    $2,469   11.9    $20,703
Interest Expense                            11,888     1,559   15.1     10,329
                                           _______    ______           _______
Net Interest Income                         11,284       910    8.8     10,374
Tax Equivalent Adjustment                    1,674       265   18.8      1,409
                                           _______    ______           _______
Net Interest Income
  (fully tax equivalent)                   $12,958    $1,175   10.0    $11,783



(Amounts in thousands)                                  1998/1997
                                               ____________________________
                                                  Increase/(Decrease)
                                                    __________________
                                           1998      Amount   %        1997
                                           ____      ______  ___      ____
Interest Income                            $20,703    $1,358    7.0    $19,345
Interest Expense                            10,329       948   10.1      9,381
                                           _______    ______           _______
Net Interest Income                         10,374       410    4.1      9,964
Tax Equivalent Adjustment                    1,409       159   12.7      1,250
                                           _______    ______           _______
Net Interest Income
  (fully tax equivalent)                   $11,783    $  569    5.1    $11,214



     The yield on earning assets was 7.86% in 1999, 8.07% in 1998, and 8.37% in 1997. The rate paid on interest bearing liabilities decreased to 4.37% after decreasing to 4.50% in 1998 from 4.56% in 1997. A 21 basis point decline in the yield on earning assets, together with just a 13 basis decrease on the rate paid on interest bearing liabilities in 1999 put additional pressure on the net interest margin. The effect was a decrease in our net

Management's Discussion and Analysis
_____________________________________________________________________



Table 2 - Distribution of Assets, Liabilities and Stockholders' Equity

                                                       1999
                                         ___________________________________
                                     Avg. Balance        Revenue       Yield
                                                         /Expense     /Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial<F1>                         $ 18,510,931      $ 1,590,855     8.59%
Real Estate<F1>                         131,870,649       10,799,473     8.19%
Installment Loans,
  Net<F1><F2>                            24,289,440        2,269,305     9.34%
Fees on Loans                                     0           (9,119)       0%
                                       ____________      ___________     ____
  Total Loans (Including
    Fees)<F3>                          $174,671,020      $14,650,514     8.39%

Investment Securities:
Taxable                                $ 84,228,396      $ 5,357,426     6.36%
Tax Exempt<F1>                           53,607,172        4,672,106     8.72%
                                       ____________      ___________     ____
  Total Investment Securities          $137,835,568      $10,029,532     7.28%
Interest Bearing Deposits
  in Banks                                3,452,932          166,666     4.83%
                                       ____________      ___________     ____
  Total Interest-Earning
    Assets                             $315,959,520      $24,846,711     7.86%

Non-Interest Earning Assets:
Cash and Due From Banks                  $7,167,881
Allowance for Loan Losses                (2,490,397)
Premises and Equipment                    3,785,614
Other Real Estate Owned                      48,151
Other Assets                              2,835,955
                                        ___________
  Total Non-Interest
    Earning Assets                       11,347,204
                                       ____________
  Total Assets                         $327,306,724

Interest-Bearing Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $100,597,697       $2,967,250     2.95%
Time Deposits                           125,229,509        6,528,815     5.21%
Short-Term Borrowings                     5,337,884          288,553     5.41%
Long-Term Borrowings                     17,700,701        1,009,032     5.70%
Securities Sold U/A to
  Repurchase                             22,969,459        1,094,546     4.77%
                                       ____________      ___________     ____
  Total Interest-Bearing
    Liabilities                        $271,835,250      $11,888,196     4.37%

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 21,650,871
Other Liabilities                         1,808,797
Stockholders' Equity                     32,011,806
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $327,306,724

  Net Interest Income
    Tax Equivalent                                       $12,958,515

Margin Analysis:
Interest Income/Earning
  Assets                                                                 7.86%
Interest Expense/Earning
  Assets                                                                 3.76%
Net Interest Income/
 Earning Assets                                                          4.10%


   28   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999




   Management's Discussion and Analysis
   ___________________________________________________________________

                                                       1998
                                         ___________________________________
                                     Avg. Balance        Revenue       Yield
                                                         /Expense     /Rate
                                      ___________        _______       _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 18,349,551      $ 1,645,311     8.97%
Real Estate <F1>                        116,452,691        9,986,605     8.58%
Installment Loans,
  Net <F1> <F2>                          18,989,332        1,861,608     9.80%
Fees on Loans                                     0            7,819        0%
                                       ____________      ___________     ____
  Total Loans (Including
     Fees) <F3>                        $153,791,574      $13,501,343     8.78%

Investment Securities:
Taxable                                $ 70,371,073      $ 4,481,462     6.37%
Tax Exempt <F1>                          45,379,362        3,882,311     8.56%
                                       ____________      ___________     ____
  Total Investment Securities          $115,750,435      $ 8,363,773     7.23%
Interest Bearing Deposits
  in Banks                                4,486,588          246,822     5.50%
                                       ____________      ___________     ____
  Total Interest-Earning
    Assets                             $274,028,597      $22,111,938     8.07%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,586,890
Allowance for Loan Losses                (2,374,338)
Premises and Equipment                    3,531,253
Other Real Estate Owned                      14,533
Other Assets                              2,387,914
                                       ____________

  Total Non-Interest Earning
    Assets                               10,146,252
  Total Assets                         $284,174,849

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                        $100,617,034       $3,248,282     3.23%
Time Deposits                           108,004,662        5,960,085     5.52%
Short-Term Borrowings                       849,372           45,149     5.32%
Long-Term Borrowings                     13,871,969          817,313     5.89%
Securities Sold U/A to
  Repurchase                              6,158,768          258,319     4.19%
                                       ____________      ___________     ____
  Total Interest-Bearing
    Liabilities                        $229,501,805      $10,329,148     4.50%

Non-Interest Bearing
  Liabilities:
Demand Deposits                         $18,970,283
Other Liabilities                         2,401,369
Stockholders' Equity                     33,301,392
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $284,174,849

  Net Interest Income Tax
    Equivalent                                           $11,782,790

Margin Analysis:
Interest Income/Earning
  Assets                                                                 8.07%
Interest Expense/Earning
  Assets                                                                 3.77%
Net Interest Income/
 Earning Assets                                                          4.30%


                                                       1997
                                         ___________________________________
                                     Avg. Balance         Revenue/    Yield/
                                                          Expense      Rate
                                      __________          _______      ____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 18,047,317      $ 1,534,446     8.50%
Real Estate <F1>                        109,683,131        9,412,077     8.58%
Installment Loans,
  Net <F1> <F2>                          17,344,819        2,124,094    12.25%
Fees on Loans                                     0          (76,037)       0%
                                       ____________      ___________    _____
  Total Loans
   (Including Fees) <F3>               $145,075,267      $12,994,580     8.96%

Investment Securities:
Taxable                                $ 57,852,149      $ 3,868,888     6.69%
Tax Exempt <F1>                          38,362,932        3,467,215     9.04%
  Total Investment Securities          $ 96,215,081      $ 7,336,103     7.62%
Interest Bearing Deposits
    in Banks                              4,776,405          264,015     5.53%
                                       ____________      ___________    _____
  Total Interest-Earning
    Assets                             $246,066,753      $20,594,698     8.37%

Non-Interest Earning Assets:
Cash and Due From Banks                $  5,378,688
Allowance for Loan Losses                (2,295,089)
Premises and Equipment                    3,161,431
Other Real Estate Owned                      47,946
Other Assets                              2,240,113
                                       ____________
  Total Non-Interest Earning
    Assets                                8,533,089
                                       ____________
  Total Assets                         $254,599,842

Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                        $ 89,137,426      $ 2,853,898     3.20%
Time Deposits                           100,012,779        5,583,373     5.58%
Short-Term Borrowings                     1,119,789           64,408     5.75%
Long-Term Borrowings                     11,646,849          713,710     6.13%
Securities Sold U/A to
  Repurchase                              3,992,063          165,663     4.15%
                                       ____________      ___________
  Total Interest-Bearing
    Liabilities                        $205,908,906      $ 9,381,052     4.56%

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 17,712,235
Other Liabilities                         1,712,920
Stockholders' Equity                     29,265,781
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $254,599,842

  Net Interest Income
    Tax Equivalent                                       $11,213,646

Margin Analysis:
Interest Income/Earning
  Assets                                                                 8.37%
Interest Expense/Earning
  Assets                                                                 3.81%
Net Interest Income/
  Earning Assets                                                         4.56%

______________________

<F1>Tax-exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%.
<F2>Installment loans are stated net of unearned interest.
<F3>Average loan balances include non-accrual loans.  Interest income on non-accrual loans is not included.


Management's Discussion and Analysis
___________________________________________________________________

interest margin to 4.10% in 1999 as compared to 4.30% in 1998 and 4.56% in 1997. The continued maintenance of an adequate net interest margin is a primary concern being addressed by management on an ongoing basis.
     The decline in net interest margin was due primarily to the combination of a lower yield on earning assets, an increased reliance on higher cost borrowed funds, and a lower contribution from non-interest bearing demand deposits. The narrowing of our net interest margin is consistent with industry trends. The trend reflects increased competition for both loans and deposits.
     Table 3 sets forth certain information regarding changes in interest income and interest expense for the periods indicated for each category of interest earning assets and interest bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (changes in average rate multiplied by prior average volume); and, (iii) changes in rate and volume (changes in average volume multiplied by change in average rate).
     In 1999, the increase in net interest income of $1,175,000 resulted from a change in volume of $1,243,000 and a decrease of $68,000 due to changes in rate. In 1998, there was an increase in net interest income of $569,000 resulted from a change in volume of $1,212,000 and a decrease of $643,000 due to changes in rate.


Table 3 - Changes in Income and Expense, 1999 and 1998


(Amounts in thousands)                          1999 COMPARED TO 1998
                                               _______________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $1,833          $(684)       $1,149
Taxable Investment Securities                882             (7)          875
Tax-Exempt Investment Securities             704             86           790
Other Short-Term Investments                 (57)           (23)          (80)
                                          ______          _____        ______
  Total Interest Income                   $3,362          $(628)       $2,734

Interest Expense:
Savings, Now, and Money Markets              $(1)         $(280)        $(281)
Time Deposits                                950           (382)          568
Short-Term Borrowings                        239              5           244
Long-Term Borrowings                         226            (34)          192
Securities Sold U/A to Repurchase            705            131           836
                                          ______          _____        ______
  Total Interest Expense                  $2,119          $(560)       $1,559
                                          ______          _____        ______
  Net Interest Income                     $1,243          $ (68)       $1,175



(Amounts in thousands)                          1998 COMPARED TO 1997
                                                _____________________
                                        VOLUME          RATE           NET
                                        ______          ____           ___
Interest Income:
Loans, Net                                $  781          $(274)       $  507
Taxable Investment Securities                837           (225)          612
Tax-Exempt Investment Securities             634           (219)          415
Other Short-Term Investments                 (16)            (1)          (17)
                                          ______          _____        ______
  Total Interest Income                   $2,236          $(719)       $1,517

Interest Expense:
Savings, Now, and Money Markets             $367          $  27        $  394
Time Deposits                                446            (69)          377
Short-Term Borrowings                        (15)            (4)          (19)
Long-Term Borrowings                         136            (33)          103
Securities Sold U/A to Repurchase             90              3            93
                                          ______          _____        ______
  Total Interest Expense                  $1,024          $ (76)       $  948
                                          ______          _____        ______
  Net Interest Income                     $1,212          $(643)       $  569

________________________

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.
Balance on non-accrual loans are included for computational purposes.
Interest income on non-accrual loans is not included.
Interest income exempt from federal tax was $3,249,720 in 1999, $2,735,553 in 1998, and $2,426,231 in 1997. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.



PROVISION FOR LOAN LOSSES
     For the year ended December 31, 1999, the provision for loan losses was $325,000 as compared to $275,000 as of December 31, 1998, an increase of 18.2%. The Corporation's provision for loan losses for the year ended December 31, 1997, was $325,000, the same as 1999. The provision was increased in 1999 primarily because of the loan growth experienced by the Corporation. Net charge-offs by the Corporation for the fiscal year end December 31, 1999, 1998, and 1997, were $146,000, $225,000, and $221,000, respectively.
     The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.40% as of December 31, 1999, 1.50% as of December 31, 1998, and 1.56% as of December 31, 1997.
     On a quarterly basis, the Corporation's Board of Directors and management performs a detailed analysis of the adequacy of the allowance for loan losses. This analysis includes an evaluation of credit risk concentration, delinquency trends, past loss experience, current economic conditions, composition of the loan portfolio, classified loans and other relevant factors.


30   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

Management's Discussion and Analysis
___________________________________________________________________


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

NON-INTEREST INCOME
     Non-interest income is derived primarily from trust department revenue, service charges and fees, other miscellaneous revenue and the gain on the sale of mortgage loans. In addition, investment security gains or losses also impact total non-interest income.
     For the year ended December 31, 1999, non-interest income increased $86,000, or 5.3% as compared to an increase of $367,000 for the year ended December 31, 1998. Table 4 provides the major categories of non-interest income and each respective change.
     Excluding investment security gains, non-interest income in 1999 increased $141,000, or 9.7%. This compares to an increase of
$256,000, or 21.4% in 1998 before investment security gains. Income from the trust department, which consists of fees generated from individual and corporate accounts, increased in 1999 by $52,000 after increasing by $68,000 in 1998. Increased income from the trust department was due primarily to new business and increasing market value of accounts.
     Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non-interest income in 1999 and 1998. Service charges and fees increased by $190,000, or 25.3% in 1999 compared to an increase of $81,000, or 12.1% in 1998.
A higher volume of debit and other transactions led to    the growth
in both years.
     Other income decreased by $10,000, or 20.4% in 1999 compared to an increase of $15,000, or a 44.1% in 1998. The gain on sale of mortgages provided $35,000 in 1999, a decrease of $91,000 over 1998. Because of rising interest rates in 1999, we were not able to recognize significant gains on the sale of mortgage loans we originated for the secondary market. During 1998 when rates were the less volatile, the gain on the sale of mortgage loans was greater. Since the Corporation continues to service the mortgages which are sold, this provides a source for continued non-interest income.


Table 4 - Non-Interest Income


(Amounts in thousands)                                 1999/1998
                                               __________________________
                                                 Increase/(Decrease)
                                                  _________________
                                          1999      Amount      %       1998
                                          ____      ______     ___     ____
Trust Department                          $  577      $ 52       9.9    $  525
Service Charges and Fees                     940       190      25.3       750
Other                                         39       (10)    (20.4)       49
Gain on Sale of Mortgages                     35       (91)    (72.2)      126
                                          ______      ____              ______
  Subtotal                                $1,591      $141       9.7    $1,450
Investment Securities Gains                  124       (55)    (30.7)      179
                                          ______      ____              ______
  Total                                   $1,715      $ 86       5.3    $1,629



(Amounts in thousands)                                 1998/1997
                                               __________________________
                                                 Increase/(Decrease)
                                                 ___________________
                                          1998      Amount      %       1997
                                          ____       _____    __       ____
Trust Department                          $  525      $ 68      14.9    $  457
Service Charges and Fees                     750        81      12.1       669
Other                                         49        15      44.1        34
Gain on Sale of Mortgages                    126        92     270.6        34
                                          ______      ____              ______
  Subtotal                                 1,450      $256      21.4    $1,194
Investment Securities Gains                  179       111     163.2        68
                                          ______      ____              ______
  Total                                   $1,629      $367      29.1    $1,262



NON-INTEREST EXPENSES
     Non-interest expense consists of salaries and benefits, occupancy, furniture and equipment, and other miscellaneous expenses. Table 5 provides the yearly non-interest expense by category, along with the change, amount and percentage.
     Total non-interest expense increased by $775,000, or 14.0% in 1999 compared to an increase of $601,000, or 12.2% in 1998. Expenses associated with employees (salaries and employee benefits) continue to be the largest non-interest expenditure. Salaries and employee benefits amounted to 54.7% of total non-interest expense in 1999 and 52.2% in 1998. Salaries and employee benefits increased $565,000, or 19.6% in 1999 and $261,000, or 9.9% in 1998. The increase in both years were due to an

Management's Discussion and Analysis
___________________________________________________________________


increased number of employees, plus normal salary adjustments and increased benefit costs. Full time equivalent employees total 122 as of December 31, 1999, compared to 105 in 1998, and 98 in 1997.
     Net occupancy expense decreased $2,000, or 0.5% in 1999 as compared to an increase of $71,000, or 21.4% in 1998. Furniture and equipment expense increased $35,000, or 6.8% in 1999 compared to an increase of $28,000, or 5.7% in 1998. The increase in furniture and equipment expense in 1999 and 1998 relate to higher depreciation associated with computer processing and related equipment. Other operating expenses increased $177,000, or 10.2% in 1999 as compared to an increase of $241,000, or 16.2% in 1998. Higher other expenses are associated with increased professional fees, postage, supplies, insurance, marketing, and advertising.
     The overall level of non-interest expense continues to below, relative to our peers. In fact, our total non-interest expense was less than 2% of average assets in both 1999 and 1998. Non-interest expense as a percentage of average assets under 2% places us among the leaders in our peer financial institution categories in controlling non-interest expense.


Table 5 - Non-Interest Expense


(Amounts in thousands)                                 1999/1998
                                            ________________________________
                                                 Increase/(Decrease)
                                                   __________________
                                         1999       Amount      %      1998
                                         ____       ______   ______     ____
Salaries and Employee Benefits            $3,453     $565       19.6    $2,888
Occupancy, Net                               401       (2)       (.5)      403
Furniture and Equipment                      551       35        6.8       516
Other                                      1,905      177       10.2     1,728
                                          ______     ____               ______
  Total                                   $6,310     $775       14.0    $5,535




(Amounts in thousands)                                 1998/1997
                                              ____________________________
                                                 Increase/(Decrease)
                                                   __________________
                                         1998       Amount      %      1997
                                         ____       ______   ______     ____
Salaries and Employee Benefits            $2,888     $261        9.9    $2,627
Occupancy, Net                               403       71       21.4       332
Furniture and Equipment                      516       28        5.7       488
Other                                      1,728      241       16.2     1,487
                                          ______     ____               ______
  Total                                   $5,535     $601       12.2    $4,934



INCOME TAX EXPENSE
     Income tax expense for the year ended December 31, 1999, was $1,203,966 as compared to $1,304,606 and $1,307,436 for the years ended December 31, 1998, and December 31, 1997, respectively. In 1999 and 1998, our income tax expense decreased even though income before taxes increased $171,893 in 1999 and $224,462 in 1998. An increase in tax exempt interest, derived from both our tax-free loans and municipal investment securities in 1999 and 1998, resulted in a lower income tax liability. The effective income tax rate was 18.9% in 1999, 20.9% in 1998, and 21.7% in 1997. The limited availability of municipal investments at attractive interest rates may result in a higher effective tax rate in future years.


FINANCIAL CONDITION

GENERAL
     Total assets increased to $333,515,787, at year-end 1999, an increase of 10.1% over year-end 1998. As of December 31, 1999, total deposits amounted to $244,680,184, a decrease of 1.0% over 1998. Assets as of December 31, 1998, were $303,028,481, an increase of 13.3% over 1997, while total deposits as of year-end 1998 amounted to $247,091,519, an increase of 13.5% over 1997.
     The increase in assets primarily reflects the deployment of proceeds from borrowings and deposits into loans and investment securities. The Corporation continues to maintain and manage its asset growth. Our strong equity capital position provides us an opportunity to leverage our asset growth. Borrowings did increase in 1999 by $37,960,681 and in 1998 by $4,531,486. The additional borrowings in 1999 were used to fund our asset growth since deposits declined $2,411,335. Core deposits, which include demand deposits, interest bearing demand deposits, money market accounts, savings accounts, and time deposits of individuals are our most significant source of funds. Despite successful sales campaigns which attracted new customers and generated growth in retail certificates of deposit (time deposits of individuals), the loss of a substantial commercial deposit account and a shifting of our customer preferences led to an overall decline in deposits during 1999.

EARNING ASSETS
     Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, the Corporation maximizes income. The earning asset ratio equaled 96.0% as of December 31, 1999, compared to 96.4% as of December 31, 1998, and 96.4% at December 1, 1997. This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels. The primary earning assets are loans and investment securities.


32   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

Management's Discussion and Analysis
___________________________________________________________________


LOANS
     Total loans, net of unearned income, increased to $185,230,902 as of December 31, 1999, as compared to $161,532,639 as of December 31, 1998. Table 6 provides data relating to the composition of the Corporation's loan portfolio on the dates indicated. Total loans, net of unearned income increased $23,698,000, or 14.7% in 1999 compared to an increase of $9,382,000, or 6.2% in 1998 and an increase of $18,890,000, or 14.2% in 1997.
     The loan portfolio is well diversified and increases in the portfolio the last two years have been primarily from real estate loans, commercial loans secured by real estate, and consumer loans. Also, in 1999 tax exempt loans increased to a new record level. In 1999, approximately $6,000,000 of residential mortgage loans were sold in the secondary market and approximately $5,600,000 were sold in 1998. The Corporation will continue to originate and market long-term fixed rate residential mortgage loans which conform to secondary market requirements. The Corporation derives ongoing income from the servicing of mortgages sold in the secondary market.
     The noted loan growth was achieved without a significant percentage increase in delinquencies or charge-offs. The Corporation internally underwrites each of its loans to comply with prescribed policies and approval levels established by its Board of Directors.



Table 6 - Loans Outstanding, Net of Unearned Income


(Amounts in thousands)                                  December 31,
                                               _____________________________
                                                1999      1998        1997
                                                ____      ____        ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate            $ 55,514    $ 43,366    $ 41,566
  Commercial - other                             17,864      16,579      17,241
Tax exempt                                        4,133       2,254       2,566
Real estate (primarily residential
  mortgage loans)                                83,099      77,858      72,901
Consumer loans                                   30,595      26,205      22,009
                                               ________    ________    ________
Total Gross Loans                              $191,205    $166,262    $156,283
  Less: Unearned income and
    unamortized loan fees net
    of costs                                      5,974       4,729       4,132
                                               ________    ________    ________
Total Loans, net of unearned income            $185,231    $161,533    $152,151



(Amounts in thousands)                             December 31,
                                                _________________
                                             1996          1995
                                              ____         ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate          $ 33,103      $ 28,846
 Commercial - other                            13,574        17,563
Tax exempt                                      2,263         3,602
Real estate (primarily residential
  mortgage loans)                              65,145        58,438
Consumer loans                                23,027         23,681
                                             ________      ________
Total Gross Loans                            $137,112      $132,130
  Less: Unearned income and
    unamortized loan fees net
    of costs                                   3,851          4,069
                                             ________      ________
Total Loans, net of unearned income          $133,261      $128,061



INVESTMENT SECURITIES
     The Corporation uses investment securities to not only generate interest and dividend revenue, but also to help manage interest rate risk and to provide liquidity to meet operating cash needs.
     The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities increased to $123,468,000 in 1999, a 5.8% increase over 1998. At December 31, 1999, the net unrealized loss, net of the tax effect, on these securities was $3,459,538 and is included in stockholders' equity as accumulated other comprehensive loss. At December 31, 1998, accumulated other comprehensive income amounted to $2,192,528. The increase in interest rates during 1999 reduced the market value of our available-for-sale securities. Held-to-maturity securities declined $2,422,000, or a 17.3% decrease over 1998. Table 7 provides data on the carrying value of our investment portfolio on the dates indicated. The vast majority of investment security purchases are allocated as available for sale. This provides the Corporation with increased flexibility should there be a need or desire to liquidate an investment security.
     The investment portfolio includes short-term investments, U.S. Treasury Securities, U.S. Government Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes equity securities consisting primarily of common stock investments in the Federal Reserve Bank and the Federal Home Loan Bank, as well as other bank holding companies and commercial banks.
     Securities available-for-sale may be sold as part of the overall asset and liability management process. Realized gains and losses are reflected in the results of operations on our statements of income.
The investment portfolio does not contain any structured notes, step-up bonds, or any off-balance sheet derivatives.
     During 1999, interest bearing deposits in other banks increased to $80,157 from $22,489 in 1998. Balances in interest bearing deposits in other banks were kept low as funds were invested in marketable securities to maximize income while still addressing liquidity needs.

Management's Discussion and Analysis
___________________________________________________________________



Table 7 - Carrying Value of Investment Securities


(Amounts in thousands)                         December 31,
                                             __________________
                                                   1999
                                             __________________
                                        Available       Held to
                                          for Sale      Maturity
                                          ________      ________
U.S. Treasury                             $      0        $     0
U. S. Government Corporations
  and Agencies                              61,733          8,170
State and Municipal                         54,541          3,393
Other Securities                                 0              0
Equity Securities                            7,194              0
                                          ________        _______
Total Investment Securities               $123,468        $11,563



(Amounts in thousands)                         December 31,
                                             __________________
                                                   1998
                                             __________________
                                        Available       Held to
                                          for Sale      Maturity
                                          ________      ________
U.S. Treasury                             $  7,486        $     0
U. S. Government Corporations
  and Agencies                              52,633         10,594
State and Municipal                         52,369          3,391
Other Securities                                 0              0
Equity Securities                            4,213              0
                                          ________        _______
Total Investment Securities               $116,701        $13,985



(Amounts in thousands)                         December 31,
                                             __________________
                                                  1997
                                          ___________________
                                        Available       Held to
                                          for Sale      Maturity
                                          ________      ________
U.S. Treasury                              $10,442        $     0
U. S. Government Corporations
  and Agencies                              34,253         13,612
State and Municipal                         33,996          3,197
Other Securities                                 0              0
Equity Securities                            2,960              0
                                           _______        _______
Total Investment Securities                $81,651        $16,809



ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses constitutes the amount available to absorb losses within the loan portfolio. As of December 31, 1999, the allowance for loan losses was $2,600,000 as compared to the December 31, 1998, amount of $2,421,000 and the December 31, 1997, amount of $2,371,000. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The risk characteristics of the loan portfolio are managed through the various control processes, including credit evaluations of individual borrowers, periodic reviews, and diversification by industry. Risk is further mitigated through the application of lending procedures such as the holding of adequate collateral and the establishment of contractual guarantees.
     Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. This assessment results in an allowance consisting of two components, allocated and unallocated. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority.
     Management feels, considering the conservative portfolio composition, which is largely composed of small retail loans
(mortgages and installments) with minimal classified assets, low delinquencies, and favorable loss history, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 8 contains an analysis of our Allowance for Loan Losses indicating charge-offs and recoveries by the year. In 1999, net charge-offs as a percentage of average loans were .08% compared to .15% in 1998 and
 .15% in 1997. Net charge-offs amounted to $146,000 in 1999 as compared to $225,000 and $221,000 in 1998 and 1997, respectively.
     It is the policy of management and the Corporation's Board of Directors to provide for losses on both identified and unidentified losses inherent in its loan portfolio. A provision for loan losses is charged to operations based upon an evaluation of the potential losses in the loan portfolio. This evaluation takes into account such factors as portfolio concentrations, delinquency, trends, trends of non-accrual and classified loans, economic conditions, and other relevant factors.
     The loan review process which is conducted quarterly, is an integral part of our evaluation of the loan portfolio. A detailed quarterly analysis to determine the adequacy of the Corporation's allowance for loan losses is reviewed by our Board of Directors.
     With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.49% in 1999, 1.57% in 1998, and 1.63% in 1997.


34   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

Management's Discussion and Analysis
___________________________________________________________________



Table 8 - Analysis of Allowance for Loan Losses


(Amounts in thousands)                             Years Ended December 31,
                                                     ______________________
                                                  1999       1998       1997
                                                  ____       ____      _____
Balance at beginning of period                     $2,421      $2,371    $2,267
  Charge-offs:
    Commercial, financial, and
      agricultural                                     25          66       107
    Real estate - mortgage                             20          42        54
    Installment loans to individuals                  213         161       111
                                                   ______      ______    ______
                                                      258         269       272
  Recoveries:
    Commercial, financial, and
      agricultural                                     23           0         7
    Real estate - mortgage                             62           8        17
    Installment loans to individuals                   27          36        27
                                                   ______      ______    ______
                                                      112          44        51

Net charge-offs                                       146         225       221
Additions charged to operations                       325         275       325
                                                   ______      ______    ______
Balance at end of period                           $2,600      $2,421    $2,371

Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                      .08%        .15%      .15%
Allowance for loan losses to average
  loans outstanding during the period               1.49%       1.57%     1.63%



(Amounts in thousands)                          Years Ended December 31,
                                                  ______________________
                                               1996        1995
                                                ____       ____
Balance at beginning of period                     $2,015      $1,802
  Charge-offs:
    Commercial, financial, and
      agricultural                                    214          18
    Real estate - mortgage                              0         118
    Installment loans to individuals                   88          50
                                                   ______      ______
                                                      302         186
  Recoveries:
    Commercial, financial, and
      agricultural                                     12           6
    Real estate - mortgage                              8           2
    Installment loans to individuals                   17          19
                                                   ______      ______
                                                       37          27

Net charge-offs                                       265         159
Additions charged to operations                       517         372
                                                   ______      ______
Balance at end of period                           $2,267      $2,015

Ratio of net charge-offs during the
  period to average loans outstanding
  during the period                                  .21%        .13%
Allowance for loan losses to average
  loans outstanding during the period               1.76%       1.65%



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



Table 9 - Allocation of Allowance for Loan Losses


(Amounts in thousands)                         December 31,
                                   _____________________________________
                                1999        % <F1>      1998       % <F1>
                                ____        ____        ____       ____
Commercial, financial,
  and agricultural                $  308       11.2      $  253        9.8
Real estate - mortgage             1,431       75.5       1,237       74.3
Installments to
  individuals                        425       13.3         319       15.9
Unallocated                          436        N/A         612        N/A
                                  ______      _____      ______      _____
                                  $2,600      100.0      $2,421      100.0



(Amounts in thousands)                         December 31,
                                   _____________________________________
                                1997        % <F1>      1996       % <F1>
                                ____        ____        ____       ____
Commercial, financial,
  and agricultural                $  271       12.1      $  303       10.7
Real estate - mortgage             1,135       73.9       1,088       72.5
Installments to
  individuals                        241       14.0         203       16.8
Unallocated                          724        N/A         673        N/A
                                  ______      _____      ______      _____
                                  $2,371      100.0      $2,267      100.0



(Amounts in thousands)                         December 31,
                                  _______________________________________
                                1995        % <F1>
                                ____        ____
Commercial, financial,
  and agricultural                $  344       17.4
Real estate - mortgage               663       66.1
Installments to
  individuals                        443       16.5
Unallocated                          565        N/A
                                  ______      _____
                                  $2,015      100.0
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

Management's Discussion and Analysis
___________________________________________________________________


     The total of non-performing assets did decrease to $750,000 as of December 31, 1999, as compared to $881,000 as of December 31, 1998. Non-accrual and restructured loans declined from $854,000 in 1998 to $618,000 in 1999. Other real estate/foreclosed assets, consisting of two real estate parcels, increased to $85,000 in 1999. The Corporation is in the process of selling the two real estate parcels and any loss should be minimal. Loans past-due 90 days or more and still accruing increased to $47,000 in 1999 from $27,000 in 1998. Our allowance for loan losses to total non-performing assets remains very strong at 346.6% in 1999 and 274.8% in 1998.
     Loan quality is monitored closely, and we actively work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 10, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
     Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.
     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.
     Interest income received on non-performing loans in 1999 and 1998 was $6,380 and $5,610, respectively. Interest income, which would have been recorded on these loans under the original terms in 1999 and 1998 was $68,569 and $96,425, respectively. At December 31, 1999, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.
     A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 1999, 1998, and 1997, management is of the opinion that there were no loan concentrations exceeding 10% of total loans.
     There is a concentration of real estate mortgage loans in the loan portfolio. Real estate mortgages comprise 74.8% of the loan portfolio as of December 31, 1999, down from 75.0% in 1998. Real estate mortgages consist of both residential and commercial real estate loans. The real estate loan portfolio is well diversified in terms of borrowers and collateral. Also, the real estate loan portfolio has a mix of both fixed rate and adjustable rate mortgages. The real estate loans are concentrated primarily in our marketing area and are subject to risks associated with the local economy.



Table 10 - Non-Performing Assets


(Amounts in thousands)                               December 31,
                                          ____________________________________
                                        1999   1998     1997   1996      1995
                                        ____   ____     ____   ____      ____
Non-accrual and restructured
  loans                                $  618   $  854  $  321  $  267   $  557
Other real estate/foreclosed
  assets                                   85        0      29      84        0
Loans past-due 90 days or more
  and still accruing                       47       27     336     263       68
                                       ______   ______  ______  ______   ______
  Total non-performing assets          $  750   $  881  $  686  $  614   $  625

Non-performing assets to
  period-end loans and
  foreclosed assets                      .40%     .55%    .45%    .46%     .48%
Total non-performing assets
  to total assets                        .22%     .29%    .26%    .25%     .28%
Total allowance for loan
  losses to total non-
  performing assets                    346.6%   274.8%  345.7%  369.2%   322.4%




DEPOSITS AND OTHER BORROWED FUNDS
     Consumer and commercial retail deposits are attracted primarily by First Keystone's subsidiary bank's nine full service office locations. The Bank offers a broad selection of deposit products and continually evaluates its interest rates and fees on deposit products. The Bank regularly reviews competing financial institutions and takes in account prevailing market rates, especially when establishing interest rates on certificates of deposit.
     Deposits decreased by $2,411,335, or a 1.0% decrease when comparing December 31, 1999, to December 31, 1998. This decrease compares to deposit increases of 13.5% in 1998 and 9.6% in 1997.
     During 1999, the Corporation experienced a deposit reduction in both non-interest bearing and interest bearing deposits. Non-interest bearing deposits decreased to $20,919,398 as of December 31, 1999, a decrease of


36   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

Management's Discussion and Analysis
___________________________________________________________________


$1,829,676, or 8.0% over 1998. Interest bearing deposits amounted to $223,760,786 as of December 31, 1999, a decrease of $581,659, or 0.3%
over 1998.
     During 1999 and 1998, the Corporation increased its reliance on both short-term borrowings and long-term borrowings to fund primarily loan growth and its stock repurchase program. Total borrowings were $57,594,327 as of December 31, 1999, compared to $19,633,646 on
December 31, 1998. Short-term borrowings are comprised of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, and overnight, as well as short-term borrowings from the Federal Home Loan Bank (FHLB).
     Long-term borrowings are typically FHLB term borrowings with a maturity of one year or more. Some of the additional term borrowings were made to take advantage of special rates offered by the FHLB. In connection with FHLB borrowings and securities sold under agreements to repurchase, the Corporation maintains certain eligible assets as collateral.

CAPITAL STRENGTH
     Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains or losses on investment securities available for sale decreased shareholders' equity or capital in 1999, referred to as accumulated other comprehensive income (loss). The total net decrease in capital was $4,395,630 in 1999 after an increase of $1,935,082 in 1998. The accumulated other comprehensive income amounted to a loss of $3,459,538 in 1999 and a gain of $2,192,528 in 1998. Another factor for the decrease in equity capital in 1999 relates to our stock repurchase plan. The Corporation's Board of Directors approved repurchasing up to 100,000 shares of common stock. As of December 31, 1999, the Corporation had repurchased 100,000 shares at a cost of $3,096,681.
     Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 16.12% for 1999, 14.68% for 1998, and 15.92% for 1997. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.
     Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 11 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 10.02% at December 31, 1999, and 10.50% as of December 31, 1998.
     The Corporation has consistently maintained regulatory capital ratios at or above the "well capitalized" standards. For additional information on capital ratios, see Note 14 to the Consolidated Financial Statements. The risk-based capital ratios also decreased somewhat in 1999 from 1998 for both the Corporation and the Bank, but remain strong. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. The following table indicates capital ratios as of December 31, 1999, and December 31, 1998, for the Corporation and the Bank.



Table 11 - Capital Ratios

                                                          December 31, 1999
                                                          _________________
                                                Corporation              Bank
                                                         ___________  ____
Risk-Based Capital:
  Tier I risk-based capital ratio                            16.43%      17.00%
  Total risk-based capital ratio
    (Tier 1 and Tier 2)                                      17.85%      18.25%
Leverage Ratio:
  Tier I capital to average assets                           10.02%       9.71%


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



LIQUIDITY MANAGEMENT

     Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Corporation, are met.
     Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short-term investments, federal funds sold, and cash and due from banks. At year-end 1999, cash and due from banks and interest-bearing deposits in other banks totaled $6,964,133 as compared to $7,055,601 at year-end 1998. Additionally, maturing loans and repayment of loans are another source of asset liquidity.

Management's Discussion and Analysis
___________________________________________________________________


     Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short-term borrowings provide funds to meet liquidity.
     Management feels its current liquidity position is satisfactory given the factors that the Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short-term investments and maturing investments represent additional sources of liquidity.
     Finally, the Corporation's subsidiary bank does have access to funds on a short-term basis from the Federal Reserve Bank discount window. Also, Fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. The Corporation has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances, both short-term and long-term, are available to help address any liquidity needs.




Table 12 - Loan Maturities and Interest Sensitivity<F1>


(Amounts in thousands)                        December 31, 1999
                                             _______________________________

                                     One year   One thru    Over five
                                     or less  five years      years   Total

Commercial, Financial and
  Agricultural
Fixed interest rate                   $ 5,895     $ 9,706    $13,220    $28,821
  Variable interest rate               28,176      22,908      3,867     54,951
                                      _______     _______    _______    _______
    Total                             $34,071     $32,614    $17,087    $83,772
Real Estate Construction
  Fixed interest rate                 $    99     $ 1,253    $     0    $ 1,352
  Variable interest rate              $     0     $     0    $     0    $     0

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

MARKET RISK MANAGEMENT
     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. First Keystone Corporation's market risk is composed primarily of interest rate risk. The Corporation's interest rate risk results from timing differences in the repricing of assets, liabilities, off-balance sheet instruments, and changes in relationships between ratio indices and the potential exercise of explicit or embedded options.

     Increases in the level of interest rates also may adversely affect the fair value of the Corporation's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Corporation's interest-earning assets, which could adversely affect the Corporation's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Corporation's stockholders' equity, if retained. Under The Financial Accounting Standards Board (FASB) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Corporation's stockholders' equity. As of December 31, 1999, the Corporation's securities portfolio included $123,467,820 in securities classified as available for sale. Accordingly, with the magnitude of the Corporation's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Corporation. The Corporation does not own any trading assets.


38   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

Management's Discussion and Analysis
___________________________________________________________________


ASSET/LIABILITY MANAGEMENT
     The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net-interest income in a rising interest rate environment. Conversely, the Corporation's balance sheet has more liabilities repricing than assets and is liability sensitive or negatively gapped. This position would contribute positively to net interest income in a falling rate environment.
     Limitations of gap analysis as illustrated in Table 13 include:
a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate gaps reflect the Corporation's position on a single day (December 31, 1999 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.
     Also in Table 13, the Corporation has elected to incorporate some interest bearing demand deposits and savings deposits as rate sensitive in the three months or less time frame. The result is a negative gap in that time frame of $35,913,000. However, much of our interest bearing demand deposits and savings deposits are considered core deposits and are not rate sensitive, especially in the three months or less time frame. Accordingly, the Corporation feels it is only slightly negatively gapped with exposure to an increase in interest rates limited within policy guidelines. As discussed previously, a negative gap will decrease net interest income should interest rates rise. Despite the Corporation's negative gap position, the impact of a rapid rise in interest rates as occurred in 1994 and 1999, did not have a significant effect on our net interest income.



Table 13 - Interest Rate Sensitivity Analysis


(Amounts in thousands)                             December 31, 1999
                                            _____________________________
                                           3 Months       3 - 12       1 - 5
                                           or Less        Months       Years
                                            ______       ______       _____
Rate Sensitive Assets:
  Cash and cash equivalent                  $     80     $      0     $      0
  Loans                                       32,331       22,732       69,321
  Investments                                 11,428        7,344       30,564
                                            ________     ________     ________
  Total Rate Sensitive Assets               $ 43,839     $ 30,076     $ 99,885
Rate Sensitive Liabilities:
  Interest-bearing deposits                 $ 45,354     $ 62,490     $ 35,287
  Short-term borrowings                       31,398          196            0
  Long-term borrowings                         3,000        5,250        5,000
                                            ________     ________     ________
  Total Rate Sensitive
    Liabilities                             $ 79,752     $ 67,936     $ 40,287
Interest Rate Sensitivity:
  Current period                            $(35,913)    $(37,860)    $ 59,598
  Cumulative gap                             (35,913)     (73,773)     (14,175)
Cumulative gap to total assets               (10.77%)     (22.12%)      (4.25%)




(Amounts in thousands)                             December 31, 1999
                                            _____________________________

                                            Over
                                           5 Years        Total
Rate Sensitive Assets:
  Cash and cash equivalent                  $      0     $     80
  Loans                                       58,247      182,631
  Investments                                 85,694      135,030
                                            ________     ________
  Total Rate Sensitive Assets               $143,941     $317,741
Rate Sensitive Liabilities:
  Interest-bearing deposits                 $ 80,629     $223,760
  Short-term borrowings                            0       31,594
  Long-term borrowings                        12,750       26,000
                                            ________     ________
  Total Rate Sensitive
    Liabilities                             $ 93,379     $281,354
Interest Rate Sensitivity:
  Current period                            $ 50,562     $ 36,387
  Cumulative gap                              36,387
Cumulative gap to total assets                10.91%



Interest Rate Risk Measurement
     The Bank's Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by ALCO are reviewed by the Corporation's Board of Directors. One of the primary goals of asset/liability management is to maximize net interest income and the net value of the Corporation's future cash flows within established interest rate risk limits.
     Another way management reviews its interest sensitivity position in addition to earnings simulation modeling is net present value estimation. While each of these interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Corporation.

Management's Discussion and Analysis
___________________________________________________________________



Earnings Simulation Modeling
     Earnings simulation modeling is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.
     Table 14 presents an analysis of the changes in net-interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Board of Directors. The earnings simulation model projects net-interest income would increase by approximately 5.64% if rates fell gradually by two percentage points over one year. The model projects a decrease of approximately 5.14% in net-interest income if rates rise gradually by two percentage points over one year. Both of these forecasts are within the one year policy guidelines of 10%.

Net Present Value Estimation
     The net present value measure is used for helping to determine levels of risk at a point in time present in the balance sheet that might not be taken into account in the earnings simulation model. The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year-end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 17.4%. Additionally, net present value is projected to decrease by 39.6% if rates increase immediately by 200 basis points, both within policy limits restricting these amounts to 50%. During 1999, the Corporation's net present value risk position grew more liability sensitive. The change in position was primarily a result of higher interest rates and repurchases of the Corporation's own stock.
     The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.



Table 14 - Effect of Change in Interest Rates


                                             Projected           ALCO
                                                Change         Guidelines
                                                ______          _________

Effect on Net Interest Income
1-year Net Income simulation
  Projection
   200 bp Ramp vs Stable Rate                       5.64%           (10%)
  +200 bp Ramp vs Stable Rate                      (5.14%)          (10%)

Effect on Net Present Value
  of Balance Sheet
Static Net Present Value Change
   200 bp Shock vs Stable Rate                     17.4%            (50%)
  +200 bp Shock vs Stable Rate                    (39.6%)           (50%)



YEAR 2000 COMPLIANCE
     During 1999, management completed the process of preparing its computer systems and applications for the Year 2000. The process involves identifying and remediating date recognition problems in computer systems and software and other operating equipment that could be caused by the date change from December 31, 1999, to January 1, 2000. In addition, the process involved working with third parties to address their year 2000 issues and developing contingency plans to address potential risks in the event of Year 2000 failures. To date, First Keystone Corporation has successfully managed the transition into the Year 2000.
     Unanticipated problems associated with non-compliance by third parties and disruptions to the economy in general resulting from Year 2000 issues could still have a negative impact on First Keystone Corporation.


40   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999

Management's Discussion and Analysis
___________________________________________________________________


Management will continue to monitor all business processes, including interaction with customers, vendors, and other third parties throughout 2000 to address any issues and insure all processes and systems continue to function properly.
   Through 1999, the Corporation estimates that its total Year 2000 project cost did not exceed $100,000. The expenses for maintenance or modification of software associated with the Year 2000 were expensed as incurred. The costs of new software were capitalized and amortized over the software's useful life. The aforementioned Year 2000 project cost may change as the Corporation progresses through 2000. Some additional project costs are expected to be incurred in 2000 for ongoing monitoring and support activities. These costs will be expensed as incurred and are estimated not to exceed $25,000.
     Management believes it has an effective plan in place to address the Year 2000 issues in a timely manner and, thus far, activities have tracked in accordance with the original plan.

MARKET PRICE/DIVIDEND HISTORY

     First Keystone Corporation's common stock is quoted on the Over The Counter (OTC) Bulletin Board under the symbol "FKYS." The table below reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated. All amounts are restated to reflect a 10% stock dividend paid in May 1997 and a 3 for 1 split in the form of a 200% dividend paid in March 1998. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.


Table 15 - Market Price/Dividend History <F1>

                                         1999
                               __________________________
                              Common Stock        Dividends
                                High/Low           Paid
                                 _______           ____
First Quarter              $33.50/$30.00                 $.17
Second Quarter             $30.25/$28.50                  .17
Third Quarter              $29.00/$26.25                  .17
Fourth Quarter             $26.25/$20.25                  .19


                                         1998
                               __________________________
                              Common Stock        Dividends
                                High/Low           Paid
                                 _______           ____
First Quarter              $30.25/$19.08                 $.14
Second Quarter             $32.50/$29.50                  .14
Third Quarter              $36.13/$32.00                  .14
Fourth Quarter             $34.38/$32.50                  .17


                                         1997
                               __________________________
                              Common Stock        Dividends
                                High/Low           Paid
                                 _______           ____
First Quarter              $11.21/$10.74                 $.106
Second Quarter             $14.33/$10.92                  .117
Third Quarter              $14.33/$14.33                  .117
Fourth Quarter             $19.08/$16.63                  .133

<F1>
Reflects adjustment for stock dividends more fully described in Note
1.



     The following brokerage firms make a market in First Keystone Corporation stock:

Janney Montgomery Scott, Inc.     1801 Market Street
                                  Philadelphia, PA  19103
                                  (800) 526-6397


Ryan, Beck and Company            150 Monument Road
                                  Suite 106
                                  Bala Cynwyd, PA  19004
                                  (800) 223-8969


Tucker Anthony Cleary Gull        2101 Oregon Pike
                                  Lancaster, PA  17601
                                  (717) 519-6020

Management's Discussion and Analysis
___________________________________________________________________



Table 16 - Quarterly Results of Operations (Unaudited)


(Amounts in thousands, except per share)

                                               Three Months Ended
                                      _____________________________________

1999                             March      June        September     December
                                 31           30          30           31
                                 _____      ____        ________      _______
Interest income                    $5,435      $5,765      $5,900       $6,072
Interest expense                    2,745       2,994       3,030        3,119
Net interest income                $2,690      $2,771      $2,870       $2,953
Provision for loan losses              75         100          50          100
Other non-interest income             364         478         461          412
Non-interest expense                1,491       1,517       1,588        1,714
                                   ______      ______      ______       ______
Income before income taxes         $1,488      $1,632      $1,693       $1,551
Income taxes                          265         332         338          269
                                   ______      ______      ______       ______
Net income                         $1,223      $1,300      $1,355       $1,282

Per share<F1>                      $  .42      $  .45      $  .47       $  .45



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

<F1>
Reflects adjustment for stock dividends more fully described in Note 1.



42   FIRST KEYSTONE CORPORATION  (BULLET)  Annual Report 1999