Form 10-K/A, Exhibit 13
period 1999-12-31
FIRST KEYSTONE CORP
filed 2000-06-09
CIK 737875

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



24   FIRST KEYSTONE CORPORATION (BULLET)  Annual Report 1999

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders of First Keystone Corporation:

     We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.





                                 /s/J. H. Williams & Co., LLP
                                 J. H. Williams & Co., LLP



Kingston, Pennsylvania
January 10, 2000

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