Form 10-K, Exhibit 13
period 2000-12-31
FIRST KEYSTONE CORP
filed 2001-03-29
CIK 737875

EXHIBIT 13



              EXCERPT FROM ANNUAL REPORT TO SHAREHOLDERS
                FOR FISCAL YEAR ENDED DECEMBER 31, 1999

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 and 1999

___________________________________________________________________________

                                                    2000            1999
___________________________________________________________________________

ASSETS

Cash and due from banks                           $  6,732,976    $  6,883,976
Interest-bearing deposits
  in other banks                                     2,427,980          80,157
Investment securities Available-
  for-Sale                                         147,700,955     123,467,820
Investment securities Held-to-
  Maturity (estimated fair value
 2000 - $8,634,578; 1999 - $11,335,286)              8,736,737      11,562,998
Loans, net of unearned income                      190,671,641     185,230,902
Allowance for loan losses                           (2,702,313)     (2,599,550)
                                                  ____________    ____________
  Net loans                                       $187,969,328    $182,631,352
                                                  ____________    ____________
Premises and equipment, net                          3,570,493       3,881,011
Accrued interest receivable                          2,491,093       2,238,835
Other assets                                           712,744       2,769,638
     TOTAL ASSETS                                 $360,342,306    $333,515,787
                                                  ============    ============



LIABILITIES

Deposits:
  Non-interest bearing                            $ 24,846,933    $ 20,919,398
  Interest bearing                                 246,626,077     223,760,786
     Total Deposits                               $271,473,010    $244,680,184
Short-term borrowings                                8,559,655      31,594,327
Long-term borrowings                                41,250,000      26,000,000
Accrued interest and other expenses                  2,231,272       1,831,865
Other liabilities                                      170,732          51,892
                                                  ____________    ____________
     TOTAL LIABILITIES                            $323,684,669    $304,158,268



STOCKHOLDERS' EQUITY

Preferred stock, par value $10.00
  per share; authorized and
  unissued 500,000 shares                         $     -         $     -
Common stock, par value $2.00 per
  share; authorized 10,000,000
  shares; issued 2,933,727 shares                    5,867,454       5,867,454
Surplus                                              9,761,066       9,761,066
Retained earnings                                   23,311,355      20,285,218
Accumulated other comprehensive
  income (loss)                                        814,443      (3,459,538)
Treasury stock, 100,000 shares
  at cost                                           (3,096,681)     (3,096,681)
                                                  ____________    ____________

     TOTAL STOCKHOLDERS' EQUITY                   $ 36,657,637    $ 29,357,519

     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                       $360,342,306    $333,515,787
                                                  ============    ============

The accompanying notes are an integral part of these consolidated financial statements.



4    FIRST KEYSTONE CORPORATION  * Annual Report 2000


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 and 1998

___________________________________________________________________________

                                                  2000             1999
___________________________________________________________________________

INTEREST INCOME

Interest and fees on loans                       $15,891,357      $14,567,163
Interest and dividends on
  investment securities:
  Taxable                                          6,044,612        5,098,399
  Tax-exempt                                       3,185,612        3,087,924
  Dividends                                          521,415          252,460
Deposits in banks                                      7,404          166,666
                                                 ___________      ___________
    Total interest income                        $25,650,400      $23,172,612

INTEREST EXPENSE
Deposits                                         $10,972,391      $ 9,496,065
Short-term borrowings                              1,317,936        1,383,099
Long-term borrowings                               1,705,032        1,009,031
                                                 ___________      ___________
    Total interest expense                       $13,995,359      $11,888,195
                                                 ___________      ___________
    Net interest income                          $11,655,041      $11,284,417
Provision for loan losses                            425,000          325,000
                                                 ___________      ___________
    Net interest income after
      provision for loan losses                  $11,230,041      $10,959,417

NON-INTEREST INCOME
  Trust Department                               $   570,631      $   577,152
  Service charges and fees                         1,093,057          940,144
  Gain on sale of loans                               58,093           34,820
  Investment securities gains
   (losses) - net                                    113,001          123,738
  Other                                               40,272           38,731
                                                 ___________      ___________
    Total non-interest income                    $ 1,875,054      $ 1,714,585
                                                 ___________      ___________

NON-INTEREST EXPENSE
  Salaries and employee benefits                 $ 3,761,797      $ 3,453,167
  Occupancy, net                                     431,223          401,120
  Furniture and equipment                            569,590          550,620
  State Shares Tax                                   308,747          284,385
  Other                                            1,715,234        1,620,679
                                                 ___________      ___________
    Total non-interest expense                   $ 6,786,591      $ 6,309,971

Income before income taxes                       $ 6,318,504      $ 6,364,031
Income tax expense                                 1,110,397        1,203,966
                                                 ___________      ___________

    NET INCOME                                   $ 5,208,107      $ 5,160,065
                                                 ===========      ===========

PER SHARE DATA
  Net income                                     $      1.84      $      1.80
  Cash dividends                                 $       .77      $       .70
  Weighted average shares
    outstanding                                    2,833,727        2,862,890


___________________________________________________________________________

                                                  1998
___________________________________________________________________________

INTEREST INCOME

Interest and fees on loans                       $13,412,619
Interest and dividends on
  investment securities:
  Taxable                                          4,301,941
  Tax-exempt                                       2,562,325
  Dividends                                          179,521
Deposits in banks                                    246,822
                                                 ___________
    Total interest income                        $20,703,228

INTEREST EXPENSE
Deposits                                         $ 9,208,368
Short-term borrowings                                303,467
Long-term borrowings                                 817,313
                                                 ___________
    Total interest expense                       $10,329,148
                                                 ___________
    Net interest income                          $10,374,080
Provision for loan losses                            275,000
                                                 ___________
    Net interest income after
      provision for loan losses                  $10,099,080
                                                 ___________

NON-INTEREST INCOME
  Trust Department                               $   524,835
  Service charges and fees                           749,705
  Gain on sale of loans                              126,409
  Investment securities gains
    (losses) - net                                   178,634
  Other                                               48,555
                                                 ___________
    Total non-interest income                    $ 1,628,138

NON-INTEREST EXPENSE
  Salaries and employee benefits                 $ 2,887,862
  Occupancy, net                                     403,242
  Furniture and equipment                            516,186
  State Shares Tax                                   252,230
  Other                                            1,475,560
                                                 ___________
    Total non-interest expense                   $ 5,535,080
                                                 ___________

Income before income taxes                       $ 6,192,138
Income tax expense                                 1,304,606

    NET INCOME                                   $ 4,887,532
                                                 ===========

PER SHARE DATA
  Net income                                     $      1.67
  Cash dividends                                 $       .59
  Weighted average shares
    outstanding                                    2,925,695


Basic earnings per share and diluted earnings per share are the same for 2000, 1999, and 1998.


The accompanying notes are an integral part of these consolidated financial statements.




FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 and 1998

___________________________________________________________________________
                                       Common                   Comprehensive
                                        Stock     Surplus      Income (Loss)
___________________________________________________________________________

Balance At December 31, 1997          $1,955,818     $9,761,066

Comprehensive Income:
  Net income                                                        $4,887,532
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                                            (35,237)
                                                                    __________
  Total comprehensive income                                        $4,852,295
                                                                    ==========
3 for 1 stock split in the
  form of a 200% stock
  dividend                             3,911,636
Cash dividends - $.59
  per share
Acquisition of 35,134
  shares of treasury stock
                                      __________     __________
Balance At December 31, 1998          $5,867,454     $9,761,066

Comprehensive Income (Loss):
  Net income                                                        $5,160,065
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                                         (5,652,066)
                                                                    __________
  Total comprehensive
    income (loss)                                                   $ (492,001)
                                                                    ==========
Cash dividends - $.70
  per share
Acquisition of 64,866
  shares of treasury stock
                                      __________     __________
Balance At December 31, 1999          $5,867,454     $9,761,066

Comprehensive Income (Loss):
  Net income                                                        $5,208,107
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                                          4,273,981
                                                                    __________
  Total comprehensive
    income (loss)                                                   $9,482,088
                                                                    ==========
Cash dividends - $.77
  per share
                                      __________     __________
Balance At December 31, 2000          $5,867,454     $9,761,066
                                      ==========     ==========


___________________________________________________________________________
                                                 Accumulated
                                                    Other
                                    Retained     Comprehensive    Treasury
                                    Earnings     Income (Loss)      Stock
___________________________________________________________________________

Balance At December 31, 1997        $17,873,418     $2,227,765     $    -

Comprehensive Income:
  Net income                         $4,887,532
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                            (35,237)
  Total comprehensive income
3 for 1 stock split in the
  form of a 200% stock
  dividend                           (3,911,636)
Cash dividends - $.59
  per share                          (1,726,192)
Acquisition of 35,134
  shares of treasury stock                                          (1,191,021)
                                    ___________     __________     ___________
Balance At December 31, 1998        $17,123,122     $2,192,528     $(1,191,021)

Comprehensive Income:
  Net income                         $5,160,065
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                         (5,652,066)
  Total comprehensive
    income (loss)
Cash dividends - $.70
  per share                          (1,997,969)
Acquisition of 64,866
  shares of treasury stock                                          (1,905,660)
                                    ___________     __________     ___________
Balance At December 31, 1999        $20,285,218    $(3,459,538)    $(3,096,681)

Comprehensive Income (Loss):
  Net income                         $5,208,107
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                          4,273,981
  Total comprehensive
    income (loss)
Cash dividends - $.77
  per share                          (2,181,970)
                                    ___________     __________     ___________
Balance At December 31, 2000        $23,311,355     $  814,443     $(3,096,681)
                                    ===========     ==========     ===========


___________________________________________________________________________

                                           Total
___________________________________________________________________________

Balance At December 31, 1997              $31,818,067

Comprehensive Income:
  Net income                              $ 4,887,532
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                   (35,237)
  Total comprehensive income
3 for 1 stock split in the
  form of a 200% stock
  dividend                                      -
Cash dividends - $.59
  per share                                (1,726,192)
Acquisition of 35,134 shares
  of treasury stock                        (1,191,021)
                                          ___________
Balance At December 31, 1998              $33,753,149

Comprehensive Income (Loss):
  Net income                               $5,160,065
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                (5,652,066)
  Total comprehensive income
    (loss)
Cash dividends - $.70
  per share                                (1,997,969)
Acquisition of 64,866
  shares of treasury stock                 (1,905,660)
                                          ___________
Balance At December 31, 1999              $29,357,519

Comprehensive Income (Loss):
  Net income                               $5,208,107
  Change in net unrealized
    gain (loss) on
    investment securities
    available-for-sale, net
    of reclassification
    adjustment and tax
    effects                                 4,273,981
  Total comprehensive
    income (loss)
Cash dividends - $.77
  per share                                (2,181,970)
                                          ___________
Balance At December 31, 2000              $36,657,637
                                          ===========


The accompanying notes are an integral part of these consolidated financial statements.



   6   FIRST KEYSTONE CORPORATION  *  Annual Report 2000


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 and 1998

___________________________________________________________________________

                                                   2000              1999
___________________________________________________________________________


OPERATING ACTIVITIES
Net income                                        $  5,208,107    $  5,160,065
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Provision for loan losses                          425,000         325,000
    Depreciation and amortization                      406,244         389,368
    Premium amortization on investment
      securities                                        99,905         233,671
    Discount accretion on investment
      securities                                    (1,041,070)       (242,116)
    Deferred income taxes (benefit)                    (12,487)        (13,451)
    Gain on sale of loans                              (58,093)        (34,820)
    Proceeds from sale of loans                      3,912,715       5,686,033
    Originations of loans held for
      resale                                        (3,030,719)     (8,147,429)
    Gain on sales of investment
      securities                                      (113,001)       (123,738)
    Gain on sale of premises and
      equipment                                          -               -
    Loss on sale of foreclosed assets
      held for sale                                     35,549          20,285
    Increase in accrued interest
      receivable                                      (252,258)       (105,805)
    Increase in other assets - net                     (85,528)       (328,740)
    Increase (decrease) in accrued
      interest and other expenses                      399,407         310,836
    Increase (decrease) in other
      liabilities - net                                 32,485        (104,477)
                                                  ____________    ____________
    NET CASH PROVIDED BY OPERATING
      ACTIVITIES                                  $  5,926,256    $  3,024,682

INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale                   $ 42,234,478    $ 42,527,853
Proceeds from maturities and
   redemptions of investment
  securities Available-for-Sale                      6,859,854      16,454,598
Purchases of investment securities
  Available-for-Sale                               (64,194,871)    (71,777,779)
Purchases of investment securities
  Held-to-Maturity                                      -               -
Proceeds from maturities and
  redemption of investment
  securities Held-to-Maturity                        1,191,510          -
Net increase in loans                               (6,668,862)    (21,696,625)
Proceeds from sale of premises
  and equipment                                         -               -
Purchases of premises and equipment                    (95,726)       (512,814)
Proceeds from sale of foreclosed
  assets held for sale                                 118,000         242,900
                                                  ____________    ____________
    NET CASH USED IN INVESTING
      ACTIVITIES                                  $(20,555,617)   $(34,761,867)
                                                  ____________    ____________
FINANCING ACTIVITIES
Net increase (decrease) in deposits               $ 26,792,826    $ (2,411,335)
Net increase (decrease) in
  short-term borrowings                            (23,034,672)     24,960,681
Proceeds from long-term borrowings                  32,500,000      20,000,000
Repayment of long-term borrowings                  (17,250,000)     (7,000,000)
Acquisition of Treasury Stock                           -           (1,905,660)
Cash dividends paid                                 (2,181,970)     (1,997,969)
                                                  ____________    ____________
    NET CASH PROVIDED BY FINANCING
      ACTIVITIES                                  $ 16,826,184    $ 31,645,717
                                                  ____________    ____________
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                $  2,196,823    $    (91,468)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                  6,964,133       7,055,601
                                                  ____________    ____________
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                              $  9,160,956    $  6,964,133
                                                  ============    ============


___________________________________________________________________________


                                                   1998
___________________________________________________________________________

OPERATING ACTIVITIES
Net income                                        $  4,887,532
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Provision for loan losses                          275,000
    Depreciation and amortization                      345,566
    Premium amortization on investment
      securities                                       260,911
    Discount accretion on investment
      securities                                      (143,293)
    Deferred income taxes (benefit)                      1,586
    Gain on sale of loans                             (126,409)
    Proceeds from sale of loans                      5,751,429
    Originations of loans held for
      resale                                        (7,506,624)
    Gain on sales of investment
      securities                                      (178,634)
    Gain on sale of premises and
      equipment                                        (12,157)
    Loss on sale of foreclosed assets
      held for sale                                      -
    Increase in accrued interest
      receivable                                      (135,094)
    Increase in other assets - net                     (43,090)
    Increase (decrease) in accrued
      interest and other expenses                         (803)
    Increase (decrease) in other
      liabilities - net                               (272,171)
                                                  ____________
    NET CASH PROVIDED BY OPERATING
      ACTIVITIES                                  $  3,103,749
                                                  ____________
INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale                   $  9,799,220
Proceeds from maturities and
  redemptions of investment
  securities Available-for-Sale                     15,869,144
Purchases of investment securities
  Available-for-Sale                               (60,639,364)
Purchases of investment securities
  Held-to-Maturity                                    (676,524)
Proceeds from maturities and
  redemption of investment
  securities Held-to-Maturity                        3,437,452
Net increase in loans                               (7,725,344)
Proceeds from sale of premises
  and equipment                                         22,042
Purchases of premises and equipment                   (677,327)
Proceeds from sale of foreclosed
  assets held for sale                                   -
                                                  ____________
    NET CASH USED IN INVESTING
      ACTIVITIES                                  $(40,590,701)

FINANCING ACTIVITIES
Net increase (decrease) in deposits               $ 29,444,335
Net increase (decrease) in
  short-term borrowings                                531,486
Proceeds from long-term borrowings                   7,000,000
Repayment of long-term borrowings                   (3,000,000)
Acquisition of Treasury Stock                       (1,191,021)
Cash dividends paid                                 (1,726,192)
                                                  ____________
    NET CASH PROVIDED BY FINANCING
      ACTIVITIES                                  $ 31,058,608
                                                  ____________
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                $ (6,428,344)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                 13,483,945
                                                  ____________
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                              $  7,055,601
                                                  ============



The accompanying notes are an integral part of these consolidated financial statements


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements for Years Ended December 31, 2000, 1999 and 1998

NOTE 1 * SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accounting policies of First Keystone Corporation and Subsidiary (the "Corporation") are in accordance with accounting principles generally accepted in the United States of America and conform to common practices within the banking industry. The more significant policies follow:

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

Segment Reporting
     The Corporation's banking subsidiary acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine network, the Bank offers a full array of commercial and retail financial services, including the taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services. The Bank also performs personal, corporate, pension and fiduciary services through its Trust Department.
     Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, trust and mortgage banking operations of the Corporation. Currently, management measures the performance and allocates the resources of First Keystone Corporation as a single segment.

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

8  FIRST KEYSTONE CORPORATION * Annual Report 2000

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

Foreclosed Assets Held For Sale
     Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value on the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell and is included in other assets. Revenues derived from and costs to maintain the assets and subsequent gains and losses on sales are included in other non-interest income and expense.

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

Stock Based Compensation
     The Corporation accounts for stock options and shares issued under the Stock Option Incentive Plan in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees". Under this method no compensation expense is recognized for stock options when the exercise price equals the fair value of the options at the grant date. Under provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", the fair value of a stock option is required to be recognized as compensation expense over the service period (generally the vesting period). As permitted under SFAS No. 123 the Corporation has elected to continue to account for its stock option plan in accordance with APB No. 25. Additionally, as required, the notes to the consolidated financial statements disclose the proforma impact to net income and earnings per share that would occur if compensation expense had been recognized under SFAS No. 123.

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

Cash Flow Information
     For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.
     Interest paid on deposits and other borrowings was $13,691,639, $11,665,446, and $10,355,156 in 2000, 1999 and 1998, respectively.
Cash payments for income taxes were $1,024,517, $1,327,420, and $1,314,645 for 2000, 1999 and 1998, respectively. The Corporation transferred loans to foreclosed assets held for sale in the amounts of $81,982 in 2000.

Trust Assets and Income
     Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is generally recognized on a cash basis and is not materially different than if it were reported on an accrual basis.

New Accounting Standards
     Statement of Financial Accounting Standards (SFAS) No. 133 (as amended by SFAS No. 138), "Accounting for Derivative Instruments and Hedging Activities", becomes effective for financial reporting periods beginning after June 15, 2000. SFAS 133 requires the recognition of the fair value of all derivative instruments on the consolidated balance sheet. Since the Corporation does not enter into transactions involving derivatives described in the standard and does not engage in hedging activities, the standard is not expected to have a significant impact on the Corporation's consolidated financial condition or results of operations.
     Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", is generally effective for transactions occurring after March 31, 2001. For recognition and reclassification of collateral and for disclosure related to securitization transactions and collateral, the effective date is for fiscal years ending after December 15, 2000. SFAS No. 140 replaces SFAS No. 125 and provides revisions to the standards for accounting and requirements for certain disclosures relating to securitzations and other transfers of financial assets. The standard is not expected to have a significant impact on the Corporation's consolidated financial condition or results of operations.


10  FIRST KEYSTONE CORPORATION  * Annual Report 2000

Reporting Format
     Certain amounts in the consolidated financial statements of prior periods have been reclassified to conform with presentation used in the 2000 consolidated financial statements. Such reclassifications have no effect on the Corporation's consolidated financial condition or net income.


NOTE 2 * RESTRICTED CASH BALANCES
     Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all member depository institutions. The Corporation's banking subsidiary was required to have aggregate cash reserves of $700,000 and $333,000 at December 31, 2000, and 1999, respectively.
     The Corporation's banking subsidiary also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing and charge card processing. Balances maintained for this purpose were $1,271,283 at December 31, 2000.


NOTE 3 * INVESTMENT SECURITIES
     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-For-Sale"
       or "Held-to-Maturity" were as follows at December 31, 2000 and 1999:


                                     Available-for-Sale Securities
                           _________________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           _________   __________   _________       ________
December 31, 2000:
Obligations of U.S.
 Government
 Corporations
 and Agencies:
  Mortgage-backed         $ 49,734,384   $  301,618   $  565,195 $ 49,470,807
  Other                     17,001,311       70,247      121,912   16,949,646
Obligations of
  state and
  political
  subdivisions              57,778,168    1,793,777      873,525   58,698,420
Corporate
  securities                13,235,759      276,454        7,206   13,505,007
Equity securities            8,677,073      546,560      146,558    9,077,075
                          ____________   __________   __________ ____________
Total                     $146,426,695   $2,988,656   $1,714,396 $147,700,955
                          ============   ==========   ========== ============





                                      Held-to-Maturity Securities
                          __________________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           _________   __________   _________       ________

December 31, 2000:
Obligations of U.S.
  Government
  Corporations
  and Agencies:
  Mortgage-backed           $6,946,702     $12,624     $130,600    $6,828,726
Obligations of
  state and
  political
  subdivisions               1,790,035      16,084          267     1,805,852
                            __________     _______     ________    __________
Total                       $8,736,737     $28,708     $130,867    $8,634,578
                            ==========     =======     ========    ==========




                                     Available-for-Sale Securities
                           _________________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           _________   __________   _________       ________
December 31, 1999:
Obligations of U.S.
  Government
  Corporations
  and Agencies:
   Mortgage-backed        $ 42,398,524    $  10,874   $1,849,700 $ 40,559,698
  Other                     22,004,537       -           831,100   21,173,437
Obligations of
  state and
  political
  subdivisions              57,763,990      447,062    3,670,341   54,540,711
Equity securities            6,470,328      808,279       84,633    7,193,974
                          ____________   __________   __________ ____________
Total                     $128,637,379   $1,266,215   $6,435,774 $123,467,820
                          ============   ==========   ========== ============


                                                                   11


                                      Held-to-Maturity Securities
                           _________________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           _________   __________   _________       ________
December 31, 1999:
Obligations of U.S.
  Government
  Corporations
  and Agencies:
  Mortgage-backed          $ 8,169,734     $ 8,253     $228,506   $ 7,949,481
Obligations of
  state and
  political
  subdivisions               3,393,264      24,414       31,873     3,385,805
                           ___________     _______     ________   ___________
Total                      $11,562,998     $32,667     $260,379   $11,335,286
                           ===========     =======     ========   ===========



     Securities Available-for-Sale with an aggregate fair value of $64,894,418 in 2000, $48,426,229 in 1999; and securities Held-to-Maturity with an aggregate unamortized cost of $8,736,737 in 2000 and $11,121,179 in 1999, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase, FHLB advances and other balances of $42,269,159 in 2000 and $28,664,980 in 1999 as required by law.
     The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 2000. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.





                                             December 31, 2000
                                    __________________________________
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                     Obligations <F1>    Subdivisions <F2>
                                       _____________       ______________
Available-For-Sale:
Within 1 Year:
 Amortized Cost                           $    -              $ 1,596,182
 Estimated Fair Value                          -                1,617,903
 Weighted average yield                        -                    7.85%
1 - 5 Years:
 Amortized cost                             1,999,492               -
 Estimated fair value                       2,016,243               -
 Weighted average yield                         6.51%               -
5 - 10 Years:
 Amortized cost                            12,570,546             611,671
 Estimated Fair value                      12,573,712             559,630
 Weighted average yield                         6.94%              10.51%
After 10 Years:
 Amortized cost                            52,165,657          55,570,315
 Estimated fair value                      51,830,498          56,520,887
 Weighted average yield                         6.98%               8.19%
                                          ___________         ___________
Total:
 Amortized cost                           $66,735,695         $57,778,168
 Estimated fair value                      66,420,453          58,698,420
 Weighted average yield                         6.96%               8.22%



                                             December 31, 2000
                                  ______________________________________
                                 Marketable
                                    Other             Equity     Corporate
                                 Securities         Securities  Securities
                                   <F3>               <F3>
                                  ________          ________     _________
Available-For-Sale:
Within 1 Year:
 Amortized Cost                     $    -           $    -        $    -
 Estimated Fair Value                    -                -             -
 Weighted average yield                  -                -             -
1 - 5 Years:
 Amortized cost                          -                -          9,568,694
 Estimated fair value                    -                -          9,767,671
 Weighted average yield                  -                -              7.42%
5 - 10 Years:
 Amortized cost                          -                -          3,667,065
 Estimated Fair value                    -                -          3,737,336
 Weighted average yield                  -                -              7.76%
After 10 Years:
 Amortized cost                      7,482,667        1,194,406          -
 Estimated fair value                7,479,700        1,597,375          -
 Weighted average yield                  6.27%            4.71%          -
                                    __________       __________    ___________
Total:
 Amortized cost                     $7,482,667       $1,152,400    $13,235,759
 Estimated fair value                7,479,700        1,597,375     13,505,007
 Weighted average yield                  6.27%            4.71%          7.52%
_______________________

<F1>
Mortgage-backed securities are allocated for maturity reporting at their original maturity date.
<F2>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F3>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.



12  FIRST KEYSTONE CORPORATION * Annual Report 2000

                                             December 31, 2000
                                     _________________________________
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                     Obligations <F1>    Subdivisions <F2>
                                       _____________       ______________
Held-To-Maturity:
Within 1 Year:
 Amortized Cost                            $   -               $  289,181
 Estimated fair value                          -                  293,161
 Weighted average yield                        -                    8.43%
1 - 5 Years:
 Amortized cost                                -                  500,000
 Estimated fair value                          -                  500,710
 Weighted average yield                        -                    7.19%
5 - 10 Years:
 Amortized cost                                -                  196,230
 Estimated Fair value                          -                  195,964
 Weighted average yield                        -                    6.97%
After 10 Years:
 Amortized cost                             6,946,702             804,624
 Estimated fair value                       6,828,726             816,017
 Weighted average yield                         7.13%               7.87%
                                           __________          __________
Total:
 Amortized cost                            $6,946,702          $1,790,035
 Estimated fair value                       6,828,726           1,805,582
 Weighted average yield                         7.13%               7.67%



                                             December 31, 2000
                                 ________________________________________
                                  Marketable
                                     Other           Equity     Corporate
                                  Securities       Securities    Securities
                                    <F3>             <F3>
                                   _________        _________   _________
Held-To-Maturity:
Within 1 Year:
 Amortized Cost                      $   -            $   -        $   -
 Estimated fair value                    -                -            -
 Weighted average yield                  -                -            -
1 - 5 Years:
 Amortized cost                          -                -            -
 Estimated fair value                    -                -            -
 Weighted average yield                  -                -            -
5 - 10 Years:
 Amortized cost                          -                -            -
 Estimated Fair value                    -                -            -
 Weighted average yield                  -                -            -
After 10 Years:
 Amortized cost                          -                -            -
 Estimated fair value                    -                -            -
 Weighted average yield                  -                -            -
Total:
 Amortized cost                      $   -            $   -        $   -
 Estimated fair value                    -                -            -
 Weighted average yield                  -                -            -
_______________________

<F1>
Mortgage-backed securities are allocated for maturity reporting at their original maturity date.
<F2>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F3>
Other securities and marketable equity securities are not considered to have defined maturities and are included in the after ten year category.



     FHLB stock has no stated maturity; however, it must be owned as long as the Bank remains a member of the FHLB System. The Bank does not anticipate that it will discontinue its membership and therefore, the investment in the amount of $5,000,000 and $5,000,000 in 2000 and 1999, respectively are classified as other securities.
     There were no aggregate investments with a single issuer (excluding the U.S. Government and its agencies) which exceeded ten percent of consolidated shareholders' equity at December 31, 2000. The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in Available-for-Sale debt and equity securities during 2000, 1999 and 1998 were $42,234,478, $42,527,853, and $9,799,220, respectively. Gross gains realized on these sales were $642,360, $645,549, and $219,310, respectively. Gross losses on these sales were $529,359, $521,811, and $40,676, respectively.

NOTE 4 * LOANS
     Major classifications of loans at December 31, 2000 and 1999 consisted of:


                                                   2000              1999
                                                   _______          _______
Commercial, Financial, and Agricultural           $ 22,673,573     $ 17,863,635
Tax-exempt                                           3,798,359        4,133,085
Real estate mortgage                               137,938,222      138,613,253
Consumer                                            32,844,448       30,594,972
                                                  ____________     ____________
Gross loans                                       $197,254,602     $191,204,945
Less: Unearned discount                              6,604,850        5,892,301
      Net deferred loan fees and costs                 (21,889)          81,742
                                                  ____________     ____________
Loans, net of unearned income                     $190,671,641     $185,230,902
                                                  ============     ============


     Mortgage loans held for sale included in loans were $5,624,623 and $6,448,526 at December 31, 2000 and 1999, respectively.
     Changes in the allowance for loan losses for the years ended
December 31, 2000, 1999 and 1998, were as follows:


                                      2000            1999           1998
                                       _____          _____         _____
Balance, January 1                   $2,599,550     $2,421,042     $2,371,194
Provision charged to
  operations                            425,000        325,000        275,000
Loans charged off                      (349,387)      (258,743)      (269,218)
Recoveries                               27,150        112,251         44,066
                                     __________     __________     __________
Balance, December 31                 $2,702,313     $2,599,550     $2,421,042
                                     ==========     ==========     ==========

     Non-accrual loans at December 31, 2000, 1999 and 1998 were
$714,214, $617,763, and $854,295, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:



                                           2000         1999          1998
                                           ____          ____         ____
Gross interest due under terms              $67,584      $68,569      $96,425
Amount included in income                    30,345        6,380        5,610
                                            _______      _______      _______
Interest income not recognized              $37,239      $62,189      $90,815
                                            =======      =======      =======


     At December 31, 2000 and 1999 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $61,192 and $55,889, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the year ended December 31, 2000 and 1999 was approximately $77,014 and $70,620, respectively.
     At December 31, 2000, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


NOTE 5 * MORTGAGE SERVICING RIGHTS
     The mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others was $13,042,084 and $10,781,607 at December 31, 2000 and 1999.
     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $5,912 and $4,536 at December 31, 2000 and 1999.


14  FIRST KEYSTONE CORPORATION * Annual Report 2000

     Changes in the balances of servicing assets for the years ended December 31, 2000, 1999 and 1998 were as follows:


                                       2000             1999        1998
                                       ____             ____        ____
Balance at January 1                  $104,999       $ 61,612        $ 7,032
Servicing asset additions               32,467         51,412         56,251
Amortization                           (13,126)        (8,025)        (1,671)
                                      ________       ________        _______
Balance at December 31                $124,340       $104,999        $61,612
                                      ========       ========        =======


     There was no valuation allowance on servicing assets as of December 31, 2000 and 1999. Additionally, there were no unrecognized servicing assets or liabilities for which it is not practicable to estimate fair value. Mortgage servicing rights in the Consolidated Balance Sheet are included in other assets at December 31, 2000 and 1999.


NOTE 6 * PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31, 2000 and 1999 follows:

                                              2000                1999
                                             _______             _______
Land                                          $  876,526          $  876,526
Buildings and improvements                     2,812,773           2,811,246
Equipment                                      4,103,708           4,048,362
                                              __________          __________
                                              $7,793,007          $7,736,134
Less:  Accumulated depreciation                4,222,514           3,855,123
                                              __________          __________
Total                                         $3,570,493          $3,881,011
                                              ==========          ==========


     Depreciation amounted to $406,244 for 2000, $389,368 for 1999, and $345,566 for 1998.


NOTE 7 * DEPOSITS
     Major classifications of deposits at December 31, 2000 and 1999 consisted of:

                                                2000          1999
                                              _______        _______
Demand - non-interest bearing                $ 24,846,933     $ 20,919,398
Demand - interest bearing                      48,911,441       47,630,009
Savings                                        47,826,463       44,099,703
Time, $100,000 and over                        41,227,452       29,849,603
Other time                                    108,660,721      102,181,471
                                             ____________     ____________
Total deposits                               $271,473,010     $244,680,184
                                             ============     ============


     The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 2000:


                  2001                       $37,115,594
                  2002                         2,050,382
                  2003                         1,473,973
                  2004                           100,000
                  2005                           487,503
                                             ___________
                                             $41,227,452
                                             ===========


     Interest expense related to time deposits of $100,000 or more was $1,762,574 in 2000, $1,573,586 in 1999, and $1,339,212 in 1998.


NOTE 8 * SHORT-TERM BORROWINGS
     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 2000, and 1999:


                                                      2000
                                         _________________________________
                                                            Maximum
                                   Ending      Average      Month End Average
                                   Balance      Balance     Balance     Rate
                                   _______      _______     _______     ____
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                      $7,824,323   $ 7,434,721   $ 9,442,568  5.15%
Federal Home Loan Bank                -         13,862,814    23,725,000  6.43%
U.S. Treasury tax and
  loan notes                         735,332       586,999     2,006,529  7.40%
                                  __________   ___________   ___________  _____
Total                             $8,559,655   $21,884,534   $35,174,097  6.47%
                                  ==========   ===========   ===========  =====



                                                      1999
                                      ______________________________________
                                                            Maximum
                                   Ending      Average      Month End Average
                                   Balance      Balance     Balance     Rate
                                   _______      _______     _______    _____
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                      $ 7,803,238  $22,974,939   $35,369,195  5.36%
Federal Home Loan Bank             22,250,000    4,695,648    22,250,000  5.47%
U.S. Treasury tax and
  loan notes                        1,541,089      636,757     1,733,122  4.91%
                                  ___________  ___________   ___________  _____
Total                             $31,594,327  $28,307,344   $59,352,317  5.41%
                                  ===========  ===========   ===========  =====



NOTE 9 * LONG-TERM BORROWINGS
     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Corporation's banking subsidiary which consist principally of first mortgage loans and certain investment securities.
     A schedule of long-term borrowings by maturity as of December 31, 2000 and 1999 follows:

                                        2000           1999
                                       ______          ______

Due 2000, 5.76% to 6.73%                  $    -           $ 8,250,000
Due 2001, 6.68% to 6.70%                    5,000,000           -
Due 2002, 5.48% to 7.77%                    4,000,000        2,000,000
Due 2003, 6.79%                             1,500,000           -
Due 2004, 5.60%                                -             3,000,000
Due 2005, 5.36% to 6.49%                    8,500,000        2,000,000
Due 2008, 5.02% to 5.48%                    3,000,000        5,000,000
Due 2009, 5.30%                                -             2,000,000
Due 2010, 5.45% to 6.80%                   15,500,000           -
Due 2014, 5.41%                             3,750,000        3,750,000
                                          ___________      ___________
                                          $41,250,000      $26,000,000
                                          ===========      ===========


NOTE 10 * INCOME TAXES
     The current and deferred components of the income tax provision (benefit) consisted of the following:


                                       2000          1999          1998
                                       ____          ____          ____
Federal
  Current                            $1,113,666    $1,213,194   $1,291,313
  Deferred (benefit)                    (12,487)      (13,451)       1,586
                                     __________    __________   __________
                                     $1,101,179    $1,199,743   $1,292,899
State
  Current                            $    9,218    $    4,223   $   11,707
  Deferred (benefit)                      -             -            -
                                     __________    __________   __________
                                     $    9,218    $    4,223   $   11,707
                                     __________    __________   __________
Total provision for
  income taxes                       $1,110,397    $1,203,966   $1,304,606
                                     ==========    ==========   ==========


16  FIRST KEYSTONE CORPORATION * Annual Report 2000

     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:



                                                         2000
                                                 Amount           Rate
                                                 ______           ____
Provision at statutory rate                        $2,148,291        34.0%
Tax-exempt income                                  (1,169,055)      (18.5)
Non-deductible expenses                               159,348         2.5
Other, net                                            (37,405)        (.6)
    __________                                           ____
Applicable federal income
  tax and rate                                     $1,101,179        17.4
    ==========                                           ====


                                                         1999
                                                 Amount           Rate
                                                 ______           ____
Provision at statutory rate                        $2,163,771        34.0%
Tax-exempt income                                  (1,098,282)      (17.2)
Non-deductible expenses                               146,791         2.3
Other, net                                            (12,537)        (.2)
    __________                                           ____
Applicable federal income
  tax and rate                                     $1,199,743        18.9
    ==========                                           ====


                                                         1998
                                                 Amount           Rate
                                                 ______           ____
Provision at statutory rate                        $2,105,327        34.0%
Tax-exempt income                                    (929,748)      (15.0)
Non-deductible expenses                               125,925         2.0
Other, net                                             (8,605)        (.1)
    __________                                           ____
Applicable federal income
  tax and rate                                     $1,292,899        20.9
    ==========                                           ====



     Total federal income tax attributable to realized security gains and losses was $38,420 in 2000, $42,071 in 1999, and $60,736 in 1998.
     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset (liability) included in other assets or other liabilities in these consolidated financial statements. The components of the net deferred tax asset (liability) at December 31, 2000, 1999 and 1998, are as follows:


                                        2000           1999           1998
                                        ____           ____           ____
Deferred Tax Assets:
  Loan loss reserve                   $ 771,882      $  736,943    $   676,251
  Deferred compensation                 105,142          71,846         44,307
  Contributions                           6,455           8,710         11,240
  Alternative minimum
    tax credits forward                  13,798            -             -
  Unrealized investment
    securities losses                      -          1,709,880          -
                                      _________      __________    ___________

    Total                             $ 897,277      $2,527,379    $   731,798
                                      _________      __________    ___________
Deferred Tax Liabilities:
  Loan fees and costs                 $(223,253)     $ (205,733)   $  (171,850)
  Mortgage servicing rights              (3,988)         (1,962)          (576)
  Accretion                             (52,763)        (23,055)       (21,883)
  Unrealized investment
    securities gains                   (459,818)           -        (1,220,294)
  Depreciation                         (243,810)       (225,773)      (189,964)
                                      _________      __________    ___________
    Total                             $(983,632)     $ (456,523)   $(1,604,567)
                                      _________      __________    ___________
  Net Deferred Tax Asset
   (Liability)                        $ (86,355)     $2,070,856    $  (872,769)
                                      =========      ==========    ===========



     It is anticipated that all deferred tax assets are to be realized and accordingly, no valuation allowance has been provided.


NOTE 11 * EMPLOYEE BENEFIT PLANS AND DEFERRED COMPENSATION AGREEMENTS The Corporation maintains a 401K Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Under the savings feature, the Corporation contributes 100% of the employee contribution up to 3% of compensation which amounted to $81,262, $75,725, and $67,377 in 2000, 1999 and
1998, respectively. Under the profit sharing feature, contributions, at the discretion of the Board of Directors are funded currently and amounted to $217,017, $193,481, and $167,497 in 2000, 1999 and 1998,
respectively.
     The Bank also has non-qualified deferred compensation agreements with four of its officers. These agreements are essentially unsecured promises by the Bank to make monthly payments to the officers over a twenty year period. Payments begin based upon specific criteria generally, when the officer retires. To account for the cost of payments yet to be made in the future, the Bank recognizes an accrued liability in years prior to when payments begin based on the present value of those future payments. The Bank's accrued liability for these deferred compensation agreements as of December 31, 2000 and 1999, was $309,240 and $211,311, respectively. The related expense for these plans amounted to $97,929, $80,996, and $70,222 in 2000, 1999 and
1998, respectively.

NOTE 12 * LEASE COMMITMENTS AND CONTINGENCIES
     The Corporation's banking subsidiary leases four branch banking facilities, as well as the operations center adjoining the main bank office, under operating leases. Rent expense for the year ended December 31, 2000, 1999 and 1998 was $137,876, $109,228, and $82,804,
respectively. The lease commitments, including a new banking facility opened in 1999 with a base annual rental of $30,000 are: 2001 - $119,983, 2002 - $102,726, 2003 - $99,768, 2004 - $60,485 and 2005 -
$34,983.
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the Consolidated Financial Statements. Management does not believe the outcome of these actions and proceedings will have a material effect on the consolidated financial position of the Corporation.


NOTE 13 * RELATED PARTY TRANSACTIONS
     Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 2000, 1999 and 1998. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.
     A summary of the activity on the related party loans, comprised of 5 directors and 4 executive officers, consists of the following for the years ended December 31, 2000, 1999 and 1998:


                                   2000           1999          1998
                                   ____           ____          ____
Balance at January 1                $1,708,323     $2,032,334    $2,080,963
Additions                              493,879        456,766       738,176
Deductions                            (746,727)      (780,777)     (786,805)
                                    __________     __________    __________
Balance at December 31              $1,455,475     $1,708,323    $2,032,334
                                    ==========     ==========    ==========


NOTE 14 * REGULATORY MATTERS
     Dividends are paid by the Corporation to shareholders which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 2001, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $4,644,421 plus additional amounts equal to the net income earned in 2001 for the period January 1, 2001, through the date of declaration, less any dividends which may have already been paid in 2001. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.
     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 2000 and 1999, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of Total and Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).


18  FIRST KEYSTONE CORPORATION * Annual Report 2000

     As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risked-Based, and Tier I Leverage Ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank's category.



(Amounts in thousands)                                Actual
                                                 ___________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2000:
  Total Capital
    (to Risk Weighted Assets)                   $36,965         17.75%
  Tier I Capital
    (to Risk Weighted Assets)                    34,361         16.50%
  Tier I Capital
    (to Average Assets)                          34,361         10.09%


As of December 31, 1999:
  Total Capital
    (to Risk Weighted Assets)                   $33,920         18.25%
  Tier I Capital
    (to Risk Weighted Assets)                    31,604         17.01%
  Tier I Capital
    (to Average Assets)                          31,604          9.71%


                                                   For Capital
(Amounts in thousands)                           Adequacy Purposes
                                                 _____________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2000:
  Total Capital
    (to Risk Weighted Assets)                   $16,658          8.00%
  Tier I Capital
    (to Risk Weighted Assets)                     8,329          4.00%
  Tier I Capital
    (to Average Assets)                          13,622          4.00%


As of December 31, 1999:
  Total Capital
    (to Risk Weighted Assets)                   $14,865          8.00%
  Tier I Capital
    (to Risk Weighted Assets)                     7,433          4.00%
  Tier I Capital
    (to Average Assets)                          13,016          4.00%



                                                     To Be Well
                                                 Capitalized Under
                                                 Prompt Corrective
(Amounts in thousands)                           Action Provisions
                                                 _____________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2000:
  Total Capital
    (to Risk Weighted Assets)                   $20,822         10.00%
  Tier I Capital
    (to Risk Weighted Assets)                    12,493          6.00%
  Tier I Capital
    (to Average Assets)                          17,027          5.00%


As of December 31, 1999:
  Total Capital
    (to Risk Weighted Assets)                   $18,581         10.00%
  Tier I Capital
    (to Risk Weighted Assets)                    11,149          6.00%
  Tier I Capital
    (to Average Assets)                          16,270          5.00%



     The Corporation's capital ratios are not materially different from those of the Bank.


NOTE 15 * FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.
     The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 2000, and 1999 were as follows:


                                                  2000          1999
                                                  ____          ____
Financial instruments whose contract
  amounts represent credit risk:
  Commitments to extend credit                   $15,467,188    $17,348,615
  Standby letters of credit                      $   947,096    $   632,654


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party.
          Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary.
     The Corporation grants commercial, agribusiness and residential loans to customers within the state. It is management's opinion that the loan portfolio was balanced and diversified at December 31, 2000, to the extent necessary to avoid any significant concentration of credit risk.


NOTE 16 * COMPREHENSIVE INCOME
     The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on Available-for-Sale investment securities, along with net income comprise comprehensive income that is reported as a component of consolidated stockholders' equity. The adoption of SFAS No. 130 had no effect on the Corporation's consolidated net income.
     The components of other comprehensive income and related tax effects are as follows:


                                            Years Ended December 31,
                                          _________________________
                                       2000          1999          1998
                                       ____          ____          ____
Unrealized holding gains
 (losses) on Available-for-
 Sale investment securities           $6,556,681    $(8,458,502)    $133,777
Less reclassification
 adjustment for gains
 realized in income                      113,001        123,738      178,634
                                      __________    ___________     ________
Net unrealized gains (losses)         $6,443,680    $(8,582,240)    $(44,857)
Tax effects                           (2,169,699)     2,930,174        9,620
                                      __________    ___________     ________
Net of tax amount                     $4,273,981    $(5,652,066)    $(35,237)
                                      ==========    ===========     ========



NOTE 17 * STOCKHOLDERS' EQUITY
     On January 27, 1998, the Board of Directors approved a 3 for 1 stock split issued in the form of a 200% stock dividend to be paid March 2, 1998, to shareholders of record February 10, 1998. A total of 1,955,818 shares were issued resulting in a transfer from retained earnings in the amount of $3,911,636 at par value.
     On February 10, 1998, the Board of Directors adopted a stock option incentive plan and reserved 100,000 shares of common stock for issuance under the plan for certain employees of the Bank. Under the Plan, options are granted at fair market value and the time period during which any option granted may be exercised may not commence before six months or continue beyond the expiration of ten years after the option is awarded.


NOTE 18 * STOCK OPTIONS
     The Corporation accounts for its stock option plan in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees". Under this method, no compensation expense is recognized for stock options when the exercise price equals the quoted market price at the date of grant. Had compensation cost for the plan been determined based on the fair value of the options at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation" the Corporation's consolidated net income and earnings per share would have been as follows:


20  FIRST KEYSTONE CORPORATION * Annual Report 2000


                                      2000          1999          1998
                                      ____          ____          ____
Net income       As reported          $5,208,107    $5,160,065    $4,887,532
                 Pro forma             5,146,004     5,066,740     4,834,092

Basic Earnings
Per Share        As reported          $     1.84    $     1.80    $     1.67
                 Pro forma                  1.82          1.77          1.65




     The stock options were not required to be included in the computation of diluted earnings per share because the stock option's exercise price was greater than the average market price of the common shares.

     The fair value of each option grant is estimated on the date of grant using the Binomial Option Pricing Model derived from the Black-Scholes
         Option Pricing Model with the following weighed-average assumptions used for options granted in 2000, 1999 and 1998, respectively: dividend yield of 3.80%, 2.07% and 1.56%; expected volatility of 32.17%, 32.06% and 40.00%; risk-free interest rate of 5.93%, 6.07% and 4.77%; and an expected life of 8 years, 8 years and 8 years.

      Information about stock options outstanding at December 31, 2000, is summarized as follows:

                                                      2000
                                               ____________________
                                                              Weighted
                                                             Average
                                                Stock         Exercise
                                               Options         Price
                                                ______        _______
Balance at January 1                               23,000        $29.72
Granted                                            12,250         17.00
Exercised                                             -             -
Forfeited                                            (500)        29.88
                                                   ______        ______
Balance at December 31                             34,750        $25.23
                                                   ======        ======

Exercisable at December 31                         22,500        $29.71
                                                   ======        ======

Weighted average fair value of
options granted during the year                                  $17.00
                                                                 ======


                                                      1999
                                               ____________________
                                                              Weighted
                                                             Average
                                                Stock         Exercise
                                               Options         Price
                                                ______        _______
Balance at January 1                               11,000        $33.50
Granted                                            12,000         26.25
Exercised                                             -             -
Forfeited                                             -             -
                                                   ______        ______
Balance at December 31                             23,000        $29.72
                                                   ======        ======

Exercisable at December 31                         11,000        $33.50
                                                   ======        ======

Weighted average fair value of
options granted during the year                                  $26.25
                                                                 ======

                                                      1998
                                                ___________________
                                                              Weighted
                                                             Average
                                                Stock         Exercise
                                               Options         Price
                                                ______        _______
Balance at January 1                                -            $ -
Granted                                            11,000         33.50
Exercised                                            -             -
Forfeited                                            -             -
                                                   ______        ______
Balance at December 31                             11,000        $33.50
                                                   ======        ======

Exercisable at December 31                           -             -
                                                   ======        ======

Weighted average fair value of
options granted during the year                                  $33.50
                                                                 ======



     Exercise prices of options outstanding as of December 31, 2000, ranged from $17.00 to $33.50 per share. The weighted average remaining contracted life is approximately 8 years.


NOTE 19 * FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

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

     Deposits
          Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money Market Accounts is equal to the amount payable on demand at December 31, 2000, and 1999.
          Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Short-Term and Long-Term Borrowings
          The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments.

     Commitments to Extend Credit and Standby Letters of Credit
          Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.
          At December 31, 2000 and 1999, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:

                                                               2000
                                                          _______________________
                                                   Carrying        Estimated
                                                    Amount         Fair Value
                                                    ______         __________
FINANCIAL ASSETS:
  Cash and due from banks                        $  6,732,976      $  6,732,976
  Short-term investments                            2,427,980         2,427,980
  Investment securities                           156,437,692       156,335,533
  Net loans                                       187,969,328       190,930,188
  Accrued interest receivable                       2,491,093         2,491,093

FINANCIAL LIABILITIES:
  Deposits                                        271,473,010       271,934,431
  Short-term borrowings                             8,559,655         8,565,204
  Long-term borrowings                             41,250,000        40,049,024
  Accrued interest payable                          1,506,845         1,506,845

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
  Commitments to extend credit                                       15,467,188
  Standby letters of credit                                             947,096



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



22  FIRST KEYSTONE CORPORATION * Annual Report 2000

NOTE 20 * PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information for First Keystone Corporation (parent company only) was as follows:


BALANCE SHEETS
                                                           December 31
                                                       ___________________
                                                    2000              1999
                                                    ____            ____
ASSETS
  Cash in subsidiary bank                          $   214,839     $   228,926
  Investment in subsidiary bank                     34,947,652      27,714,846
  Investment in other equity securities              1,597,375       1,716,916
  Prepayments and other assets                           4,282          92,983
  Advance to Subsidiary Bank                            68,234          -
                                                   ___________     ___________
    TOTAL ASSETS                                   $36,832,382     $29,753,671

LIABILITIES
  Payable to Subsidiary Bank                       $    -          $    99,742
  Accrued expenses and other liabilities               174,745         296,410
                                                   ___________     ___________
    TOTAL LIABILITIES                              $   174,745     $   396,152

STOCKHOLDERS' EQUITY
  Preferred stock                                  $    -          $    -
  Common stock                                       5,867,454       5,867,454
  Surplus                                            9,761,066       9,761,066
  Retained earnings                                 23,311,355      20,285,218
  Accumulated other comprehensive
    income (loss)                                      814,443      (3,459,538)
  Treasury stock, at cost                           (3,096,681)     (3,096,681)
                                                   ___________     ___________
    TOTAL STOCKHOLDERS' EQUITY                     $36,657,637     $29,357,519
                                                   ___________     ___________
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                         $36,832,382     $29,753,671
                                                   ===========     ===========





STATEMENTS OF INCOME
                                                 Year Ended December 31

                                            2000          1999        1998
                                            ____          ____        ____
INCOME
  Dividends from Subsidiary Bank           $2,346,982    $3,227,100  $3,344,449
  Dividends - other                            54,699        45,243      41,423
  Securities gains                            129,998        51,000     117,203
  Interest                                      5,666        12,772      24,560
                                           __________    __________  __________
    TOTAL INCOME                           $2,537,345    $3,336,115  $3,527,635

Operating Expenses                             60,019        35,075      36,999
                                           __________    __________  __________
Income Before Taxes and Equity
  in Undistributed Net Income
  of Subsidiary                            $2,477,326    $3,301,040  $3,490,636
Income tax expense                             37,456        17,159      47,572
                                           __________    __________  __________
Income Before Equity in
  Undistributed Net Income
  of Subsidiary                            $2,439,870    $3,283,881  $3,443,064
Equity in undistributed
  income of Subsidiary                      2,768,237     1,876,184   1,444,468
                                           __________    __________  __________
NET INCOME                                 $5,208,107    $5,160,065  $4,887,532
                                           ==========    ==========  ==========



STATEMENTS OF CASH FLOWS
                                               Year Ended December 31
                                            _____________________________
                                         2000          1999         1998
                                         ____          ____         ____
OPERATING ACTIVITIES
Net income                             $ 5,208,107   $ 5,160,065    $ 4,887,532
Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
    Securities gains                      (129,998)      (51,000)      (117,202)
    Equity in undistributed
      net income of Subsidiary          (2,768,237)   (1,876,184)    (1,444,468)
    (Increase) decrease in
      prepaid expenses and
      other assets                          88,701       (92,983)         -
    (Increase) decrease in
      advanced receivable
      from Subsidiary Bank                 (68,234)        -              -
    Increase (decrease) in
      advances payable to
      Subsidiary Bank                      (99,742)       67,448         28,552
    Increase (decrease) in
      accrued expenses
      and other liabilities                  8,566       (15,390)       (14,955)
                                       ___________   ___________    ___________
    NET CASH PROVIDED BY
      OPERATING ACTIVITIES             $ 2,239,163   $ 3,191,956    $ 3,339,459

INVESTING ACTIVITIES
Purchase of equity securities          $  (314,936)  $  (142,626)   $  (201,023)
Proceeds from sale of equity
  securities                               243,656        88,500        179,904
                                       ___________   ___________    ___________
  NET CASH PROVIDED (USED) IN
   INVESTING ACTIVITIES                $   (71,280)  $   (54,126)   $   (21,119)

FINANCING ACTIVITIES
Acquisition of treasury stock          $     -       $(1,905,660)   $(1,191,021)
Cash dividends paid                     (2,181,970)   (1,997,969)    (1,726,192)
                                       ___________   ___________    ___________
  NET CASH (USED) BY
    FINANCING ACTIVITIES               $(2,181,970)  $(3,903,629)   $(2,917,213)

  INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS          $   (14,087)  $  (765,799)   $   401,127
  CASH AND CASH EQUIVALENTS
    AT BEGINNING OF YEAR                   228,926       994,725        593,598
                                       ___________   ___________    ___________
  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                     $   214,839   $   228,926    $   994,725
                                       ===========   ===========    ===========



24  FIRST KEYSTONE CORPORATION * Annual Report 2000

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders of First Keystone Corporation:

     We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.






                                /s/ J. H. Williams & Co., LLP
                                J. H. Williams & Co., LLP



Kingston, Pennsylvania
January 10, 2001

MANAGEMENT'S STATEMENT OF RESPONSIBILITY


To Our Stockholders:

     The management of First Keystone Corporation is responsible for the preparation, integrity and the objectivity of the consolidated financial statements and other financial information presented in this annual report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect the effects of certain estimates and judgements made by management.

     First Keystone Corporation's management maintains an effective system of internal control which in the opinion of management is designed to provide reasonable assurance that its financial records can be relied on in the preparation of consolidated financial statements and that its assets are safeguarded against loss or unauthorized use. The system of internal controls provides for appropriate division and responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system for compliance.


     The Audit Committee of the Board of Directors composed entirely of directors who are not employees of First Keystone Corporation, meets periodically, privately, and separately with First Keystone Corporation's independent auditors and management to review accounting, auditing, internal control, and financial reporting matters.





                                /s/ J. Gerald Bazewicz
                                J. Gerald Bazewicz,
                                President & CEO



                                /s/ David R. Saracino
                                David R. Saracino,
                                Treasurer & Assistant Secretary




Berwick, Pennsylvania
March 9, 2001


26  FIRST KEYSTONE CORPORATION * Annual Report 2000

Management's Discussion and Analysis
___________________________________________________________________


              MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
             RESULTS OF OPERATIONS AND FINANCIAL CONDITION


     The purpose of the Management Discussion and Analysis of First Keystone Corporation, a bank holding company (the Corporation), and its wholly owned subsidiary, The First National Bank of Berwick (the
Bank), is to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data contained herein.
     This annual report contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), which reflect management's beliefs and expectations based on information currently available. These forward-looking statements are inherently subject to significant risks and uncertainties, including changes in general economic and financial market conditions, the Corporation's ability to effectively carry out its business plans and changes in regulatory or legislative requirements. Other factors that could cause or contribute to such differences are changes in competitive conditions, and pending or threatened litigation. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

RESULTS OF OPERATIONS
Year Ended December 31, 2000 Versus Year Ended December 31, 1999

     Net income increased to $5,208,107 for the year ended December 31, 2000, as compared to $5,160,065 for the prior year. The net income for 2000 marked the 18th consecutive year that earnings and earnings per share have increased. Earnings per share, both basic and diluted, for 2000 were $1.84 as compared to $1.80 in 1999. The Corporation's return on average assets declined slightly to 1.52% in 2000 from 1.58% in 1999. However, the return on average equity increased to 16.55% in 2000 from 16.12% in 1999. The increase in average earning assets in 2000 resulted in an increase of interest income to $25,650,000 up 10.7% over 1999. Higher interest rates and the accompanying increase cost of funds resulted in interest expense of $13,995,000 in 2000, an increase of 17.7% over 1999.
     Net interest income, as indicated below in Table 1, increased by only $371,000 or 3.3% to $11,655,000 for the year ended December 31, 2000. The Corporation's net interest income on a fully taxable equivalent basis increased $471,000, or 3.6% in 2000 as compared to an increase of $1,175,000, or 10.0% in 1999.

Year Ended December 31, 1999 Versus Year Ended December 31, 1998

     Net income increased to $5,160,065 for the year ended December 31, 1999, as compared to $4,887,532 in 1998. Earnings per share, both basic and diluted, for 1999 were $1.80 as compared to $1.67 in 1998. The Corporation's return on average assets and return on average equity was 1.58% and 16.12%, respectively in 1999, as compared to 1.72% and 14.68%, respectively in 1998.
     Net interest income increased by $910,000 or 8.8% to $11,284,000 for the year ended 1999. The Corporation's net interest income on a fully taxable equivalent basis increased 10.0% in 1999 or $1,175,000 as indicated in Table 1 to $12,958,000 as compared to $11,783,000 for the year ended 1998.


Table 1 * Net Interest Income


(Amounts in thousands)                                  2000/1999
                                                _______________________
                                                  Increase/(Decrease)
                                           2000      Amount   %        1999
                                           ____      ______  ___      ____
Interest Income                            $25,650    $2,478   10.7    $23,172
Interest Expense                            13,995     2,107   17.7     11,888
                                           _______    ______           _______
Net Interest Income                         11,655       371    3.3     11,284
Tax Equivalent Adjustment                    1,774       100    6.0      1,674
                                           _______    ______           _______
Net Interest Income
  (fully tax equivalent)                   $13,429    $  471    3.6    $12,958
                                           =======    ======           =======



(Amounts in thousands)                                  1999/1998
                                             _____________________________
                                                  Increase/(Decrease)
                                                    __________________
                                           1999      Amount   %        1998
                                           ____      ______  ___      ____
Interest Income                            $23,172    $2,469   11.9    $20,703
Interest Expense                            11,888     1,559   15.1     10,329
                                           _______    ______           _______
Net Interest Income                         11,284       910    8.8     10,374
Tax Equivalent Adjustment                    1,674       265   18.8      1,409
                                           _______    ______           _______
Net Interest Income
  (fully tax equivalent)                   $12,958    $1,175   10.0    $11,783
                                           =======    ======           =======


Management's Discussion and Analysis
_____________________________________________________________________



Table 2 * Distribution of Assets, Liabilities and Stockholders' Equity



                                                       2000
                                              ________________________
                                     Avg. Balance        Revenue       Yield
                                                         /Expense     /Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 17,409,129      $ 1,809,232    10.39%
Real Estate <F1>                        138,855,558       11,491,131     8.28%
Installment Loans,
  Net <F1><F2>                           31,376,389        2,695,065     8.59%
Fees on Loans                                     0           28,438        0%
                                       ____________      ___________    ______
  Total Loans (Including
    Fees) <F3>                         $187,641,076      $16,023,866     8.54%

Investment Securities:
Taxable                                $ 93,011,187      $ 6,566,028     7.06%
Tax Exempt <F1>                          48,778,533        4,826,683     9.90%
                                       ____________      ___________    ______
  Total Investment Securities          $141,789,720      $11,392,711     8.03%
Interest Bearing Deposits
  in Banks                                   59,731            7,404    12.40%
                                       ____________      ___________    ______
  Total Interest-Earning
    Assets                             $329,490,527      $27,423,981     8.32%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,881,283
Allowance for Loan Losses                (2,599,044)
Premises and Equipment                    3,751,007
Foreclosed Assets Held for
  Sale                                            0
Other Assets                              4,724,690
                                       ____________
  Total Non-Interest Earning
    Assets                               12,757,936
                                       ____________
  Total Assets                         $342,248,463
                                       ============
Interest-Bearing Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $101,727,428      $ 3,273,578     3.22%
Time Deposits                           134,872,486        7,698,813     5.71%
Short-Term Borrowings                    14,449,813          935,108     6.47%
Long-Term Borrowings                     27,558,202        1,705,032     6.19%
Securities Sold U/A to
  Repurchase                              7,734,721          382,828     4.95%
                                       ____________      ___________    ______
  Total Interest-Bearing
    Liabilities                        $286,342,650      $13,995,359     4.89%

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 22,277,061
Other Liabilities                         2,158,311
Stockholders' Equity                     31,470,441
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $342,248,463
                                       ============
  Net Interest Income
   Tax Equivalent                                        $13,428,622
                                                         ===========
Margin Analysis:
Interest Income/Earning
  Assets                                                                 8.32%
Interest Expense/
  Earning Assets                                                         4.25%
Net Interest Income/
  Earning Assets                                                         4.08%


28  FIRST KEYSTONE CORPORATION * Annual Report 2000



   Management's Discussion and Analysis
   ___________________________________________________________________

                                                       1999
                                         ___________________________________
                                     Avg. Balance        Revenue       Yield
                                                         /Expense     /Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 18,510,931      $ 1,590,855     8.59%
Real Estate <F1>                        131,870,649       10,799,473     8.19%
Installment Loans,
  Net <F1><F2>                           24,289,440        2,269,305     9.34%
Fees on Loans                                     0           (9,119)       0%
                                       ____________      ___________     ____
  Total Loans (Including
    Fees) <F3>                         $174,671,020      $14,650,514     8.39%

Investment Securities:
Taxable                                $ 84,228,396      $ 5,357,426     6.36%
Tax Exempt <F1>                          53,607,172        4,672,106     8.72%
                                       ____________      ___________     ____
  Total Investment Securities          $137,835,568      $10,029,532     7.28%
Interest Bearing Deposits
  in Banks                                3,452,932          166,666     4.83%
                                       ____________      ___________     ____
  Total Interest-Earning
    Assets                             $315,959,520      $24,846,711     7.86%

Non-Interest Earning Assets:
Cash and Due From Banks                  $7,167,881
Allowance for Loan Losses                (2,490,397)
Premises and Equipment                    3,785,614
Foreclosed Assets Held for
  Sale                                       48,151
Other Assets                              2,835,955
                                        ___________
  Total Non-Interest
    Earning Assets                       11,347,204
                                       ____________
  Total Assets                         $327,306,724
                                       ============
Interest-Bearing Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $100,597,697       $2,967,250     2.95%
Time Deposits                           125,229,509        6,528,815     5.21%
Short-Term Borrowings                     5,337,884          288,553     5.41%
Long-Term Borrowings                     17,700,701        1,009,032     5.70%
Securities Sold U/A to
  Repurchase                             22,969,459        1,094,546     4.77%
                                       ____________      ___________     ____
  Total Interest-Bearing
    Liabilities                        $271,835,250      $11,888,196     4.37%

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 21,650,871
Other Liabilities                         1,808,797
Stockholders' Equity                     32,011,806
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $327,306,724
                                       ============
  Net Interest Income
    Tax Equivalent                                       $12,958,515
                                                         ===========
Margin Analysis:
Interest Income/Earning
  Assets                                                                 7.86%
Interest Expense/Earning
  Assets                                                                 3.76%
Net Interest Income/
 Earning Assets                                                          4.10%



                                                       1998
                                         ___________________________________
                                     Avg. Balance        Revenue       Yield
                                                         /Expense     /Rate
                                      ___________        _______       _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 18,349,551      $ 1,645,311     8.97%
Real Estate <F1>                        116,452,691        9,986,605     8.58%
Installment Loans,
  Net <F1> <F2>                          18,989,332        1,861,608     9.80%
Fees on Loans                                     0            7,819        0%
                                       ____________      ___________     ____
  Total Loans (Including
     Fees) <F3>                        $153,791,574      $13,501,343     8.78%

Investment Securities:
Taxable                                $ 70,371,073      $ 4,481,462     6.37%
Tax Exempt <F1>                          45,379,362        3,882,311     8.56%
                                       ____________      ___________     ____
  Total Investment Securities          $115,750,435      $ 8,363,773     7.23%
Interest Bearing Deposits
  in Banks                                4,486,588          246,822     5.50%
                                       ____________      ___________     ____
  Total Interest-Earning
    Assets                             $274,028,597      $22,111,938     8.07%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,586,890
Allowance for Loan Losses                (2,374,338)
Premises and Equipment                    3,531,253
Foreclosed Assets Held for
  Sale                                       14,533
Other Assets                              2,387,914
                                       ____________

  Total Non-Interest Earning
    Assets                               10,146,252
  Total Assets                         $284,174,849
                                       ============
Interest-Bearing Liabilities:
Savings, NOW Accounts, and
  Money Markets                        $100,617,034       $3,248,282     3.23%
Time Deposits                           108,004,662        5,960,085     5.52%
Short-Term Borrowings                       849,372           45,149     5.32%
Long-Term Borrowings                     13,871,969          817,313     5.89%
Securities Sold U/A to
  Repurchase                              6,158,768          258,319     4.19%
                                       ____________      ___________     ____
  Total Interest-Bearing
    Liabilities                        $229,501,805      $10,329,148     4.50%

Non-Interest Bearing
  Liabilities:
Demand Deposits                         $18,970,283
Other Liabilities                         2,401,369
Stockholders' Equity                     33,301,392
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $284,174,849
                                       ============
  Net Interest Income Tax
    Equivalent                                           $11,782,790
                                                         ===========
Margin Analysis:
Interest Income/Earning
  Assets                                                                 8.07%
Interest Expense/Earning
  Assets                                                                 3.77%
Net Interest Income/
 Earning Assets                                                          4.30%

____________________

<F1>
Tax-exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%.
<F2>
Installment loans are stated net of unearned interest.
<F3>
Average loan balances include non-accrual loans.  Interest income on non-accrual loans is not included.


Management's Discussion and Analysis
___________________________________________________________________


NET INTEREST INCOME
     The major source of operating income for the Corporation is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, including deposits and other borrowings. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earnings assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits.
      Table 2 on the preceding pages provides a summary of average outstanding balances of earning assets and interest bearing liabilities with the associated interest income and expense as well as average rates earned and paid as of year-end 2000, 1999, and 1998.
     The yield on earning assets was 8.32% in 2000, 7.86% in 1999, and 8.07% in 1998. The rate paid on interest bearing liabilities was 4.89% in 2000, 4.37% in 1999, and 4.50% in 1998. A 46 basis point increase in the yield on earning assets, offset by a 52 basis point increase on the rate paid on interest bearing liabilities in 2000 put additional pressure on the net interest margin. The effect was a decrease in our net interest margin to 4.08% in 2000 as compared to 4.10% in 1999 and 4.30% in 1998. The net interest margins are presented on a tax-equivalent basis. The continued maintenance of an adequate net interest margin is a primary concern being addressed by management on an ongoing basis.
     The decline in net interest margin was due primarily to the rate on liabilities increasing more than the rate on earning assets. The narrowing of our net interest margin is consistent with industry trends. The trend reflects increased competition for both loans and deposits.
     Table 3 sets forth certain information regarding changes in interest income and interest expense for the periods indicated for each category of interest earning assets and interest bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (changes in average rate multiplied by prior average volume); and, (iii) changes in rate and volume (changes in average volume multiplied by change in average rate).
     In 2000, the increase in net interest income of $470,000 resulted from a change in volume of $197,000 and an increase of $273,000 due to changes in rate. In 1999, there was an increase in net interest income of $1,175,000 resulted from a change in volume of $1,243,000 and a decrease of $68,000 due to rate.


Table 3 * Changes in Income and Expense, 2000 and 1999


(Amounts in thousands)                          2000 COMPARED TO 1999
                                            _____________________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $1,088         $  285        $1,373
Taxable Investment Securities                559            650         1,209
Tax-Exempt Investment Securities            (421)           575           154
Other Short-Term Investments                (164)             5          (159)
                                          ______         ______        ______
Total Interest Income                     $1,062         $1,515        $2,577
Interest Expense:
Savings, Now, and Money Markets           $   33         $  273        $  306
Time Deposits                                503            667         1,170
Short-Term Borrowings                        493            154           647
Long-Term Borrowings                         562            134           696
Securities Sold U/A to Repurchase           (726)            14          (712)
                                          ______         ______        ______
Total Interest Expense                    $  865         $1,242        $2,107
                                          ______         ______        ______
Net Interest Income                       $  197         $  273        $  470
                                          ======         ======        ======



(Amounts in thousands)                          1999 COMPARED TO 1998
                                               _______________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $1,833          $(684)       $1,149
Taxable Investment Securities                882             (7)          875
Tax-Exempt Investment Securities             704             86           790
Other Short-Term Investments                 (57)           (23)          (80)
                                          ______          _____        ______
  Total Interest Income                   $3,362          $(628)       $2,734

Interest Expense:
Savings, Now, and Money Markets           $   (1)         $(280)       $ (281)
Time Deposits                                950           (382)          568
Short-Term Borrowings                        239              5           244
Long-Term Borrowings                         226            (34)          192
Securities Sold U/A to Repurchase            705            131           836
                                          ______          _____        ______
  Total Interest Expense                  $2,119          $(560)       $1,559
                                          ______          _____        ______
  Net Interest Income                     $1,243          $ (68)       $1,175
                                          ======          =====        ======
________________________
The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.
Balance on non-accrual loans are included for computational purposes.
Interest income on non-accrual loans is not included.
Interest income exempt from federal tax was $3,442,834 in 2000, $3,249,720 in 1999, and $2,735,553 in 1998.  Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.


30  FIRST KEYSTONE CORPORATION * Annual Report 2000

Management's Discussion and Analysis
___________________________________________________________________


PROVISION FOR LOAN LOSSES
     For the year ended December 31, 2000, the provision for loan losses was $425,000 as compared to $325,000 as of December 31, 1999, an increase of 30.8%. The Corporation's provision for loan losses for the year ended December 31, 1998, was $275,000. The provision has increased primarily because of the loan growth experienced by the Corporation. Net charge-offs by the Corporation for the fiscal year end December 31, 2000, 1999, and 1998, were $323,000, $146,000, and
$225,000, respectively.
     The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.42% as of December 31, 2000, 1.40% as of December 31, 1999, and 1.50% as of December 31, 1998.
     On a quarterly basis, the Corporation's Board of Directors and management performs a detailed analysis of the adequacy of the allowance for loan losses. This analysis includes an evaluation of credit risk concentration, delinquency trends, past loss experience, current economic conditions, composition of the loan portfolio, classified loans and other relevant factors.
     The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as conditions warrant. Although the Corporation believes that the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio, there can be no assurance that future losses will not exceed the estimated amounts or that additional provisions will not be required in the future.
     The Bank is subject to periodic regulatory examination by the Office of the Comptroller of the Currency (OCC). As part of the examination, the OCC will assess the adequacy of the bank's allowance for loan losses and may include factors not considered by the Bank. In the event that an OCC examination results in a conclusion that the Bank's allowance for loan losses is not adequate, the Bank may be required to increase its provision for loan losses.

NON-INTEREST INCOME
     Non-interest income is derived primarily from trust department revenue, service charges and fees, other miscellaneous revenue and the gain on the sale of mortgage loans. In addition, investment security gains or losses also impact total non-interest income.
     For the year ended December 31, 2000, non-interest income increased $160,000, or 9.3% as compared to an increase of $86,000, or 5.3% for the year ended December 31, 1999. Table 4 provides the major categories of non-interest income and each respective change comparing the past three years.
     Excluding investment security gains, non-interest income in 2000 increased $171,000, or 10.7%. This compares to an increase of $141,000, or 9.7% in 1999 before investment security gains. Income from the trust department, which consists of fees generated from individual and corporate accounts, decreased in 2000 by $6,000 after increasing by $52,000 in 1999. Decreased income from the trust department in 2000 was due primarily to the decline in market value of accounts.
     Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non-interest income in 2000 and 1999. Service charges and fees increased by $153,000, or 16.3% in 2000 compared to an increase of $190,000, or 25.3% in 1999.
A higher volume of debit card, ATM, and other transactions led to the growth in both years.
     Other income increased by $1,000, or 2.6% in 2000 compared to a decrease of $10,000, or 20.4% in 1999. The gain on sale of mortgages provided $58,000 in 2000, an increase of $23,000 over 1999. Gains on sale of mortgages are largely a function of the volume of mortgages originated for sale in the secondary market and the volatility of interest rates. Since the Corporation continues to service the mortgages which are sold, this provides a source for additional non-interest income on an ongoing basis.


Table 4 * Non-Interest Income


(Amounts in thousands)                                 2000/1999
                                             ______________________________
                                                 Increase/(Decrease)
                                                   __________________
                                          2000      Amount      %      1999
                                          ____       _____    __       ____
Trust Department                          $  571      $ (6)     (1.0)   $  577
Service Charges and Fees                   1,093       153      16.3       940
Other                                         40         1       2.6        39
Gain on Sale of Mortgages                     58        23      65.7        35
                                          ______      ____              ______
 Subtotal                                 $1,762      $171      10.7    $1,591
Investment Securities Gains                  113       (11)      8.9       124
                                          ______      ____              ______
 Total                                    $1,875      $160       9.3    $1,715
                                          ======      ====              ======


(Amounts in thousands)                                 1999/1998
                                             ______________________________
                                                 Increase/(Decrease)
                                                  _________________
                                          1999      Amount      %       1998
                                          ____      ______     ___     ____
Trust Department                          $  577      $ 52       9.9    $  525
Service Charges and Fees                     940       190      25.3       750
Other                                         39       (10)    (20.4)       49
Gain on Sale of Mortgages                     35       (91)    (72.2)      126
                                          ______      ____              ______
  Subtotal                                $1,591      $141       9.7    $1,450
Investment Securities Gains                  124       (55)    (30.7)      179
                                          ______      ____              ______
  Total                                   $1,715      $ 86       5.3    $1,629
                                          ======      ====              ======


Management's Discussion and Analysis
___________________________________________________________________


NON-INTEREST EXPENSES
     Non-interest expense consists of salaries and benefits, occupancy, furniture and equipment, and other miscellaneous expenses. Table 5 provides the yearly non-interest expense by category, along with the amount, dollar changes, and percentage of change.
     Total non-interest expense increased by $477,000, or 7.6% in 2000 compared to an increase of $775,000, or 14.0% in 1999. Expenses associated with employees (salaries and employee benefits) continue to be the largest non-interest expenditure. Salaries and employee benefits amounted to 55.4% of total non-interest expense in 2000 and 54.7% in 1999. Salaries and employee benefits increased $309,000, or 8.9% in 2000 and $565,000, or 19.6% in
1999. The increase in both years were due to an increased number of employees, plus normal salary adjustments and increased benefit costs. Full time equivalent employees total 122 as of December 31, 2000, and 1999 compared to 111 in 1998.
     Net occupancy expense increased $30,000, or 7.5% in 2000 as compared to a decrease of $2,000, or .5% in 1999. Furniture and equipment expense increased $19,000, or 3.4% in 2000 compared to an increase of $35,000, or 6.8% in 1999. The increase in furniture and equipment expense in 2000 and 1999 relate to higher depreciation associated with computer processing and related equipment. Other operating expenses increased $119,000, or 6.2% in 2000 as compared to an increase of $177,000, or 10.2% in 1999. Higher other expenses are associated with increased professional fees, postage, supplies, insurance, marketing, and advertising.
     The overall level of non-interest expense continues to be low, relative to our peers. In fact, our total non-interest expense was less than 2% of average assets in both 2000 and 1999. Non-interest expense as a percentage of average assets under 2% places us among the leaders in our peer financial institution categories in controlling non-interest expense.



Table 5 * Non-Interest Expense


(Amounts in thousands)                                 2000/1999
                                          _________________________________
                                                 Increase/(Decrease)
                                                 ___________________
                                         2000       Amount      %      1999
                                         ____       ______     ___     ____
Salaries and Employee Benefits            $3,762     $309        8.9    $3,453
Occupancy, Net                               431       30        7.5       401
Furniture and Equipment                      570       19        3.4       551
Other and State Shares Tax                 2,024      119        6.2     1,905
                                          ______     ____               ______
  Total                                   $6,787     $477        7.6    $6,310
                                          ======     ====               ======


(Amounts in thousands)                                 1999/1998
                                            ________________________________
                                                 Increase/(Decrease)
                                                   __________________
                                         1999       Amount      %      1998
                                         ____       ______   ______     ____
Salaries and Employee Benefits            $3,453     $565       19.6    $2,888
Occupancy, Net                               401       (2)       (.5)      403
Furniture and Equipment                      551       35        6.8       516
Other                                      1,905      177       10.2     1,728
                                          ______     ____               ______
  Total                                   $6,310     $775       14.0    $5,535
                                          ======     ====               ======



INCOME TAX EXPENSE
     Income tax expense for the year ended December 31, 2000, was $1,110,397 as compared to $1,203,966 and $1,304,606 for the years ended December 31, 1999, and December 31, 1998, respectively. In 1999, our income tax expense decreased even though income before taxes increased $171,893. In 2000, our income before taxes declined $45,527 as compared to 1999; however, our income tax expense declined $93,569 resulting in increased net income for the year. An increase in tax exempt interest, derived from both our tax-free loans and tax free municipal investment securities in 2000 and 1999, resulted in a lower income tax liability. The effective income tax rate was 17.4% in 2000, 18.9% in 1999, and 20.9% in 1998. The limited availability of tax free municipal investments at attractive interest rates may result in a higher effective tax rate in future years.


FINANCIAL CONDITION

GENERAL
     Total assets increased to $360,342,306, at year-end 2000, an increase of 8.0% over year-end 1999. As of December 31, 2000, total deposits amounted to $271,473,010, an increase of 11.0% over 1999. Assets as of December 31, 1999, were $333,515,787, an increase of 10.1% over 1998, while total deposits as of year-end 1999 amounted to $244,680,184, a decrease of 1.0% from 1998.
     In 2000, the increase in assets primarily reflects the deployment of proceeds from borrowings and deposits into loans and investment securities. The Corporation continues to maintain and manage its asset growth. Our strong equity capital position provides us an opportunity to leverage our asset growth. Borrowings did decrease in 2000 by $7,784,672 after increasing 1999 by $37,960,681. Strong


32  FIRST KEYSTONE CORPORATION * Annual Report 2000

Management's Discussion and Analysis
___________________________________________________________________


deposit growth in 2000 afforded the opportunity to reduce borrowings. The additional borrowings in 1999 were used to fund our asset growth since deposits declined $2,411,335. Core deposits, which include demand deposits, interest bearing demand deposits, money market accounts, savings accounts, and time deposits of individuals are our most significant source of funds. In 2000, several successful sales campaigns attracted new customers and generated growth in retail certificates of deposit (time deposits of individuals). In 1999, the loss of a substantial commercial deposit account and a shifting of our customer preferences led to an overall decline in deposits.

EARNING ASSETS
     Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of average earning assets as a percentage of average total assets, the Corporation maximizes income. The earning asset ratio equaled 97.0% for the year ended 2000, compared to 96.0% for 1999, and 96.4% for 1998. This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels. The primary earning assets are loans and investment securities.

LOANS
     Total loans, net of unearned income, increased to $190,671,641 as of December 31, 2000, as compared to $185,230,902 as of December 31, 1999. Table 6 provides data relating to the composition of the Corporation's loan portfolio on the dates indicated. Total loans, net of unearned income increased $5,441,000, or 2.9% in 2000 compared to an increase of $23,698,000, or 14.7% in 1999 and an increase of $9,382,000, or 6.2% in 1998.
     The loan portfolio is well diversified and increases in the portfolio the last two years have been primarily from real estate loans, commercial loans, and consumer loans. In 2000, approximately $6,000,000 of residential mortgage loans were sold in the secondary market and approximately $6,000,000 were sold in 1999. The Corporation will continue to originate and sell long-term fixed rate residential mortgage loans which conform to secondary market requirements. The Corporation derives ongoing income from the servicing of mortgages sold in the secondary market.
     The noted loan growth was achieved without a significant percentage increase in delinquencies or charge-offs. The Corporation internally underwrites each of its loans to comply with prescribed policies and approval levels established by its Board of Directors.




Table 6 * Loans Outstanding, Net of Unearned Income


(Amounts in thousands)                              December 31,
                                                2000      1999        1998
                                                ____      ____        ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate            $ 53,608    $ 55,514    $ 43,366
  Commercial - other                             22,674      17,864      16,579
Tax exempt                                        3,798       4,133       2,254
Real estate (primarily residential
  mortgage loans)                                84,330      83,099      77,858
Consumer loans                                   32,845      30,595      26,205
                                               ________    ________    ________
Total Gross Loans                              $197,255    $191,205    $166,262
  Less: Unearned income and
    unamortized loan fees net
    of costs                                      6,583       5,974       4,729
                                               ________    ________    ________
Total Loans, net of unearned income            $190,672    $185,231    $161,533
                                               ========    ========    ========


(Amounts in thousands)                              December 31,
                                                   ________________
                                             1997          1996
                                              ____         ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate          $ 41,566      $ 33,103
  Commercial - other                           17,241        13,574
Tax exempt                                      2,566         2,263
Real estate (primarily residential
  mortgage loans)                              72,901        65,145
Consumer loans                                 22,009        23,027
                                             ________      ________
Total Gross Loans                            $156,283      $137,112
  Less: Unearned income and
    unamortized loan fees net
    of costs                                    4,132         3,851
                                             ________      ________
Total Loans, net of unearned income          $152,151      $133,261
                                             ========      ========



INVESTMENT SECURITIES
     The Corporation uses investment securities to not only generate interest and dividend revenue, but also to help manage interest rate risk and to provide liquidity to meet operating cash needs.
     The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities increased to $147,701,000 in 2000, a 19.6% increase over 1999. At December 31, 2000, the net unrealized gain, net of the tax effect, on these securities was $814,443 and is included in stockholders' equity as accumulated other comprehensive gain. At December 31, 1999, accumulated other comprehensive loss, net of tax effect, amounted to $3,459,538. The decrease in interest rates during 2000, especially medium term and long-term rates, increased the market value of our available-for-sale securities. Held-to-maturity securities declined $2,826,000, or a 24.4% decrease from 1999. Table 7 provides data on the carrying value of our investment portfolio on the dates indicated. The vast majority of investment security purchases are

Management's Discussion and Analysis
___________________________________________________________________


allocated as available-for-sale. This provides the Corporation with increased flexibility should there be a need or desire to liquidate an investment security.
     The investment portfolio includes short-term investments, U.S. Treasury Securities, U.S. Government Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes equity securities consisting primarily of common stock investments in the Federal Reserve Bank and the Federal Home Loan Bank, as well as other commercial banks and bank holding companies.
     Securities available-for-sale may be sold as part of the overall asset and liability management process. Realized gains and losses are reflected in the results of operations on our statements of income.
The investment portfolio does not contain any structured notes, step-up bonds, or any off-balance sheet derivatives.
     During 2000, interest bearing deposits in other banks increased to $2,427,980 from $80,157 in 1999. Balances in interest bearing deposits in other banks were kept relatively low as funds were invested in marketable securities to maximize income while still addressing liquidity needs.



Table 7 *  Carrying Value of Investment Securities


(Amounts in thousands)                         December 31,
                                             __________________
                                                   2000
                                             __________________
                                        Available       Held to
                                          for Sale      Maturity
U.S. Treasury                             $      0        $     0
U. S. Government Corporations
   and Agencies                             66,421          6,947
State and Municipal                         58,698          1,790
Other Securities                            13,505              0
Equity Securities                            9,077              0
                                          ________         ______
Total Investment Securities               $147,701         $8,737
                                          ========         ======


(Amounts in thousands)                         December 31,
                                             __________________
                                                   1999
                                             __________________
                                        Available       Held to
                                          for Sale      Maturity
                                          ________      ________
U.S. Treasury                             $      0        $     0
U. S. Government Corporations
  and Agencies                              61,733          8,170
State and Municipal                         54,541          3,393
Other Securities                                 0              0
Equity Securities                            7,194              0
                                          ________        _______
Total Investment Securities               $123,468        $11,563
                                          ========        =======


(Amounts in thousands)                         December 31,
                                             __________________
                                                   1998
                                             __________________
                                        Available       Held to
                                          for Sale      Maturity
                                          ________      ________
U.S. Treasury                             $  7,486        $     0
U. S. Government Corporations
  and Agencies                              52,633         10,594
State and Municipal                         52,369          3,391
Other Securities                                 0              0
Equity Securities                            4,213              0
                                          ________        _______
Total Investment Securities               $116,701        $13,985
                                          ========        =======



ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses constitutes the amount available to absorb losses within the loan portfolio. As of December 31, 2000, the allowance for loan losses was $2,702,000 as compared to the December 31, 1999, amount of $2,600,000 and the December 31, 1998, amount of $2,421,000. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The risk characteristics of the loan portfolio are managed through the various control processes, including credit evaluations of individual borrowers, periodic reviews, and diversification by industry. Risk is further mitigated through the application of lending procedures such as the holding of adequate collateral and the establishment of contractual guarantees.
     Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. This assessment results in an allowance consisting of two components, allocated and unallocated. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority.
 Management feels, considering the conservative portfolio composition, which is largely composed of small retail loans
(mortgages and installments) with minimal classified assets, low delinquencies, and favorable loss history, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 8 contains an analysis of our Allowance for Loan Losses indicating charge-offs and recoveries by the year. In 2000, net charge-offs as a percentage of average loans were
 .17% compared to .08% in 1999 and .15% in 1998. Net charge-offs amounted to $322,000 in 2000 as compared to $146,000 and $225,000 in 1999 and 1998, respectively.
     It is the policy of management and the Corporation's Board of Directors to provide for losses on both identified and unidentified losses inherent in its loan portfolio. A provision for loan losses is charged to operations based upon an evaluation of the potential losses in the loan portfolio. This evaluation takes into account such factors as portfolio concentrations, delinquency, trends, trends of non-accrual and classified loans, economic conditions, and other relevant factors.


34  FIRST KEYSTONE CORPORATION * Annual Report 2000

Management's Discussion and Analysis
___________________________________________________________________


     The loan review process which is conducted quarterly, is an integral part of our evaluation of the loan portfolio. A detailed quarterly analysis to determine the adequacy of the Corporation's allowance for loan losses is reviewed by our Board of Directors.
     With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.44% in 2000, 1.49% in 1999, and 1.57% in 1998.



Table 8 * Analysis of Allowance for Loan Losses


(Amounts in thousands)                             Years Ended December 31,
                                                  2000       1999       1998
                                                  ____       ____      _____
Balance at beginning of period                     $2,600      $2,421    $2,371
  Charge-offs:
    Commercial, financial, and
      agricultural                                     79          25        66
    Real estate - mortgage                             44          20        42
    Installment loans to individuals                  226         213       161
                                                   ______      ______    ______
                                                      349         258       269
  Recoveries:
    Commercial, financial, and agricultural             0          23         0
    Real estate - mortgage                             10          62         8
    Installment loans to individuals                   16          27        36
                                                   ______      ______    ______
                                                       26         112        44

Net charge-offs                                       323         146       225
Additions charged to operations                       425         325       275
                                                   ______      ______    ______
Balance at end of period                           $2,702      $2,600    $2,421
                                                   ======      ======    ======
Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                      .17%        .08%      .15%
Allowance for loan losses to average
  loans outstanding during the period               1.44%       1.49%     1.57%



(Amounts in thousands)                          Years Ended December 31,
                                                _______________________
                                               1997        1996
                                                ____       ____
Balance at beginning of period                     $2,267      $2,015
Charge-offs:
  Commercial, financial, and
    agricultural                                      107         214
  Real estate - mortgage                               54           0
  Installment loans to individuals                    111          88
                                                   ______      ______
                                                      272         302
Recoveries:
  Commercial, financial, and agricultural               7          12
  Real estate - mortgage                               17           8
  Installment loans to individuals                     27          17
                                                   ______      ______
                                                       51          37

Net charge-offs                                       221         265
Additions charged to operations                       325         517
                                                   ______      ______
Balance at end of period                           $2,371      $2,267
                                                   ======      ======
Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                      .15%        .21%
Allowance for loan losses to average
  loans outstanding during the period               1.63%       1.76%



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



Table 9 * Allocation of Allowance for Loan Losses


(Amounts in thousands)                         December 31,
                                   ____________________________________
                                2000        % <F1>      1999       % <F1>
                                ____        ____        ____       ____
Commercial, financial,
  and agricultural                $  316       10.7      $  308       11.2
Real estate - mortgage             1,133       72.6       1,431       75.5
Consumer and other loans           1,030       16.7         425       13.3
Unallocated                          223        N/A         436        N/A
                                  ______      _____      ______      _____
                                  $2,702      100.0      $2,600      100.0
                                  ======      =====      ======      =====


(Amounts in thousands)                         December 31,
                                   ____________________________________
                                1998        % <F1>      1997       % <F1>
                                ____        ____        ____       ____
Commercial, financial,
  and agricultural                $  253        9.8      $  271       12.1
Real estate - mortgage             1,237       74.3       1,135       73.9
Consumer and other loans             319       15.9         241       14.0
Unallocated                          612        N/A         724        N/A
                                  ______     ______      ______      _____
                                  $2,421     100.00      $2,371      100.0
                                  ======     ======      ======      =====


(Amounts in thousands)                         December 31,
                                  _______________________________________
                                1996        % <F1>
                                ____        ____
Commercial, financial,
  and agricultural                $  303       10.7
Real estate - mortgage             1,088       72.5
Consumer and other loans             203       16.8
Unallocated                          673        N/A
                                  ______      _____
                                  $2,267      100.0
                                  ======      =====
____________________

<F1>
Percentage of loans in each category to total loans.


Management's Discussion and Analysis
___________________________________________________________________


NON-PERFORMING ASSETS
     The recent growth experienced by the Corporation has not resulted in a corresponding percentage increase in delinquencies and non-performing loans. Table 10 details the Corporation's non-performing assets at the dates indicated.
     Non-accrual loans are generally delinquent on which principal or interest is past-due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non-accrual status, any unpaid interest is charged against income.
Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Foreclosed assets held for sale represents property acquired through foreclosure, or considered to be an in-substance foreclosure.
     The total of non-performing assets did decrease slightly to $742,000 as of December 31, 2000, as compared to $750,000 as of December 31, 1999. Non-accrual and restructured loans increased from $618,000 in 1999 to $719,000 in 2000. Foreclosed assets, consisting of one real estate parcel, decreased to $13,000 in 2000. Loans past-due
90 days or more and still accruing decreased to $10,000 in 2000 from $47,000 in 1999. Our allowance for loan losses to total non-performing assets remains very strong at 364.2% in 2000 and 346.6% in 1999.
     Loan quality is monitored closely, and we actively work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 10, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
     Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.
     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.
     Interest income received on non-performing loans in 2000 and 1999 was $30,345 and $6,380, respectively. Interest income, which would have been recorded on these loans under the original terms in 2000 and 1999 was $67,584 and $68,569, respectively. At December 31, 2000, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.



Table 10 * Non-Performing Assets


(Amounts in thousands)                               December 31,

                                        2000   1999     1998   1997      1996
                                        ____   ____     ____   ____      ____
Non-accrual and restructured
  loans                                $  719   $  618  $  854  $  321   $  267
Foreclosed assets                          13       85       0      29       84
Loans past-due 90 days or
  more and still accruing                  10       47      27     336      263
                                       ______   ______  ______  ______   ______
  Total non-performing assets          $  742   $  750  $  881  $  686   $  614
                                       ======   ======  ======  ======   ======

Non-performing assets to
  period-end loans and
  foreclosed assets                      .39%     .40%    .55%    .45%     .46%
Total non-performing assets
  to total assets                        .21%     .22%    .29%    .26%     .25%
Total allowance for loan
  losses to total
  non-performing assets                364.2%   346.6%  274.8%  345.7%   369.2%



     A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 2000, 1999, and 1998, management is of the opinion that there were no loan concentrations exceeding 10% of total loans.
     There is a concentration of real estate mortgage loans in the loan portfolio. Real estate mortgages, including residential and commercial, comprise 72.3% of the loan portfolio as of December 31, 2000, down from 74.8% in 1999. Real estate mortgages consist of both residential and commercial real estate loans. The real estate loan portfolio is well diversified in terms of borrowers, collateral, interest rates, and maturities. Also, the real estate loan portfolio has a mix of both fixed rate and adjustable rate mortgages. The real estate loans are concentrated primarily in our marketing area and are subject to risks associated with the local economy.


36  FIRST KEYSTONE CORPORATION * Annual Report 2000

Management's Discussion and Analysis
___________________________________________________________________


DEPOSITS AND OTHER BORROWED FUNDS
     Consumer and commercial retail deposits are attracted primarily by First Keystone's subsidiary bank's nine full service office locations. The Bank offers a broad selection of deposit products and continually evaluates its interest rates and fees on deposit products. The Bank regularly reviews competing financial institutions and takes in account prevailing market rates, especially when establishing interest rates on certificates of deposit.
     Deposits increased by $26,792,826, or an 11.0% increase when comparing December 31, 2000, to December 31, 1999. This increase compares to a deposit decrease of 1.0% in 1999 and an increase of 13.5% in 1998.
     During 2000, the Corporation experienced a deposit increase in both non-interest bearing and interest bearing deposits. Non-interest bearing deposits increased to $24,846,933 as of December 31, 2000, an increase of $3,927,535, or 18.8% over 1999. Interest bearing deposits amounted to $246,626,077 as of December 31, 2000, an increase of $22,865,291, or 10.2% over 1999.
     During 2000, the Corporation decreased its reliance on both short-term borrowings. Short-term borrowings were reduced to $8,559,655 as of year-end 2000, a reduction of $23,034,672 from 1999.
Long-term borrowings increased $15,250,000 in 2000 to $41,250,000 as of December 31, 2000. Total borrowings were $49,809,655 as of December 31, 2000, compared to $57,594,327 on December 31, 1999. Short-term borrowings are comprised of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, and overnight, as well as short-term borrowings from the Federal Home Loan Bank (FHLB).
     Long-term borrowings are typically FHLB term borrowings with a maturity of one year or more. Some of the additional term borrowings were made to take advantage of special rates offered by the FHLB. In connection with FHLB borrowings and securities sold under agreements to repurchase, the Corporation maintains certain eligible assets as collateral.

CAPITAL STRENGTH
     Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains on investment securities available-for-sale, net of taxes, increased shareholders' equity or capital in 2000, referred to as accumulated other comprehensive income (loss). The total net increase in capital was $7,300,118 in 2000 after an decrease of $4,395,630 in 1999. The accumulated other comprehensive income amounted to $814,443 in 2000 and a loss of $3,459,538 in 1999. Another factor which decreases equity capital relates to our stock repurchase plan. The Corporation's Board of Directors approved repurchasing up to 100,000 shares of common stock. As of December 31, 1999 and 2000, the Corporation had repurchased 100,000 shares at a cost of $3,096,681.
     Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 16.55% for 2000, 16.12% for 1999, and 14.68% for 1998. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.
     Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 11 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 10.47% at December 31, 2000, and 10.02% as of December 31, 1999.
     The Corporation has consistently maintained regulatory capital ratios at or above the "well capitalized" standards. For additional information on capital ratios, see Note 14 to the Consolidated Financial Statements. The risk-based capital ratios also decreased somewhat in 2000 from 1999 for both the Corporation and the Bank, but remain strong. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. Table 11 indicates capital ratios as of December 31, 2000, and December 31, 1999.



Table 11 * Capital Ratios

                                                          December 31, 2000
                                                          ________________
                                                         Corporation  Bank
                                                         __________    ____
Risk-Based Capital:
  Tier I risk-based capital ratio                            16.25%      16.50%
  Total risk-based capital ratio
    (Tier 1 and Tier 2)                                      17.55%      17.75%
Leverage Ratio:
  Tier I capital to average assets                           10.47%      10.09%


                                                         December 31, 1999
                                                          ________________

                                                         Corporation  Bank
                                                         __________    ____
Risk-Based Capital:
  Tier I risk-based capital ratio                            16.43%      17.01%
  Total risk-based capital ratio
    (Tier 1 and Tier 2)                                      17.85%      18.25%
Leverage Ratio:
  Tier I capital to average assets                           10.02%       9.71%


Management's Discussion and Analysis
___________________________________________________________________



LIQUIDITY MANAGEMENT

     Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Corporation, are met.
     Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short-term investments, federal funds sold, and cash and due from banks. At year-end 2000, cash and due from banks and interest-bearing deposits in other banks totaled $9,160,956 as compared to $6,964,133 at year-end 1999. Additionally, maturing loans and repayment of loans are another source of asset liquidity.
     Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short-term borrowings provide funds to meet liquidity.
     Management feels its current liquidity position is satisfactory given the factors that the Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short-term investments and maturing investments represent additional sources of liquidity.
     Finally, the Corporation's subsidiary bank does have access to funds on a short-term basis from the Federal Reserve Bank discount window. Also, Fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. The Corporation has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances on borrowings, both short-term and long-term, are available to help address any liquidity needs.


Table 12 * Loan Maturities and Interest Sensitivity <F1>


(Amounts in thousands)                         December 31, 2000
                                               _______________________________
                                     One year   One thru    Over five
                                    or less    five years    years     Total
Commercial, Financial and
  Agricultural
  Fixed interest rate                 $ 7,205     $12,150    $12,392    $31,747
  Variable interest rate               25,269      27,983        941     54,193
                                      _______     _______    _______    _______
    Total                             $32,474     $40,133    $13,333    $85,940
                                      =======     =======    =======    =======
Real Estate Construction
  Fixed interest rate                 $    92     $     0    $    21    $   113
  Variable interest rate              $     0     $    28    $     0    $    28
____________________

<F1>
Excludes residential mortgages and consumer loans.



FORWARD LOOKING STATEMENTS
     The sections that follow, Market Risk Management and Asset/Liability Management contain certain forward looking statements. These forward looking statements involve significant risks and uncertainties, including changes in economic and financial market conditions. Although First Keystone Corporation believes that the expectations reflected in such forward looking statements are reasonable, actual results may differ materially.

MARKET RISK MANAGEMENT
     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. First Keystone Corporation's market risk is composed primarily of interest rate risk. The Corporation's interest rate risk results from timing differences in the repricing of assets, liabilities, off-balance sheet instruments, and changes in relationships between ratio indices and the potential exercise of explicit or embedded options.
     Increases in the level of interest rates also may adversely affect the fair value of the Corporation's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Corporation's interest-earning assets, which could adversely affect the Corporation's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Corporation's stockholders' equity, if retained. Under The Financial Accounting Standards Board (FASB) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale


38  FIRST KEYSTONE CORPORATION * Annual Report 2000

Management's Discussion and Analysis
___________________________________________________________________


will be reflected in the Corporation's stockholders' equity. As of December 31, 2000, the Corporation's securities portfolio included $147,700,955 in securities classified as available for sale. Accordingly, with the magnitude of the Corporation's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Corporation. The Corporation does not own any trading assets.

ASSET/LIABILITY MANAGEMENT
     The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net-interest income in a rising interest rate environment. Conversely, when the Corporation's balance sheet has more liabilities repricing than assets it is liability sensitive or negatively gapped. This position would contribute positively to net interest income in a falling rate environment.
     Limitations of gap analysis as illustrated in Table 13 include:
a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate gaps reflect the Corporation's position on a single day (December 31, 2000 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.
     Also in Table 13, the Corporation has elected to incorporate some interest bearing demand deposits and savings deposits as rate sensitive in the three months or less time frame. The result is a negative gap in that time frame of $30,755,000. However, much of our interest bearing demand deposits and savings deposits are considered core deposits and are not rate sensitive, especially in the three months or less time frame. Accordingly, the Corporation feels it is only slightly negatively gapped with exposure to an increase in interest rates limited within policy guidelines. As discussed previously, a negative gap will decrease net interest income should interest rates rise. Despite the Corporation's negative gap position, the impact of a rapid rise in interest rates as occurred in 1994 and 1999, did not have a significant effect on our net interest income.



Table 13 * Interest Rate Sensitivity Analysis


(Amounts in thousands)                             December 31, 2000
                                            _____________________________
                                           3 Months       3 - 12       1 - 5
                                          or Less         Months       Years
                                            ______       ______       _____
Rate Sensitive Assets:
  Cash and cash equivalent                  $  2,428     $      0     $      0
  Loans                                       28,735       26,439       77,032
  Investments                                  8,755        8,406       28,709
                                            ________     ________     ________
  Total Rate Sensitive Assets               $ 39,918     $ 34,845     $105,741
                                            ========     ========     ========
Rate Sensitive Liabilities:
  Interest-bearing deposits                 $ 57,316     $ 79,006     $ 32,733
  Short-term borrowings                        8,357          203            0
  Long-term borrowings                         5,000            0       14,000
                                            ________     ________     ________
  Total Rate Sensitive
    Liabilities                             $ 70,673     $ 79,209     $ 46,733
                                            ========     ========     ========
Interest Rate Sensitivity:
  Current period                            $(30,755)    $(44,364)    $ 59,008
  Cumulative gap                             (30,755)     (75,119)     (16,111)
Cumulative gap to total assets                (8.53%)     (20.85%)      (4.47%)



(Amounts in thousands)                             December 31, 2000
                                             ______________________________
                                            Over
                                          5 Years        Total
                                            ______        _____
Rate Sensitive Assets:
  Cash and cash equivalent                  $      0     $  2,428
  Loans                                       55,763      187,969
  Investments                                110,568      156,438
                                            ________     ________
  Total Rate Sensitive Assets               $166,331     $346,835
Rate Sensitive Liabilities:
  Interest-bearing deposits                 $ 77,571     $246,626
  Short-term borrowings                            0        8,560
  Long-term borrowings                        22,250       41,250
                                            ________     ________
  Total Rate Sensitive
    Liabilities                             $ 99,821     $296,436
                                            ========     ========
Interest Rate Sensitivity:
  Current period                            $ 66,510     $ 50,399
  Cumulative gap                              50,399
Cumulative gap to total assets                13.99%


Management's Discussion and Analysis
___________________________________________________________________


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

EARNINGS SIMULATION MODELING
     Earnings simulation modeling is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Management also evaluates the impact of higher and lower interest rates. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.
     Table 14 presents an analysis of the changes in net-interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Board of Directors. The earnings simulation model projects net-interest income would increase by approximately 16.4% if rates fell by two percentage points over one year. The model projects a decrease of approximately 21.7% in net-interest income if rates rise gradually by two percentage points over one year. Both of these forecasts are within the one year policy guidelines.

NET PRESENT VALUE ESTIMATION
     The net present value measure is used for helping to determine levels of risk at a point in time present in the balance sheet that might not be taken into account in the earnings simulation model. The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year-end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 46.5%. Additionally, net present value is projected to decrease by 44.9% if rates increase immediately by 200 basis points, both within policy guidelines. During 2000, the Corporation's net present value risk position grew more liability sensitive. The change in position was primarily a result of higher interest rates.
     The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.



Table 14 * Effect of Change in Interest Rates

                                                      Projected Change
                                                     _______________
Effect on Net Interest Income
1-year Net Income simulation Projection
   200 bp Shock vs Stable Rate                              16.4%
  +200 bp Shock vs Stable Rate                             (21.7%)

Effect on Net Present Value of
  Balance Sheet
Static Net Present Value Change
   200 bp Shock vs Stable Rate                              46.5%
  +200 bp Shock vs Stable Rate                             (44.9%)



40  FIRST KEYSTONE CORPORATION * Annual Report 2000

Management's Discussion and Analysis
___________________________________________________________________


MARKET PRICE/DIVIDEND HISTORY

     First Keystone Corporation's common stock is quoted on the Over The Counter (OTC) Bulletin Board under the symbol "FKYS." The table below reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated.
     All amounts are restated to reflect a 3 for 1 split in the form of a 200% dividend paid in March 1998. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.



Table 15 * Market Price/Dividend History

                                         2000
                               __________________________
                              Common Stock        Dividends
                                High/Low           Paid
                                 _______           ____
First Quarter              $21.25/$17.50                 $.19
Second Quarter             $19.50/$17.75                  .19
Third Quarter              $18.25/$17.00                  .19
Fourth Quarter             $17.13/$15.88                  .20


                                         1999
                               __________________________
                              Common Stock        Dividends
                                High/Low           Paid
                                 _______           ____
First Quarter              $33.50/$30.00                 $.17
Second Quarter             $30.25/$28.50                  .17
Third Quarter              $29.00/$26.25                  .17
Fourth Quarter             $26.25/$20.25                  .19


                                         1998
                               __________________________
                              Common Stock        Dividends
                                High/Low           Paid
                                 _______           ____
First Quarter              $30.25/$19.08                 $.14
Second Quarter             $32.50/$29.50                  .14
Third Quarter              $36.13/$32.00                  .14
Fourth Quarter             $34.38/$32.50                  .17




     The following brokerage firms make a market in First Keystone Corporation stock:


   Janney Montgomery Scott, Inc.    1801 Market Street
                                    Philadelphia, PA  19103
                                    (800) 526-6397


   Ryan, Beck and Company           401 City Avenue
                                    Suite 902
                                    Bala Cynwyd, PA  19004
                                    (800) 223-8969


   Tucker Anthony Cleary Gull       2101 Oregon Pike
                                    Lancaster, PA  17601
                                    (717) 519-6020

Management's Discussion and Analysis
___________________________________________________________________



Table 16 * Quarterly Results of Operations (Unaudited)



(Amounts in thousands, except per share)

                                               Three Months Ended
                                     _______________________________________
                                 March      June        September     December         31        30        30        31
                                 _____      ____        ________      _______
2000
Interest income                    $6,044      $6,239      $6,552       $6,815
Interest expense                    3,218       3,341       3,649        3,787
                                   ______      ______      ______       ______
Net interest income                $2,826      $2,898      $2,903       $3,028
Provision for loan losses              75          85          75          190
Other non-interest income             355         452         525          543
Non-interest expense                1,746       1,662       1,662        1,717
                                   ______      ______      ______       ______
Income before income taxes         $1,360      $1,603      $1,691       $1,664
Income taxes                          202         280         328          300
                                   ______      ______      ______       ______
Net income                         $1,158      $1,323      $1,363       $1,364
                                   ======      ======      ======       ======

Per share                          $  .41      $  .47      $  .48       $  .48




(Amounts in thousands, except per share)

                                               Three Months Ended
                                      _____________________________________

1999                             March      June        September     December
                                 31           30          30           31
                                 _____      ____        ________      _______
Interest income                    $5,435      $5,765      $5,900       $6,072
Interest expense                    2,745       2,994       3,030        3,119
                                   ______      ______      ______       ______
Net interest income                $2,690      $2,771      $2,870       $2,953
Provision for loan losses              75         100          50          100
Other non-interest income             364         478         461          412
Non-interest expense                1,491       1,517       1,588        1,714
                                   ______      ______      ______       ______
Income before income taxes         $1,488      $1,632      $1,693       $1,551
Income taxes                          265         332         338          269
                                   ______      ______      ______       ______
Net income                         $1,223      $1,300      $1,355       $1,282
                                   ======      ======      ======       ======

Per share                          $  .42      $  .45      $  .47       $  .45



42  FIRST KEYSTONE CORPORATION * Annual Report 2000