Form 10-K, Exhibit 13
period 2001-12-31
FIRST KEYSTONE CORP
filed 2002-03-27
CIK 737875

EXHIBIT 13



              EXCERPT FROM ANNUAL REPORT TO SHAREHOLDERS
               FOR FISCAL YEAR ENDED DECEMBER 31, 2001



FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 and 2000

-------------------------------------------------------------------------
                                                    2001            2000
-------------------------------------------------------------------------

ASSETS

Cash and due from banks                           $  6,500,362    $  6,732,976
Interest-bearing deposits in
  other banks                                           49,975       2,427,980
Investment securities Available-
  for-Sale                                         178,098,522     147,700,955
Investment securities Held-to-
  Maturity (estimated fair value
  2001 - $5,986,176;
  2000 - $8,634,578)                                 6,008,710       8,736,737
Loans, net of unearned income                      198,224,288     190,671,641
Allowance for loan losses                           (2,922,405)     (2,702,313)
                                                  ____________    ____________
  Net loans                                       $195,301,883    $187,969,328
                                                  ____________    ____________
Premises and equipment, net                          3,275,266       3,570,493
Accrued interest receivable                          2,993,904       2,491,093
Other assets                                         1,243,280         712,744
                                                  ____________    ____________
    TOTAL ASSETS                                  $393,471,902    $360,342,306
                                                  ============    ============

LIABILITIES

Deposits:
  Non-interest bearing                            $ 25,576,032    $ 24,846,933
  Interest bearing                                 269,104,791     246,626,077
                                                  ____________    ____________
    Total Deposits                                $294,680,823    $271,473,010
Short-term borrowings                               11,566,364       8,559,655
Long-term borrowings                                45,250,000      41,250,000
Accrued interest and other expenses                  2,082,824       2,231,272
Other liabilities                                      196,014         170,732
                                                  ____________    ____________
    TOTAL LIABILITIES                             $353,776,025    $323,684,669
                                                  ____________    ____________

STOCKHOLDERS' EQUITY

Preferred stock, par value $10.00
  per share; authorized and
  unissued 500,000 shares                         $    -          $    -
Common stock, par value $2.00 per
  share; authorized 10,000,000
  shares; issued 2,933,727 shares                    5,867,454       5,867,454
Surplus                                              9,761,066       9,761,066
Retained earnings                                   26,449,437      23,311,355
Accumulated other comprehensive
  income                                               714,601         814,443
Treasury stock, 100,000 shares
  at cost                                           (3,096,681)     (3,096,681)
                                                  ____________    ____________

    TOTAL STOCKHOLDERS' EQUITY                    $ 39,695,877    $ 36,657,637
                                                  ____________    ____________

    TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                       $393,471,902    $360,342,306
                                                  ============    ============


The accompanying notes are an integral part of these consolidated financial statements.



    4   First Keystone Corporation


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 and 1999


_________________________________________________________________________
                                                  2001             2000
_________________________________________________________________________

INTEREST INCOME

Interest and fees on loans                       $15,830,542      $15,891,357
Interest and dividends on
  investment securities:
  Taxable                                          7,871,300        6,044,612
  Tax-exempt                                       2,492,147        3,185,612
  Dividends                                          414,099          521,415
Deposits in banks                                    228,392            7,404
                                                 ___________      ___________
    Total interest income                        $26,836,480      $25,650,400
                                                 ___________      ___________

INTEREST EXPENSE
Deposits                                         $11,690,814      $10,972,391
Short-term borrowings                                346,727        1,317,936
Long-term borrowings                               2,427,519        1,705,032
                                                 ___________      ___________
    Total interest expense                       $14,465,060      $13,995,359
                                                 ___________      ___________
    Net interest income                          $12,371,420      $11,655,041
Provision for loan losses                            610,000          425,000
                                                 ___________      ___________
    Net interest income after
      provision for loan losses                  $11,761,420      $11,230,041

NON-INTEREST INCOME
  Trust Department                               $   554,606      $   570,631
  Service charges and fees                         1,232,368        1,093,057
  Gain on sale of loans                              184,013           58,093
  Investment securities gains
    (losses) - net                                   278,474          113,001
  Other                                               96,344           40,272
                                                 ___________      ___________
    Total non-interest income                    $ 2,345,805      $ 1,875,054

NON-INTEREST EXPENSE
  Salaries and employee benefits                 $ 3,895,588      $ 3,761,797
  Occupancy, net                                     447,294          431,223
  Furniture and equipment                            567,644          569,590
  State Shares Tax                                   333,710          308,747
  Other                                            1,936,143        1,715,234
                                                 ___________      ___________
    Total non-interest expense                   $ 7,180,379      $ 6,786,591

Income before income taxes                       $ 6,926,846      $ 6,318,504
Income tax expense                                 1,493,445        1,110,397
                                                 ___________      ___________

    NET INCOME                                   $ 5,433,401      $ 5,208,107
                                                 ===========      ===========

PER SHARE DATA
  Net income                                     $      1.92      $      1.84
  Cash dividends                                 $       .81      $       .77
  Weighted average shares
    outstanding                                    2,833,727        2,833,727


___________________________________________________________________________
                                                  1999
___________________________________________________________________________

INTEREST INCOME

Interest and fees on loans                       $14,567,163
Interest and dividends on
  investment securities:
  Taxable                                          5,098,399
  Tax-exempt                                       3,087,924
  Dividends                                          252,460
Deposits in banks                                    166,666
                                                 ___________
    Total interest income                        $23,172,612
                                                 ___________

INTEREST EXPENSE
Deposits                                         $ 9,496,065
Short-term borrowings                              1,383,099
Long-term borrowings                               1,009,031
                                                 ___________
    Total interest expense                       $11,888,195
                                                 ___________
    Net interest income                          $11,284,417
Provision for loan losses                            325,000
                                                 ___________
    Net interest income after
      provision for loan losses                  $10,959,417

NON-INTEREST INCOME
  Trust Department                               $   577,152
  Service charges and fees                           940,144
  Gain on sale of loans                               34,820
  Investment securities gains
    (losses) - net                                   123,738
  Other                                               38,731
                                                 ___________
    Total non-interest income                    $ 1,714,585

NON-INTEREST EXPENSE
  Salaries and employee benefits                 $ 3,453,167
  Occupancy, net                                     401,120
  Furniture and equipment                            550,620
  State Shares Tax                                   284,385
  Other                                            1,620,679
                                                 ___________
    Total non-interest expense                   $ 6,309,971

Income before income taxes                       $ 6,364,031
Income tax expense                                 1,203,966
                                                 ___________

    NET INCOME                                   $ 5,160,065
                                                 ===========

PER SHARE DATA
  Net income                                     $      1.80
  Cash dividends                                 $       .70
  Weighted average shares
    outstanding                                    2,862,890


Basic earnings per share and diluted earnings per share are the same for 2001, 2000, and 1999.
The accompanying notes are an integral part of these consolidated financial statements.



                                              2001 Annual Report    5

251:

        FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 and 1999

___________________________________________________________________________
                                       Common                   Comprehensive
                                        Stock     Surplus      Income (Loss)
___________________________________________________________________________

Balance At December 31, 1998          $5,867,454     $9,761,066

Comprehensive Income (Loss):
 Net income                                                         $5,160,065
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of
  reclassification
  adjustment and tax
  effects                                                           (5,652,066)
                                                                    __________
  Total comprehensive
   income (loss)                                                    $ (492,001)
                                                                    ==========
Cash dividends - $.70
  per share
Acquisition of 64,866
  shares of treasury
  stock
                                      __________     __________
Balance At December 31, 1999          $5,867,454     $9,761,066

Comprehensive Income (Loss):
 Net income                                                         $5,208,107
 Change in net unrealized
  gain (loss) on investment
  securities available-
  for-sale, net of
  reclassification
  adjustment and tax
  effects                                                            4,273,981
                                                                    __________
 Total comprehensive
  income (loss)                                                     $9,482,088
                                                                    ==========
Cash dividends - $.77
 per share
                                      __________     __________
Balance At December 31, 2000          $5,867,454     $9,761,066

Comprehensive Income (Loss):
 Net income                                                         $5,433,401
 Change in net unrealized
  gain (loss) on investment
  securities available-
  for-sale, net of
  reclassification
  adjustment and tax
  effects                                                              (99,842)
                                                                     _________
 Total comprehensive
  income (loss)                                                     $5,333,559
                                                                    ==========
Cash dividends - $.81
 per share
                                      __________     __________
Balance At December 31, 2001          $5,867,454     $9,761,066
                                      ==========     ==========


__________________________________________________________________________
                                        Accumulated
                                           Other
 Retained                             Comprehensive
 Earnings                             Income (Loss)
__________________________________________________________________________


Balance At December 31, 1998              $17,123,122       $ 2,192,528

Comprehensive Income (Loss):
 Net income                                 5,160,065
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of
   reclassification
   adjustment and tax effects                                (5,652,066)
 Total comprehensive
  income (loss)
Cash dividends - $.70
  per share                                (1,997,969)
Acquisition of 64,866
 shares of treasury stock
                                          ___________       ___________
Balance At December 31, 1999              $20,285,218       $(3,459,538)


Comprehensive Income (Loss):
 Net income                                 5,208,107
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of
  reclassification
  adjustment and tax effects                                  4,273,981
 Total comprehensive
  income (loss)
Cash dividends - $.77 per share            (2,181,970)
                                          ___________       ___________
Balance At December 31, 2000              $23,311,355       $   814,443


Comprehensive Income (Loss):
 Net income                                 5,433,401
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of
  reclassification
  adjustment and tax effects                                    (99,842)
 Total comprehensive
  income (loss)
Cash dividends - $.81 per share            (2,295,319)
                                          ___________       ___________
Balance At December 31, 2001              $26,449,437       $   714,601
                                          ===========       ===========


__________________________________________________________________________
 Treasury
   Stock                                   Total
__________________________________________________________________________

Balance At December 31, 1998              $(1,191,021)      $33,753,149

Comprehensive Income (Loss):
 Net income                                                   5,160,065
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of
  reclassification
  adjustment and tax effects                                 (5,652,066)
 Total comprehensive
  income (loss)                                              (1,997,969)
Acquisition of 64,866 shares
 of treasury stock                         (1,905,660)       (1,905,660)
                                          ___________       ___________
Balance At December 31, 1999              $(3,096,681)      $29,357,519


Comprehensive Income (Loss):
 Net income                                                   5,208,107
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of
  reclassification
  adjustment and tax effects                                  4,273,981
 Total comprehensive
  income (loss)
Cash dividends - $.77
  per share                                                  (2,181,970)
                                          ___________       ___________
Balance At December 31, 2000              $(3,096,681)      $36,657,637


Comprehensive Income (Loss):
 Net income                                                   5,433,401
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of
  reclassification
  adjustment and tax effects                                    (99,842)
 Total comprehensive
  income (loss)
Cash dividends - $.81
  per share                                                  (2,295,319)
                                          ___________       ___________
Balance At December 31, 2001              $(3,096,681)      $39,695,877
                                          ===========       ===========


The accompanying notes are an integral part of these consolidated financial statements.



    6   First Keystone Corporation


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 and 1999


__________________________________________________________________________

                                                   2001              2000
__________________________________________________________________________
OPERATING ACTIVITIES
Net income                                        $  5,433,401    $  5,208,107
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
Provision for loan losses                              610,000         425,000
Depreciation and amortization                          384,925         406,244
Premium amortization on investment
  securities                                           325,036          99,905
Discount accretion on investment
  securities                                          (950,450)     (1,041,070)
Deferred income taxes (benefit)                       (105,349)        (12,487)
Gain on sale of loans                                 (184,013)        (58,093)
Proceeds from sale of loans                          9,373,829       3,912,715
Originations of loans held for resale               (6,034,088)     (3,030,719)
Gain on sales of investment securities                (278,474)       (113,001)
Loss on sale of foreclosed assets
  held for sale                                         54,808          35,549
Increase in accrued interest receivable               (502,812)       (252,258)
Increase in other assets - net                        (422,755)        (85,528)
Increase (decrease) in accrued
  interest and other expenses                         (148,448)        399,407
Increase (decrease) in other
  liabilities - net                                    111,637          32,485
                                                  ____________    ____________
NET CASH PROVIDED BY OPERATING
  ACTIVITIES                                      $  7,667,247    $  5,926,256

INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale                   $ 34,689,482    $ 42,234,478
Proceeds from maturities and
  redemptions of investment
  securities Available-for-Sale                     45,400,938       6,859,854
Purchases of investment securities
  Available-for-Sale                              (108,563,617)    (64,194,871)
Proceeds from maturities and
  redemption of investment
  securities Held-to-Maturity                        1,580,584       1,191,510
Net increase in loans                              (11,688,658)     (6,668,862)
Purchases of premises and equipment                    (89,699)        (95,726)
Proceeds from sale of foreclosed
  assets held for sale                                 473,901         118,000
                                                  ____________    ____________
  NET CASH USED IN INVESTING
    ACTIVITIES                                    $(38,197,069)   $(20,555,617)
                                                  ____________    ____________

FINANCING ACTIVITIES
Net increase (decrease) in deposits               $ 23,207,813    $ 26,792,826
Net increase (decrease) in
  short-term borrowings                              3,006,709     (23,034,672)
Proceeds from long-term borrowings                  11,000,000      32,500,000
Repayment of long-term borrowings                   (7,000,000)    (17,250,000)
Acquisition of Treasury Stock                           -               -
Cash dividends paid                                 (2,295,319)     (2,181,970)
                                                  ____________    ____________
  NET CASH PROVIDED BY FINANCING
    ACTIVITIES                                    $ 27,919,203    $ 16,826,184
                                                  ____________    ____________
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                            $ (2,610,619)   $  2,196,823
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                  9,160,956       6,964,133
                                                  ____________    ____________
  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                                $  6,550,337    $  9,160,956
                                                  ============    ============



__________________________________________________________________________

                                                   1999
__________________________________________________________________________
OPERATING ACTIVITIES
Net income                                                      $  5,160,065
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Provision for loan losses                                          325,000
  Depreciation and amortization                                      389,368
  Premium amortization on investment
    securities                                                       233,671
  Discount accretion on investment
    securities                                                      (242,116)
  Deferred income taxes (benefit)                                    (13,451)
  Gain on sale of loans                                              (34,820)
  Proceeds from sale of loans                                      5,686,033
  Originations of loans held for resale                           (8,147,429)
  Gain on sales of investment securities                            (123,738)
  Loss on sale of foreclosed assets
    held for sale                                                     20,285
  Increase in accrued interest receivable                           (105,805)
  Increase in other assets - net                                    (328,740)
  Increase (decrease) in accrued
    interest and other expenses                                      310,836
  Increase (decrease) in other
    liabilities - net                                               (104,477)
                                                                                    ____________
  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                                                  $  3,024,682

INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale                                 $ 42,527,853
Proceeds from maturities and
  redemptions of investment
  securities Available-for-Sale                                   16,454,598
Purchases of investment securities
  Available-for-Sale                                             (71,777,779)
Proceeds from maturities and
  redemption of investment
  securities Held-to-Maturity                                         -
Net increase in loans                                            (21,696,625)
Purchases of premises and equipment                                 (512,814)
Proceeds from sale of foreclosed
  assets held for sale                                               242,900
                                                                                    ____________
  NET CASH USED IN INVESTING
    ACTIVITIES                                                  $(34,761,867)

FINANCING ACTIVITIES
Net increase (decrease) in deposits                             $ (2,411,335)
Net increase (decrease) in
  short-term borrowings                                           24,960,681
Proceeds from long-term borrowings                                20,000,000
Repayment of long-term borrowings                                 (7,000,000)
Acquisition of Treasury Stock                                     (1,905,660)
Cash dividends paid                                               (1,997,969)
                                                                                    ____________
  NET CASH PROVIDED BY FINANCING
    ACTIVITIES                                                  $ 31,645,717
                                                                                    ____________

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                          $    (91,468)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                7,055,601
                                                                                    ____________
  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                                              $  6,964,133
                                                                                    ============


The accompanying notes are an integral part of these consolidated financial statements



                                          2001 Annual Report   7

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements for Years Ended December 31, 2001, 2000 and 1999


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

USE OF ESTIMATES
     The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

INVESTMENT SECURITIES
     The Corporation classifies its investment securities as either "Held-to-Maturity" or "Available-for-Sale" at the time of purchase. Debt securities are classified as Held-to-Maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities Held-to-Maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.
     Debt securities not classified as Held-to-Maturity and equity securities are included in the Available-for-Sale category and are carried at fair value. The amount of any unrealized gain or loss, net of the effect of deferred income taxes, is reported as other comprehensive income (loss) in the Consolidated Statement of Stockholders' Equity. Management's decision to sell Available-for-Sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.
     The cost of debt securities classified as Held-to-Maturity or Available-for-Sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends is included in interest income from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.


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

MORTGAGE SERVICING RIGHTS
     The Corporation originates and sells real estate loans to investors in the secondary mortgage market. After the sale, the Corporation retains the right to service these loans. When originated mortgage loans are sold and servicing is retained, a servicing asset is capitalized based on relative fair value at the date of sale. Servicing assets are amortized as an offset to other fees in proportion to, and over the period of, estimated net servicing income. The unamortized cost is included in other assets in the accompanying consolidated balance sheet. The servicing rights are periodically evaluated for impairment based on their relative fair value.

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


                                          2001 Annual Report   9

INVESTMENT IN REAL ESTATE VENTURE
     In October of 2000, the Bank became a limited partner in a real estate venture that owns and operates an affordable residential low-income housing apartment building for elderly residents. The investment is accounted for under the effective yield method under the Emerging Issues Task Force (EITF) 94-1 "Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects". The carrying value of the investment as of December 31, 2001, and 2000, was $617,284 and $182,529,
respectively, and is carried in Other Assets in the accompanying consolidated balance sheet.

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

CASH FLOW INFORMATION
     For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.
     Interest paid on deposits and other borrowings was $14,904,607, $13,691,639, and $11,665,446 in 2001, 2000 and 1999,
respectively. Cash payments for income taxes were $1,442,884, $1,024,517, and $1,327,420 for 2001, 2000 and 1999, respectively.
The Corporation transferred loans to foreclosed assets held for sale in the amounts of $590,375 and $81,982 in 2001 and 2000, respectively.

TRUST ASSETS AND INCOME
     Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is generally recognized on a cash basis and is not materially different than if it were reported on an accrual basis.

RECENT ACCOUNTING PRONOUNCEMENTS
     Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", is generally effective for transactions occurring after March 31, 2001. For recognition and reclassification of collateral and for disclosure related to securitization transactions and collateral, the effective date is for fiscal years ending after December 15, 2000. SFAS No. 140 replaces SFAS No. 125 and provides revisions to the standards for accounting and requirements for certain disclosures relating to securitzations and other transfers of financial assets. The standard does not have any impact on the Corporation's consolidated financial condition or results of operations.


10   First Keystone Corporation

REPORTING FORMAT
     Certain amounts in the consolidated financial statements of prior periods have been reclassified to conform with presentation used in the 2001 consolidated financial statements. Such reclassifications have no effect on the Corporation's consolidated financial condition or net income.


2.  RESTRICTED CASH BALANCES
     Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all member depository institutions. The Corporation's banking subsidiary was required to have aggregate cash reserves of $700,000 at December 31, 2001, and 2000.
     The Corporation's banking subsidiary also, from time to time, maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing and charge card processing. Balances maintained for this purpose were $640,948 at December 31, 2001.


3.  INVESTMENT SECURITIES
     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-For-Sale" or "Held-to-Maturity" were as follows at December 31, 2001 and 2000:


                                     Available-for-Sale Securities
                           _________________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           _________   __________   _________       ________
December 31, 2001:
Obligations of U.S.
 Government
 Corporations
 and Agencies:
  Mortgage-backed         $ 47,935,402   $  544,911   $  189,396 $ 48,290,917
  Other                      7,002,995       37,059       64,284    6,975,770
Obligations of
 state and
 political
 subdivisions               74,592,346    1,422,707    1,830,920   74,184,133
Corporate
 securities                 40,771,712      885,054      322,541   41,334,225
Marketable equity
 securities                  3,621,566      694,521       29,810    4,286,277
Restricted equity
 securities                  3,027,200        -            -        3,027,200
                           ___________   __________   __________ ____________
Total                     $176,951,221   $3,584,252   $2,436,951 $178,098,522
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

December 31, 2001:
Obligations of U.S.
 Government
 Corporations
 and Agencies:
  Mortgage-backed           $5,331,965     $ 8,120      $34,395    $5,305,690
Obligations of
 state and
 political
 subdivisions                  676,745       3,741            0       680,486
                            __________     _______      _______    __________
Total                       $6,008,710     $11,861      $34,395    $5,986,176
                            ==========     =======      =======    ==========




                                     Available-for-Sale Securities
                           _________________________________________________
                                          Gross        Gross       Estimated
                           Amortized   Unrealized   Unrealized      Fair
                            Cost          Gains        Losses       Value
                           _________   __________   _________       ________
December 31, 2000:
Obligations of U.S.
 Government
 Corporations
 and Agencies:
  Mortgage-backed         $ 49,734,384   $  301,618   $  565,195 $ 49,470,807
  Other                     17,001,311       70,247      121,912   16,949,646
Obligations of
 state and
 political
 subdivisions               57,778,168    1,793,777      873,525   58,698,420
Corporate
 securities                 13,235,759      276,454        7,206   13,505,007
Marketable equity
 securities                  3,199,873      546,560      146,558    3,599,875
Restricted equity
 securities                  5,477,200        -            -        5,477,200
                          ____________   __________   __________ ____________
Total                     $146,426,695   $2,988,656   $1,714,396 $147,700,955
                          ============   ==========   ========== ============


                                              2001 Annual Report   11



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
                            ==========     =======     ========    ==========



     Securities Available-for-Sale with an aggregate fair value of $65,361,585 in 2001, $64,894,418 in 2000; and securities Held-to-Maturity with an aggregate unamortized cost of $6,008,710 in 2001 and $8,736,737 in 2000, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase, FHLB advances and other balances of $40,484,090 in 2001 and $42,269,159 in 2000 as required by law.
     The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 2001. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                             December 31, 2001
                                     _________________________________
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                     Obligations <F1>    Subdivisions <F2>
                                      ______________       _______________
Available-For-Sale:
Within 1 Year:
 Amortized Cost                           $     -             $     -
 Estimated Fair Value                           -                   -
 Weighted average yield                         -                   -
1 - 5 Years:
 Amortized cost                             6,934,643               -
 Estimated fair value                       6,847,419               -
 Weighted average yield                         4.70%               -
5 - 10 Years:
 Amortized cost                             9,828,618           4,467,580
 Estimated Fair value                       9,855,639           4,428,488
 Weighted average yield                         5.89%               5.73%
After 10 Years:
 Amortized cost                            38,175,136          70,124,766
 Estimated fair value                      38,563,629          69,755,645
 Weighted average yield                         6.46%               7.49%
                                          ___________         ___________
Total:
 Amortized cost                           $54,938,397         $74,592,346
 Estimated fair value                      55,266,687          74,184,133
 Weighted average yield                         6.14%               7.41%



                                             December 31, 2001
                                      _______________________________
                                 Marketable         Restricted
                                   Equity             Equity       Corporate
                               Securities <F3>   Securities <F3>  Securities
                               ______________     ______________   _________
Available-For-Sale:
Within 1 Year:
 Amortized Cost                     $    -           $    -        $   -
 Estimated Fair Value                    -                -            -
 Weighted average yield                  -                -            -
1 - 5 Years:
 Amortized cost                          -                -         31,229,194
 Estimated fair value                    -                -         31,785,592
 Weighted average yield                  -                -              6.38%
5 - 10 Years:
 Amortized cost                          -                -          8,425,380
 Estimated Fair value                    -                -          8,462,916
 Weighted average yield                  -                -              6.38%
After 10 Years:
 Amortized cost                      3,621,566        3,027,200      1,117,138
 Estimated fair value                4,286,277        3,027,200      1,085,717
 Weighted average yield                  4.30%            6.63%          5.94%
Total:
 Amortized cost                     $3,621,566       $3,027,200    $40,771,712
 Estimated fair value                4,286,277        3,027,200    $41,334,225
 Weighted average yield                  4.30%            6.63%          6.37%
_______________________

<F1>
Mortgage-backed securities are allocated for maturity reporting at their original maturity date.
<F2>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F3>
Marketable equity securities and restricted equity securities are not considered to have defined maturities and are included in the after ten year category.



    12   First Keystone Corporation


                                             December 31, 2001
                                      ______________________________
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                     Obligations <F1>    Subdivisions <F2>
                                      _______________       ______________
Held-To-Maturity:
Within 1 Year:
 Amortized Cost                            $    -              $   -
 Estimated fair value                           -                  -
 Weighted average yield                         -                  -
1 - 5 Years:
 Amortized cost                                 -                  -
 Estimated fair value                           -                  -
 Weighted average yield                         -                  -
5 - 10 Years:
 Amortized cost                                 -               195,682
 Estimated Fair value                           -               195,850
 Weighted average yield                         -                 6.30%
After 10 Years:
 Amortized cost                             5,331,966           481,062
 Estimated fair value                       5,305,690           484,636
 Weighted average yield                         5.46%             7.21%
                                           __________          ________
Total:
 Amortized cost                            $5,331,966          $676,744
 Estimated fair value                       5,305,690           680,486
 Weighted average yield                         5.46%             6.95%




                                                                 December 31, 2001
                                   _____________________________________
                                  Marketable       Restricted
                                    Equity           Equity     Corporate
                                  Securities       Securities    Securities
                                    <F3>             <F3>
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
_______________________

<F1>
Mortgage-backed securities are allocated for maturity reporting at their original maturity date.
<F2>
Average yields on tax-exempt obligations of state and political subdivisions have been computed on a tax-equivalent basis using a 34% tax rate.
<F3>
Marketable equity securities and restricted equity securities are not considered to have defined maturities and are included in the after ten year category.



     Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh (FHLB), Federal Reserve Bank (FRB) and Atlantic Central Bankers Bank (ACBB) and do not have a readily determinable fair value for purposes of SFAS No. 115, because their ownership is restricted and they can be sold back only to the FHLB, FRB, ACBB or to another member institution. Therefore, these securities are classified as restricted equity investment securities, carried at cost, and evaluated for impairment.
     There were no aggregate investments with a single issuer (excluding the U.S. Government and its agencies) which exceeded ten percent of consolidated shareholders' equity at December 31, 2001. The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in Available-for-Sale debt and equity securities during 2001, 2000, and 1999 were $34,689,482, $42,234,478, and $42,527,853, respectively. Gross gains realized on these sales were $570,162, $642,360, and $645,549, respectively. Gross losses on these sales were $291,688, 529,359, and $521,811, respectively.


                                          2001 Annual Report   13

4.  LOANS
     Major classifications of loans at December 31, 2001 and 2000 consisted of:

                                                  2001            2000
                                                  ____            ____
Commercial, Financial, and
 Agricultural                                   $ 24,062,354      $ 22,673,573
Tax-exempt                                         7,958,051         3,798,359
Real estate mortgage                             140,617,659       137,938,222
Consumer                                          32,075,130        32,844,448
                                                ____________      ____________
Gross loans                                     $204,713,194      $197,254,602
Deduct (Add): Unearned discount                    6,590,552         6,604,850
              Net deferred loan
              fees and costs                        (101,646)          (21,889)
                                                ____________      ____________
Loans, net of unearned income                   $198,224,288      $190,671,641
                                                ============      ============


     Mortgage loans held for sale included in loans were $2,468,896 and $5,624,623 at December 31, 2001 and 2000, respectively.
     Changes in the allowance for loan losses for the years ended
December 31, 2001, 2000 and 1999, were as follows:


                                      2001           2000            1999
                                      ____           ____            ____
Balance, January 1                   $2,702,313     $2,599,550     $2,421,042
Provision charged to
 operations                             610,000        425,000        325,000
Loans charged off                      (458,242)      (349,387)      (258,743)
Recoveries                               68,334         27,150        112,251
                                     __________     __________     __________
Balance, December 31                 $2,922,405     $2,702,313     $2,599,550
                                     ==========     ==========     ==========


     Non-accrual loans at December 31, 2001, 2000 and 1999 were $1,101,736, $714,214, and $617,763, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:


                                           2001          2000         1999
                                           ____          ____         ____
Gross interest due under terms              $93,258      $67,584      $68,569
Amount included in income                    72,382       30,345        6,380
                                            _______      _______      _______
Interest income not recognized              $20,876      $37,239      $62,189
                                            =======      =======      =======


     At December 31, 2001 and 2000 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $85,471 and $61,192, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the year ended December 31, 2001 and 2000 was approximately $124,000 and $77,014, respectively.
     At December 31, 2001, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


5.  MORTGAGE SERVICING RIGHTS
     The mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others was $19,674,674 and $13,042,084 at December 31, 2001 and 2000, respectively.
     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $13,518 and $5,912 at December 31, 2001 and 2000, respectively.


14   First Keystone Corporation

     Changes in the balances of servicing assets for the years ended December 31, 2001, 2000 and 1999 were as follows:


                                                    2001        2000      1999
                                                    ____        ____      ____
Balance at January 1                  $124,340       $104,999       $ 61,612
Servicing asset additions               88,996         32,467         51,412
Amortization                           (25,901)       (13,126)        (8,025)
                                      ________       ________       ________
Balance at December 31                $187,435       $124,340       $104,999
                                      ========       ========       ========

     There was no valuation allowance on servicing assets as of December 31, 2001 and 2000. Additionally, there were no unrecognized servicing assets or liabilities for which it is not practicable to estimate fair value. Mortgage servicing rights in the Consolidated Balance Sheet are included in other assets at December 31, 2001 and 2000.


6.  PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31, 2001 and 2000 follows:

         2001                                 2000
         ____                                 ____
Land                                          $  876,526       $  876,526
Buildings and improvements                     2,823,204        2,812,773
Equipment                                      4,073,758        4,103,708
 __________                                   __________
  7,773,488                                    7,793,007
Less: Accumulated depreciation                 4,498,222        4,222,514
 __________                                   __________
Total                                         $3,275,266       $3,570,493
 ==========                                   ==========


     Depreciation amounted to $384,925 for 2001, $406,244 for 2000, and $389,368 for 1999.


7.  Deposits
     Major classifications of deposits at December 31, 2001 and 2000 consisted of:

                                               2001           2000
                                               ____           ____
Demand - non-interest bearing                $ 25,576,032     $ 24,846,933
Demand - interest bearing                      57,603,774       48,911,441
Savings                                        56,098,109       47,826,463
Time, $100,000 and over                        42,167,552       41,227,452
Other time                                    113,235,356      108,660,721
                                             ____________     ____________
Total deposits                               $294,680,823     $271,473,010
                                             ============     ============

     The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 2001:


                2002                         $36,837,670
                2003                           4,100,859
                2004                             522,848
                2005                             501,227
                2006                             204,948
                                             ___________
                                             $42,167,552
                                             ===========

     Interest expense related to time deposits of $100,000 or more was $2,361,108 in 2001, $1,762,574 in 2000, and $1,573,586 in 1999.


8.  SHORT-TERM BORROWINGS
     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 2001, and 2000:


                                          2001 Annual Report   15



                                                     2001
                                      ____________________________________
                                                            Maximum
                                   Ending      Average      Month End Average
                                   Balance      Balance     Balance     Rate
                                   _______      _______     _______     ____
Federal funds purchased
 and securities sold
 under agreements to
 repurchase                      $ 7,333,382    $8,008,903   $ 8,547,729  3.88%
Federal Home Loan Bank             3,550,000       458,869     3,550,000  3.32%
U.S. Treasury tax and
 loan notes                          682,982       559,038     1,856,438  3.67%
                                 ___________    __________   ___________  _____
Total                            $11,566,364    $9,026,810   $13,954,167  3.58%
                                 ===========    ==========   ===========  =====



                                                     2000
                                         _______________________________
                                                            Maximum
                                   Ending      Average      Month End Average
                                   Balance      Balance     Balance     Rate
                                   ______        ______       ______   ____
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
                                  ==========   ===========   ===========  =====



9.  LONG-TERM BORROWINGS
     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Corporation's banking subsidiary which consist principally of first mortgage loans and certain investment securities.
     A schedule of long-term borrowings by maturity as of December 31, 2001 and 2000 follows:

                                       2001            2000
                                       ____            ____

Due 2001, 6.68% to 6.70%                  $    -           $ 5,000,000
Due 2002, 5.50%                             2,000,000        4,000,000
Due 2003, 6.79%                             1,500,000        1,500,000
Due 2005, 5.36% to 6.49%                    8,500,000        8,500,000
Due 2008, 5.48%                             3,000,000        3,000,000
Due 2010, 5.45% to 6.76%                   15,500,000       15,500,000
Due 2011, 4.23% to 5.03%                   11,000,000           -
Due 2014, 5.41%                             3,750,000        3,750,000
                                                           ___________         ___________
                                                           $45,250,000         $41,250,000
                                                           ===========         ===========



10.  INCOME TAXES
     The current and deferred components of the income tax provision (benefit) consisted of the following:

                                       2001          2000          1999
                                       ____          ____          ____
Federal
  Current                            $1,592,729    $1,113,666   $1,213,194
  Deferred (benefit)                   (105,349)      (12,487)     (13,451)
                                     __________    __________   __________
                                     $1,487,380    $1,101,179   $1,199,743
                                     __________    __________   __________
State
  Current                            $    6,065    $    9,218   $    4,223
  Deferred (benefit)                      -             -            -
                                     $    6,065    $    9,218   $    4,223
                                     __________    __________   __________
Total provision for
  income taxes                       $1,493,445    $1,110,397   $1,203,966
                                     ==========    ==========   ==========


16   First Keystone Corporation

     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:


                                                        2001
                                                   ________________
                                                Amount          Rate
                                                ______          ____
Provision at statutory rate                        $2,355,128        34.0%
Tax-exempt income                                    (952,693)      (13.8)
Non-deductible expenses                               143,377         2.1
Tax credit from limited partnership                   (26,674)        (.4)
Other, net                                            (31,758)        (.4)
      __________                                         ____
Applicable federal income tax
  and rate                                         $1,487,380        21.5%
      ==========                                         ====


                                                        2000
                                                   ________________
                                                Amount          Rate
                                                ______          ____
Provision at statutory rate                        $2,148,291        34.0%
Tax-exempt income                                  (1,169,055)      (18.5)
Non-deductible expenses                               159,348         2.5
Tax credit from limited partnership                     -              -
Other, net                                            (37,405)        (.6)
      __________                                         ____
Applicable federal income tax
  and rate                                         $1,101,179        17.4%
      ==========                                         ====


                                                        1999
                                                   _________________
                                                Amount          Rate
Provision at statutory rate                        $2,163,771        34.0%
Tax-exempt income                                  (1,098,282)      (17.2)
Non-deductible expenses                               146,791         2.3
Tax credit from limited partnership                     -              -
Other, net                                            (12,537)        (.2)
      __________                                         ____
Applicable federal income tax
  and rate                                         $1,199,743        18.9%
      ==========                                         ====


     Total federal income tax attributable to realized security gains and losses was $94,681 in 2001, $38,420 in 2000, and $42,071 in 1999.
     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset (liability) included in other assets or other liabilities in these consolidated financial statements. The components of the net deferred tax asset (liability) at December 31, 2001, 2000 and 1999, are as follows:

                                        2001           2000           1999
                                        ____           ____           ____
Deferred Tax Assets:
  Allowance for loan losses           $ 846,714       $ 771,882     $  736,943
  Deferred compensation                 141,022         105,142         71,846
  Contributions                           6,133           6,455          8,710
  Non-accrual interest                    3,209           -              -
  Alternative minimum tax
    credits forward                       -              13,798          -
  Unrealized investment
    securities losses                     -               -          1,709,880
                                      _________       _________     __________
    Total                             $ 997,078       $ 897,277     $2,527,379
Deferred Tax Liabilities:
  Loan fees and costs                 $(209,338)      $(223,253)    $ (205,733)
  Depreciation                         (237,699)       (243,810)      (225,773)
  Accretion                             (62,260)        (52,763)       (23,055)
  Mortgage servicing rights              (6,788)         (3,988)        (1,962)
  Limited partnership                    (2,181)          -              -
  Unrealized investment
    securities gains                   (432,698)       (459,818)         -
                                      _________       _________     __________
    Total                             $(950,964)      $(983,632)    $ (456,523)
  Net Deferred Tax Asset
    (Liability)                       $  46,114       $ (86,355)    $2,070,856
                                      =========       =========     ==========

     It is anticipated that all deferred tax assets are to be realized and accordingly, no valuation allowance has been provided.


11. EMPLOYEE BENEFIT PLANS AND DEFERRED COMPENSATION AGREEMENTS The Corporation maintains a 401K Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Under the savings feature, the Corporation contributes 100% of the employee contribution up to 3% of compensation which amounted to $87,136, $81,262, and $75,725, in 2001, 2000 and 1999, respectively. Under the profit sharing feature, contributions, at the discretion of the Board of Directors are funded currently and amounted to $212,421, $217,017, and $193,481 in 2001, 2000 and 1999, respectively.
     The Bank also has non-qualified deferred compensation agreements with four of its officers. These agreements are essentially unsecured promises by the Bank to make monthly payments to the officers over a twenty year period. Payments begin based upon specific criteria - generally, when the officer retires. To account for the cost of payments yet to be made in the future, the Bank recognizes an accrued liability in years prior to when payments begin based on the present value of those future payments. The Bank's accrued liability for these deferred compensation agreements as of December 31, 2001 and 2000, was $414,773 and $309,240, respectively. The related expense for these plans amounted to $105,533, $97,929, and $80,996 in 2001, 2000 and 1999,
respectively.

                                          2001 Annual Report   17

12.  LEASE COMMITMENTS AND CONTINGENCIES
     The Corporation's banking subsidiary currently leases four branch banking facilities, as well as the operations center adjoining the main bank office, under operating leases. Rent expense for the existing facilities for the years ended December 31, 2001, 2000 and 1999 was $141,110, $137,876, and $109,228,
respectively.
     In addition, a lease has been entered into for a new branch bank in Luzerne County. The lease will become effective upon completion of the facility that is expected to be July 2002. The initial term of the lease is 10 years with an option for an additional 5 years with a minimum annual commitment of $51,000. Minimum rental payments required under these operating leases, including the new banking facility to be completed in 2002 are:
2002 - $171,066, 2003 - $168,826, 2004 - $111,485, 2005 - $85,988,
2006 - $51,000 and thereafter $280,500.
     In connection with the new branch bank facility, the Corporation estimates that in 2002 costs in the amount of $375,000 will be incurred for leasehold improvements and related equipment in order to make the facility operational.
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the Consolidated Financial Statements. Management does not believe the outcome of these actions and proceedings will have a material effect on the consolidated financial position of the Corporation.


13.  RELATED PARTY TRANSACTIONS
     Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 2001, 2000 and 1999. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.
     A summary of the activity on the related party loans, comprised of 8 directors and 5 executive officers and their related companies consists of the following:


  2001                            2000            1999
  ____                            ____            ____
Balance at January 1              $1,455,475       $1,708,323      $2,032,334
Additions                          3,050,795          493,879         456,766
Deductions                        (1,500,835)        (746,727)       (780,777)
                                 ___________       __________      __________
Balance at December 31            $3,005,435       $1,455,475      $1,708,323
                                  ==========       ==========      ==========


     The above loans represent funds drawn and outstanding at the date of the accompanying consolidated financial statement. Commitments by the Bank to related parties on lines of credit and letters of credit for 2001, 2000, and 1999, presented an additional off-balance sheet risk to the extent of undisbursed funds in the amounts of $4,334,140, $474,618, and $402,227, respectively, on the above loans.


14.  REGULATORY MATTERS
     Dividends are paid by the Corporation to shareholders which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 2002, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $5,754,536 plus additional amounts equal to the net income earned in 2002 for the period January 1, 2002, through the date of declaration, less any dividends which may have already been paid in 2002. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.
     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory
- and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 2001 and 2000, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.


18   First Keystone Corporation

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of Total and Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).
     As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risked-Based, and Tier I Leverage Ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank's category.



(Amounts in thousands)                                Actual
                                                 _________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2001:
  Total Capital
   (to Risk Weighted Assets)                    $40,270         15.54%
  Tier I Capital
   (to Risk Weighted Assets)                     37,340         14.41%
  Tier I Capital
   (to Average Assets)                           37,340          9.42%


As of December 31, 2000:
  Total Capital
   (to Risk Weighted Assets)                    $36,965         17.75%
  Tier I Capital
   (to Risk Weighted Assets)                     34,361         16.50%
  Tier I Capital
   (to Average Assets)                           34,361         10.09%



                                                   For Capital
(Amounts in thousands)                           Adequacy Purposes
                                                 __________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2001:
  Total Capital
   (to Risk Weighted Assets                     $20,731          8.00%
  Tier I Capital
   (to Risk Weighted Assets)                     10,365          4.00%
  Tier I Capital
   (to Average Assets)                           15,855          4.00%


As of December 31, 2000:
  Total Capital
   (to Risk Weighted Assets)                    $16,658          8.00%
  Tier I Capital
   (to Risk Weighted Assets)                      8,329          4.00%
  Tier I Capital
   (to Average Assets)                           13,622          4.00%



                                                     To Be Well
                                                 Capitalized Under
                                                 Prompt Corrective
(Amounts in thousands)                           Action Provisions
                                                 __________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2001:
  Total Capital
   (to Risk Weighted Assets)                    $25,914         10.00%
  Tier I Capital
   (to Risk Weighted Assets)                     15,548          6.00%
  Tier I Capital
   (to Average Assets)                           19,819          5.00%


As of December 31, 2000:
  Total Capital
   (to Risk Weighted Assets                     $20,822         10.00%
  Tier I Capital
   (to Risk Weighted Assets)                     12,493          6.00%
  Tier I Capital
   (to Average Assets)                           17,027          5.00%



     The Corporation's capital ratios are not materially different from those of the Bank.


15.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
     CONCENTRATIONS OF CREDIT RISK
     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.
Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.
     The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk.
The contract or notional amounts at December 31, 2001, and 2000 were as follows:

                                                2001             2000
                                                ____             ____
Financial instruments whose
 contract amounts represent
 credit risk:
   Commitments to extend credit                $21,853,237      $15,467,188
   Standby letters of credit                   $ 2,588,989      $   947,096


                                          2001 Annual Report   19

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary.
     The Corporation grants commercial, agricultural, real estate mortgage and consumer loans to customers primarily in the counties of Columbia, Luzerne and Montour, Pennsylvania. The concentrations of credit by type of loan are set forth in the note "Loans". It is management's opinion that the loan portfolio was well balanced and diversified at December 31, 2001, to the extent necessary to avoid any significant concentration of credit risk. However, its debtors ability to honor their contracts may be influenced by the region's economy.


16.  COMPREHENSIVE INCOME (LOSS)
     The components of other comprehensive income (loss) and related tax effects are as follows:


                                            Years Ended December 31,
                                          ____________________________
                                       2001          2000          1999
                                       ____          ____          ____
Unrealized holding gains
 (losses) on Available-for-
 Sale investment securities            $(405,435)   $6,556,681    $(8,458,502)
Less reclassification
 adjustment for gains
 realized in income                      278,474       113,001        123,738
                                       _________    __________    ___________
Net unrealized gains
 (losses)                              $(126,961)   $6,443,680    $(8,582,240)
Tax effects                               27,119    (2,169,699)     2,930,174
                                       _________    __________    ___________
Net of tax amount                      $ (99,842)   $4,273,981    $(5,652,066)
                                       =========    ==========    ===========



17.  STOCK OPTIONS
     On February 10, 1998, the Board of Directors adopted a stock option incentive plan and reserved 100,000 shares of common stock for issuance under the plan for certain employees of the Bank. Under the Plan, options are granted at fair market value and the time period during which any option granted may be exercised may not commence before six months or continue beyond the expiration of ten years after the option is awarded.
     The Corporation accounts for its stock option plan in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees". Under this method, no compensation expense is recognized for stock options when the exercise price equals the quoted market price at the date of grant. Had compensation cost for the plan been determined based on the fair value of the options at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation" the Corporation's consolidated net income and earnings per share would have been as follows:


                                      2001          2000          1999
                                      ____          ____          ____
Net income      As reported           $5,433,401    $5,208,107    $5,160,065
                Pro forma              5,411,183     5,146,004     5,066,740

Basic Earnings
 Per Share      As reported           $     1.92    $     1.84    $     1.80
                Pro forma                   1.91          1.82          1.77



     The stock options were not required to be included in the computation of diluted earnings per share because the stock option's exercise price was greater than the average market price of the common shares.


20   First Keystone Corporation

     The fair value of each option grant is estimated on the date of grant using the Binomial Option Pricing Model derived from the Black-Scholes Option Pricing Model with the following weighed-average assumptions used for options granted in 2000 and 1999, respectively (no options were granted in 2001): dividend yield of 3.80% and 2.07%; expected volatility of 32.17% and 32.06%;
          risk-free interest rate of 5.93% and 6.07%; and an expected life of 8 years for each.

     Information about stock options outstanding at December 31, 2001, is summarized as follows:

                                                     2001
                                              _____________________
                                                           Weighted
                                                             Average
                                               Stock       Exercise
                                              Options        Price
                                               ______       _______
Balance at January 1                               34,750        $25.23
Granted                                               -             -
Exercised                                             -             -
Forfeited                                             -             -
                                                   ______         _____
Balance at December 31                             34,750        $25.23
                                                   ======        ======
Exercisable at December 31                         34,750              $25.23

Weighted average fair value of
options granted during the year                                  $  -
                                                                 ======


                                                     2000
                                               __________________
                                                           Weighted
                                                             Average
                                               Stock       Exercise
                                              Options        Price
                                               ______       _______
Balance at January 1                               23,000        $29.72
Granted                                            12,250         17.00
Exercised                                             -             -
Forfeited                                            (500)        29.88
                                                   ______        ______
Balance at December 31                             34,750              $25.23
                                                   ======        ======
Exercisable at December 31                         22,500              $29.71
                                                   ======        ======
Weighted average fair value of
options granted during the year                                  $ 5.50                         ======


                                                     1999
                                               ___________________
                                                           Weighted
                                                             Average
                                               Stock       Exercise
                                              Options        Price
                                               ______       _______
Balance at January 1                               11,000        $33.50
Granted                                            12,000         26.25
Exercised                                             -             -
Forfeited                                             -             -
                                                   ______        ______
Balance at December 31                             23,000              $29.72
                                                   ======        ======
Exercisable at December 31                         11,000              $33.50
                                                   ======        ======
Weighted average fair value of
options granted during the year                                  $10.30
                                                                 ======

     Exercise prices of options outstanding as of December 31, 2001, ranged from $17.00 to $33.50 per share. The weighted average remaining contracted life is approximately 7 years.


18.  FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

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


                                          2001 Annual Report   21

          Fair value for non-performing loans is based on management's estimate of future cash flows discounted using a rate commensurate with the risk associated with the estimated future cash flows. The assumptions used by management are judgmentally determined using specific borrower information.

     DEPOSITS
          Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money Market Accounts is equal to the amount payable on demand at December 31, 2001, and 2000.
          Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     SHORT-TERM AND LONG-TERM BORROWINGS
          The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments.

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
          Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.
          At December 31, 2001 and 2000, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:

                                                               2001
                                                          ______________________
                                                   Carrying        Estimated
                                                    Amount         Fair Value
                                                    ______         __________
FINANCIAL ASSETS:
  Cash and due from banks                        $  6,500,362      $  6,500,362
  Short-term investments                               49,975            50,001
  Investment securities                           184,107,232       183,706,816
  Net loans                                       195,301,883       197,826,799
  Accrued interest receivable                       2,993,904         2,993,904

FINANCIAL LIABILITIES:
  Deposits                                        294,680,823       292,945,385
  Short-term borrowings                            11,566,364        11,705,247
  Long-term borrowings                             45,250,000        50,264,298
  Accrued interest payable                          1,067,305         1,067,305

OFF-BALANCE SHEET FINANCIAL
 INSTRUMENTS:
  Commitments to extend credit                                       21,853,237
  Standby letters of credit                                           2,588,989


                                                               2000
                                                          ______________________
                                                   Carrying        Estimated
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



22   First Keystone Corporation

19.  PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information for First Keystone Corporation (parent company only) was as follows:


BALANCE SHEETS
                                                           December 31
                                                       __________________
                                                    2001            2000
                                                    ____            ____
ASSETS
  Cash in subsidiary bank                          $   410,641     $   214,839
  Investment in subsidiary bank                     37,689,525      34,947,652
  Investment in other equity securities              1,875,030       1,597,375
  Prepayments and other assets                             200           4,282
  Advance to Subsidiary Bank                           126,069          68,234
                                                   ___________     ___________
    TOTAL ASSETS                                   $40,101,465     $36,832,382
                                                   ===========     ===========
LIABILITIES
  Accrued expenses and other liabilities           $   405,588     $   174,745
                                                   ___________     ___________
    TOTAL LIABILITIES                              $   405,588     $   174,745

STOCKHOLDERS' EQUITY
  Preferred stock                                  $    -          $    -
  Common stock                                       5,867,454       5,867,454
  Surplus                                            9,761,066       9,761,066
  Retained earnings                                 26,449,437      23,311,355
  Accumulated other comprehensive income               714,601         814,443
  Treasury stock, at cost                           (3,096,681)     (3,096,681)
                                                   ___________     ___________
    TOTAL STOCKHOLDERS' EQUITY                      39,695,877      36,657,637
                                                   ___________     ___________
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                                       $40,101,465     $36,832,382
                                                   ===========     ===========


STATEMENTS OF INCOME
                                                Year Ended December 31
                                              ___________________________
                                           2001          2000         1999
                                           ____          ____         ____
INCOME
  Dividends from Subsidiary
    Bank                                   $2,376,319    $2,346,982  $3,227,100
  Dividends - other                            49,598        54,699      45,243
  Securities gains                             89,048       129,998      51,000
  Interest                                      9,000         5,666      12,772
                                           __________    __________  __________
    TOTAL INCOME                           $2,523,965    $2,537,345  $3,336,115

Operating Expenses                             52,219        60,019      35,075
                                           __________    __________  __________
  Income Before Taxes and
    Equity in Undistributed
    Net Income of Subsidiary               $2,471,746    $2,477,326  $3,301,040
  Income tax expense                           24,644        37,456      17,159
                                           __________    __________  __________
  Income Before Equity in
    Undistributed Net Income
    of Subsidiary                          $2,447,102    $2,439,870  $3,283,881
  Equity in undistributed net
    income of Subsidiary                    2,986,299     2,768,237   1,876,184
                                           __________    __________  __________

    NET INCOME                             $5,433,401    $5,208,107  $5,160,065
                                           ==========    ==========  ==========


                                              2001 Annual Report 23

2381:

            STATEMENTS OF CASH FLOWS
                                               Year Ended December 31
                                          _________________________________
                                         2001          2000          1999
                                         ____          ____          ____
OPERATING ACTIVITIES
Net income                             $ 5,433,401   $ 5,208,107    $ 5,160,065
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Securities gains                         (89,048)     (129,998)       (51,000)
  Equity in undistributed
    net income of Subsidiary            (2,986,299)   (2,768,237)    (1,876,184)
  (Increase) decrease in
   prepaid expenses and
   other assets                              4,082        88,701        (92,983)
  (Increase) decrease in
   advanced receivable from
   Subsidiary Bank                         (57,835)      (68,234)        -
  Increase (decrease) in
   advances payable to
   Subsidiary Bank                            -          (99,742)        67,448
  Increase (decrease) in
   accrued expenses
   and other liabilities                   132,047         8,566        (15,390)
                                       ___________   ___________    ___________
  NET CASH PROVIDED BY
   OPERATING ACTIVITIES                $ 2,436,348   $ 2,239,163    $ 3,191,956

INVESTING ACTIVITIES
Purchase of equity securities          $   (89,482)  $  (314,936)   $  (142,626)
Proceeds from sale of equity
  securities                               144,255       243,656         88,500
                                       ___________   ___________    ___________
  NET CASH PROVIDED (USED)
   IN INVESTING ACTIVITIES             $    54,773   $   (71,280)   $   (54,126)

FINANCING ACTIVITIES
Acquisition of treasury stock          $     -       $     -        $(1,905,660)
Cash dividends paid                     (2,295,319)   (2,181,970)    (1,997,969)
                                       ___________   ___________    ___________
  NET CASH (USED) BY
   FINANCING ACTIVITIES                $(2,295,319)  $(2,181,970)   $(3,903,629)

  INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS           $   195,802   $   (14,087)   $  (765,799)
  CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR                    214,839       228,926        994,725
                                       ___________   ___________    ___________
  CASH AND CASH EQUIVALENTS
   AT END OF YEAR                      $   410,641   $   214,839    $   228,926

                                       ===========   ===========    ===========


24   First Keystone Corporation

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST KEYSTONE CORPORATION:

     We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.





                               /s/ J. H. Williams & Co., LLP
                               J. H. Williams & Co., LLP


Kingston, Pennsylvania
January 10, 2002

                                          2001 Annual Report   25

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





                             /s/ J. Gerald Bazewicz
                             J. Gerald Bazewicz,
                             President & CEO



                             /s/ David R. Saracino
                             David R. Saracino,
                             Treasurer & Assistant Secretary


Berwick, Pennsylvania
March 10, 2002


26   First Keystone Corporation

Management's Discussion and Analysis
_________________________________________________________________


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION


     The purpose of the Management's Discussion and Analysis of First Keystone Corporation, a bank holding company (the Corporation), and its wholly owned subsidiary, The First National Bank of Berwick (the Bank), is to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data contained herein.
     This annual report contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of
1995), which reflect management's beliefs and expectations based on information currently available. These forward-looking statements are inherently subject to significant risks and uncertainties, including changes in general economic and financial market conditions, the Corporation's ability to effectively carry out its business plans and changes in regulatory or legislative requirements. Other factors that could cause or contribute to such differences are changes in competitive conditions, and pending or threatened litigation. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

RESULTS OF OPERATIONS
Year Ended December 31, 2001 Versus Year Ended December 31, 2000

     Net income increased to $5,433,000 for the year ended December 31, 2001, as compared to $5,208,000 for the prior year. The net income for 2001 marked the 19th consecutive year that earnings and earnings per share have increased. Earnings per share, both basic and diluted, for 2001 were $1.92 as compared to $1.84 in 2000. The Corporation's return on average assets declined to 1.41% in 2001 from 1.52% in 2000. In addition, the return on average equity decreased to 13.85% in 2001 from 16.55% in 2000. An increase in average earning assets in 2001 resulted in an increase of interest income to $26,836,000 up 4.6% over 2000. A lowering of interest rates and the accompanying decrease in the cost of funds resulted in interest expense of $14,465,000 in 2001, an increase of 3.4% from 2000.
     Net interest income, as indicated below in Table 1, increased by $716,000 or 6.1% to $12,371,000 for the year ended December 31, 2001. The Corporation's net interest income on a fully taxable equivalent basis increased $387,000, or 2.9% to $13,816,000 in 2001 as compared to an increase of $471,000, or 3.6% to $13,429,000 in 2000.

Year Ended December 31, 2000 Versus Year Ended December 31, 1999

     Net income increased to $5,208,000 for the year ended December 31, 2000, as compared to $5,160,000 in 1999. Earnings per share, both basic and diluted, for 2000 were $1.84 as compared to $1.80 in 1999. The Corporation's return on average assets and return on average equity was 1.52% and 16.55%, respectively in 2000, as compared to 1.58% and 16.12%, respectively in 1999.
    Net interest income increased by $371,000 or 3.3% to $11,655,000 for the year ended 2000. The Corporation's net interest income on a fully taxable equivalent basis increased 3.6% in 2000 or $471,000 to $13,429,000 as indicated in Table 1 as compared to $12,958,000 for the year ended 1999.


Table 1 * Net Interest Income


(Amounts in thousands)                                  2001/2000
                                             _____________________________
                                                  Increase/(Decrease)
                                                   _________________
                                           2001      Amount   %        2000
                                           ____      ______  ___      ____
Interest Income                          $26,836    $1,186      4.6    $25,650
Interest Expense                          14,465       470      3.4     13,995
                                         _______    ______             _______
Net Interest Income                       12,371       716      6.1     11,655
Tax Equivalent Adjustment                  1,445      (329)   (18.5)     1,774
                                         _______    ______             _______
Net Interest Income (fully
 tax equivalent)                         $13,816    $  387      2.9    $13,429
                                         =======    ======             =======



(Amounts in thousands)                                  2000/1999
                                             _____________________________
                                                  Increase/(Decrease)
                                                   _________________
                                            2000     Amount   %        1999
                                           ____     _____    ___      ____

Interest Income                          $25,650    $2,478     10.7    $23,172
Interest Expense                          13,995     2,107     17.7     11,888
                                         _______    ______             _______
Net Interest Income                       11,655       371      3.3     11,284
Tax Equivalent Adjustment                  1,774       100      6.0      1,674
                                         _______    ______             _______
Net Interest Income (fully
 tax equivalent)                         $13,429    $  471      3.6    $12,958
                                         =======    ======             =======


                                          2001 Annual Report   27

Management's Discussion and Analysis
_________________________________________________________________



Table 2 *  Distribution of Assets, Liabilities and Stockholders' Equity


                                                       2001
                                         __________________________________
                                     Avg. Balance         Revenue/    Yield/
                                                          Expense      Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 27,392,753      $ 2,068,415     7.55%
Real Estate <F1>                        139,085,901       11,291,802     8.12%
Installment Loans,
  Net <F1><F2>                           28,006,285        2,566,160     9.16%
Fees on Loans                                -                64,923        0%
                                       ____________      ___________     _____
  Total Loans (Including
    Fees) <F3>                         $194,484,939      $15,991,300     8.22%

Investment Securities:
Taxable                                $127,746,749      $ 8,285,399     6.49%
Tax Exempt <F1>                          47,343,277        3,775,980     7.98%
                                       ____________      ___________     _____
  Total Investment
    Securities                         $175,090,026      $12,061,379     6.89%
Interest Bearing Deposits
  in Banks                                5,841,066          228,392     3.91%
                                       ____________      ___________     _____
  Total Interest-Earning
    Assets                             $375,416,031      $28,281,071     7.53%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,179,589
Allowance for Loan Losses                (2,687,787)
Premises and Equipment                    3,419,464
Foreclosed Assets Held
  for Sale                                  171,911
Other Assets                              3,605,284
                                       ____________
  Total Non-Interest
    Earning Assets                       10,688,461
                                       ____________
  Total Assets                         $386,104,492
                                       ============

Interest-Bearing
  Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $114,253,426      $ 3,115,844     2.73%
Time Deposits                           155,627,518        8,574,970     5.51%
Short-Term Borrowings                     1,017,907           35,892     3.53%
Long-Term Borrowings                     41,439,394        2,427,519     5.86%
Securities Sold U/A to
  Repurchase                              8,008,903          310,835     3.88%
                                       ____________      ___________     _____
  Total Interest-Bearing
    Liabilities                        $320,347,148      $14,465,060     4.52%

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 23,647,180
Other Liabilities                         2,892,640
Stockholders' Equity                     39,217,524
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $386,104,492
                                       ============

  Net Interest Income
    Tax Equivalent                                       $13,816,011
                                                         ===========

Margin Analysis:
Interest Income/
  Earning Assets                                                         7.53%
Interest Expense/
  Earning Assets                                                         3.85%
Net Interest Income/
  Earning Assets                                                         3.68%


    28   First Keystone Corporation



    Management's Discussion and Analysis
    _________________________________________________________________


                                                       2000
                                          ________________________________
                                     Avg. Balance        Revenue       Yield
                                                         /Expense     /Rate
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

                                          2001 Annual Report   29

Management's Discussion and Analysis
_________________________________________________________________


NET INTEREST INCOME
     The major source of operating income for the Corporation is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, including deposits and other borrowings. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earnings assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits.
     Table 2 on the preceding pages provides a summary of average outstanding balances of earning assets and interest bearing liabilities with the associated interest income and expense as well as average tax equivalent rates earned and paid as of year-end 2001, 2000, and 1999.
     The yield on earning assets was 7.53% in 2001, 8.32% in 2000, and 7.86% in 1999. The rate paid on interest bearing liabilities was 4.52% in 2001, 4.89% in 2000, and 4.37% in 1999. A 79 basis point decrease in the yield on earning assets, offset by a 37 basis point decrease on the rate paid on interest bearing liabilities in 2001 put additional pressure on the net interest margin. The effect was a decrease in our spread and net interest margin. The net interest margin which is interest income less interest expenses divided by average earnings assets was 3.68% in 2001 as compared to 4.08% in 2000 and 4.10% in 1999. The net interest margins are presented on a tax-equivalent basis. The continued maintenance of an adequate net interest margin is a primary concern being addressed by management on an ongoing basis.
     The decline in net interest margin was due primarily to the rate on earning assets decreasing more than the rate on liabilities. The narrowing of our net interest margin is consistent with industry trends. The trend reflects increased competition for both loans and deposits.
     Table 3 sets forth certain information regarding changes in interest income and interest expense for the periods indicated for each category of interest earning assets and interest bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (changes in average rate multiplied by prior average volume); and, (iii) changes in rate and volume (changes in average volume multiplied by change in average rate).
     In 2001, the increase in net interest income of $387,000 resulted from a change in volume of $2,493,000 and a decrease of $2,106,000 due to changes in rate. In 2000, there was an increase in net interest income of $470,000 resulted from a change in volume of $197,000 and an increase of $273,000 due to rate.



Table 3 *  Changes in Income and Expense, 2001 and 2000


(Amounts in thousands)                          2001 COMPARED TO 2000
                                           ______________________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $  584        $  (617)       $  (33)
Taxable Investment Securities              2,452           (981)        1,471
Tax-Exempt Investment Securities            (142)          (909)       (1,051)
Other Short-Term Investments               1,191           (721)          470
                                          ______        _______        ______
  Total Interest Income                   $4,085        $(3,228)       $  857
                                          ______        _______        ______

Interest Expense:
Savings, Now, and Money Markets           $  403        $  (561)       $ (158)
Time Deposits                              1,185           (309)          876
Short-Term Borrowings                       (869)           (30)         (899)
Long-Term Borrowings                         859           (136)          723
Securities Sold U/A to
  Repurchase                                  14            (86)          (72)
                                          ______        _______        ______
  Total Interest Expense                  $1,592        $(1,122)       $  470
                                          ______        _______        ______
  Net Interest Income                     $2,493        $(2,106)       $  387
                                          ======        =======        ======



(Amounts in thousands)                          2000 COMPARED TO 1999
                                             ___________________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $1,088         $  285        $1,373
Taxable Investment Securities                559            650         1,209
Tax-Exempt Investment Securities            (421)           575           154
Other Short-Term Investments                (164)             5          (159)
                                          ______         ______        ______
  Total Interest Income                   $1,062         $1,515        $2,577
                                          ______         ______        ______

Interest Expense:
Savings, Now, and Money Markets           $   33         $  273        $  306
Time Deposits                                503            667         1,170
Short-Term Borrowings                        493            154           647
Long-Term Borrowings                         562            134           696
Securities Sold U/A to
  Repurchase                                (726)            14          (712)
                                          ______         ______        ______
  Total Interest Expense                  $  865         $1,242        $2,107
                                          ______         ______        ______
  Net Interest Income                     $  197         $  273        $  470
                                          ======         ======        ======
________________________

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.
Balance on non-accrual loans are included for computational purposes.
Interest income on non-accrual loans is not included.
Interest income exempt from federal tax was $2,804,205 in 2001, $3,442,834 in 2000, and $3,249,720 in 1999. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.



30   First Keystone Corporation

Management's Discussion and Analysis
_________________________________________________________________


PROVISION FOR LOAN LOSSES
     For the year ended December 31, 2001, the provision for loan losses was $610,000 as compared to $425,000 as of December 31, 2000, an increase of 43.5%. The Corporation's provision for loan losses for the year ended December 31, 1999, was $325,000. The provision has increased primarily because of the loan growth experienced by the Corporation, along with an increase in past-due loans and non-performing loans. Net charge-offs by the Corporation for the fiscal year end December 31, 2001, 2000, and 1999, were $390,000, $323,000, and $146,000, respectively.
     The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.47% as of December 31, 2001, 1.42% as of December 31, 2000, and 1.40% as of December 31, 1999.
     On a quarterly basis, the Corporation's Board of Directors and management performs a detailed analysis of the adequacy of the allowance for loan losses. This analysis includes an evaluation of credit risk concentration, delinquency trends, past loss experience, current economic conditions, composition of the loan portfolio, classified loans and other relevant factors.
     The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as conditions warrant. Although the Corporation believes that the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio, there can be no assurance that future losses will not exceed the estimated amounts or that additional provisions will not be required in the future.
     The Bank is subject to periodic regulatory examination by the Office of the Comptroller of the Currency (OCC). As part of the examination, the OCC will assess the adequacy of the bank's allowance for loan losses and may include factors not considered by the Bank. In the event that an OCC examination results in a conclusion that the Bank's allowance for loan losses is not adequate, the Bank may be required to increase its provision for loan losses.

NON-INTEREST INCOME
     Non-interest income is derived primarily from trust department revenue, service charges and fees, other miscellaneous revenue and the gain on the sale of mortgage loans. In addition, investment security gains or losses also impact total non-interest income.
     For the year ended December 31, 2001, non-interest income increased $470,000, or 25.1% as compared to an increase of $160,000, or 9.3% for the year ended December 31, 2000. Table 4 provides the major categories of non-interest income and each respective change comparing the past three years.
     Excluding investment security gains, non-interest income in 2001 increased $305,000, or 17.3%. This compares to an increase of $171,000, or 10.7% in 2000 before investment security gains. Income from the trust department, which consists of fees generated from individual and corporate accounts, decreased in 2001 by $16,000 after decreasing by $6,000 in 2000. Decreased income from the trust department in 2001 and 2000 was due primarily to the decline in market value of accounts.
     Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non-interest income in 2001 and 2000. Service charges and fees increased by $139,000, or 12.7% in 2001 compared to an increase of $153,000, or 16.3% in 2000. Increased transaction volume led to an increase in fees from our debit card, an increase in ATM surcharges, and an increase of fees on deposit accounts in both years.
     Other income increased by $56,000, or 140.0% in 2001 compared to an increase of $1,000, or 2.6% in 2000. The gain on sale of mortgages provided $184,000 in 2001, an increase of $126,000 over 2000. Gains on sale of mortgages are largely a function of the volume of mortgages originated for sale in the secondary market and the historically low level of interest rates. Since the Corporation continues to service the mortgages which are sold, this provides a source for additional non-interest income on an ongoing basis.


Table 4 *  Non-Interest Income

(Amounts in thousands)                                 2001/2000
                                             ___________________________
                                                 Increase/(Decrease)
                                                  _________________
                                          2001      Amount      %      2000
                                          ____       _____    __       ____
Trust Department                          $  555     $ (16)     (2.8)   $  571
Service Charges and Fees                   1,232       139      12.7     1,093
Other                                         96        56     140.0        40
Gain on Sale of Mortgages                    184       126     217.2        58
                                          ______      ____              ______
  Subtotal                                $2,067      $305      17.3    $1,762
Investment Securities Gains                  278       165     146.0       113
                                          ______      ____     _____    ______
  Total                                   $2,345      $470      25.1    $1,875
                                          ======      ====              ======



(Amounts in thousands)                                 2000/1999
                                           _______________________________
                                                 Increase/(Decrease)
                                                  _________________
                                          2000      Amount      %      1999
                                          ____       _____    __       ____
Trust Department                          $  571      $ (6)     (1.0)   $  577
Service Charges and Fees                   1,093       153      16.3       940
Other                                         40         1       2.6        39
Gain on Sale of Mortgages                     58        23      65.7        35
                                          ______      ____              ______
  Subtotal                                $1,762      $171      10.7    $1,591
Investment Securities Gains                  113       (11)      8.9       124
                                          ______      ____              ______
  Total                                   $1,875      $160       9.3    $1,715
                                          ======      ====              ======


                                          2001 Annual Report   31

Management's Discussion and Analysis
_________________________________________________________________


NON-INTEREST EXPENSES
     Non-interest expense consists of salaries and benefits, occupancy, furniture and equipment, and other miscellaneous expenses. Table 5 provides the yearly non-interest expense by category, along with the amount, dollar changes, and percentage of change.
     Total non-interest expense increased by $394,000, or 5.8% in 2001 compared to an increase of $477,000, or 7.6% in 2000. Expenses associated with employees (salaries and employee benefits) continue to be the largest non-interest expenditure. Salaries and employee benefits amounted to 54.3% of total non-interest expense in 2001 and 55.4% in 2000. Salaries and employee benefits increased $134,000, or 3.6% in 2001 and $309,000, or 8.9% in 2000. The increase in both years were due to a slight increase in the number of employees, plus normal salary adjustments and increased benefit costs. Full time equivalent employees total 123 as of December 31, 2001, and 122 as of December 31, 2000.
     Net occupancy expense increased $16,000, or 3.7% in 2001 as compared to an increase of $30,000, or 7.5% in 2000. Furniture and equipment expense decreased $2,000, or 0.4% in 2001 compared to an increase of $19,000, or 3.4% in 2000. The decrease in furniture and equipment expense in 2001 relates to lower depreciation associated with computer processing and related equipment. Other operating expenses increased $246,000, or 12.2% in 2001 as compared to an increase of $119,000, or 6.2% in 2000. Higher other expenses are associated with increased professional fees, postage, supplies, insurance, marketing, and advertising, along with state shares tax.
     The overall level of non-interest expense continues to be low, relative to our peers. In fact, our total non-interest expense was less than 2% of average assets in both 2001 and 2000. Non-interest expense as a percentage of average assets under 2% places us among the leaders in our peer financial institution categories in controlling non-interest expense.


Table 5 *  Non-Interest Expense


(Amounts in thousands)                                 2001/2000
                                               __________________________
                                                 Increase/(Decrease)
                                                   __________________
                                        2001       Amount      %        2000
                                        ____       ______     ___       ____
Salaries and Employee Benefits            $3,896     $134        3.6    $3,762
Occupancy, Net                               447       16        3.7       431
Furniture and Equipment                      568       (2)      (0.4)      570
Other and State Shares Tax                 2,270      246       12.2     2,024
                                          ______     ____               ______
  Total                                   $7,181     $394        5.8    $6,787
                                          ======     ====               ======



(Amounts in thousands)                                 2000/1999
                                             ______________________________
                                                 Increase/(Decrease)
                                                   __________________
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
                                          ======     ====               ======


INCOME TAX EXPENSE
     Income tax expense for the year ended December 31, 2001, was $1,493,000 as compared to $1,110,000 and $1,204,000 for the years ended December 31, 2000, and December 31, 1999, respectively. In 2001, our income tax expense increased because income before taxes increased $608,000 to $6,927,000 from $6,319,000 in 2000. In 2000, our income before taxes declined $45,000 as compared to 1999; however, our income tax expense declined $94,000 in 2000 resulting in increased net income for the year. An increase in tax exempt interest, derived from both our tax-free loans and tax free municipal investment securities in 2000, resulted in a lower income tax liability. The effective income tax rate was 21.5% in 2001, 17.4% in 2000, and 18.9% in 1999. The limited availability of tax free municipal investments at attractive interest rates may result in a higher effective tax rate in future years.


FINANCIAL CONDITION

GENERAL
     Total assets increased to $393,472,000, at year-end 2001, an increase of 9.2% over year-end 2000. As of December 31, 2001, total deposits amounted to $294,681,000, an increase of 8.5% over 2000. Assets as of December 31, 2000, were $360,342,000, an increase of 8.0% over 1999, while total deposits as of year-end 2000 amounted to $271,473,000, an increase of 11.0% from 1999.
     In 2001, the increase in assets primarily reflects the deployment of proceeds from borrowings and deposits into loans and investment securities. The Corporation continues to maintain and manage its asset growth. Our strong equity capital position provides us an opportunity to leverage our asset growth. Borrowings did increase in 2001 by $7,007,000 after increasing in 2000 by $7,785,000. Strong deposit


32   First Keystone Corporation

Management's Discussion and Analysis
_________________________________________________________________


growth in 2001 and 2000 allowed us to attain our targeted total asset level with relatively small increases in borrowings. Core deposits, which include demand deposits and interest bearing demand deposits (Nows), money market accounts, savings accounts, and time deposits of individuals are our most significant source of funds. In 2001 and 2000, several successful sales campaigns attracted new customers and generated growth in retail certificates of deposit (time deposits of individuals).

EARNING ASSETS
     Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, the Corporation maximizes income. The earning asset ratio (average interest earning assets divided by average total assets) equaled 97.2% for 2001, compared to 96.3% for 2000, and 96.5% for 1999.
This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels. The primary earning assets are loans and investment securities.

LOANS
     Total loans, net of unearned income, increased to $198,224,000 as of December 31, 2001, as compared to $190,672,000 as of December 31, 2000. Table 6 provides data relating to the composition of the Corporation's loan portfolio on the dates indicated. Total loans, net of unearned income increased $7,553,000, or 4.0% in 2001 compared to an increase of $5,441,000, or 2.9% in 2000.
     The loan portfolio is well diversified and increases in the portfolio in 2001 have been in commercial real estate and tax exempt loans. In 2000, the increase in loans was primarily in commercial loans. Real estate loans declined in 2001, because approximately $9,000,000 of residential mortgage loans were sold in the secondary market. The Corporation will continue to originate and sell long-term fixed rate residential mortgage loans which conform to secondary market requirements. The Corporation derives ongoing income from the servicing of mortgages sold in the secondary market.
     The noted loan growth was achieved without a significant percentage increase in delinquencies or charge-offs. The Corporation internally underwrites each of its loans to comply with prescribed policies and approval levels established by its Board of Directors.


Table 6 *  Loans Outstanding, Net of Unearned Income


(Amounts in thousands)                                  December 31,
                                                  _______________________
                                                2001      2000        1999
                                                ____      ____        ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate            $ 61,135    $ 53,608    $ 55,514
  Commercial - other                             24,062      22,674      17,864
Tax exempt                                        7,958       3,798       4,133
Real estate (primarily residential
  mortgage loans)                                79,483      84,330      83,099
Consumer loans                                   32,075      32,845      30,595
                                               ________    ________    ________
Total Gross Loans                              $204,713    $197,255    $191,205
  Less: Unearned income and
        unamortized loan fees
        net of costs                              6,489       6,583       5,974
                                               ________    ________    ________
Total Loans, net of unearned
  income                                       $198,224    $190,672    $185,231
                                               ========    ========    ========



(Amounts in thousands)                              December 31,
                                               _____________________
                                              1998         1997
                                              ____         ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate          $ 43,366      $ 41,566
 Commercial - other                            16,579        17,241
Tax exempt                                      2,254         2,566
Real estate (primarily
  residential mortgage loans)                  77,858        72,901
Consumer loans                                 26,205        22,009
                                             ________      ________
Total Gross Loans                            $166,262      $156,283
  Less: Unearned income and
        unamortized loan
        fees net of costs                       4,729         4,132
                                             ________      ________
Total Loans, net of unearned
  income                                     $161,533      $152,151
                                            =========    ==========


INVESTMENT SECURITIES
     The Corporation uses investment securities to not only generate interest and dividend revenue, but also to help manage interest rate risk and to provide liquidity to meet operating cash needs.
     The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities increased to $178,099,000 in 2001, a 20.6% increase over 2000. At December 31, 2001, the net unrealized gain, net of the tax effect, on these securities was $715,000 and is included in stockholders' equity as accumulated other comprehensive gain. At December 31, 2000, accumulated other comprehensive income, net of tax effect, amounted to $814,000. In 2001, held-to-maturity securities declined $2,728,000, or a 31.2% decrease from 2000 after declining $2,826,000, or 24.4% in 2000. Table 7 provides data on the carrying value of our investment portfolio on the dates


                                          2001 Annual Report   33

Management's Discussion and Analysis
__________________________________________________________________


indicated. The vast majority of investment security purchases are allocated as available-for-sale. This provides the Corporation with increased flexibility should there be a need or desire to liquidate an investment security.
     The investment portfolio includes U.S. Government Corporations and Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes restricted equity securities consisting primarily of common stock investments in the Federal Reserve Bank and the Federal Home Loan Bank, and marketable equity securities of other commercial banks and bank holding companies.
     Securities available-for-sale may be sold as part of the overall asset and liability management process. Realized gains and losses are reflected in the results of operations on our statements of income. The investment portfolio does not contain any structured notes, step-up bonds, or any off-balance sheet derivatives.
     During 2001, interest bearing deposits in other banks decreased to $50,000 from $2,428,000 in 2000. Balances in interest bearing deposits in other banks were kept relatively low as funds were invested in marketable securities to maximize income while still addressing liquidity needs.


Table 7 *  Carrying Value of Investment Securities


(Amounts in thousands)                       December 31,
                                                              __________________
                                                                    2001
                                                              __________________
                                                      Available  Held to
                                                     for Sale    Maturity
U. S. Government Corporations
  and Agencies                            $ 55,267         $5,332
State and Municipal                         74,184            677
Corporate                                   41,334              0
Marketable Equity Securities                 4,286              0
Restricted Equity Securities                 3,027              0
                                                         ________         ______
Total Investment Securities               $178,098         $6,009
                                                         ========         ======



(Amounts in thousands)                       December 31,
                                                              ___________________
                                                                    2000
                                                              ___________________
                                                      Available  Held to
                                                     for Sale    Maturity
U. S. Government Corporations
  and Agencies                            $ 66,421         $6,947
State and Municipal                         58,698          1,790
Corporate                                   13,505              0
Marketable Equity Securities                 3,600              0
Restricted Equity Securities                5,477               0
                                                         ________         ______
Total Investment Securities               $147,701         $8,737
                                                         ========         ======



(Amounts in thousands)                       December 31,
                                                              ___________________
                                                                    1999
                                                              ___________________
                                                      Available  Held to
                                                     for Sale    Maturity
U. S. Government Corporations
  and Agencies                            $ 61,733        $ 8,170
State and Municipal                         54,541          3,393
Corporate                                        0              0
Marketable Equity Securities                 1,717              0
Restricted Equity Securities                 5,477              0
                                                         ________        _______
Total Investment Securities               $123,468        $11,563
                                                         ========        =======


ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses constitutes the amount available to absorb losses within the loan portfolio. As of December 31, 2001, the allowance for loan losses was $2,922,000 as compared to the December 31, 2000, amount of $2,702,000 and the December 31, 1999, amount of $2,600,000. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The risk characteristics of the loan portfolio are managed through the various control processes, including credit evaluations of individual borrowers, periodic reviews, and diversification by industry. Risk is further mitigated through the application of lending procedures such as the holding of adequate collateral and the establishment of contractual guarantees.
     Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. This assessment results in an allocated allowance. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority.
     Management feels based upon its methodology, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 8 contains an analysis of our Allowance for Loan Losses indicating charge-offs and recoveries by the year. In 2001, net charge-offs as a percentage of average loans were .20% compared to .17% in 2000 and .08% in 1999. Net charge-offs amounted to $390,000 in 2001 as compared to $323,000 and $146,000 in 2000 and
1999, respectively.
     It is the policy of management and the Corporation's Board of Directors to provide for losses on both identified and unidentified losses inherent in its loan portfolio. A provision for loan losses is charged to operations based upon an evaluation of the potential losses in the loan portfolio. This evaluation takes into account such factors as portfolio concentrations, delinquency, trends, trends of non-accrual and classified loans, economic conditions, and other relevant factors.


34   First Keystone Corporation

Management's Discussion and Analysis
__________________________________________________________________


     The loan review process which is conducted quarterly, is an integral part of our evaluation of the loan portfolio. A detailed quarterly analysis to determine the adequacy of the Corporation's allowance for loan losses is reviewed by our Board of Directors.
     With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.50% to 2001, 1.44% in 2000, and 1.49% in 1999.


Table 8 *  Analysis of Allowance for Loan Losses


(Amounts in thousands)                             Years Ended December 31,
                                                   _______________________
                                                  2001       2000       1999
                                                  ____       ____      _____
Balance at beginning of period                     $2,702      $2,600    $2,421
  Charge-offs:
  Commercial, financial, and
    agricultural                                      109          79        25
  Real estate - mortgage                              111          44        20
  Installment loans to individuals                    238         226       213
                                                   ______      ______    ______
                                                      458         349       258
  Recoveries:
  Commercial, financial, and
    agricultural                                       21           0        23
  Real estate - mortgage                                3          10        62
  Installment loans to individuals                     44          16        27
                                                   ______      ______    ______
                                                       68          26       112

Net charge-offs                                       390         323       146
Additions charged to operations                       610         425       325
                                                   ______      ______    ______
Balance at end of period                           $2,922      $2,702    $2,600
                                                   ======      ======    ======


Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                      .20%        .17%      .08%
Allowance for loan losses to
  average loans outstanding
  during the period                                 1.50%       1.44%     1.49%



(Amounts in thousands)                          Years Ended December 31,
                                                _______________________
                                                1998       1997
                                                ____       ____
Balance at beginning of period                     $2,371      $2,267
  Charge-offs:
  Commercial, financial, and
    agricultural                                       66         107
  Real estate - mortgage                               42          54
  Installment loans to individuals                    161         111
                                                   ______      ______
                                                      269         272
  Recoveries:
  Commercial, financial, and
    agricultural                                        0           7
  Real estate - mortgage                                8          17
  Installment loans to individuals                     36          27
                                                   ______      ______
                                                       44          51

Net charge-offs                                       225         221
Additions charged to operations                       275         325
                                                   ______      ______
Balance at end of period                           $2,421      $2,371
                                                   ======      ======

Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                      .15%        .15%
Allowance for loan losses to
  average loans outstanding
  during the period                                 1.57%       1.63%



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


Table 9 *  Allocation of Allowance for Loan Losses


(Amounts in thousands)                         December 31,
                                   ____________________________________
                                2001        % <F1>      2000       % <F1>
                                ____        ____        ____       ____
Commercial, financial,
  and agricultural                $  605       14.9      $  316       10.7
Real estate - mortgage             1,826       71.2       1,133       72.6
Consumer and other loans             458       13.9       1,030       16.7
Unallocated                           33        N/A         223        N/A
                                  ______      _____      ______      _____
                                  $2,922      100.0      $2,702      100.0
                                  ======      =====      ======      =====



(Amounts in thousands)                         December 31,
                                   ____________________________________
                                1999        % <F1>      1998       % <F1>
                                ____        ____        ____       ____
Commercial, financial,
  and agricultural                $  308       11.2      $  253        9.8
Real estate - mortgage             1,431       75.5       1,237       74.3
Consumer and other loans             425       13.3         319       15.9
Unallocated                          436        N/A         612        N/A
                                  ______      _____      ______      _____
                                  $2,600      100.0      $2,421      100.0
                                  ======      =====      ======      =====



(Amounts in thousands)                         December 31,
                                      _______________________________
                                1997        % <F1>
                                ____        ____
Commercial, financial,
  and agricultural                $  271       12.1
Real estate - mortgage             1,135       73.9
Consumer and other loans             241       14.0
Unallocated                          724        N/A
                                  ______      _____
                                  $2,371      100.0
                                  ======      =====
___________________

<F1>
Percentage of loans in each category to total loans.


                                          2001 Annual Report   35

Management's Discussion and Analysis
__________________________________________________________________


NON-PERFORMING ASSETS
     With the continuing economic slowdown in 2001, the Corporation experienced an increase in delinquencies and non-performing loans. Table 10 details the Corporation's non-performing assets at the dates indicated.
     Non-accrual loans are generally delinquent on which principal or interest is past-due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non-accrual status, any unpaid interest is charged against income. Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Foreclosed assets held for sale represents property acquired through foreclosure, or considered to be an in-substance foreclosure.
     The total of non-performing assets did increase to $1,394,000 as of December 31, 2001, as compared to $742,000 as of December 31, 2000. Non-accrual and restructured loans increased from $719,000 in 2000 to $1,102,000 in 2001. Foreclosed assets, consisting of one real estate parcel, increased to $75,000 in 2001. Loans past-due 90 days or more and still accruing increased to $217,000 in 2001 from $10,000 in 2000. Our allowance for loan losses to total non-performing assets remains strong at 209.6% in 2001 as compared to 364.2% in 2000.
     Loan quality is monitored closely, and we actively work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 10, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
     Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.
     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.
     Interest income received on non-performing loans in 2001 and 2000 was $72,382 and $30,345, respectively. Interest income, which would have been recorded on these loans under the original terms in 2001 and 2000 was $93,258 and $67,584, respectively. At December
31, 2001, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.



Table 10 *  Non-Performing Assets


(Amounts in thousands)                               December 31,
                                                ________________________
                                             2001      2000      1999
                                             ____      ____      ____
Non-accrual and restructured loans               $1,102    $  719   $  618
Foreclosed assets                                    75        13       85
Loans past-due 90 days or more and
  still accruing                                    217        10       47
                                                 ______      ____     ____
  Total non-performing assets                    $1,394      $742     $750
                                                 ======      ====     ====
Non-performing assets to period-end
  loans and foreclosed assets                      .70%      .39%     .40%
Total non-performing assets to total
  assets                                           .35%      .21%     .22%
Total allowance for loan losses to
  total non-performing assets                    209.6%    364.2%   346.6%



(Amounts in thousands)                           December 31,
                                              _______________
                                             1998      1997
                                             ____      ____
Non-accrual and restructured loans               $  854    $  321
Foreclosed assets                                     0        29
Loans past-due 90 days or more and
  still accruing                                     27       336
                                                 ______    ______
  Total non-performing assets                    $  881    $  686
                                                 ======    ======
Non-performing assets to period-end
  loans and foreclosed assets                      .55%      .45%
Total non-performing assets to
  total assets                                     .29%      .26%
Total allowance for loan losses to
  total non-performing assets                    274.8%    345.7%



     A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 2001, 2000, and 1999, management is of the opinion that there were no loan concentrations exceeding 10% of total loans.
     There is a concentration of real estate mortgage loans in the loan portfolio. Real estate mortgages, including residential and commercial, comprise 70.9% of the loan portfolio as of December 31, 2001, down from 72.3% in 2000. Real estate mortgages consist of both residential and commercial real estate loans. The real estate loan portfolio is well diversified in terms of borrowers, collateral, interest rates, and maturities. Also, the real estate loan portfolio has a mix of both fixed rate and adjustable rate mortgages. The real estate loans are concentrated primarily in our marketing area and are subject to risks associated with the local economy.


36   First Keystone Corporation

Management's Discussion and Analysis
__________________________________________________________________


DEPOSITS AND OTHER BORROWED FUNDS
     Consumer and commercial retail deposits are attracted primarily by First Keystone's subsidiary bank's nine full service office locations. The Bank offers a broad selection of deposit products and continually evaluates its interest rates and fees on deposit products. The Bank regularly reviews competing financial institutions interest rates along with prevailing market rates, especially when establishing interest rates on certificates of deposit.
     Deposits increased by $23,208,000, or an 8.5% increase when comparing December 31, 2001, to December 31, 2000. This increase compares to a deposit increase of 11.0% in 2000 and a decrease of 1.0% in 1999.
     During 2001, the Corporation experienced a deposit increase in both non-interest bearing and interest bearing deposits. Non-interest bearing deposits increased to $25,576,000 as of December 31, 2001, an increase of $729,000, or 2.9% over 2000. Interest bearing deposits amounted to $269,105,000 as of December 31, 2001, an increase of $22,479,000, or 9.1% over 2000.
     During 2001, the Corporation increased its reliance on both short-term borrowings and long-term borrowings. Short-term borrowings amounted to $11,566,000 as of year-end 2001, an increase of $3,007,000 from 2000. Long-term borrowings increased $4,000,000 in 2001 to $45,250,000 as of December 31, 2001. Total borrowings were $56,816,000 as of December 31, 2001, compared to $49,810,000 on December 31, 2000. Short-term borrowings are comprised of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, and short-term borrowings from the Federal Home Loan Bank (FHLB).
     Long-term borrowings are typically FHLB term borrowings with a maturity of one year or more. Some of the additional term borrowings were made to take advantage of special rates offered by the FHLB. In connection with FHLB borrowings and securities sold under agreements to repurchase, the Corporation maintains certain eligible assets as collateral.

CAPITAL STRENGTH
     Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains on investment securities available-for-sale, net of taxes, increased shareholders' equity or capital in 2001, referred to as accumulated other comprehensive income (loss). The total net increase in capital was $3,038,000 in 2001 after an increase of $7,300,000 in 2000. The accumulated other comprehensive income amounted to $715,000 in 2001 and $814,000 in 2000. Another factor which decreased equity capital relates to our stock repurchase plan. The Corporation repurchased 100,000 shares of common stock as of December 31, 2001 and 2000, at a cost of $3,097,000.
     Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 13.85% for 2001, 16.55% for 2000, and 16.12% for 1999. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.
     Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 11 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 9.79% at December 31, 2001, and 10.47% at December 31, 2000.
     The Corporation has consistently maintained regulatory capital ratios at or above the "well capitalized" standards. For additional information on capital ratios, see Note 14 to the Consolidated Financial Statements. The risk-based capital ratios also decreased somewhat in 2001 from 2000 for both the Corporation and the Bank, but remain strong. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. Table 11 indicates capital ratios as of December 31, 2001, and December 31, 2000.


Table 11 *  Capital Ratios

                                                          December 31, 2001
                                                          ________________
                                                         Corporation  Bank
                                                         __________    ____
Risk-Based Capital:
  Tier I risk-based capital ratio                            15.01%      14.41%
  Total risk-based capital ratio
   (Tier 1 and Tier 2)                                       16.26%      15.54%
Leverage Ratio:
  Tier I capital to average assets                            9.79%       9.42%


                                                          December 31, 2000
                                                          ________________
                                                         Corporation  Bank
                                                         __________    ____
Risk-Based Capital:
  Tier I risk-based capital ratio                            16.25%      16.50%
  Total risk-based capital ratio
    (Tier 1 and Tier 2)                                      17.55%      17.75%
Leverage Ratio:
  Tier I capital to average assets                           10.47%      10.09%



                                          2001 Annual Report   37

Management's Discussion and Analysis
__________________________________________________________________


LIQUIDITY MANAGEMENT

     Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Corporation, are met.
     Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short-term investments, federal funds sold, and cash and due from banks. At year-end 2001, cash and due from banks and interest-bearing deposits in other banks totaled $6,550,000 as compared to $9,161,000 at year-end 2000.
Additionally, maturing loans and repayment of loans are another source of asset liquidity.
     Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short-term borrowings provide funds to meet liquidity.
     Management feels its current liquidity position is satisfactory given the factors that the Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short-term investments and maturing investments represent additional sources of liquidity.
     Finally, the Corporation's subsidiary bank does have access to funds on a short-term basis from the Federal Reserve Bank discount window. Also, Fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. The Corporation has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances on borrowings, both short-term and long-term, are available to help address any liquidity needs.

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

MARKET RISK MANAGEMENT
     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. First Keystone Corporation's market risk is composed primarily of interest rate risk. The Corporation's interest rate risk results from timing differences in the repricing of assets, liabilities, off-balance sheet instruments, and changes in relationships between ratio indices and the potential exercise of explicit or embedded options.
     Increases in the level of interest rates also may adversely affect the fair value of the Corporation's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Corporation's interest-earning assets, which could adversely affect the Corporation's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Corporation's stockholders' equity, if retained. Under The Financial Accounting Standards Board (FASB) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Corporation's stockholders' equity. As of December 31, 2001, the Corporation's securities portfolio included $178,099,000 in securities classified as available for sale. Accordingly, with the magnitude of the Corporation's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Corporation. The Corporation does not own any trading assets.

ASSET/LIABILITY MANAGEMENT
     The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. A positive gap occurs when the amount of interest sensitive assets exceeds interest sensitive liabilities. This position would contribute positively to net-interest income in a rising interest rate environment. Conversely, when the Corporation's balance sheet has more liabilities repricing than assets it is liability sensitive or negatively gapped. This position would contribute positively to net interest income in a falling rate environment.
     Limitations of gap analysis as illustrated in Table 12 include: a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate gaps reflect the


38   First Keystone Corporation

Management's Discussion and Analysis
__________________________________________________________________


Corporation's position on a single day (December 31, 2001 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.
     Also in Table 12, the Corporation has elected to incorporate some interest bearing demand deposits and savings deposits as rate sensitive in the three months or less time frame. The result is a negative gap in that time frame of $90,238,000. However, much of our interest bearing demand deposits and savings deposits are considered core deposits and are not rate sensitive, especially in the three months or less time frame. Accordingly, the Corporation feels it is negatively gapped with exposure to an increase in interest rates limited within policy guidelines. As discussed previously, a negative gap will decrease net interest income should interest rates rise. Despite the Corporation's negative gap position, the impact of a rapid rise in interest rates as occurred in 1994 and 1999, did not have a significant effect on our net interest income.



Table 12 *  Interest Rate Sensitivity Analysis


(Amounts in thousands)                             December 31, 2001
                                            _____________________________
                                           3 Months       3 - 12       1 - 5
                                          or Less         Months       Years
                                            ______       ______       _____
Rate Sensitive Assets:
  Cash and cash equivalent                  $     50     $   -        $   -
  Loans                                       42,788       47,868       91,724
  Investments                                  7,143       18,432       73,332
                                            ________     ________     ________
  Total Rate Sensitive Assets               $ 49,981     $ 66,300     $165,056
                                            ========     ========     ========
Rate Sensitive Liabilities:
  Interest-bearing deposits                 $126,653     $ 55,353     $ 17,168
  Short-term borrowings                       11,566         -            -
  Long-term borrowings                         2,000         -          10,000
                                            ________     ________     ________
  Total Rate Sensitive
    Liabilities                             $140,219     $ 55,353     $ 27,168
                                            ========     ========     ========
Interest Rate Sensitivity:
  Current period                            $(90,238)    $ 10,947     $137,888
  Cumulative gap                             (90,238)     (79,291)      58,597



(Amounts in thousands)                             December 31, 2001
                                            _____________________________
                                            Over
                                          5 Years        Total
                                            ______       ______
Rate Sensitive Assets:
  Cash and cash equivalent                  $   -        $     50
  Loans                                       12,922      195,302
  Investments                                 85,200      184,107
                                            ________     ________
  Total Rate Sensitive Assets               $ 98,122     $379,459
                                            ========     ========
Rate Sensitive Liabilities:
  Interest-bearing deposits                 $ 95,507     $294,681
  Short-term borrowings                         -          11,566
  Long-term borrowings                        33,250       45,250
                                            ________     ________
  Total Rate Sensitive
    Liabilities                             $128,757     $351,497
                                            ========     ========
Interest Rate Sensitivity:
  Current period                            $(30,635)    $ 27,962
  Cumulative gap                              27,962




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

EARNINGS SIMULATION MODELING
     The Corporation's net income is affected by changes in the level of interest rates. Net income is also subject to changes in the shape of the yield curve. For example, a flattening of the yield curve would result in a decline in earnings due to the compression of earning asset yields and funds rates, while a steepening would result in increased earnings as investment margins widen.
     Earnings simulation modeling is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment.


                                          2001 Annual Report   39

Management's Discussion and Analysis
__________________________________________________________________


     Management also evaluates the impact of higher and lower interest rates. Management cannot predict the direction of interest rates or how the mix of assets and liabilities will change. The use of this information will help formulate strategies to minimize the unfavorable effect on net interest income caused by interest rate changes.
     Table 13 presents an analysis of the changes in net-interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Board of Directors. The earnings simulation model projects net-interest income would increase by approximately 7.2% if rates fell by two percentage points over one year. The model projects a decrease of approximately 13.0% in net-interest income if rates rise by two percentage points over one year. Both of these forecasts are within the one year policy guidelines.

NET PRESENT VALUE ESTIMATION
     The net present value measure is used for helping to determine levels of risk at a point in time present in the balance sheet that might not be taken into account in the earnings simulation model. The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year-end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 9.2%. Additionally, net present value is projected to decrease by 33.5% if rates increase immediately by 200 basis points, both within policy guidelines. During 2001, the Corporation's interest rate risk position grew more liability sensitive. Management expects market interest rates to begin to rise in 2002 and will take steps to reduce liability sensitivity.
     The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.



Table 13 *  Effect of Change in Interest Rates

                                                         Projected Change
                                                          _______________
Effect on Net Interest Income
1-year Net Income simulation Projection
  -200 bp Shock vs Stable Rate                               7.2%
  +200 bp Shock vs Stable Rate                             (13.0%)

Effect on Net Present Value of Balance Sheet
Static Net Present Value Change
  -200 bp Shock vs Stable Rate                               9.2%
  +200 bp Shock vs Stable Rate                             (33.5%)



40   First Keystone Corporation

Management's Discussion and Analysis

__________________________________________________________________


MARKET PRICE/DIVIDEND HISTORY

     As of December 31, 2001, the corporation had 2,833,727 shares of $2.00 par value common stock outstanding held by 620 shareholders of record. First Keystone Corporation's common stock is quoted on the Over The Counter (OTC) Bulletin Board under the symbol "FKYS".
     The table below reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.


Table 14 *  Market Price/Dividend History

                                        2001
                               _________________________
                             Common Stock       Dividends
                              High/Low            Paid
                                _______            ____
First Quarter            $16.75/$13.50                   $.20
Second Quarter           $19.00/$14.38                    .20
Third Quarter            $26.50/$18.25                    .20
Fourth Quarter           $21.19/$19.00                    .21



                                        2000
                               _________________________
                             Common Stock       Dividends
                              High/Low            Paid
                                _______            ____
First Quarter            $21.25/$17.50                   $.19
Second Quarter           $19.50/$17.75                    .19
Third Quarter            $18.25/$17.00                    .19
Fourth Quarter           $17.13/$15.88                    .20



                                        1999
                               ________________________
                             Common Stock       Dividends
                              High/Low            Paid

                                _______            ____
First Quarter            $33.50/$30.00                   $.17
Second Quarter           $30.25/$28.50                    .17
Third Quarter            $29.00/$26.25                    .17
Fourth Quarter           $26.25/$20.25                    .19



     The following brokerage firms make a market in First Keystone Corporation stock:


Janney Montgomery Scott, Inc.       1801 Market Street
                                    Philadelphia, PA  19103
                                    (800) 526-6397


Ryan, Beck and Company              401 City Avenue
                                    Suite 902
                                    Bala Cynwyd, PA  19004
                                    (800) 223-8969


F. J. Morrissey & Co., Inc.         1700 Market Street
                                    Suite 1420
                                    Philadelphia, PA  19103-3913
                                    (800) 842-8928


Boenning & Scattergood, Inc.        4 Tower Bridge
                                    200 Barr Harbor Drive
                                    Suite 300
                                    West Conshohocken, PA 19428
                                    (800) 883-8383


                                          2001 Annual Report   41

Management's Discussion and Analysis
__________________________________________________________________



Table 15    Quarterly Results of Operations (Unaudited)


(Amounts in thousands, except per share)

                                               Three Months Ended
                                     ______________________________________
2001                             March      June        September     December
                                 31           30          30           31
                                 _____      ____        ________      _______
Interest income                    $6,697      $6,776      $6,736       $6,627
Interest expense                    3,880       3,849       3,578        3,158
                                   ______      ______      ______       ______
Net interest income                $2,817      $2,927      $3,158       $3,469
Provision for loan losses             100          85         100          325
Other non-interest income             481         564         531          770
Non-interest expense                1,701       1,823       1,776        1,880
                                   ______      ______      ______       ______
Income before income taxes         $1,497      $1,583      $1,813       $2,034
Income taxes                          294         339         406          455
                                   ______      ______      ______       ______
Net income                         $1,203      $1,244      $1,407       $1,579
                                   ======      ======      ======       ======

Per share                          $  .42      $  .44      $  .50       $  .56


                                               Three Months Ended
                                     ______________________________________
2000                             March      June        September     December
                                 31           30          30           31
                                 _____      ____        ________      _______
Interest income                    $6,044      $6,239      $6,552       $6,815
Interest expense                    3,218       3,341       3,649        3,787
                                   ______      ______      ______       ______
Net interest income                $2,826      $2,898      $2,903       $3,028
Provision for loan losses              75          85          75          190
Other non-interest income             355         452         525          543
Non-interest expense                1,746       1,662       1,662        1,717
                                   ______      ______      ______       ______
Income before income taxes         $1,360      $1,603      $1,691       $1,664
Income taxes                          202         280         328          300
                                   ______      ______      ______       ______
Net income                         $1,158      $1,323      $1,363       $1,364
                                   ======      ======      ======       ======

Per share                          $  .41      $  .47      $  .48       $  .48


42   First Keystone Corporation