Form 10-K, Exhibit 13
period 2002-12-31
FIRST KEYSTONE CORP
filed 2003-03-27
CIK 737875

EXHIBIT 13



              EXCERPT FROM ANNUAL REPORT TO SHAREHOLDERS
               FOR FISCAL YEAR ENDED DECEMBER 31, 2002



FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 and 2001

--------------------------------------------------------------------------
  2002                                             2001
--------------------------------------------------------------------------
ASSETS

Cash and due from banks                          $  7,396,004     $  6,500,362
Interest-bearing deposits in
   other banks                                         60,060           49,975
Investment securities Available-
   for-Sale                                       209,822,667      178,098,522
Investment securities Held-to-
   Maturity (estimated fair value
   2002 - $5,925,209;
   2001 - $5,986,176)                               5,932,331        6,008,710
Loans, net of unearned income                     201,517,492      198,224,288
Allowance for loan losses                          (3,174,616)      (2,922,405)
                                                                  ____________        ____________
   Net loans                                     $198,342,876     $195,301,883
                                                                  ____________        ____________
Premises and equipment, net                         3,429,507        3,275,266
Accrued interest receivable                         3,068,952        2,993,904
Cash surrender value of bank
   owned life insurance                            10,102,069           -
Other assets                                        1,371,154        1,243,280
                                                                  ____________        ____________
      TOTAL ASSETS                               $439,525,620     $393,471,902
                                                                  ============        ============
LIABILITIES

Deposits:
   Non-interest bearing                          $ 30,056,766     $ 25,576,032
   Interest bearing                               300,688,512      269,104,791
                                                                  ____________        ____________
      Total Deposits                             $330,745,278     $294,680,823
Short-term borrowings                               9,067,145       11,566,364
Long-term borrowings                               45,750,000       45,250,000
Accrued interest and
   other expenses                                   1,648,499        2,082,824
Other liabilities                                   3,218,657          196,014
                                                                  ____________        ____________
      TOTAL LIABILITIES                          $390,429,579     $353,776,025
                                                                  ____________        ____________

STOCKHOLDERS' EQUITY

Preferred stock, par value
   $10.00 per share; authorized
   and unissued 500,000 shares                   $     -          $      -
Common stock, par value $2.00
   per share; authorized
   10,000,000 shares; issued
   3,075,180 shares in 2002 and
   2,933,727 shares in 2001                         6,150,360        5,867,454
Surplus                                            12,583,626        9,761,066
Retained earnings                                  27,394,962       26,449,437
Accumulated other comprehensive
   income                                           6,543,981          714,601
Treasury stock, at cost, 119,181
   shares in 2002 and 100,000
   shares in 2001                                  (3,576,888)      (3,096,681)
                                                                  ____________        ____________

      TOTAL STOCKHOLDERS' EQUITY                 $ 49,096,041     $ 39,695,877
                                                                  ____________        ____________

      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                     $439,525,620     $393,471,902
                                                                  ============        ============


The accompanying notes are an integral part of these consolidated financial statements.



FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000


--------------------------------------------------------------------------
                                                  2002             2001
--------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                      $14,963,423        $15,830,542
Interest and dividends on
   investment securities:
   Taxable                                        7,891,547          7,871,300
   Tax-exempt                                     2,607,574          2,492,147
   Dividends                                        320,976            414,099
Deposits in banks                                    78,211            228,392
                                                                   ___________         ___________
      TOTAL INTEREST INCOME                     $25,861,731        $26,836,480

INTEREST EXPENSE
Deposits                                         $8,116,618        $11,690,814
Short-term borrowings                               146,613            346,727
Long-term borrowings                              3,078,389          2,427,519
                                                                   ___________         ___________
      TOTAL INTEREST EXPENSE                    $11,341,620        $14,465,060
                                                                   ___________         ___________
      Net interest income                       $14,520,111        $12,371,420
Provision for loan losses                           550,000            610,000
                                                                   ___________         ___________
      NET INTEREST INCOME AFTER
         PROVISION FOR LOAN LOSSES              $13,970,111        $11,761,420
                                                                   ___________         ___________

NON-INTEREST INCOME
   Trust Department                             $   509,842        $   554,606
   Service charges and fees                       1,372,935          1,232,368
   Gain on sale of loans                            228,194            184,013
   Investment securities gains
      (losses) - net                                 28,647            278,474
   Other                                            145,161             96,344
                                                                   ___________         ___________
      TOTAL NON-INTEREST INCOME                 $ 2,284,779        $ 2,345,805
                                                                   ___________         ___________
NON-INTEREST EXPENSE
   Salaries and employee benefits               $ 4,222,354        $ 3,895,588
   Occupancy, net                                   485,578            447,294
   Furniture and equipment                          616,004            567,644
   State Shares Tax                                 366,523            333,710
   Other                                          2,120,679          1,936,143
                                                                   ___________         ___________
      TOTAL NON-INTEREST EXPENSE                $ 7,811,138        $ 7,180,379

INCOME BEFORE INCOME TAXES                      $ 8,443,752        $ 6,926,846
INCOME TAX EXPENSE                                1,856,603          1,493,445
                                                                   ___________         ___________
      NET INCOME                                $ 6,587,149        $ 5,433,401
                                                                   ===========         ===========

PER SHARE DATA
   Net income per share:*
      Basic                                      $      2.22      $      1.83
      Diluted                                    $      2.21      $      1.83
   Cash dividends per share*                     $       .85      $       .77



--------------------------------------------------------
  2000
--------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                       $15,891,357
Interest and dividends on
  investment securities:
 Taxable                                           6,044,612
 Tax-exempt                                        3,185,612
 Dividends                                           521,415

Deposits in banks                                      7,404
                                                 ___________
      TOTAL INTEREST INCOME                      $25,650,400

INTEREST EXPENSE
Deposits                                         $10,972,391
Short-term borrowings                              1,317,936
Long-term borrowings                               1,705,032
                                                 ___________
      TOTAL INTEREST EXPENSE                     $13,995,359

      Net interest income                        $11,655,041
Provision for loan losses                            425,000
                                                 ___________
      NET INTEREST INCOME AFTER
         PROVISION FOR LOAN LOSSES               $11,230,041
                                                 ___________
NON-INTEREST INCOME
   Trust Department                              $   570,631
   Service charges and fees                        1,093,057
   Gain on sale of loans                              58,093
   Investment securities gains
      (losses) - net                                 113,001
   Other                                              40,272
                                                 ___________
      TOTAL NON-INTEREST INCOME                  $ 1,875,054
                                                 ___________
NON-INTEREST EXPENSE
   Salaries and employee benefits                $ 3,761,797
   Occupancy, net                                    431,223
   Furniture and equipment                           569,590
   State Shares Tax                                  308,747
   Other                                           1,715,234
                                                 ___________
      TOTAL NON-INTEREST EXPENSE                 $ 6,786,591
                                                 ___________
INCOME BEFORE INCOME TAXES                       $ 6,318,504
INCOME TAX EXPENSE                                 1,110,397
                                                 ___________
      NET INCOME                                 $ 5,208,107
                                                 ===========

PER SHARE DATA
   Net income per share:*
      Basic                                      $      1.75
      Diluted                                    $      1.75
   Cash dividends per share*                     $       .73


*Adjusted for 5% stock dividend declared June 25, 2002, to shareholders of record July 16, 2002, payable August 6, 2002.

The accompanying notes are an integral part of these consolidated financial statements.



     6   First Keystone Corporation * Annual Report 2002


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000

__________________________________________________________________________
  Common
   Stock                                    Surplus
__________________________________________________________________________

Balance At December 31, 1999                $5,867,454        $ 9,761,066

Comprehensive Income (Loss):
  Net income
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects
   Total comprehensive
      income (loss)
Cash dividends - $.73 per share
                                            __________         __________
Balance At December 31, 2000                $5,867,454         $9,761,066

Comprehensive Income (Loss):
  Net income
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects
  Total comprehensive
    income (loss)
Cash dividends - $.77 per share

Balance At December 31, 2001                $5,867,454        $ 9,761,066

Comprehensive Income (Loss):
  Net income
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects
  Total comprehensive
    income (loss)
5% stock dividend                              282,906          2,829,060
Dividends paid in lieu
  of fractional shares
Cash dividends - $.85 per share
Purchase of 20,181 shares
  of treasury stock
Sale of 1,000 shares of
  treasury stock for
  employee stock option plan                                       (6,500)
                                            __________        ___________
Balance At December 31, 2002                $6,150,360        $12,583,626
                                            ==========        ===========




_________________________________________________________________________
Comprehensive                               Retained
Income (Loss)                               Earnings
_________________________________________________________________________

Balance At December 31, 1999                                  $20,285,218

Comprehensive Income (Loss):
  Net income                                $ 5,208,107         5,208,107
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects                4,273,981
                                            ___________
  Total comprehensive
    income (loss)                           $ 9,482,088
                                            ===========
Cash dividends - $.73 per share                                (2,181,970)
                                                              ___________
Balance At December 31, 2000                                  $23,311,355

Comprehensive Income (Loss):
  Net income                                $ 5,433,401         5,433,401
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects                  (99,842)
                                            ___________
  Total comprehensive
    income (loss)                           $ 5,333,559
                                            ===========
Cash dividends - $.77 per share                                (2,295,319)
                                                              ___________
Balance At December 31, 2001                                  $26,449,437

Comprehensive Income (Loss):
  Net income                                $ 6,587,149         6,587,149
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects                5,829,380
                                            ___________
  Total comprehensive
    income (loss)                           $12,416,529
                                            ===========
5% stock dividend                                              (3,111,966)
Dividends paid in lieu
  of fractional shares                                             (4,725)
Cash dividends - $.85 per share                                (2,524,933)
Purchase of 20,181 shares
  of treasury stock
Sale of 1,000 shares of
  treasury stock for
  employee stock option plan


Balance At December 31, 2002                                  $27,394,962
                                                              ===========


_________________________________________________________________________
Accumulated
   Other
Comprehensive                               Treasury
Income (Loss)                               Stock
_________________________________________________________________________

Balance At December 31, 1999                $(3,459,538)      $(3,096,681)

Comprehensive Income (Loss):
  Net income
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects                4,273,981
  Total comprehensive
    income (loss)
Cash dividends - $.73 per share
                                            ___________       ___________
Balance At December 31, 2000                $   814,443       $(3,096,681)

Comprehensive Income (Loss):
  Net income
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects                  (99,842)
  Total comprehensive
    income (loss)
Cash dividends - $.77 per share
                                            ___________       ___________
Balance At December 31, 2001                $   714,601       $(3,096,681)

Comprehensive Income (Loss):
  Net income
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects                5,829,380
  Total comprehensive
    income (loss)
5% stock dividend
Dividends paid in lieu
  of fractional shares
Cash dividends - $.85 per share
Purchase of 20,181 shares
  of treasury stock                                              (503,707)
Sale of 1,000 shares of
  treasury stock for
  employee stock option plan                                       23,500
                                            ___________       ___________
Balance At December 31, 2002                $ 6,543,981       $(3,576,888)
                                            ===========       ===========


_________________________________________________________________________
   Total
_________________________________________________________________________

Balance At December 31, 1999                $29,357,519

Comprehensive Income (Loss):
  Net income                                  5,208,107
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification                          4,273,981
    adjustment and tax effects                4,273,981
  Total comprehensive
    income (loss)
Cash dividends - $.73 per share              (2,181,970)
                                            ___________
Balance At December 31, 2000                $36,657,637

Comprehensive Income (Loss):
  Net income                                  5,433,401
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects                  (99,842)
  Total comprehensive
    income (loss)
Cash dividends - $.77 per share              (2,295,319)
                                            ___________
Balance At December 31, 2001                $39,695,877

Comprehensive Income (Loss):
  Net income                                  6,587,149
  Change in net unrealized
    gain (loss) on investment
    securities available-for-
    sale, net of
    reclassification
    adjustment and tax effects                5,829,380
  Total comprehensive
    income (loss)
5% stock dividend                                -
Dividends paid in lieu
  of fractional shares                           (4,725)
Cash dividends - $.85 per share              (2,524,933)
Purchase of 20,181 shares
  of treasury stock                            (503,707)
Sale of 1,000 shares of
  treasury stock for
  employee stock option plan                     17,000
                                            ___________
Balance At December 31, 2002                $49,096,041
                                            ===========


The accompanying notes are an integral part of these consolidated financial statements.


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000


__________________________________________________________________________

                                                   2002              2001
__________________________________________________________________________
OPERATING ACTIVITIES
Net income                                      $  6,587,149      $  5,433,401
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Provision for loan losses                        550,000           610,000
    Depreciation and amortization                    446,313           384,925
    Premium amortization on
      investment securities                          556,617           325,036
    Discount accretion on
      investment securities                         (567,358)         (950,450)
    Deferred income tax benefit                      (79,854)         (105,349)
    Gain on sale of mortgage loans                  (228,194)         (184,013)
    Proceeds from sale of mortgage
      loans originated for resale                  8,322,360         9,373,829
    Originations of mortgage loans
      held for resale                            (10,522,610)       (6,034,088)
    Gain on sales of investment
      securities                                     (28,647)         (278,474)
    Loss on sale of foreclosed
      real estate                                      5,000            54,808
    Increase in accrued interest
      receivable                                     (75,048)         (502,812)
    Increase in cash surrender value
      of bank owned life insurance                  (102,069)            -
    Increase in other assets - net                  (304,251)         (422,755)
    Increase (decrease) in accrued
      interest and other expenses                   (434,325)         (148,448)
    Increase in other liabilities -
      net                                            127,932           111,637
                                                                  ____________        ____________
    NET CASH PROVIDED BY
      OPERATING ACTIVITIES                      $  4,253,015      $  7,667,247
                                                                  ____________        ____________
INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale                 $ 46,732,078      $ 34,689,482
Proceeds from maturities and
  redemptions of investment
  securities Available-for-Sale                   27,014,603        45,400,938
Purchases of investment securities
  Available-for-Sale                             (96,557,845)     (108,563,617)
Proceeds from maturities and
  redemption of investment
  securities Held-to-Maturity                      1,035,535         1,580,584
Purchases of investment securities
  Held-to-Maturity                                  (982,690)           -
Net increase in loans                             (1,192,549)      (11,688,658)
Purchases of premises and equipment                 (545,291)          (89,699)
Proceeds from sale of foreclosed
  real estate                                        100,000           473,901
Purchase of bank owned life
  insurance policies                             (10,000,000)           -
                                                                  ____________        ____________
    NET CASH USED IN INVESTING
      ACTIVITIES                                $(34,396,159)     $(38,197,069)

FINANCING ACTIVITIES
Net increase in deposits                        $ 36,064,455      $ 23,207,813
Net increase (decrease) in
  short-term borrowings                           (2,499,219)        3,006,709
Proceeds from long-term borrowings                 8,000,000        11,000,000
Repayment of long-term borrowings                 (7,500,000)       (7,000,000)
Dividends paid in lieu of
  fractional shares                                   (4,725)           -
Acquisition of Treasury Stock                       (503,707)           -
Cash dividends paid                               (2,524,933)       (2,295,319)
Proceeds from sale of treasury
  stock for employee
  stock option plan                                   17,000            -
                                                                  ____________        ____________
    NET CASH PROVIDED BY
      FINANCING ACTIVITIES                      $ 31,048,871      $ 27,919,203

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                          $    905,727      $ (2,610,619)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                6,550,337         9,160,956
                                                                  ____________        ____________
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                            $  7,456,064      $  6,550,337
                                                                  ============        ============


_________________________________________________________
                                                   2000
_________________________________________________________
OPERATING ACTIVITIES
Net income                                      $  5,208,107
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Provision for loan losses                        425,000
    Depreciation and amortization                    406,244
    Premium amortization on
      investment securities                           99,905
    Discount accretion on
      investment securities                       (1,041,070)
    Deferred income tax benefit                      (12,487)
    Gain on sale of mortgage loans                   (58,093)
    Proceeds from sale of mortgage
      loans originated for resale                  3,912,715
    Originations of mortgage loans
      held for resale                             (3,030,719)
    Gain on sales of investment
      securities                                    (113,001)
    Loss on sale of foreclosed
      real estate                                     35,549
    Increase in accrued interest
      receivable                                    (252,258)
    Increase in cash surrender value
      of bank owned life insurance                     -
    Increase in other assets - net                   (85,528)
    Increase (decrease) in accrued
      interest and other expenses                    399,407
    Increase in other liabilities -
      net                                             32,485
                                                                  ____________
    NET CASH PROVIDED BY
      OPERATING ACTIVITIES                      $  5,926,256
                                                                  ____________
INVESTING ACTIVITIES
Proceeds from sales of investment
  securities Available-for-Sale                 $ 42,234,478
Proceeds from maturities
  and redemptions of investment
  securities Available-for-Sale                    6,859,854
Purchases of investment securities
  Available-for-Sale                             (64,194,871)
Proceeds from maturities and
  redemption of investment
  securities Held-to-Maturity                      1,191,510
Purchases of investment securities
  Held-to-Maturity                                    -
Net increase in loans                             (6,668,862)
Purchases of premises and equipment                  (95,726)
Proceeds from sale of foreclosed
  real estate                                        118,000
Purchase of bank owned life
  insurance policies                                   -
                                                                  ____________
    NET CASH USED IN INVESTING
      ACTIVITIES                                $(20,555,617)
                                                                  ____________
FINANCING ACTIVITIES
Net increase in deposits                        $ 26,792,826
Net increase (decrease)
  in short-term borrowings                       (23,034,672)
Proceeds from long-term
  borrowings                                      32,500,000
Repayment of long-term
  borrowings                                     (17,250,000)
Dividends paid in lieu
  of fractional shares                                -
Acquisition of Treasury Stock                         -
Cash dividends paid                               (2,181,970)
Proceeds from sale of treasury
  stock for employee
  stock option plan                                   -
                                                                  ____________
    NET CASH PROVIDED BY
      FINANCING ACTIVITIES                      $ 16,826,184
                                                                  ____________
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                          $  2,196,823
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                             6,964,133
                                                                  ____________
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                            $  9,160,956
                                                                  ============


The accompanying notes are an integral part of these consolidated financial statements.



8    First Keystone Corporation * Annual Report 2002

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements for Years Ended December 31, 2002, 2001 and 2000


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

Nature of Operations
     The Corporation, headquartered in Berwick, Pennsylvania, provides a full range of banking, trust and related services through its wholly owned Bank subsidiary and is subject to competition from other financial institutions in connection with these services. The Bank serves a customer base which includes individuals, businesses, public and institutional customers primarily located in the Northeast Region of Pennsylvania. The Bank has ten full service offices and 14 ATMs located in Columbia, Luzerne and Montour Counties. The Corporation and its subsidiary must also adhere to certain federal banking laws and regulations and are subject to periodic examinations made by various federal agencies.

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

INVESTMENT SECURITIES
     The Corporation classifies its investment securities as either "Held-to-Maturity" or "Available-for-Sale" at the time of purchase. Debt securities are classified as Held-to-Maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities Held-to-Maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.
     Debt securities not classified as Held-to-Maturity and equity securities are included in the Available-for-Sale category and are carried at fair value. The amount of any unrealized gain or loss, net of the effect of deferred income taxes, is reported as other comprehensive income (loss) in the Consolidated Statement of Stockholders' Equity. Management's decision to sell Available-for-Sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.
     The cost of debt securities classified as Held-to-Maturity or Available-for-Sale is adjusted for amortization of premiums and accretion of discounts to expected maturity. Such amortization and accretion, as well as interest and dividends is included in interest income from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.

LOANS
     Loans are stated at their outstanding unpaid principal balances, net of deferred fees or costs, unearned income and the allowance for loan losses. Interest on installment loans is recognized as income over the term of each loan, generally, by the "actuarial method". Interest on all other loans is primarily recognized based upon the principal amount outstanding on an actual day basis. Loan origination fees and certain direct loan origination costs have been deferred with the net amount amortized using the interest method over the contractual life of the related loans as an interest yield adjustment.
     Mortgage loans held for resale are carried at the lower of cost or market on an aggregate basis. These loans are sold without recourse to the Corporation.

Past-Due Loans - Generally, a loan is considered to be past-due when scheduled loan payments are in arrears 15 days or more. Delinquent notices are generated automatically when a loan is 15 days past-due, depending on the type of loan. Collection efforts continue on loans past-due beyond 60 days that have not been satisfied, when it is believed that some chance exists for improvement in the status of the loan. Past-due loans are continually evaluated with the determination for charge-off being made when no reasonable chance remains that the status of the loan can be improved.

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

DERIVATIVES
     The Bank has outstanding loan commitments that relate to the origination of mortgage loans that will be held for resale. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and the guidance contained within the Derivatives Implementation Group Statement 133 Implementation Issue No. C 13, the Bank has accounted for such loan commitments as derivative instruments. The effective date of the implementation guidance is the first day of the first fiscal quarter beginning after April 10, 2002. The outstanding loan commitments in this category did not give rise to any losses for the year ended December 31, 2002, as the fair market value of each outstanding loan commitment exceeded the Bank's cost basis in each outstanding loan commitment.

PREMISES AND EQUIPMENT
     Premises, improvements and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying value may not be recovered. Maintenance and minor repairs are charged to operations as incurred. The cost and accumulated depreciation of the premises and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.


10   First Keystone Corporation * Annual Report 2002

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

FORECLOSED REAL ESTATE
     Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value on the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell and is included in other assets. Revenues derived from and costs to maintain the assets and subsequent gains and losses on sales are included in other non-interest income and expense.

BANK OWNED LIFE INSURANCE
     The Corporation invests in Bank Owned Life Insurance (BOLI) with split dollar life provisions. Purchase of BOLI provides life insurance coverage on certain employees with the Corporation being owner and beneficiary of the policies.

INVESTMENT IN REAL ESTATE VENTURE
     In October of 2000, the Bank became a limited partner in a real estate venture that owns and operates an affordable residential low-income housing apartment building for elderly residents. The investment is accounted for under the effective yield method under the Emerging Issues Task Force (EITF) 94-1 "Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects". Under the effective yield method, the Bank recognizes tax credits as they are allocated and amortizes the initial cost of the investment to provide a constant effective yield over the period that the tax credits are allocated to the Bank. Under this method, the tax credit allocated, net of any amortization of the investment in the limited partnership, is recognized in the consolidated statements of income as a component of income tax expense. The amount of tax credits allocated to the Bank were $80,865 and $26,674 in 2002 and 2001, respectively, and the amortization of the limited partnership investment was $55,263 and $18,081 in 2002 and 2001, respectively. The carrying value of the investment as of December 31, 2002, and 2001, was $562,021 and $617,284, respectively, and is carried in Other Assets in the accompanying consolidated balance sheet.

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

PER SHARE DATA
     Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", requires dual presentation of basic and fully diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding at the end of each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. The Corporation's dilutive securities are limited to stock options which had no effect on earnings per share since the market price per share historically has not been greater than the lowest stock option exercise price for years prior to December 31, 2002.
     Per share data has been adjusted retroactively for stock splits and stock dividends.

     The reconciliation of the numerators and denominators of the basis and diluted earnings per share follows:


                                       Year Ended December 31, 2002
                                 ________________________________________
                                             Weighted Average
                                                 Number of
                              Net Income          Shares           Per Share
                              Numerators       Denominators          Amount
                              __________       ____________          ______
Net income                      $6,587,149
                                ==========
Basic earnings per
  share:
  Income available
    to common
    stockholders                $6,587,149         2,972,210          $2.22
Effect of dilutive
  securities:
  Stock options                                        2,541
                                                   _________
Diluted earnings
  per share:
  Income available
    to common
    stockholders                $6,587,149         2,974,751          $2.21



                                       Year Ended December 31, 2001
                                 ________________________________________
                                             Weighted Average
                                                 Number of
                              Net Income          Shares           Per Share
                              Numerators       Denominators          Amount
                              __________       ____________          ______
Net income                      $5,433,401
                                ==========
Basic earnings per
  share:
 Income available
  to common
  stockholders                  $5,433,401         2,975,180          $1.83
Effect of dilutive
  securities:
  Stock options                                            0
                                                   _________
Diluted earnings
  per share:
  Income available
    to common
    stockholders                $5,433,401         2,975,180          $1.83




                                       Year Ended December 31, 2000
                                 _________________________________________
                                             Weighted Average
                                                 Number of
                              Net Income          Shares           Per Share
                              Numerators       Denominators          Amount
                              __________       ____________          ______
Net income                      $5,208,107
                                ==========
Basic earnings per
  share:
  Income available
    to common
    stockholders                $5,208,107         2,975,180          $1.75
Effect of dilutive
  securities:
  Stock options                                            0
                                                   _________
Diluted earnings
  per share:
  Income available
    to common
    stockholders                $5,208,107         2,975,180          $1.75



CASH FLOW INFORMATION
     For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.
 Interest paid on deposits and other borrowings was $11,456,466, $14,904,607 and $13,691,639 in 2002, 2001 and 2000,
respectively. Cash payments for income taxes were $2,263,801, $1,442,884 and $1,024,517 for 2002, 2001 and 2000, respectively.
The Corporation transferred loans to foreclosed assets held for sale in the amounts of $30,000, $590,375 and $81,982 in 2002, 2001 and 2000, respectively.

TRUST ASSETS AND INCOME
     Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is generally recognized on a cash basis and is not materially different than if it were reported on an accrual basis.


12   First Keystone Corporation * Annual Report 2002

RECENT ACCOUNTING PRONOUNCEMENTS
     Statement of Financial Accounting Standards (SFAS) No. 141,
"Business Combinations," is generally effective for all business combinations initiated after June 30, 2001, and replaces APB
Opinion No. 16, "Business Combinations" and SFAS No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations under this statement are to be accounted for under the purchase method of accounting as the pooling-of-interest method is prohibited. The standard does not have any impact on the Corporation's consolidated financial condition or results of operations.
 Statement of Financial Accounting Standards (SFAS) No. 142,
"Goodwill and Other Intangible Assets" is generally effective for fiscal years beginning after December 31, 2001, and addresses the financial accounting and reporting for acquired goodwill and other intangible assets and replaces APB Opinion No. 17, "Intangible
Assets". The statement addresses how intangible assets that are acquired individually or with a group or other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. Goodwill and other intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually.
Intangibles that are separable from goodwill and that have a determinable useful life should be amortized over the determinable useful life. The standard does not have any impact on the Corporation's consolidated financial condition or results of operations.
 Statement of Financial Accounting Standards (SFAS) No. 143,
"Accounting for Asset Retirement Obligations" is generally effective for financial statements for fiscal years beginning after June 15, 2002. The statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction development and (or) the normal operation of a long-lived asset. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset.
This standard does not have any impact on the Corporation's consolidated financial condition or results of operations.
 Statement of Financial Accounting Standards (SFAS) No. 144,
"Accounting for Impairment or Disposal of Long-Lived Assets" is generally effective for financial statements issued for fiscal years beginning after December 15, 2001, and for interim periods within those fiscal years. The statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement replaces FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for
          Long-Lived Assets to be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of
Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring
Events and Transactions", for the disposal of a "segment of a business" (as previously defined in that Opinion). The statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This standard does not have any impact on the Corporation's consolidated financial conditions or results of operations.
 Statement of Financial Accounting Standards (SFAS) No. 145,
"Recession of FASB Statements No. 4, 44 and 64, Amendment of FASB
Statement No. 13 and Technical Corrections" is generally effective for financial statements issued on or after May 15, 2002. The statement rescinds FASB Statement No. 4, "Reporting Gains and
Losses from Extinguishment of Debt", and an amendment of that statement, FASB Statement No. 64, "Extinguishments of Debt Made to
Satisfy Sinking-Fund Requirements".  The statement amends FASB
Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. This standard does not have any impact on the Corporation's consolidated financial condition or results of operations.

ADVERTISING COSTS
     It is the Corporation's policy to expense advertising costs in the period in which they are incurred. Advertising expense for the years ended December 31, 2002, 2001 and 2000, was approximately
$218,977, $141,258 and $166,047, respectively.

REPORTING FORMAT
 Certain amounts in the consolidated financial statements of prior periods have been reclassified to conform with presentation used in the 2002 consolidated financial statements. Such reclassifications have no effect on the Corporation's consolidated financial condition or net income.

NOTE 2 RESTRICTED CASH BALANCES

     The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 2002, was $819,000, which was satisfied through the restriction of vault cash. In addition, the Bank maintains a clearing balance at the Federal Reserve Bank to offset specific charges for services. At December 31, 2002, the amount of this balance was $700,000.


NOTE 3 INVESTMENT SECURITIES

     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-For-Sale" or "Held-to-Maturity" were as follows at December 31, 2002 and 2001:


                                             Available-for-Sale Securities
                                             _____________________________
                                             Gross
 Amortized                                Unrealized
  Cost                                       Gains
 _________                                __________
December 31, 2002:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                          $ 71,510,863           $ 1,677,919
  Other                                       4,520,687               102,780
Obligations of state and
  political subdivisions                     79,569,388             5,276,818
Corporate securities                         36,191,874             2,254,868
Marketable equity securities                  4,580,397               823,581
Restricted equity securities                  3,452,100                -
                                            ___________            __________
Total                                      $199,825,309           $10,135,966
                                           ============           ===========



                                             Available-for-Sale Securities
                                            ______________________________
   Gross                                   Estimated
Unrealized                                  Fair
  Losses                                     Value
 _________                                 ________
December 31, 2002:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                            $  6,212            $ 73,182,570
  Other                                          -                  4,623,467
Obligations of state and
  political subdivisions                       37,445              84,808,761
Corporate securities                            1,093              38,445,649
Marketable equity securities                   93,858               5,310,120
Restricted equity securities                     -                  3,452,100
                                             ________            ____________
Total                                        $138,608            $209,822,667
                                             ========            ============



                                              Held-to-Maturity Securities
                                             ____________________________
                                             Gross
 Amortized                                Unrealized
  Cost                                       Gains
 ________                                   ________
December 31, 2002:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                           $4,272,615              $ 2,143
Obligations of state and
  political subdivisions                     1,659,716               29,120
                                            __________              _______
Total                                       $5,932,331              $31,263
                                            ==========              =======



                                              Held-to-Maturity Securities
                                            ______________________________
   Gross                                   Estimated
Unrealized                                  Fair
  Losses                                     Value
 ________                                   ________

December 31, 2002:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                             $38,385              $4,236,373
Obligations of state and
  political subdivisions                         -                  1,688,836
                                              _______              __________
Total                                         $38,385              $5,925,209
                                              =======              ==========




                                             Available-for-Sale Securities
                                             _____________________________
                                             Gross
 Amortized                                Unrealized
  Cost                                       Gains
 _________                                __________
December 31, 2001:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                          $ 47,935,402            $  544,911
  Other                                       7,002,995                37,059
Obligations of state and
  political subdivisions                     74,592,346             1,422,707
Corporate securities                         40,771,712               885,054
Marketable equity securities                  3,621,566               694,521
Restricted equity securities                  3,027,200                -
                                           ____________            __________
Total                                      $176,951,221            $3,584,252
                                           ============            ==========


                                             Available-for-Sale Securities
                                            ______________________________
   Gross                                   Estimated
Unrealized                                  Fair
  Losses                                     Value
 _________                                 ________
December 31, 2001:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                           $  189,396           $ 48,290,917
  Other                                         64,284              6,975,770
Obligations of state and
  political subdivisions                     1,830,920             74,184,133
Corporate securities                           322,541             41,334,225
Marketable equity securities                    29,810              4,286,277
Restricted equity securities                    -                   3,027,200
                                            __________           ____________
Total                                       $2,436,951           $178,098,522
                                            ==========           ============



    14   First Keystone Corporation * Annual Report 2002


                                              Held-to-Maturity Securities
                                             ____________________________
                                             Gross
 Amortized                                Unrealized
  Cost                                       Gains
 ________                                   ________
December 31, 2001:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                           $5,331,965              $ 8,120
Obligations of state and
  political subdivisions                       676,745                3,741
                                            __________              _______
Total                                       $6,008,710              $11,861
                                            ==========              =======


                                              Held-to-Maturity Securities
                                            ______________________________
   Gross                                   Estimated
Unrealized                                  Fair
  Losses                                     Value
 ________                                   ________

December 31, 2001:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                             $34,395              $5,305,690
Obligations of state and
  political subdivisions                         -                    680,486
                                              _______              __________
Total                                         $34,395              $5,986,176
                                              =======              ==========




     Securities Available-for-Sale with an aggregate fair value of $59,575,229 in 2002 and $65,361,585 in 2001; and securities
          Held-to-Maturity with an aggregate unamortized cost of $5,942,622 in 2002 and $6,008,710 in 2001, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase, FHLB advances and other balances of $37,693,072 in 2002 and $40,484,090 in 2001 as required by law.
     The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 2002. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                             December 31, 2002
                                     _________________________________
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                        Obligations          Subdivisions
                                          <F1>                 <F2>
                                      ______________       _______________
Available-For-Sale:
Within 1 Year:
 Amortized cost                           $    -              $    -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
1 - 5 Years:
 Amortized cost                            11,918,642           1,002,101
 Estimated fair value                      12,016,787           1,078,510
 Weighted average yield                         3.91%               5.10%
5 - 10 Years:
 Amortized cost                            33,903,116           7,571,074
 Estimated fair value                      34,436,410           8,099,046
 Weighted average yield                         4.47%               5.98%
After 10 Years:
 Amortized cost                            30,209,792          70,996,213
 Estimated fair value                      31,352,840          75,631,205
 Weighted average yield                         6.00%               7.33%
                                          ___________         ___________
Total:
 Amortized cost                           $76,031,550         $79,569,388
 Estimated fair value                      77,806,037          84,808,761
 Weighted average yield                         4.99%               7.18%



                                             December 31, 2002
                                      _______________________________
                                        Marketable           Restricted
                                          Equity               Equity
                                        Securities           Securities
                                          <F3>                 <F3>
                                       ____________          ____________
Available-For-Sale:
Within 1 Year:
 Amortized cost                            $   -               $   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
1 - 5 Years:
 Amortized cost                                -                   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
5 - 10 Years:
 Amortized cost                                -                   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
After 10 Years:
 Amortized cost                             4,580,397           3,452,100
 Estimated fair value                       5,310,120           3,452,100
 Weighted average yield                         4.41%               3.63%
                                           __________          __________
Total:
 Amortized cost                            $4,580,397          $3,452,100
 Estimated fair value                       5,310,120           3,452,100
 Weighted average yield                         4.41%               3.63%



                                             December 31, 2002
                                      _______________________________
                                         Corporate
                                        Securities
                                         _________
Available-For-Sale:
Within 1 Year:
 Amortized cost                           $    -
 Estimated fair value                          -
 Weighted average yield                        -
1 - 5 Years:
 Amortized cost                            28,249,885
 Estimated fair value                      29,686,937
 Weighted average yield                         6.01%
5 - 10 Years:
 Amortized cost                             6,830,569
 Estimated fair value                       7,551,612
 Weighted average yield                         6.56%
After 10 Years:
 Amortized cost                             1,111,420
 Estimated fair value                       1,207,100
 Weighted average yield                         5.94%
                                          ___________
Total:
 Amortized cost                           $36,191,874
 Estimated fair value                      38,445,649
 Weighted average yield                         6.12%
_____________________

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


                                             December 31, 2002
                                     _________________________________
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                        Obligations          Subdivisions
                                          <F1>                 <F2>
                                      ______________       _______________
Held-To-Maturity:
Within 1 Year:
 Amortized cost                            $   -               $     -
 Estimated fair value                          -                     -
 Weighted average yield                        -                     -
1 - 5 Years:
 Amortized cost                                -                     -
 Estimated fair value                          -                     -
 Weighted average yield                        -                     -
5 - 10 Years:
 Amortized cost                                -                  195,098
 Estimated fair value                          -                  195,906
 Weighted average yield                        -                    6.30%
After 10 Years:
 Amortized cost                             4,272,615           1,464,618
 Estimated fair value                       4,236,373           1,492,930
 Weighted average yield                         4.35%               7.06%
                                           __________          __________
Total:
 Amortized cost                            $4,272,615          $1,659,716
 Estimated fair value                       4,236,373           1,688,836
 Weighted average yield                         4.35%               6.97%



                                             December 31, 2002
                                      _______________________________
                                        Marketable           Restricted
                                          Equity               Equity
                                        Securities           Securities
                                          <F3>                 <F3>
                                       ____________          ____________
Held-To-Maturity:
Within 1 Year:
 Amortized cost                            $   -               $   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
1 - 5 Years:
 Amortized cost                                -                   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
5 - 10 Years:
 Amortized cost                                -                   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
After 10 Years:
 Amortized cost                                -                   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
                                           __________          _________
Total:
 Amortized cost                            $   -               $   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -


                                             December 31, 2002
                                      _______________________________
                                         Corporate
                                        Securities
                                         _________
Held-To-Maturity:
Within 1 Year:
 Amortized cost                           $    -
 Estimated fair value                          -
 Weighted average yield                        -
1 - 5 Years:
 Amortized cost                                -
 Estimated fair value                          -
 Weighted average yield                        -
5 - 10 Years:
 Amortized cost                                -
 Estimated fair value                          -
 Weighted average yield                        -
After 10 Years:
 Amortized cost                                -
 Estimated fair value                          -
 Weighted average yield                        -
                                          ___________
Total:
 Amortized cost                           $    -
 Estimated fair value                          -
 Weighted average yield                        -
_____________________

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




     Restricted equity securities consist of stock in the Federal Home Loan Bank of Pittsburgh (FHLB), Federal Reserve Bank (FRB) and Atlantic Central Bankers Bank (ACBB) and do not have a readily determinable fair value for purposes of SFAS No. 115, because their ownership is restricted and they can be sold back only to the FHLB, FRB, ACBB or to another member institution. Therefore, these securities are classified as restricted equity investment securities, carried at cost, and evaluated for impairment.
     There were no aggregate investments with a single issuer (excluding the U.S. Government and its agencies) which exceeded ten percent of consolidated shareholders' equity at December 31, 2002. The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in Available-for-Sale debt and equity securities during 2002, 2001, and 2000 were $46,732,078, $34,689,482, and $42,234,478, respectively. Gross gains realized on these sales were $574,090, $570,162, and $642,360, respectively. Gross losses on these sales were $545,443, $291,688, and 529,359, respectively.


16   First Keystone Corporation * Annual Report 2002

NOTE 4 LOANS

     Major classifications of loans at December 31, 2002 and 2001 consisted of:


                                                  2002            2001
                                                  ____            ____
Commercial, Financial, and
  Agricultural                                  $ 23,638,919      $ 24,062,354
Tax-exempt                                         4,393,344         7,958,051
Real estate mortgage -
  Held for sale                                    4,897,339         2,468,896
Real estate mortgage - Other                     145,599,828       138,148,763
Consumer                                          28,639,586        32,075,130
                                                ____________      ____________
Gross loans                                     $207,169,016      $204,713,194
Deduct (Add): Unearned discount                    5,777,975         6,590,552
              Net deferred loan
                fees and costs                      (126,451)         (101,646)
                                                ____________      ____________
Loans, net of unearned income                   $201,517,492      $198,224,288
                                                ============      ============



     Changes in the allowance for loan losses for the years ended
December 31, 2002, 2001 and 2000, were as follows:


                                      2002           2001            2000
                                      ____           ____            ____
Balance, January 1                   $2,922,405     $2,702,313     $2,599,550
Provision charged to
  operations                            550,000        610,000        425,000
Loans charged off                      (402,112)      (458,242)      (349,387)
Recoveries                              104,323         68,334         27,150
                                     __________     __________     __________
Balance, December 31                 $3,174,616     $2,922,405     $2,702,313
                                     ==========     ==========     ==========



     Non-accrual loans at December 31, 2002, 2001 and 2000 were $457,565, $1,101,736, and $714,214, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:



                                           2002          2001         2000
                                           ____          ____         ____
Gross interest due under terms              $38,956      $93,258      $67,584
Amount included in income                   (19,179)     (72,382)     (30,345)
                                            _______      _______      _______
Interest income not recognized              $19,777      $20,876      $37,239
                                            =======      =======      =======



     At December 31, 2002, 2001 and 2000 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $35,565, $85,471 and $61,192, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the year ended December 31, 2002, 2001 and 2000 was approximately $109,201, $124,000 and $77,014, respectively.
     There were no loans past-due 90 days or more and still accruing interest at December 31, 2002, as presented in accordance with ACCPA Statement of Position 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others", effective for fiscal years beginning after December 15, 2001.
  At December 31, 2002, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


NOTE 5 MORTGAGE SERVICING RIGHTS

     The mortgage loans serviced for others are not included in the accompanying Consolidated Balance Sheets. The unpaid principal balances of mortgage loans serviced for others was $23,141,951 and $19,674,674 at December 31, 2002 and 2001, respectively.
     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $20,250 and $13,518 at December 31, 2002 and 2001, respectively.

     Changes in the balances of servicing assets for the years ended December 31, 2002, 2001 and 2000 were as follows:


                                      2002           2001           2000
                                      ____           ____           ____
Balance at January 1                  $187,435       $124,340       $104,999
Servicing asset additions               74,704         88,996         32,467
Amortization                           (43,242)       (25,901)       (13,126)
                                      ________       ________       ________
Balance at December 31                $218,897       $187,435       $124,340
                                      ========       ========       ========



     A valuation allowance on mortgage servicing assets has not been required. Mortgage servicing rights in the Consolidated
Balance Sheet are included in other assets at December 31, 2002 and 2001.


NOTE 6 PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 2002 and 2001 follows:


         2002                                 2001
         ____                                 ____
Land                                          $  876,526       $  876,526
Buildings                                      2,731,999        2,696,145
Leasehold improvements                           289,759          127,059
Equipment                                      4,356,353        4,073,758
 __________                                   __________
  8,254,637                                    7,773,488
Less:  Accumulated
  depreciation                                 4,825,130        4,498,222
 __________                                   __________
Total                                         $3,429,507       $3,275,266
 ==========                                   ==========



     Depreciation amounted to $391,050 for 2002, $384,925 for 2001, and $406,244 for 2000.


NOTE 7 DEPOSITS

     Major classifications of deposits at December 31, 2002 and 2001 consisted of:

                                                 2002           2001
                                                 ____           ____

Demand - non-interest
  bearing                                  $ 30,056,766         $ 25,576,032
Demand - interest bearing                    49,158,732           57,603,774
Savings                                      71,629,153           56,098,109
Time, $100,000 and over                      42,675,023           42,167,552
Other time                                  137,225,604          113,235,356
                                           ____________         ____________
Total deposits                             $330,745,278         $294,680,823
                                           ============         ============



     The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 2002:


                2003                         $32,806,970
                2004                           4,067,926
                2005                           2,054,893
                2006                             399,729
                2007                           3,345,505
                                             ___________
                                             $42,675,023
                                             ===========



     Interest expense related to time deposits of $100,000 or more was $1,374,694 in 2002, $2,361,108 in 2001 and $1,762,574 in 2000.


18   First Keystone Corporation * Annual Report 2002

NOTE 8 SHORT-TERM BORROWINGS

     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 2002, and 2001:



                                                     2002
                                     ______________________________________
                                                           Maximum
                                 Ending      Average       Month End   Average
                                 Balance      Balance      Balance     Rate
                                 _______      _______      _______     ____
Federal funds
  purchased and
  securities sold
  under agreements
  to repurchase                  $5,567,145   $6,357,032    $ 7,779,266   1.91%
Federal Home Loan
  Bank                            1,500,000      819,477      4,150,000   1.96%
U.S. Treasury tax
 and loan notes                   2,000,000      559,068      2,004,036   1.62%
                                 __________   __________    ___________
Total                            $9,067,145   $7,735,577    $13,933,302   1.90%
                                 ==========   ==========    ===========




                                                     2001
                                     _______________________________________
                                                           Maximum
                                 Ending      Average       Month End   Average
                                 Balance      Balance      Balance     Rate
                                 _______      _______      _______     ____
Federal funds
  purchased and
  securities sold
  under agreements
  to repurchase                 $ 7,333,382   $8,008,903    $ 8,547,729   3.88%
Federal Home Loan
  Bank                            3,550,000      458,869      3,550,000   3.32%
U.S. Treasury tax
  and loan notes                    682,982      559,038      1,856,438   3.67%
                                ___________   __________    ___________
Total                           $11,566,364   $9,026,810    $13,954,167   3.58%
                                ===========   ==========    ===========



NOTE 9 LONG-TERM BORROWINGS

     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Corporation's banking subsidiary which consist principally of first mortgage loans and certain investment securities.
     A schedule of long-term borrowings by maturity as of December 31, 2002 and 2001 follows:


                                       2002            2001
                                       ____            ____
Due 2002, 5.50%                           $    -           $ 2,000,000
Due 2003, 6.79%                             1,500,000        1,500,000
Due 2005, 6.49%                             5,000,000        8,500,000
Due 2006, 3.12%                             3,000,000           -
Due 2008, 5.48%                             3,000,000        3,000,000
Due 2010, 5.45% to 6.76%                   15,500,000       15,500,000
Due 2011, 4.23% to 5.03%                    9,000,000       11,000,000
Due 2012, 4.77%                             5,000,000           -
Due 2014, 5.41%                             3,750,000        3,750,000
                                                           ___________         ___________
                                                           $45,750,000         $45,250,000
                                                           ===========         ===========


NOTE 10 INCOME TAXES

     The current and deferred components of the income tax provision (benefit) consisted of the following:


    2002                             2001            2000
    ____                             ____            ____
Federal
  Current                           $1,936,447     $1,592,729      $1,113,666
  Deferred (benefit)                   (79,854)      (105,349)        (12,487)
                                    __________     __________      __________
                                    $1,856,593     $1,487,380      $1,101,179
                                    __________     __________      __________
State
  Current                                   10          6,065           9,218
                                    __________     __________      __________
Total provision for
  income taxes                      $1,856,603     $1,493,445      $1,110,397
                                    ==========     ==========      ==========



     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:


                                                        2002
                                                   ________________
                                                Amount          Rate
                                                ______          ____
Provision at statutory rate                        $2,870,876        34.0%
Tax-exempt income                                    (994,782)      (11.8)
Non-deductible expenses                               112,500         1.3
Tax credit from limited
  partnership
  Less amortization - net                             (44,391)        (.5)
Bank owned life insurance
  income - net                                        (32,734)        (.4)
Other, net                                            (54,876)        (.6)
      __________                                         ____
Applicable federal income
  tax and rate                                     $1,856,593        22.0%
      ==========                                         ====



                                                        2001
                                                   ________________
                                                Amount          Rate
                                                ______          ____
Provision at statutory rate                        $2,355,128        34.0%
Tax-exempt income                                    (952,900)      (13.8)
Non-deductible expenses                               141,425         2.1
Tax credit from limited
  partnership
  Less amortization - net                             (14,741)        (.2)
Bank owned life insurance
  income - net                                          1,952          -
Other, net                                            (43,484)        (.6)
      __________                                         ____
Applicable federal income
  tax and rate                                     $1,487,380        21.5%
      ==========                                         ====



                                                        2000
                                                   ________________
                                                Amount          Rate
                                                ______          ____
Provision at statutory rate                        $2,148,291        34.0%
Tax-exempt income                                  (1,169,262)      (18.5)
Non-deductible expenses                               157,296         2.5
Tax credit from limited
  partnership
  Less amortization - net                               -              -
Bank owned life insurance
  income - net                                          2,053          -
Other, net                                            (37,199)        (.6)
      __________                                         ____
Applicable federal income
  tax and rate                                     $1,101,179        17.4%
      ==========                                         ====



     Total federal income tax attributable to realized security gains and losses was $9,740 in 2002, $94,681 in 2001 and $38,420 in
2000.
     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset (liability) included in other assets or other liabilities in these consolidated financial statements. The components of the net deferred tax asset (liability) at December 31, 2002, 2001 and 2000, are as follows:


                                               2002                 2001
                                               ____                 ____
Deferred Tax Assets:
  Allowance for loan losses                   $   932,466          $ 846,714
  Deferred compensation                           177,098            141,022
  Contributions                                     3,197              6,133
  Non-accrual interest                              5,229              3,209
  Alternative minimum tax
    credits forward                                -                   -
  Limited partnership                               9,095              -
                                               __________          _________
    Total                                      $1,127,085          $ 997,078
Deferred Tax Liabilities:
  Loan fees and costs                           $(210,290)         $(209,338)
  Depreciation                                   (249,937)          (237,699)
  Accretion                                       (98,809)           (62,260)
  Mortgage servicing rights                        (9,382)            (6,788)
  Limited partnership                              -                  (2,181)
  Unrealized investment
    securities gains                           (3,453,378)          (432,698)
                                              ___________          _________
    Total                                     $(4,021,796)         $(950,964)
                                              ___________          _________
  Net Deferred Tax Asset
    (Liability)                               $(2,894,711)         $  46,114
                                              ===========          =========



                                                2000
                                                ____
Deferred Tax Assets:
  Allowance for loan losses                     $ 771,882
  Deferred compensation                           105,142
  Contributions                                     6,455
  Non-accrual interest                              -
  Alternative minimum tax
   credits forward                                 13,798
  Limited partnership                               -
    Total                                       $ 897,277
Deferred Tax Liabilities:
  Loan fees and costs                           $(223,253)
  Depreciation                                   (243,810)
  Accretion                                       (52,763)
  Mortgage servicing rights                        (3,988)
  Limited partnership                               -
  Unrealized investment
    securities gains                             (459,818)
                                                _________
    Total                                       $(983,632)
                                                _________
  Net Deferred Tax Asset
    (Liability)                                 $ (86,355)
                                                =========



     It is anticipated that all deferred tax assets are to be realized and accordingly, no valuation allowance has been provided.


20   First Keystone Corporation * Annual Report 2002

NOTE 11 EMPLOYEE BENEFIT PLANS AND DEFERRED COMPENSATION AGREEMENTS

     The Corporation maintains a 401K Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Under the savings feature, the Corporation matches 100% of the employee contribution up to 3% of compensation which amounted to $91,532, $87,136, and $81,262, in 2002, 2001 and 2000, respectively. Under the profit sharing feature, contributions, at the discretion of the Board of Directors are funded currently and amounted to $350,894, $212,421, and $217,017 in 2002, 2001 and 2000, respectively.
     The Bank also has non-qualified deferred compensation agreements with three of its officers. These agreements are essentially unsecured promises by the Bank to make monthly payments to the officers over a twenty year period. Payments begin based upon specific criteria - generally, when the officer retires. To account for the cost of payments yet to be made in the future, the Bank recognizes an accrued liability in years prior to when payments begin based on the present value of those future payments. The Bank' s accrued liability for these deferred compensation agreements as of December 31, 2002 and 2001, was $520,876 and $414,773, respectively. The related expense for these plans amounted to $110,334, $105,533 and $97,929 in 2002, 2001 and 2000,
respectively.


NOTE 12 LEASE COMMITMENTS AND CONTINGENCIES

     The Corporation's banking subsidiary currently leases five branch banking facilities, as well as the operations center adjoining the main bank office, under operating leases. Rent expense for the existing facilities for the years ended December 31, 2002, 2001 and 2000 was $151,207, $141,110 and $137,876,
respectively.
     Minimum rental payments required under these operating leases are: 2003 - $170,333, 2004 - $111,492, 2005 - $85,995, 2006 -
$51,000, 2007 - $51,000 and thereafter $238,000.
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the Consolidated Financial Statements. Management does not believe the outcome of these actions and proceedings will have a material effect on the consolidated financial position of the Corporation.


NOTE 13 RELATED PARTY TRANSACTIONS

     Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 2002, 2001 and 2000. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.
     A summary of the activity on the related party loans, comprised of 8 directors and 5 executive officers and their related companies consists of the following:


  2002                            2001            2000
  ____                            ____            ____
Balance at January 1              $3,005,435       $1,455,475      $1,708,323
Additions                          1,482,405        3,050,795         493,879
Deductions                        (1,836,449)      (1,500,835)       (746,727)
                                  __________       __________      __________
Balance at December 31            $2,651,391       $3,005,435      $1,455,475



     The above loans represent funds drawn and outstanding at the date of the accompanying consolidated financial statement. Commitments by the Bank to related parties on lines of credit and letters of credit for 2002, 2001 and 2000, presented an additional off-balance sheet risk to the extent of undisbursed funds in the amounts of $2,308,737, $4,334,140 and $474,618, respectively, on the above loans.

NOTE 14 REGULATORY MATTERS

     Dividends are paid by the Corporation to shareholders which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 2003, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $6,778,084 plus additional amounts equal to the net income earned in 2003 for the period January 1, 2003, through the date of declaration, less any dividends which may have already been paid in 2003. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.
     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory
- and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 2002 and 2001, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of Total and Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).
     As of December 31, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risked-Based and Tier I Leverage Ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank's category.



(Amounts in thousands)                                Actual
                                                 ___________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2002:
  Total Capital
    (to Risk Weighted Assets)                   $44,211         16.52%
  Tier I Capital
    (to Risk Weighted Assets)                    41,036         15.33%
  Tier I Capital
    (to Average Assets)                          41,036          9.48%

As of December 31, 2001:
  Total Capital
    (to Risk Weighted Assets)                   $40,270         15.54%
  Tier I Capital
    (to Risk Weighted Assets)                    37,340         14.41%
  Tier I Capital
    (to Average Assets)                          37,340          9.42%



(Amounts in thousands)                              For Capital
                                                 Adequacy Purposes
                                                 ___________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2002:
  Total Capital
    (to Risk Weighted Assets)                   $21,409          8.00%
  Tier I Capital
    (to Risk Weighted Assets)                    10,707          4.00%
  Tier I Capital
    (to Average Assets)                          17,315          4.00%

As of December 31, 2001:
  Total Capital
    (to Risk Weighted Assets)                   $20,731          8.00%
  Tier I Capital
    (to Risk Weighted Assets)                    10,365          4.00%
  Tier I Capital
    (to Average Assets)                          15,855          4.00%



(Amounts in thousands)                              To Be Well
                                                 Capitalized Under
                                                 Prompt Corrective
                                                 Action Provisions
                                                 ___________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2002:
  Total Capital
    (to Risk Weighted Assets)                   $26,762         10.00%
  Tier I Capital
    (to Risk Weighted Assets)                    16,061          6.00%
  Tier I Capital
    (to Average Assets)                          21,643          5.00%

As of December 31, 2001:
  Total Capital
    (to Risk Weighted Assets)                   $25,914         10.00%
  Tier I Capital
    (to Risk Weighted Assets)                    15,548          6.00%
  Tier I Capital
    (to Average Assets)                          19,819          5.00%



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


22   First Keystone Corporation * Annual Report 2002

     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.
     The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk. The contract or notional amounts at December 31, 2002 and 2001 were as follows:

                                                2002             2001
                                                ____             ____
Financial instruments whose contract
  amounts represent credit risk:
  Commitments to extend credit                   $24,742,078      $21,853,237
  Standby letters of credit                      $ 3,630,215      $ 2,588,989



     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary.
     The Corporation grants commercial, agricultural, real estate mortgage and consumer loans to customers primarily in the counties of Columbia, Luzerne and Montour, Pennsylvania. The concentrations of credit by type of loan are set forth in Note 4, "Loans". It is management's opinion that the loan portfolio was well balanced and diversified at December 31, 2002, to the extent necessary to avoid any significant concentration of credit risk. However, its debtors ability to honor their contracts may be influenced by the region's economy.


NOTE 16 COMPREHENSIVE INCOME (LOSS)

     The components of other comprehensive income (loss) and related tax effects are as follows:


                                                     Years Ended December 31,
                                                    _______________________
                                                              2002
                                                              ____
Unrealized holding gains (losses) on
  Available-for-Sale investment securities                  $8,878,707
Less reclassification adjustment for gains
  realized in income                                            28,647
                                                            __________
Net unrealized gains (losses)                               $8,850,060
Tax effects                                                 (3,020,680)
                                                            __________
Net of tax amount                                           $5,829,380
                                                            ==========



                                                     Years Ended December 31,
                                                    _______________________
                                                              2001
                                                              ____
Unrealized holding gains (losses) on
  Available-for-Sale investment securities                   $(405,435)
Less reclassification adjustment for gains
  realized in income                                           278,474
                                                             _________
Net unrealized gains (losses)                                $(126,961)
Tax effects                                                     27,119
                                                             _________
Net of tax amount                                            $ (99,842)
                                                             =========



                                                     Years Ended December 31,
                                                    _______________________
                                                              2000
                                                              ____
Unrealized holding gains (losses) on
  Available-for-Sale investment securities                  $6,556,681
Less reclassification adjustment for gains
  realized in income                                           113,001
                                                            __________
Net unrealized gains (losses)                               $6,443,680
Tax effects                                                 (2,169,699)
                                                            __________
Net of tax amount                                           $4,273,981
                                                            ==========




NOTE 17 STOCKHOLDERS' EQUITY

     On June 25, 2002, the Board of Directors declared a 5% stock dividend payable August 6, 2002, to shareholders of record July 16, 2002. A total of 141,453 shares were issued as a result of this stock dividend, with a total value transferred from retained earnings of $3,111,966, including cash in lieu of fractional shares.
     The Corporation also offers to its shareholders a Dividend Reinvestment and Stock Purchase Plan. First Keystone Corporation is authorized to issue up to 100,000 shares of its common stock under the plan. The plan provides First Keystone shareholders a convenient and economical way to purchase additional shares of common stock by reinvesting dividends. A plan participant can elect full dividend reinvestment or partial dividend reinvestment provided at least 25 shares are enrolled in the plan. In addition, plan participants may make additional voluntary cash purchases of common stock under the plan of not less than $100 per calendar quarter or more than $2,500 in any calendar quarter.

     Shares of First Keystone common stock are purchased for the plan either in the open market by an independent broker on behalf of the plan, directly from First Keystone as original issue shares, or through negotiated transactions. A combination of the previous methods could also occur.
     Participation in this plan by shareholders began in 2001. Shares issued under this plan were (not including above referenced 5% stock dividend):


                       Year              Number of Shares
                       ____             _______________

                       2001                     3,260
                       2002                     7,747



NOTE 18 STOCK OPTIONS

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


                                      2002          2001          2000
                                      ____          ____          ____
Net income
  As reported                         $6,587,149    $5,433,401    $5,208,107
  Pro forma                            6,559,611     5,411,183     5,146,004

Basic Earnings Per Share
  As reported                         $     2.22    $     1.83    $     1.75
  Pro forma                                 2.21          1.83          1.75

Diluted Earnings Per Share
  As reported                         $     2.21    $     1.83    $     1.75
  Pro forma                                 2.20          1.83          1.75



     The stock options were not required to be included in the computation of diluted earnings per share because the stock option's exercise price was greater than the average market price of the common shares for years prior to December 31, 2002.
     The fair value of each option grant is estimated on the date of grant using the Binomial Option Pricing Model derived from the Black-Scholes Option Pricing Model with the following weighed-average assumptions used for options granted in 2002 and 2000, respectively (no options were granted in 2001): dividend yield of 3.58% and 3.80%; expected volatility of 28.00% and 32.17%; risk-free interest rate of 3.69% and 5.93%; and an expected life of 10 years and 8 years.
     Information about stock options outstanding at December 31, 2002, is summarized as follows:

                                                     2002
                                              _____________________
                                                           Weighted
                                                             Average
                                               Stock       Exercise
                                              Options        Price
                                               ______       _______
Balance at January 1                               34,750        $25.23
Granted                                            12,750         23.75
Granted due to stock dividend                       1,568         24.00
Exercised                                          (1,000)        17.00
Forfeited                                          (2,000)        29.88
                                                   ______        ______
Balance at December 31                             46,068        $23.93
                                                   ======        ======
Exercisable at December 31                         33,318        $24.00
                                                   ======        ======
Weighted average fair value of
options granted during the year                                  $ 6.55
                                                                 ======



                                                     2001
                                              _____________________
                                                           Weighted
                                                             Average
                                               Stock       Exercise
                                              Options        Price
                                               ______       _______
Balance at January 1                               34,750        $25.23
Granted                                               -             -
Granted due to stock dividend                         -             -
Exercised                                             -             -
Forfeited                                             -             -
                                                   ______        ______
Balance at December 31                             34,750        $25.23
                                                   ======        ======
Exercisable at December 31                         34,750        $25.23
                                                   ======        ======
Weighted average fair value of
options granted during the year                                  $  -
                                                                 ======


                                                     2000
                                              _____________________
                                                           Weighted
                                                             Average
                                               Stock       Exercise
                                              Options        Price
                                               ______       _______
Balance at January 1                               23,000        $29.72
Granted                                            12,250         17.00
Granted due to stock dividend                         -             -
Exercised                                             -             -
Forfeited                                            (500)        29.88
                                                   ______        ______
Balance at December 31                             34,750        $25.23
                                                   ======        ======
Exercisable at December 31                         22,500        $29.71
                                                   ======        ======
Weighted average fair value of
options granted during the year                                  $ 5.50
                                                                 ======



24   First Keystone Corporation * Annual Report 2002

     Under the terms of the stock option incentive plan, the stock options including amendments as to price and terms were adjusted for the stock dividend in 2002. See Note 17.
 Exercise prices of options outstanding as of December 31, 2002, ranged from $16.19 to $31.90 per share. The weighted average remaining contracted life is approximately 6 years.
 The following table summarizes information concerning the 1998 Employee Stock Option Plan at December 31, 2002.


                                     Options Outstanding
                                           Weighted               Weighted
                     Number               Average                Average
                   Outstanding            Remaining               Exercise
Year                 <F1>              Contractual Life           Price
____                _________         _______________             _____
1998                  10,232                  5.75                  $31.90
1999                  11,281                  6.75                   25.00
2000                  11,805                  7.75                   16.19
2002                  12,750                  9.75                   23.75
                      ______                  ____                  ______
                      46,068                  7.61                  $23.93
                      ______                  ____                  ______

<F1>
As adjusted for stock dividend noted above.




                                     Options Exercisable
                                 ___________________________
                                                      Weighted
                                                     Average
                                 Number               Exercise
                               Exercisable             Price
                               ___________             _____
1998                               10,232               $31.90
1999                               11,281                25.00
2000                               11,805                16.19
2002                                  -                    -
                                   ______               ______
                                   33,318               $24.00
                                   ______               ______



NOTE 19 FAIR VALUES OF FINANCIAL INSTRUMENTS

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

DEPOSITS
     Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money
Market Accounts is equal to the amount payable on demand at December 31, 2002, and 2001.
     Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

SHORT-TERM AND LONG-TERM BORROWINGS
     The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's incremental borrowing rate for similar instruments.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
     Management estimates that there are no material differences between the notional amount and the estimated fair value of those off-balance sheet items since they are primarily composed of unfunded loan commitments which are generally priced at market at the time of funding.
     At December 31, 2002 and 2001, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:


                                                          2002
                                                 ________________________
                                                Carrying         Estimated
                                                 Amount          Fair Value
                                                 ______          __________
FINANCIAL ASSETS:
  Cash and due from bank                       $  7,396,004      $  7,396,004
  Short-term investments                             60,060            60,060
  Investment securities                         215,754,998       220,775,066
  Net loans                                     198,342,876       201,619,853
  Accrued interest receivable                     3,068,952         3,068,952
  Cash Surrender Value of Life
    Insurance                                    10,102,069        10,102,069

FINANCIAL LIABILITIES:
  Deposits                                      330,745,278       331,708,248
  Short-term borrowings                           9,067,145         9,065,644
  Long-term borrowings                           45,750,000        52,186,009
  Accrued interest payable                          952,459           952,459

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
  Commitments to extend credit                                     24,742,078
  Standby letters of credit                                         3,630,215



                                                          2001
                                                  ______________________
                                                Carrying         Estimated
                                                 Amount          Fair Value
                                                 ______          __________
FINANCIAL ASSETS:
  Cash and due from banks                      $  6,500,362      $  6,500,362
  Short-term investments                             49,975            50,001
  Investment securities                         184,107,232       183,706,816
  Net loans                                     195,301,883       197,826,799
  Accrued interest receivable                     2,993,904         2,993,904
  Cash Surrender Value of Life
    Insurance                                             0                 0

FINANCIAL LIABILITIES:
  Deposits                                      294,680,823       292,945,385
  Short-term borrowings                          11,566,364        11,705,247
  Long-term borrowings                           45,250,000        50,264,298
  Accrued interest payable                        1,067,305         1,067,305

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
  Commitments to extend credit                                     21,853,237
  Standby letters of credit                                         2,588,989




26   First Keystone Corporation * Annual Report 2002

NOTE 20 PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for First Keystone Corporation (parent company only) was as follows:


BALANCE SHEETS
                                                           December 31
                                                       __________________
                                                    2002            2001
                                                    ____            ____
ASSETS
  Cash in subsidiary bank                          $   495,051     $   410,641
  Investment in subsidiary bank                     47,205,639      37,689,525
  Investment in other equity securities              2,001,070       1,875,030
  Prepayments and other assets                         239,594             200
  Advance to Subsidiary Bank                            -              126,069
                                                   ___________     ___________
    TOTAL ASSETS                                   $49,941,354     $40,101,465
                                                   ===========     ===========

LIABILITIES
  Accrued expenses and other
    liabilities                                    $   598,539     $   405,588
  Advance from subsidiary bank                         246,774          -
                                                   ___________     ___________
    TOTAL LIABILITIES                              $   845,313     $   405,588
                                                   ___________     ___________

STOCKHOLDERS' EQUITY
  Preferred stock                                  $    -          $    -
  Common stock                                       6,150,360       5,867,454
  Surplus                                           12,583,626       9,761,066
  Retained earnings                                 27,394,962      26,449,437
  Accumulated other comprehensive
    income                                           6,543,981         714,601
  Treasury stock, at cost                           (3,576,888)     (3,096,681)
                                                   ___________     ___________
    TOTAL STOCKHOLDERS' EQUITY                     $49,096,041     $39,695,877
                                                   ___________     ___________
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                         $49,941,354     $40,101,465
                                                   ===========     ===========




STATEMENTS OF INCOME
                                                     Year Ended December 31
                                                    2002            2001
                                                      ___            ___
INCOME
  Dividends from Subsidiary Bank                    $2,757,703      $2,376,319
  Dividends - other                                     53,715          49,598
  Securities gains                                      17,160          89,048
  Interest                                               7,972           9,000
                                                    __________      __________
    TOTAL INCOME                                    $2,836,550      $2,523,965

Operating Expenses                                      41,145          52,219
                                                    __________      __________
  Income Before Taxes and Equity
    in Undistributed Net Income
    of Subsidiary                                   $2,795,405      $2,471,746
  Income tax expense                                        41          24,644
                                                    __________      __________
  Income Before Equity in
    Undistributed Net Income
    of Subsidiary                                   $2,795,364      $2,447,102
  Equity in undistributed net
    income of Subsidiary                             3,791,785       2,986,299
                                                    __________      __________

    NET INCOME                                      $6,587,149      $5,433,401
                                                    ==========      ==========


STATEMENTS OF INCOME
                                                     Year Ended December 31
                                                     ______________________
                                                     2000
                                                    ____
INCOME
  Dividends from Subsidiary Bank                    $2,346,982
  Dividends - other                                     54,699
  Securities gains                                     129,998
  Interest                                               5,666
                                                    __________
    TOTAL INCOME                                    $2,537,345

Operating Expenses                                      60,019
                                                    __________
  Income Before Taxes and Equity
    in Undistributed Net Income
    of Subsidiary                                   $2,477,326
  Income tax expense                                    37,456
                                                    __________
  Income Before Equity in
    Undistributed Net Income
    of Subsidiary                                   $2,439,870
  Equity in undistributed net
    income of Subsidiary                             2,768,237
                                                    __________

    NET INCOME                                      $5,208,107
                                                    ==========



STATEMENTS OF CASH FLOWS
                                                     Year Ended December 31

                                                    2002            2001
                                                      ___            ___
OPERATING ACTIVITIES
Net income                                         $ 6,587,149      $5,433,401
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Securities gains                                     (17,160)        (89,048)
  Equity in undistributed net
    income of Subsidiary                            (3,791,785)     (2,986,299)
  (Increase) decrease in prepaid
    expenses and other assets                         (239,394)          4,082
  (Increase) decrease in advanced
    receivable from Subsidiary Bank                    126,069         (57,835)
  Increase (decrease) in advances
    payable to Subsidiary Bank                         246,774           -
  Increase (decrease) in accrued
    expenses and other liabilities                     121,169         132,047
                                                   ___________      __________
  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                                     $ 3,032,822      $2,436,348
                                                   ___________      __________

INVESTING ACTIVITIES
Purchase of equity securities                      $   (37,340)     $  (89,482)
Proceeds from sale of equity
  securities                                           105,293         144,255
                                                   ___________      __________
  NET CASH PROVIDED (USED) IN
    INVESTING ACTIVITIES                           $    67,953      $   54,773
                                                   ___________      __________

FINANCING ACTIVITIES
Proceeds from sale of treasury
  stock for employee stock
  option plan                                      $    17,000      $    -
Acquisition of treasury stock                         (503,707)          -
Cash dividends paid                                 (2,524,933)     (2,295,319)
Dividends paid in lieu of
  fractional shares                                     (4,725)          -
                                                    __________      __________
  NET CASH (USED) BY FINANCING
    ACTIVITIES                                     $(3,016,365)    $(2,295,319)
                                                   ___________     ___________
  INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                           $    84,410     $   195,802
  CASH AND CASH EQUIVALENTS
    AT BEGINNING OF YEAR                               410,641         214,839
                                                   ___________     ___________
  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                                 $   495,051     $   410,641
                                                   ===========     ===========



STATEMENTS OF CASH FLOWS
                                                     Year Ended December 31
                                                    2000
                                                      ___
OPERATING ACTIVITIES
Net income                                         $ 5,208,107
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Securities gains                                    (129,998)
  Equity in undistributed net
    income of Subsidiary                            (2,768,237)
  (Increase) decrease in prepaid
    expenses and other assets                           88,701
  (Increase) decrease in advanced
    receivable from Subsidiary Bank                    (68,234)
  Increase (decrease) in advances
    payable to Subsidiary Bank                         (99,742)
  Increase (decrease) in accrued
    expenses and other liabilities                       8,566
                                                   ___________
  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                                     $ 2,239,163
                                                   ___________

INVESTING ACTIVITIES
Purchase of equity securities                      $  (314,936)
Proceeds from sale of equity
  securities                                           243,656
                                                   ___________
  NET CASH PROVIDED (USED) IN
    INVESTING ACTIVITIES                           $   (71,280)
                                                   ___________

FINANCING ACTIVITIES
Proceeds from sale of treasury
  stock for employee stock
  option plan                                      $    -
Acquisition of treasury stock                           -
                                                   ___________
Cash dividends paid                                 (2,181,970)
                                                   ___________
Dividends paid in lieu of
  fractional shares                                     -
  NET CASH (USED) BY FINANCING
    ACTIVITIES                                     $(2,181,970)
                                                   ___________
  INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                           $   (14,087)
  CASH AND CASH EQUIVALENTS
    AT BEGINNING OF YEAR                               228,926
                                                   ___________
  CASH AND CASH EQUIVALENTS
    AT END OF YEAR                                 $   214,839
                                                   ===========



28   First Keystone Corporation * Annual Report 2002

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders of First Keystone Corporation:

     We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




          /s/ J. H. Williams & Co., LLP
          J. H. Williams & Co., LLP




Kingston, Pennsylvania
January 13, 2003

MANAGEMENT'S STATEMENT OF RESPONSIBILITY



To Our Stockholders:

     The management of First Keystone Corporation is responsible for the preparation, integrity and the objectivity of the consolidated financial statements and other financial information presented in this annual report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect the effects of certain estimates and judgments made by management.

     The Corporation's management maintains an effective system of internal control that is designed to provide reasonable assurance that assets are safe-guarded and transactions are properly recorded and executed in accordance with management's authorization. The system is continuously monitored by direct management review and by internal auditors who conduct an effective program of internal audits. The Corporation selects and trains qualified people who are provided with and expected to adhere to its standards of business conduct. These standards which set forth the highest principles of business ethics and conduct are a key element of the Corporation's control system.

     The consolidated financial statements of the Corporation have been audited by J. H. Williams & Co., LLP, Independent Certified Public Accountants. Their audits were conducted in accordance with auditing standards generally accepted in the United States of America and included a review of the internal control structure and such other procedures and tests of the accounting records as they considered necessary in the circumstances.

     The Audit Committee of the Board of Directors, which consists of five outside directors, meets regularly with management, the internal auditors, and the independent certified public accountants to review accounting, reporting, and internal control matters. The Audit Committee has direct and private access to both internal and external auditors.




                         /s/ J. Gerald Bazewicz
                         J. Gerald Bazewicz
                         President & CEO



                         /s/ David R. Saracino
                         David R. Saracino
                         Treasurer & Assistant Secretary




Berwick, Pennsylvania
March 7, 2003


30   First Keystone Corporation * Annual Report 2002

Management's Discussion and Analysis
_________________________________________________________________


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION



     The purpose of Management's Discussion and Analysis of First Keystone Corporation, a bank holding company (the Corporation), and its wholly owned subsidiary, The First National Bank of Berwick (the Bank), is to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data contained herein.
     This annual report contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of
1995), which reflect management's beliefs and expectations based on information currently available. These forward-looking statements are inherently subject to significant risks and uncertainties, including changes in general economic and financial market conditions, the Corporation's ability to effectively carry out its business plans and changes in regulatory or legislative requirements. Other factors that could cause or contribute to such differences are changes in competitive conditions. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

RESULTS OF OPERATIONS
Year Ended December 31, 2002 Versus Year Ended December 31, 2001

     Net income increased to $6,587,000 for the year ended December 31, 2002, as compared to $5,433,000 for the prior year. The net income for 2002 marked the 20th consecutive year that earnings and earnings per share have increased. Earnings per share, both basic and diluted, for 2002 were $2.22 and $2.21, respectively, as compared to $1.83 in 2001. The Corporation's return on average assets increased to 1.59% in 2002 from 1.41% in 2001. In addition, the return on average equity increased to 14.93% in 2002 from 13.85% in 2001. Even though there was an increase in average earning assets in 2002, the low interest rate environment resulted in an overall decrease of interest income to $25,862,000 down 3.6% from 2001. A lowering of interest rates and the accompanying decrease in the cost of funds resulted in interest expense of $11,342,000 in 2002, a decrease of 21.6% from 2001.
     Net interest income, as indicated below in Table 1, increased by $2,149,000 or 17.4% to $14,520,000 for the year ended December 31, 2002. The Corporation's net interest income on a fully taxable equivalent basis increased $2,213,000, or 16.0% to $16,029,000 in 2002 as compared to an increase of $387,000, or 2.9% to $13,816,000 in 2001.

Year Ended December 31, 2001 Versus Year Ended December 31, 2000

     Net income increased to $5,433,000 for the year ended December 31, 2001, as compared to $5,208,000 in 2000. Earnings per share, both basic and diluted, for 2001 were $1.83 as compared to $1.75 in 2000. The Corporation's return on average assets and return on average equity was 1.41% and 13.85%, respectively in 2001, as compared to 1.52% and 16.55%, respectively in 2000.
     Net interest income increased by $716,000 or 6.1% to $12,371,000 for the year ended 2001. The Corporation's net interest income on a fully taxable equivalent basis increased 2.9% in 2001 or $387,000 to $13,816,000 as indicated in Table 1 as compared to $13,429,000 for the year ended 2000.


Table 1 *  Net Interest Income


(Amounts in thousands)                                  2002/2001
                                             ________________________________
                                                  Increase/(Decrease)
                                                   _________________
                                           2002      Amount   %        2001
                                           ____      ______  ___      ____
Interest Income                          $25,862    $ (974)    (3.6)   $26,836
Interest Expense                          11,342    (3,123)   (21.6)    14,465
                                         _______    ______             _______
Net Interest Income                       14,520     2,149     17.4     12,371
Tax Equivalent Adjustment                  1,509        64      4.4      1,445
                                         _______    ______             _______
Net Interest Income (fully
  tax equivalent)                        $16,029    $2,213     16.0    $13,816
                                         =======    ======             =======



(Amounts in thousands)                                  2001/2000
                                              ______________________________
                                                  Increase/(Decrease)
                                                    __________________
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
                                         =======    ======             =======


Management's Discussion and Analysis
_________________________________________________________________



Table 2 *  Distribution of Assets, Liabilities and Stockholders' Equity

                                                       2002
                                          _________________________________
                                                          Revenue     Yield
                                     Avg. Balance         /Expense     /Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 28,279,604      $ 1,790,057     6.33%
Real Estate <F1>                        146,707,839       10,929,533     7.45%
Installment Loans,
  Net <F1><F2>                           26,159,391        2,269,464     8.68%
Fees on Loans                                     0          117,830        0%
                                       ____________      ___________     _____
  Total Loans (Including
    Fees) <F3>                         $201,146,834      $15,106,884     7.51%
                                       ____________      ___________     _____
Investment Securities:
Taxable                                $141,884,015      $ 8,212,523     5.79%
Tax Exempt <F1>                          52,610,989        3,774,219     7.17%
                                       ____________      ___________
  Total Investment
    Securities                         $194,495,004      $11,986,742     6.16%
Interest Bearing Deposits
  in Banks                                5,193,664           78,211     1.51%
                                       ____________      ___________     _____
  Total Interest-Earning
    Assets                             $400,835,502      $27,171,837     6.78%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,619,448
Allowance for Loan Losses                (3,060,762)
Premises and Equipment                    3,364,978
Foreclosed Assets Held
  for Sale                                   26,224
Other Assets                              6,260,316
                                       ____________
  Total Non-Interest
    Earning Assets                       13,210,204
                                       ____________
  Total Assets                         $414,045,706
                                       ============
Interest-Bearing
  Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $123,269,195      $ 1,844,737     1.50%
Time Deposits                           161,261,870        6,271,880     3.89%
Short-Term Borrowings                     1,378,545           25,125     1.82%
Long-Term Borrowings                     46,929,744        3,078,389     6.56%
Securities Sold U/A to
  Repurchase                              6,357,032          121,489     1.91%
                                       ____________      ___________     _____
  Total Interest-Bearing
    Liabilities                        $339,196,386      $11,341,620     3.34%
                                       ____________      ___________     _____

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 27,401,124
Other Liabilities                         3,317,857
Stockholders' Equity                     44,130,339
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $414,045,706
                                       ============

  Net Interest Income
    Tax Equivalent                                       $15,830,217
                                                         ===========

Net Interest Spread                                                      3.44%

Net Interest Margin                                                      3.95%


    32   First Keystone Corporation * Annual Report 2002




    Management's Discussion and Analysis
    _________________________________________________________________


                                                       2001
                                         __________________________________
                                     Avg. Balance         Revenue/    Yield/
                                                          Expense      Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 27,392,753      $ 2,048,474     7.48%
Real Estate <F1>                        139,085,901       11,289,600     8.12%
Installment Loans,
  Net <F1><F2>                           28,006,285        2,566,160     9.16%
Fees on Loans                                -                64,923        0%
                                       ____________      ___________     _____
  Total Loans (Including
    Fees) <F3>                         $194,484,939      $15,969,157     8.21%
                                       ____________      ___________     _____
Investment Securities:
Taxable                                $127,746,749      $ 8,285,399     6.49%
Tax Exempt <F1>                          47,343,277        3,599,148     7.60%
                                       ____________      ___________     _____
  Total Investment
    Securities                         $175,090,026      $11,884,547     6.79%
Interest Bearing Deposits
  in Banks                                5,841,066          228,391     3.91%
                                       ____________      ___________     _____
  Total Interest-Earning
    Assets                             $375,416,031      $28,082,095     7.48%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,179,589
Allowance for Loan Losses                (2,687,787)
Premises and Equipment                    3,419,464
Foreclosed Assets Held
  for Sale                                  171,911
Other Assets                              3,605,284
                                       ____________
  Total Non-Interest
    Earning Assets                       10,688,461
                                       ____________
  Total Assets                         $386,104,492
                                       ============

Interest-Bearing
  Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $114,253,426      $ 3,115,844     2.73%
Time Deposits                           155,627,518        8,574,970     5.51%
Short-Term Borrowings                     1,017,907           35,892     3.53%
Long-Term Borrowings                     41,439,394        2,427,519     5.86%
Securities Sold U/A to
  Repurchase                              8,008,903          310,835     3.88%
                                       ____________      ___________     _____
  Total Interest-Bearing
    Liabilities                        $320,347,148      $14,465,060     4.52%
                                       ____________      ___________     _____

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 23,647,180
Other Liabilities                         2,892,640
Stockholders' Equity                     39,217,524
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $386,104,492
                                       ============

  Net Interest Income
    Tax Equivalent                                       $13,617,035
                                                         ===========

Net Interest Spread                                                      2.96%

Net Interest Margin                                                      3.63%



                                                       2000
                                          ________________________________
                                     Avg. Balance        Revenue       Yield
                                                         /Expense     /Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 17,409,129      $ 1,796,792    10.32%
Real Estate <F1>                        138,855,558       11,487,524     8.27%
Installment Loans,
  Net <F1><F2>                           31,376,389        2,695,065     8.59%
Fees on Loans                                     0           28,438        0%
                                       ____________      ___________    ______
  Total Loans (Including
    Fees) <F3>                         $187,641,076      $16,007,819     8.53%
                                       ____________      ___________     _____
Investment Securities:
Taxable                                $ 93,011,187      $ 6,566,028     7.06%
Tax Exempt <F1>                          48,778,533        4,627,941     9.49%
                                       ____________      ___________    ______
  Total Investment Securities          $141,789,720      $11,193,969     7.89%
Interest Bearing Deposits
  in Banks                                   59,731            7,404    12.40%
                                       ____________      ___________    ______
  Total Interest-Earning
    Assets                             $329,490,527      $27,209,192     8.26%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,881,283
Allowance for Loan Losses                (2,599,044)
Premises and Equipment                    3,751,007
Foreclosed Assets Held for
  Sale                                            0
Other Assets                              4,724,690
                                       ____________
  Total Non-Interest Earning
    Assets                               12,757,936
                                       ____________
  Total Assets                         $342,248,463
                                       ============
Interest-Bearing Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $101,727,428      $ 3,273,578     3.22%
Time Deposits                           134,872,486        7,698,813     5.71%
Short-Term Borrowings                    14,449,813          935,108     6.47%
Long-Term Borrowings                     27,558,202        1,705,032     6.19%
Securities Sold U/A to
  Repurchase                              7,734,721          382,828     4.95%
                                       ____________      ___________    ______
  Total Interest-Bearing
    Liabilities                        $286,342,650      $13,995,359     4.89%
                                       ____________      ___________     _____

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 22,277,061
Other Liabilities                         2,158,311
Stockholders' Equity                     31,470,441
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $342,248,463
                                       ============
  Net Interest Income
   Tax Equivalent                                        $13,213,833
                                                         ===========

Net Interest Spread                                                      3.37%

Net Interest Margin                                                      4.01%
_________________

<F1>Tax-exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%, and statutory interest expense disallowance.
<F2>
Installment loans are stated net of unearned interest.
<F3>
Average loan balances include non-accrual loans.  Interest income on non-accrual loans is not included.


Management's Discussion and Analysis
_________________________________________________________________


NET INTEREST INCOME
     The major source of operating income for the Corporation is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, including deposits and other borrowings. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earning assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits.
     Table 2 on the preceding pages provides a summary of average outstanding balances of earning assets and interest bearing liabilities with the associated interest income and expense as well as average tax equivalent rates earned and paid as of year-end 2002, 2001, and 2000.
     The yield on earning assets was 6.78% in 2002, 7.48% in 2001, and 8.26% in 2000. The rate paid on interest bearing liabilities was 3.34% in 2002, 4.52% in 2001, and 4.89% in 2000. A 70 basis point decrease in the yield on earning assets was more than offset by a 118 basis point decrease on the rate paid on interest bearing liabilities in 2002. This resulted in an increase in our net interest margin. The net interest margin, which is interest income less interest expenses divided by average earnings assets, was 3.95% in 2002 as compared to 3.63% in 2001 and 4.01% in 2000. The net interest margins are presented on a tax-equivalent basis. The increase in net interest margin was due primarily to the interest rate on earning assets decreasing less than the interest rate on liabilities. The net interest margin would have improved even more in 2002; however, the Corporation elected to prepay some higher rate long-term borrowings with the Federal Home Loan Bank. The penalty assessed on the prepayment resulted in the overall effective rate on long-term borrowings increasing to 6.56% from 5.86% in 2001 as illustrated in Table 2. This action, while temporarily increasing the cost of long-term borrowings in 2002 will help control the future overall cost of liabilities.
     Table 3 sets forth changes in interest income and interest expense for the periods indicated for each category of interest earning assets and interest bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (changes in average rate multiplied by prior average volume); and,
(iii) changes in rate and volume (changes in average volume multiplied by change in average rate).


Table 3 *  Changes in Income and Expense, 2002 and 2001


(Amounts in thousands)                          2002 COMPARED TO 2001
                                           ______________________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $  548        $(1,409)      $  (861)
Taxable Investment Securities                889           (714)          175
Tax-Exempt Investment
  Securities                                 420           (245)          175
Other Short-Term Investments                (221)          (178)         (399)
                                          ______        _______       _______
 Total Interest Income                    $1,636        $(2,546)      $  (910)

Interest Expense:
Savings, Now, and Money Markets           $  246        $(1,517)      $(1,271)
Time Deposits                                310         (2,614)       (2,304)
Short-Term Borrowings                         13            (23)          (10)
Long-Term Borrowings                         322            329           651
Securities Sold U/A to
  Repurchase                                 (64)          (125)         (189)
                                          ______        _______       _______
 Total Interest Expense                   $  827        $(3,950)      $(3,123)
                                          ______        _______       _______
 Net Interest Income                      $  809        $ 1,404       $ 2,213
                                          ======        =======       =======



(Amounts in thousands)                          2001 COMPARED TO 2000
                                           _______________________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $  584        $  (617)       $  (33)
Taxable Investment Securities              2,452           (981)        1,471
Tax-Exempt Investment
  Securities                                (142)          (909)       (1,051)
Other Short-Term Investments               1,191           (721)          470
                                          ______        _______        ______
  Total Interest Income                   $4,085        $(3,228)       $  857

Interest Expense:
Savings, Now, and Money Markets           $  403        $  (561)       $ (158)
Time Deposits                              1,185           (309)          876
Short-Term Borrowings                       (869)           (30)         (899)
Long-Term Borrowings                         859           (136)          723
Securities Sold U/A to
  Repurchase                                  14            (86)          (72)
                                          ______        _______        ______
  Total Interest Expense                  $1,592        $(1,122)       $  470
                                          ______        _______        ______
  Net Interest Income                     $2,493        $(2,106)       $  387
                                          ======        =======        ======
__________________

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.

Balance on non-accrual loans are included for computational purposes.
Interest income on non-accrual loans is not included.

Interest income exempt from federal tax was $2,928,225 in 2002, $2,804,205 in 2001, and $3,442,834 in 2000. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.



34   First Keystone Corporation * Annual Report 2002

Management's Discussion and Analysis
_________________________________________________________________


     In 2002, the increase in net interest income of $2,213,000 resulted from a change in volume of $809,000 and an increase of $1,404,000 due to changes in rate. In 2001, there was an increase in net interest income of $387,000 resulted from a change in volume of $2,493,000 and a decrease of $2,106,000 due to rate.

PROVISION FOR LOAN LOSSES
     For the year ended December 31, 2002, the provision for loan losses was $550,000 as compared to $610,000 as of December 31, 2001, a decrease of 9.8%. The Corporation's provision for loan losses for the year ended December 31, 2000, was $425,000. The provision in 2002, decreased primarily because of the reduced net charge-offs and the decrease in past-due loans and non-performing loans. Net charge-offs by the Corporation for the fiscal year end December 31, 2002, 2001, and 2000, were $297,000, $390,000, and
$323,000, respectively.
     The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.58% as of December 31, 2002, 1.47% as of December 31, 2001, and 1.42% as of December 31, 2000.
     On a quarterly basis, the Corporation's Board of Directors and management performs a detailed analysis of the adequacy of the allowance for loan losses. This analysis includes an evaluation of credit risk concentration, delinquency trends, past loss experience, current economic conditions, composition of the loan portfolio, classified loans and other relevant factors.
     The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as conditions warrant. Although the Corporation believes that the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio, there can be no assurance that future losses will not exceed the estimated amounts or that additional provisions will not be required in the future.
     The Bank is subject to periodic regulatory examination by the Office of the Comptroller of the Currency (OCC). As part of the examination, the OCC will assess the adequacy of the bank's allowance for loan losses and may include factors not considered by the Bank. In the event that an OCC examination results in a conclusion that the Bank's allowance for loan losses is not adequate, the Bank may be required to increase its provision for loan losses.

NON-INTEREST INCOME
     Non-interest income is derived primarily from trust department revenue, service charges and fees, other miscellaneous revenue and the gain on the sale of mortgage loans. In addition, investment security gains or losses also impact total non-interest income.
    For the year ended December 31, 2002, non-interest income decreased $60,000, or 2.6% as compared to an increase of $470,000, or 25.1% for the year ended December 31, 2001. Table 4 provides the major categories of non-interest income and each respective change comparing the past three years.
     Excluding investment security gains, non-interest income in 2002 increased $189,000, or 9.1%. This compares to an increase of $305,000, or 17.3% in 2001 before investment security gains. Income from the trust department, which consists of fees generated from individual and corporate accounts, decreased in 2002 by $45,000 after decreasing by $16,000 in 2001. Decreased income from the trust department in 2002 and 2001 was due primarily to the decline in market value of accounts.
     Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non-interest income in 2002 and 2001. Service charges and fees increased by $141,000, or 11.4% in 2002 compared to an increase of $139,000, or 12.7% in 2001. The increase resulted from higher fees from increased debit card usage, an increase in ATM surcharges, and an increase in overdraft fees.
     Other income increased by $49,000, or 51.0% in 2002 compared to an increase of $56,000, or 140.0% in 2001. In October 2002, the Bank purchased $10 million of Bank Owned Life Insurance ("BOLI"). The income from BOLI represents the increase in the cash surrender value of BOLI and is intended to partially cover the costs of the Bank's employee benefit plan, including group life, disability, and health insurance. Income from BOLI totaled $102,000 in 2002 and is included in other income.
     The gain on sale of mortgages provided $228,000 in 2002, an increase of $44,000 over 2001. The increase in gains on sale of mortgages was largely a function of the increased volume of mortgages originated for sale in the secondary market during the past year. Since the Corporation continues to service the mortgages which are sold, this provides a source for additional non-interest income on an ongoing basis.

Management's Discussion and Analysis
_________________________________________________________________



Table 4 *  Non-Interest Income


(Amounts in thousands)                                 2002/2001
                                             ______________________________
                                                 Increase/(Decrease)
                                                  _________________
                                          2002      Amount      %      2001
                                          ____       _____    __       ____
Trust Department                          $  510      $(45)     (8.1)   $  555
Service Charges and Fees                   1,373       141      11.4     1,232
Other                                        145        49      51.0        96
Gain on Sale of Mortgages                    228        44      23.9       184
                                          ______      ____              ______
  Subtotal                                $2,256      $189       9.1    $2,067
Investment Securities Gains                   29      (249)    (89.6)      278
                                          ______      ____              ______
  Total                                   $2,285      $(60)     (2.6)   $2,345
                                          ======      ====              ======



(Amounts in thousands)                                 2001/2000
                                            _____________________________
                                                 Increase/(Decrease)
                                                   __________________
                                          2001      Amount      %       2000
                                          ____       _____    __       ____
Trust Department                          $  555      $(16)     (2.8)   $  571
Service Charges and Fees                   1,232       139      12.7     1,093
Other                                         96        56     140.0        40
Gain on Sale of Mortgages                    184       126     217.2        58
                                          ______      ____              ______
  Subtotal                                $2,067      $305      17.3    $1,762
Investment Securities Gains                  278       165     146.0       113
                                          ______      ____              ______
  Total                                   $2,345      $470      25.1    $1,875
                                          ======      ====              ======



NON-INTEREST EXPENSE
     Non-interest expense consists of salaries and benefits, occupancy, furniture and equipment, and other miscellaneous expenses. Table 5 provides the yearly non-interest expense by category, along with the amount, dollar changes, and percentage of change.
     Total non-interest expense increased by $630,000, or 8.8% in 2002 compared to an increase of $394,000, or 5.8% in 2001. Expenses associated with employees (salaries and employee benefits) continue to be the largest non-interest expenditure. Salaries and employee benefits amounted to 54.1% of total non-interest expense in 2002 and 54.3% in 2001. Salaries and employee benefits increased $326,000, or 8.4% in 2002 and $134,000, or 3.6% in 2001. The
increase in both years were due to an increase in the profit sharing contribution, plus normal salary adjustments and increased benefit costs. In addition, staffing increased in 2002 with the opening of our tenth full service office in Kingston, Pennsylvania. Full time equivalent employees total 131 as of December 31, 2002, and 123 as of December 31, 2001.
     Net occupancy expense increased $39,000, or 8.7% in 2002 as compared to an increase of $16,000, or 3.7% in 2001. Furniture and equipment expense increased $48,000, or 8.5% in 2002 compared to a decrease of $2,000, or a decrease of 0.4% in 2001. The increase in furniture and equipment expense in 2002 relates to new purchases of furniture and equipment primarily for our Kingston Office. Other operating expenses increased $217,000, or 9.6% in 2002 as compared to an increase of $246,000, or 12.2% in 2001. Increases in professional fees, postage, supplies, insurance, marketing, advertising, and state shares tax account for much of the increase in other operating expenses.
     The overall level of non-interest expense continues to below, relative to our peers. In fact, our total non-interest expense was less than 2% of average assets in both 2002 and 2001. Non-interest expense as a percentage of average assets under 2% places us among the leaders in our peer financial institution categories in controlling non-interest expense.


Table 5 *  Non-Interest Expense


(Amounts in thousands)                                 2002/2001
                                             ______________________________
                                                 Increase/(Decrease)
                                                   __________________
                                        2002       Amount      %        2001
                                        ____       ______     ___       ____
Salaries and Employee Benefits            $4,222     $326        8.4    $3,896
Occupancy, Net                               486       39        8.7       447
Furniture and Equipment                      616       48        8.5       568
Other and State Shares Tax                 2,487      217        9.6     2,270
                                          ______     ____               ______
  Total                                   $7,811     $630        8.8    $7,181
                                          ======     ====               ======



(Amounts in thousands)                                 2001/2000
                                            _____________________________
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
                                          ======     ====               ======



36   First Keystone Corporation * Annual Report 2002

Management's Discussion and Analysis
_________________________________________________________________


INCOME TAX EXPENSE
     Income tax expense for the year ended December 31, 2002, was $1,857,000 as compared to $1,493,000 and $1,110,000 for the years ended December 31, 2001, and December 31, 2000, respectively. In 2002, our income tax expense increased because income before taxes increased $1,517,000 to $8,444,000 from $6,927,000 in 2001. In
2001, our income before taxes increased $608,000 as compared to 2000. An increase in tax exempt interest, derived from both our tax-free loans and tax free municipal investment securities in 2000, resulted in a lower income tax liability. The effective income tax rate was 22.0% in 2002, 21.5% in 2001, and 17.4% in 2000. The limited availability of tax free municipal investments at attractive interest rates may result in a higher effective tax rate in future years.

FINANCIAL CONDITION

GENERAL
     Total assets increased to $439,526,000, at year-end 2002, an increase of 11.7% over year-end 2001. As of December 31, 2002, total deposits amounted to $330,745,000, an increase of 12.2% over 2001. Assets as of December 31, 2001, were $393,472,000, an increase of 9.2% over 2000, while total deposits as of year-end 2001 amounted to $294,681,000, an increase of 8.5% from 2000.
     In 2002, the increase in assets primarily reflects the deployment of deposits into loans and investment securities. The Corporation continues to maintain and manage its asset growth. Our strong equity capital position provides us an opportunity to further leverage our asset growth. Borrowings decreased in 2002 by $1,999,000 after increasing in 2001 by $7,007,000. Strong deposit growth in 2002 allowed us to attain our targeted total asset level without an increase in borrowings. Core deposits, which include demand deposits and interest bearing demand deposits (NOWs), money market accounts, savings accounts, and time deposits of individuals are our most significant source of funds. In 2002 and 2001, several successful sales campaigns attracted new customers and generated growth in retail certificates of deposit (time deposits of individuals).

EARNING ASSETS
     Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, the Corporation maximizes income. The earning asset ratio (average interest earning assets divided by average total assets) equaled 97.2% for 2002, compared to 97.2% for 2001, and 97.0% for 2000.
This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels. The primary earning assets are loans and investment securities.

LOANS
     Total loans, net of unearned income, increased to $201,517,000 as of December 31, 2002, as compared to $198,224,000 as of December 31, 2001. Table 6 provides data relating to the composition of the Corporation's loan portfolio on the dates indicated. Total loans, net of unearned income increased $3,293,000, or 1.7% in 2002 compared to an increase of $7,553,000, or 4.0% in 2001.
     The loan portfolio is well diversified and increases in the portfolio in 2002 were in commercial real estate and real estate loans (primarily residential mortgage loans). In 2001, the increase in loans was primarily in commercial loans and tax exempt loans. Real estate loans increased in 2002, even though we sold residential mortgage loans in the secondary market. The Corporation will continue to originate and sell long-term fixed rate residential mortgage loans which conform to secondary market requirements. The Corporation derives ongoing income from the servicing of mortgages sold in the secondary market.
     The noted loan growth was achieved without compromising loan quality. The Corporation internally underwrites each of its loans to comply with prescribed policies and approval levels established by its Board of Directors.

Management's Discussion and Analysis
_________________________________________________________________



Table 6 *  Loans Outstanding, Net of Unearned Income


(Amounts in thousands)                                  December 31,
                                                   ________________________
                                                2002      2001        2000
                                                ____      ____        ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate            $ 65,352    $ 61,135    $ 53,608
  Commercial - other                             23,639      24,062      22,674
Tax exempt                                        4,393       7,958       3,798
Real estate (primarily residential
  mortgage loans)                                85,145      79,483      84,330
Consumer loans                                   28,640      32,075      32,845
                                               ________    ________    ________
Total Gross Loans                              $207,169    $204,713    $197,255
  Less: Unearned income and
    unamortized loan fees
    net of costs                                  5,652       6,489       6,583
                                               ________    ________    ________
Total Loans, net of unearned income            $201,517    $198,224    $190,672
                                               ========    ========    ========



(Amounts in thousands)                                  December 31,
                                                   ________________________
                                                1999      1998
                                                ____      ____
Commercial, financial and
  agricultural:
  Commercial secured by real estate            $ 55,514    $ 43,366
  Commercial - other                             17,864      16,579
Tax exempt                                        4,133       2,254
Real estate (primarily residential
  mortgage loans)                                83,099      77,858
Consumer loans                                   30,595      26,205
                                               ________    ________
Total Gross Loans                              $191,205    $166,262
  Less: Unearned income and
    unamortized loan fees
    net of costs                                  5,974       4,729
                                               ________    ________
Total Loans, net of unearned income            $185,231    $161,533
                                               ========    ========


INVESTMENT SECURITIES
     The Corporation uses investment securities to not only generate interest and dividend revenue, but also to help manage interest rate risk and to provide liquidity to meet operating cash needs.
     The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities increased to $209,823,000 in 2002, a 17.8% increase over 2001. At December 31, 2002, the net unrealized gain, net of the tax effect, on these securities was $6,544,000 and is included in stockholders' equity as accumulated other comprehensive gain. At December 31, 2001, accumulated other comprehensive income, net of tax effect, amounted to $715,000. In 2002, held-to-maturity securities declined $77,000, or a 1.3% decrease from 2001 after declining $2,728,000, or a 31.2% decrease in 2001. Table 7 provides data on the carrying value of our investment portfolio on the dates indicated. The vast majority of investment security purchases are allocated as available-for-sale. This provides the Corporation with increased flexibility should there be a need or desire to liquidate an investment security.
     The investment portfolio includes U.S. Government Corporations and Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes restricted equity securities consisting primarily of common stock investments in the Federal Reserve Bank and the Federal Home Loan Bank, and marketable equity securities of other commercial banks and bank holding companies.
     Securities available-for-sale may be sold as part of the overall asset and liability management process. Realized gains and losses are reflected in the results of operations on our statements of income. The investment portfolio does not contain any structured notes, step-up bonds, or any off-balance sheet derivatives.



Table 7 *  Carrying Value of Investment Securities


(Amounts in thousands)                              December 31,
                                                ______________________
                                                        2002
                                              _______________________
                                            Available           Held to
                                              for Sale          Maturity
U. S. Government Corporations
  and Agencies                                 $ 77,806            $4,272
State and Municipal                              84,809             1,660
Corporate                                        38,446                 0
Marketable Equity Securities                      5,310                 0
Restricted Equity Securities                      3,452                 0
                                               ________            ______
Total Investment Securities                    $209,823            $5,932



(Amounts in thousands)                              December 31,
                                               ________________________
                                                        2001
                                               ________________________
                                            Available           Held to
                                              for Sale          Maturity
U. S. Government Corporations
  and Agencies                                 $ 55,267            $5,332
State and Municipal                              74,184               677
Corporate                                        41,334                 0
Marketable Equity Securities                      4,286                 0
Restricted Equity Securities                      3,027                 0
                                               ________            ______
Total Investment Securities                    $178,098            $6,009
                                               ========            ======

<CATPION>

(Amounts in thousands)                              December 31,
                                               ________________________
                                                        2000
                                               ________________________
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
                                               ========            ======



38   First Keystone Corporation * Annual Report 2002

Management's Discussion and Analysis
_________________________________________________________________


     During 2002, interest bearing deposits in other banks increased to $60,000 from $50,000 in 2001. Balances in interest bearing deposits in other banks were kept relatively low as funds were invested in marketable securities to maximize income while still addressing liquidity needs.

ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses constitutes the amount available to absorb losses within the loan portfolio. As of December 31, 2002, the allowance for loan losses was $3,175,000 as compared to the December 31, 2001, amount of $2,922,000 and the December 31, 2000, amount of $2,702,000. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The risk characteristics of the loan portfolio are managed through the various control processes, including credit evaluations of individual borrowers, periodic reviews, and diversification by industry. Risk is further mitigated through the application of lending procedures such as the holding of adequate collateral and the establishment of contractual guarantees.
     Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. This assessment results in an allocated allowance. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority.
     Management feels based upon its methodology, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 8 contains an analysis of our Allowance for Loan Losses indicating charge-offs and recoveries by the year. In 2002, net charge-offs as a percentage of average loans were .15% compared to .20% in 2001 and .17% in 2000. Net charge-offs amounted to $297,000 in 2002 as compared to $390,000 and $323,000 in 2001 and
2000, respectively.



Table 8 *  Analysis of Allowance for Loan Losses


(Amounts in thousands)                              Years Ended December 31,
                                                    _______________________
                                                  2002       2001       2000
                                                  ____       ____      _____
Balance at beginning of period                     $2,922      $2,702    $2,600
  Charge-offs:
  Commercial, financial, and
    agricultural                                       66         109        79
  Real estate - mortgage                              140         111        44
  Installment loans to individuals                    196         238       226
                                                   ______      ______    ______
                                                      402         458       349
  Recoveries:
  Commercial, financial, and
    agricultural                                        1          21         0
  Real estate - mortgage                               77           3        10
  Installment loans to individuals                     27          44        16
                                                   ______      ______    ______
                                                      105          68        26

Net charge-offs                                       297         390       323
Additions charged to operations                       550         610       425
                                                   ______      ______    ______
Balance at end of period                           $3,175      $2,922    $2,702
                                                   ======      ======    ======

Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                      .15%        .20%      .17%
Allowance for loan losses to
  average loans outstanding
  during the period                                 1.58%       1.50%     1.44%



(Amounts in thousands)                             Years Ended December 31,
                                                   _______________________
                                                  1999        1998
                                                  ____       ____
Balance at beginning of period                     $2,421      $2,371
  Charge-offs:
  Commercial, financial, and
    agricultural                                       25          66
  Real estate - mortgage                               20          42
  Installment loans to individuals                    213         161
                                                   ______      ______
                                                      258         269
  Recoveries:
  Commercial, financial, and
    agricultural                                       23           0
  Real estate - mortgage                               62           8
  Installment loans to individuals                     27          36
                                                   ______      ______
                                                      112          44

Net charge-offs                                       146         225
Additions charged to operations                       325         275
                                                   ______      ______
Balance at end of period                           $2,600      $2,421
                                                   ======      ======

Ratio of net charge-offs during
 the period to average loans
  outstanding during the period                      .08%        .15%
Allowance for loan losses to
  average loans outstanding
  during the period                                 1.49%       1.57%


Management's Discussion and Analysis
_________________________________________________________________


     It is the policy of management and the Corporation's Board of Directors to provide for losses on both identified and unidentified losses inherent in its loan portfolio. A provision for loan losses is charged to operations based upon an evaluation of the potential losses in the loan portfolio. This evaluation takes into account such factors as portfolio concentrations, delinquency, trends, trends of non-accrual and classified loans, economic conditions, and other relevant factors.
     The loan review process which is conducted quarterly, is an integral part of our evaluation of the loan portfolio. A detailed quarterly analysis to determine the adequacy of the Corporation's allowance for loan losses is reviewed by our Board of Directors.
     With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.58% to 2002, 1.50% in 2001, and 1.44% in 2000.
     Table 9 sets forth the allocation of the Bank's allowance for loan losses by loan category and the percentage of loans in each category to total loans receivable at the dates indicated. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category, since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.


Table 9 *  Allocation of Allowance for Loan Losses


(Amounts in thousands)                                   December 31,
                                                       _________________
                                                     2002           % <F1>
                                                     ____          _____
Commercial, financial, and agricultural                $  488         12.4
Real estate - mortgage                                  1,812         75.0
Consumer and other loans                                  357         12.6
Unallocated                                               518          N/A
                                                       ______        _____
                                                       $3,175        100.0
                                                       ======        =====



(Amounts in thousands)                                   December 31,
                                                       _________________
                                                     2001           % <F1>
                                                     ____          _____
Commercial, financial, and agricultural                $  605         14.9
Real estate - mortgage                                  1,826         71.2
Consumer and other loans                                  458         13.9
Unallocated                                                33          N/A
                                                       ______        _____
                                                       $2,922        100.0
                                                       ======        =====



(Amounts in thousands)                                   December 31,
                                                       _________________
                                                     2000           % <F1>
                                                     ____          _____
Commercial, financial, and agricultural                $  316         10.7
Real estate - mortgage                                  1,606         71.1
Consumer and other loans                                  557         18.2
Unallocated                                               223          N/A
                                                       ______        _____
                                                       $2,702        100.0
                                                       ======        =====



(Amounts in thousands)                                   December 31,
                                                       _________________
                                                     1999           % <F1>
                                                     ____          _____
Commercial, financial, and agricultural                $  308         11.2
Real estate - mortgage                                  1,431         75.5
Consumer and other loans                                  425         13.3
Unallocated                                               436          N/A
                                                       ______        _____
                                                       $2,600        100.0
                                                       ======        =====



(Amounts in thousands)                                   December 31,
                                                       _________________
                                                     1998           % <F1>
                                                     ____          _____
Commercial, financial, and agricultural                $  253          9.8
Real estate - mortgage                                  1,237         74.3
Consumer and other loans                                  319         15.9
Unallocated                                               612          N/A
                                                       ______        _____
                                                       $2,421        100.0
                                                       ======        =====
__________________

<F1>
Percentage of loans in each category to total loans.




NON-PERFORMING ASSETS
     Even with the continuing economic slowdown in 2002, the Corporation experienced a decrease in delinquencies and non-performing loans. Table 10 details the Corporation's non-performing assets at the dates indicated.
     Non-accrual loans are generally delinquent on which principal or interest is past-due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non-accrual status, any unpaid interest is charged against income. Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Foreclosed assets held for sale represents property acquired through foreclosure, or considered to be an in-substance foreclosure.
     The total of non-performing assets decreased to $458,000 as of December 31, 2002, as compared to $1,394,000 as of December 31, 2001. Non-accrual and restructured loans decreased from $1,102,000 in 2001 to $458,000 in 2002. Foreclosed assets decreased to zero from $75,000 in 2001. Loans past-due 90 days or more and still accruing also decreased to zero in 2002 from $217,000 in 2001. Our allowance for loan losses to total non-performing assets remains very strong at 693.7% in 2002 as compared to 209.6% in 2001. We continue to rank well ahead of peer banks on measurements of delinquency.
     Loan quality is monitored closely, and we actively work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 10, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
     Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.
     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.


40   First Keystone Corporation * Annual Report 2002

Management's Discussion and Analysis
_________________________________________________________________


     Interest income received on non-performing loans in 2002 and 2001 was $19,179 and $72,382, respectively. Interest income, which would have been recorded on these loans under the original terms in 2002 and 2001 was $38,956 and $93,258, respectively. At December 31, 2002, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.
     A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 2002, 2001 and 2000, management is of the opinion that there were no loan concentrations exceeding 10% of total loans.



Table 10 *  Non-Performing Assets


(Amounts in thousands)                                 December 31,
                                                  ________________________
                                             2002       2001      2000
                                             ____       ____      ____
Non-accrual and restructured loans                 $458     $1,102      $719
Foreclosed assets                                     0         75        13
Loans past-due 90 days or more and
  still accruing                                      0        217        10
                                                   ____     ______      ____
  Total non-performing assets                      $458     $1,394      $742
                                                   ====     ======      ====
Non-performing assets to period-end
  loans and foreclosed assets                      .23%       .70%      .39%
Total non-performing assets to total
  assets                                           .10%       .35%      .21%
Total allowance for loan losses to
  total non-performing assets                    693.7%     209.6%    364.2%



(Amounts in thousands)                                 December 31,
                                                  ________________________
                                             1999       1998
                                             ____       ____
Non-accrual and restructured loans                 $618       $854
Foreclosed assets                                    85          0
Loans past-due 90 days or more and
  still accruing                                     47         27
                                                   ____       ____
  Total non-performing assets                      $750       $881
                                                   ====       ====
Non-performing assets to period-end
  loans and foreclosed assets                      .40%       .55%
Total non-performing assets to
  total assets                                     .22%       .29%
Total allowance for loan losses to
  total non-performing assets                    346.6%     274.8%



     There is a concentration of real estate mortgage loans in the loan portfolio. Real estate mortgages, including residential and commercial, comprise 75.0% of the loan portfolio as of December 31, 2002, up from 71.2% in 2001. Real estate mortgages consist of both residential and commercial real estate loans. The real estate loan portfolio is well diversified in terms of borrowers, collateral, interest rates, and maturities. Also, the real estate loan portfolio has a mix of both fixed rate and adjustable rate mortgages. The real estate loans are concentrated primarily in our marketing area and are subject to risks associated with the local economy.

DEPOSITS AND OTHER BORROWED FUNDS
     Consumer and commercial retail deposits are attracted primarily by First Keystone's subsidiary bank's ten full service office locations. The Bank offers a broad selection of deposit products and continually evaluates its interest rates and fees on deposit products. The Bank regularly reviews competing financial institutions interest rates along with prevailing market rates, especially when establishing interest rates on certificates of deposit.
     Deposits increased by $36,064,000, or a 12.2% increase when comparing December 31, 2002, to December 31, 2001. This increase compares to a deposit increase of 8.5% in 2001 and an increase of 11.0% in 2000.
     During 2002, the Corporation experienced a deposit increase in both non-interest bearing and interest bearing deposits. Non-interest bearing deposits increased to $30,057,000 as of December
31, 2002, an increase of $4,481,000, or 17.5% over 2001. Interest bearing deposits amounted to $300,689,000 as of December 31, 2002, an increase of $31,584,000, or 11.7% over 2001.
     During 2002, the Corporation decreased its reliance on short-term borrowings. Short-term borrowings amounted to $9,067,000 as of year-end 2002, a decrease of $2,499,000 from 2001. Long-term borrowings increased $500,000 in 2002 to $45,750,000 as of December
31, 2002. Total borrowings were $54,817,000 as of December 31,
2002, compared to $56,816,000 on December 31, 2001. Short-term borrowings are comprised of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, and short-term borrowings from the Federal Home Loan Bank (FHLB).
     Long-term borrowings are typically FHLB term borrowings with a maturity of one year or more. Some of the additional term borrowings were made to take advantage of special rates offered by the FHLB. In connection with FHLB borrowings and securities sold under agreements to repurchase, the Corporation maintains certain eligible assets as collateral.

Management's Discussion and Analysis
_________________________________________________________________


CAPITAL STRENGTH
     Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains on investment securities available-for-sale, net of taxes, increased shareholders' equity or capital in 2002, referred to as accumulated other comprehensive income. The total net increase in capital was $9,400,000 in 2002 after an increase of $3,038,000 in 2001. The accumulated other comprehensive income amounted to $6,544,000 in 2002 and $715,000 in 2001. One factor which decreased equity capital in 2002 and 2001 relates to our stock repurchase plan. The Corporation repurchased 119,181 shares of common stock as of December 31, 2002, and 100,000 shares in 2001, at a cost of $3,577,000 and $3,097,000, respectively.
     Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 14.93% for 2002, 13.85% for 2001, and 16.55% for 2000. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.
     Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 11 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 9.78% at December 31, 2002, and 9.79% at December 31, 2001.
     The Corporation has consistently maintained regulatory capital ratios at or above the "well capitalized" standards. For additional information on capital ratios, see Note 14 to the Consolidated Financial Statements. The risk-based capital ratios also decreased somewhat in 2002 from 2001 for both the Corporation and the Bank, but remain strong. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. Table 11 indicates capital ratios as of December 31, 2002.


Table 11 *  Capital Ratios


                                                          December 31, 2002
                                                          ________________
                                                         Corporation  Bank
                                                         __________    ____
Risk-Based Capital:
  Tier I risk-based capital ratio                            15.80%      15.33%
  Total risk-based capital ratio
   (Tier 1 and Tier 2)                                       17.11%      16.52%
Leverage Ratio:
  Tier I capital to average assets                            9.78%       9.48%



                                                          December 31, 2002
                                                          ________________
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



LIQUIDITY MANAGEMENT

     Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Corporation, are met.
     Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short-term investments, federal funds sold, and cash and due from banks. At year-end 2002, cash and due from banks and interest-bearing deposits in other banks totaled $7,456,000 as compared to $6,550,000 at year-end 2001.
Additionally, maturing loans and repayment of loans are another source of asset liquidity.
     Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short-term borrowings provide funds to meet liquidity.
     Management feels its current liquidity position is satisfactory given the fact that the Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short-term investments and maturing investments represent additional sources of liquidity.
     Finally, the Corporation's subsidiary bank does have access to funds on a short-term basis from the Federal Reserve Bank discount window. Also, Fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. The Corporation has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances on borrowings, both short-term and long-term, are available to help address any liquidity needs.


42   First Keystone Corporation * Annual Report 2002

Management's Discussion and Analysis
_________________________________________________________________


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

MARKET RISK MANAGEMENT
     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. First Keystone Corporation's market risk is composed primarily of interest rate risk. The Corporation's interest rate risk results from timing differences in the repricing of assets, liabilities, off-balance sheet instruments, and changes in relationships between ratio indices and the potential exercise of explicit or embedded options.
     Increases in the level of interest rates also may adversely affect the fair value of the Corporation's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Corporation's interest-earning assets, which could adversely affect the Corporation's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Corporation's stockholders' equity, if retained. Under The Financial Accounting Standards Board (FASB) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Corporation's stockholders' equity. As of December 31, 2002, the Corporation's securities portfolio included $209,823,000 in securities classified as available for sale. Accordingly, with the magnitude of the Corporation's holdings of securities available for sale, changes in interest rates could produce significant changes in the value of such securities and could produce significant fluctuations in the stockholders' equity of the Corporation. The Corporation does not own any trading assets.

ASSET/LIABILITY MANAGEMENT
     The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Several techniques are used for measuring interest rate sensitivity. Interest rate risk arises from the mismatches in the repricing of assets and liabilities within a given time period, referred to as a rate sensitivity gap. If more assets than liabilities mature or reprice within the time frame, the Corporation is asset sensitive. This position would contribute positively to net interest income in a rising rate environment. Conversely, if more liabilities mature or reprice, the Corporation is liability sensitive. This position would contribute positively to net interest income in a falling rate environment.
     Limitations of interest rate sensitivity gap analysis as illustrated in Table 12 include: a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate sensitivity gaps reflect the Corporation's position on a single day (December 31, 2002 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year.
     In Table 12, the Corporation has elected to incorporate interest bearing demand deposits, money market accounts, and savings deposits as rate sensitive based upon prior experience and assumed withdrawal rates. The result is that First Keystone Corporation is liability sensitive in the one year time frame and asset sensitive in the one to five year time frame. While the Corporation feels it is liability sensitive out to a year, its exposure to an increase in interest rates is limited within policy guidelines. As discussed previously, being liability sensitive will decrease net interest income should interest rates rise. Despite the Corporation's liability sensitivity, the impact of a rapid rise in interest rates as occurred in 1994 and 1999, did not have a significant effect on our net interest income.

Management's Discussion and Analysis
_________________________________________________________________



Table 12 *  Interest Rate Sensitivity Analysis


(Amounts in thousands)                             December 31, 2002
                                            _____________________________
                                            One          1 - 5        Beyond
                                            Year          Years      5 Years
                                            ______       ______       _____
Loans                                       $ 83,920     $101,575     $ 16,022
Investments                                   31,825      103,274       80,656
Other interest-earning assets                 10,162            0            0
                                            ________     ________     ________
  Total Rate Sensitive Assets               $125,907     $204,849     $ 96,678

Non-earning assets                          $      0     $      0     $      0
Allowance for loan losses                          0            0            0
                                            ________     ________     ________
  Total Assets                              $125,907     $204,849     $ 96,678
                                            ========     ========     ========

Interest-bearing deposits                   $121,938     $ 88,185     $ 90,568
Borrowed funds                                10,567        8,000       36,250
                                            ________     ________     ________
  Total Rate Sensitive
    Liabilities                             $132,505     $ 96,185     $126,818

Demand Deposits                             $      0     $      0     $      0
Other Liabilities                                  0            0            0
Stockholders' equity                               0            0            0
                                            ________      _______     ________
  Total Liabilities and
    Stockholders' Equity                    $132,505     $ 96,185     $126,818
                                            ========     ========     ========

Interest rate sensitivity gap               $ (6,598)    $108,664     $(30,140)
Cumulative gap                              $ (6,598)    $102,066     $ 71,926



(Amounts in thousands)                             December 31, 2002
                                            _____________________________
                                           Not Rate
                                         Sensitive        Total
                                           ________       ______
Loans                                        $     0     $201,517
Investments                                        0      215,755
Other interest-earning assets                      0       10,162
                                            ________     ________
  Total Rate Sensitive Assets                $     0     $427,434

Non-earning assets                           $15,267     $ 15,267
Allowance for loan losses                     (3,175)      (3,175)
                                             _______     ________
  Total Assets                               $12,092     $439,526
                                             =======     ========

Interest-bearing deposits                    $     0     $300,691
Borrowed funds                                     0       54,817
                                             _______     ________
  Total Rate Sensitive
    Liabilities                              $     0     $355,508

Demand Deposits                              $30,054     $ 30,054
Other Liabilities                              4,868        4,868
Stockholders' equity                          49,096       49,096
                                             _______     ________
  Total Liabilities and
    Stockholders' Equity                     $84,018     $439,526
                                             =======     ========

Interest rate sensitivity gap                             $71,926
Cumulative gap



EARNINGS AT RISK
     The Bank's Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by ALCO are reviewed by the Corporation's Board of Directors. The Corporation recognizes that more sophisticated tools exist for measuring the interest rate risk in the balance sheet beyond interest rate sensitivity gap. Although the Corporation continues to measure its interest rate sensitivity gap, the Corporation utilizes additional modeling for interest rate risk in the overall balance sheet. Earnings at risk and economics value at risk are analyzed.
     Earnings simulation modeling addresses earnings at risk and net present value estimation addresses economic value at risk. While each of these interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Corporation.

EARNINGS SIMULATION MODELING
   The Corporation's net income is affected by changes in the level of interest rates. Net income is also subject to changes in the shape of the yield curve. For example, a flattening of the yield curve would result in a decline in earnings due to the compression of earning asset yields and funds rates, while a steepening would result in increased earnings as investment margins widen.
     Earnings simulation modeling is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Earnings at risk is the change in net interest income from a base case scenario under an increase and decrease of 200 basis points in the interest rate earnings simulation model.


44   First Keystone Corporation * Annual Report 2002

Management's Discussion and Analysis
_________________________________________________________________


     Table 13 presents an analysis of the changes in net-interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Board of Directors. The earnings simulation model projects net-interest income would increase by approximately 2.66% if rates fell by two percentage points over one year. The model projects a decrease of approximately 8.51% in net-interest income if rates rise by two percentage points over one year. Both of these forecasts are within the one year policy guidelines.

NET PRESENT VALUE ESTIMATION
     The net present value measures economic value at risk and is used for helping to determine levels of risk at a point in time present in the balance sheet that might not be taken into account in the earnings simulation model. The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year-end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 14.15%. Additionally, net present value is projected to decrease by 12.61% if rates increase immediately by 200 basis points, both within policy guidelines. During 2002, the Corporation's interest rate risk position grew less liability sensitive. If management is concerned market interest rates may begin to rise in 2003, it can take steps to reduce liability sensitivity by attracting long-term deposits and reducing short-term borrowings.
     The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.



Table 13 *  Effect of Change in Interest Rates


                                                    Projected Change
                                                   _______________
Effect on Net Interest Income
  1-year Net Income simulation Projection
    -200 bp Shock vs Stable Rate                            2.66%
    +200 bp Shock vs Stable Rate                           (8.51%)

Effect on Net Present Value of Balance Sheet
  Static Net Present Value Change
    -200 bp Shock vs Stable Rate                           14.15%
    +200 bp Shock vs Stable Rate                          (12.61%)



MARKET PRICE/DIVIDEND HISTORY

     As of December 31, 2002, the corporation had 2,955,999 shares of $2.00 par value common stock outstanding held by shareholders of record. First Keystone Corporation's common stock is quoted on the Over The Counter (OTC) Bulletin Board under the symbol "FKYS".
     Table 14 reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated. The market prices and dividend paid have been adjusted to reflect the 5% stock dividend paid August 6, 2002. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.



Table 14 *  Market Price/Dividend History


                                        2002
                               _________________________
                             Common Stock       Dividends
                              High/Low            Paid
                                _______            ____
First Quarter            $22.86/$18.57                   $.20
Second Quarter           $22.38/$20.10                    .20
Third Quarter            $24.00/$19.19                    .21
Fourth Quarter           $26.25/$23.95                    .24



                                        2001
                               _________________________
                             Common Stock       Dividends
                              High/Low            Paid
                                _______            ____
First Quarter            $15.95/$12.86                   $.19
Second Quarter           $18.10/$13.70                    .19
Third Quarter            $25.24/$17.38                    .19
Fourth Quarter           $20.18/$18.10                    .20



                                        2000
                               _________________________
                             Common Stock       Dividends
                              High/Low            Paid
                                _______            ____
First Quarter            $20.24/$16.67                   $.18
Second Quarter           $18.57/$16.90                    .18
Third Quarter            $17.38/$16.19                    .18
Fourth Quarter           $16.31/$15.12                    .19


Management's Discussion and Analysis
_________________________________________________________________


      The following brokerage firms make a market in First Keystone Corporation stock:

Legg Mason Wood Walker, Inc.       1735 Market Street
                                   10th Floor
                                   Mellon Bank Center
                                   Philadelphia, PA  19103
                                   (800) 888-6673

Janney Montgomery Scott, Inc.      1801 Market Street
                                   Philadelphia, PA  19103
                                   (800) 526-6397

Ryan, Beck and Company             Millenium One
                                   20 Ash Street, 4th Floor
                                   Conshohocken, PA  19428
                                   (800) 223-6807

F. J. Morrissey & Co./
Boenning & Scattergood, Inc.       4 Tower Bridge, Suite 1420
                                   West Conshohocken, PA 19428
                                   (800) 842-8928

Ferris Baker Watts, Inc.           3100 Market Street
                                   Camp Hill, PA  17011
                                   (800) 638-7411




Table 15 *  Quarterly Results of Operations (Unaudited)

(Amounts in thousands, except per share)


                                               Three Months Ended
                                     ______________________________________
2002                             March      June        September     December
                                 31           30          30           31
                                 _____      ____        ________      _______
Interest income                    $6,392      $6,465      $6,583       $6,422
Interest expense                    2,712       2,643       3,069        2,918
                                   ______      ______      ______       ______
Net interest income                $3,680      $3,822      $3,514       $3,504
Provision for loan
  losses                              175         125         125          125
Other non-interest
  income                              515         465         548          757
Non-interest expense                1,816       1,905       1,992        2,098
                                   ______      ______      ______       ______
Income before income
  taxes                            $2,204      $2,257      $1,945       $2,038
Income taxes                          532         538         397          390
                                   ______      ______      ______       ______
Net income                         $1,672      $1,719      $1,548       $1,648

Per share                          $  .56      $  .58      $  .52       $  .56



                                               Three Months Ended
                                     ______________________________________
2001                             March      June        September     December
                                 31           30          30           31
                                 _____      ____        ________      _______
Interest income                    $6,697      $6,776      $6,736       $6,627
Interest expense                    3,880       3,849       3,578        3,158
                                   ______      ______      ______       ______
Net interest income                $2,817      $2,927      $3,158       $3,469
Provision for loan
  losses                              100          85         100          325
Other non-interest
  income                              481         564         531          770
Non-interest expense                1,701       1,823       1,776        1,880
                                   ______      ______      ______       ______
Income before income
  taxes                            $1,497      $1,583      $1,813       $2,034
Income taxes                          294         339         406          455
                                   ______      ______      ______       ______
Net income                         $1,203      $1,244      $1,407       $1,579

Per share                          $  .40      $  .42      $  .48       $  .53



46   First Keystone Corporation * Annual Report 2002