Form 10-K, Exhibit 13
period 2003-12-31
FIRST KEYSTONE CORP
filed 2004-03-12
CIK 737875

EXHIBIT 13



              EXCERPT FROM ANNUAL REPORT TO SHAREHOLDERS
               FOR FISCAL YEAR ENDED DECEMBER 31, 2003

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


BOARD OF DIRECTORS AND STOCKHOLDERS OF FIRST KEYSTONE CORPORATION:

     We have audited the accompanying consolidated balance sheets of First Keystone Corporation and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Corporation and Subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.



                               /s/ J. H. Williams & Co., LLP
                               J. H. Williams & Co., LLP

Kingston, Pennsylvania
January 21, 2004

                                   2003 ANNUAL REPORT * 7


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 and 2002

--------------------------------------------------------------------------
  2003                                             2002
--------------------------------------------------------------------------
ASSETS

Cash and due from banks                          $  5,912,709     $  7,396,004
Interest-bearing deposits in
  other banks                                          28,123           60,060
Investment securities available-
  for-sale                                        226,042,797      209,822,667
Investment securities held-to-
  maturity (estimated fair value
  2003 - $5,229,237;
  2002 - $5,925,209)                                5,229,314        5,932,331
Loans, net of unearned income                     229,073,303      201,517,492
Allowance for loan losses                          (3,524,315)      (3,174,616)
                                                                  ____________        ____________
  Net loans                                      $225,548,988     $198,342,876
                                                                  ____________        ____________
Premises and equipment, net                         4,157,840        3,429,507
Accrued interest receivable                         2,871,354        3,068,952
Cash surrender value of bank
  owned life insurance                             10,586,964       10,102,069
Other assets                                        1,462,265        1,371,154
                                                                  ____________        ____________
    TOTAL ASSETS                                 $481,840,354     $439,525,620
                                                                  ============        ============

LIABILITIES

Deposits:
  Non-interest bearing                           $ 30,052,477     $ 30,056,766
  Interest bearing                                312,967,673      300,688,512
                                                                  ____________        ____________
    Total Deposits                                343,020,150      330,745,278
Short-term borrowings                              11,744,392        9,067,145
Long-term borrowings                               62,945,000       45,750,000
Accrued interest and
  other expenses                                    1,664,471        1,648,499
Pre-settlement advance on
  acquisition of branch                             8,714,900           -
Other liabilities                                   2,400,100        3,218,657
                                                                  ____________        ____________
    TOTAL LIABILITIES                            $430,489,013     $390,429,579
                                                                  ____________        ____________

STOCKHOLDERS' EQUITY

Preferred stock, par value
  $10.00 per share; authorized
  and unissued 500,000 shares                    $      -         $     -
Common stock, par value $2.00
  per share; authorized 10,000,000
  shares; issued 3,077,207 shares
  in 2003 and 3,075,180 shares
  in 2002                                           6,154,414        6,150,360
Surplus                                            12,535,284       12,583,626
Retained earnings                                  31,828,342       27,394,962
Accumulated other comprehensive
  income                                            5,488,540        6,543,981
Treasury stock, at cost,
  152,600 shares in 2003 and
  119,181 shares in 2002                           (4,655,239)      (3,576,888)
                                                                  ____________        ____________
    TOTAL STOCKHOLDERS' EQUITY                   $ 51,351,341     $ 49,096,041
                                                                  ____________        ____________
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                       $481,840,354     $439,525,620
                                                                  ============        ============


The accompanying notes are an integral part of these consolidated financial statements.



     8 * FIRST KEYSTONE CORPORATION


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 and 2001


--------------------------------------------------------------------------
                                                  2003             2002
--------------------------------------------------------------------------
INTEREST INCOME

Interest and fees on loans                      $14,351,675        $14,963,423
Interest and dividends on
  investment securities:
  Taxable                                         7,513,042          7,891,547
  Tax-exempt                                      2,882,499          2,607,574
  Dividends                                         284,211            320,976
Deposits in banks                                    31,858             78,211
                                                                   ___________         ___________
    Total interest income                       $25,063,285        $25,861,731

INTEREST EXPENSE
Deposits                                        $ 7,469,213        $ 8,116,618
Short-term borrowings                               142,997            146,613
Long-term borrowings                              2,588,345          3,078,389
                                                                   ___________         ___________
    Total interest expense                      $10,200,555        $11,341,620
                                                                   ___________         ___________
    Net interest income                         $14,862,730        $14,520,111
Provision for loan losses                           500,000            550,000
                                                                   ___________         ___________
    Net interest income
      after provision for
      loan losses                               $14,362,730        $13,970,111
                                                                   ___________         ___________
NON-INTEREST INCOME
  Trust Department                              $   485,954        $   509,842
  Service charges and fees                        1,723,700          1,372,935
  Bank owned life insurance
    income                                          484,895            102,069
  Gain on sale of loans                             234,328            228,194
  Investment securities gains
    (losses) - net                                  298,975             28,647
  Other                                              47,133             43,092
                                                                   ___________         ___________
    Total non-interest income                   $ 3,274,985        $ 2,284,779

NON-INTEREST EXPENSE
  Salaries and employee benefits                $ 4,445,790        $ 4,222,354
  Occupancy, net                                    567,208            485,578
  Furniture and equipment                           642,715            616,004
  State Shares Tax                                  406,927            366,523
  Other                                           2,307,930          2,120,679
                                                                   ___________         ___________
    Total non-interest expense                  $ 8,370,570        $ 7,811,138

Income before income taxes                      $ 9,267,145        $ 8,443,752
Income tax expense                                1,950,153          1,856,603
                                                                   ___________         ___________
    NET INCOME                                  $ 7,316,992        $ 6,587,149
                                                                   ===========         ===========
PER SHARE DATA
  Net income per share:*
    Basic                                        $      2.48       $     2.22
    Diluted                                      $      2.48       $     2.21
  Cash dividends per share*                      $       .98       $      .85



--------------------------------------------------------
  2001
--------------------------------------------------------
INTEREST INCOME

Interest and fees on loans                       $15,830,542
Interest and dividends on
  investment securities:
  Taxable                                          7,871,300
 Tax-exempt                                        2,492,147
 Dividends                                           414,099
Deposits in banks                                    228,392
                                                 ___________
    Total interest income                        $26,836,480
                                                 ___________
INTEREST EXPENSE
Deposits                                         $11,690,814
Short-term borrowings                                346,727
Long-term borrowings                               2,427,519
                                                 ___________
    Total interest expense                       $14,465,060
                                                 ___________
    Net interest income                          $12,371,420
Provision for loan losses                            610,000
                                                 ___________
    Net interest income
      after provision for
      loan losses                                $11,761,420
                                                 ___________
NON-INTEREST INCOME
  Trust Department                               $   554,606
  Service charges and fees                         1,232,368
  Bank owned life insurance
    income                                            -
  Gain on sale of loans                              184,013
  Investment securities
    gains (losses) - net                             278,474
  Other                                               96,344
                                                 ___________
    Total non-interest income                    $ 2,345,805

NON-INTEREST EXPENSE
  Salaries and employee benefits                 $ 3,895,588
  Occupancy, net                                     447,294
  Furniture and equipment                            567,644
  State Shares Tax                                   333,710
  Other                                            1,936,143
                                                 ___________
    Total non-interest expense                   $ 7,180,379

Income before income taxes                       $ 6,926,846
Income tax expense                                 1,493,445
                                                 ___________
    NET INCOME                                   $ 5,433,401
                                                 ===========

PER SHARE DATA
  Net income per share:*
    Basic                                        $      1.83
    Diluted                                      $      1.83
  Cash dividends per share*                      $       .77


*Adjusted for 5% stock dividend declared June 25, 2002, to shareholders of record July 16, 2002, payable August 6, 2002.

The accompanying notes are an integral part of these consolidated financial statements.



                                       2003 ANNUAL REPORT * 9


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

__________________________________________________________________________
  Common
   Stock                                    Surplus
__________________________________________________________________________
Balance At December 31, 2000                $5,867,454        $ 9,761,066

Comprehensive Income:
 Net income
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects
 Total comprehensive income
Cash dividends - $.77 per share             __________        ___________

Balance At December 31, 2001                $5,867,454        $ 9,761,066

Comprehensive Income:
 Net income
  Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects
 Total comprehensive income
5% stock dividend                              282,906          2,829,060
Dividends paid in lieu
 of fractional shares
Purchase of 20,181 shares
 of treasury stock
Issuance of 1,000 shares of
 treasury stock upon exercise
 of employee stock options                                         (6,500)
Cash dividends - $.85 per
 share                                      __________        ___________

Balance At December 31, 2002                $6,150,360        $12,583,626

Comprehensive Income:
 Net income
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects
 Total comprehensive income
Purchase of 41,987 shares
 of treasury stock
Issuance of 2,027 shares of
 common stock under
 dividend reinvestment                           4,054             48,182
Issuance of 8,568 shares of
 treasury stock upon exercise
 of employee stock options                                       (144,655)
Recognition of stock option
 expense                                                           48,131
Cash dividends - $.98
 per share
                                            __________        ___________
Balance At December 31, 2003                $6,154,414        $12,535,284
                                            ==========        ===========

_________________________________________________________________________
Comprehensive                               Retained
  Income                                   Earnings
_________________________________________________________________________
Balance At December 31, 2000                                  $23,311,355

Comprehensive Income:
 Net income                                 $ 5,433,401         5,433,401
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                    (99,842)
                                            ___________
 Total comprehensive income                 $ 5,333,559
                                            ===========
Cash dividends - $.77 per
 share                                                         (2,295,319)
                                                              ___________
Balance At December 31, 2001                                  $26,449,437

Comprehensive Income:
 Net income                                 $ 6,587,149         6,587,149
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                  5,829,380
                                            ___________
 Total comprehensive income                 $12,416,529
                                            ===========
5% stock dividend                                              (3,111,966)
Dividends paid in lieu
 of fractional shares                                              (4,725)
Purchase of 20,181 shares
 of treasury stock
Issuance of 1,000 shares of
 treasury stock upon exercise
 of employee stock options
Cash dividends - $.85 per
 share                                                         (2,524,933)
                                                              ___________
Balance At December 31, 2002                                  $27,394,962

Comprehensive Income:
 Net income                                 $ 7,316,992         7,316,992
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                 (1,055,441)
                                            ___________
 Total comprehensive income                 $ 6,261,551
                                            ===========
Purchase of 41,987 shares
 of treasury stock
Issuance of 2,027 shares of
 common stock under
 dividend reinvestment
Issuance of 8,568 shares of
 treasury stock upon exercise
 of employee stock options
Recognition of stock option
 expense
Cash dividends - $.98 per
 share                                                         (2,883,612)
                                                              ___________
Balance At December 31, 2003                                  $31,828,342
                                                              ===========


_________________________________________________________________________
Accumulated
   Other
Comprehensive                               Treasury
  Income                                     Stock
_________________________________________________________________________
Balance At December 31, 2000                 $  814,443       $(3,096,681)

Comprehensive Income:
 Net income
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                    (99,842)
 Total comprehensive income
Cash dividends - $.77 per share
                                             __________       ___________
Balance At December 31, 2001                 $  714,601       $(3,096,681)

Comprehensive Income:
 Net income
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                  5,829,380
 Total comprehensive income
5% stock dividend
Dividends paid in lieu
 of fractional shares
Purchase of 20,181 shares
 of treasury stock                                               (503,707)
Issuance of 1,000 shares of
 treasury stock upon exercise
 of employee stock options                                         23,500
Cash dividends - $.85 per
 share
                                             __________       ___________
Balance At December 31, 2002                 $6,543,981       $(3,576,888)

Comprehensive Income:
 Net income
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                 (1,055,441)
 Total comprehensive income
Purchase of 41,987 shares
 of treasury stock                                             (1,373,818)
Issuance of 2,027 shares of
 common stock under
 dividend reinvestment
Issuance of 8,568 shares of
 treasury stock upon exercise
 of employee stock options                                        295,467
Recognition of stock option
 expense
Cash dividends - $.98 per
 share
                                             __________       ___________
Balance At December 31, 2003                 $5,488,540       $(4,655,239)
                                             ==========       ===========

_________________________________________________________________________
   Total
_________________________________________________________________________
Balance At December 31, 2000                $36,657,637

Comprehensive Income:
 Net income                                   5,433,401
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                    (99,842)
 Total comprehensive income
Cash dividends - $.77 per share              (2,295,319)
                                            ___________
Balance At December 31, 2001                $39,695,877

Comprehensive Income:
 Net income                                   6,587,149
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                  5,829,380
 Total comprehensive income
5% stock dividend                                 -
Dividends paid in lieu
 of fractional shares                            (4,725)
Purchase of 20,181 shares
 of treasury stock                             (503,707)
Issuance of 1,000 shares of
 treasury stock upon exercise
 of employee stock options                       17,000
Cash dividends - $.85 per
 share                                       (2,524,933)
                                            ___________
Balance At December 31, 2002                $49,096,041

Comprehensive Income:
 Net income                                   7,316,992
 Change in net unrealized
  gain (loss) on investment
  securities available-for-
  sale, net of reclassification
  adjustment and tax effects                 (1,055,441)
 Total comprehensive income
Purchase of 41,987 shares
  of treasury stock                          (1,373,818)
Issuance of 2,027 shares of
  common stock under
  dividend reinvestment                          52,236
Issuance of 8,568 shares of
  treasury stock upon exercise
  of employee stock options                     150,812
Recognition of stock option
 expense                                         48,131
Cash dividends - $.98 per
 share                                       (2,883,612)
                                            ___________
Balance At December 31, 2003                $51,351,341
                                            ===========


The accompanying notes are an integral part of these consolidated financial statements.



    10 * FIRST KEYSTONE CORPORATION


FIRST KEYSTONE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

__________________________________________________________________________

                                                   2003              2002
__________________________________________________________________________
OPERATING ACTIVITIES
Net income                                      $  7,316,992      $  6,587,149
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Provision for loan losses                        500,000           550,000
    Depreciation and amortization                    491,252           446,313
    Stock option expense                              48,131            -
    Premium amortization on
      investment securities                        1,128,135           556,617
    Discount accretion on
      investment securities                         (450,477)         (567,358)
    Deferred income tax benefit                     (116,156)          (79,854)
    Gain on sale of mortgage loans                  (234,328)         (228,194)
    Proceeds from sale of mortgage
      loans originated for resale                 14,799,725         8,322,360
    Originations of mortgage
      loans held for resale                      (17,377,134)      (10,522,610)
    Gain on sales of investment
      securities                                    (298,975)          (28,647)
    Loss on sale of foreclosed
      real estate                                     14,576             5,000
    (Increase) decrease in accrued
      interest receivable                            197,598           (75,048)
    Increase in cash surrender
      value of bank owned life
      insurance                                     (484,895)         (102,069)
    Increase in other assets - net                  (156,752)         (304,251)
    Increase (decrease) in accrued
      interest and other expenses                     15,972          (434,325)
    Increase (decrease) in other
      liabilities - net                             (214,127)          127,932
                                                                  ____________        ____________
    NET CASH PROVIDED BY
      OPERATING ACTIVITIES                      $  5,179,537      $  4,253,015
                                                                  ____________        ____________
INVESTING ACTIVITIES
Proceeds from sales of investment
  securities available-for-sale                 $ 38,223,301      $ 46,732,078
Proceeds from maturities and
  redemptions of investment
  securities available-for-sale                   47,827,995        27,014,603
Purchases of investment securities
  available-for-sale                            (104,588,270)      (96,557,845)
Proceeds from maturities and
  redemption of investment
  securities held-to-maturity                      1,097,462         1,035,535
Purchases of investment
  securities held-to-maturity                         -               (982,690)
Net increase in loans                            (25,022,633)       (1,192,549)
Purchases of premises and equipment               (1,153,944)         (545,291)
Proceeds from sale of foreclosed
  real estate                                        113,683           100,000
Purchase of bank owned life
  insurance policies                                  -            (10,000,000)
Pre-settlement advance on
  acquisition of branch                            8,714,900            -
                                                                  ____________        ____________
    NET CASH (USED IN)
      INVESTING ACTIVITIES                      $(34,787,506)     $(34,396,159)
                                                                  ____________        ____________
FINANCING ACTIVITIES
Net increase in deposits                        $ 12,274,872      $ 36,064,455
Net increase (decrease) in
  short-term borrowings                            2,677,247        (2,499,219)
Proceeds from long-term borrowings                18,695,000         8,000,000
Repayment of long-term borrowings                 (1,500,000)       (7,500,000)
Dividends paid in lieu of
  fractional shares                                   -                 (4,725)
Proceeds from issuance of
  common stock                                        52,236            -
Proceeds from sale of treasury stock                 150,812            17,000
Acquisition of treasury stock                     (1,373,818)         (503,707)
Cash dividends paid                               (2,883,612)       (2,524,933)
                                                                  ____________        ____________
    NET CASH PROVIDED BY
      FINANCING ACTIVITIES                      $ 28,092,737      $ 31,048,871

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                          $ (1,515,232)     $    905,727
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                             7,456,064         6,550,337
                                                                  ____________        ____________
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                            $  5,940,832      $  7,456,064
                                                                  ============        ============



_________________________________________________________________________
                                                   2001
_________________________________________________________________________
OPERATING ACTIVITIES
Net income                                      $  5,433,401
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Provision for loan losses                        610,000
    Depreciation and amortization                    384,925
    Stock option expense                              -
    Premium amortization on
      investment securities                          325,036
    Discount accretion on
      investment securities                         (950,450)
    Deferred income tax benefit                     (105,349)
    Gain on sale of mortgage loans                  (184,013)
    Proceeds from sale of mortgage
      loans originated for resale                  9,373,829
    Originations of mortgage
      loans held for resale                       (6,034,088)
    Gain on sales of investment
      securities                                    (278,474)
    Loss on sale of foreclosed
      real estate                                     54,808
    (Increase) decrease in accrued
      interest receivable                           (502,812)
    Increase in cash surrender
      value of bank owned life
      insurance                                       -
    Increase in other assets - net                  (422,755)
    Increase (decrease) in accrued
      interest and other expenses                   (148,448)
    Increase (decrease) in other
      liabilities - net                              111,637
                                                                  ____________
    NET CASH PROVIDED BY
      OPERATING ACTIVITIES                      $  7,667,247
                                                                  ____________
INVESTING ACTIVITIES
Proceeds from sales of investment
  securities available-for-sale                 $ 34,689,482
Proceeds from maturities and
  redemptions of investment
  securities available-for-sale                   45,400,938
Purchases of investment securities
  available-for-sale                            (108,563,617)
Proceeds from maturities and
  redemption of investment
  securities held-to-maturity                      1,580,584
Purchases of investment
  securities held-to-maturity                         -
Net increase in loans                            (11,688,658)
Purchases of premises and equipment                  (89,699)
Proceeds from sale of foreclosed
  real estate                                        473,901
Purchase of bank owned life
  insurance policies                                  -
Pre-settlement advance on
  acquisition of branch                               -
                                                                  ____________
    NET CASH (USED IN)
      INVESTING ACTIVITIES                      $(38,197,069)
                                                                  ____________
FINANCING ACTIVITIES
Net increase in deposits                        $ 23,207,813
Net increase (decrease) in
  short-term borrowings                            3,006,709
Proceeds from long-term borrowings                11,000,000
Repayment of long-term borrowings                 (7,000,000)
Dividends paid in lieu of
  fractional shares                                   -
Proceeds from issuance of
  common stock                                        -
Proceeds from sale of treasury stock                  -
Acquisition of treasury stock                         -
Cash dividends paid                               (2,295,319)
                                                                  ____________
    NET CASH PROVIDED BY
      FINANCING ACTIVITIES                      $ 27,919,203
                                                                  ____________
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                          $ (2,610,619)
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                             9,160,956
                                                                  ____________
    CASH AND CASH EQUIVALENTS
      AT END OF YEAR                            $  6,550,337
                                                                  ============


The accompanying notes are an integral part of these consolidated financial statements.



                                   2003 ANNUAL REPORT * 11

FIRST KEYSTONE CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements for Years Ended December 31, 2003, 2002 and 2001

NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accounting policies of First Keystone Corporation and Subsidiary (the "Corporation") are in accordance with accounting principles generally accepted in the United States of America and conform to common practices within the banking industry. The more significant policies follow:

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

INVESTMENT SECURITIES
     The Corporation classifies its investment securities as either "Held-to-Maturity" or "Available-for-Sale" at the time of purchase. Debt securities are classified as Held-to-Maturity when the Corporation has the ability and positive intent to hold the securities to maturity. Investment securities Held-to-Maturity are carried at cost adjusted for amortization of premium and accretion of discount to maturity.
     Debt securities not classified as Held-to-Maturity and equity securities are included in the Available-for-Sale category and are carried at fair value. The amount of any unrealized gain or loss, net of the effect of deferred income taxes, is reported as other comprehensive income (loss) in the Consolidated Statement of Stockholders' Equity. Management's decision to sell Available-
        for-Sale securities is based on changes in economic conditions controlling the sources and applications of funds, terms, availability of and yield of alternative investments, interest rate risk and the need for liquidity.
     The cost of debt securities classified as Held-to-Maturity or Available-for-Sale is adjusted for amortization of premiums and accretion of discounts to expected maturity. Such amortization and accretion, as well as interest and dividends is included in interest income from investments. Realized gains and losses are included in net investment securities gains. The cost of investment securities sold, redeemed or matured is based on the specific identification method.


12 * FIRST KEYSTONE CORPORATION

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

DERIVATIVES
     The Bank has outstanding loan commitments that relate to the origination of mortgage loans that will be held for resale. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and the guidance contained within the Derivatives Implementation Group Statement 133 Implementation Issue No. C 13, the Bank has accounted for such loan commitments as derivative instruments. The effective date of the implementation guidance is the first day of the first fiscal quarter beginning after April 10, 2002. The outstanding loan commitments in this category did not give rise to any losses for the years ended December 31, 2003 and 2002, as the fair market value of each outstanding loan commitment exceeded the Bank's cost basis in each outstanding loan commitment.

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


                                   2003 ANNUAL REPORT * 13

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

INVESTMENTS IN REAL ESTATE VENTURES
     The Bank is a limited partner in real estate ventures that own and operate affordable residential low-income housing apartment buildings for elderly residents. The investments are accounted for under the effective yield method under the Emerging Issues Task Force (EITF) 94-1 "Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects". Under the effective yield method, the Bank recognizes tax credits as they are allocated and amortizes the initial cost of the investment to provide a constant effective yield over the period that the tax credits are allocated to the Bank. Under this method, the tax credits allocated, net of any amortization of the investment in the limited partnerships, are recognized in the consolidated statements of income as a component of income tax expense. The amount of tax credits allocated to the Bank were $90,877, $80,865 and $26,674 in 2003, 2002 and 2001, respectively, and the amortization of the investments in the limited partnerships were $65,641, $55,263 and $18,081 in 2003, 2002 and 2001, respectively. The carrying value of the investments as of December 31, 2003, and 2002, was $882,494 and $562,021, respectively, and is carried in Other Assets in the accompanying consolidated balance sheets.

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

STOCK BASED COMPENSATION
     The Corporation had accounted for stock options and shares issued under the Stock Option Incentive Plan through December 31, 2002 in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees". Under this method no compensation expense is recognized for stock options when the exercise price equals the fair value of the options at the grant date. Under provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", the fair value of a stock option is required to be recognized as compensation expense over the service period (generally the vesting period). As permitted under SFAS No. 123, "Accounting for Stock Based Compensation", the fair value of a stock option is required to be recognized as compensation expense over the service period (generally the vesting period). As permitted under SFAS No. 123 the Corporation had elected to continue to account for its stock option plan in accordance with APB No. 25.
     As of the first quarter 2003, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 148, "ccounting for Stock Based Compensation - Transition and Disclosures - an amendment of FASB Statement No. 123". The Corporation elected to use the "prospective method" of accounting for stock options as allowed by the Standard. Accordingly, compensation expense was recognized in 2003 in the amount of $48,131 being the vested portion attributable to stock options granted in 2003 (See Note 18).


14 * FIRST KEYSTONE CORPORATION

PER SHARE DATA
     Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", requires dual presentation of basic and fully diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding at the end of each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. The Corporation's dilutive securities are limited to stock options.
     Per share data has been adjusted retroactively for stock splits and stock dividends.
     The reconciliation of the numerators and denominators of the basis and diluted earnings per share follows:


                                       Year Ended December 31, 2003
                                 ________________________________________
                                             Weighted Average
                                                 Number of
                              Net Income          Shares           Per Share
                              Numerators       Denominators          Amount
                              __________       ____________          ______
Net income                      $7,316,992
                                ==========
Basic earnings per
  share:
  Income available
    to common
    stockholders                $7,316,992         2,944,420          $2.48
Effect of dilutive
  securities:
  Stock options                                        7,981
                                                   _________
Diluted earnings
  per share:
  Income available
    to common
    stockholders                $7,316,992         2,952,401          $2.48



                                       Year Ended December 31, 2002
                                 ________________________________________
                                             Weighted Average
                                                 Number of
                              Net Income          Shares           Per Share
                              Numerators       Denominators          Amount
                              __________       ____________          ______
Net income                      $6,587,149
                                ==========
Basic earnings per
  share:
  Income available
    to common
    stockholders                $6,587,149         2,972,210          $2.22
Effect of dilutive
  securities:
  Stock options                                        2,541
                                                   _________
Diluted earnings
  per share:
  Income available
    to common
    stockholders                $6,587,149         2,974,751          $2.21



                                       Year Ended December 31, 2001
                                 ________________________________________
                                             Weighted Average
                                                 Number of
                              Net Income          Shares           Per Share
                              Numerators       Denominators          Amount
                              __________       ____________          ______
Net income                      $5,433,401
                                ==========
Basic earnings per
  share:
 Income available
  to common
  stockholders                  $5,433,401         2,975,180          $1.83
Effect of dilutive
  securities:
  Stock options                                            0
                                                   _________
Diluted earnings
  per share:
  Income available
    to common
    stockholders                $5,433,401         2,975,180          $1.83




CASH FLOW INFORMATION
     For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand and due from other banks and interest bearing deposits in other banks. The Corporation considers cash classified as interest bearing deposits with other banks as a cash equivalent since they are represented by cash accounts essentially on a demand basis.


                                   2003 ANNUAL REPORT * 15

     Interest paid on deposits and other borrowings was $10,263,061, $11,456,466 and $14,904,607 in 2003, 2002 and 2001,
respectively. Cash payments for income taxes were $1,767,725, $2,263,801 and $1,442,884 for 2003, 2002 and 2001, respectively.
The Corporation transferred loans to foreclosed assets held for sale in the amounts of $128,258, $30,000 and $590,375 in 2003, 2002 and 2001, respectively.

TRUST ASSETS AND INCOME
     Property held by the Corporation in a fiduciary or agency capacity for its customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation. Trust Department income is generally recognized on a cash basis and is not materially different than if it were reported on an accrual basis.

RECENT ACCOUNTING PRONOUNCEMENTS
     In November 2002, the Financial Accounting Standards Board
(FASB) issued Interpretation No. 45 (FIN 45), "Guarantor's
Accounting and Disclosure Requirements for Guarantees, Including
Indirect Guarantees of Indebtedness of Others" This interpretation expands the disclosures to be made by a guarantor about its obligations under certain guarantees and requires the guarantor to recognize a liability in its financial statements for the obligation assumed under a guarantee. In general, FIN 45 applies to contracts of indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, while other guarantees are subject to just the disclosure requirements of FIN 45 but not to the recognition provisions. The disclosure requirements of FIN 45 were effective for the Corporation as of December 31, 2002 and require disclosure of the nature of the guarantee, the maximum potential amount of future payments the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are applied prospectively to guarantees issued or modified after December 31, 2002. This standard did not have any impact on the Corporation's consolidated financial condition or results of operation.
     In December 2002, the FASB issued Statement of Financial
Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based
Compensation - Transition and Disclosure, an amendment of FASB
Statement No. 123", is generally effective for financial statements for fiscal years and interim periods beginning after December 31, 2002. The statement amends SFAS No. 123, "Accounting for Stock-
          Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The statement also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Corporation has elected to adopt SFAS 148 for the first quarter 2003 using the "prospective method" of accounting for stock options as allowed for in the Standard.
     In December 2002, the FASB issued Statement of Financial
Accounting Standards (SFAS) No. 149, "Amendments to SFAS 133 on
Derivative Instruments and Hedging Activities" is generally effective for contracts entered into after June 30, 2003. This
Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133
"Accounting for Derivative Instruments and Hedging Activities". The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. The changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. This standard does not have any impact on the Corporation's consolidated financial position or results of operations.
     In January 2003, the FASB issued Interpretation No. 46 (FIN
46), which provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE are to be included in an entity's consolidated financial statements. A VIE exists when either the total equity investment at risk is not sufficient to permit the entity to finance its activities by itself, or the equity investors lack one of three characteristics associated with owning a controlling financial interest. Those characteristics include the direct or indirect ability to make decisions about an entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of an entity if they occur, or the right to receive the expected residual returns of the entity if they occur. This standard did not have any impact on the Corporation's consolidated financial position or results of operations.
     In May 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 150 "Accounting for Certain Financial
Instruments with characteristics of both Liabilities and Equity" is generally effective for financial instruments entered into or modified after May 31, 2003 and for contracts in existence at the start of the first interim period beginning after June 15, 2003.
This Statement establishes new standards for classification, measurement and disclosure of certain types of financial instruments having characteristics of both liabilities and equity, including instruments that are mandatorily redeemable and that embody obligations requiring or permitting settlement by transferring assets or by issuing an entity's own shares. In
December 2003, the


16 * FIRST KEYSTONE CORPORATION

FASB deferred for an indefinite period the application of the guidance in SFAS 150 to noncontrolling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent's financial statement's under SFAS 150. The deferral is limited to mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. This standard does not have any impact on the Corporation's consolidated financial position or results of operations.
     In December 2003, the Emerging Issues Task Force (EITF) issued EITF 03-1 "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" is generally effective for fiscal years ending after December 15, 2003 and addresses how to define an "other-than-temporary impairment" as well as its application to investments classified as either "available-for-sale"
          and "held-to-maturity" under SFAS 115. The EITF requires disclosure of securities in a continuous unrealized loss position to be stratified based on length of time those securities were carried in such a position (less than 12 months and 12 months more). Additional information is required to be disclosed to include the nature of the investment, the cause of the decline in value and the evidence considered in reaching the conclusions that the investment is not other-than-temporarily impaired. The disclosure is required for fiscal years ending after December 15, 2003. Comparative information for earlier periods is not required.

ADVERTISING COSTS
     It is the Corporation's policy to expense advertising costs in the period in which they are incurred. Advertising expense for the years ended December 31, 2003, 2002 and 2001, was approximately
$255,572, $218,977, and $141,258, respectively.

RECLASSIFICATIONS
     Certain amounts in the consolidated financial statements of prior periods have been reclassified to conform with presentation used in the 2003 consolidated financial statements. Such reclassifications have no effect on the Corporation's consolidated financial condition or net income.


NOTE 2  -  RESTRICTED CASH BALANCES
     The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those reserve balances for the reserve computation period which included December 31, 2003, was $764,000, which was satisfied through the restriction of vault cash. In addition, the Bank maintains a clearing balance at the Federal Reserve Bank to offset specific charges for services. At December 31, 2003, the amount of this balance was $700,000.


NOTE 3  -  INVESTMENT SECURITIES
     The amortized cost, related estimated fair value, and unrealized gains and losses for investment securities classified as "Available-For-Sale" or "Held-to-Maturity" were as follows at December 31, 2003 and 2002:


                                             Available-for-Sale Securities
                                             _____________________________
                                             Gross
 Amortized                                Unrealized
  Cost                                       Gains
 _________                                __________
December 31, 2003:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                          $ 94,357,473            $  719,191
  Other                                       5,997,600                49,463
Obligations of state and
  political subdivisions                     73,690,568             5,199,017
Corporate securities                         33,723,868             2,301,064
Marketable equity securities                  4,652,645             1,378,112
Restricted equity securities                  5,167,000                 -
                                           ____________            __________
Total                                      $217,589,154            $9,646,847
                                           ============            ==========


                                             Available-for-Sale Securities
                                            ______________________________
   Gross                                   Estimated
Unrealized                                  Fair
  Losses                                     Value
 _________                                 ________
December 31, 2003:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                          $  628,725            $ 94,447,939
  Other                                         7,843               6,039,220
Obligations of state and
  political subdivisions                      179,185              78,710,400
Corporate securities                            -                  36,024,932
Marketable equity securities                  377,451               5,653,306
Restricted equity securities                    -                   5,167,000
                                           __________            ____________
Total                                      $1,193,204            $226,042,797
                                           ==========            ============


                                       2003 ANNUAL REPORT * 17

                                              Held-to-Maturity Securities
                                             ____________________________
                                             Gross
 Amortized                                Unrealized
  Cost                                       Gains
 ________                                   ________
December 31, 2003:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                           $3,152,908              $ 2,641
Obligations of state and
  political subdivisions                     2,076,406               28,480
                                            __________              _______
Total                                       $5,229,314              $31,121
                                            ==========              =======


                                              Held-to-Maturity Securities
                                            ______________________________
   Gross                                   Estimated
Unrealized                                  Fair
  Losses                                     Value
 ________                                   ________

December 31, 2003:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                             $31,198              $3,124,351
Obligations of state and
  political subdivisions                         -                  2,104,886
                                              _______              __________
Total                                         $31,198              $5,229,237
                                              =======              ==========



                                             Available-for-Sale Securities
                                             _____________________________
                                             Gross
 Amortized                                Unrealized
  Cost                                       Gains
 _________                                __________
December 31, 2002:
Obligations of U.S.
  Government Corporations
  and Agencies:
  Mortgage-backed                          $ 71,510,863           $ 1,677,919
  Other                                       4,520,687               102,780
Obligations of state and
  political subdivisions                     79,569,388             5,276,818
Corporate securities                         36,191,874             2,254,868
Marketable equity securities                  4,580,397               823,581
Restricted equity securities                  3,452,100                -
                                           ____________           ___________
Total                                      $199,825,309           $10,135,966
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
                                              =======              ==========



     Securities Available-for-Sale with an aggregate fair value of $52,927,314 in 2003 and $59,575,229 in 2002; and securities
          Held-to-Maturity with an aggregate unamortized cost of $3,152,908 in 2003 and $5,942,622 in 2002, were pledged to secure public funds, trust funds, securities sold under agreements to repurchase, FHLB advances and other balances of $38,209,594 in 2003 and $37,693,072 in 2002 as required by law.
     The amortized cost, estimated fair value and weighted average yield of debt securities, by contractual maturity, are shown below at December 31, 2003. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


18 * FIRST KEYSTONE CORPORATION

                                             December 31, 2003
                                     _________________________________
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                        Obligations          Subdivisions
                                          <F1>                 <F2>
                                      ______________       _______________
Available-For-Sale:
Within 1 Year:
 Amortized cost                          $     -              $    -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
1 - 5 Years:
 Amortized cost                            11,116,597           2,057,554
 Estimated fair value                      11,100,992           2,203,605
 Weighted average yield                         3.51%               5.24%
5 - 10 Years:
 Amortized cost                            40,373,443           6,949,791
 Estimated fair value                      40,178,530           7,455,483
 Weighted average yield                         3.61%               6.21%
After 10 Years:
 Amortized cost                            48,865,033          64,683,223
 Estimated fair value                      49,207,637          69,051,312
 Weighted average yield                         4.58%               7.40%
                                         ____________         ___________
Total:
 Amortized cost                          $100,355,073         $73,690,568
 Estimated fair value                     100,487,159          78,710,400
 Weighted average yield                         4.07%               7.23%



                                             December 31, 2003
                                      _______________________________
                                        Marketable           Restricted
                                          Equity               Equity
                                        Securities           Securities
                                          <F3>                 <F3>
                                       ____________          ____________
Available-For-Sale:
Within 1 Year:
 Amortized cost                            $   -               $   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
1 - 5 Years:
 Amortized cost                                -                   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
5 - 10 Years:
 Amortized cost                                -                   -
 Estimated fair value                          -                   -
 Weighted average yield                        -                   -
After 10 Years:
 Amortized cost                             4,652,645           5,167,000
 Estimated fair value                       5,653,306           5,167,000
 Weighted average yield                         4.50%               2.11%
                                           __________          __________
Total:
 Amortized cost                            $4,652,645          $5,167,000
 Estimated fair value                       5,653,306           5,167,000
 Weighted average yield                         4.50%               2.11%



                                             December 31, 2003
                                      _______________________________
                                         Corporate
                                        Securities
                                         _________
Available-For-Sale:
Within 1 Year:
 Amortized cost                           $ 1,006,750
 Estimated fair value                       1,013,917
 Weighted average yield                         3.91%
1 - 5 Years:
 Amortized cost                            27,653,136
 Estimated fair value                      29,519,308
 Weighted average yield                         6.14%
5 - 10 Years:
 Amortized cost                             3,958,624
 Estimated fair value                       4,314,302
 Weighted average yield                         6.15%
After 10 Years:
 Amortized cost                             1,105,358
 Estimated fair value                       1,177,405
 Weighted average yield                         5.94%
                                          ___________
Total:
 Amortized cost                           $33,723,868
 Estimated fair value                      36,024,932
 Weighted average yield                         6.07%
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



                                   2003 ANNUAL REPORT * 19

                                             December 31, 2003
                                     _________________________________
                                      U.S. Government       Obligations
                                         Agency &              of State
                                        Corporation         & Political
                                        Obligations          Subdivisions
                                          <F1>                 <F2>
                                      ______________       _______________
Held-To-Maturity
Within 1 Year:
 Amortized cost                            $    -              $    -
 Estimated fair value                           -                   -
 Weighted average yield                         -                   -
1 - 5 Years:
 Amortized cost                                 -                   -
 Estimated fair value                           -                   -
 Weighted average yield                         -                   -
5 - 10 Years:
 Amortized cost                                 -                 715,155
 Estimated fair value                           -                 717,940
 Weighted average yield                         -                   5.06%
After 10 Years:
 Amortized cost                             3,152,908           1,361,251
 Estimated fair value                       3,124,351           1,386,946
 Weighted average yield                         3.23%               6.71%
                                           __________          __________
Total:
 Amortized cost                            $3,152,908          $2,076,406
 Estimated fair value                       3,124,351           2,104,886
 Weighted average yield                         3.23%               6.15%



                                             December 31, 2003
                                      _______________________________
                                        Marketable           Restricted
                                          Equity               Equity
                                        Securities           Securities
                                          <F3>                 <F3>
                                       ____________          ____________
Held-To-Maturity
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


                                             December 31, 2003
                                      _______________________________
                                         Corporate
                                        Securities
                                         _________
Held-To-Maturity
Within 1 Year:
 Amortized cost                           $   -
 Estimated fair value                         -
 Weighted average yield                       -
1 - 5 Years:
 Amortized cost                               -
 Estimated fair value                         -
 Weighted average yield                       -
5 - 10 Years:
 Amortized cost                               -
 Estimated fair value                         -
 Weighted average yield                       -
After 10 Years:
 Amortized cost                               -
 Estimated fair value                         -
 Weighted average yield                       -
Total:
 Amortized cost                           $   -
 Estimated fair value                         -
 Weighted average yield                       -
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



     Restricted equity securities consist of stock in the Federal
Home Loan Bank of Pittsburgh (FHLB), Federal Reserve Bank (FRB) and Atlantic Central Bankers Bank (ACBB) and do not have a readily determinable fair value for purposes of SFAS No. 115, because their ownership is restricted and they can be sold back only to the FHLB, FRB, ACBB or to another member institution. Therefore, these securities are classified as restricted equity investment securities, carried at cost, and evaluated for impairment.
     There were no aggregate investments with a single issuer
(excluding the U.S. Government and its agencies) which exceeded ten percent of consolidated shareholders' equity at December 31, 2003.
The quality rating of all obligations of state and political subdivisions are "A" or higher, as rated by Moody's or Standard and Poors. The only exceptions are local issues which are not rated, but are secured by the full faith and credit obligations of the communities that issued these securities. All of the state and political subdivision investments are actively traded in a liquid market.
     Proceeds from sale of investments in Available-for-Sale debt and equity securities during 2003, 2002, and 2001 were $38,223,301, $46,732,078, and $34,689,482, respectively. Gross gains realized on these sales were $734,587, $574,090, and $570,162, respectively.
Gross losses on these sales were $435,612, $545,443, and $291,688, respectively.
     There were no proceeds from the sale of investments in Held-To-
           Maturity debt and equity securities during 2003, 2002 and 2001. In accordance with disclosures required by EITF No. 03-1, the summary below shows the gross unrealized losses and fair value of the Bank's investments, aggregated by investment category, that individual securities have been in a continuous unrealized loss position for less than 12 months or more than 12 months as of December 31, 2003:


20 * FIRST KEYSTONE CORPORATION

                                                  Less Than 12 Months
                                                  ___________________
                                                Fair            Unrealized
                                               Value              Loss
                                               _____              ____
Direct obligations of the
   U.S. Government                            $ 1,002,260          $  7,843
Federal Agency Mortgage
   Backed Securities                           56,958,222           634,739
Municipal Bonds                                 3,338,162           179,185
Equity Securities                               1,768,614           106,848
                                              ___________          ________
                                              $63,067,258          $928,615
                                              ===========          ========

                                                   12 Months or More
                                                   _________________
                                                Fair            Unrealized
                                               Value              Loss
                                               _____              ____
Direct obligations of the
   U.S. Government                             $    -              $   -
Federal Agency Mortgage
   Backed Securities                            1,655,470            25,183
Municipal Bonds                                     -                  -
Equity Securities                               1,229,396           270,604
                                               __________          ________
                                               $2,884,866          $295,787
                                               ==========          ========

                                                         Total
                                                 _____________________
                                                Fair            Unrealized
                                               Value              Loss
                                               _____              ____
Direct obligations of the
   U.S. Government                            $ 1,002,260         $    7,843
Federal Agency Mortgage
   Backed Securities                           58,613,692            659,922
Municipal Bonds                                 3,338,162            179,185
Equity Securities                               2,998,010            377,452
                                              ___________         __________
                                              $65,952,124         $1,224,402
                                              ===========         ==========



     The Corporation invests in various forms of agency debt including mortgage backed securities and callable debt. The mortgage backed securities are issued by FHLMC (Federal Home Loan Mortgage Corporation) of FNMA (Federal National Mortgage Association). The municipal securities consist of general obligations and revenue bonds. The equity securities consist of FHLMC preferred stocks. The fair market value of the above securities is influenced by market interest rates, prepayment speeds on mortgage securities, bid to offer spreads in the market place and credit premiums for various types of agency debt. These factors change continuously and therefore the market value of these securities may be higher or lower that the Corporation's carrying value at any measurement date. Management does not believe any individual unrealized loss as of December 31, 2003 represents an other-than-temporary impairment. The Corporation has the ability to hold the securities contained in the above table for a time necessary to recover the cost.


NOTE 4  -  LOANS
     Major classifications of loans at December 31, 2003 and 2002 consisted of:

                                                  2003            2002
                                                  ____            ____
Commercial, Financial, and
  Agricultural                                  $ 33,889,532      $ 23,638,919
Tax-exempt                                         3,930,464         4,393,344
Real estate mortgage -
  Held for sale                                    7,855,461         4,897,339
Real estate mortgage - Other                     161,999,169       145,599,828

Consumer                                         25,625,926         28,639,586
                                                ____________      ____________
Gross loans                                     $233,300,552      $207,169,016
Add (deduct): Unearned discount                   (4,436,089)       (5,777,975)
              Net deferred loan
               fees and costs                        208,840           126,451
                                                ____________      ____________
Loans, net of unearned income                   $229,073,303      $201,517,492
                                                ============      ============


     Changes in the allowance for loan losses for the years ended
December 31, 2003, 2002 and 2001, were as follows:


                                      2003           2002            2001
                                      ____           ____            ____
Balance, January 1                   $3,174,616     $2,922,405     $2,702,313
Provision charged
  to operations                         500,000        550,000        610,000
Loans charged off                      (198,021)      (402,112)      (458,242)
Recoveries                               47,720        104,323         68,334
                                     __________     __________     __________
Balance, December 31                 $3,524,315     $3,174,616     $2,922,405
                                     ==========     ==========     ==========


     Non-accrual loans at December 31, 2003, 2002 and 2001 were $735,235, $457,565 and $1,101,736, respectively. The gross interest that would have been recorded if these loans had been current in accordance with their original terms and the amounts actually recorded in income were as follows:


                                   2003 ANNUAL REPORT * 21

                                           2003          2002         2001
                                           ____          ____         ____
Gross interest due under terms              $60,778      $38,956      $93,258
Amount included in income                   (37,669)     (19,179)     (72,382)
                                            _______      _______      _______
Interest income not recognized              $23,109      $19,777      $20,876
                                            =======      =======      =======


     At December 31, 2003, 2002 and 2001 the recorded investment in loans that are considered to be impaired as defined by SFAS No. 114 was $113,913, $35,565, and $85,471, respectively. No additional charge to operations was required to provide for the impaired loans since the total allowance for loan losses is estimated by management to be adequate to provide for the loan loss allowance required by SFAS No. 114 along with any other potential losses. The average recorded investment in impaired loans during the year ended December 31, 2003, 2002 and 2001 was approximately $59,507, $109,201, and $124,000, respectively.
     Loans past-due 90 days or more and still accruing interest were $33,169 at December 31, 2003 and zero at December 31, 2002, as presented in accordance with AICPA Statement of Position 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others", effective for fiscal years beginning after December 15, 2001.
     At December 31, 2003, there were no significant commitments to lend additional funds with respect to non-accrual and restructured loans.


NOTE 5  -  MORTGAGE SERVICING RIGHTS
     The mortgage loans sold serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $26,809,194 and $23,141,951 at December 31, 2003 and 2002,
respectively. The balances of amortized capitalized mortgage servicing rights, net of valuation allowances, included in other assets at December 31, 2003 and 2002, were $201,816 and $218,897, respectively. A valuation allowance is provided when the carrying amount exceeds fair value determined by using a discount rate of 6% and average lives of generally 3 to 6 years depending on loan rates.
     The following summarizes mortgage servicing rights capitalized and amortized along with the aggregate activity in the related valuation allowances:


                                      2003           2002           2001
                                      ____           ____           ____
Balance, January 1                    $218,897       $187,435       $124,340
Servicing asset additions              130,232         74,704         88,996
Amortization                           (94,420)       (43,242)       (25,901)
                                      ________       ________       ________
Balance, December 31                  $254,709       $218,897       $187,435
                                      ________       ________       ________
Valuation Allowances:
Balance, January 1                    $   -          $   -          $   -
   Additions                            52,893           -              -
   Reductions                             -              -              -
   Writedowns                             -              -              -
                                      ________       ________       ________
Balance, December 31                  $ 52,893       $   -          $   -
                                      ________       ________       ________
Net Mortgage Servicing
  Rights                              $201,816       $218,897       $187,435
                                      ========       ========       ========


     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $10,905 and $20,250 at December 31, 2003 and 2002, respectively.


22 * FIRST KEYSTONE CORPORATION

NOTE 6  -  PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31, 2003 and 2002 follows:

         2003                                 2002
         ____                                 ____
Land                                          $  991,772       $  876,526
Buildings                                      2,722,099        2,722,099
Leasehold improvements                           291,494          289,759
Equipment                                      4,741,330        4,356,353
Construction and equipment
  in progress                                    644,716            9,900
 __________                                   __________
  9,391,411                                    8,254,637
Less: Accumulated depreciation                 5,233,571        4,825,130
 __________                                   __________
Total                                         $4,157,840       $3,429,507
 ==========                                   ==========


     Depreciation amounted to $425,611 for 2003, $391,050 for 2002, and $384,925 for 2001.
     Construction in progress at December 31, 2003 consisted of costs incurred in the construction of a new branch facility in Scott Township that will replace the existing leased facility in that locale. This new branch facility is expected to be open in the first half of 2004.
     In January 2004, certain premises and equipment of the branch of another financial institution located in Danville, Pennsylvania, were acquired (See Note 12). Estimated costs to be incurred in 2004 to complete these two projects will approximated $1,525,000.


NOTE 7  -  DEPOSITS
     Major classifications of deposits at December 31, 2003 and 2002 consisted of:


                                                 2003           2002
                                                 ____           ____
Demand - non-interest bearing              $ 30,052,477         $ 30,056,766
Demand - interest bearing                    61,493,597           49,158,732
Savings                                      69,386,005           71,629,153
Time, $100,000 and over                      36,355,637           42,675,023
Other time                                  145,732,434          137,225,604
                                           ____________         ____________
Total deposits                             $343,020,150         $330,745,278
                                           ============         ============


     The following is a schedule reflecting classification and remaining maturities of time deposits of $100,000 and over at December 31, 2003:


                2004                         $22,485,967
                2005                           4,526,913
                2006                           1,604,978
                2007                           5,470,486
                2008                           2,267,293
                                             ___________
                                             $36,355,637
                                             ===========

     Interest expense related to time deposits of $100,000 or more was $1,226,635 in 2003, $1,374,694 in 2002, and $2,361,108 in 2001.
     In January 2004, approximately $10,350,000 of deposit accounts were assumed from the branch of another financial institution (See
Note 12).


NOTE 8  -  SHORT-TERM BORROWINGS
     Federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances generally represent overnight or less than 30-day borrowings. U.S. Treasury tax and loan notes for collections made by the Bank are payable on demand. Short-term borrowings consisted of the following at December 31, 2003, and 2002:


                                   2003 ANNUAL REPORT * 23



                                                     2003
                                    _________________________________________
                                                           Maximum
                                 Ending      Average       Month End   Average
                                 Balance      Balance      Balance     Rate
                                 ______        ______        ______     ____
Federal funds
  purchased and
  securities sold
  under agreements
  to repurchase                $ 6,457,834   $ 6,016,022    $ 6,760,603   1.50%
Federal Home Loan
 Bank                            4,575,000     3,953,598     18,000,000   1.23%
U.S. Treasury tax
  and loan notes                   711,558       467,883      2,000,000    .83%
                               ___________   ___________    ___________
Total                          $11,744,392   $10,437,503    $26,760,603   1.19%
                               ===========   ===========    ===========


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
                                 ==========   ==========    ===========



NOTE 9  -  LONG-TERM BORROWINGS
     Long-term borrowings are comprised of advances from the Federal Home Loan Bank (FHLB). Under terms of a blanket agreement, collateral for the loans are secured by certain qualifying assets of the Corporation's banking subsidiary. The principal assets are real estate mortgages with a carrying value of $206,564,000 and certain investment securities with a carrying value of $88,985,000 at December 31, 2003.
     A schedule of long-term borrowings by maturity as of December 31, 2003 and 2002 follows:


                                           2003            2002
                                           ____            ____
Due 2003, 6.79%                           $    -            $1,500,000
Due 2004, 1.25% to 1.36%                    3,535,000           -
Due 2005, 1.83% to 6.49%                    9,375,000        5,000,000
Due 2006, 2.46% to 3.12%                    6,500,000        3,000,000
Due 2007, 3.09% to 3.21%                    3,255,000           -
Due 2008, 3.54% to 5.48%                    7,030,000        3,000,000
Due 2010, 5.45% to 6.76%                   15,500,000       15,500,000
Due 2011, 4.23% to 5.03%                    9,000,000        9,000,000
Due 2012, 4.77%                             5,000,000        5,000,000
Due 2014, 5.41%                             3,750,000        3,750,000
                                                           ___________         ___________
                                                           $62,945,000         $45,750,000
                                                           ===========         ===========



NOTE 10  -  INCOME TAXES
     The current and deferred components of the income tax provision (benefit) consisted of the following:


    2003                             2002            2001
    ____                             ____            ____
Federal
  Current                           $2,066,309     $1,936,447      $1,592,729
  Deferred (benefit)                  (114,684)       (79,854)       (105,349)
                                    __________     __________      __________
                                    $1,951,625     $1,856,593      $1,487,380
                                    __________     __________      __________
State
  Current                           $   -          $       10      $    6,065
  Deferred (benefit)                    (1,472)         -              -
                                    __________     __________      __________
                                    $   (1,472)    $       10      $    6,065
                                    __________     __________      __________
Total provision for
  income taxes                      $1,950,153     $1,856,603      $1,493,445
                                    ==========     ==========      ==========


24 * FIRST KEYSTONE CORPORATION

     The following is a reconciliation between the actual provision for federal income taxes and the amount of federal income taxes which would have been provided at the statutory rate of 34%:


                                                          2003
                                                   ________________
                                                Amount          Rate
                                                ______          ____
Provision at statutory rate                        $3,150,829       34.0%
Tax-exempt income                                  (1,049,977)      (11.3)
Non-deductible expenses                               112,954         1.2
Tax credit from limited
  partnership
  Less amortization - net                             (48,976)        (.5)
Bank owned life insurance
  income - net                                       (164,864)       (1.8)
Other, net                                            (48,341)        (.5)
      __________                                         ____
Applicable federal income
  tax and rate                                     $1,951,625        21.1%
      ==========                                         ====



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
      ==========                                         ====


     Total federal income tax attributable to realized security gains and losses was $101,652 in 2003, $9,740 in 2002 and $94,681 in 2001.
     The deferred tax assets and liabilities resulting from temporary timing differences have been netted to reflect a net deferred tax asset (liability) included in other assets or other liabilities in these consolidated financial statements. The components of the net deferred tax asset (liability) at December 31, 2003, 2002 and 2001, are as follows:


                                               2003                 2002
                                               ____                 ____
Deferred Tax Assets:
  Allowance for loan losses                   $ 1,051,363        $   932,466
  Deferred compensation                           203,310            177,098
  Contributions                                    -                   3,197
  Non-accrual interest                              6,360              5,229
  Mortgage servicing rights                         7,653             -
  State tax net operating loss                      1,472             -
  Limited partnership                              20,509              9,095
                                              ___________        ___________
    Total                                     $ 1,290,667        $ 1,127,085
Deferred Tax Liabilities:
  Loan fees and costs                         $  (222,059)       $  (210,290)
  Depreciation                                   (272,744)          (249,937)
  Accretion                                      (121,042)           (98,809)
  Mortgage servicing rights                        -                  (9,382)
  Limited partnership                              -                  -
  Unrealized investment
    securities gains                           (2,965,103)        (3,453,378)
                                              ___________        ___________
    Total                                     $(3,580,948)       $(4,021,796)
                                              ___________        ___________
  Net Deferred Tax Asset
    (Liability)                               $(2,290,281)       $(2,894,711)
                                              ===========        ===========


                                               2001
                                               ____
Deferred Tax Assets:
  Allowance for loan losses                     $ 846,714
  Deferred compensation                           141,022
  Contributions                                     6,133
  Non-accrual interest                              3,209
  Mortgage servicing rights                         -
  State tax net operating loss                      -
  Limited partnership                               -
                                                _________
    Total                                       $ 997,078
                                                _________
Deferred Tax Liabilities:
  Loan fees and costs                           $(209,338)
  Depreciation                                   (237,699)
  Accretion                                       (62,260)
  Mortgage servicing rights                        (6,788)
  Limited partnership                              (2,181)
  Unrealized investment
    securities gains                             (432,698)
                                                _________
    Total                                       $(950,964)
                                                _________
  Net Deferred Tax Asset
    (Liability)                                 $  46,114
                                                =========


     It is anticipated that all deferred tax assets are to be realized and accordingly, no valuation allowance has been provided.
     The Corporation and its subsidiary file a consolidated federal income tax return. The parent company is also required to file a separate state income tax return and has available a state operating loss carry forward in the amount of $14,738 that expires in 2023.


NOTE 11  -  EMPLOYEE BENEFIT PLANS AND DEFERRED
            COMPENSATION AGREEMENTS
     The Corporation maintains a 401K Plan which has a combined tax qualified savings feature and profit sharing feature for the benefit of its employees. Under the savings feature, the Corporation matches 100% of the employee contribution up to 3% of compensation which amounted to $92,937, $91,532, and $87,136, in 2003, 2002 and 2001, respectively. Under the profit sharing feature, contributions, at the discretion of the Board of Directors are funded currently and amounted to $357,301, $350,894 and $212,421 in 2003, 2002 and 2001, respectively.


                                   2003 ANNUAL REPORT * 25

     The Bank also has non-qualified deferred compensation agreements with three of its officers. These agreements are essentially unsecured promises by the Bank to make monthly payments to the officers over a twenty year period. Payments begin based upon specific criteria - generally, when the officer retires. To account for the cost of payments yet to be made in the future, the Bank recognizes an accrued liability in years prior to when payments begin based on the present value of those future payments. The Bank's accrued liability for these deferred compensation agreements as of December 31, 2003 and 2002, was $597,970 and $520,876, respectively. The related expense for these plans amounted to $82,094, $110,334 and $105,533 in 2003, 2002 and 2001,
respectively.


NOTE 12  -  LEASE COMMITMENTS CONTINGENCIES AND COMMITMENTS
     The Corporation's banking subsidiary currently leases five branch banking facilities, as well as the operations center adjoining the main bank office, under operating leases. Rent expense for the existing facilities for the years ended December 31, 2003, 2002 and 2001 was $195,557, $151,207 and $141,110,
respectively.
     Minimum rental payments required under these operating leases are: 2004 - $156,558, 2005 - $110,113, 2006 - $90,619, 2007 -
$92,006, 2008 - $93,441 and thereafter $737,038.
     In the normal course of business, there are various pending legal actions and proceedings that are not reflected in the consolidated financial statements. Management does not believe the outcome of these actions and proceedings will have a material effect on the consolidated financial position of the Corporation.
     During the third quarter of 2003, the Bank entered into an agreement to acquire certain fixed and operating assets and to assume deposit accounts of the branch of another financial institution located in Danville, Pennsylvania. In December 2003, the Bank received a pre-settlement advance on the acquisition of these branch assets and assumption of deposits in the amount of $8,714,900. In January 2004, the transaction was consummated and the Bank was required to expend approximately $408,000 to complete the acquisition.


NOTE 13  -  RELATED PARTY TRANSACTIONS
     Certain directors and executive officers of First Keystone Corporation and its Subsidiary and companies in which they are principal owners (i.e., at least 10%) were indebted to the Corporation at December 31, 2003, 2002 and 2001. These loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. The loans do not involve more than the normal risk of collectibility nor present other unfavorable features.
     A summary of the activity on the related party loans, comprised of 6 directors and 4 executive officers and their related companies consists of the following:


  2003                            2002            2001
  ____                            ____            ____
Balance at January 1              $2,651,391       $3,005,435      $1,455,475
Additions                            505,749        1,482,405       3,050,795
Deductions                        (1,560,140)      (1,836,449)     (1,500,835)
                                  __________       __________      __________
Balance at December 31            $1,597,000       $2,651,391      $3,005,435
                                  ==========       ==========      ==========


     The above loans represent funds drawn and outstanding at the date of the accompanying consolidated financial statement. Commitments by the Bank to related parties on lines of credit and letters of credit for 2003, 2002 and 2001, presented an additional off-balance sheet risk to the extent of undisbursed funds in the amounts of $2,517,230, $2,308,737 and $4,334,140, respectively, on the above loans.


NOTE 14  -  REGULATORY MATTERS
     Dividends are paid by the Corporation to shareholders which are mainly provided by dividends from the Bank. However, national banking laws place certain restrictions on the amount of cash dividends allowed to be paid by the Bank to the Corporation. Generally, the limitation provides that dividend payments may not exceed the Bank's current year's retained income plus retained net income for the preceding two years. Accordingly, in 2004, without prior regulatory approval, the Bank may declare dividends to the Corporation in the amount of $3,566,475 plus additional amounts equal to the net income earned in 2004 for the period January 1, 2004, through the date of declaration, less any dividends which may have already been paid in 2004. Regulations also limit the amount of loans and advances from the Bank to the Corporation to 10% of consolidated net assets.


26 * FIRST KEYSTONE CORPORATION

     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory
- and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 2003 and 2002, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set fourth in the table below) of Total and Tier I Capital (as defined in the regulations) to Risk-Weighted Assets (as defined), and of Tier I Capital (as defined) to Average Assets (as defined).
     As of December 31, 2003, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized, the Bank must maintain minimum Total Risk-Based, Tier I Risked-Based and Tier I Leverage Ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank's category.



(Amounts in thousands)                                Actual
                                                 ___________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2003:
  Total Capital
    (to Risk Weighted Assets)                   $44,052         14.34%
  Tier I Capital
    (to Risk Weighted Assets)                    40,528         13.19%
  Tier I Capital
    (to Average Assets)                          40,528          8.74%

As of December 31, 2002:
  Total Capital
    (to Risk Weighted Assets)                   $44,211         16.52%
  Tier I Capital
    (to Risk Weighted Assets)                    41,036         15.33%
  Tier I Capital
    (to Average Assets)                          41,036          9.96%



(Amounts in thousands)                              For Capital
                                                 Adequacy Purposes
                                                 ___________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2003:
  Total Capital
    (to Risk Weighted Assets)                   $24,576          8.00%
  Tier I Capital
    (to Risk Weighted Assets)                    12,288          4.00%
  Tier I Capital
    (to Average Assets)                          18,556          4.00%

As of December 31, 2002:
  Total Capital
    (to Risk Weighted Assets)                   $21,409          8.00%
  Tier I Capital
    (to Risk Weighted Assets)                    10,704          4.00%
  Tier I Capital
    (to Average Assets)                          16,484          4.00%



(Amounts in thousands)                              To Be Well
                                                 Capitalized Under
                                                 Prompt Corrective
                                                 Action Provisions
                                                 ___________________
                                               Amount         Ratio
                                               ______         _____
As of December 31, 2003:
   Total Capital
     (to Risk Weighted Assets)                  $30,720         10.00%
   Tier I Capital
     (to Risk Weighted Assets)                   18,432          6.00%
   Tier I Capital
     (to Average Assets)                         23,196          5.00%

As of December 31, 2002:
   Total Capital
     (to Risk Weighted Assets)                  $26,761         10.00%
   Tier I Capital
     (to Risk Weighted Assets)                   16,057          6.00%
   Tier I Capital

     (to Average Assets)                         21,605          5.00%


     The Corporation's capital ratios are not materially different from those of the Bank.


NOTE 15  -  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
            AND CONCENTRATIONS OF CREDIT RISK
     The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not engage in trading activities with respect to any of its financial instruments with off-balance sheet risk.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments.
     The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
     The Corporation may require collateral or other security to support financial instruments with off-balance sheet credit risk.


                                   2003 ANNUAL REPORT * 27

     The contract or notional amounts at December 31, 2003 and 2002 were as follows:

                                                   2003              2002
                                                   ____              ____
Financial instruments whose contract
  amounts represent credit risk:
  Commitments to extend credit                     $25,203,634     $24,742,078
  Financial standby letters of credit              $ 2,923,630     $ 3,242,509
  Performance standby letters of credit            $   655,913     $   387,706


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Corporation to guarantee payment to a third party when a customer either fails to repay an obligation or fails to perform some non-financial obligation. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation may hold collateral to support standby letters of credit for which collateral is deemed necessary.
     The Corporation grants commercial, agricultural, real estate mortgage and consumer loans to customers primarily in the counties of Columbia, Luzerne and Montour, Pennsylvania. The concentrations of credit by type of loan are set forth in Note 4, "Loans". It is management's opinion that the loan portfolio was well balanced and diversified at December 31, 2003, to the extent necessary to avoid any significant concentration of credit risk. However, its debtors ability to honor their contracts may be influenced by the region's economy.


NOTE 16  -  COMPREHENSIVE INCOME
     The components of other comprehensive income and related tax effects are as follows:


                                                     Years Ended December 31,
                                                    _______________________
                                                              2003
                                                              ____
Unrealized holding gains (losses) on
  Available-for-Sale investment securities                 $(1,842,691)
Less reclassification adjustment for gains
  realized in income                                           298,975
                                                           ___________
Net unrealized gains (losses)                              $(1,543,716)
Tax effects                                                    488,275
                                                           ___________
Net of tax amount                                          $(1,055,441)
                                                           ===========



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
                                                             =========



NOTE 17  -  STOCKHOLDERS' EQUITY
     On June 25, 2002, the Board of Directors declared a 5% stock dividend payable August 6, 2002, to shareholders of record July 16, 2002. A total of 141,453 shares were issued as a result of this stock dividend, with a total value transferred from retained earnings of $3,111,966, including cash in lieu of fractional shares.
     The Corporation also offers to its shareholders a Dividend Reinvestment and Stock Purchase Plan. First Keystone Corporation is authorized to issue up to 100,000 shares of its common stock under the plan. The plan provides First Keystone shareholders a convenient and economical way to purchase additional shares of common stock by reinvesting dividends. A plan participant can elect full dividend reinvestment or partial dividend reinvestment provided at least 25 shares are enrolled in the plan. In addition, plan participants may make additional voluntary cash purchases of common stock under the plan of not less than $100 per calendar quarter or more than $2,500 in any calendar quarter.
     Shares of First Keystone common stock are purchased for the plan either in the open market by an independent broker on behalf of the plan, directly from First Keystone as original issue shares, or through negotiated transactions. A combination of the previous methods could also occur.


28 * FIRST KEYSTONE CORPORATION

     Participation in this plan by shareholders began in 2001.
Shares issued under this plan were:


                       Year              Number of Shares
                       ____              ________________
                       2001                     3,260
                       2002                    10,469
                       2003                     8,000



NOTE 18  -  STOCK OPTIONS
     On February 10, 1998, the Board of Directors adopted a stock option incentive plan and reserved 100,000 shares of common stock for issuance under the plan for certain employees of the Bank.
Under the Plan, options are granted at fair market value and the time period during which any option granted may be exercised may not commence before six months or continue beyond the expiration of ten years after the option is awarded.
     The Corporation had accounted for its stock option plan in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". No stock-based employee compensation cost is reflected in consolidated net income for the years ended December 31, 2002 and 2001, as all options under the stock option incentive plan had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2003 the Corporation adopted prospectively to all employee awards granted, modified or settled after January 1, 2003 the fair value recognition provisions of FASB Statement No. 123, "Accounting for
Stock-Based Compensation" following the guidelines provided by FASB
Statement No. 148 "Accounting for Stock-Based Compensation-
          Transition and Disclosure- An Amendment of FASB Statement No. 123". Awards under the Corporation's stock option incentive plan vest over a period of six months. Therefore, the cost related to the stock-based employee compensation included in the determination of consolidated net income for the year ended December 31, 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of FASB Statement No. 123. The following table illustrates the effect on consolidated net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards each period.



                                      2003          2002          2001
                                      ____          ____          ____
Net income as reported                $7,316,992    $6,587,149    $5,433,401

Add: stock-based employee
  compensation expense
  included in reported net
  income net of related
  tax effect                              48,131         -             -

Deduct: total stock-based
  employee compensation
  expense determined under
  fair value based method
  for all awards, net of
  related tax effects                    (75,669)      (27,538)      (22,218)
                                      __________    __________    __________

Pro forma net income                  $7,289,454    $6,559,611    $5,411,183
                                      ==========    ==========    ==========
Earnings Per Share:
  Basic- As Reported                  $     2.48    $     2.22    $     1.83
                                      ==========    ==========    ==========
  Basic- Pro Forma                    $     2.48    $     2.21    $     1.83
                                      ==========    ==========    ==========

  Diluted- As Reported                $     2.48    $     2.21    $     1.83
                                      ==========    ==========    ==========
  Diluted- Pro Forma                  $     2.47    $     2.20    $     1.83
                                      ==========    ==========    ==========



     The fair value of each option grant is estimated on the date of grant using the Binomial Option Pricing Model derived from the Black-Scholes Option Pricing Model with the following weighed-
          average assumptions used for options granted in 2003 and 2002, respectively (no options were granted in 2001): dividend yield of 2.89% and 3.58%; expected volatility of 22.70% and 28.00%; risk-
          free interest rate of 4.24% and 3.69%; and an expected life of 10 years and 10 years.


                                   2003 ANNUAL REPORT * 29

     Information about stock options outstanding at December 31, 2003, is summarized as follows:


                                                     2003
                                              _____________________
                                                           Weighted
                                                             Average
                                               Stock       Exercise
                                              Options        Price
                                               ______       _______
Balance at January 1                               46,068        $23.93
Granted                                            11,000         33.25
Granted due to stock dividend                         -             -
Exercised                                          (8,568)        17.60
Forfeited                                          (1,050)        28.45
                                                   ______        ______
Balance at December 31                             47,450        $27.13
                                                   ======        ======
Exercisable at December 31                         36,450        $25.29
                                                   ======        ======
Weighted average fair value of
options granted during the year                                  $ 8.75
                                                                 ======


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
                                                   ======        ======
Weighted average fair value of
options granted during the year                                    N/A
                                                                 ======


     Under the terms of the stock option incentive plan, the stock options including amendments as to price and terms were adjusted for the stock dividend in 2002 (See Note 17).
     Exercise prices of options outstanding as of December 31, 2003, ranged from $16.19 to $33.25 per share. The weighted average remaining contracted life is approximately 7 years.
     The following table summarizes information concerning the 1998 Employee Stock Option Plan at December 31, 2003.


                                     Options Outstanding
                     ___________________________________________________
                                           Weighted               Weighted
                     Number               Average                Average
                   Outstanding            Remaining               Exercise
Year                 <F1>              Contractual Life           Price
____                _________         _______________             _____
1998                   9,707                  4.75                  $31.90
1999                  10,756                  5.75                   25.00
2000                   4,837                  6.75                   16.19
2002                  11,150                  8.75                   23.75
2003                  11,000                  9.75                   33.25
                      ______                  ____                  ______
                      47,450                  7.27                  $27.13
                      ______                  ____                  ______
_______________

<F1>
As adjusted for stock dividend noted above.



                                     Options Exercisable
                                 ___________________________
                                                      Weighted
                                                     Average
                                 Number               Exercise
                               Exercisable             Price
                               ___________             _____
1998                                9,707               $31.90
1999                               10,756                25.00
2000                                4,837                16.19
2002                               11,150                23.75
2003                                  -                    -
                                   ______               ______
                                   36,450               $25.29
                                   ______               ______



NOTE 19  -  FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not required to be recognized in the consolidated balance sheet, for which it is practicable to estimate such fair value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates derived through these techniques cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.


30 * FIRST KEYSTONE CORPORATION

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

     CASH SURRENDER VALUE OF BANK OWNED LIFE INSURANCE
          Fair value is equal to the cash surrender value of life insurance policies.

     DEPOSITS
          Under SFAS No. 107, the fair value of deposits with no stated maturity, such as Demand Deposits, Savings Accounts and Money Market Accounts is equal to the amount payable on demand at December 31, 2003, and 2002.
          Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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


                                   2003 ANNUAL REPORT * 31

     At December 31, 2003 and 2002, the carrying values and estimated fair values of financial instruments of the Corporation are presented in the table below:




                                                          2003
                                                 ________________________
                                                Carrying         Estimated
                                                 Amount          Fair Value
                                                 ______          __________
FINANCIAL ASSETS:
  Cash and due from banks                      $  5,912,709      $  5,912,709
  Short-term investments                             28,123            28,123
  Investment securities                         231,272,111       228,616,816
  Net loans                                     225,548,988       228,195,276
  Accrued interest receivable                     2,871,354         2,871,354
  Cash Surrender Value of Life
    Insurance                                    10,586,964        10,586,964

FINANCIAL LIABILITIES:
  Deposits                                      343,020,150       345,209,011
  Short-term borrowings                          11,744,392        11,740,681
  Long-term borrowings                           62,945,000        69,358,038
  Accrued interest payable                          889,953           889,953

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
  Commitments to extend credit                                     25,203,634
  Financial standby letters of
    credit                                                          2,923,630
  Performance standby letters of
    credit                                                            655,913



                                                          2002
                                                 ________________________
                                                Carrying         Estimated
                                                 Amount          Fair Value
                                                 ______          __________
FINANCIAL ASSETS:
  Cash and due from bank                       $  7,396,004      $  7,396,004
  Short-term investments                             60,060            60,060
  Investment securities                         215,754,998       220,775,066
  Net loans                                     198,342,876       201,619,853
  Accrued interest receivable                     3,068,952         3,068,952
  Cash Surrender Value of Life
    Insurance                                    10,102,069        10,102,069

FINANCIAL LIABILITIES:
  Deposits                                      330,745,278       331,708,248
  Short-term borrowings                           9,067,145         9,065,644
  Long-term borrowings                           45,750,000        52,186,009
  Accrued interest payable                          952,459           952,459

OFF-BALANCE SHEET FINANCIAL
  INSTRUMENTS:
  Commitments to extend credit                                     24,742,078
  Financial standby letters of
    credit                                                          3,242,509
  Performance standby letters
    of credit



32 * FIRST KEYSTONE CORPORATION

NOTE 20  -  PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information for First Keystone Corporation (parent company only) was as follows:



BALANCE SHEETS
                                                          December 31
                                                     ____________________
                                                    2003            2002
                                                    ____            ____
ASSETS
  Cash in subsidiary bank                          $ 3,616,509     $   495,051
  Investment in subsidiary bank                     45,595,222      47,205,639
  Investment in other equity securities              2,655,296       2,001,070
  Prepayments and other assets                           5,732         239,594
  Advance to subsidiary bank                            39,311          -
                                                   ___________     ___________
    TOTAL ASSETS                                   $51,912,070     $49,941,354
                                                   ===========     ===========
LIABILITIES
  Accrued expenses and other
    liabilities                                    $   560,729     $   598,539
  Advance from subsidiary bank                          -              246,774
                                                   ___________     ___________
    TOTAL LIABILITIES                              $   560,729     $   845,313
                                                   ___________     ___________
STOCKHOLDERS' EQUITY
  Preferred stock                                  $    -          $    -
  Common stock                                       6,154,414       6,150,360
  Surplus                                           12,535,284      12,583,626
  Retained earnings                                 31,828,342      27,394,962
  Accumulated other comprehensive
    income                                           5,488,540       6,543,981
  Treasury stock, at cost                           (4,655,239)     (3,576,888)
                                                   ___________     ___________
    TOTAL STOCKHOLDERS' EQUITY                     $51,351,341     $49,096,041
                                                   ___________     ___________
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                         $51,912,070     $49,941,354
                                                   ===========     ===========



STATEMENTS OF INCOME
                                                    Year Ended December 31
                                                    _______________________
                                                    2003            2002
                                                    ____            ____
INCOME
  Dividends from Subsidiary Bank                    $7,510,341      $2,757,703
  Dividends - other                                     57,460          53,715
  Securities gains                                      -               17,160
  Interest                                              19,900           7,972
                                                    __________      __________
    TOTAL INCOME                                    $7,587,701      $2,836,550

Operating Expenses                                      51,882          41,145
                                                    __________      __________
  Income Before Taxes and Equity
    in Undistributed Net Income
    of Subsidiary                                   $7,535,819      $2,795,405
  Income tax expense (benefit)                          (6,483)             41
                                                    __________      __________
  Income Before Equity in
    Undistributed Net Income of
    Subsidiary                                      $7,542,302      $2,795,364
  Equity in (excess of)
    undistributed net income
    of Subsidiary                                     (225,310)      3,791,785
                                                    __________      __________
NET INCOME                                          $7,316,992      $6,587,149
                                                    ==========      ==========


                                                    Year Ended December 31
                                                    ______________________
                                                    2001
                                                    ____
INCOME
  Dividends from Subsidiary Bank                    $2,376,319
  Dividends - other                                     49,598
  Securities gains                                      89,048
  Interest                                               9,000
                                                    __________
    TOTAL INCOME                                    $2,523,965

Operating Expenses                                      52,219
                                                    __________
  Income Before Taxes and Equity
    in Undistributed Net Income
    of Subsidiary                                   $2,471,746
  Income tax expense (benefit)                          24,644
                                                    __________
  Income Before Equity in
    Undistributed Net Income
    of Subsidiary                                   $2,447,102
  Equity in (excess of)
    undistributed net income
    of Subsidiary                                    2,986,299
                                                    __________
    NET INCOME                                      $5,433,401
                                                    ==========



                                   2003 ANNUAL REPORT * 33


STATEMENTS OF CASH FLOWS
                                                    Year Ended December 31
                                                     _____________________
                                                   2003             2002
                                                   ____             ____
OPERATING ACTIVITIES
Net income                                        $ 7,316,992     $ 6,587,149
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Securities gains                                     -              (17,160)
  Distributions in excess of
   (equity in undistributed) net
   income of subsidiary                               225,310      (3,791,785)
  (Increase) decrease in prepaid
    expenses and other assets                         233,862        (239,394)
  (Increase) decrease in advanced
    receivable from subsidiary bank,
    net of 2003 stock option expense
    due from subsidiary bank                            8,820         126,069
  Increase (decrease) in advances
    payable to subsidiary bank                       (246,774)        246,774
  Increase (decrease) in accrued
    expenses and other liabilities                   (263,075)        121,169
                                                  ___________     ___________
  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                                    $ 7,275,135     $ 3,032,822
                                                  ___________     ___________
INVESTING ACTIVITIES
Purchase of equity securities                     $   (99,295)    $   (37,340)
Proceeds from sale of equity
  securities                                           -              105,293
                                                  ___________     ___________
  NET CASH PROVIDED BY (USED IN)
    INVESTING ACTIVITIES                          $   (99,295)    $    67,953
                                                  ___________     ___________
FINANCING ACTIVITIES
Proceeds from issuance of
  common stock                                    $    52,236     $    -
Proceeds from sale of treasury
  stock                                               150,812          17,000
Acquisition of treasury stock                      (1,373,818)       (503,707)
Cash dividends paid                                (2,883,612)     (2,524,933)
Dividends paid in lieu of
  fractional shares                                    -               (4,725)
                                                  ___________     ___________
  NET CASH (USED IN) BY
    FINANCING ACTIVITIES                          $(4,054,382)    $(3,016,365)
                                                  ___________     ___________

  INCREASE IN CASH AND CASH
    EQUIVALENTS                                   $ 3,121,458     $    84,410
  CASH AND CASH EQUIVALENTS AT
    BEGINNING OF YEAR                                 495,051         410,641
                                                  ___________     ___________
  CASH AND CASH EQUIVALENTS AT
    END OF YEAR                                   $ 3,616,509     $   495,051
                                                  ===========     ===========



STATEMENTS OF CASH FLOWS
                                                    Year Ended December 31
                                                     _____________________
                                                   2001
                                                   ____
OPERATING ACTIVITIES
Net income                                        $ 5,433,401
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Securities gains                                    (89,048)
  Distributions in excess of
   (equity in undistributed) net
   income of subsidiary                            (2,986,299)
  (Increase) decrease in prepaid
    expenses and other assets                           4,082
  (Increase) decrease in advanced
    receivable from subsidiary bank,
    net of 2003 stock option expense
    due from subsidiary bank                          (57,835)
  Increase (decrease) in advances
    payable to subsidiary bank                         -
  Increase (decrease) in accrued
    expenses and other liabilities                    132,047
                                                  ___________
  NET CASH PROVIDED BY OPERATING
    ACTIVITIES                                    $ 2,436,348
                                                  ___________
INVESTING ACTIVITIES
Purchase of equity securities                     $   (89,482)
Proceeds from sale of equity
  securities                                          144,255
                                                  ___________
NET CASH PROVIDED BY (USED IN)
  INVESTING ACTIVITIES                            $    54,773
                                                  ___________
FINANCING ACTIVITIES
Proceeds from issuance of
  common stock                                    $    -
Proceeds from sale of treasury
  stock                                                -
Acquisition of treasury stock                          -
Cash dividends paid                                (2,295,319)
Dividends paid in lieu of
  fractional shares                                    -
                                                  ___________
  NET CASH (USED IN) BY
    FINANCING ACTIVITIES                          $(2,295,319)
                                                  ___________
  INCREASE IN CASH AND CASH
    EQUIVALENTS                                   $   195,802
  CASH AND CASH EQUIVALENTS AT
    BEGINNING OF YEAR                                 214,839
                                                  ___________
  CASH AND CASH EQUIVALENTS AT
    END OF YEAR                                   $   410,641
                                                  ===========



34 * FIRST KEYSTONE CORPORATION

Management's Discussion and Analysis
_________________________________________________________________


            MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION


     The purpose of Management's Discussion and Analysis of First Keystone Corporation, a bank holding company (the Corporation), and its wholly owned subsidiary, The First National Bank of Berwick
(the Bank), is to assist the reader in reviewing the financial information presented and should be read in conjunction with the consolidated financial statements and other financial data contained herein.
     This annual report contains certain forward-looking statements
(as defined in the Private Securities Litigation Reform Act of
1995), which reflect management's beliefs and expectations based on information currently available. These forward-looking statements are inherently subject to significant risks and uncertainties, including changes in general economic and financial market conditions, the Corporation's ability to effectively carry out its business plans and changes in regulatory or legislative requirements. Other factors that could cause or contribute to such differences are changes in competitive conditions. Although management believes the expectations reflected in such forward-
           looking statements are reasonable, actual results may differ materially.

RESULTS OF OPERATIONS
Year Ended December 31, 2003 Versus Year Ended December 31, 2002

     Net income increased to $7,317,000 for the year ended December 31, 2003, as compared to $6,587,000 for the prior year, an increase of 11.1%. The net income for 2003 marked the 21st consecutive year that earnings and earnings per share have increased. Earnings per share, both basic and diluted, for 2003 were $2.48 as compared to $2.22 and $2.21, respectively in 2002.
     The Corporation's return on average assets remained steady at 1.57% in 2003 as compared to 1.59% in 2002. Return on average equity decreased to 14.27% in 2003 from 14.93% in 2002. Even though there was an increase in average earning assets in 2003, the low interest rate environment resulted in a small overall decrease of interest income to $25,063,000 down 3.1% from 2002. A lowering of interest rates and the accompanying decrease in the cost of funds resulted in interest expense of $10,200,000 in 2003, a decrease of 10.1% from 2002.
     Net interest income, as indicated below in Table 1, increased by $343,000 or 2.4% to $14,863,000 for the year ended December 31, 2003. The Corporation's net interest income on a fully taxable equivalent basis increased $451,000, or 2.8% to $16,327,000 in 2003 as compared to an increase of $2,259,000, or 16.6% to $15,875,000 in 2002.

Year Ended December 31, 2002 Versus Year Ended December 31, 2001

     Net income increased to $6,587,000 for the year ended December 31, 2002, as compared to $5,433,000 in 2001. Earnings per share, both basic and diluted, for 2002 were $2.22 and $2.21, respectively as compared to $1.83 in 2001. The Corporation's return on average assets and return on average equity was 1.59% and 14.93%, respectively in 2002, as compared to 1.41% and 13.85%, respectively in 2001.
     Net interest income increased by $2,149,000 or 17.4% to $14,520,000 for the year ended 2002. The Corporation's net interest income on a fully taxable equivalent basis increased 16.6% in 2002 or $2,259,000 to $15,875,000 as indicated in Table 1 as compared to $13,617,000 for the year ended 2001.


TABLE 1  -  NET INTEREST INCOME


(Amounts in thousands)                                  2003/2002
                                             ________________________________
                                                  Increase/(Decrease)
                                                   _________________

                                           2003      Amount   %        2002
                                           ____     _____    ___      ____
Interest Income                          $25,063    $ (799)    (3.1)   $25,862
Interest Expense                          10,200    (1,142)   (10.1)    11,342
                                         _______    ______             _______
Net Interest Income                       14,863       343      2.4     14,520
Tax Equivalent Adjustment                  1,464       108      8.0      1,356
                                         _______    ______             _______
Net Interest Income (fully
  tax equivalent)                        $16,327    $  451      2.8    $13,617
                                         =======    ======             =======


(Amounts in thousands)                                  2002/2001
                                             ________________________________
                                                  Increase/(Decrease)
                                                   _________________
                                           2002      Amount   %        2001
                                           ____      ______  ___      ____
Interest Income                          $25,862    $ (974)    (3.6)   $26,836
Interest Expense                          11,342    (3,123)   (21.6)    14,465
                                         _______    ______             _______
Net Interest Income                       14,520     2,149     17.4     12,371
Tax Equivalent Adjustment                  1,356       110      8.8      1,246
                                         _______    ______             _______
Net Interest Income (fully
  tax equivalent)                        $15,875    $2,259     16.6    $13,617
                                         =======    ======             =======



                                       2003 ANNUAL REPORT * 35


TABLE 2  -  DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

                                                       2003
                                          _________________________________
                                        Avg.              Revenue     Yield
                                        Balance           /Expense     /Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 30,194,080     $  1,838,673     6.09%
Real Estate <F1>                        158,467,947       10,575,300     6.67%
Installment Loans,
  Net <F1><F2>                           24,169,365        1,964,423     8.13%
Fees on Loans                                     0           71,992        0%
                                       ____________     ____________     _____
  Total Loans (Including
    Fees) <F3>                         $212,831,392      $14,450,388     6.79%
                                       ____________      ___________     _____

Investment Securities:
Taxable                                $167,550,472      $ 7,797,253     4.65%
Tax Exempt <F1>                          61,188,333        4,248,384     6.94%
                                       ____________      ___________     _____
  Total Investment
    Securities                         $228,738,805      $12,045,637     5.27%
Interest Bearing Deposits
  in Banks                                3,104,334           31,858     1.03%
                                       ____________      ___________     _____
  Total Interest-Earning
    Assets                             $444,674,531      $26,527,883     5.97%
                                       ____________      ___________     _____
Non-Interest Earning Assets:
Cash and Due From Banks                $  6,613,738
Allowance for Loan Losses                (3,308,809)
Premises and Equipment                    3,683,539
Foreclosed Assets Held
  for Sale                                        0
Other Assets                             14,750,606
                                       ____________
  Total Non-Interest
    Earning Assets                       21,739,074
                                       ____________
  Total Assets                         $466,413,605
                                       ============
Interest-Bearing
  Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $133,137,604      $ 1,454,414     1.09%
Time Deposits                           183,357,999        6,014,799     3.28%
Short-Term Borrowings                     4,421,481           52,664     1.19%
Long-Term Borrowings                     53,272,385        2,588,345     4.86%
Securities Sold U/A to
  Repurchase                              6,016,022           90,333     1.50%
                                       ____________      ___________     _____
  Total Interest-Bearing
    Liabilities                        $380,205,491      $10,200,555     2.68%

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 30,102,277
Other Liabilities                         4,816,950
Stockholders' Equity                     51,288,887
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $466,413,605
                                       ============
  Net Interest Income
    Tax Equivalent                                       $16,327,328
                                                         ===========

Net Interest Spread                                                      3.28%

Net Interest Margin                                                      3.67%


    36 * FIRST KEYSTONE CORPORATION


    Management's Discussion and Analysis
    _________________________________________________________________


                                                       2002
                                          _________________________________
                                        Avg.              Revenue     Yield
                                        Balance           /Expense     /Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 28,279,604      $ 1,794,534     6.35%
Real Estate <F1>                        146,707,839       10,929,961     7.45%
Installment Loans,
  Net <F1><F2>                           26,159,391        2,269,464     8.68%
Fees on Loans                                     0          117,830        0%
                                       ____________      ___________     _____
  Total Loans (Including
    Fees) <F3>                         $201,146,834      $15,111,789     7.51%
                                       ____________      ___________     _____
Investment Securities:
Taxable                                $141,884,015      $ 8,212,523     5.79%
Tax Exempt <F1>                          52,610,989        3,814,105     7.25%
                                       ____________      ___________
  Total Investment
    Securities                         $194,495,004      $12,026,628     6.18%
Interest Bearing Deposits
  in Banks                                5,193,664           78,211     1.51%
                                       ____________      ___________     _____
  Total Interest-Earning
    Assets                             $400,835,502      $27,216,627     6.79%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,619,448
Allowance for Loan Losses                (3,060,762)
Premises and Equipment                    3,364,978
Foreclosed Assets Held
  for Sale                                   26,224
Other Assets                              6,260,316
                                       ____________
  Total Non-Interest
    Earning Assets                       13,210,204
                                       ____________
  Total Assets                         $414,045,706
                                       ============
Interest-Bearing
  Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $123,269,195      $ 1,844,737     1.50%
Time Deposits                           161,261,870        6,271,880     3.89%
Short-Term Borrowings                     1,378,545           25,125     1.82%
Long-Term Borrowings                     46,929,744        3,078,389     6.56%
Securities Sold U/A to
  Repurchase                              6,357,032          121,489     1.91%
                                       ____________      ___________     _____
  Total Interest-Bearing
    Liabilities                        $339,196,386      $11,341,620     3.34%
                                       ____________      ___________     _____

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 27,401,124
Other Liabilities                         3,317,857
Stockholders' Equity                     44,130,339
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $414,045,706
                                       ============

  Net Interest Income
    Tax Equivalent                                       $15,875,007
                                                         ===========

Net Interest Spread                                                      3.45%

Net Interest Margin                                                      3.96%


                                                       2001
                                         __________________________________
                                        Avg.             Revenue/      Yield/
                                        Balance          Expense      Rate
                                      ___________         ________     _____
Interest Earning Assets:
Loans:
Commercial <F1>                        $ 27,392,753      $ 2,048,474     7.48%
Real Estate <F1>                        139,085,901       11,289,600     8.12%
Installment Loans,
  Net <F1><F2>                           28,006,285        2,566,160     9.16%
Fees on Loans                                     0           64,923        0%
                                       ____________      ___________     _____
  Total Loans (Including
    Fees) <F3>                         $194,484,939      $15,969,157     8.21%
                                       ____________      ___________     _____
Investment Securities:
Taxable                                $127,746,749      $ 8,285,399     6.49%
Tax Exempt <F1>                          47,343,277        3,599,148     7.60%
                                       ____________      ___________     _____
  Total Investment
    Securities                         $175,090,026      $11,884,547     6.79%
Interest Bearing Deposits
  in Banks                                5,841,066          228,391     3.91%
                                       ____________      ___________     _____
  Total Interest-Earning
    Assets                             $375,416,031      $28,082,095     7.48%

Non-Interest Earning Assets:
Cash and Due From Banks                $  6,179,589
Allowance for Loan Losses                (2,687,787)
Premises and Equipment                    3,419,464
Foreclosed Assets Held
  for Sale                                  171,911
Other Assets                              3,605,284
                                       ____________
  Total Non-Interest
    Earning Assets                       10,688,461
                                       ____________
  Total Assets                         $386,104,492
                                       ============

Interest-Bearing
  Liabilities:
Savings, NOW Accounts,
  and Money Markets                    $114,253,426      $ 3,115,844     2.73%
Time Deposits                           155,627,518        8,574,970     5.51%
Short-Term Borrowings                     1,017,907           35,892     3.53%
Long-Term Borrowings                     41,439,394        2,427,519     5.86%
Securities Sold U/A to
  Repurchase                              8,008,903          310,835     3.88%
                                       ____________      ___________     _____
  Total Interest-Bearing
    Liabilities                        $320,347,148      $14,465,060     4.52%
                                       ____________      ___________     _____

Non-Interest Bearing
  Liabilities:
Demand Deposits                        $ 23,647,180
Other Liabilities                         2,892,640
Stockholders' Equity                     39,217,524
                                       ____________
  Total Liabilities/
    Stockholders' Equity               $386,104,492
                                       ============

  Net Interest Income
    Tax Equivalent                                       $13,617,035
                                                         ===========

Net Interest Spread                                                      2.96%

Net Interest Margin                                                      3.63%
____________________

<F1>
Tax-exempt income has been adjusted to a tax equivalent basis using an incremental rate of 34%, and statutory interest expense disallowance.
<F2>
Installment loans are stated net of unearned interest.
<F3>
Average loan balances include non-accrual loans.  Interest income on non-accrual loans is not included.


                                   2003 ANNUAL REPORT * 37

Management's Discussion and Analysis
_________________________________________________________________


NET INTEREST INCOME
     The major source of operating income for the Corporation is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, including deposits and other borrowings. The amount of interest income is dependent upon both the volume of earning assets and the level of interest rates. In addition, the volume of non-performing loans affects interest income. The amount of interest expense varies with the amount of funds needed to support earning assets, interest rates paid on deposits and borrowed funds, and finally, the level of interest free deposits.
      Table 2 on the preceding pages provides a summary of average outstanding balances of earning assets and interest bearing liabilities with the associated interest income and interest expense as well as average tax equivalent rates earned and paid as of year-end 2003, 2002, and 2001.
     The yield on earning assets was 5.97% in 2003, 6.79% in 2002, and 7.48% in 2001. The rate paid on interest bearing liabilities was 2.68% in 2003, 3.34% in 2002, and 4.52% in 2001. This resulted in a decrease in our net interest spread to 3.28% in 2003 as compared to 3.45% in 2002. As Table 2 illustrates, our net interest margin also declined in 2003.
     The net interest margin, which is interest income less interest expenses divided by average earnings assets, was 3.67% in 2003 as compared to 3.96% in 2002 and 3.63% in 2001. The net interest margins are presented on a tax-equivalent basis. The decrease in net interest margin in 2003 was due primarily to the interest rate on earning assets decreasing more than the interest rate on liabilities. The net interest margin did improve in 2002 as the liabilities costs declined more than asset yields. The Corporation elected to prepay some higher rate long-term borrowings with the Federal Home Loan Bank in 2002. This resulted in the overall effective rate on long-term borrowings decreasing to 4.86% in 2003 from 6.56% in 2002 as illustrated in Table 2.
     Table 3 sets forth changes in interest income and interest expense for the periods indicated for each category of interest earning assets and interest bearing liabilities. Information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate); (ii) changes in rate (changes in average rate multiplied by prior average volume); and,
(iii) changes in rate and volume (changes in average volume multiplied by change in average rate).


TABLE 3  -  CHANGES IN INCOME AND EXPENSE, 2003 AND 2002


(Amounts in thousands)                          2003 COMPARED TO 2002
                                           ______________________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $  878        $(1,539)      $  (661)
Taxable Investment Securities              1,486         (1,901)         (415)
Tax-Exempt Investment
  Securities                                 622           (188)          434
Other Short-Term Investments                 (32)           (15)          (47)
                                          ______        _______       _______
  TOTAL INTEREST INCOME                   $2,954        $(3,643)      $  (689)
                                          ______        _______       _______
Interest Expense:
Savings, Now, and Money Markets           $  148        $  (538)      $  (390)
Time Deposits                                859         (1,116)         (257)
Short-Term Borrowings                         55            (28)           27
Long-Term Borrowings                         416           (906)         (490)
Securities Sold U/A to
  Repurchase                                  (6)           (25)          (31)
                                          ______        _______       _______
  TOTAL INTEREST EXPENSE                  $1,472        $(2,613)      $(1,141)
                                          ______        _______       _______
  NET INTEREST INCOME                     $1,482        $(1,030)      $   452
                                          ======        =======       =======



(Amounts in thousands)                          2002 COMPARED TO 2001
                                           ______________________________
                                        VOLUME          RATE           NET
                                         _____          ____           ___
Interest Income:
Loans, Net                                $  547        $(1,404)      $  (857)
Taxable Investment Securities                917           (990)          (73)
Tax-Exempt Investment
  Securities                                 400           (185)          215
Other Short-Term Investments                 (25)          (125)         (150)
                                          ______        _______       _______
  TOTAL INTEREST INCOME                   $1,839        $(2,704)      $  (865)

Interest Expense:
Savings, Now, and Money Markets           $  246        $(1,517)      $(1,271)
Time Deposits                                310         (2,614)       (2,304)
Short-Term Borrowings                         13            (23)          (10)
Long-Term Borrowings                         322            329           651
Securities Sold U/A to
  Repurchase                                 (64)          (125)         (189)
                                          ______        _______       _______
  TOTAL INTEREST EXPENSE                  $  827        $(3,950)      $(3,123)
                                          ______        _______       _______
  NET INTEREST INCOME                     $1,012        $ 1,246       $ 2,258
                                          ======        =======       =======
________________________

The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change in each.

Balance on non-accrual loans are included for computational purposes.
Interest income on non-accrual loans is not included.
Interest income exempt from federal tax was $3,090,817 in 2003, $2,928,225 in 2002, and $2,804,205 in 2001. Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 34%.



38 * FIRST KEYSTONE CORPORATION

Management's Discussion and Analysis
_________________________________________________________________


     In 2003, the increase in net interest income of $452,000 resulted from a change in volume of $1,482,000 and a decrease of $1,030,000 due to changes in rate. In 2002, there was an increase in net interest income of $2,258,000 resulted from a change in volume of $1,012,000 and an increase of $1,246,000 due to rate.

PROVISION FOR LOAN LOSSES
     For the year ended December 31, 2003, the provision for loan losses was $500,000 as compared to $550,000 as of December 31, 2002, a decrease of 9.1%. The Corporation's provision for loan losses for the year ended December 31, 2001, was $610,000. The provision in 2003, decreased primarily because of the reduced net charge-offs and an overall decrease in past-due loans. Net charge-
          offs by the Corporation for the fiscal year end December 31, 2003, 2002, and 2001, were $150,000, $298,000, and $390,000, respectively.
     The allowance for loan losses as a percentage of loans, net of unearned interest, was 1.54% as of December 31, 2003, 1.58% as of December 31, 2002, and 1.47% as of December 31, 2001.
     On a quarterly basis, the Corporation's Board of Directors and management performs a detailed analysis of the adequacy of the allowance for loan losses. This analysis includes an evaluation of credit risk concentration, delinquency trends, past loss experience, current economic conditions, composition of the loan portfolio, classified loans and other relevant factors.
     The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as conditions warrant. Although the Corporation believes that the allowance for loan losses is adequate to provide for losses inherent in the loan portfolio, there can be no assurance that future losses will not exceed the estimated amounts or that additional provisions will not be required in the future.
     The Bank is subject to periodic regulatory examination by the Office of the Comptroller of the Currency (OCC). As part of the examination, the OCC will assess the adequacy of the bank's allowance for loan losses and may include factors not considered by the Bank. In the event that an OCC examination results in a conclusion that the Bank's allowance for loan losses is not adequate, the Bank may be required to increase its provision for loan losses.

NON-INTEREST INCOME
     Non-interest income is derived primarily from trust department revenue, service charges and fees, income on bank owned life insurance, other miscellaneous revenue and the gain on the sale of mortgage loans. In addition, investment security gains or losses also impact total non-interest income.
      For the year ended December 31, 2003, non-interest income increased $990,000, or 43.3% as compared to a decrease of $60,000, or 2.6% for the year ended
December 31, 2002. Table 4 provides the major categories of non-interest income and each respective change comparing the past three years.
     Excluding investment security gains, non-interest income in 2003 increased $720,000, or 31.9%. This compares to an increase of $189,000, or 9.1% in 2002 before investment security gains. Income from the trust department, which consists of fees generated from individual and corporate accounts, decreased in 2003 by $24,000 after decreasing by $45,000 in 2002. Decreased income from the trust department in 2003 and 2002 was due primarily to the decline in market value of accounts.
     Service charges and fees, consisting primarily of service charges on deposit accounts, was the largest source of non-interest income in 2003 and 2002. Service charges and fees increased by $351,000, or 25.6% in 2003 compared to an increase of $141,000, or 11.4% in 2002. The increase in 2003 resulted primarily from increasing revenue from NSF charges generated from a new courtesy overdraft program.
     Income on Bank Owned Life Insurance (BOLI) increased $383,000 to $485,000 in 2003 as a full year of income was recognized. In October 2002 the Bank purchased $10 million of Bank Owned Life Insurance. The income from BOLI represents the increase in the cash surrender value of BOLI and is intended to partially cover the costs of the Bank's employee benefit plan, including group life, disability, and health insurance.
     The gain on sale of mortgages provided $234,000 in 2003 as compared to $228,000 in 2002. The increase in gains on sale of mortgages was largely a function of the increased volume of mortgages originated for sale in the secondary market during the past year. Since the Corporation continues to service the mortgages which are sold, this provides a source for additional non-interest income on an ongoing basis.
     Other income amounted to $47,000 for 2003, an increase of $4,000 or 9.3% over the $43,000 reported in 2002.


                                   2003 ANNUAL REPORT * 39

Management's Discussion and Analysis
_________________________________________________________________



TABLE 4  -  NON-INTEREST INCOME


(Amounts in thousands)                                 2003/2002
                                             ______________________________
                                                 Increase/(Decrease)
                                                   __________________
                                          2003      Amount      %      2002
                                          ____       _____    __       ____
Trust Department                          $  486      $(24)     (4.7)   $  510
Service Charges and Fees                   1,724       351      25.6     1,373
Income on Bank Owned Life
  Insurance                                  485       383     375.5       102
Gain on Sale of Mortgages                    234         6       2.6       228
Other                                         47         4       9.3        43
                                          ______      ____              ______
  Subtotal                                $2,976      $720      31.9    $2,256
Investment Securities Gains                  299       270     931.0        29
                                          ______      ____              ______
  Total                                   $3,275      $990      43.3    $2,285
                                          ======      ====              ======



(Amounts in thousands)                                 2002/2001
                                             ______________________________
                                                 Increase/(Decrease)
                                                  _________________
                                          2002      Amount      %      2001
                                          ____       _____    __       ____
Trust Department                          $  510      $(45)     (8.1)   $  555
Service Charges and Fees                   1,373       141      11.4     1,232
Income on Bank Owned Life
  Insurance                                  102       102     100.0         0
Gain on Sale of Mortgages                    228        44      23.9       184
Other                                         43       (53)    (55.2)       96
                                          ______      ____              ______
  Subtotal                                $2,256      $189       9.1    $2,067
Investment Securities Gains                   29      (249)    (89.6)      278
                                          ______      ____              ______
  Total                                   $2,285      $(60)     (2.6)   $2,345
                                          ======      ====              ======



NON-INTEREST EXPENSE
     Non-interest expense consists of salaries and benefits, occupancy, furniture and equipment, and other miscellaneous expenses. Table 5 provides the yearly non-interest expense by category, along with the amount, dollar changes, and percentage of change.
     Total non-interest expense increased by $560,000, or 7.2% in 2003 compared to an increase of $630,000, or 8.8% in 2002. Expenses associated with employees (salaries and employee benefits) continue to be the largest non-interest expenditure. Salaries and employee benefits amounted to 53.1% of total non-interest expense in 2003 and 54.1% in 2002. Salaries and employee benefits increased $224,000, or 5.3% in 2003 and $326,000, or 8.4% in 2002. The
increases in both years were due to an increase in the profit sharing contribution, plus normal salary adjustments and increased benefit costs. The number of full time equivalent employees was 129 as of December 31, 2003, and 131 as of December 31, 2002.
     Net occupancy expense increased $81,000, or 16.7% in 2003 as compared to an increase of $39,000, or 8.7% in 2002. Furniture and equipment expense increased $27,000, or 4.4% in 2003 compared to an increase of $48,000, or 8.5% in 2002. The increase in occupancy and furniture and equipment expense in 2003 relate primarily to a full year of expense at our Kingston Office. Other operating expenses increased $228,000, or 9.2% in 2003 as compared to an increase of $217,000, or 9.6% in 2002. Increases in professional fees, postage, supplies, insurance, marketing, advertising, and state shares tax account for much of the increase in other operating expenses in both 2003 and 2002.
     The overall level of non-interest expense remains low, relative to our peers. In fact, our total non-interest expense was less than 2% of average assets in both 2003 and 2002. Non-interest expense as a percentage of average assets under 2% places us among the leaders in our peer financial institution categories in controlling non-interest expense.


TABLE 5  -  NON-INTEREST EXPENSE


(Amounts in thousands)                                 2003/2002
                                             ______________________________
                                                 Increase/(Decrease)
                                                  _________________
                                        2003       Amount      %        2002
                                        ____        _____     ___       ____
Salaries and Employee Benefits            $4,446     $224        5.3    $4,222
Occupancy, Net                               567       81       16.7       486
Furniture and Equipment                      643       27        4.4       616
Other and State Shares Tax                 2,715      228        9.2     2,487
                                          ______     ____               ______
  Total                                   $8,371     $560        7.2    $7,811
                                          ======     ====               ======



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



40 * FIRST KEYSTONE CORPORATION

Management's Discussion and Analysis
_________________________________________________________________


INCOME TAX EXPENSE
     Income tax expense for the year ended December 31, 2003, was $1,950,000 as compared to $1,857,000 and $1,493,000 for the years ended December 31, 2002, and December 31, 2001, respectively. In 2003, our income tax expense increased because income before taxes increased $823,000 to $9,267,000 from $8,444,000 in 2002. In 2002, our income before taxes increased $1,517,000 as compared to 2001. The corporation looks to maximize its tax exempt interest derived from both tax free loans and tax free municipal investments without triggering alternative minimum tax. The effective income tax rate was 21.1% in 2003, 22.0% in 2002, and 21.5% in 2001. The limited availability of tax free municipal investments at attractive interest rates may result in a higher effective tax rate in future years.

FINANCIAL CONDITION

GENERAL
     Total assets increased to $481,840,000, at year-end 2003, an increase of 9.6% over year-end 2002. As of December 31, 2003, total deposits amounted to $343,020,000, an increase of 3.7% over 2002. Assets as of December 31, 2002, were $439,526,000, an increase of 11.7% over 2001, while total deposits as of year-end 2002 amounted to $330,745,000, an increase of 12.2% from 2001.
     In 2003, the increase in assets primarily reflects the deployment of deposits into loans and investment securities. The Corporation continues to maintain and manage its asset growth. Our strong equity capital position provides us an opportunity to further leverage our asset growth. Borrowings increased in 2003 by $19,872,000 after decreasing in 2002 by $1,999,000. Lower deposit growth in 2003 did not allow us to fund our substantial loan growth without increasing our borrowings. Core deposits, which include demand deposits and interest bearing demand deposits (NOWs), money market accounts, savings accounts, and time deposits of individuals continues to be our most significant source of funds. In 2003 and 2002, several successful sales campaigns attracted new customers and generated growth in retail certificates of deposit (time deposits of individuals) as well as savings and money market accounts.

EARNING ASSETS
     Earning assets are defined as those assets that produce interest income. By maintaining a healthy asset utilization rate, i.e., the volume of earning assets as a percentage of total assets, the Corporation maximizes income. The earning asset ratio (average interest earning assets divided by average total assets) equaled 95.3% for 2003, compared to 96.8% for 2002, and 97.2% for 2001.
This indicates that the management of earning assets is a priority and non-earning assets, primarily cash and due from banks, fixed assets and other assets, are maintained at minimal levels. The primary earning assets are loans and investment securities.

LOANS
     Total loans, net of unearned income, increased to $229,073,000 as of December 31, 2003, as compared to a balance of $201,517,000 as of December 31, 2002. Table 6 provides data relating to the composition of the Corporation's loan portfolio on the dates indicated. Total loans, net of unearned income increased $27,555,000, or 13.7% in 2003 compared to an increase of $3,293,000, or 1.7% in 2002. The low interest rate environment prevalent during 2003 resulted in a substantial increase in residential mortgage lending.
     The loan portfolio is well diversified and increases in the portfolio in 2003 were in commercial and real estate loans (primarily residential mortgage loans). In 2002, the increase in loans was primarily in commercial real estate and residential mortgage loans. Outstanding balances on tax exempt loans and consumer loans declined in both 2003 and 2002. Real estate loans increased in 2003 and 2002, even though we sold residential mortgage loans in the secondary market. The Corporation will continue to originate and sell long-term fixed rate residential mortgage loans which conform to secondary market requirements. The Corporation derives ongoing income from the servicing of mortgages sold in the secondary market.
     The noted loan growth was achieved without compromising loan quality. The Corporation internally underwrites each of its loans to comply with prescribed policies and approval levels established by its Board of Directors.


                                   2003 ANNUAL REPORT * 41

Management's Discussion and Analysis
_________________________________________________________________



TABLE 6  -  LOANS OUTSTANDING, NET OF UNEARNED INCOME



(Amounts in thousands)                                  December 31,
                                                   ________________________
                                                2003      2002        2001
                                                ____      ____        ____
Commercial, financial and
  agricultural:
  Commercial secured by real
    estate                                     $ 48,634    $ 65,352    $ 61,135
  Commercial - other                             33,890      23,639      24,062
Tax exempt                                        3,930       4,393       7,958
Real estate (primarily
  residential mortgage loans)                   121,221      85,145      79,483
Consumer loans                                   25,626      28,640      32,075
                                               ________    ________    ________
Total Gross Loans                              $233,301    $207,169    $204,713
  Less: Unearned income and
  unamortized loan fees net
  of costs                                        4,228       5,652       6,489
                                               ________    ________    ________
Total Loans, net of unearned
  income                                       $229,073    $201,517    $198,224
                                               ========    ========    ========


(Amounts in thousands)                                  December 31,
                                                   ________________________
                                                2000      1999
                                                ____      ____
Commercial, financial and
  agricultural:
  Commercial secured by real
    estate                                     $ 53,608    $ 55,514
  Commercial - other                             22,674      17,864
Tax exempt                                        3,798       4,133
Real estate (primarily
  residential mortgage loans)                    84,330      83,099
Consumer loans                                   32,845      30,595
                                               ________    ________
Total Gross Loans                              $197,255    $191,205
  Less: Unearned income and
  unamortized loan fees net
  of costs                                        6,583       5,974
                                               ________    ________
Total Loans, net of unearned
  income                                       $190,672    $185,231
                                               ========    ========



INVESTMENT SECURITIES
     The Corporation uses investment securities to not only generate interest and dividend revenue, but also to help manage interest rate risk and to provide liquidity to meet operating cash needs.
     The investment portfolio has been allocated between securities available for sale and securities held to maturity. No investment securities were established in a trading account. Available for sale securities increased to $226,043,000 in 2003, a 7.7% increase over 2002. At December 31, 2003, the net unrealized gain, net of the tax effect, on these securities was $5,489,000 and is included in stockholders' equity as accumulated other comprehensive gain. At December 31, 2002, accumulated other comprehensive income, net of tax effect, amounted to $6,544,000. In 2003, held-to-maturity securities declined $703,000, or a 11.9% decrease from 2002 after declining $77,000, or a 1.3% decrease in 2002. Table 7 provides data on the carrying value of our investment portfolio on the dates indicated. The vast majority of investment security purchases are allocated as available-for-sale. This provides the Corporation with increased flexibility should there be a need or desire to liquidate an investment security.
     The investment portfolio includes U.S. Government Corporations and Agencies, corporate obligations, mortgage backed securities, state and municipal securities, and other debt securities. In addition, the investment portfolio includes restricted equity securities consisting primarily of common stock investments in the Federal Reserve Bank and the Federal Home Loan Bank. Marketable equity securities consists of common stock investments in other commercial banks and bank holding companies.
     Securities available-for-sale may be sold as part of the overall asset and liability management process. Realized gains and losses are reflected in the results of operations on our statements of income. The investment portfolio does not contain any structured notes, step-up bonds, or any off-balance sheet derivatives.


TABLE 7  -  CARRYING VALUE OF INVESTMENT SECURITIES


(Amounts in thousands)                              December 31,
                                              _______________________
                                                        2003
                                              _______________________
                                            Available           Held to
                                              for Sale          Maturity
U. S. Government Corporations
  and Agencies                                 $100,487            $3,153
State and Municipal                              78,710             2,076
Corporate                                        36,025                 0
Marketable Equity Securities                      5,654                 0
Restricted Equity Securities                      5,167                 0
                                               ________            ______
Total Investment Securities                    $226,043            $5,229
                                               ========            ======



(Amounts in thousands)                              December 31,
                                                ______________________
                                                        2002
                                              _______________________
                                            Available           Held to
                                              for Sale          Maturity
U. S. Government Corporations
  and Agencies                                 $ 77,806            $4,272
State and Municipal                              84,809             1,660
Corporate                                        38,446                 0
Marketable Equity Securities                      5,310                 0
Restricted Equity Securities                      3,452                 0
                                               ________            ______
Total Investment Securities                    $209,823            $5,932
                                               ========            ======



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
                                               ========            ======



42 * FIRST KEYSTONE CORPORATON

Management's Discussion and Analysis
_________________________________________________________________


     During 2003, interest bearing deposits in other banks decreased to $28,000 from $60,000 in 2002. Balances in interest bearing deposits in other banks were kept relatively low as funds were invested in marketable securities to maximize income while still addressing liquidity needs.

ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses constitutes the amount available to absorb losses within the loan portfolio. As of December 31, 2003, the allowance for loan losses was $3,524,000 as compared to $3,174,000 and $2,922,000 as of December 31, 2002 and 2001,
respectively. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The risk characteristics of the loan portfolio are managed through the various control processes, including credit evaluations of individual borrowers, periodic reviews, and diversification by industry. Risk is further mitigated through the application of lending procedures such as the holding of adequate collateral and the establishment of contractual guarantees.
     Management performs a quarterly analysis to determine the adequacy of the allowance for loan losses. The methodology in determining adequacy incorporates specific and general allocations together with a risk/loss analysis on various segments of the portfolio according to an internal loan review process. This assessment results in an allocated allowance. Management maintains its loan review and loan classification standards consistent with those of its regulatory supervisory authority.
     Management feels based upon its methodology, that the allowance for loan losses is adequate to cover foreseeable future losses. Table 8 contains an analysis of our Allowance for Loan
Losses indicating charge-offs and recoveries by the year and annual additional provisions charged to operations. In 2003, net charge-offs as a percentage of average loans were .07% compared to .15% in 2002 and .20% in 2001. Net charge-offs amounted to $150,000 in 2003 as compared to $298,000 and $390,000 in 2002 and 2001, respectively.


TABLE 8  -  ANALYSIS OF ALLOWANCE FOR LOAN LOSSES



(Amounts in thousands)                              Years Ended December 31,
                                                    _______________________
                                                  2003       2002       2001
                                                  ____       ____      _____
Balance at beginning of period                     $3,174      $2,922    $2,702
  Charge-offs:
  Commercial, financial, and
    agricultural                                       43          66       109
  Real estate - mortgage                               22         140       111
  Installment loans to individuals                    133         196       238
                                                   ______      ______    ______
                                                      198         402       458
Recoveries:
  Commercial, financial, and
    agricultural                                        1           0        21
  Real estate - mortgage                                1          77         3
  Installment loans to individuals                     46          27        44
                                                   ______      ______    ______
                                                       48         104        68

Net charge-offs                                       150         298       390
Additions charged to operations                       500         550       610
                                                   ______      ______    ______
Balance at end of period                           $3,524      $3,174    $2,922
                                                   ======      ======    ======

Ratio of net charge-offs during
  the period to average loans
  outstanding during the period                      .07%        .15%      .20%
Allowance for loan losses to
  average loans outstanding
  during the period                                 1.66%       1.58%     1.50%



(Amounts in thousands)                                                            Years Ended December 31,
                                                      ______________________
                                                  2000       1999
                                                  ____       ____
Balance at beginning of period                     $2,600      $2,421
  Charge-offs:
  Commercial, financial, and
    agricultural                                       79          25
  Real estate - mortgage                               44          20
  Installment loans to individuals                    226         213
                                                   ______      ______
                                                      349         258
  Recoveries:
  Commercial, financial, and
    agricultural                                        0          23
  Real estate - mortgage                               10          62
  Installment loans to individuals                     16          27
                                                   ______      ______
                                                       26         112

Net charge-offs                                       323         146
Additions charged to operations                       425         325
                                                   ______      ______
Balance at end of period                           $2,702      $2,600
                                                   ======      ======

Ratio of net charge-offs during
  the period to  average loans
  outstanding during the period                      .17%        .08%
Allowance for loan losses to
  average loans outstanding
  during the period                                 1.44%       1.49%



                                   2003 ANNUAL REPORT * 43

Management's Discussion and Analysis
_________________________________________________________________


     It is the policy of management and the Corporation's Board of Directors to provide for losses on both identified and unidentified losses inherent in its loan portfolio. A provision for loan losses is charged to operations based upon an evaluation of the potential losses in the loan portfolio. This evaluation takes into account such factors as portfolio concentrations, delinquency, trends, trends of non-accrual and classified loans, economic conditions, and other relevant factors.
     The loan review process which is conducted quarterly, is an integral part of our evaluation of the loan portfolio. A detailed quarterly analysis to determine the adequacy of the Corporation's allowance for loan losses is reviewed by our Board of Directors.
     With our manageable level of net charge-offs and the additions to the reserve from our provision out of operations, the allowance for loan losses as a percentage of average loans amounted to 1.66% to 2003, 1.58% in 2002, and 1.50% in 2001.
     Table 9 sets forth the allocation of the Bank's allowance for loan losses by loan category and the percentage of loans in each category to total loans receivable at the dates indicated. The portion of the allowance for loan losses allocated to each loan category does not represent the total available for future losses that may occur within the loan category, since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.


TABLE 9  -  ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(Amounts in thousands)                                   December 31,
                                                       _________________
                                                     2003           % <F1>
                                                     ____          _____
Commercial, financial, and agricultural                $  775         15.4
Real estate - mortgage                                  2,106         72.6
Consumer and other loans                                  378         12.0
Unallocated                                               265          N/A
                                                       ______        _____
                                                       $3,524        100.0
                                                       ======        =====



(Amounts in thousands)                                   December 31,
                                                       _________________
                                                     2002           % <F1>
                                                     ____          _____
Commercial, financial, and agricultural                $  488         12.4
Real estate - mortgage                                  1,812         75.0
Consumer and other loans                                  357         12.6
Unallocated                                               517          N/A
                                                       ______        _____
                                                       $3,174        100.0
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
                                                       ======        =====



(Amounts in thousands)                                   December 31,
                                                       _________________
                                                     1999           % <F1>
                                                     ____          _____
Commercial, financial, and agricultural                $  308         11.2
Real estate - mortgage                                  1,431         75.5
Consumer and other loans                                  425         13.3
Unallocated                                               436          N/A
                                                       ______        _____
                                                       $2,600        100.0
                                                       ======        =====
____________________

<F1>
Percentage of loans in each category to total loans.



NON-PERFORMING ASSETS
     With the continuing economic slowdown in 2003, the Corporation experienced an increase in delinquencies and non-performing loans. Table 10 details the Corporation's non-performing assets at the dates indicated.
     Non-accrual loans are generally delinquent on which principal or interest is past-due approximately 90 days or more, depending upon the type of credit and the collateral. When a loan is placed on non-accrual status, any unpaid interest is charged against income. Restructured loans are loans where the borrower has been granted a concession in the interest rate or payment amount because of financial problems. Foreclosed assets held for sale represents property acquired through foreclosure, or considered to be an in-substance foreclosure.
     The total of non-performing assets increased to $768,000 as of December 31, 2003, as compared to $458,000 as of December 31, 2002. Non-accrual and restructured loans increased to $735,000 in 2003 from $458,000 in 2002. Foreclosed assets remained at zero in 2003 and 2002. Loans past-due 90 days or more and still accruing also increased to $33,000 in 2003 from zero in 2002. Our allowance for loan losses to total non-performing assets remains very strong at 458.9% in 2003 as compared to 693.7% in 2002. With our fine loan quality, we continue to rank well ahead of peer banks on measurements of delinquency and overall asset quality.
     Loan quality is monitored closely, and we actively work with borrowers to resolve credit problems. Excluding the assets disclosed in Table 10, management is not aware of any information about borrowers' possible credit problems, which cause serious doubt as to their ability to comply with present loan repayment terms.
     Should the economic climate no longer continue to be stable or begin to deteriorate, borrowers may experience difficulty, and the level of non-performing loans and assets, charge-offs and delinquencies could rise and possibly require additional increases in our allowance for loan losses.
     In addition, regulatory authorities, as an integral part of their examinations, periodically review the allowance for possible loan and lease losses. They may require additions to allowances based upon their judgements about information available to them at the time of examination.


44 * FIRST KEYSTONE CORPORATION

Management's Discussion and Analysis
_________________________________________________________________


     Interest income received on non-performing loans in 2003 and 2002 was $37,669 and $19,179, respectively. Interest income, which would have been recorded on these loans under the original terms in 2003 and 2002 was $60,778 and $38,956, respectively. At December 31, 2003, the Corporation had no outstanding commitments to advance additional funds with respect to these non-performing loans.
     A concentration of credit exists when the total amount of loans to borrowers, who are engaged in similar activities that are similarly impacted by economic or other conditions, exceed 10% of total loans. As of December 31, 2003, 2002 and 2001, management is of the opinion that there were no loan concentrations exceeding 10% of total loans.


TABLE 10  -  NON-PERFORMING ASSETS


(Amounts in thousands)                                 December 31,
                                                     _______________
                                             2003       2002      2001
                                             ____       ____      ____
Non-accrual and restructured loans                 $735      $458     $1,102
Foreclosed assets                                     0         0         75
Loans past-due 90 days or more
  and still accruing                                 33         0        217
                                                   ____      ____     ______
  Total non-performing assets                      $768      $458     $1,394
                                                   ====      ====     ======
Non-performing assets to period end
  loans and foreclosed assets                      .34%      .23%       .70%
Total non-performing assets to
  total assets                                     .16%      .10%       .35%
Total allowance for loan losses
  to total non-performing assets                 458.9%    693.7%     209.6%



(Amounts in thousands)                                 December 31,
                                                     _______________
                                             2000       1999
                                             ____       ____
Non-accrual and restructured loans                 $719      $618
Foreclosed assets                                    13        85
Loans past-due 90 days or more
  and still accruing                                 10        47
                                                   ____      ____
  Total non-performing assets                      $742      $750
                                                   ====      ====
Non-performing assets to period-end
  loans and foreclosed assets                      .39%      .40%
Total non-performing assets to
  total assets                                     .21%      .22%
Total allowance for loan losses
  to total non-performing assets                 364.2%    346.6%



     There is a concentration of real estate mortgage loans in the loan portfolio. Real estate mortgages comprise 74.1% of the loan portfolio as of December 31, 2003, down from 74.7% in 2002. Real estate mortgages consist of both residential and commercial real estate loans. The real estate loan portfolio is well diversified in terms of borrowers, collateral, interest rates, and maturities. Also, the real estate loan portfolio has a mix of both fixed rate and adjustable rate mortgages. The real estate loans are concentrated primarily in our marketing area and are subject to risks associated with the local economy.

DEPOSITS AND OTHER BORROWED FUNDS
     Consumer and commercial retail deposits are attracted primarily by First Keystone's subsidiary bank's ten full service office locations. The Bank offers a broad selection of deposit products and continually evaluates its interest rates and fees on deposit products. The Bank regularly reviews competing financial institutions interest rates along with prevailing market rates, especially when establishing interest rates on certificates of deposit.
     Deposits increased by $12,275,000, or a 3.7% increase when comparing December 31, 2003, to December 31, 2002. This increase compares to a deposit increase of 12.2% in 2002 and an increase of 8.5% in 2001.
     During 2003, the Corporation experienced a deposit increase in interest bearing deposits. Non-interest bearing deposits amounted to $30,052,000 as of December 31, 2003, a decrease of $4,000 from 2002. Interest bearing deposits amounted to $312,968,000 as of December 31, 2003, an increase of $12,279,000, or 4.1% over 2002.
     During 2003, the Corporation increased its reliance on borrowings. Short-term borrowings amounted to $11,744,000 as of year-end 2003, an increase of $2,677,000 from 2002. Long-term borrowings increased $17,195,000 in 2003 to $62,945,000 as of December 31, 2002. Total borrowings were $74,689,000 as of December 31, 2003, compared to $54,817,000 on December 31, 2002. Short-term borrowings are comprised of federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, and short-term borrowings from the Federal Home Loan Bank (FHLB).
     Long-term borrowings are typically FHLB term borrowings with a maturity of one year or more. Some of the additional term borrowings were made to take advantage of special rates offered by the FHLB. In connection with FHLB borrowings and securities sold under agreements to repurchase, the Corporation maintains certain eligible assets as collateral.


                                   2003 ANNUAL REPORT * 45

Management's Discussion and Analysis
_________________________________________________________________


CAPITAL STRENGTH
     Normal increases in capital are generated by net income, less cash dividends paid out. Also, the net unrealized gains on investment securities available-for-sale, net of taxes, increased shareholders' equity or capital in 2003 and 2002, referred to as accumulated other comprehensive income. The total net increase in capital was $2,255,000 in 2003 after an increase of $9,400,000 in 2002. The accumulated other comprehensive income amounted to $5,489,000 in 2003 and $6,544,000 in 2002. One factor which decreased equity capital in 2003 and 2002 relates to our stock repurchase plan. The Corporation had 152,600 shares of common stock as of December 31, 2003, and 119,181 shares in 2002, at a cost of $4,655,000 and $3,577,000, respectively as treasury stock.
     Return on equity (ROE) is computed by dividing net income by average stockholders' equity. This ratio was 14.27% for 2003, 14.93% for 2002, and 13.85% for 2001. Refer to Performance Ratios on Page 2 - Summary of Selected Financial Data for a more expanded listing of the ROE.
     Adequate capitalization of banks and bank holding companies is required and monitored by regulatory authorities. Table 11 reflects risk-based capital ratios and the leverage ratio for our Corporation and Bank. The Corporation's leverage ratio was 9.83% at December 31, 2003, and 10.27% at December 31, 2002.
     The Corporation has consistently maintained regulatory capital ratios at or above the "well capitalized" standards. For additional information on capital ratios, see Note 14 to the Consolidated Financial Statements. The risk-based capital ratios also decreased somewhat in 2003 from 2002 for both the Corporation and the Bank, but remain strong. The risk-based capital calculation assigns various levels of risk to different categories of bank assets, requiring higher levels of capital for assets with more risk. Also measured in the risk-based capital ratio is credit risk exposure associated with off-balance sheet contracts and commitments. Table 11 indicates capital ratios as of December 31, 2003.


TABLE 11  -  CAPITAL RATIOS


                                                          December 31, 2003
                                                          ________________
                                                         Corporation  Bank
                                                         __________    ____
Risk-Based Capital:
  Tier I risk-based capital ratio                       14.82%      13.19%
  Total risk-based capital ratio
    (Tier 1 and Tier 2)                                 16.11%      14.34%
Leverage Ratio:
  Tier I capital to average assets                      9.83%       8.74%



                                                          December 31, 2002
                                                          ________________
                                                         Corporation  Bank
                                                         __________    ____
Risk-Based Capital:
  Tier I risk-based capital ratio                       15.80%      15.33%
  Total risk-based capital ratio
    (Tier 1 and Tier 2)                                 17.11%      16.52%
Leverage Ratio:
  Tier I capital to average assets                      10.27%      9.96%



LIQUIDITY MANAGEMENT

     Effective liquidity management ensures that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Corporation, are met.
     Liquidity is needed to provide the funding requirements of depositors withdrawals, loan growth, and other operational needs. Asset liquidity is provided by investment securities maturing in one year or less, other short-term investments, federal funds sold, and cash and due from banks. At year-end 2003, cash and due from banks and interest-bearing deposits in other banks totaled $5,941,000 as compared to $7,456,000 at year-end 2002.
Additionally, maturing loans and repayment of loans are another source of asset liquidity.
     Liability liquidity is accomplished by maintaining a core deposit base, acquired by attracting new deposits and retaining maturing deposits. Also, short-term borrowings provide funds to meet liquidity.
     Management feels its current liquidity position is satisfactory given the fact that the Corporation has a very stable core deposit base which has increased annually. Secondly, our loan payments and principal paydowns on our mortgage backed securities provide a steady source of funds. Also, short-term investments and maturing investments represent additional sources of liquidity.
     Finally, the Corporation's subsidiary bank does have access to funds on a short-term basis from the Federal Reserve Bank discount window. Also, Fed funds can be purchased by means of a borrowing line at the Atlantic Central Bankers Bank. The Corporation has indirect access to the capital markets through its membership in the Federal Home Loan Bank. Advances on borrowings, both short-term and long-term, are available to help address any liquidity needs.


46 * FIRST KEYSTONE CORPORATION

Management's Discussion and Analysis
_________________________________________________________________


FORWARD LOOKING STATEMENTS
     The sections that follow, Market Risk and Asset/ Liability Management contain certain forward looking statements. These forward looking statements involve significant risks and uncertainties, including changes in economic and financial market conditions. Although First Keystone Corporation believes that the expectations reflected in such forward looking statements are reasonable, actual results may differ materially.

MARKET RISK
     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. First Keystone Corporation's market risk is composed primarily of interest rate risk. The Corporation's interest rate risk results from timing differences in the repricing of assets, liabilities, off-balance sheet instruments, and changes in relationships between ratio indices and the potential exercise of explicit or embedded options.
     Increases in the level of interest rates also may adversely affect the fair value of the Corporation's securities and other earning assets. Generally, the fair value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the fair value of the Corporation's interest-earning assets, which could adversely affect the Corporation's results of operations if sold, or, in the case of interest earning assets classified as available for sale, the Corporation's stockholders' equity, if retained. Under The Financial Accounting Standards Board (FASB) Statement 115, changes in the unrealized gains and losses, net of taxes, on securities classified as available for sale will be reflected in the Corporation's stockholders' equity. The Corporation does not own any trading assets.

Asset/Liability Management
__________________________

     The principal objective of asset liability management is to manage the sensitivity of the net interest margin to potential movements in interest rates and to enhance profitability through returns from managed levels of interest rate risk. The Corporation actively manages the interest rate sensitivity of its assets and liabilities. Table 12 presents an interest sensitivity analysis of assets and liabilities as of December 31, 2003. Several techniques are used for measuring interest rate sensitivity. Interest rate risk arises from the mismatches in the repricing of assets and liabilities within a given time period, referred to as a rate sensitivity gap. If more assets than liabilities mature or reprice within the time frame, the Corporation is asset sensitive. This position would contribute positively to net interest income in a rising rate environment. Conversely, if more liabilities mature or reprice, the Corporation is liability sensitive. This position would contribute positively to net interest income in a falling rate environment.
     Limitations of interest rate sensitivity gap analysis as illustrated in Table 12 include: a) assets and liabilities which contractually reprice within the same period may not, in fact, reprice at the same time or to the same extent; b) changes in market interest rates do not affect all assets and liabilities to the same extent or at the same time, and c) interest rate sensitivity gaps reflect the Corporation's position on a single day (December 31, 2003 in the case of the following schedule) while the Corporation continually adjusts its interest sensitivity throughout the year. At one year, the Corporation is relatively balanced with the ratio of interest rate sensitive assets to interest rate sensitive liabilities at .93.


TABLE 12  -  INTEREST RATE SENSITIVITY ANALYSIS


(Amounts in thousands)                             December 31, 2003
                                            _____________________________
                                            One          1 - 5        Beyond
                                            Year          Years      5 Years
                                            ______       ______       _____
Assets                                      $115,492     $184,206     $163,064

Liabilities/Stockholders Equity              124,726      149,194      143,791
                                            ________     ________     ________
Interest Rate Sensitivity Gap                 (9,234)      35,012       19,273

Cumulative Gap                                (9,234)      25,778       45,051


(Amounts in thousands)                             December 31, 2003
                                            _____________________________
                                           Not Rate
                                         Sensitive        Total
                                           ________      _____
Assets                                       $19,079     $481,841

Liabilities/Stockholders Equity               64,130      481,841

Interest Rate Sensitivity Gap

Cumulative Gap



                                   2003 ANNUAL REPORT * 47

Management's Discussion and Analysis
_________________________________________________________________


Earnings at Risk
________________

     The Bank's Asset/Liability Committee (ALCO) is responsible for reviewing the interest rate sensitivity position and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by ALCO are reviewed by the Corporation's Board of Directors. The Corporation recognizes that more sophisticated tools exist for measuring the interest rate risk in the balance sheet beyond interest rate sensitivity gap. Although the Corporation continues to measure its interest rate sensitivity gap, the Corporation utilizes additional modeling for interest rate risk in the overall balance sheet. Earnings at risk and economic values at risk are analyzed.
     Earnings simulation modeling addresses earnings at risk and net present value estimation addresses economic value at risk. While each of these interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Corporation.

Earnings Simulation Modeling
____________________________

     The Corporation's net income is affected by changes in the level of interest rates. Net income is also subject to changes in the shape of the yield curve. For example, a flattening of the yield curve would result in a decline in earnings due to the compression of earning asset yields and funds rates, while a steepening would result in increased earnings as investment margins widen.
     Earnings simulation modeling is the primary mechanism used in assessing the impact of changes in interest rates on net interest income. The model reflects management's assumptions related to asset yields and rates paid on liabilities, deposit sensitivity, size and composition of the balance sheet. The assumptions are based on what management believes at that time to be the most likely interest rate environment. Earnings at risk is the change in net interest income from a base case scenario under an increase and decrease of 200 basis points in the interest rate earnings simulation model.
     Table 13 presents an analysis of the changes in net-interest income and net present value of the balance sheet resulting from an increase or decrease of two percentage points (200 basis points) in the level of interest rates. The calculated estimates of change in net interest income and net present value of the balance sheet are compared to current limits approved by ALCO and the Board of Directors. The earnings simulation model projects net-interest income would decrease by approximately 5.08% if rates fell by two percentage points over one year. The model projects a decrease of approximately 3.33% in net-interest income if rates rise by two percentage points over one year. Both of these forecasts are within the one year policy guidelines.

Net Present Value Estimation
____________________________

     The net present value measures economic value at risk and is used for helping to determine levels of risk at a point in time present in the balance sheet that might not be taken into account in the earnings simulation model. The net present value of the balance sheet is defined as the discounted present value of asset cash flows minus the discounted present value of liability cash flows. At year-end, a 200 basis point immediate decrease in rates is estimated to increase net present value by 18.67%. Additionally, net present value is projected to decrease by 9.78% if rates increase immediately by 200 basis points, both within policy guidelines. If management is concerned market interest rates may begin to rise in 2004, it can take steps to reduce liability sensitivity by attracting long-term deposits and reducing short-term borrowings.
     The computation of the effects of hypothetical interest rate changes are based on many assumptions. They should not be relied upon solely as being indicative of actual results, since the computations do not contemplate actions management could undertake in response to changes in interest rates.


TABLE 13  -  EFFECT OF CHANGE IN INTEREST RATES


                                                       Projected Change
                                                        _______________
Effect on Net Interest Income
1-year Net Income simulation Projection
  -200 bp Shock vs Stable Rate                               (5.08%)
  +200 bp Shock vs Stable Rate                               (3.33%)

Effect on Net Present Value of Balance Sheet
Static Net Present Value Change
  -200 bp Shock vs Stable Rate                               18.67%
  +200 bp Shock vs Stable Rate                               (9.78%)



48 * FIRST KEYSTONE CORPORATION

Management's Discussion and Analysis
_________________________________________________________________


MARKET PRICE/DIVIDEND HISTORY

     As of December 31, 2003, the corporation had 2,924,607 shares of $2.00 par value common stock outstanding held by shareholders of record. First Keystone Corporation's common stock is quoted on the Over The Counter (OTC) Bulletin Board under the symbol "FKYS".
     Table 14 reports the highest and lowest per share prices known to the Corporation and the dividends paid during the periods indicated. The market prices and dividend paid have been adjusted to reflect the 5% stock dividend paid August 6, 2002. These prices do not necessarily reflect any dealer or retail markup, markdown or commission.


TABLE 14  -  MARKET PRICE/DIVIDEND HISTORY

                                          2003
                                 _________________________
                               Common Stock       Dividends
                                 High/Low            Paid
                                  _______            ____
First Quarter                $31.15/$25.75               $.24
Second Quarter               $32.50/$29.25                .24
Third Quarter                $34.00/$32.00                .24
Fourth Quarter               $36.50/$33.75                .26



                                          2002
                                 _________________________
                               Common Stock       Dividends
                                 High/Low            Paid
                                  _______            ____
First Quarter                $22.86/$18.57               $.20
Second Quarter               $22.38/$20.10                .20
Third Quarter                $24.00/$19.19                .21
Fourth Quarter               $26.25/$23.95                .24



                                          2001
                                 _________________________
                               Common Stock       Dividends
                                 High/Low            Paid
                                  _______            ____
First Quarter                $15.95/$12.86               $.19
Second Quarter               $18.10/$13.70                .19
Third Quarter                $25.24/$17.38                .19
Fourth Quarter               $20.18/$18.10                .20



     The following brokerage firms make a market in First Keystone Corporation stock:

Legg Mason Wood Walker, Inc.
1735 Market Street, 10th Floor
Mellon Bank Center
Philadelphia, PA  19103
(800) 888-6673

Janney Montgomery Scott, Inc.
1801 Market Street
Philadelphia, PA  19103
(800) 526-6397

Ryan, Beck and Company
Millenium One
20 Ash Street, 4th Floor
Conshohocken, PA  19428
(800) 223-6807

F. J. Morrissey & Co./
Boenning & Scattergood, Inc.
200 Barr Harbor Drive   Suite 300
West Conshohocken, PA 19428
(800) 842-8928

Ferris Baker Watts, Inc.
3100 Market Street
Camp Hill, PA  17011
(800) 638-7411


                                   2003 ANNUAL REPORT * 49

Management's Discussion and Analysis
_________________________________________________________________




TABLE 15  -  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share)


                                              Three Months Ended
                                    ______________________________________
2003                             March      June        September     December
                                 31           30          30           31
                                 _____      ____        ________      _______
Interest income                    $6,257      $6,185      $6,231       $6,390
Interest expense                    2,592       2,575       2,575        2,458
Net interest income                $3,665      $3,610      $3,656       $3,932
Provision for loan
  losses                              150         125          75          150
Other non-interest
  income                              745         909         844          777
Non-interest expense                2,019       2,030       2,100        2,222
                                   ______      ______      ______       ______
Income before income
  taxes                            $2,241      $2,364      $2,325       $2,337
Income taxes                          463         507         491          489
                                   ______      ______      ______       ______
Net income                         $1,778      $1,857      $1,834       $1,848
                                   ======      ======      ======       ======
Per share                          $  .60      $  .63      $  .62       $  .63




                                              Three Months Ended
                                    ______________________________________
2002                             March      June        September     December
                                 31           30          30           31
                                 _____      ____        ________      _______
Interest income                    $6,392      $6,465      $6,583       $6,422
Interest expense                    2,712       2,643       3,069        2,918
                                   ______      ______      ______       ______
Net interest income                $3,680      $3,822      $3,514       $3,504
Provision for loan
  losses                              175         125         125          125
Other non-interest
  income                              515         465         548          757
Non-interest expense                1,816       1,905       1,992        2,098
                                   ______      ______      ______       ______
Income before income
  taxes                            $2,204      $2,257      $1,945       $2,038
Income taxes                          532         538         397          390
                                   ______      ______      ______       ______
Net income                         $1,672      $1,719      $1,548       $1,648
                                   ======      ======      ======       ======
Per share                          $  .56      $  .58      $  .52       $  .56



50 * FIRST KEYSTONE CORPORATION

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



                         /s/ J. Gerald Bazewicz
                         J. Gerald Bazewicz,
                         President & CEO


                         /s/ David R. Saraicno
                         David R. Saracino,
                         Treasurer & Assistant Secretary




Berwick, Pennsylvania
March 5, 2004


                                   2003 ANNUAL REPORT * 51